As filed with the Securities and Exchange Commission on March 3, 2020

Registration No. 333-236453

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO.1
TO THE
 FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Fidelity D & D Bancorp, Inc.
(Exact name of Registrant as specified in its charter)

Pennsylvania	6022	23-3017653
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Blakely & Drinker Streets
Dunmore, Pennsylvania 18512
(570) 342-8281
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Daniel J. Santaniello
President & Chief Executive Officer
Fidelity D & D Bancorp, Inc.
Blakely & Drinker Streets
Dunmore, Pennsylvania 18512
(570) 342-8281
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies of all communications to:

Erik Gerhard, Esquire Bybel Rutledge LLP 1017 Mumma Road, Suite 302 Lemoyne, PA 17043 (717) 731-1700	Rocco A. Del Vecchio President and Chief Executive Officer MNB Corporation 1250 Braden Boulevard, Suite 300 Easton, PA 18040 (610) 588-0981	Timothy A. Hoy, Esquire Mette, Evans & Woodside 3401 N. Front Street Harrisburg, PA 17110 (717) 232-5000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this Registration Statement and upon completion of the merger described in the enclosed joint proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common Stock, no par value	1,177,055	N/A	$65,706,634.00	$8,528.72

(1)	Represents the estimated maximum number of shares of common stock issuable by Fidelity D & D Bancorp, Inc. upon the consummation of the merger with MNB Corporation. Pursuant to Rule 416, this Registration Statement also covers an indeterminate number of shares of common stock as may become issuable as a result of stock splits, stock dividends or similar transactions.
(2)	Pursuant to Rule 457(f) and 457(c) under the Securities Act of 1933, as amended, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is based on the product of (A) the average of the bid and ask prices of MNB Corporation common stock on February 10, 2020 ($58.00) as reported on the OTC Pink Market and (B) 1,132,873, the estimated maximum number of shares of MNB Corporation common stock to be received by Fidelity D & D Bancorp, Inc. in the merger.
(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective time until the Registrant shall file an amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. Fidelity may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is declared effective. This joint proxy statement/prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or the sale is not permitted.

Subject to completion, dated March 3, 2020

Merger Proposal—Your Vote Is Very Important

To the Shareholders of Fidelity D & D Bancorp, Inc. and MNB Corporation:

The boards of directors of Fidelity D & D Bancorp, Inc. (“Fidelity”) and MNB Corporation (“MNB”) have approved an Agreement and Plan of Reorganization, dated as of December 9, 2019 (the “reorganization agreement”) under which MNB will merge into Fidelity, with Fidelity being the surviving entity. This is referred to in this joint proxy statement/prospectus as the “merger.” Concurrently with, and pursuant to, the reorganization agreement, Merchants Bank of Bangor, the wholly-owned subsidiary of MNB, and The Fidelity Deposit and Discount Bank, the wholly-owned subsidiary of Fidelity, entered into a bank plan of merger pursuant to which Merchants Bank of Bangor will merge with and into The Fidelity Deposit and Discount Bank, with The Fidelity Deposit and Discount Bank as the surviving entity. This is referred to in this joint proxy statement/prospectus as the “bank merger.”

If the merger is completed, each share of MNB common stock will be converted into the right to receive 1.039 shares of Fidelity common stock. The exchange ratio will be appropriately adjusted if there is a stock dividend, stock split, reverse stock split, or common stock reclassification event regarding Fidelity common stock before completion of the merger. MNB shareholders also will receive cash instead of any fractional shares they would have otherwise received in the merger. Fidelity estimates that it will issue a total of approximately 1,177,055 shares of Fidelity common stock, no par value, in the merger. As a result, Fidelity estimates that continuing Fidelity shareholders will own approximately 76.3% of the issued and outstanding common shares of the combined company and that former MNB shareholders will own approximately 23.7% of the issued and outstanding common shares of the combined company. The common stock of the combined company will be listed on The Nasdaq Global Market under Fidelity’s current symbol “FDBC.”

On February 28, 2020, the closing price of Fidelity common stock was $49.30. MNB common stock is quoted on the OTC Pink market maintained by OTC Market Groups, Inc. under the symbol “MNBC.” On February 28, 2020, the closing price of MNB common stock was $50.00. Based on the closing price of Fidelity common stock on December 9, 2019, the last trading day before the public announcement of the merger, of $66.84, the 1.039 exchange ratio represented approximately $69.45 in value for each share of MNB common stock. Based on the closing price of Fidelity common stock on February 28, 2020, of $49.30, the 1.039 exchange ratio represented approximately $51.22 in value for each share of MNB common stock. The prices of Fidelity and MNB common stock will fluctuate between now and the closing of the merger. You are urged to obtain current market quotations for both Fidelity and MNB common stock.

In connection with the proposed merger, Fidelity and MNB will each hold a special meeting of its respective shareholders. At the special meeting of Fidelity shareholders, which we refer to as the Fidelity special meeting, Fidelity shareholders will be asked to vote on (i) a proposal to approve and adopt the reorganization agreement and the transactions contemplated by the reorganization agreement including the issuance of shares of Fidelity common stock to MNB shareholders in connection with the merger and (ii) a proposal to approve the adjournment or postponement of the Fidelity special meeting, if necessary, to solicit additional proxies in favor of the proposal to approve and adopt the reorganization agreement and the transactions contemplated by the reorganization agreement. At the special meeting of the MNB shareholders, which we refer to as the MNB special meeting, MNB shareholders will be asked to vote on (i) a proposal to approve and adopt the reorganization agreement and the transactions contemplated by the reorganization agreement and (ii) a proposal to approve the adjournment or postponement of the MNB special meeting, if necessary, to solicit additional proxies in favor of the proposal to approve and adopt the reorganization agreement and the transactions contemplated by the reorganization agreement.

The merger cannot be completed unless, among other matters, (i) MNB shareholders approve and adopt the reorganization agreement and the transactions contemplated by the reorganization agreement by a vote of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of MNB common stock entitled to vote at the MNB special meeting and (ii) Fidelity shareholders approve and adopt the reorganization agreement and the transactions contemplated by the reorganization agreement including the issuance of shares of Fidelity common stock to MNB shareholders in connection with the merger by a vote of at least fifty-one percent (51%) of the outstanding shares of Fidelity common stock entitled to vote at the Fidelity special meeting.

The board of directors of Fidelity unanimously determined that the reorganization agreement, and other transactions contemplated by the reorganization agreement are in the best interests of Fidelity and its shareholders. The board of directors of Fidelity unanimously recommends that Fidelity shareholders vote “FOR” the proposal to approve and adopt the reorganization agreement and the transactions contemplated by the reorganization agreement including the issuance of shares of Fidelity common stock to MNB shareholders in connection with the merger.

The board of directors of MNB unanimously determined that the reorganization agreement, and other transactions contemplated by the reorganization agreement, are in the best interests of MNB and its shareholders. The board of directors of MNB unanimously recommends that MNB shareholders vote “FOR” the proposal to approve and adopt the reorganization agreement and the transactions contemplated by the reorganization agreement.

MNB shareholders have the right under Pennsylvania law to dissent from the merger and to demand and receive a cash payment of a statutorily determined “fair value” of their MNB common stock if the merger is consummated. The statutorily determined “fair value” could be more or less than the value of the merger consideration. For more information regarding dissenters’ rights, refer to “Q: Are MNB shareholders entitled to dissenters’ rights?” on page 3 and “Proposal 1: The Merger—Dissenters’ Rights” beginning on page 87.

All shareholders of Fidelity and MNB are invited to attend the special meetings in person. However, whether or not you plan to attend the special meetings, please take the time to ensure your shares are voted by submitting a proxy, either by following the instructions for internet or telephone submission or by mailing the enclosed proxy card.

Neither the Securities and Exchange Commission, nor any bank regulatory agency, nor any state securities commission has approved or disapproved of these securities or determined if this joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of Fidelity common stock offered are not savings or deposit accounts or other obligations of either party or any of their banking or other subsidiaries, and they are not insured by any federal or state governmental agency.

Investing in Fidelity common stock involves risks that are described in “Risk Factors” beginning on page 24.

This joint proxy statement/prospectus is dated [•], 2020, and is first being mailed to Fidelity and MNB shareholders on or about [•], 2020.

HOW TO OBTAIN ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates by reference important business and financial information about Fidelity that is not included in or delivered with this document. You can obtain free copies of this information through the SEC website at https://www.sec.gov or by writing or calling:

Fidelity D & D Bancorp, Inc.
Blakely & Drinker Streets
Dunmore, PA 18512
Telephone Number (570) 342-8281
Attention: Salvatore R. DeFrancesco, Jr., Treasurer and Chief Financial Officer

You will not be charged for any of these documents that you request. In order to obtain timely delivery of the documents, you must request the information no later than five business days before the date of Fidelity’s and MNB’s special meetings. Therefore, you must request the information no later than April 14, 2020.

If you are a shareholder of MNB and have questions about the merger or the special meeting of MNB, would like additional copies of this document or proxy cards, or need any other information related to the proxy solicitations, you may also contact Laurel Hill Advisory Group, LLC, the proxy solicitor retained by MNB, at (888) 742-1305.

For a more detailed description of the information incorporated by reference in this joint proxy statement/prospectus and how you may obtain it, see the section entitled “Where You Can Find More Information” on page 136 and “Incorporation of Certain Information by Reference” on page 137.

All information concerning Fidelity and its subsidiaries has been furnished by Fidelity, and all information concerning MNB and its subsidiaries has been furnished by MNB.

You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus when evaluating the reorganization agreement and the proposed merger. We have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [•], 2020. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this joint proxy statement/prospectus to the shareholders of Fidelity and MNB nor the issuance of shares of Fidelity common stock as contemplated by the reorganization agreement shall create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.

Fidelity D & D Bancorp, Inc.
Blakely & Drinker Streets
Dunmore, Pennsylvania 18512

Notice of Special Meeting of Shareholders

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Fidelity D & D Bancorp, Inc. will be held at 2:00 p.m., local time, on April 21, 2020, at the main office of Fidelity D&D Bancorp, Inc. at Blakely & Drinker Streets, Dunmore, Pennsylvania 18512, for the following purposes:

1.	To approve and adopt the Agreement and Plan of Reorganization, dated as of December 9, 2019, by and among Fidelity D & D Bancorp, Inc., The Fidelity Deposit and Discount Bank, MNB Corporation and Merchants Bank of Bangor which provides, among other things, for the merger of MNB with and into Fidelity, the conversion of each share of MNB common stock immediately outstanding prior to the merger into 1.039 shares of Fidelity common stock, and the issuance of shares of Fidelity common stock to MNB shareholders in connection with the merger, all as described in the accompanying documents, and the transactions in connection therewith;
2.	To consider and vote upon a proposal to adjourn or postpone the special meeting of shareholders, if more time is needed, to allow Fidelity to solicit additional votes in favor of the reorganization agreement; and,
3.	To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

The Fidelity board of directors unanimously recommends that you vote “FOR” the proposal to approve and adopt the reorganization agreement, the merger, and the transactions contemplated by the reorganization agreement including the issuance of shares of Fidelity common stock to MNB shareholders in connection with the merger and “FOR” the proposal to adjourn or postpone the special meeting, if necessary, as described in detail in the accompanying joint proxy statement/prospectus.

Fidelity shareholders of record at the close of business on February 28, 2020 are entitled to vote at the Fidelity special meeting and any adjournment or postponement of the special meeting.

Your vote is important regardless of the number of shares you own. Fidelity cannot complete the merger unless the reorganization agreement and the transactions contemplated by the reorganization agreement including the issuance of shares of Fidelity common stock to MNB shareholders in connection with the merger is approved and adopted by the affirmative vote of the holders of at least fifty-one percent (51%) of the outstanding shares of Fidelity common stock entitled to vote at the Fidelity special meeting. If a Fidelity shareholder does not vote by proxy or by attending the Fidelity special meeting and voting in person, it will have the same effect as voting against the merger.

Whether or not you plan to attend the special meeting, the Fidelity board of directors urges you to submit your proxy as soon as possible, either by following the internet or telephone instructions included in the attached materials or by completing, signing, dating and returning the enclosed proxy in the enclosed postage-paid envelope. Submitting your proxy will not prevent you from voting in person at the special meeting, but it will assure that your vote is counted if you are unable to attend. If you are a shareholder whose shares are registered in street name, you will need to follow the instructions provided by your broker, and you will need additional documentation from your broker in order to vote in person at the special meeting.

By Order of the Board of Directors,

Daniel J. Santaniello
President & Chief Executive Officer

Dunmore, Pennsylvania
[•], 2020

MNB Corporation
1250 Braden Boulevard, Suite 300
Easton, Pennsylvania 18040

Notice of Special Meeting of Shareholders

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of MNB Corporation will be held at 10:00 a.m., local time, on April 21, 2020 at Northampton Country Club, 5049 William Penn Highway, Easton, Pennsylvania 18045, for the following purposes:

1.	To approve and adopt the Agreement and Plan of Reorganization, dated as of December 9, 2019, by and among Fidelity D & D Bancorp, Inc., The Fidelity Deposit and Discount Bank, MNB Corporation and Merchants Bank of Bangor which provides, among other things, for the merger of MNB with and into Fidelity, and the conversion of each share of MNB common stock immediately outstanding prior to the merger into 1.039 shares of Fidelity common stock, all as described in the accompanying documents, and the transactions in connection therewith;
2.	To consider and vote upon a proposal to adjourn or postpone the special meeting of shareholders, if more time is needed, to allow MNB to solicit additional votes in favor of the reorganization agreement; and
3.	To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

The MNB board of directors unanimously recommends that you vote “FOR” the proposal to approve and adopt the reorganization agreement and the merger and “FOR” the approval of the proposal to adjourn or postpone the special meeting, if necessary, as described in detail in the accompanying joint proxy statement/prospectus.

MNB shareholders of record at the close of business on February 28, 2020 are entitled to vote at the MNB special meeting and any adjournment or postponement of the special meeting.

Your vote is important regardless of the number of shares you own. MNB cannot complete the merger unless the reorganization agreement is approved and adopted by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of MNB common stock entitled to vote at the MNB special meeting. If an MNB shareholder does not vote by proxy or by attending the MNB special meeting and voting in person, it will have the same effect as voting against the merger.

Whether or not you plan to attend the special meeting, the MNB board of directors urges you to submit your proxy as soon as possible, either by following the internet and telephone instructions included in the attached materials or by completing, signing, dating, and returning the enclosed proxy in the enclosed postage-paid envelope. Submitting your proxy will not prevent you from voting in person at the special meeting, but it will assure that your vote is counted if you are unable to attend. If you are a shareholder whose shares are registered in street name, you will need to follow the instructions provided by your broker, and you will need additional documentation from your broker in order to vote in person at the special meeting.

By Order of the Board of Directors,

Rocco A. Del Vecchio
President & Chief Executive Officer

Easton, Pennsylvania
[•], 2020

i

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETINGS AND THE MERGER

Q:	WHY AM I RECEIVING THIS DOCUMENT?
A:	You are receiving this document because Fidelity and MNB signed an Agreement and Plan of Reorganization, dated as of December 9, 2019, which provides, among other things, for the merger of MNB with and into Fidelity, the conversion of each share of MNB common stock outstanding immediately prior to the consummation of the merger into 1.039 shares of Fidelity common stock and the issuance of shares of Fidelity common stock to MNB shareholders in connection with the merger. A copy of the reorganization agreement is included in this joint proxy statement/prospectus as Annex A.
Q:	WHAT IS THE PURPOSE OF THIS DOCUMENT?
A:	This document serves as both a proxy statement of Fidelity and MNB and a prospectus of Fidelity. This document serves as a proxy statement because the Fidelity and MNB boards of directors are soliciting your proxy for use at the Fidelity special meeting or the MNB special meeting called to consider and vote on the reorganization agreement and the merger. This document serves as a prospectus because Fidelity is issuing shares of Fidelity common stock to the shareholders of MNB in exchange for their shares of MNB common stock.
Q:	WHO IS ENTITLED TO VOTE AT THE SPECIAL MEETINGS?
A:	Holders of Fidelity common stock at the close of business on February 28, 2020, the record date for the Fidelity special meeting, are entitled to receive notice of the Fidelity special meeting and to vote their shares at the Fidelity special meeting and any related adjournment or postponement.

Holders of MNB common stock at the close of business on February 28, 2020, the record date for the MNB special meeting, are entitled to receive notice of the MNB special meeting and to vote their shares at the MNB special meeting and any related adjournment or postponement.

Q:	WHAT ITEMS OF BUSINESS WILL FIDELITY ASK ITS SHAREHOLDERS TO CONSIDER AT THE SPECIAL MEETING?
A:	At the Fidelity special meeting, shareholders are asked to vote in favor of approval and adoption of the reorganization agreement, the merger with MNB, and the transactions contemplated by the reorganization agreement including the issuance of shares of Fidelity common stock to MNB shareholders in connection with the merger. In addition, shareholders will be asked to vote in favor of a proposal to adjourn or postpone the Fidelity special meeting, if necessary, to solicit additional proxies if Fidelity has not received sufficient votes to approve and adopt the reorganization agreement.
Q:	WHAT ITEMS OF BUSINESS WILL MNB ASK ITS SHAREHOLDERS TO CONSIDER AT THE SPECIAL MEETING?
A:	At the MNB special meeting, shareholders are asked to vote in favor of approval and adoption of the reorganization agreement and the merger with Fidelity. In addition, shareholders will be asked to vote in favor of a proposal to adjourn or postpone the MNB special meeting, if necessary, to solicit additional proxies if MNB has not received sufficient votes to approve and adopt the reorganization agreement.
Q:	WHY IS MY VOTE IMPORTANT?
A:	The reorganization agreement, the merger, and the transactions contemplated by the reorganization agreement including the issuance of shares of Fidelity common stock to MNB shareholders in connection with the merger must be approved and adopted by the affirmative vote of the holders of at least fifty-one (51%) of the outstanding shares of Fidelity common stock entitled to vote at the Fidelity special meeting. The failure of a Fidelity shareholder to vote, by proxy or in person, will have the same effect as a vote against the reorganization agreement and the merger.

The reorganization agreement and the merger must be approved and adopted by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of MNB common stock entitled to vote at the MNB special meeting. The failure of an MNB shareholder to vote, by proxy or in person, will have the same effect as a vote against the reorganization agreement and the merger.

In addition, if you do not return your proxy card or vote your shares by telephone or over the internet at or before either the Fidelity or MNB special meeting, it will be more difficult for Fidelity or MNB to obtain the necessary quorum to hold the special meeting and for the shareholders of Fidelity and MNB to approve and adopt the reorganization agreement and the merger.

Q:	WHY ARE FIDELITY AND MNB PROPOSING TO MERGE?
A:	MNB believes that the proposed merger will provide MNB shareholders with substantial benefits, and Fidelity believes that the merger will further its strategic growth plans. As a larger company, Fidelity can provide the capital and resources that MNB needs to compete more effectively and to offer a broader array of products and services to better serve its customers. See “Proposal 1: The Merger – Fidelity’s Reasons for the Merger” beginning on page 49 and “Proposal 1: The Merger – MNB’s Reasons for the Merger” beginning on page 59. The merger also involves certain risks, which are described under “Risk Factors” beginning on page 24.
Q:	WHAT DOES THE FIDELITY BOARD OF DIRECTORS RECOMMEND?
A:	The Fidelity board of directors has unanimously approved the reorganization agreement and the merger and believes that the merger is in the best interests of Fidelity and its shareholders. Accordingly, the Fidelity board of directors unanimously recommends that you vote “FOR” the proposal to approve and adopt the reorganization agreement, the merger, and the transactions contemplated by the reorganization agreement including the issuance of shares of Fidelity common stock to MNB shareholders in connection with the merger and “FOR” the approval of the proposal to adjourn or postpone the Fidelity special meeting, if necessary.
Q:	WHAT DOES THE MNB BOARD OF DIRECTORS RECOMMEND?
A:	The MNB board of directors has unanimously approved the reorganization agreement and the merger and believes that the merger is in the best interests of MNB and its shareholders. Accordingly, the MNB board of directors unanimously recommends that you vote “FOR” the proposal to approve and adopt the reorganization agreement and the merger and “FOR” the approval of the proposal to adjourn or postpone the MNB special meeting, if necessary.
Q:	WHEN IS THE MERGER EXPECTED TO BE COMPLETED?
A:	MNB and Fidelity expect to complete the merger shortly after all of the conditions to the merger are fulfilled, including obtaining the approval of Fidelity shareholders and MNB shareholders, and the approval of the applicable regulatory agencies. Fidelity and MNB anticipate this will occur in the second quarter of 2020. Fidelity and MNB cannot assure you that they will obtain the necessary Fidelity shareholder or MNB shareholder approval and regulatory approvals or that the other conditions precedent to the merger can or will be satisfied.
Q:	WHAT WILL MNB SHAREHOLDERS RECEIVE IN THE MERGER?
A:	Under the reorganization agreement, each share of MNB common stock will be converted into the right to receive 1.039 shares of Fidelity common stock. The exchange ratio will be appropriately adjusted if there is a stock dividend, stock split, reverse stock split, or common stock reclassification event regarding Fidelity common stock before completion of the merger.

Fidelity will not issue any fractional shares of common stock. Rather, Fidelity will pay cash (without interest) for any fractional share that an MNB shareholder would have otherwise be entitled to receive in the merger. See “Proposal 1: The Merger” beginning on page 45.

Q:	ARE THERE REGULATORY OR OTHER CONDITIONS TO THE MERGER OCCURRING?
A:	Yes. The merger must be approved, or have approval waived, by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and approved by the Federal Deposit Insurance Corporation (the “FDIC”) and the Pennsylvania Department of Banking and Securities. As of the date of this joint proxy statement/prospectus, appropriate applications have been filed with these regulatory authorities.

Furthermore, the merger will only be completed if neither Fidelity nor MNB is in material breach of any of its representations, warranties, or obligations under the reorganization agreement. The merger is also subject to the condition that Fidelity and MNB each receive an opinion from their respective counsel that the merger will be treated as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). The merger is also subject to certain other specified conditions. See “Proposal 1: The Merger—Terms of the Merger—Conditions to Merger” beginning on page 76.

Q:	WHAT VOTE IS REQUIRED BY FIDELITY SHAREHOLDERS TO APPROVE THE MERGER?
A:	Fidelity shareholders must approve and adopt the reorganization agreement, the merger and the transactions contemplated by the reorganization agreement including the issuance of shares of Fidelity common stock to MNB shareholders in connection with the merger in accordance with Pennsylvania law and its articles of incorporation and bylaws. The affirmative vote of the holders of at least fifty-one percent (51%) of the outstanding shares of MNB common stock entitled to vote at the special meeting on the record date is necessary to approve and adopt the reorganization agreement.
Q:	WHAT VOTE IS REQUIRED BY MNB SHAREHOLDERS TO APPROVE THE MERGER?
A:	MNB shareholders must approve and adopt the reorganization agreement in accordance with Pennsylvania law and its articles of incorporation and bylaws. The affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of MNB common stock entitled to vote at the special meeting on the record date is necessary to approve and adopt the reorganization agreement.
Q:	ARE FIDELITY SHAREHOLDERS ENTITLED TO DISSENTERS’ RIGHTS?
A:	No. Under Pennsylvania law, Fidelity shareholders are not entitled to shareholder’s rights of appraisal in the merger.
Q:	ARE MNB SHAREHOLDERS ENTITLED TO DISSENTERS’ RIGHTS?
A:	Yes. Under Pennsylvania law, MNB shareholders have the right to dissent from the merger and receive a payment in cash for the “fair value” of their shares of MNB common stock as determined by an appraisal process. This value may be more or less than the value you would receive in the merger if you do not dissent. If you dissent and receive a cash payment for the value of your shares it will be fully taxable to you. Pennsylvania law requires dissenting shareholders to follow certain statutory procedures in order to perfect your dissenters’ rights. Please see “Proposal 1: The Merger—Dissenters’ Rights” beginning on page 87 and the Pennsylvania statutory provisions included in Annex D.

You also are encouraged to consult with your own legal advisor as to your dissenters’ rights under Pennsylvania law. Failure to strictly comply with these procedures will result in the loss of these dissenters’ rights and your ability to receive cash for the fair value of your common stock of MNB.

Q:	WHAT DO I NEED TO DO NOW?
A:	After you have carefully read these materials, you can submit your proxy by following the internet or telephone instructions included in the following materials and on your proxy card. Alternatively, indicate on the enclosed proxy card how you want to vote your shares of either Fidelity or MNB. Then sign, date and mail the proxy card in the enclosed postage-paid envelope as soon as possible so your shares will be represented and voted at either the Fidelity or MNB special meeting.
Q:	SHOULD MNB SHAREHOLDERS SEND IN THEIR STOCK CERTIFICATES NOW?
A:	No. MNB shareholders should not send in their stock certificates at this time. MNB shareholders will receive instructions from the exchange agent in the future. See “Proposal 1: The Merger—Issuance of Fidelity Common Stock and the Merger—Terms of the Merger—Exchange Procedures” beginning on page 69.

Please do not send any stock certificates to Fidelity, MNB, or the exchange agent until you receive instructions.

Q:	HOW WILL MY SHARES BE VOTED?
A:	If you are a holder of record and submit a valid proxy, the persons named as proxies will vote your shares of Fidelity or MNB common stock at the special meetings as you direct. If a Fidelity shareholder submits a valid proxy but does not indicate how he or she wants the shares voted, the persons named as proxies will vote such shares (i) “FOR” approval and adoption of the reorganization agreement, the merger, and the transactions contemplated by the reorganization agreement including the issuance of shares of Fidelity common stock to MNB shareholders in connection with the merger and (ii) “FOR” the proposal, if necessary, to adjourn or postpone the Fidelity special meeting to solicit additional votes in favor of the reorganization agreement.

If an MNB shareholder submits a valid proxy but does not indicate how he or she wants the shares voted, the persons named as proxies will vote such shares (i) “FOR” approval and adoption of the reorganization agreement and the merger and (ii) “FOR” the proposal, if necessary, to adjourn or postpone the MNB special meeting to solicit additional votes in favor of the reorganization agreement.

Q:	CAN I CHANGE MY VOTE AFTER I HAVE SUBMITTED MY PROXY?
A:	Yes. There are three ways for you to revoke your proxy and change your vote:
1.	You may submit a later dated proxy before the Fidelity special meeting or MNB special meeting.
2.	You may revoke your proxy by written notice delivered at any time prior to the votes relating to the merger including delivery at the special meeting of shareholders. Fidelity shareholders should deliver this notice to the Secretary of Fidelity. MNB shareholders should deliver this notice to the Corporate Secretary of MNB.
3.	You may attend the Fidelity special meeting if you own Fidelity common stock or the MNB special meeting if you own MNB common stock and vote in person.

If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote. If your shares are held in street name, you will need a proxy from your broker or nominee in order to vote in person at either the Fidelity special meeting or the MNB special meeting.

Q:	WHAT ARE THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO MNB SHAREHOLDERS?
A:	The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the holders of MNB common stock generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of MNB common stock for shares of Fidelity common stock in the merger, except with respect to any cash received in lieu of fractional shares of Fidelity common stock. MNB shareholders will recognize a gain or loss in connection with cash received in lieu of fractional shares of Fidelity common stock. This tax treatment may not apply to all MNB shareholders.

It is a condition to the closing of the merger that Fidelity receive the opinion of its special counsel, Bybel Rutledge LLP (“Bybel Rutledge”), and that MNB receive the opinion of its special tax counsel, Mette, Evans & Woodside (Mette Evans”), substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in that opinion (including factual representations contained in certificates of officers of Fidelity and MNB), the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. The condition is waivable and, in such case, Fidelity and MNB will undertake to recirculate and resolicit if the condition is waived by either party and the change in the tax consequences is material.

Fidelity and MNB urge you to consult your tax advisor for a full understanding of the tax consequences of the merger to you. Tax matters are very complicated and, in many cases, tax consequences of the merger will depend on your particular facts and circumstances. See “Proposal 1: The Merger— Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 85.

Q:	WHAT HAPPENS IF MY STOCK CERTIFICATES ARE HELD IN “STREET NAME” BY MY BROKER, BANK, OR OTHER NOMINEE?
A:	Your broker, bank, or other nominee will not vote your shares unless you provide instructions to your broker, bank, or other nominee on how to vote. You should fill out the voter instruction form sent to you by your broker, bank, or other nominee with this document.

Q:	WHOM SHOULD I CALL WITH QUESTIONS OR TO OBTAIN ADDITIONAL COPIES OF THIS DOCUMENT?
A:	If you have questions about your special meeting or if you need additional copies of this document, you should contact:
For Fidelity Shareholders	For MNB Shareholders
Daniel J. Santaniello President & Chief Executive Officer Fidelity D & D Bancorp, Inc. Blakely & Drinker Streets Dunmore, PA 18512 (570) 342-8281	Rocco Del Vecchio President & Chief Executive Officer MNB Corporation 1250 Braden Boulevard, Suite 300 Easton, PA 18040 (610) 588-0981

If you are a shareholder of MNB, you may also contact Laurel Hill Advisory Group, LLC, the proxy solicitor retained by MNB, at (888) 742-1305.

SUMMARY

This summary highlights selected information from this document. It does not contain all of the information that may be important to you. You should carefully read this entire document and the other documents referred to in this document before you decide how to vote. Together these documents will give you a more complete description of the proposed transaction. Page references are included in this summary to direct you to more thorough descriptions of the topics provided elsewhere in these materials.

All references in this joint proxy statement/prospectus to “Fidelity” refer to Fidelity D & D Bancorp, Inc. and, unless the context requires otherwise, The Fidelity Deposit and Discount Bank, its bank subsidiary. All references in this joint proxy statement/prospectus to “MNB” refer to MNB Corporation and, unless the context requires otherwise, Merchants Bank of Bangor, its bank subsidiary. The Securities and Exchange Commission is referred to in this joint proxy statement/prospectus as the “SEC.”

The Special Meetings of Shareholders

Fidelity special meeting of shareholders to be held April 21, 2020 (see page 39).

Fidelity will hold a special meeting of shareholders on April 21, 2020, at 2:00 p.m., local time, at the main office of Fidelity at Blakely & Drinker Streets, Dunmore, Pennsylvania 18512.

MNB special meeting of shareholders to be held April 21, 2020 (see page 42).

MNB will hold a special meeting of shareholders on April 21, 2020, at 10:00 a.m., local time, at Northampton Country Club, 5049 William Penn Highway, Easton, Pennsylvania 18045.

Fidelity record date set at February 28, 2020; one vote per share of Fidelity common stock (see page 39).

If you owned shares of Fidelity common stock at the close of business on February 28, 2020, you are entitled to notice of, and to vote at, the special meeting of shareholders. You will have one vote at the special meeting for each share of Fidelity common stock you owned on February 28, 2020. On February 28, 2020, there were 3,826,401 shares of Fidelity common stock outstanding.

MNB record date set at February 28, 2020; one vote per share of MNB common stock (see page 42).

If you owned shares of MNB common stock at the close of business on February 28, 2020, you are entitled to notice of, and to vote at, the special meeting of shareholders. You will have one vote at the special meeting for each share of MNB common stock you owned on February 28, 2020. On February 28, 2020, there were 1,132,873 shares of MNB common stock outstanding.

The Companies

Fidelity D & D Bancorp, Inc.
Blakely & Drinker Streets
Dunmore, PA 18512
(570) 342-8281

Fidelity D & D Bancorp, Inc., with assets of $1.0 billion as of September 30, 2019, is the bank holding company for The Fidelity Deposit and Discount Bank. Fidelity stock is quoted on The Nasdaq Global Market under the symbol “FDBC.” For more information, visit the Fidelity website at www.bankatfidelity.com. The information on Fidelity’s website is not incorporated into this joint proxy statement/prospectus.

MNB Corporation
1250 Braden Boulevard, Suite 300
Easton, PA 18040
(610) 588-0981

MNB Corporation, with assets of $413 million as of September 30, 2019, is the bank holding company for Merchants Bank of Bangor. MNB stock is quoted on the OTC Pink Market under the symbol “MNBC.” For more information, visit the Merchants Bank of Bangor website at www.merchantsbangor.com. The information on Merchants Bank of Bangor’s website is not incorporated into this joint proxy statement/prospectus.

We propose that MNB merge into Fidelity (see page 45).

Under the terms of the reorganization agreement, Fidelity will acquire MNB by merging MNB with and into Fidelity. MNB will cease to exist as a separate entity. Following the merger, Merchants Bank of Bangor will merge with and into The Fidelity Deposit and Discount Bank. A copy of the reorganization agreement is attached to this document as Annex A and a copy of the bank plan of merger is attached to the reorganization agreement as Exhibit B.

MNB shareholders will receive 1.039 shares of Fidelity common stock for each share of MNB common stock (see page 68).

If the merger is completed, each share of MNB common stock will be converted into the right to receive 1.039 shares of Fidelity common stock. The exchange ratio will be appropriately adjusted if there is a stock dividend, stock split, reverse stock split, or common stock reclassification event regarding Fidelity common stock before completion of the merger. MNB shareholders will also receive cash instead of any fractional shares they would have otherwise received in the merger. Fidelity estimates that it will issue a maximum of approximately 1,177,055 shares of Fidelity common stock, no par value, in the merger.

As a result, Fidelity estimates that continuing Fidelity shareholders will own approximately 76.3% of the issued and outstanding common shares of the combined company and that former MNB shareholders will own approximately 23.7% of the issued and outstanding common shares of the combined company.

Fidelity’s board of directors has received an opinion from its financial advisor regarding the fairness of the exchange ratio to Fidelity (see page 52).

In connection with the merger, the board of directors of Fidelity received a written opinion from Fidelity’s financial advisor, Commonwealth Advisors, Inc. (“Commonwealth Advisors”), as to the fairness, from a financial point of view and as of the date of such opinion, of the exchange ratio to Fidelity. The full text of the opinion of Commonwealth Advisors, dated December 9, 2019, is included in this document as Annex B. Fidelity encourages you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered, and limitations of the review undertaken by Commonwealth Advisors. The opinion of Commonwealth Advisors is directed to Fidelity’s board of directors and does not constitute a recommendation to any shareholder of Fidelity as to how to vote with respect to the merger, or any other matter relating to the proposed merger.

MNB’s board of directors has received an opinion from its financial advisor regarding the merger consideration to be received by the holders of MNB common stock (see page 61).

In connection with the merger, the board of directors of MNB received a written opinion from MNB’s financial advisor, Olsen Palmer LLP (“Olsen Palmer”), as to the fairness, from a financial point of view and as of the date of such opinion, of the merger consideration to be received by the holders of MNB common stock. The full text of the opinion of Olsen Palmer, dated December 9, 2019, is included in this document as Annex C. MNB encourages you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered, and limitations of the review undertaken by Olsen Palmer. The opinion of Olsen Palmer is directed to MNB’s board of directors and does not constitute a recommendation to any shareholder of MNB as to how to vote with respect to the merger or any other matter relating to the proposed merger.

Fidelity shareholder vote required (see page 39).

Approval and Adoption of the Reorganization Agreement. The affirmative vote, in person or by proxy, of at least fifty-one (51%) of the shares of Fidelity common stock outstanding on the record date is required to approve and adopt the reorganization agreement, the merger, and the transactions contemplated by the reorganization agreement including the issuance of shares of Fidelity common stock to MNB shareholders in connection with the merger.

Discretionary Authority to Adjourn or Postpone the Special Meeting. In accordance with Fidelity’s bylaws, the affirmative vote of a majority of Fidelity shares represented, in person or by proxy, at the special meeting is required to approve the proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposal to approve and adopt the reorganization agreement and the merger.

Each holder of shares of Fidelity common stock outstanding on the record date will be entitled to one vote for each share held of record. The vote required for approval and adoption of the reorganization agreement is a percentage of all outstanding shares of Fidelity common stock. Therefore, abstentions will have the same effect as a vote against the reorganization agreement, the merger, and the transactions contemplated by the reorganization agreement including the issuance of shares of Fidelity common stock to MNB shareholders in connection with the merger. Brokers who hold Fidelity common stock as nominees on your behalf will not have authority to vote your shares with respect to the reorganization agreement, the merger, and the transactions contemplated by the reorganization agreement including the issuance of shares of Fidelity common stock to MNB shareholders in connection with the merger or the proposal to adjourn or postpone the Fidelity special meeting unless you provide voting instructions in accordance with the directions provided by your broker. Failure to provide your broker with voting instructions will have the same effect as a vote against the reorganization agreement, the merger, and the transactions contemplated by the reorganization agreement including the issuance of shares of Fidelity common stock to MNB shareholders in connection with the merger.

Fidelity directors and executive officers are expected to vote in favor of the reorganization agreement (see page 39).

The directors and executive officers of Fidelity are expected to vote all shares of Fidelity common stock that they own on the record date in favor of the reorganization agreement, the merger, and the transactions contemplated by the reorganization agreement including the issuance of shares of Fidelity common stock to MNB shareholders in connection with the merger. These persons own approximately 1,038,587 shares of Fidelity common stock, or approximately 26.95% of the outstanding shares of Fidelity common stock.

MNB shareholder vote required (see page 42).

Approval and Adoption of the Reorganization Agreement. The affirmative vote, in person or by proxy, of at least sixty-six and two-thirds percent (66 2/3%) of the shares of MNB common stock outstanding on the record date is required to approve and adopt the reorganization agreement and the merger.

Discretionary Authority to Adjourn or Postpone the Special Meeting. In accordance with MNB’s bylaws, the affirmative vote of a majority of MNB shares represented, in person or by proxy, at the special meeting is required to approve the proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposal to approve and adopt the reorganization agreement and the merger.

Each holder of shares of MNB common stock outstanding on the record date will be entitled to one vote for each share held of record. The vote required for approval and adoption of the reorganization agreement is a percentage of all outstanding shares of MNB common stock. Therefore, abstentions will have the same effect as a vote against the reorganization agreement and the merger. Brokers who hold MNB common stock as nominees on your behalf will not have authority to vote your shares with respect to the reorganization agreement and the merger or the proposal to adjourn or postpone the MNB special meeting unless you provide voting instructions in accordance with the directions provided by your broker. Failure to provide your broker with voting instructions will have the same effect as a vote against the reorganization agreement and the merger.

Certain MNB directors have agreed to vote in favor of the merger (see page 42).

On February 28, 2020, the directors of MNB had sole or shared voting power over approximately 61,852 shares, or approximately 5.46%, of the outstanding shares of MNB common stock. These directors of MNB have agreed with Fidelity to vote these shares of MNB common stock in favor of approving and adopting the reorganization agreement and the merger.

Fidelity and MNB directors and executive officers may have interests in the merger that differ from your interests (see page 81).

In considering the information contained in this joint proxy statement/prospectus, you should be aware that Fidelity’s and MNB’s directors and executive officers may have financial interests in the merger that are different from, or in addition to, the interests of Fidelity shareholders or MNB shareholders generally. These interests include, among other things:

•	the appointment of Richard M. Hotchkiss and HelenBeth Garofalo Vilcek to Fidelity’s and The Fidelity Deposit and Discount Bank’s boards of directors following completion of the merger, and any related compensation for such services;
•	Richard M. Hotchkiss, Chairman of the Board of MNB, will be appointed as chairman of a regional advisory board for which he will receive compensation;
•	Rocco A. Del Vecchio, President and Chief Executive Officer of MNB, will receive a consulting agreement for at least 12 months after the merger;
•	V. Daniel Smoker, Treasurer and Chief Financial Officer of MNB, will receive severance and certain health benefits for up to six (6) months following termination of his employment after the merger;
•	the right of Mr. Del Vecchio to receive cash severance under his employment agreement with MNB as a result of the merger;
•	MNB may award retention bonuses to certain employees; and,
•	the right to continued indemnification and liability insurance coverage for MNB’s current directors by Fidelity after the merger for acts or omissions occurring before the merger.

None of Fidelity’s executives and employees will receive change in control related payments or benefits since the merger does not constitute a “change in control” for purposes of Fidelity’s employment agreements, change in control agreements, or other agreements or plans.

Fidelity’s and MNB’s boards of directors were aware of these interests and considered them in approving and recommending the reorganization agreement, the merger, and the transactions contemplated by the reorganization agreement including the issuance of shares of Fidelity common stock to MNB shareholders in connection with the merger. These and certain other additional interests of Fidelity’s and MNB’s directors and executive officers are described in detail in “Proposal 1: The Merger—Interests of Directors and Executive Officers in the Merger,” as found elsewhere in this document. These circumstances may cause some of Fidelity’s and MNB’s directors and executive officers to view the proposed merger differently than you view it.

Fidelity and MNB must obtain regulatory approval and satisfy other conditions before the merger is complete (see page 80).

Fidelity’s and MNB’s obligations to complete the merger and the bank merger are subject to various conditions that are usual and customary for this kind of transaction. These conditions include obtaining approval from the Federal Reserve Board, the FDIC, and the Pennsylvania Department of Banking and Securities. As of the date of this document, appropriate applications for approval have been filed. In addition to the required regulatory approvals, the merger will only be completed if certain conditions are met. See “Proposal 1: The Merger—Terms of the Merger—Conditions to Merger.”

Amendment or termination of the reorganization agreement is possible (see page 78).

Fidelity and MNB can agree to amend the reorganization agreement in any way, except that, after approval by MNB shareholders at its special meeting, Fidelity and MNB cannot change the amount of merger consideration MNB shareholders will receive in the transaction from what is provided in the reorganization agreement.

Fidelity and MNB may agree to terminate the reorganization agreement and not complete the merger at any time before the merger is completed. Each company also may unilaterally terminate the reorganization agreement in certain circumstances. This includes, among others, the failure to complete the merger by September 30, 2020, unless the terminating company’s breach is the reason the merger has not been completed. See “Proposal 1: The Merger – Terms of the Merger – Termination.”

Rights of MNB shareholders differ from those of Fidelity shareholders (see page 133).

When the merger is complete, MNB shareholders who receive shares of Fidelity common stock will become Fidelity shareholders by operation of law. The rights of MNB shareholders differ from the rights of Fidelity shareholders in certain important ways. Many of these differences have to do with provisions in MNB’s articles of incorporation and bylaws that differ from those of Fidelity. See “Comparison of Shareholders’ Rights.”

Material U.S. federal income tax consequences of the merger (see page 86).

The merger is intended to qualify as a tax free “reorganization” within the meaning of Section 368(a) of the Code. Accordingly, MNB shareholders generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of MNB common stock for shares of Fidelity common stock in the merger, except with respect to any cash received in lieu of fractional shares of Fidelity common stock. MNB shareholders will recognize gain or loss in connection with cash received in lieu of fractional shares of Fidelity. This tax treatment may not apply to all MNB shareholders.

It is a condition to the closing of the merger that Fidelity receive the opinion of its special counsel, Bybel Rutledge, and that MNB receive the opinion of its special counsel, Mette Evans, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in that opinion (including factual representations contained in certificates of officers of Fidelity and MNB), the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. The condition is waivable and, in such case, Fidelity and MNB will undertake to recirculate and resolicit if the condition is waived by either party and the change in the tax consequences is material.

Fidelity and MNB urge you to consult your tax advisor for a full understanding of the specific tax consequences of the merger to you. Tax matters are very complicated and, in many cases, tax consequences of the merger will depend on your particular facts and circumstances. See “Proposal 1: The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 86.

MNB shareholders are entitled to dissenters’ rights (see page 87).

Under Pennsylvania law, record holders of MNB shares have the right to dissent from the merger and receive a payment in cash for the “fair value” of their shares of MNB common stock as determined by an appraisal process. To exercise those dissenters’ rights, MNB shareholders must follow exactly the procedures specified under Pennsylvania law. These procedures are summarized in this joint proxy statement/prospectus. In addition, the text of the applicable provisions of Pennsylvania law is included as Annex D to this document. Failure to strictly comply with these provisions may result in the loss of dissenters’ rights. The value determined in the appraisal process may be more or less than the value an MNB shareholder would receive in the merger if the shareholder did not dissent.

Market Price and Dividend Information

Fidelity

As of February 28, 2020, there were 3,826,401 shares of Fidelity common stock issued and outstanding held by approximately 2,246 shareholders of record. The number of shareholders does not reflect the number of investors holding stock in nominee name through banks, brokerage firms, and others.

Fidelity common stock trades on The Nasdaq Global Market under the symbol “FDBC.”

On December 9, 2019, the last full trading day before the public announcement of the execution of the reorganization agreement, and on February 28, 2020, the latest practicable trading day before the printing of this document, the high, low and closing sales prices for Fidelity common stock were as follows:

	December 9, 2019			February 28, 2020
	High	Low	Closing	High	Low	Closing
Fidelity Common Stock	$67.05	$65.95	$66.84	$51.00	$47.62	$49.30

Holders of Fidelity common stock are entitled to dividends as and when declared by the Fidelity board of directors out of funds legally available for the payment of dividends.

MNB

As of February 28, 2020, there were 1,132,873 shares of MNB common stock issued and outstanding held by approximately 154 shareholders of record.

MNB common stock is quoted on the OTC Pink Market maintained by OTC Market Groups, Inc. under the symbol “MNBC.” Over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. The OTC Markets Group, Inc. is an electronic, screen-based market which imposes considerably less stringent listing standards than The Nasdaq Global Market.

On December 9, 2019, the last full trading day before the public announcement of the execution of the reorganization agreement, and on February 28, 2020, the latest practicable trading day before the printing of this document, the high, low and closing sales prices for MNB common stock were as follows:

	December 9, 2019			February 28, 2020
	High	Low	Closing	High	Low	Closing
MNB Common Stock	$35.24	$35.16	$35.24	$53.00	$50.00	$50.00

Under the reorganization agreement, MNB is prohibited from paying any dividend or distribution to its shareholders before the effectiveness of the merger, other than its regular quarterly cash dividend not to exceed $0.22 per share, without the prior written consent of Fidelity. MNB’s ability to pay dividends is also subject to state and federal laws and regulations.

Comparative Market Value

The following table sets forth the market value per share of Fidelity and MNB common stock and the equivalent market value per share of MNB common stock on December 9, 2019 (the last trading day prior to the date of the public announcement of the merger) and February 28, 2020 (the latest practicable trading day prior to the date of this document). The equivalent market value is based upon the exchange ratio of 1.039 of a share of Fidelity common stock multiplied by the closing sales price of Fidelity common stock on the specified date.

	Fidelity Historical	MNB Historical	MNB Equivalent Market Value
December 9, 2019	$66.84	$35.24	$69.45
February 28, 2020	$49.30	$50.00	$51.22

Adjournment or Postponement Proposal (Page 136)

You are being asked to approve a proposal to grant Fidelity and MNB discretionary authority to adjourn or postpone the special meetings, if necessary, to solicit additional proxies in the event there are insufficient votes to approve and adopt the reorganization agreement and the merger.

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE Data

Presented below for Fidelity and MNB are comparative historical and unaudited pro forma equivalent per share financial data for the year ended December 31, 2018, and as of and for the nine months ended September 30, 2019. The information presented below should be read together with the historical consolidated financial statements of Fidelity and MNB, including the related notes. The MNB financial statements are included in this joint proxy statement/prospectus beginning on page F-1. The Fidelity financial statements are incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” on page 136. The per share data is not necessarily indicative of the operating results that Fidelity would have achieved had it completed the merger as of the beginning of the periods presented and should not be considered as representative of future operations.

The unaudited pro forma information gives effect to the merger as if the merger had been effective on December 31, 2018 or September 30, 2019 in the case of the book value data, and as if the merger had been effective as of January 1, 2018 in the case of the earnings per share and the cash dividends data. The unaudited pro forma data combines the historical results of MNB into Fidelity’s consolidated financial statements. While certain adjustments were made for the estimated impact of fair value adjustments and other acquisition-related activity, they are not indicative of what could have occurred had the acquisition taken place on January 1, 2018.

The MNB pro forma equivalent per share amounts are calculated by multiplying the Fidelity pro forma combined book value per share, cash dividends per share and net income per share by the exchange ratio of 1.039 so that the per share amounts equate to the respective values for one share of MNB common stock. The unaudited pro forma Fidelity per share equivalents are calculated by combining the Fidelity historical share amounts with pro forma amounts from MNB, assuming the exchange ratio of 1.039.

You should read the information below in conjunction with the selected consolidated historical financial data included elsewhere in this joint proxy statement/prospectus and the historical consolidated financial statements of Fidelity and MNB and related notes that have been filed with the SEC, certain of which are incorporated by reference herein. See “Selected Financial and Other Data of Fidelity”, “Selected Financial and Other Data of MNB” and “Where You Can Find More Information” beginning on pages 14, 16 and 136, respectively. The unaudited pro forma combined per share data and the unaudited pro forma combined per share equivalent data has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included in this joint proxy statement/prospectus. See “Unaudited Pro Forma Combined Financial Data” beginning on page 17, which are based on and should be read in conjunction with (i) the historical audited consolidated financial statements of Fidelity and the related notes included in Fidelity’s Annual Report on Form 10-K for the year ended December 31, 2018 and the historical unaudited interim consolidated financial statements and related notes included in Fidelity’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2019, each of which is incorporated by reference herein, and (ii) the historical audited consolidated financial statements of MNB for the year ended December 31, 2018 and the historical unaudited interim consolidated financial statements and related notes included for the nine month period ended September 30, 2019, each of which is included in this joint proxy statement/prospectus beginning on page F-1.

Unaudited Pro Forma Per Share Data
For The Nine Months Ended September 30, 2019
($ in Thousands, Except Per Share Data)

	Fidelity Historical	MNB Historical	Pro Forma Combined(1)(2)(3)	Pro Forma Equivalent MNB Share(4)
For The Nine Months Ended September 30, 2019:
Earnings per share
Net income per share (Basic)	$2.35	$2.55	$2.40	$2.49
Net income per share (Diluted)	$2.32	$2.55	$2.38	$2.47

Cash Dividends Per Share	$0.78	$0.62	$0.78	$0.81

Book Value per common share as of September 30, 2019	$27.71	$34.65	$35.50	$36.89

Tangible Book Value per common share as of September 30, 2019	$27.66	$34.65	$27.80	$28.89

Unaudited Pro Forma Per Share Data
For The Twelve Months Ended December 31, 2018
($ in Thousands, Except Per Share Data)

	Fidelity Historical	MNB Historical	Pro Forma Combined(1)(2)(3)	Pro Forma Equivalent MNB Share(4)
Earnings per share:
For the year ended December 31, 2018:
Net income per share (Basic)	$2.93	$3.20	$3.01	$3.13
Net income per share (Diluted)	$2.90	$3.20	$2.98	$3.10

Cash Dividends Per Share	$0.98	$0.79	$0.98	$1.02

Book Value per common share as of December 31, 2018	$24.89	$28.94	$32.08	$33.33

Tangible Book Value per common share as of December 31, 2018	$24.83	$28.94	$24.34	$25.29
(1)	The pro forma combined basic earnings and diluted earnings per share of Fidelity common stock are based on the pro forma combined net income for Fidelity and MNB divided by the pro forma common shares or diluted common shares of the combined entities. The pro forma information includes adjustments related to the fair value of assets and liabilities of MNB and is subject to adjustment as additional information becomes available and as final merger date analyses are performed.
(2)	The pro forma earnings do not include anticipated cost savings or revenue enhancements, nor do they include one-time merger-related expenses which will be expensed against income. Fidelity and MNB currently anticipate potential fully integrated annual pre-tax cost savings following the merger will be approximately $3.1 million, with 75.0% expected to be realized in year 1 after the merger, but there is no assurance that the anticipated cost savings will be realized on the anticipated time schedule or at all.
(3)	The pro forma combined book value and tangible book value per share data does include the impact of merger-related expenses. Such expenses are currently estimated to consist of MNB after-tax charges currently of $346 thousand and Fidelity after-tax estimated charges of $2.0 million. The pro forma combined book value and tangible book value per share of Fidelity common stock is based on the pro forma combined common stockholders’ equity of Fidelity and MNB divided by total pro forma common shares of the combined entity.
(4)	Pro forma equivalent MNB per share amount is calculated by multiplying the pro forma combined per share amount by the exchange ratio of 1.039 in accordance with the reorganization agreement.

SELECTED FINANCIAL AND OTHER DATA OF FIDELITY

The following summary presents Selected Financial and Other Data of Fidelity as of and for the periods indicated. The financial data as of and for the years ended December 31, 2018, 2017, 2016, 2015 and 2014 has been derived from Fidelity’s audited consolidated financial statements. The financial data as of and for the nine months ended September 30, 2019 and 2018 has been derived from Fidelity’s unaudited consolidated financial statements. The information as of and for the nine months ended September 30, 2019 and 2018 is unaudited and reflects only normal recurring adjustments that are, in the opinion of Fidelity’s management, necessary for a fair presentation of the result for the interim periods presented. The results of operations for the nine months ended September 30, 2019 are not necessarily indicative of the results to be achieved by Fidelity for all of 2019 or for any other period.

(dollars in thousands except per share data)	Nine months ended September 30,		Years ended December 31,
Balance sheet data:	2019	2018	2018	2017	2016	2015	2014
Total assets	$1,011,424	$949,854	$981,102	$863,637	$792,944	$729,358	$676,485
Total investment securities	189,246	171,451	182,810	157,385	130,037	125,232	97,896
Net loans and leases	739,278	701,471	718,317	638,172	595,541	551,969	509,468
Loans held-for-sale	1,751	3,998	5,707	2,181	2,854	1,421	1,161
Total deposits	852,322	779,061	770,183	730,146	703,459	620,675	586,944
Short-term borrowings	24,355	40,269	76,366	18,502	4,223	28,204	3,969
FHLB advances	15,000	31,704	31,704	21,204	—	—	10,000
Total shareholders' equity	104,789	90,052	93,557	87,383	80,631	76,351	72,219

Operating data for the period ended:
Total interest income	$29,320	$25,706	$35,330	$31,064	$27,495	$26,014	$24,844
Total interest expense	5,616	3,213	4,873	3,223	2,358	2,529	2,917
Net interest income	23,704	22,493	30,457	27,841	25,137	23,485	21,927
Provision for loan losses	830	1,125	1,450	1,450	1,025	1,075	1,060
Net interest income after provision for loan losses	22,874	21,368	29,007	26,391	24,112	22,410	20,867
Other income	7,578	6,937	9,200	8,367	8,005	7,533	7,354
Other operating expense	19,848	18,542	25,072	24,836	21,655	21,022	19,703
Income before income taxes	10,604	9,763	13,135	9,922	10,462	8,921	8,518
Provision for income taxes	1,742	1,604	2,129	1,206	2,769	1,818	2,166
Net income	$8,862	$8,159	$11,006	$8,716	$7,693	$7,103	$6,352

Per share data:
Net income per share, basic	$2.35	$2.17	$2.93	$2.35	$2.09	$1.94	$1.75
Net income per share, diluted	$2.32	$2.15	$2.90	$2.33	$2.09	$1.94	$1.75
Dividends declared	$2,971	$2,723	$3,708	$3,285	$3,061	$2,844	$2,667
Dividends per share	$0.78	$0.72	$0.98	$0.88	$0.83	$0.77	$0.73
Book value per share	$27.71	$23.97	$24.89	$23.40	$21.91	$20.83	$19.83
Weighted-average shares outstanding	3,778,936	3,750,652	3,752,704	3,711,490	3,679,507	3,658,687	3,619,443
Shares outstanding	3,781,500	3,757,491	3,759,426	3,734,478	3,680,707	3,665,107	3,641,650

Ratios:
Return on average assets	1.21%	1.21%	1.20%	1.03%	1.02%	1.00%	0.96%
Return on average equity	11.96%	12.34%	12.36%	10.34%	9.64%	9.55%	9.12%
Net interest margin(1)(2)	3.55%	3.61%	3.59%	3.66%	3.68%	3.68%	3.74%
Efficiency ratio(1)	62.34%	61.91%	62.10%	66.25%	63.20%	65.49%	65.03%
Expense ratio	1.68%	1.72%	1.73%	1.95%	1.81%	1.89%	1.87%
Allowance for loan losses to loans	1.26%	1.40%	1.34%	1.42%	1.55%	1.70%	1.76%
Dividend payout ratio	33.52%	33.37%	33.69%	37.69%	39.79%	40.04%	41.99%
Equity to assets	10.36%	9.48%	9.54%	10.12%	10.17%	10.47%	10.68%
Equity to deposits	12.29%	11.56%	12.15%	11.97%	11.46%	12.30%	12.30%
(1)	Non-GAAP disclosure – For a discussion of these ratios refer to the “Fidelity Non-GAAP Financial Measures” below.
(2)	Net interest margin is calculated using the fully-taxable equivalent (FTE) yield on tax-exempt securities and loans. See the “Fidelity Non-GAAP Financial Measures” below for the FTE adjustments.

FIDELITY Non-GAAP Financial Measures

Some of the financial measures discussed in Fidelity’s Selected Financial and Other Data are “non-GAAP financial measures” which may provide useful insight to the reader but should be supplemental to GAAP used to prepare Fidelity’s financial statements and should not be read in isolation or relied upon as a substitute for GAAP measures. In addition, Fidelity’s non-GAAP measures may not be comparable to non-GAAP measures of other companies. In accordance with SEC rules, Fidelity classifies a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP in Fidelity’s statements of income, balance sheets or statements of cash flows. Fidelity’s tax rate used to calculate the fully-taxable equivalent (FTE) adjustment was 21% at September 31, 2019 and 2018 and December 31, 2018 compared to 34% at December 31, 2017, 2016, 2015 and 2014.

The following table reconciles the non-GAAP financial measures of FTE net interest income:

	Nine months ended September 30,		Twelve months ended December 31,
(dollars in thousands)	2019	2018	2018	2017	2016	2015	2014
Efficiency Ratio (non-GAAP)
Non-interest expenses (GAAP)	$19,848	$18,542	$25,072	$24,836	$21,655	$21,022	$19,703

Net interest income (GAAP)	23,704	22,493	30,457	27,841	25,137	23,485	21,927
Plus: taxable equivalent adjustment	558	522	718	1,281	1,124	1,084	1,017
Non-interest income (GAAP)	7,578	6,937	9,200	8,367	8,005	7,533	7,354
Net interest income (FTE) plus non-interest income (non-GAAP)	$31,840	$29,952	$40,375	$37,489	$34,266	$32,102	$30,298
Efficiency ratio (non-GAAP)	62.34%	61.91%	62.10%	66.25%	63.20%	65.49%	65.03%

The efficiency ratio is non-interest expenses as a percentage of FTE net interest income plus non-interest income. The following table reconciles the non-GAAP financial measures of the efficiency ratio to GAAP:

	Nine months ended September 30,		Twelve months ended December 31,
(dollars in thousands)	2019	2018	2018	2017	2016	2015	2014
Interest income (GAAP)	$29,320	$25,706	$35,330	$31,064	$27,495	$26,014	$24,844
Adjustment to FTE	558	522	718	1,281	1,124	1,084	1,017
Interest income adjusted to FTE (Non-GAAP)	29,878	26,228	36,048	32,345	28,619	27,098	25,861
Interest expense	5,616	3,213	4,873	3,223	2,358	2,529	2,917
Net interest income adjusted to FTE (Non-GAAP)	$24,262	$23,015	$31,175	$29,122	$26,261	$24,569	$22,944

SELECTED FINANCIAL AND OTHER DATA OF MNB

The following summary presents Selected Consolidated Financial Data of MNB as of and for the periods indicated. The financial data as of and for the years ended December 31, 2018, 2017, 2016, 2015 and 2014 has been derived from MNB’s audited consolidated financial statements. The financial data as of and for the nine months ended September 30, 2019 and 2018 has been derived from MNB’s unaudited interim consolidated financial statements. The information as of and for the nine months ended September 30, 2019 and 2018 is unaudited and reflects only normal recurring adjustments that are, in the opinion of MNB’s management, necessary for a fair presentation of the result for the interim periods presented. The results of operations for the nine months ended September 30, 2019 are not necessarily indicative of the results to be achieved by MNB for all of 2019 or for any other period.

(dollars in thousands except per share data)	Nine months ended September 30,		Years ended December 31,
Balance sheet data:	2019	2018	2018	2017	2016	2015	2014
Total assets	$412,642	$399,622	$395,957	$393,386	$372,759	$340,892	$352,596
Total investments	140,595	133,289	134,609	132,494	134,432	120,313	131,912
Net loans and leases	238,112	233,046	234,729	226,000	212,004	191,672	187,771
Loans held-for-sale	320	483	220	191	106	466	244
Total deposits	358,350	368,919	338,865	331,281	312,672	284,293	298,466
Short-term borrowings	—	12,347	9,200	16,760	14,894	15,684	19,721
FHLB advances	12,650	14,065	14,065	13,065	14,065	10,150	4,300
Total shareholders' equity	39,258	30,703	32,790	31,193	29,573	29,241	28,622
Operating data for the period ended:	2019	2018	2018	2017	2016	2015	2014
Total interest income	$11,205	$10,436	$14,145	$12,727	$11,536	$11,243	$11,196
Total interest expense	1,044	794	1,115	975	982	980	1,131
Net interest income	10,161	9,642	13,030	11,752	10,554	10,263	10,065
Provision for loan losses	165	370	641	405	185	180	54
Net interest income after provision for loan losses	9,996	9,272	12,389	11,347	10,369	10,083	10,011
Other income	1,387	1,252	1,666	1,566	1,609	1,716	1,768
Other operating expenses	8,012	7,254	9,823	9,339	9,944	9,645	9,520
Income before income taxes	3,371	3,270	4,232	3,574	2,034	2,154	2,259
Provision for income taxes	487	523	609	1,169	298	383	474
Net income	$2,884	$2,747	$3,623	$2,405	$1,736	$1,771	$1,785
Per share data:	2019	2018	2018	2017	2016	2015	2014
Net income per share, basic	$2.55	$2.42	$3.20	$2.12	$1.53	$1.56	$1.58
Net income per share, diluted	$2.55	$2.42	$3.20	$2.12	$1.53	$1.56	$1.58
Dividends declared	$702	$668	$895	$816	$815	$929	$929
Dividends per share	$0.62	$0.59	$0.79	$0.72	$0.72	$0.82	$0.82
Book value per share	$34.65	$27.10	$28.94	$27.53	$26.10	$25.81	$25.26
Weighted-average shares outstanding	1,132,873	1,132,873	1,132,873	1,132,873	1,132,873	1,132,873	1,132,873
Shares outstanding	1,132,873	1,132,873	1,132,873	1,132,873	1,132,873	1,132,873	1,132,873
Ratios:	2019	2018	2018	2017	2016	2015	2014
Return on average assets	0.96%	0.93%	0.92%	0.62%	0.49%	0.50%	0.51%
Return on average equity	10.84%	11.96%	11.78%	7.83%	5.76%	6.04%	6.38%
Net interest margin(1)	3.60%	3.48%	3.50%	3.32%	3.28%	3.27%	3.20%
Efficiency ratio(2)	68.19%	65.48%	65.72%	67.64%	78.39%	77.52%	77.96%
Expense ratio	2.19%	2.04%	2.07%	2.00%	2.33%	2.26%	2.20%
Allowance for loan losses to loans	1.14%	1.08%	1.10%	0.94%	0.86%	0.94%	1.21%
Dividend payout ratio	24.34%	24.32%	24.70%	33.93%	46.95%	52.46%	52.04%
Equity to assets	9.51%	7.68%	8.28%	7.93%	7.93%	8.58%	8.12%
Equity to deposits	10.96%	8.32%	9.68%	9.42%	9.46%	10.29%	9.59%
(1)	Net interest margin is calculated using the fully-taxable equivalent (FTE) yield on tax-exempt securities and loans. See the “Management’s Discussion and Analysis of Financial Condition and Results of Operations of MNB Corporation - Non-GAAP Financial Measures” beginning on page 106 for the FTE adjustments.
(2)	Non-GAAP disclosure - For a discussion on these ratios, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of MNB Corporation - Non-GAAP Financial Measures” beginning on page 106.

UNAUDITED PRO FORMA COMBINED FINANCIAL Data

The unaudited pro forma combined condensed consolidated financial information has been prepared using the acquisition method of accounting, giving effect to Fidelity’s proposed acquisition of MNB. Under this method, MNB’s assets and liabilities as of the date of the acquisition will be recorded at their respective fair values and added to those of Fidelity. Any difference between the purchase price for MNB and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. The goodwill resulting from the acquisition will not be amortized to expense, but instead will be reviewed for impairment at least annually. Any core deposit intangible and other intangible assets with estimated useful lives to be recorded by Fidelity in connection with the acquisition will be amortized to expense over their estimated useful lives. The financial statements of Fidelity issued after the acquisition will reflect the results attributable to the acquired operations of MNB beginning on the date of completion of the acquisition.

The following unaudited pro forma combined consolidated balance sheet as of September 30, 2019 combines the historical financial statements of Fidelity and MNB. The unaudited pro forma consolidated financial statements give effect to the proposed acquisition as if the acquisition occurred on September 30, 2019 with respect to the balance sheet, and at the beginning of the period for the nine months ended September 30, 2019 and for the year ended December 31, 2018, with respect to the statement of operations for the year. The unaudited pro forma consolidated financial statements were prepared with Fidelity as the acquirer and MNB as the acquiree under the acquisition method of accounting. Accordingly, the consideration paid by Fidelity to complete the acquisition of MNB will be allocated to MNB’s assets and liabilities based upon their estimated fair values as of the date of completion of the acquisition. The allocation is dependent upon certain valuations and other studies that have not been finalized at the time of the acquisition announcement; however, preliminary valuations based on the fair value of the acquired assets and liabilities have been estimated and included in the unaudited pro forma financial statements.

The final allocation of the purchase price will be determined after the merger is completed and after completion of thorough analyses to determine the fair value of MNB’s tangible and identifiable intangible assets and liabilities as of the date the merger is completed. Increases or decreases in the estimated fair values of the net assets as compared with the information shown in the unaudited pro forma combined condensed consolidated financial information may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact Fidelity’s consolidated statement of operations due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to MNB shareholders’ equity, including results of operations from September 30, 2019 through the date the merger is completed will also change the purchase price allocation, which may include the recording of a lower or higher amount of goodwill. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein. The pro forma calculations, shown herein, assume a closing price for Fidelity common stock of $62.25, which represents the closing price of Fidelity common stock on September 30, 2019.

The pro forma income statement and per share data information does not include anticipated cost savings or revenue enhancements, nor does it include one-time merger-related expenses which will be expensed against income. MNB and Fidelity are currently in the process of assessing the two companies’ personnel, benefits plans, premises, equipment, computer systems and service contracts to determine where the companies may take advantage of redundancies or where it will be beneficial or necessary to convert to one system. Certain decisions arising from these assessments may involve canceling contracts between either MNB or Fidelity and certain service providers. The pro forma combined basic earnings and diluted earnings per share of Fidelity common stock is based on the pro forma combined net income per common share for MNB and Fidelity divided by the pro forma common shares or diluted common shares of the combined entities. The pro forma information includes adjustments related to the fair value of assets and liabilities of MNB and is subject to adjustment as additional information becomes available and as a final merger date analyses are performed. The pro forma combined balance sheet and book value per share data does include the impact of merger-related expenses on the balance sheet with MNB’s after-tax charges currently estimated at $346 thousand, illustrated as a pro forma fair value liability accrual, and Fidelity’s after-tax estimated charges of $2.0 million, illustrated as a pro forma adjustment to retained earnings and liability accrual. The pro forma combined book value and tangible book value of Fidelity’s common stock is based on the pro forma combined common stockholders’ equity of MNB and Fidelity divided by total pro forma common shares of the combined entities.

Certain reclassification adjustments have been made to MNB’s unaudited pro forma financial statements to conform to Fidelity’s financial statement presentation. The unaudited pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during this period. The unaudited pro forma combined financial information has been derived from, and should be read in conjunction with, the historical consolidated financial statements and the related notes of both MNB and Fidelity that have been included in or incorporated by reference into this joint proxy statement/prospectus.

The unaudited pro forma data are qualified by the statements set forth under this caption and should not be considered indicative of the market value of Fidelity common stock or the actual or future results of operations of Fidelity for any period. Actual results may be materially different than the pro forma information presented.

Unaudited Combined Pro Forma Balance Sheets as of September 30, 2019
($ In Thousands, Except Per Share Data)

	Fidelity D&D Bancorp, Inc.	MNB Corporation	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Cash and due from banks	$17,292	$1,653	$—		$18,945
Interest-bearing deposits with financial institutions	1,395	11,462	—		12,857
Total cash and cash equivalents	18,687	13,115	—		31,802

Available-for-sale securities	189,246	140,595	—	(3)	329,841
Held-to-maturity securities	—	—	—		—
Restricted regulatory equity	3,818	917	—		4,735
Loans and leases	748,719	240,865	(6,545	)(4)	983,039
Allowance for loan losses	9,441	2,753	(2,753	)(5)	9,441
Loans, net of allowance for loan losses	739,278	238,112	(3,792)		973,598
Loans held-for-sale	1,751	320	—		2,071
Foreclosed assets held-for-sale	685	—	—		685
Bank premises and equipment	18,149	7,191	—		25,340
Leased property under finance leases, net	293	—	—		293
Right-of-use assets	5,515	969	—		6,484
Cash surrender value of bank owned life insurance	23,094	9,113	—		32,207
Accrued interest receivable	3,436	1,409	—		4,845
Goodwill	209	—	35,164	(1)	35,373
Intangible Assets	—	—	2,816	(6)	2,816
Other assets	7,263	901	632	(7)	8,796
Total Assets	$1,011,424	$412,642	$34,820		$1,458,886

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits:
Interest-bearing	$648,506	$308,345	$(41	)(8)	$956,810
Non-interest-bearing	203,816	50,005	—		253,821
Total Deposits	852,322	358,350	(41)		1,210,631

Accrued interest payable and other liabilities	8,604	1,415	2,784	(9)	12,803
Finance lease obligation	299	—	—		299
Operating lease liabilities	6,055	969	—		7,024
Short-term borrowings	24,355	—	—		24,355
FHLB advances	15,000	12,650	82	(10)	27,732
Total Liabilities	906,635	373,384	2,825		1,282,844

STOCKHOLDERS' EQUITY
Capital stock no par value	30,633	145	73,127	(1)(2)	103,905
Additional paid-in capital	—	7,596	(7,596	)(2)	—
Retained earnings	70,721	31,115	(33,134	)(2)(9)	68,702
Treasury stock	—	(682)	682	(2)	—
Accumulated other comprehensive income (loss)	3,435	1,084	(1,084	)(2)	3,435
Total Stockholders' Equity	104,789	39,258	31,995		176,042
Total Liabilities and Stockholders' Equity	$1,011,424	$412,642	$34,820		$1,458,886

Per Share Data
Common Shares Outstanding	3,781,500	1,132,873	44,182	(1)	4,958,555
Book Value per Share	$27.71	$34.65			$35.50
Tangible Book Value per Share	$27.66	$34.65			$27.80

Unaudited Pro Forma Combined Statement of Operations for nine months ended September 30, 2019
($ In Thousands, Except Per Share Data)

	Fidelity D&D Bancorp, Inc.	MNB Corporation	Pro Forma Adjustments		Pro Forma Combined
INTEREST AND DIVIDEND INCOME
Loans and leases	$24,850	$8,345	$876	(4)	$34,071
Interest-bearing deposits with financial institutions	40	85	—		125
Restricted regulatory securities	342	54	—		396
Investment securities	4,088	2,721	(315	)(3)	6,494
Total Interest Income	29,320	11,205	561		41,086

INTEREST EXPENSE
Deposits	4,489	817	(8	)(8)	5,298
Securities sold under repurchase agreements	—	—	—		—
Other short-term borrowings and other	742	28	—		770
FHLB advances	385	199	(11	)(10)	573
Total Interest Expense	5,616	1,044	(19)		6,641
Net Interest Income	23,704	10,161	580		34,445

PROVISION FOR LOAN LOSSES	830	165	—		995

Net Interest Income after Provision for Loan Losses	22,874	9,996	580		33,450

OTHER INCOME
Service charges on deposit accounts	1,688	315	—		2,003
Intercharge fees	1,600	350	—		1,950
Fees from trust fiduciary activities	1,012	—	—		1,012
Fees from financial services	727	42	—		769
Service charges on loans	804	—	—		804
Fees and other revenue	675	159	—		834
Earnings on bank-owned life insurance	480	334	—		814
Gain (loss) on write-down, sale or disposal of:
Loans	602	180	—		782
Available-for-sale debt securities	(6)	7	—		1
Equity securities	—	—	—		—
Other	(4)	—	—		(4)
Total Other Income	7,578	1,387	—		8,965

OTHER EXPENSES
Salaries and employee benefits	10,988	4,872	—		15,860
Premises and equipment	3,117	1,012	—		4,129
Advertising and marketing	923	53	—		976
Professional services	978	323	—		1,301
Data processing and communication	1,360	545	—		1,905
Automated transaction processing	659	—	—		659
Office supplies and postage	316	133	—		449
FDIC assesment	131	85	—		216
PA shares tax	474	201	—		675
Intangible asset amortization	—	—	384	(6)	384
Loan collection	211	5	—		216
Other real estate owned	78	—	—		78
Other	613	783	—		1,396
Total Other Expenses	19,848	8,012	384		28,244

Income before Income Taxes	10,604	3,371	196		14,171

PROVISION FOR INCOME TAXES	1,742	487	41	(7)	2,270
Net income	$8,862	$2,884	$155		$11,901

Earnings per common share:
Basic	$2.35	$2.55			$2.40
Diluted	$2.32	$2.55			$2.38

Weighted average common shares outstanding:
Basic	3,778,936	1,132,873	44,182	(1)	4,955,991
Diluted	3,819,507	1,132,873	44,182	(1)	4,996,562

Unaudited Pro Forma Combined Statement of Operations for twelve months ended December 31, 2018
($ In Thousands, Except Per Share Data)

	Fidelity D&D Bancorp, Inc.	MNB Corporation	Pro Forma Adjustments		Pro Forma Combined
INTEREST AND DIVIDEND INCOME
Loans and leases	$30,113	$10,675	$1,168	(4)	$41,956
Interest-bearing deposits with financial institutions	104	108	—		212
Restricted regulatory securities	194	62	—		256
Investment securities	4,919	3,300	(420	)(3)	7,799
Total Interest Income	35,330	14,145	748		50,223

INTEREST EXPENSE
Deposits	3,811	800	(10	)(8)	4,601
Securities sold under repurchase agreements	16	22	—		38
Other short-term borrowings and other	667	20	—		687
FHLB advances	379	273	(15	)(10)	637
Total Interest Expense	4,873	1,115	(25)		5,963
Net Interest Income	30,457	13,030	773		44,260

PROVISION FOR LOAN LOSSES	1,450	641	—		2,091

Net Interest Income after Provision for Loan Losses	29,007	12,389	773		42,169

OTHER INCOME
Service charges on deposit accounts	2,244	456	—		2,700
Intercharge fees	2,051	472	—		2,523
Fees from trust fiduciary activities	1,319	—	—		1,319
Fees from financial services	759	56	—		815
Service charges on loans	579	4	—		583
Fees and other revenue	969	241	—		1,210
Earnings on bank-owned life insurance	598	207	—		805
Gain (loss) on write-down, sale or disposal of:
Loans	645	261	—		906
Available-for-sale debt securities	10	(31)	—		(21)
Equity securities	44	—	—		44
Other	(18)	—	—		(18)
Total Other Income	9,200	1,666	—		10,866

OTHER EXPENSES
Salaries and employee benefits	13,678	5,960	—		19,638
Premises and equipment	3,775	1,352	—		5,127
Advertising and marketing	1,656	41	—		1,697
Professional services	1,606	176	—		1,782
Data processing and communication	1,470	703	—		2,173
Automated transaction processing	784	—	—		784
Office supplies and postage	399	187	—		586
FDIC assesment	267	132	—		399
PA shares tax	242	263	—		505
Intangible asset amortization	—	—	512	(6)	512
Loan collection	132	32	—		164
Other real estate owned	177	—	—		177
Other	886	977	—		1,863
Total Other Expenses	25,072	9,823	512		35,407

Income before Income Taxes	13,135	4,232	261		17,628

PROVISION FOR INCOME TAXES	2,129	609	55	(7)	2,793
Net income	$11,006	$3,623	$206		$14,835

Earnings per common share:
Basic	$2.93	$3.20			$3.01
Diluted	$2.90	$3.20			$2.98

Weighted average common shares outstanding:
Basic	3,752,704	1,132,873	44,182	(1)	4,929,759
Diluted	3,795,898	1,132,873	44,182	(1)	4,972,953

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

(1)	The acquisition will be effected by the issuance of shares of Fidelity common stock to MNB’s shareholders. The pro forma information is based upon the assumption that the total number of shares of MNB common stock outstanding immediately prior to the completion of the merger will be 1,132,873, the number of shares outstanding as of September 30, 2019. Pursuant to the terms of the reorganization agreement, shareholders of MNB will receive 1.039 shares of Fidelity common stock for each share of MNB stock they own.

The final accounting purchase price assigned to record the shares issued in the acquisition will be based on the closing price of Fidelity common stock on the closing date of the acquisition. Fidelity and MNB cannot predict what the value or price of Fidelity common stock will be at the closing of the transaction or how the value or price of Fidelity common stock may trade at any time. The pro forma calculations, shown herein, assume a closing price for Fidelity common stock of $62.25, which represents the closing price of Fidelity common stock on September 30, 2019.

The total estimated purchase price for the purpose of this pro forma financial information is $73.3 million. The following table provides the calculation and allocation of the purchase price used in the pro forma financial statements and a reconcilement of pro forma shares to be outstanding:

Summary of Purchase Price Calculation and Goodwill Resulting from Merger
Reconciliation of Pro Forma Shares Outstanding at September 30, 2019
($ in Thousands, Except Per Share Data)

		September 30, 2019
Purchase Price Consideration in Common Stock
MNB common shares settled for stock	1,132,873
Exchange Ratio	1.0390
Fidelity shares to be issued	1,177,055
Value assigned to Fidelity common shares (closing price as of 9/30/19)	$62.25
Purchase price assigned to Fidelity common shares exchanged for MNB stock		$73,272

Net Assets Acquired:
MNB stockholders’ equity	$39,258
MNB goodwill and intangibles	—

Estimated adjustments to reflect assets acquired at fair value:
Loan - ASC 310-20 interest rate fair value	796
Loan - ASC 310-20 general credit fair value	(4,546)
Loan - ASC 310-30 acquired with deteriorated credit quality	(2,179)
ASC 310-20 deferred loan expense, net	(616)
Allowance for loan losses	2,753
Core deposit intangible	2,816
Deferred tax assets	242

Estimated adjustments to reflect liabilities acquired at fair value:
Time and brokered deposits	41
FHLB borrowings	(82)
Seller transaction merger liabilities accrued at closing	(375)
Net Assets Acquired		38,108
Goodwill resulting from merger		$35,164
Reconcilement of Pro Forma Shares Outstanding
MNB shares outstanding	1,132,873
Exchange ratio	1.0390
Fidelity shares to be issued to MNB	1,177,055
Fidelity shares outstanding	3,781,500
Pro Forma Fidelity shares outstanding	4,958,555
Percentage ownership for Fidelity	76.26%
Percentage ownership for MNB	23.74%
(2)	Balance sheet adjustment to reflect the issuance of shares of Fidelity common stock with no par value in connection with the acquisition and the adjustments to shareholders’ equity for the reclassification of MNB historical equity accounts (common stock, accumulated other comprehensive income, and undivided profits) into surplus and adjustment for goodwill created in the transaction.
(3)	Securities available-for-sale were recorded at fair value at September 30, 2019 therefore no balance sheet adjustment is necessary. Income statement adjustment includes prospective reclassification of existing available-for-sale securities fair value adjustment to an amortizing premium which will be amortized into income based on the expected life. This investment adjustment is expected to decrease pro forma pre-tax interest income by $420 thousand in the first year following consummation.

(4)	Balance sheet adjustment includes fair value discount of $796 thousand based on current discount rates of similar loans, $4.5 million fair value general credit risk loan discount, ASC 310-30 $2.2 million fair value specific credit discount and $616 thousand ASC 310-20 deferred loan expenses net reversal. The interest rate and general credit adjustments and the ASC 310-30 accretable yield will be substantially recognized over the expected life of the loans and is expected to increase pro forma pre-tax interest income by $1.2 million in the first year following consummation. No pro forma earnings impact was assumed from the ASC 310-30 non-accretable discount or ASC 310-20 loan fee reversals.
(5)	Balance sheet adjustment for the reversal of the MNB allowance for loan losses in accordance with acquisition method of accounting to reflect acquired loans at fair value.
(6)	Balance sheet and income statement adjustment to intangible assets to reflect the fair value of $2.8 million for acquired core deposit intangible asset and the related amortization adjustment based upon an expected life of 10 years. The amortization of the new core deposit intangible is expected to increase pro forma pre-tax expense by $512 thousand in the first year following consummation.
(7)	Balance sheet and income statement adjustment to reflect an effective tax rate of 21%.
(8)	Balance sheet and income statement adjustments to reflect a fair value discount of $41 thousand for MNB’s certificates of deposit. This adjustment will be recognized using an amortization method based upon the maturities of the deposit liabilities. These adjustments are expected to increase pro forma pre-tax interest expense by $10 thousand in the first year following consummation.
(9)	Balance sheet adjustment to reflect the accrual of one-time merger-related charges for Fidelity and MNB: (a) MNB pre-tax charges are estimated at $375 thousand ($346 thousand after-tax) and are included as a pro forma fair value liability accrual, and (b) Fidelity Deposit and Discount Bank pre-tax charges are estimated at $2.4 million ($2.0 million after-tax) and are included as a pro forma liability accrual with the after-tax cost as reduction to retained earnings. The pro forma income statement does not include one-time merger-related expenses which will be expensed against income when incurred. It is noted that a tax benefit was not taken for certain merger obligations and costs that were not considered to be tax deductible. Fidelity and MNB currently anticipate potential annual pre-tax cost savings following the merger will be approximately $3.1 million, with 75.0% expected to be realized in year 1 after the merger, but there is no assurance that the anticipated cost savings will be realized on the anticipated time schedule or at all.
(10)	Balance sheet adjustment to reflect an $82 thousand fair value premium for FHLB Advances. This adjustment will be recognized using an amortization method based upon the term of the FHLB Advances. These adjustments are expected to decrease pro forma pre-tax interest expense by $15 thousand in the first year following consummation.

RISK FACTORS

In addition to the other information included and incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in “A Warning About Forward-Looking Information” on page 38, Fidelity shareholders and MNB shareholders should carefully consider the matters described below prior to voting on the matters to be considered at the special meetings. You should read these risk factors together with the risk factors contained in Fidelity’s Annual Report on Form 10-K for the year ended December 31, 2018, and any changes to those risk factors included in Fidelity’s Quarterly Reports on Form 10-Q, or other documents filed with the SEC, after the date of the Form 10-K.

Risks Relating to the Merger

Because the market price of Fidelity common stock will fluctuate, MNB shareholders cannot be sure of the trading price of the merger consideration they will receive.

Upon completion of the merger, each share of MNB common stock will be converted into the right to receive merger consideration consisting of shares of Fidelity common stock pursuant to the reorganization agreement. The exchange ratio in the reorganization agreement will not be adjusted in the event of any change in the stock prices of Fidelity or MNB prior to the merger. However, in the event that a significant decline in Fidelity’s stock price occurs that is greater than the relative decline in the KBW Nasdaq Bank Index, MNB may determine to terminate the reorganization agreement, subject to Fidelity’s right to increase the exchange ratio to mitigate a portion of that decline. There also will be a period of time between the date when shareholders of MNB vote on the reorganization agreement and the date when the merger is completed. The relative prices of Fidelity and MNB common stock may vary between the date of this joint proxy statement/prospectus, the date of the special meetings, and the date of completion of the merger. The market price of Fidelity and MNB common stock may change as a result of a variety of factors, including general market and economic conditions, changes in its business, operations and prospects, and regulatory considerations. Many of these factors are beyond the control of Fidelity or MNB and are not necessarily related to a change in the financial performance or condition of Fidelity or MNB. As Fidelity and MNB market share prices fluctuate, based on numerous factors, the value of the shares of Fidelity common stock that an MNB shareholder will receive will correspondingly fluctuate. It is impossible to predict accurately the market price of Fidelity common stock after completion of the merger. Accordingly, the prices of Fidelity and MNB common stock on the date of the special meetings may not be indicative of their prices immediately prior to completion of the merger and the price of Fidelity common stock after the merger is completed. Fidelity urges you to obtain current market quotations for Fidelity common stock.

The combined company will incur significant transaction and merger-related costs in connection with the merger.

Fidelity and MNB expect to incur costs associated with combining the operations of the two companies. Fidelity and MNB have begun collecting information in order to formulate detailed integration plans to deliver planned synergies. Additional unanticipated costs may be incurred in the integration of the businesses of Fidelity and MNB. Whether or not the merger is consummated, Fidelity and MNB will incur substantial expenses, such as legal, accounting, printing, contract termination fees, and financial advisory fees, in pursuing the merger. Although Fidelity and MNB expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may offset incremental transaction and merger-related costs over time, the net benefit may not be achieved in the near term, or at all.

Some of the conditions to closing of the merger may result in delay or prevent completion of the merger, which may adversely affect the value of Fidelity’s and MNB’s securities.

Completion of the merger is conditioned upon the receipt of certain governmental consents and approvals, including consents and approvals required by the Federal Reserve Board, the FDIC, and the Pennsylvania Department of Banking and Securities. Failure to obtain these consents would prevent consummation of the merger. Even if the approvals are obtained, the effort involved may delay consummation of the merger. Governmental authorities may also impose conditions in connection with the merger that may adversely affect the combined company’s operations after the merger. However, neither Fidelity nor MNB is required to take any action or agree to any condition or restriction in connection with obtaining any approvals that would reasonably be expected to have a material adverse effect on Fidelity, MNB or the combined company.

The merger may distract Fidelity’s and MNB’s management teams from their other responsibilities.

The merger could cause the management of the companies to focus their time and energies on matters related to the merger that otherwise would be directed to the companies’ business and operations. Any such distraction on the part of management, if significant, could affect management’s ability to service existing business and develop new business and adversely affect the combined company’s business and earnings following the merger.

Fidelity and MNB directors and executive officers may have interests in the merger that differ from your interests.

In considering the information contained in this joint proxy statement/prospectus, you should be aware that Fidelity’s and MNB’s directors and executive officers may have financial interests in the merger that are different from, or in addition to, the interests of Fidelity shareholders or MNB shareholders generally. These interests include, among other things:

•	the appointment of Richard M. Hotchkiss and HelenBeth Garofalo Vilcek to Fidelity’s and The Fidelity Deposit and Discount Bank’s boards of directors following completion of the merger, and any related compensation for such services;
•	Richard M. Hotchkiss, Chairman of the Board of MNB, will be appointed as chairman of a regional advisory board for which he will receive compensation;
•	Rocco A. Del Vecchio, President and Chief Executive Officer of MNB, will receive a consulting agreement for at least 12 months after the merger;
•	V. Daniel Smoker, Treasurer and Chief Financial Officer of MNB, will receive severance and certain health benefits for up to six (6) months following termination of his employment after the merger;
•	the right of Mr. Del Vecchio to receive cash severance under his employment agreement with MNB as a result of the merger;
•	MNB may award retention bonuses to certain employees; and,
•	the right to continued indemnification and liability insurance coverage for MNB’s current directors by Fidelity after the merger for acts or omissions occurring before the merger.

Fidelity’s and MNB’s boards of directors were aware of these interests and considered them in approving and recommending the reorganization agreement. These circumstances may cause some of Fidelity’s and MNB’s directors and executive officers to view the proposed merger differently than you view it.

These and certain other additional interests of Fidelity’s and MNB’s directors and executive officers are described in detail in “Proposal 1: The Merger—Interests of Directors and Executive Officers in the Merger” beginning on page 81.

The fairness opinions received by the boards of directors of Fidelity and MNB from their financial advisors prior to the execution of the reorganization agreement will not reflect changes in circumstances after the date of the fairness opinions.

Commonwealth Advisors, Fidelity’s financial advisor in connection with the merger, and Olsen Palmer, MNB’s financial advisor in connection with the merger, delivered to the boards of directors of Fidelity and MNB, respectively, their fairness opinions on December 9, 2019. Fidelity shareholders and MNB shareholders should be aware that the opinions do not speak as of any date other than December 9, 2019. The opinions do not reflect changes that may occur or may have occurred after the date of such opinions, including changes to the operations and prospects of Fidelity or MNB, changes in general market and economic conditions or regulatory or other factors. Any such changes, or changes in other factors beyond the control of Fidelity and MNB, may materially alter or affect the value of Fidelity or MNB or the sale prices of shares of Fidelity common stock and MNB common stock.

The unaudited pro forma financial data included in this joint proxy statement/prospectus are for illustrative purposes, based upon preliminary estimates, and Fidelity’s actual financial position and results of operations after the merger may differ materially from the unaudited pro forma financial data included in this joint proxy statement/prospectus.

The unaudited pro forma financial data in this joint proxy statement/prospectus are presented for illustrative purposes only and are not indicative of what the combined company’s actual financial position or results of operations would have been had the merger been completed on the dates indicated. The pro forma financial data reflect adjustments, which are based upon preliminary estimates, to record Fidelity’s identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Fidelity as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document.

After the merger is complete, MNB shareholders will become Fidelity shareholders and will have different rights than their current rights.

Upon completion of the merger, MNB shareholders will become Fidelity shareholders. Differences in MNB’s articles of incorporation and bylaws and Fidelity’s articles of incorporation and bylaws, will result in changes to the rights of MNB shareholders who become Fidelity shareholders. For more information, see “Comparison of Shareholders’ Rights” beginning on page 133 of this document. Shareholders of MNB may conclude that their current rights under MNB’s articles of incorporation and bylaws are more or less advantageous than the rights they may have as a Fidelity shareholder under Fidelity’s articles of incorporation and bylaws.

If the merger is not completed, Fidelity and MNB will have incurred substantial expenses without realizing the expected benefits.

Fidelity and MNB will incur substantial expenses in connection with the merger. The completion of the merger depends on the satisfaction of specified conditions and the receipt of regulatory approvals. Fidelity and MNB cannot guarantee that these conditions will be met. If the merger is not completed, these expenses could have a material adverse impact on the financial condition of Fidelity and MNB because they would not have realized the expected benefits from the merger.

In addition, if the merger is not completed, Fidelity and MNB may experience negative reactions from the financial markets and from their respective customers and employees. Fidelity and MNB also could be subject to litigation related to any failure to complete the merger or to enforcement proceedings commenced against Fidelity or MNB to perform their obligations under the reorganization agreement. If the merger is not completed, Fidelity and MNB cannot assure their respective shareholders that the risks described above will not materialize and will not materially affect the business, financial results, and stock price of Fidelity and MNB.

Failure to complete the merger could negatively affect the market price of Fidelity’s and MNB’s common stock.

If the merger is not completed for any reason, Fidelity and MNB will be subject to a number of material risks, including the following:

•	the market price of their common stock may decline to the extent that the current market price of their shares reflect a market assumption that the merger will be completed;
•	costs relating to the merger, such as legal, accounting and financial advisory fees, and, in specified circumstances, termination fees, must be paid even if the merger is not completed;
•	the diversion of management’s attention from the day-to-day business operations and the potential disruption to Fidelity’s and MNB’s employees and business relationships during the period before the completion of the merger may make it difficult to regain financial and market positions if the merger does not occur; and,
•	if MNB’s board of directors seeks another merger or business combination, MNB’s shareholders cannot be certain that MNB will be able to find a party willing to pay an equivalent or greater consideration than that which Fidelity has agreed to pay in the merger.

The reorganization agreement limits the ability of MNB to pursue alternatives to the merger.

The reorganization agreement contains provisions that, subject to specified exceptions, limit the ability of MNB to solicit, encourage, discuss, recommend or commit to alternative acquisition proposals, as well as a termination fee that is payable by MNB under certain circumstances. These provisions might discourage potential competing transaction partners that might have an interest in acquiring all or a significant part of MNB from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share market price than that proposed in the merger, or might result in a potential competing transaction partner proposing to pay a lower per share price to acquire MNB than it might otherwise have proposed to pay.

Failure to complete the merger in certain circumstances could require MNB to pay a termination fee.

If the merger should fail to occur in certain circumstances that relate to a possible combination of MNB with another acquirer, MNB may be obligated to pay Fidelity $3.0 million as a termination fee. See “Proposal 1: The Merger—Terms of the Merger—Termination Fee” beginning on page 80.

Litigation against Fidelity or MNB, or the members of the Fidelity or MNB board of directors, could prevent or delay the completion of the merger.

While Fidelity and MNB believe that any claims that may be asserted by purported shareholder plaintiffs related to the merger would be without merit, the results of any such potential legal proceedings are difficult to predict and such legal proceedings could delay or prevent the merger from being completed in a timely manner. If litigation were to be commenced related to the merger, such litigation could affect the likelihood of obtaining the required approvals from Fidelity shareholders and MNB shareholders. Moreover, any litigation could be time consuming and expensive, and could divert the attention of the management of Fidelity and MNB away from their regular business. Any lawsuit adversely resolved against Fidelity, MNB, or members of the Fidelity or MNB board of directors could have a material adverse effect on each party’s business, financial condition, and results of operations.

Risks Relating to Fidelity and Its Business

Post-merger integration and operations may fail to achieve expected results.

The success of the transaction depends heavily on a smooth post-merger integration and operations of the combined The Fidelity Deposit and Discount Bank. Benefits of the transaction to shareholders may not be realized if the post-merger integration and operations are not well executed or well received by each bank’s historical customers.

Fidelity may fail to realize the cost savings it expects to achieve from the merger.

The success of the merger will depend, in part, on Fidelity’s ability to realize the estimated cost savings from combining the businesses of Fidelity and MNB. While Fidelity believes that the cost savings estimates are achievable, it is possible that the potential cost savings could be more difficult to achieve than Fidelity anticipates. Fidelity’s cost savings estimates also depend on its ability to combine the businesses of Fidelity and MNB in a manner that permits those cost savings to be realized. If Fidelity’s estimates are incorrect or it is unable to combine the two companies successfully, the anticipated cost savings may not be realized fully or at all or may take longer to realize than expected.

Combining Fidelity and MNB may be more difficult, costly, or time-consuming than expected.

Fidelity and MNB have operated, and, until the completion of the merger, will continue to operate, independently. Following the completion of the merger, the combination process could result in the loss of key employees, the disruption of Fidelity’s ongoing business, and inconsistencies in standards, controls, procedures and policies that adversely affect Fidelity’s ability to maintain relationships with clients and employees or achieve the anticipated benefits of the merger. As with any merger of financial institutions, there also may be disruptions that cause Fidelity to lose customers or cause customers to withdraw their deposits from Fidelity, or other unintended consequences that could have a material adverse effect on Fidelity’s results of operations or financial condition.

Fidelity’s business is subject to interest rate risk and variations in interest rates may negatively affect its financial performance.

Changes in the interest rate environment may reduce profits. Fidelity’s earnings and cash flows are largely dependent upon its net interest income. Net interest income is the difference between the interest earned on loans, securities and other interest-earning assets, and interest paid on deposits, borrowings and other interest-bearing liabilities. As prevailing interest rates change, net interest spreads are affected by the difference between the maturities and re-pricing characteristics of interest-earning assets and interest-bearing liabilities. In addition, loan volume and yields are affected by market interest rates on loans, and rising interest rates generally are associated with a lower volume of loan originations. An increase in the general level of interest rates may also adversely affect the ability of certain borrowers to pay the interest on and principal of their obligations. Accordingly, changes in levels of market interest rates could materially adversely affect Fidelity’s net interest spread, asset quality, loan origination volume and overall profitability.

Fidelity is subject to lending risk.

There are inherent risks associated with Fidelity’s lending activities. These risks include, among other things, the impact of changes in interest rates and changes in the economic conditions in the markets where Fidelity operates as well as those across the Commonwealth of Pennsylvania and the United States. Increases in interest rates and/or weakening economic conditions could adversely impact the ability of borrowers to repay outstanding loans or the value of the collateral securing these loans. Fidelity is also subject to various laws and regulations that affect its lending activities. Failure to comply with applicable laws and regulations could subject Fidelity to regulatory enforcement action that could result in the assessment of significant civil money penalties against Fidelity.

Commercial, commercial real estate and real estate construction loans are generally viewed as having more risk of default than residential real estate loans or consumer loans. These types of loans are also typically larger than residential real estate loans and consumer loans. Because these loans generally have larger balances than residential real estate loans and consumer loans, the deterioration of one or a few of these loans could cause a significant increase in non-performing loans. An increase in non-performing loans could result in a net loss of earnings from these loans, an increase in the provision for possible loan losses and an increase in loan charge-offs, all of which could have a material adverse effect on Fidelity’s financial condition and results of operations.

Fidelity’s allowance for possible loan losses may be insufficient.

Fidelity maintains an allowance for possible loan losses, which is a reserve established through a provision for possible loan losses charged to expense, that represents management’s best estimate of probable losses that have been incurred within the existing portfolio of loans. The allowance, in the judgment of management, is necessary to reserve for estimated loan losses and risks inherent in the loan portfolio. The level of the allowance reflects management’s continuing evaluation of industry concentrations; specific credit risks; loan loss experience; current loan portfolio quality; present economic, political and regulatory conditions and unidentified losses inherent in the current loan portfolio. The determination of the appropriate level of the allowance for possible loan losses inherently involves a high degree of subjectivity and requires Fidelity to make significant estimates of current credit risks and future trends, all of which may undergo material changes. Changes in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors, both within and outside of Fidelity’s control, may require an increase in the allowance for possible loan losses. In addition, bank regulatory agencies periodically review Fidelity’s allowance for loan losses and may require an increase in the provision for possible loan losses or the recognition of further loan charge-offs, based on judgments different than those of management. In addition, if charge-offs in future periods exceed the allowance for possible loan losses, Fidelity will need additional provisions to increase the allowance for possible loan losses. Any increases in the allowance for loan losses will result in a decrease in net income and capital and may have a material adverse effect on Fidelity’s financial condition and results of operations.

The FASB has issued an accounting standard update that will result in a significant change in how Fidelity recognizes credit losses and may have a material impact on Fidelity’s financial condition or results of operations.

In June 2016, the Financial Accounting Standards Board (“FASB”) issued an accounting standard update (“ASU”) entitled “Financial Instruments-Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments,” which replaces the current “incurred loss” model for recognizing credit losses with an “expected loss” model referred to as the Current Expected Credit Loss (“CECL”) model. Under the CECL model, banks will be required to present certain financial assets carried at amortized cost, such as loans held for investment and held-to-maturity debt securities, at the net amount expected to be collected. The measurement of expected credit losses is to be based on information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. This measurement will take place at the time the financial asset is first added to the balance sheet and periodically thereafter. This differs significantly from the “incurred loss” model required under current generally accepted accounting principles (“GAAP”), which delays recognition until it is probable a loss has been incurred.

Until recently, the new CECL standard was expected to become effective for Fidelity on January 1, 2020, and for interim periods within that year. In November 2019, FASB agreed to delay implementation of the new CECL standard for certain companies, including those companies that qualify as a smaller reporting company under SEC rules, until January 1, 2023. Fidelity currently expects to continue to qualify as a smaller reporting company, based upon the current SEC definition, and as a result will likely be able to defer implementation of the new CECL standard for a period of time. Nevertheless, Fidelity continues to evaluate the impact the CECL model will have on the accounting for credit losses, but Fidelity expects to recognize a one-time cumulative-effect adjustment to the allowance for loan losses as of the beginning of the first reporting period in which the new standard is effective, consistent with regulatory expectations set forth in interagency guidance issued at the end of 2016. Fidelity cannot yet determine the magnitude of any such one-time cumulative adjustment or of the overall impact of the new standard on Fidelity’s business, financial condition, and results of operations. Accordingly, it is possible the new standard may require an increase in the allowance for credit losses for the estimated life of the financial asset, including an allowance for debt securities. The amount of the change in the allowance for credit losses, if any, resulting from the new guidance will be impacted by the portfolio composition and asset quality at the adoption date, as well as economic conditions and forecasts at the time of adoption. Moreover, the CECL model may create more volatility in the level of the allowance for loan losses. If Fidelity is required to materially increase the level of its allowance for loan losses for any reason, such increase could adversely affect its business, financial condition and results of operations.

If Fidelity concludes that the decline in value of any of its investment securities is other-than-temporary, it will be required to write down the credit-related portion of the impairment of that security through a charge to earnings.

Fidelity reviews its investment securities portfolio at each quarter-end reporting period to determine whether the fair value is below the current carrying value. When the fair value of any of Fidelity’s investment securities has declined below their carrying value, it is required to assess whether the decline is other-than-temporary. If Fidelity concludes that the decline is other-than-temporary, it will be required to write down the credit-related portion of the impairment of that security through a charge to earnings.

The Basel III capital requirements may require Fidelity to maintain higher levels of capital, which could reduce its profitability.

Basel III targets higher levels of base capital, certain capital buffers and a migration toward common equity as the key source of regulatory capital. Although the new capital requirements are phased in over the next decade and may change substantially before final implementation, Basel III signals a growing effort by domestic and international bank regulatory agencies to require financial institutions, including depository institutions, to maintain higher levels of capital. The direction of the Basel III implementation activities or other regulatory viewpoints could require additional capital to support Fidelity’s business risk profile prior to final implementation of the Basel III standards. If Fidelity and The Fidelity Deposit and Discount Bank are required to maintain higher levels of capital, Fidelity and The Fidelity Deposit and Discount Bank may have fewer opportunities to invest capital into interest-earning assets, which could limit the profitable business operations available to Fidelity and The Fidelity Deposit and Discount Bank and adversely impact their financial condition and results of operations.

Fidelity may need or be compelled to raise additional capital in the future, but that capital may not be available when it is needed and on terms favorable to current shareholders.

Federal banking regulators require Fidelity and The Fidelity Deposit and Discount Bank to maintain adequate levels of capital to support their operations. These capital levels are determined and dictated by law, regulation and banking regulatory agencies. In addition, capital levels are also determined by Fidelity’s management and board of directors based on capital levels that they believe are necessary to support Fidelity’s business operations. Fidelity is evaluating its present and future capital requirements and needs, is developing a comprehensive capital plan and is analyzing capital raising alternatives, methods and options. Even if Fidelity succeeds in meeting the current regulatory capital requirements, Fidelity may need to raise additional capital in the future to support possible loan losses during future periods or to meet future regulatory capital requirements.

Further, Fidelity’s regulators may require it to increase its capital levels. If Fidelity raises capital through the issuance of additional shares of its common stock or other securities, it may dilute the ownership interests of current investors and may dilute the per-share book value and earnings per share of its common stock. Furthermore, it may have an adverse impact on Fidelity’s stock price. New investors may also have rights, preferences and privileges senior to Fidelity’s current shareholders, which may adversely impact its current shareholders. Fidelity’s ability to raise additional capital will depend on conditions in the capital markets at that time, which are outside its control, and on its financial performance. Accordingly, Fidelity cannot assure you of its ability to raise additional capital on terms and time frames acceptable to it or to raise additional capital at all. If Fidelity cannot raise additional capital in sufficient amounts when needed, its ability to comply with regulatory capital requirements could be materially impaired. Additionally, the inability to raise capital in sufficient amounts may adversely affect Fidelity’s operations, financial condition and results of operations.

Fidelity is subject to environmental liability risk associated with lending activities.

A significant portion of Fidelity’s loan portfolio is secured by real property. During the ordinary course of business, Fidelity may foreclose on and take title to properties securing certain loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous or toxic substances are found, Fidelity may be liable for remediation costs, as well as for personal injury and property damage. Environmental laws may require Fidelity to incur substantial expense and may materially reduce the affected property’s value or limit Fidelity’s ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase Fidelity’s exposure to environmental liability. Although Fidelity has policies and procedures to perform an environmental review before initiating any foreclosure action on real property, these reviews may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on Fidelity’s financial condition and results of operations.

Fidelity’s profitability depends significantly on economic conditions in the Commonwealth of Pennsylvania and the local region in which it conducts business.

Fidelity’s success depends primarily on the general economic conditions of the Commonwealth of Pennsylvania and the specific local markets in which Fidelity operates. Unlike larger national or other regional banks that are more geographically diversified, Fidelity provides banking and financial services to customers primarily in Lackawanna and Luzerne Counties in Northeastern Pennsylvania. The local economic conditions in these areas have a significant impact on the demand for Fidelity’s products and services as well as the ability of Fidelity’s customers to repay loans, the value of the collateral securing loans and the stability of Fidelity’s deposit funding sources. A significant decline in general economic conditions caused by inflation, recession, acts of terrorism, an outbreak of hostilities or other international or domestic occurrences, unemployment, changes in securities markets or other factors could impact these local economic conditions and, in turn, have a material adverse effect on Fidelity’s financial condition and results of operations.

Changes in real estate values may adversely impact Fidelity’s loans that are secured by real estate.

A significant portion of Fidelity’s loan portfolio consists of residential and commercial mortgages, as well as consumer loans, secured by real estate. These properties are concentrated in Fidelity’s core markets in northeast Pennsylvania. Real estate values and real estate markets generally are affected by, among other things, changes in national, regional or local economic conditions, fluctuations in interest rates, the availability of loans to potential purchasers, changes in the tax laws and other government statutes, regulations and policies, and acts of nature. If real estate prices decline, particularly in Fidelity’s market area, the value of the real estate collateral securing Fidelity’s loans could be reduced. This reduction in the value of the collateral could increase the number of non-performing loans and could have a material adverse impact on Fidelity’s financial condition and results of operations.

There is no assurance that Fidelity will be able to successfully compete with others for business.

Fidelity competes for loans, deposits and investment dollars with numerous regional and national banks and other community banking institutions, as well as other kinds of financial institutions and enterprises, such as securities firms, insurance companies, savings associations, credit unions, mortgage brokers and private lenders. Many competitors have substantially greater resources than Fidelity does and operate under less stringent regulatory environments. The differences in resources and regulations may make it more difficult for Fidelity to compete profitably, reduce the rates that it can earn on loans and on its investments, increase the rates it must offer on deposits and other funds, and adversely affect its overall financial condition and earnings.

Fidelity is subject to extensive government regulation and supervision.

Fidelity, primarily through The Fidelity Deposit and Discount Bank, is subject to extensive federal and state regulation and supervision. Banking regulations are primarily intended to protect depositors’ funds, federal deposit insurance funds and the banking system as a whole, not shareholders. These regulations affect Fidelity’s lending practices, capital structure, investment practices, dividend policy and growth, among other things. Federal or commonwealth regulatory agencies continually review banking laws, regulations and policies for possible changes. Changes to statutes, regulations or regulatory policies, including changes in interpretation or implementation of statutes, regulations or policies, could affect Fidelity in substantial and unpredictable ways. Such changes could subject Fidelity to additional costs, limit the types of financial services and products Fidelity may offer and/or increase the ability of non-banks to offer competing financial services and products, among other things. Failure to comply with laws, regulations or policies could result in sanctions by regulatory agencies, civil money penalties and/or reputation damage, which could have a material adverse effect on Fidelity’s business, financial condition and results of operations. While Fidelity has policies and procedures designed to prevent any such violations, there can be no assurance that such violations will not occur.

Fidelity’s controls and procedures may fail or be circumvented.

Management regularly reviews and updates Fidelity’s internal controls, disclosure controls and procedures, and corporate governance policies and procedures. Any system of controls, however well designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurances that the objectives of the system are met. Any failure or circumvention of Fidelity’s controls and procedures or failure to comply with regulations related to controls and procedures could have a material adverse effect on Fidelity’s business, results of operations and financial condition.

New lines of business or new products and services may subject Fidelity to additional risks.

From time-to-time, Fidelity may implement new lines of business or offer new products and services within existing lines of business. There are substantial risks and uncertainties associated with these efforts, particularly in instances where the markets are not fully developed. In developing and marketing new lines of business and/or new products and services Fidelity may invest significant time and resources. Initial timetables for the introduction and development of new lines of business and/or new products or services may not be achieved, and price and profitability targets may not prove feasible. External factors, such as compliance with regulations, competitive alternatives, and shifting market preferences, may also impact the successful implementation of a new line of business or a new product or service. Furthermore, any new line of business and/or new product or service could have a significant impact on the effectiveness of Fidelity’s system of internal controls. Failure to successfully manage these risks in the development and implementation of new lines of business or new products or services could have a material adverse effect on Fidelity’s business, results of operations and financial condition.

Fidelity’s future acquisitions could dilute your ownership and may cause it to become more susceptible to adverse economic events.

Fidelity may acquire other companies or make investments in banks and other complementary businesses in the future. Fidelity may issue additional shares of common stock to pay for future acquisitions, which would dilute your ownership interest in Fidelity. Future business acquisitions could be material to Fidelity, and the degree of success achieved in acquiring and integrating these businesses into Fidelity could have a material effect on the value of Fidelity’s common stock. In addition, any acquisition could require it to use substantial cash or other liquid assets or to incur debt. In those events, it could become more susceptible to economic downturns and competitive pressures.

Fidelity may not be able to attract and retain skilled people.

Fidelity’s success depends, in large part, on its ability to attract and retain key people. Competition for the best people in most activities engaged in by Fidelity can be intense and Fidelity may not be able to hire people or to retain them. The unexpected loss of services of one or more of Fidelity’s key personnel could have a material adverse impact on Fidelity’s business because of their skills, knowledge of Fidelity’s market, years of industry experience and the difficulty of promptly finding qualified replacement personnel.

Litigation and regulatory actions, including possible enforcement actions, could subject Fidelity to significant fines, penalties, judgments, or other requirements resulting in increased expenses or restrictions on their business activities.

In the normal course of business, from time to time, Fidelity may be named as a defendant in various legal actions, arising in connection with its current and/or prior business activities. Legal actions could include claims for substantial compensatory or punitive damages or claims for indeterminate amounts of damages. Further, Fidelity may in the future be subject to consent orders or other formal or informal enforcement agreements with their regulators. It may also, from time to time, be the subject of subpoenas, requests for information, reviews, investigations and proceedings (both formal and informal) by governmental agencies regarding current and/or prior business activities. Any such legal or regulatory actions may subject Fidelity to substantial compensatory or punitive damages, significant fines, penalties, obligations to change business practices, or other requirements resulting in increased expenses, diminished income, and damage to their reputation. Involvement in any such matters, whether tangential or otherwise, and even if the matters are ultimately determined in their favor, could also cause significant harm to their reputation and divert management attention from the operation of their business. Further, any settlement, consent order, other enforcement agreement or adverse judgment in connection with any formal or informal proceeding or investigation by governmental agencies may result in litigation, investigations or proceedings as other litigants and governmental agencies begin independent reviews of the same activities. As a result, the outcome of legal and regulatory actions could have a material adverse effect on Fidelity’s business, financial condition, and results of operations.

Fidelity’s information systems may experience an interruption or breach in security.

Fidelity relies heavily on communications and information systems to conduct its business. Any failure, interruption or breach in security of these systems could result in failures or disruptions in Fidelity’s customer relationship management, general ledger, deposit, loan and other systems. Fidelity has policies and procedures designed to prevent or limit the effect of the failure, interruption or security breach of its information systems, however there can be no assurance that any such failures, interruptions or security breaches will not occur. The occurrence of any failures, interruptions or security breaches of Fidelity’s information systems could damage Fidelity’s reputation, result in a loss of customer business, subject Fidelity to additional regulatory scrutiny, or expose Fidelity to civil litigation and possible financial liability, any of which could have a material adverse effect on Fidelity’s financial condition and results of operations.

Fidelity continually encounters technological change.

The financial services industry is continually undergoing rapid technological change with frequent introductions of new technology-driven products and services. The effective use of technology increases efficiency and enables financial institutions to better serve customers and to reduce costs. Fidelity’s future success depends, in part, upon its ability to address the needs of its customers by using technology to provide products and services that will satisfy customer demands, as well as to create additional efficiencies in Fidelity’s operations. Many of Fidelity’s competitors have substantially greater resources to invest in technological improvements. Fidelity may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to its customers. Failure to successfully keep pace with technological change affecting the financial services industry could have a material adverse impact on Fidelity’s business and, in turn, Fidelity’s financial condition and results of operations.

The operations of Fidelity’s business, including its interaction with customers, are increasingly done via electronic means, and this has increased its risks related to cyber security.

Fidelity is exposed to the risk of cyber-attacks in the normal course of business. In general, cyber incidents can result from deliberate attacks or unintentional events. Fidelity has observed an increased level of attention in the industry focused on cyber-attacks that include, but are not limited to, gaining unauthorized access to digital systems for purposes of misappropriating assets or sensitive information, corrupting data, or causing operational disruption. To combat against these attacks, policies and procedures are in place to prevent or limit the effect of the possible security breach of its information systems and Fidelity has insurance against some cyber-risks and attacks. While Fidelity has not incurred any material losses related to cyber-attacks, nor is it aware of any specific or threatened cyber-incidents as of the date of this report, Fidelity may incur substantial costs and suffer other negative consequences if it falls victim to successful cyber-attacks. Such negative consequences could include remediation costs that may include liability for stolen assets or information and repairing system damage that may have been caused; deploying additional personnel and protection technologies, training employees, and engaging third party experts and consultants; lost revenues resulting from unauthorized use of proprietary information or the failure to retain or attract customers following an attack; litigation; and reputational damage adversely affecting customer or investor confidence.

Fidelity is subject to claims and litigation pertaining to fiduciary responsibility.

From time-to-time, customers make claims and take legal action pertaining to Fidelity’s performance of its fiduciary responsibilities. Whether customer claims and legal action related to Fidelity’s performance of its fiduciary responsibilities are founded or unfounded, if such claims and legal actions are not resolved in a manner favorable to Fidelity, they may result in significant financial liability and/or adversely affect the market perception of Fidelity and its products and services as well as impact customer demand for those products and services. Any financial liability or reputation damage could have a material adverse effect on Fidelity’s business, which, in turn, could have a material adverse effect on Fidelity’s financial condition and results of operations.

Financial services companies depend on the accuracy and completeness of information about customers and counterparties.

In deciding whether to extend credit or enter into other transactions, Fidelity may rely on information furnished by or on behalf of customers and counterparties, including financial statements, credit reports, and other financial information. Fidelity may also rely on representations of those customers, counterparties or other third parties, such as independent auditors, as to the accuracy and completeness of that information. Reliance on inaccurate or misleading financial statements, credit reports, or other financial information could have a material adverse impact on Fidelity’s business and, in turn, Fidelity’s financial condition and results of operations.

Pennsylvania Business Corporation Law and various anti-takeover provisions under its articles and bylaws could impede the takeover of Fidelity.

Various Pennsylvania laws affecting business corporations may have the effect of discouraging offers to acquire Fidelity, even if the acquisition would be advantageous to shareholders. In addition, Fidelity has various anti-takeover measures in place under its articles of incorporation and bylaws, including a supermajority vote requirement for mergers, a staggered board of directors, and the absence of cumulative voting. Any one or more of these measures may impede the takeover of Fidelity without the approval of its board of directors and may prevent its shareholders from taking part in a transaction in which they could realize a premium over the current market price of its common stock.

Fidelity is a holding company and relies on dividends from its banking subsidiary for substantially all of its revenue and its ability to make dividends, distributions, and other payments.

As a bank holding company, Fidelity’s ability to pay dividends depends primarily on its receipt of dividends from its subsidiary bank. Dividend payments from The Fidelity Deposit and Discount Bank are subject to legal and regulatory limitations, generally based on net profits and retained earnings, imposed by bank regulatory agencies. The ability of The Fidelity Deposit and Discount Bank to pay dividends is also subject to profitability, financial condition, regulatory capital requirements, capital expenditures and other cash flow requirements. There is no assurance that The Fidelity Deposit and Discount Bank will be able to pay dividends in the future or that Fidelity will generate cash flow to pay dividends in the future. Fidelity’s failure to pay dividends on its common stock may have a material adverse effect on the market price of its common stock.

Fidelity’s banking subsidiary may be required to pay higher FDIC insurance premiums or special assessments which may adversely affect its earnings.

Fidelity generally is unable to control the amount of premiums or special assessments that its subsidiary is required to pay for FDIC insurance. Any future changes in the calculation or assessment of FDIC insurance premiums may have a material adverse effect on its results of operations, financial condition, and its ability to continue to pay dividends on its common stock at the current rate or at all.

Severe weather, natural disasters, acts of war or terrorism and other external events could significantly impact Fidelity’s business.

Severe weather, natural disasters, acts of war or terrorism and other adverse external events could have a significant impact on Fidelity’s ability to conduct business. Such events could affect the stability of Fidelity’s deposit base, impair the ability of borrowers to repay outstanding loans, impair the value of collateral securing loans, cause significant property damage, result in loss of revenue and/or cause Fidelity to incur additional expenses. Severe weather or natural disasters, acts of war or terrorism or other adverse external events may occur in the future. Although management has established disaster recovery policies and procedures, the occurrence of any such event could have a material adverse effect on Fidelity’s business, which, in turn, could have a material adverse effect on Fidelity’s financial condition and results of operations.

The increasing use of social media platforms presents new risks and challenges and Fidelity’s inability or failure to recognize, respond to and effectively manage the accelerated impact of social media could materially adversely impact its business.

There has been a marked increase in the use of social media platforms, including weblogs (blogs), social media websites, and other forms of Internet-based communications which allow individuals access to a broad audience of consumers and other interested persons. Social media practices in the banking industry are evolving, which creates uncertainty and risk of noncompliance with regulations applicable to Fidelity’s business. Consumers value readily available information concerning businesses and their goods and services and often act on such information without further investigation and without regard to its accuracy. Many social media platforms immediately publish the content their subscribers and participants post, often without filters or checks on accuracy of the content posted. Information posted on such platforms at any time may be adverse to Fidelity’s interests and/or may be inaccurate. The dissemination of information online could harm its business, prospects, financial condition, and results of operations, regardless of the information’s accuracy. The harm may be immediate without affording Fidelity an opportunity for redress or correction.

Other risks associated with the use of social media include improper disclosure of proprietary information, negative comments about its business, exposure of personally identifiable information, fraud, out-of-date information, and improper use by employees and customers. The inappropriate use of social media by Fidelity’s customers or employees could result in negative consequences including remediation costs including training for employees, additional regulatory scrutiny and possible regulatory penalties, litigation or negative publicity that could damage its reputation adversely affecting customer or investor confidence.

Federal income tax reform could have unforeseen effects on Fidelity’s financial condition and results of operations.

On December 22, 2017, the President of the United States signed into law H.R. 1, originally known as the “Tax Cuts and Jobs Act.” The Tax Cuts and Jobs Act includes a number of provisions, including the lowering of the U.S. corporate tax rate from 35 percent to 21 percent, effective January 1, 2018. There are also provisions that may partially offset the benefit of such rate reduction. Financial statement impacts include adjustments for, among other things, the re-measurement of deferred tax assets and liabilities. While there are benefits, there is also substantial uncertainty regarding the details of U.S. Tax Reform. The long-term intended and unintended consequences of Tax Cuts and Jobs Act on its business and on holders of its common shares is uncertain and could be adverse. Fidelity anticipates that the impact of Tax Cuts and Jobs Act may be material to its business, financial condition and results of operations.

Risks Associated with Fidelity’s Common Stock

Fidelity’s stock price can be volatile.

Stock price volatility may make it more difficult for you to resell your common stock when you want and at prices you find attractive. Fidelity’s stock price can fluctuate significantly in response to a variety of factors including, among other things:

•	Actual or anticipated variations in quarterly results of operations.
•	Recommendations by securities analysts.
•	Operating and stock price performance of other companies that investors deem comparable to Fidelity.
•	News reports relating to trends, concerns and other issues in the financial services industry.
•	Perceptions in the marketplace regarding Fidelity and/or its competitors.
•	New technology used, or services offered, by competitors.
•	Significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving Fidelity or its competitors.
•	Failure to integrate acquisitions or realize anticipated benefits from acquisitions.
•	Changes in government regulations.
•	Geopolitical conditions such as acts or threats of terrorism or military conflicts.

General market fluctuations, industry factors and general economic and political conditions and events, such as economic slowdowns or recessions, interest rate changes or credit loss trends, could also cause Fidelity’s stock price to decrease regardless of operating results.

The trading volume in Fidelity’s common stock is less than that of other larger financial services companies.

Fidelity’s common stock is listed for trading on Nasdaq and the trading volume in its common stock is less than that of other larger financial services companies. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace of willing buyers and sellers of Fidelity’s common stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which Fidelity has no control. Given the lower trading volume of Fidelity’s common stock, significant sales of Fidelity’s common stock, or the expectation of these sales, could cause Fidelity’s stock price to fall.

Risks Associated with Fidelity’s Industry

Future governmental regulation and legislation could limit Fidelity’s future growth.

Fidelity is a registered bank holding company, and its subsidiary bank is a depository institution whose deposits are insured by the FDIC. As a result, Fidelity is subject to various regulations and examinations by various regulatory authorities. In general, statutes establish the corporate governance and eligible business activities for Fidelity, certain acquisition and merger restrictions, limitations on inter-company transactions such as loans and dividends, capital adequacy requirements, requirements for anti-money laundering programs and other compliance matters, among other regulations. Fidelity is extensively regulated under federal and state banking laws and regulations that are intended primarily for the protection of depositors, federal deposit insurance funds and the banking system as a whole. Compliance with these statutes and regulations is important to Fidelity’s ability to engage in new activities and consummate additional acquisitions.

In addition, Fidelity is subject to changes in federal and state tax laws as well as changes in banking and credit regulations, accounting principles and governmental economic and monetary policies. Fidelity cannot predict whether any of these changes may adversely and materially affect it. Federal and state banking regulators also possess broad powers to take supervisory actions as they deem appropriate. These supervisory actions may result in higher capital requirements, higher insurance premiums and limitations on Fidelity’s activities that could have a material adverse effect on its business and profitability. While these statutes are generally designed to minimize potential loss to depositors and the FDIC insurance funds, they do not eliminate risk, and compliance with such statutes increases Fidelity’s expense, requires management’s attention and can be a disadvantage from a competitive standpoint with respect to non-regulated competitors.

The earnings of financial services companies are significantly affected by general business and economic conditions.

Fidelity’s operations and profitability are impacted by general business and economic conditions in the United States and abroad. These conditions include short-term and long-term interest rates, inflation, money supply, political issues, legislative and regulatory changes, fluctuations in both debt and equity capital markets, broad trends in industry and finance, and the strength of the U.S. economy and the local economies in which Fidelity operates, all of which are beyond Fidelity’s control. Deterioration in economic conditions could result in an increase in loan delinquencies and non-performing assets, decreases in loan collateral values and a decrease in demand for Fidelity’s products and services, among other things, any of which could have a material adverse impact on Fidelity’s financial condition and results of operations.

Financial services companies depend on the accuracy and completeness of information about customers and counterparties.

In deciding whether to extend credit or enter into other transactions, Fidelity may rely on information furnished by or on behalf of customers and counterparties, including financial statements, credit reports and other financial information. Fidelity may also rely on representations of those customers, counterparties or other third parties, such as independent auditors, as to the accuracy and completeness of that information. Reliance on inaccurate or misleading financial statements, credit reports or other financial information could have a material adverse impact on Fidelity’s business and, in turn, Fidelity’s financial condition and results of operations.

Consumers may decide not to use banks to complete their financial transactions.

Technology and other changes are allowing parties to complete financial transactions that historically have involved banks through alternative methods. For example, consumers can now maintain funds that would have historically been held as bank deposits in brokerage accounts or mutual funds. Consumers can also complete transactions such as paying bills and/or transferring funds directly without the assistance of banks. The process of eliminating banks as intermediaries, known as “disintermediation,” could result in the loss of fee income, as well as the loss of customer deposits and the related income generated from those deposits. The loss of these revenue streams and the lower cost deposits as a source of funds could have a material adverse effect on Fidelity’s financial condition and results of operations.

A protracted government shutdown or issues relating to debt and the deficit may adversely affect Fidelity.

Extended shutdowns of parts of the federal government could negatively impact the financial performance of certain customers and could impact customers’ future access to certain loan and guarantee programs. As a result, this could impact Fidelity’s business, financial condition and results of operations.

As a result of past difficulties of the federal government to reach agreement over federal debt and issues connected with the debt ceiling, certain rating agencies placed the United States government’s long-term sovereign debt rating on their equivalent of negative watch and announced the possibility of a rating downgrade. The rating agencies, due to constraints related to the rating of the United States, also placed government-sponsored enterprises in which Fidelity invests and receives lines of credit on negative watch and a downgrade of the United States government’s credit rating would trigger a similar downgrade in the credit rating of these government-sponsored enterprises. Furthermore, the credit rating of other entities, such as state and local governments, may also be downgraded should the United States government’s credit rating be downgraded. The impact that a credit rating downgrade may have on the national and local economy could have an adverse effect on Fidelity’s financial condition and results of operations.

The regulatory environment for the financial services industry is being significantly impacted by financial regulatory reform initiatives in the United States and elsewhere, including Dodd-Frank and regulations promulgated to implement it.

The Dodd-Frank Wall Street Reform and Consumer Protection Act, which was signed into law on July 21, 2010, comprehensively reforms the regulation of financial institutions, products and services. Dodd-Frank requires various federal regulatory agencies to implement numerous rules and regulations. Because the federal agencies are granted broad discretion in drafting these rules and regulations, the entire impact of Dodd-Frank may not be known for many months or years.

While much of how the Dodd-Frank and other financial industry reforms will change Fidelity’s current business operations depends on the specific regulatory reforms and interpretations, many of which have yet to be released or finalized, it is clear that the reforms, both under Dodd-Frank and otherwise, will have a significant effect on its entire industry. Although Dodd-Frank and other reforms will affect a number of the areas in which Fidelity does business, it is not clear at this time the full extent of the adjustments that will be required and the extent to which it will be able to adjust its businesses in response to the requirements. Although it is difficult to predict the magnitude and extent of these effects at this stage, Fidelity believes compliance with Dodd-Frank and implementing its regulations and initiatives will negatively impact revenue and increase the cost of doing business, both in terms of transition expenses and on an ongoing basis, and it may also limit its ability to pursue certain business opportunities.

A WARNING ABOUT FORWARD-LOOKING INFORMATION

This joint proxy statement/prospectus, including information incorporated by reference in this document, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to the financial condition, results of operations, and business of each of Fidelity, The Fidelity Deposit and Discount Bank, MNB, and Merchants Bank of Bangor. These include statements relating to revenues, cost savings, and anticipated benefits resulting from the merger. You can find many of these statements by looking for words such as “believes,” “intends,” “expects,” “anticipates,” “estimates,” “projects,” “should,” “may” or similar words or expressions.

These forward-looking statements involve substantial risks and uncertainties. There are many factors that may cause actual results to differ materially from those contemplated by these forward-looking statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•	the ability to obtain required regulatory and shareholder approvals and meet other closing conditions to the transaction;
•	the ability to complete the merger as expected and within the expected timeframe;
•	disruptions to customer and employee relationships and business operations caused by the merger;
•	the ability to implement integration plans associated with the transaction, which integration may be more difficult, time-consuming or costly than expected;
•	the ability to achieve the cost savings and synergies contemplated by the merger within the expected timeframe, or at all;
•	changes in local and national economies, or market conditions;
•	changes in interest rates;
•	regulations and accounting principles;
•	changes in accounting policies or accounting standards, including the new authoritative accounting guidance (known as the current expected credit loss (CECL) model) which may increase the required level of our allowance for credit losses after adoption;
•	changes in policies or guidelines;
•	loan demand and asset quality, including real estate values and collateral values;
•	deposit flow; and
•	the impact of competition from traditional or new sources.

Additional factors can be found under “Risk Factors” beginning on page 24 of this joint proxy statement/prospectus and “Risk Factors” in Fidelity’s Annual Report on Form 10-K for the year ended December 31, 2018, and other reports filed by Fidelity with the SEC.

Because forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by these statements. Fidelity and MNB caution Fidelity shareholders and MNB shareholders not to place undue reliance on these statements. These statements speak only as of the date of this document or, if made in any document incorporated by reference, as of the date of that document.

All written or oral forward-looking statements attributable to Fidelity or MNB or any person acting on their behalf made after the date of this document are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither Fidelity nor MNB undertakes any obligation to release publicly any revisions to forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

THE FIDELITY SPECIAL MEETING OF SHAREHOLDERS

General

The Fidelity special meeting of shareholders will be held at the main office of Fidelity at Blakely & Drinker Streets, Dunmore, Pennsylvania 18512, at 2:00 p.m., local time, on April 21, 2020.

Record Date and Shares Outstanding and Entitled to Vote

The record date for the Fidelity special meeting is February 28, 2020. On the record date, there were 3,826,401 shares issued and outstanding. Only shareholders of record at the close of business on the Fidelity record date will be entitled to receive notice of and to vote at the special meeting.

Matters to be Considered at the Fidelity Special Meeting

Holders of Fidelity common stock will consider and vote upon:

•	Proposal 1—a proposal to approve and adopt the reorganization agreement which is attached as Annex A to this joint proxy statement/prospectus and incorporated herein by reference, and the transactions contemplated thereby including the issuance of shares of Fidelity common stock to MNB shareholders in connection with the merger; and
•	Proposal 2—a proposal to adjourn or postpone the Fidelity special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the Fidelity special meeting to approve the proposal to approve the reorganization agreement.

Quorum

The holders of a majority of the shares of Fidelity common stock outstanding and entitled to vote as of the record date must be present at the Fidelity special meeting, either in person or by proxy, for a quorum to be present for purposes of voting on the reorganization agreement and the merger, and any other matter to be considered at the Fidelity special meeting.

Votes Required

Approve and Adopt the Reorganization Agreement. In accordance with Pennsylvania law and Fidelity’s articles of incorporation, the approval and adoption of the reorganization agreement, the merger, and the transactions contemplated by the reorganization agreement including the issuance of shares of Fidelity common stock to MNB shareholders in connection with the merger requires the affirmative vote of the holders of at least fifty-one percent (51%) of the shares of Fidelity common stock outstanding on the record date.

Discretionary Authority to Adjourn or Postpone the Fidelity Special Meeting. In accordance with Fidelity’s bylaws, the affirmative vote of a majority of Fidelity shares represented, in person or by proxy, at the Fidelity special meeting is required to approve the proposal to adjourn or postpone the Fidelity special meeting, if necessary, to solicit additional proxies.

Each holder of shares of Fidelity common stock outstanding on the record date will be entitled to one vote for each share held of record at the Fidelity special meeting. Brokers who hold Fidelity common stock as nominees on your behalf will not have authority to vote your shares unless you provide voting instructions in accordance with the directions provided by your broker. Failure to provide your broker with voting instructions will have the same effect as a vote against the reorganization agreement, the merger, and the transactions contemplated by the reorganization agreement including the issuance of shares of Fidelity common stock to MNB shareholders in connection with the merger.

The directors and executive officers of Fidelity are expected to vote all shares of Fidelity common stock that they own on the record date in favor of the approval and adoption of the reorganization agreement, the merger, and the transactions contemplated by the reorganization agreement including the issuance of shares of Fidelity common stock to MNB shareholders in connection with the merger. On the record date, these persons beneficially owned approximately 1,038,587 shares of Fidelity common stock, or approximately 26.95% of the outstanding shares of Fidelity common stock.

Voting

The Fidelity board of directors is soliciting proxies to request that you allow your shares of Fidelity common stock to be represented at the Fidelity special meeting by the persons named on the enclosed Fidelity proxy card. All shares of Fidelity common stock represented at the Fidelity special meeting by properly executed and dated proxy cards, or otherwise voted by telephone or internet, will be voted according to the instructions provided. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by Fidelity’s board of directors.

The Fidelity board of directors recommends that you vote:

•	FOR the proposal to approve and adopt the reorganization agreement, the merger, and the transactions contemplated by the reorganization agreement including the issuance of shares of Fidelity common stock to MNB shareholders in connection with the merger; and,
•	FOR the proposal to adjourn or postpone the Fidelity special meeting, if necessary, to solicit additional proxies.

If any matters incident to the conduct of the Fidelity special meeting and not described in this joint proxy statement/prospectus are properly presented at the Fidelity special meeting, the persons named on the proxy card will use their judgment to determine how to vote your shares.

If you hold your shares in street name, it is critical that you instruct your bank or broker how to vote. If you hold your shares in street name and you do not instruct your bank or broker how to vote, your bank or broker will not be permitted to vote your shares on any matter related to the merger or on other nondiscretionary matters, and may elect not to vote your shares on other matters. A “broker non-vote” occurs when a broker submits a proxy that does not indicate a vote for some of the proposals because the beneficial owners have not instructed the broker on how to vote on such proposals.

If you return a valid proxy or attend the meeting in person, Fidelity will count your shares for purposes of determining whether there is a quorum, even if you abstain from voting. If your shares are held in street name, you will also need a signed proxy from your broker or nominee in order to attend the Fidelity special meeting and vote in person.

Abstentions are considered to be present and, as a result, will have the same effect as a vote against the reorganization agreement proposal and each proposal for which the affirmative vote of a majority of shares represented at the special meeting is required.

Revocation of Proxies

Any Fidelity shareholder may revoke a proxy at any time before or at the Fidelity special meeting in one or more of the following ways:

1.	Delivering a written notice of revocation bearing a later date than the proxy at any time prior to the vote at the Fidelity special meeting to the Secretary of Fidelity;
2.	Submitting a later-dated proxy prior to the vote at the Fidelity special meeting; or,
3.	Attending the Fidelity special meeting and voting in person after giving written notice to the Secretary of Fidelity.

A Fidelity shareholder should send any written notice of revocation or subsequent proxy to:

Fidelity D & D Bancorp, Inc.
Attention: John T. Cognetti, Secretary
Blakely & Drinker Streets
Dunmore, PA 18512

You also may hand deliver the notice of revocation or subsequent proxy to the Secretary of Fidelity before the taking of the vote at the Fidelity special meeting. Attendance at the Fidelity special meeting will not by itself constitute a revocation or proxy. If your shares are held in street name, you will need to follow the voting instructions from your broker or nominee in order to change your vote.

Solicitation of Proxies

Fidelity will bear the cost of the solicitation of proxies from its shareholders, but Fidelity and MNB will share the cost of printing and mailing this joint proxy statement/prospectus. In addition to solicitation by mail, the directors, officers, and employees of Fidelity and their subsidiaries may solicit proxies from Fidelity shareholders by telephone, electronically, or in person without compensation other than reimbursement for their actual expenses. Fidelity will also arrange with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons. Fidelity will reimburse those custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection with forwarding solicitation materials.

To assist in the solicitation of proxies in connection with the special meeting, Fidelity may retain a proxy solicitation firm, although it has not done so as of the date of this joint proxy statement/prospectus. If engaged, the proxy solicitor may contact Fidelity shareholders personally or by telephone, facsimile or other means of communication. The cost of any proxy solicitation firm which may be hired will be paid by Fidelity.

THE MNB SPECIAL MEETING OF SHAREHOLDERS

General

The MNB special meeting will be held at Northampton Country Club, 5049 William Penn Highway, Easton, Pennsylvania 18045, at 10:00 a.m., local time, on April 21, 2020.

Record Date and Shares Outstanding and Entitled to Vote

The record date for the MNB special meeting is February 28, 2020. On the record date, there were 1,132,873 shares issued and outstanding. Only shareholders of record at the close of business on the MNB record date will be entitled to receive notice of and to vote at the MNB special meeting.

Matters to be Considered at the MNB Special Meeting

Holders of MNB common stock will consider and vote upon:

•	Proposal 1—a proposal to approve and adopt the reorganization agreement which is attached as Annex A to this joint proxy statement/prospectus and incorporated herein by reference, and the transactions contemplated thereby; and
•	Proposal 2—a proposal to adjourn or postpone the MNB special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the MNB special meeting to approve the proposal to approve and adopt the reorganization agreement and the merger.

Quorum

The holders of a majority of the shares of MNB common stock outstanding and entitled to vote as of the record date must be present at the MNB special meeting, either in person or by proxy, for a quorum to be present for purposes of voting on the reorganization agreement and the merger, the adjournment or postponement proposal, and any other matter to be considered at the MNB special meeting.

Votes Required

Approve and Adopt the Reorganization Agreement. In accordance with MNB’s articles of incorporation, the approval and adoption of the reorganization agreement and the merger requires the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the shares of MNB common stock outstanding on the record date.

Discretionary Authority to Adjourn or Postpone the Special Meeting. The affirmative vote of a majority of MNB shares represented, in person or by proxy, at the MNB special meeting is required to approve the proposal to adjourn or postpone the MNB special meeting, if necessary, to solicit additional proxies.

Each holder of shares of MNB common stock outstanding on the record date will be entitled to one vote for each share held of record at the MNB special meeting. Brokers who hold MNB common stock as nominees on your behalf will not have authority to vote your shares unless you provide voting instructions in accordance with the directions provided by your broker. Failure to provide your broker with voting instructions will have the same effect as a vote against the reorganization agreement and the merger.

The directors of MNB have agreed to vote all shares of MNB common stock that they own on the record date in favor of the approval and adoption of the reorganization agreement and the merger. On the record date, these persons owned approximately 61,852 shares of MNB common stock, or approximately 5.46% of the outstanding shares of MNB common stock.

Voting

The MNB board of directors is soliciting proxies to request that you allow your shares of MNB common stock to be represented at the MNB special meeting by the persons named on the enclosed MNB proxy card. All shares of MNB common stock represented at the MNB special meeting by properly executed and dated proxy cards, or otherwise voted by telephone or internet, will be voted according to the instructions provided. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by MNB’s board of directors.

The MNB board of directors recommends that you vote:

•	FOR the proposal to approve and adopt the reorganization agreement and the merger; and
•	FOR the proposal to adjourn or postpone the MNB special meeting, if necessary, to solicit additional proxies.

If any matters incident to the conduct of the meeting and not described in this joint proxy statement/prospectus are properly presented at the MNB special meeting, the persons named on the proxy card will use their judgment to determine how to vote your shares.

If you hold your shares in street name, it is critical that you instruct your bank or broker how to vote. If you hold your shares in street name and you do not instruct your bank or broker how to vote, your bank or broker will not be permitted to vote your shares on any matter related to the merger or on other non-discretionary matters, and may elect not to vote your shares on other matters. A “broker non-vote” occurs when a broker submits a proxy that does not indicate a vote for some of the proposals because the beneficial owners have not instructed the broker on how to vote on such proposals.

If you return a valid proxy or attend the MNB special meeting in person, MNB will count your shares for purposes of determining whether there is a quorum, even if you abstain from voting.

Abstentions are considered to be present and, as a result, will have the same effect as a vote against the reorganization agreement and the merger.

Revocation of Proxies

Any MNB shareholder may revoke a proxy at any time before or at the MNB special meeting in one or more of the following ways:

1.	Delivering a written notice of revocation bearing a later date than the proxy at any time prior to the vote at the MNB special meeting to the Corporate Secretary of MNB;
2.	Submitting a later-dated proxy prior to the vote at the MNB special meeting; or
3.	Attending the MNB special meeting and voting in person after giving written notice to the Corporate Secretary of MNB.

An MNB shareholder should send any written notice of revocation or subsequent proxy to:

MNB Corporation
Attention: Corporate Secretary
1250 Braden Boulevard, Suite 300
Easton, PA 18040

You also may hand deliver the notice of revocation or subsequent proxy to the Corporate Secretary before the taking of the vote at the MNB special meeting. Attendance at the MNB special meeting will not by itself constitute a revocation or proxy. If your shares are held in “street name,” you will need to follow the voting instructions from your broker or nominee in order to change your vote. If your shares are held in “street name,” you also will need a signed proxy from your broker or nominee in order to attend and vote at the MNB special meeting.

Dissenters’ Rights

Under Chapter 15, Subchapter D of the Pennsylvania Business Corporation Law of 1988, as amended, holders of MNB common stock who properly file with MNB a written notice of intention to dissent will have the right to obtain a cash payment for the statutorily determined “fair value” of their shares (excluding any element of value arising in anticipation of the merger) in the event that the merger is completed. In order to exercise those rights, MNB shareholders must comply with the procedural requirements of Chapter 15, Subchapter D of the Pennsylvania Business Corporation Law. The statutorily determined “fair value” cannot be predicted and could be more or less than the value of the merger consideration. Failure to take any of the steps required under Chapter 15, Subchapter D of the Pennsylvania Business Corporation Law on a timely basis may result in the loss of dissenters’ rights. The provisions relating to dissenters’ rights under Pennsylvania Business Corporation Law are attached to this joint proxy statement/prospectus as Annex D to this joint proxy statement/prospectus. See “Proposal 1: The Merger— Dissenters’ Rights.” The Pennsylvania Business Corporation Law is referred to in this joint proxy statement/prospectus as the “PBCL.”

Solicitation of Proxies

MNB will bear the cost of the solicitation of proxies from its shareholders, but Fidelity and MNB will share the cost of printing and mailing this joint proxy statement/prospectus. In addition to solicitation by mail, the directors, officers, and employees of MNB and its subsidiaries may solicit proxies from MNB shareholders by telephone, electronically, or in person without compensation other than reimbursement for their actual expenses. MNB also will arrange with brokerage houses and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons. MNB will reimburse those custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses in connection with forwarding solicitation materials.

To assist in the solicitation of proxies in connection with the MNB special meeting, MNB has engaged Laurel Hill Advisory Group, LLC (“Laurel Hill”), a proxy solicitation firm, to assist in the solicitation of votes. MNB will pay Laurel Hill a base fee of $6,500, a fee of $1,000 to establish a toll-free number for shareholder inquiries, plus per-call fees and reimbursement of its out-of-pocket expenses, for its services. Laurel Hill may contact MNB shareholders personally or by telephone, facsimile or other means of communication.

PROPOSAL 1:
THE MERGER

The following information describes the material terms and provisions of the merger. This description is not complete. Fidelity and MNB qualify this discussion in its entirety by reference to the reorganization agreement which is incorporated by reference in this joint proxy statement/prospectus. A copy of the reorganization agreement is attached to this document as Annex A to provide information regarding the terms of the proposed merger. Except for its status as the contractual document between the parties with respect to the merger described in the reorganization agreement, it is not intended to provide factual information about the parties. The representations and warranties contained in the reorganization agreement were made only for purposes of the reorganization agreement and as of specific dates, were solely for the benefit of the parties to the reorganization agreement, and may be subject to limitations agreed to by the contracting parties, including being qualified by disclosures between the parties. These representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, they should not be relied on by investors as statements of factual information. Fidelity and MNB urge you to read the full text of the reorganization agreement carefully.

General

On December 10, 2019, Fidelity and MNB jointly announced the execution of the reorganization agreement. Pursuant to the reorganization agreement, MNB will merge with and into Fidelity. After the merger, Merchants Bank of Bangor will merge with and into The Fidelity Deposit and Discount Bank. The mergers are expected to be completed in the second quarter of 2020.

In the merger, MNB shareholders will receive 1.039 shares of Fidelity common stock for each share of MNB common stock they hold on the effective time of the merger. Fidelity estimates that it will issue a total of approximately 1,177,055 shares of Fidelity common stock in the merger.

Fidelity will not issue fractional shares of common stock to MNB shareholders pursuant to the merger; consequently, MNB shareholders will receive cash in lieu of any fractional shares they would have otherwise received according to the terms of the reorganization agreement.

The approval and adoption of the reorganization agreement and the merger requires the affirmative vote, in person or by proxy, of at least fifty-one percent (51%) of the outstanding shares entitled to vote at the Fidelity special meeting. The approval and adoption of the reorganization agreement and the merger requires the affirmative vote, in person or by proxy, of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares entitled to vote at the MNB special meeting.

Background of the Merger

The board of directors of Fidelity has periodically reviewed and discussed Fidelity’s business, strategic direction, performance and prospects in context of developments in the banking industry and competitive landscape. Among other things, these discussions have included review of possible strategic directions available to Fidelity, including from time to time, possible acquisitions or business combinations involving other financial institutions. This is part of Fidelity’s continuing strategic planning process. This process includes identification of financial companies and banks that would meet Fidelity’s profile of a company that would be of interest and considerable value to Fidelity on an ongoing basis.

On June 19, 2019, Daniel J. Santaniello, President and Chief Executive Officer of Fidelity, met Rocco A. Del Vecchio, President and Chief Executive Officer of MNB, at the Bybel Rutledge Merger and Acquisition Conference in Hershey, PA. At the conference, Messrs. Santaniello and Del Vecchio spent time discussing the future of the financial services industry, public information about each of their respective companies and the competitive landscape. Mr. Santaniello indicated that he would like to have lunch or dinner and meet with Mr. Del Vecchio again to get to know each other better and discuss and learn more about MNB.

The board of directors of Fidelity met on July 16, 2019 at which time the concept of exploring, analyzing and considering a potential business combination of Fidelity and MNB was introduced and discussed in general terms. MNB’s history, culture, performance, business model and management were discussed in general terms based upon publicly available information. The board of directors of Fidelity agreed that further inquiry, analysis and exploration regarding MNB was warranted by Fidelity. However, it was believed by the board of directors of Fidelity that MNB may be a company of significant interest to Fidelity and may be a good prospect as an acquisition candidate and future business partner.

On July 29, 2019, Nicholas Bybel, Jr. contacted Mr. Del Vecchio regarding a lunch meeting to discuss Mr. Del Vecchio’s future with MNB, the performance of MNB, and MNB’s strategic direction. During the call, Mr. Bybel inquired about MNB’s interest in being acquired. Mr. Del Vecchio indicated that MNB had no present interest in being acquired but suggested that Mr. Bybel have a discussion about a prospective acquisition with Richard M. Hotchkiss, Chairman MNB’s board of directors.

On August 19, 2019, Mr. Santaniello contacted Mr. Del Vecchio to have lunch or dinner to discuss the future of the financial services industry, their respective companies and the competitive landscape.

On August 19, 2019, Mr. Bybel met with Mr. Hotchkiss to discuss Fidelity’s interest in exploring a possible acquisition opportunity of MNB in an all-stock transaction. He indicated that Fidelity may be willing to pay a purchase price equivalent to two times MNB’s book value.

On September 5, 2019, Messrs. Hotchkiss and Del Vecchio had a lunch meeting with Mr. Santaniello to discuss Fidelity’s interest in a business combination with MNB and to provide an overview of Fidelity including its history, culture, historical financial performance and general strategic direction as publicly disclosed. No specific proposals were made, and no specific terms were discussed. Each company discussed their views of their Bank’s culture and future and the issues facing the financial services industry. Each company agreed that they should meet again after discussing the matter further with their respective boards of directors.

The board of directors of Fidelity met on September 17, 2019 to discuss the concept of a potential business combination proposal to MNB. Management discussed with the board business, strategic, managerial and financial issues associated with a transaction of this nature. The board of directors authorized management to prepare an outline for discussion with MNB based upon the Fidelity board of directors discussions at the meeting. The board of directors were advised of their fiduciary duties and insider trading responsibilities.

The board of directors of MNB met on September 19, 2019, a regularly scheduled meeting. At that meeting, the MNB board discussed, in executive session, Fidelity’s interest in acquiring MNB and agreed to meet with Fidelity representatives to have further discussions. Mr. Del Vecchio was not present at the September 19 board meeting but was aware that the discussion had occurred.

On September 26, 2019, Brian J. Cali, Chairman of the Board of Fidelity, and Mr. Santaniello met with Mr. Hotchkiss, Mr. Del Vecchio and MNB director David J. Jordan, Jr., Esquire. Fidelity proposed a confidentiality agreement in connection with their conversations, and a potential business combination which each party respectively executed on September 30, 2019 and October 3, 2019. At the meeting, Fidelity initially proposed non-binding/non-disclosable terms for discussion which included a proposed merger structure for the transaction of holding companies and banks, a common equity exchange of approximately two times book value for each share of MNB common stock to be expressed as a fixed exchange ratio for shares of Fidelity common stock, two board seats on the Fidelity and The Fidelity Deposit and Discount Bank boards for representatives of MNB, a tax free reorganization and initial basic price protection terms. Each party agreed to discuss these ideas and matters in detail with their respective boards of directors.

On October 10, 2019, Mr. Santaniello met with Mr. Del Vecchio to advance merger discussions, the terms proposed on September 26th were discussed. Mr. Del Vecchio inquired about the possibility of the merger consideration being a combination of stock and cash, but Mr. Santaniello indicated that the offer of stock was all that the Fidelity board of directors had authorized and that at this time represented Fidelity’s sincere level of interest. Both parties agreed to commence due diligence as a next step.

On October 10, 2019, Fidelity engaged Ardmore Advisors to conduct loan due diligence on behalf of Fidelity.

During MNB’s regularly scheduled board meeting on October 17, 2019, the MNB board discussed the possibility of exploring interests from other financial institutions. After a discussion, the board decided that the offer from Fidelity was sufficient and that soliciting other offers was unnecessary.

Commencing on October 21 and continuing through December 6, 2019, Fidelity conducted formal due diligence on MNB.

From October 22 through 24, 2019, Ardmore Advisors conducted loan due diligence on MNB on behalf of Fidelity.

On October 23, 2019, Fidelity engaged Bybel Rutledge as special legal counsel and Bybel Rutledge sent to Fidelity a working draft of the reorganization agreement for review and comments.

On October 29, 2019, Fidelity engaged Commonwealth Advisors as financial advisor for Fidelity in connection with the proposed merger with MNB. That same day, Fidelity with the assistance of Commonwealth Advisors conducted management interviews of the senior officers of MNB.

On October 30, 2019, MNB engaged Mette Evans as special legal counsel for MNB.

After Fidelity management and members of the board of directors provided comments to the reorganization agreement to Bybel Rutledge, Bybel Rutledge revised the document and sent a draft to Mette Evans on October 31, 2019.

On November 1, 2019, Mr. Del Vecchio and Mark Jobes, a key employee of MNB, met with Mr. Santaniello to conduct discussions regarding Mr. Jobes’s potential employment with Fidelity post-merger.

On November 2, 2019, Mr. Jobes met with Mr. Santaniello to further discuss proposed post-merger terms of employment of Mr. Jobes with Fidelity.

Fidelity’s board of directors and management provided comments to Bybel Rutledge.

Over the next several weeks, Fidelity, MNB, their respective legal counsel, Commonwealth Advisors and Olsen Palmer continued to negotiate the terms of the proposed transaction, including the exchange ratio, board representation number and term, representations and warranties, covenants, price protection terms, conditions and post-closing covenants.

On November 5, 2019, the boards of directors of Fidelity and The Fidelity Deposit and Discount Bank held a joint regular meeting, which was attended by Fidelity’s and The Fidelity Deposit and Discount Bank’s executive officers, Bybel Rutledge and Commonwealth Advisors to review the current status of the draft reorganization agreement and the schedules, exhibits and annexes thereto, as well as their duties under the law. The boards heard reports from Fidelity’s management regarding the proposed transaction, including a report on the due diligence review of MNB by the executive officers of Fidelity, and a loan review report from Ardmore Advisors. Commonwealth Advisors reported with respect to certain financial analyses which included a transaction and pro forma transaction overview, material transaction terms, transaction rationale, pro forma market share, pro forma deposit mix, pro forma loan portfolio mix, expected financial impact, pro forma capital ratios and a comparable transaction analysis. Bybel Rutledge reviewed the terms of the proposed reorganization agreement and the ancillary agreements with the boards of directors. Bybel Rutledge also reviewed fiduciary duties with the boards of directors and reminded the board of directors and management of their duties under securities laws.

On November 8, 2019, Mr. Santaniello met with Mr. Del Vecchio, Mr. Jobes and Todd Saab, a key employee of MNB, to discuss proposed employment agreements and change of control agreements for Mr. Jobes and Mr. Saab, respectively.

On November 21, 2019, Mr. Del Vecchio and Mr. Hotchkiss met with Mr. Santaniello and Eugene J. Walsh, Vice President and Chief Operating Officer of Fidelity, to discuss merger terms and due diligence matters. During the discussion, Mr. Santaniello indicated that Fidelity’s proposal was a very comprehensive and inclusive proposal and very well priced for the benefit of each company’s constituencies including shareholders. Mr. Santaniello indicated that the exchange ratio provided approximately two times book value for each share of MNB common stock and was, “a very good price,” to be paid by Fidelity.

On November 21, 2019, MNB engaged Olsen Palmer as its financial advisor.

Bybel Rutledge, Mette Evans, Commonwealth Advisors and Olsen Palmer negotiated specific terms of the reorganization agreement from November 18, 2019 to December 6, 2019. During that period of time, MNB conducted certain due diligence regarding Fidelity, including a review of litigation pending against Fidelity and the quality of Fidelity’s loan portfolio.

On December 3, 2019, Bybel Rutledge and Commonwealth Advisors telephonically attended the Fidelity board of directors meeting. Bybel Rutledge reviewed with the board of directors the draft reorganization agreement and the schedules, exhibits and annexes thereto. Commonwealth Advisors reviewed with the board of directors updated financial information including a transaction and pro forma transaction overview, material transaction terms, transaction rationale, pro forma market share, pro forma deposit mix, pro forma loan portfolio mix, expected financial impact, pro forma capital ratios and a comparable transaction analysis.

On December 3, 2019, Mette Evans participated by telephone in a meeting of the MNB board of directors to discuss the status of negotiations regarding the reorganization agreement. There was also a discussion regarding the voting agreements which Fidelity wanted the directors to sign, in which they would agree to vote their MNB stock in favor of the merger.

On December 6, 2019, Olsen Palmer (by telephone) and representatives of MNB met with officers of Fidelity to inquire regarding Fidelity’s strategic planning, its loan portfolio and the status certain lawsuits pending against Fidelity.

On December 9, 2019, the MNB and Merchants Bank of Bangor boards of directors convened a special joint meeting to consider the approval of the reorganization agreement. Mette Evans reviewed with the board of directors their fiduciary duties, the factors which Pennsylvania law entitled them to consider in voting on the reorganization agreement, the reorganization agreement, exhibits and schedules in detail. After an in depth discussion, and delivery by Olsen Palmer of its oral opinion to MNB’s board of directors, which was subsequently confirmed in writing on December 9, 2019, to the effect that, as of such date, the merger consideration provided for in the reorganization agreement was fair to holders of MNB common stock from a financial point of view, the board of directors unanimously approved the proposed merger and the definitive reorganization agreement in its final form, and authorized Mr. Del Vecchio to execute and deliver the definitive reorganization agreement on behalf of MNB and the subsidiary bank merger agreement on behalf of MNB.

On December 9, 2019, the boards of directors of Fidelity and The Fidelity Deposit and Discount Bank held a joint special meeting at which time Commonwealth Advisors reviewed updated presentation materials, Bybel Rutledge discussed revisions to the reorganization agreement and ancillary documents and reviewed the reorganization agreement and ancillary documents in connection with the proposed merger with MNB. Commonwealth Advisors reviewed and delivered its written fairness opinion to the effect that as of such date the exchange ratio provided in the reorganization agreement for the proposed merger was fair from a financial point of view to Fidelity. Bybel Rutledge reviewed with the board of directors their fiduciary duties, the factors which Pennsylvania law entitled them to consider in voting on the reorganization agreement and reminded the board of directors of their duties under securities laws. Following the presentations, the boards of directors discussed, considered, approved and adopted the terms of the transaction and reorganization agreement and the schedules, exhibits and annexes thereto and the bank plan of merger and the exhibits and schedules thereto and authorized the officers of the corporation and bank to execute and deliver the definitive reorganization agreement and ancillary documents on behalf of Fidelity and the subsidiary bank merger agreement on behalf of The Fidelity Deposit and Discount Bank.

Following their respective boards of directors meetings, Fidelity and MNB executed the reorganization agreement and the schedules exhibits and annexes thereto. The merger was announced prior to the opening of trading on December 10, 2019.

Certain Non-Public, Unaudited, Forward-Looking Information Exchanged by Fidelity and MNB

In the course of their merger discussions, Fidelity and MNB each provided copies of certain internal financial projections for future periods prepared by senior management to each other and to Commonwealth Advisors and Olsen Palmer, financial advisors for Fidelity and MNB, respectively, for them to use in preparing the analyses performed in connection with their respective fairness opinions.

Fidelity, Olsen Palmer and Commonwealth Advisors obtained MNB’s internal 2019 budget and profit plan, which included forecasted operating results for 2019 and 2020. MNB and Olsen Palmer obtained from Fidelity a copy of Fidelity’s internal 2019 budget and profit plan, which included forecasted operating results for 2019 and 2020 and Fidelity’s most recent strategic plan for the years 2018-2020. Further, Olsen Palmer and Commonwealth Advisors obtained additional projections for Fidelity and MNB prepared by the senior management of each company.

The following table presents select unaudited prospective financial data of Fidelity for the fiscal years ended December 31, 2020 through December 31, 2024. This information was prepared and considered by Commonwealth Advisors and Olsen Palmer for the purpose of preparing their respective fairness opinions to Fidelity’s board of directors and MNB’s board of directors, as described in this joint proxy statement/prospectus.

	For the Year Ended December 31,(1)
	2020	2021	2022	2023	2024
Net Income (in millions)	$12,326	$12,942	$13,589	$14,269	$14,982
(1)	Figures for the years ended December 31, 2020 through December 31, 2024 were calculated by Commonwealth Advisors by using a growth rate of 5% provided by Fidelity senior management.

The following table presents select unaudited prospective financial data of MNB for the fiscal years ended December 31, 2020 through December 31, 2024. This information was prepared and considered by Commonwealth Advisors and Olsen Palmer for the purpose of preparing their respective fairness opinions to Fidelity’s board of directors and MNB’s board of directors, as described in this joint proxy statement/prospectus.

	For the Year Ended December 31,(1)
	2020	2021	2022	2023	2024
Net Income (in millions)	$2,604	$4,417	$4,682	$4,963	$5,261
(1)	Figures for the years ended December 31, 2020 through December 31, 2024 were calculated by Commonwealth Advisors by using a growth rate of 6% provided by MNB’s senior management. In addition, the table above assumes a mid-2nd quarter 2020 merger closing, and therefore, the year ended December 31, 2020 only reflects core earnings contributions from MNB of seven and one-half months.

The foregoing projections are provided for the sole purpose of describing certain projections exchanged between parties. The inclusion of the projections in this document should not be interpreted as an indication that either Fidelity or MNB considers this information to be necessarily predictive of actual future results of operations of Fidelity, MNB or the combined company, and this information should not be relied upon for that purpose. For factors and other matters that could cause actual results to differ, please see the sections entitled “Risk Factors” and “A Warning About Future Looking Information” in this joint proxy statement/prospectus.

The referenced plans and projections involve significant assumptions regarding, among other things, interest rates, projected loan, deposit and asset growth, dividends, asset quality and allowance for loan losses, loan-to-deposit ratios and return on assets which were based on historical data, trends and interim results along with any known information that would potentially cause future results to differ from prior results. Because projections were based on numerous variables and assumptions, including factors related to general economic and competitive conditions, which are inherently uncertain; accordingly, actual results could vary significantly from those set forth in the projections.

The senior management of both companies developed the prospective data set forth above prior to and without regard for the proposed merger, and Fidelity and MNB do not publicly disclose internal management projections of the type provided to Commonwealth Advisors and Olsen Palmer, or any other earnings guidance or financial projections. As a result, such projections were not prepared with a view towards public disclosure.

Further, such projections are not intended to comply with the guidelines for financial forecasts established by the American Institute of Certified public Accountants or any other established guidelines regarding projections or forecasts.

The reports of the independent registered public accounting firms of Fidelity and MNB included in or incorporated by reference into this document relate solely to the historical financial information of the respective companies as referred to therein. Such reports do not extend to the above discussion of the Fidelity and MNB projections and should not be read as doing so.

Fidelity’s Reasons for the Merger

Fidelity’s board of directors considered the terms of the reorganization agreement, the long-term and short-term strategic and economic benefits of the proposed merger, and the long-term and short-term pro forma financial impact of the proposed merger and, accordingly, determined that it was advisable and in the best interests of Fidelity for Fidelity to enter into the reorganization agreement with MNB.

In the course of making its decision to approve the transaction with MNB, Fidelity’s board of directors evaluated the transaction in consultation with Fidelity’s executive management and Fidelity’s financial and legal advisors. Fidelity’s board of directors considered, among other things, the following factors:

•	Fidelity’s board of directors reviewed its own strategic opportunities, business, operations, financial condition, earnings, and prospects and also reviewed MNB’s business, operations, financial condition, earnings, and prospects, including geographic positions. After concluding its review, Fidelity concluded that the merger would enhance its competitive strategic position, potential prospective business opportunities, operations, management, prospective financial condition, future earnings and business prospects. Specifically, Fidelity believes that the merger will enhance its business opportunities in Northampton County and the Lehigh Valley due to the combined company having a greater market share, market presence and the ability to offer more diverse (i.e. wealth management) and more profitable products, as well as a broader based and geographically diversified branch system to enhance deposit collection and potentially improve funding costs. The greater market share, market diversity and enhanced products and services in the target’s market should lead to prospects of enhancing customer relationships, lower operating costs, increased earnings, and enhanced profitability from better and more diversified sources and higher yielding products in target’s market with lower funding costs in target’s market and elsewhere in the branch system which should enhance overall performance and profitability. The board of directors of Fidelity viewed these items as favorable factors, supporting the decision to proceed with the merger;
•	Favorable market demographics of the Northampton market as compared to the Lackawanna County and Luzerne County markets for efficiency of integration, continuity of current marketing strategies through the extension of the banking franchise into a nearby market with a strong market shares were seen as favorable;
•	Its understanding of the current and prospective environment in which Fidelity and MNB operate, including regional and local economic conditions, the competitive environment for financial institutions generally, and continuing prospects for mergers in the financial services industry, and the likely effect of these factors on Fidelity and MNB, in light of, and in absence of, the proposed business combination;
•	The board’s review with its legal and financial advisors of the structure of the merger, the financial and other terms of the merger and related documents including the board’s assessment of merger consideration and the impact thereof on the combined company;
•	The acquisition is expected to lead to EPS accretion of greater than 11% in 2020 and 17% in 2021, which is above Fidelity’s expected ordinary EPS growth rate;
•	The combination could result in potential annualized cost savings of nearly 30%, as well as the potential for incremental revenue opportunities enabling a potential material increase in long-term future earnings accretion, improving long-term investor value, and creating a stronger franchise. The potential cost savings are expected to be derived from the reconfiguration of duplicate internal operations and administrative functions and the elimination of redundant external contractual services. The board of directors of Fidelity viewed these items as favorable factors, supporting the decision to proceed with the merger;
•	The review by the Fidelity board of directors of the structure and terms of the merger, including the merger consideration and the expectation that the merger would qualify as a type of transaction that is generally tax-free to shareholders for United States federal income tax purposes. The board of directors of Fidelity reviewed the tax-free treatment for federal income tax purposes as favorable because the board believes that it would provide the shareholders of MNB with more value than a taxable transaction on similar terms and the merger consideration resulting company with clarity of tax status;
•	The fact that certain provisions of the reorganization agreement prohibit or limit MNB from soliciting or responding to proposals for alternative transactions, MNB’s obligation to pay a termination fee if the reorganization agreement is terminated due to MNB accepting another offer, and MNB’s obligation to pay damages in the event that the reorganization agreement is terminated due to MNB’s breach;

•	The merger aligns with Fidelity’s acquisition strategy of prudent and selective growth into markets with similar or better demographics and with companies and managements with similar philosophies, culture and business models;
•	The fact that, pursuant to the reorganization agreement, MNB must generally conduct its business in the ordinary course and MNB is subject to a variety of other restrictions on the conduct of its business prior to the completion of the merger or termination of the reorganization agreement;
•	The financial information and analyses presented by Commonwealth Advisors to the board of directors, and the presentation and opinion of Commonwealth Advisors to the effect that, as of the date of such opinion, based upon and subject to the factors and assumptions set forth in such opinion, the exchange ratio in the proposed merger was fair from a financial point of view to Fidelity; and
•	The likelihood that the regulatory approvals necessary to complete the merger would be obtained.

The board of directors of Fidelity also considered the fact that the combined institution would result in a financial institution with approximately $1.46 billion in assets, total deposits of $1.21 billion, and loans of $0.98 billion.

Fidelity’s board of directors also considered the following:

•	The fact that Fidelity shares to be issued to holders of MNB stock to complete the merger will result in ownership dilution to existing Fidelity shareholders;
•	The addition of two representatives of MNB to the Fidelity board following consummation of the merger;
•	The potential challenges associated with obtaining regulatory approvals required to complete the transaction in a timely manner;
•	The fact that, pursuant to the reorganization agreement, Fidelity must generally conduct its business in the ordinary course and will commit sufficient resources to the merger and subsequent integration, which may delay or prevent Fidelity undertaking business opportunities which may arise pending completion of the merger;
•	The risk that integration of Fidelity and MNB will not occur as desired and the potential impact of integration if not successful on the expected benefits of the merger;
•	The risk that potential benefits (strategic, operational, financial) cost benefits and other synergies sought in the merger may not be realized or may not be realized within the expected time period and the risks associated with the integration of Fidelity and MNB;
•	The risk that certain tax attributes of Fidelity and MNB may be affected by the transaction; and
•	The potential for diversion of management and employee attention during the period prior to the completion of the merger and the potential effect on Fidelity’s business and relations with customers, service providers and other stakeholders whether or not the merger is consummated.

The foregoing discussion of the factors considered by the Fidelity board of directors in evaluating the reorganization agreement is not intended to be exhaustive, but, rather, includes all material factors considered by the Fidelity board of directors. Fidelity’s board of directors evaluated the factors described above, including asking questions of Fidelity’s legal and financial advisors. In reaching its decision to approve the agreement and the merger, the Fidelity board of directors did not quantify or assign relative values to the factors considered, and individual directors may have given different weights to different factors. The Fidelity board of directors relied on the experience and expertise of its legal advisors regarding the structure of the merger and the terms of the reorganization agreement and on the experience and expertise of its financial advisors for quantitative analysis of the financial terms of the merger.

Fidelity’s board of directors realizes that there can be no assurance about future results, including results expected or considered in the factors listed above. The Fidelity board of directors considered all of the above factors as a whole, and on an overall basis considered them to be favorable to, and in support of, its determination to enter into the reorganization agreement.

Recommendation of the Fidelity Board of Directors

Fidelity’s board of directors has unanimously approved the reorganization agreement and the merger and unanimously recommends that you vote “FOR” the reorganization agreement, the merger, and the transactions contemplated by the reorganization agreement including the issuance of shares of Fidelity common stock to MNB shareholders in connection with the merger; and “FOR” the proposal, if necessary, to adjourn or postpone the Fidelity special meeting to permit the further solicitation of proxies in the event there are not sufficient votes at the Fidelity special meeting to approve the reorganization agreement and the merger.

Opinion of Fidelity’s Financial Advisor

Fidelity engaged Commonwealth Advisors to render financial advisory and investment banking services to Fidelity, including an opinion to the Fidelity board of directors as to the fairness, from a financial point of view, to Fidelity of the exchange ratio in the merger. Fidelity selected Commonwealth Advisors because Commonwealth Advisors is an investment banking firm with experience in transactions similar to the merger. As part of its investment banking business, Commonwealth Advisors is engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions and other corporate transactions.

As part of its engagement, representatives of Commonwealth Advisors attended the meeting of the Fidelity board of directors held on December 9, 2019 at which the Fidelity board of directors evaluated the proposed merger. At this meeting, Commonwealth Advisors reviewed the financial aspects of the proposed merger and rendered an oral and written opinion, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Commonwealth Advisors as set forth in such opinion, the exchange ratio in the merger was fair, from a financial point of view, to Fidelity. The Fidelity board of directors unanimously approved the reorganization agreement at this meeting.

The following description of the Commonwealth Advisors fairness opinion is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Commonwealth Advisors in preparing the opinion.

Commonwealth Advisors’ opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the Fidelity board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness to Fidelity, from a financial point of view, of the exchange ratio in the merger. It did not address the underlying business decision of Fidelity to engage in the merger or enter into the reorganization agreement or constitute a recommendation to the Fidelity board of directors in connection with the merger, and it does not constitute a recommendation to any holder of Fidelity common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter, nor does it constitute a recommendation as to whether or not any such shareholder should enter into a voting, shareholders’, affiliates’ or other agreement with respect to the merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.

Commonwealth Advisors’ opinion was reviewed and approved by Commonwealth Advisors’ Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority, Inc.

In connection with rendering the opinion described above, Commonwealth Advisors reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Fidelity and MNB and bearing upon the merger, including, among other things:

•	the historical financial performances, current financial positions and general prospects of Fidelity and MNB and certain internal financial analyses and forecasts prepared by the management of Fidelity and MNB;
•	a draft of the reorganization agreement, dated December 9, 2019 (the most recent draft then made available to Commonwealth Advisors);
•	the stock market performance and trading history of Fidelity and MNB;
•	the consolidated financial and operating data of Fidelity and MNB;

•	the pro forma financial impact of the proposed merger on Fidelity, based on assumptions relating to transaction expenses, acquisition accounting adjustments, cost savings and other synergies determined and provided by senior management of Fidelity and MNB, and relied upon by us at the direction of such management and with the consent of Fidelity;
•	the nature and financial terms of the proposed merger between Fidelity and MNB as compared with the nature and financial terms of certain other merger transactions and business combinations in the banking industry; and
•	in person discussions with members of Fidelity’s and MNB’s senior management with respect to their respective operations, historical financial statements and future prospects.

Commonwealth Advisors also performed such other financial analyses, studies and investigations as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally.

In conducting its review and arriving at its opinion, Commonwealth Advisors relied upon and assumed the accuracy and completeness of all of the financial and other information and representations made or given by Fidelity and MNB, and their respective officers, directors, auditors, counsel and other agents, and on publicly available filings, releases and other information issued by Fidelity and MNB including financial statements, financial projections, and stock price data as well as certain information from recognized independent sources and did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. Commonwealth Advisors relied upon the pro forma financial impact of the merger on Fidelity, based on assumptions relating to transaction expenses, acquisition accounting adjustments, cost savings and other synergies determined and provided by senior management of Fidelity and MNB. Commonwealth Advisors assumed, at the direction of Fidelity, that all forecasts and projections provided to Commonwealth Advisors have been reasonably prepared and reflect the best currently available estimates and good faith judgments of the management of Fidelity and MNB as to their most likely future financial performance. Accordingly, with the consent of Fidelity, in rendering its opinion, Commonwealth Advisors’ reliance upon Fidelity management as to the reasonableness and achievability of such information included reliance upon the judgments and assessments of Fidelity and Fidelity management with respect to such differences.

It is understood that the portion of the foregoing financial information of Fidelity and MNB that was provided to Commonwealth Advisors was not prepared with the expectation of public disclosure, that all of the foregoing financial information was based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in all of such information. Commonwealth Advisors assumed, based on discussions with the management of Fidelity, and with the consent of the Fidelity board of directors, that all such information was reasonably prepared and reflect the best currently available estimates and judgment of the management of Fidelity and MNB as to their most likely future performance. Commonwealth Advisors relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

Commonwealth Advisors is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and Commonwealth Advisors assumed, without independent verification that the allowances for loan losses indicated on the balance sheets of Fidelity and MNB are adequate to cover such losses. In rendering its opinion, Commonwealth Advisors did not review any individual loans or credit files.

Commonwealth Advisors assumed, in all respects material to its analyses:

•	that all of the representations and warranties of all parties contained in the reorganization agreement and all related agreements and documents were true and correct, that each party under the agreements and documents would perform all of the covenants required to be performed by such party under the agreements and documents, and that the conditions precedent in the agreements and documents would not be waived;
•	that the reorganization agreement (the final terms of which we have assumed would not differ in any respect material to Commonwealth Advisors’ analyses from the draft version reviewed by it and referred to above) represented the entire agreement between the parties, that it would not be modified or amended, and that its terms would not be superseded or supplemented by other agreements or documents, with no adjustments to the exchange ratio and with no other consideration or payments in respect of MNB common stock;

•	that in the course of obtaining the necessary regulatory approvals for the consummation of the merger, no conditions would be imposed that would materially affect either Fidelity or MNB, the combined entity or the contemplated benefits of the merger, including the cost savings and related expenses expected to result from the merger; and
•	that the merger would be treated as a tax-free reorganization for federal income tax purposes.

Commonwealth Advisors assumed that the merger would be consummated in a manner that complied with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. Commonwealth Advisors was further advised by representatives of Fidelity that Fidelity relied upon advice from its advisors (other than Commonwealth Advisors) or other appropriate sources as to all legal, tax, regulatory and accounting matters. Commonwealth Advisors did not provide advice with respect to any such matters.

Commonwealth Advisors’ opinion addressed only the fairness to Fidelity, from a financial point of view, as of the date of such opinion, of the exchange ratio in the merger. Commonwealth Advisors’ opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to Commonwealth Advisors through such date and, accordingly, it speaks to no other period. Commonwealth Advisors did not and does not have an obligation to update, revise or reaffirm its opinion. Commonwealth Advisors’ opinion did not address, and Commonwealth Advisors expressed no view or opinion with respect to:

•	the relative merits of the merger and the other business strategies that Fidelity’s board of directors considered or may had considered;
•	the underlying business decision of Fidelity’s board of directors to proceed with the merger;
•	the prices at which Fidelity’s securities or MNB’s securities may trade at any time; or
•	any advice or a recommendation provided by any other advisor to Fidelity.

In performing its analyses, Commonwealth Advisors made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of Commonwealth Advisors, Fidelity and MNB. Any estimates contained in the analyses performed by Commonwealth Advisors are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the Commonwealth Advisors opinion was among several factors taken into consideration by the Fidelity board of directors in making its determination to approve the reorganization agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Fidelity board of directors with respect to the fairness of the exchange ratio in the merger. The type and amount of consideration payable in the merger were determined through negotiation between Fidelity and MNB, and the decision to enter into the reorganization agreement was solely that of the Fidelity board of directors.

The following is a summary of the material financial analyses presented by Commonwealth Advisors to the Fidelity board of directors in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by Commonwealth Advisors to the Fidelity board of directors but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Commonwealth Advisors did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Commonwealth Advisors believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

For purposes of the financial analyses described below, Commonwealth Advisors utilized an implied transaction value for the proposed merger of $69.30 per outstanding share of MNB common stock, based on the fixed exchange ratio of 1.039 and Fidelity’s 20-day average closing price at December 6, 2019 of $66.703. Commonwealth Advisors also utilized an implied aggregate transaction value for the proposed merger of $78.5 million based on the implied price of $69.30 per share to MNB common stockholders and 1,132,873 shares of MNB common stock outstanding.

In addition to the financial analyses described below, Commonwealth Advisors reviewed with the Fidelity board of directors for informational purposes, among other things, the following implied transaction multiples based on the implied transaction value for the proposed merger of $69.30 per outstanding share of MNB common stock:

•	200.0% of MNB’s book value
•	200.0% of MNB’s tangible book value
•	20.5x MNB’s last twelve months (“LTM”) September 30, 2019 core earnings per share, or EPS(1)
•	97.4% premium to MNB’s December 6, 2019 closing price of $35.11
(1)	Core earnings exclude extraordinary items, nonrecurring revenues/expenses, gain/loss on sale of securities and amortization of intangibles.

Fidelity Selected Companies Analysis. Using publicly available information, Commonwealth Advisors compared the market performance of Fidelity to 19 major exchange-traded Pennsylvania-based bank holding companies with total assets between $0.9 billion and $1.7 billion with a median of $1.2 billion, and excluding companies that are in the process of being acquired, which we refer to as the Fidelity selected companies.

The Fidelity selected companies were as follows:

ACNB Corporation	Franklin Financial Services Corporation
AmeriServ Financial, Inc.	Kish Bancorp, Inc.
CB Financial Services, Inc.	Malvern Bancorp, Inc.
Citizens & Northern Corporation	Meridian Corporation
Citizens Financial Services, Inc.	Norwood Financial Corp.
Embassy Bancorp, Inc.	Penns Woods Bancorp, Inc.
Emclaire Financial Corp.	QNB Corp.
ENB Financial Corp.	Riverview Financial Corporation
First Keystone Corporation	Somerset Trust Holding Company
FNCB Bancorp, Inc.

To perform this analysis, Commonwealth Advisors used profitability data and other financial information as of September 30, 2019, the most recent quarter (“MRQ”) or LTM, and market price information as of December 6, 2019. Certain financial data prepared by Commonwealth Advisors, as referenced in the tables presented below, may not correspond to the data presented in Fidelity’s historical financial statements, or the data prepared by Olsen Palmer and MNB presented under the section “Proposal 1: The Merger—Opinion of MNB’s Financial Advisor,” as a result of the different periods, assumptions and methods used by Commonwealth Advisors to compute the financial data presented. This analysis is summarized below.

		Fidelity Selected Companies
	Fidelity	Low	Average	Median	High
Stock Price / Book Value Per Share (%)	245.0	69.5	118.2	122.6	168.1
Stock Price / Tangible Book Value per Share (%)	245.5	78.6	131.3	126.9	183.9
Stock Price / LTM EPS (x)	22.1	8.8	12.8	12.3	19.9
Stock Price / LTM Core EPS (x)(1)	22.3	9.3	12.7	12.0	18.8
(1)	Core earnings exclude extraordinary items, nonrecurring revenues/expenses, gain/loss on sale of securities and amortization of intangibles.

None of the Fidelity selected companies used as a comparison in the above analyses is identical to Fidelity. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

MNB Selected Companies. Using publicly available information, Commonwealth Advisors compared the financial performance and condition of MNB to 17 Pennsylvania-based publicly traded banks and bank holding companies, which we refer to as the MNB selected companies, with total assets between $300 million and $700 million with a median of $432 million.

The MNB selected companies were as follows:

Commercial National Financial Corporation	Mifflinburg Bancorp, Inc.
Enterprise Financial Services Group, Inc.	Muncy Bank Financial, Inc.
First Resource Bank	Neffs Bancorp, Inc.
Hamlin Bank and Trust Co.	New Tripoli Bancorp, Inc.
Jonestown Bank and Trust Co.	Northumberland Bancorp
Juniata Valley Financial Corp.	Peoples Limited
Landmark Bancorp Inc.	Woodlands Financial Services Company
Mars Bancorp, Inc.	York Traditions Bank
Mauch Chunk Trust Financial Corp.

To perform this analysis, Commonwealth Advisors used profitability data and other financial information as of, or for the most recent available completed fiscal quarter ended, September 30, 2019. Certain financial data prepared by Commonwealth Advisors, as referenced in the tables presented below, may not correspond to the data presented in MNB’s historical financial statements, or the data prepared by Olsen Palmer and MNB presented under the section “Proposal 1: The Merger—Opinion of MNB’s Financial Advisor,” as a result of the different periods, assumptions and methods used by Commonwealth Advisors to compute the financial data presented.

Commonwealth Advisors’ analysis showed the following concerning the financial condition and performance of MNB and the MNB selected companies:

		MNB Selected Companies
	MNB	Low	Average	Median	High
LTM Return on Average Assets (%)	0.94	-0.11	0.86	0.87	1.29
LTM Return on Average Equity (%)	10.82	-1.09	7.90	8.07	12.91
LTM Net Interest Margin (%)	3.53	2.83	3.41	3.44	3.93
LTM Efficiency Ratio (%)	68.87	53.97	70.16	69.61	84.81
Tangible Equity / Tangible Assets (%)	9.50	8.48	11.60	10.27	23.14
Loans / Deposits (%)	67.21	62.03	85.32	86.55	126.30
Securities / Assets (%)	34.28	1.02	22.99	21.15	49.10
NPAs / Assets (%)	0.53	0.02	0.98	0.76	5.05
Net Charge-Offs / Average Loans (%)	0.09	-0.19	0.09	0.03	0.65
Loan Loss Reserve / Loans	1.14	0.21	1.02	1.11	1.57

None of the MNB selected companies used as a comparison in the above selected companies analysis is identical to MNB. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Select Transactions Analysis. Commonwealth Advisors reviewed publicly available information related to two sets of selected U.S. bank transactions:

1.	31 selected national bank and thrift transactions, which we refer to as the National Group, announced since January 1, 2019, with target assets between $300 million and $700 million with a median of $476 million; and
2.	Ten selected bank transactions where the target is headquartered in Pennsylvania, Maryland, or New York which we refer to as the Regional Group, announced since January 1, 2018 with target assets between $300 million and $700 million with a median of $522 million.

Both sets of transactions exclude investor recapitalization transactions and transactions without disclosed deal values.

National Group
Acquirer Company	Company Acquired	Date Announced
ACNB Corporation	Frederick County Bancorp, Inc.	7/2/2019
Associated Banc-Corp	First Staunton Bancshares, Inc.	7/25/2019
BancFirst Corporation	Pegasus Bank	4/24/2019
BancorpSouth Bank	Summit Financial Enterprises, Inc.	3/5/2019
BancorpSouth Bank	Texas First Bancshares, Inc.	9/23/2019
BancorpSouth Bank	Van Alstyne Financial Corporation	3/5/2019
Bank First Corporation	Partnership Community Bancshares, Inc.	1/23/2019
Banner Corporation	AltaPacific Bancorp	7/24/2019
Carolina Financial Corporation	Carolina Trust BancShares, Inc.	7/15/2019
Central Bancompany, Inc.	Liberty Bancorp, Inc.	4/10/2019
ChoiceOne Financial Services, Inc.	County Bank Corp	3/25/2019
Community Bank System, Inc.	Kinderhook Bank Corp.	1/22/2019
Community Bank System, Inc.	Steuben Trust Corporation	10/21/2019
Community First Bancshares, Inc. (MHC)	ABB Financial Group, Inc.	8/20/2019
First Bancshares, Inc.	First Florida Bancorp, Inc.	7/22/2019
First Community Bankshares, Inc.	Highlands Bankshares, Inc.	9/11/2019
First Financial Banc Corporation	First National Corporation of Wynne	7/25/2019
First Financial Bankshares, Inc.	TB&T Bancshares, Inc.	9/19/2019
German American Bancorp, Inc.	Citizens First Corporation	2/21/2019
Glacier Bancorp, Inc.	FNB Bancorp	1/16/2019
Glacier Bancorp, Inc.	State Bank Corp.	9/30/2019
Heartland Financial USA, Inc.	Rockford Bank and Trust Company	8/13/2019
Investors Bancorp, Inc.	Gold Coast Bancorp, Inc.	7/24/2019
Level One Bancorp, Inc.	Ann Arbor Bancorp, Inc.	8/13/2019
Liberty Bank	SBT Bancorp, Inc.	3/21/2019
Midland States Bancorp, Inc.	HomeStar Financial Group, Inc.	4/2/2019
Nicolet Bankshares, Inc.	Choice Bancorp, Inc.	6/27/2019
Santa Cruz County Bank	Lighthouse Bank	5/28/2019
South Plains Financial, Inc.	West Texas State Bank	7/25/2019
Spirit of Texas Bancshares, Inc.	Chandler Bancorp, Inc.	7/24/2019
Wintrust Financial Corporation	SBC, Incorporated	7/25/2019
Regional Group
Acquirer Company	Company Acquired	Date Announced
ACNB Corporation	Frederick County Bancorp, Inc.	7/2/2019
Citizens & Northern Corporation	Monument Bancorp, Inc.	9/28/2018
Community Bank System, Inc.	Kinderhook Bank Corp.	1/22/2019
Community Bank System, Inc.	Steuben Trust Corporation	10/21/2019
ConnectOne Bancorp, Inc.	Greater Hudson Bank	7/12/2018
Investors Bancorp, Inc.	Highlands Bancorp, Inc.	8/23/2018
Lakeland Bancorp, Inc.	Stonebridge Financial Corp.	6/26/2018
Mid Penn Bancorp, Inc.	Capital Bank of New Jersey	10/25/2018
OceanFirst Financial Corp.	Country Bank Holding Company, Inc.	8/9/2019
Orrstown Financial Services, Inc.	First American International Corp.	4/23/2018

For each selected transaction, Commonwealth Advisors derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company’s then latest publicly available financial statements prior to the announcement of the respective transaction:

•	Price per common share to book value per common share of the acquired company;
•	Price per common share to tangible book value per common share of the acquired company;
•	Price per common share to LTM earnings;
•	Core deposit premium;
•	Price per common share to total assets per share;
•	Market premium from one day prior to announcement; and
•	Market premium from 30 days prior to announcement.

The results of the analysis are set forth in the following tables:

National Group
	Fidelity/MNB Merger	Median	Average
Deal Value to Book Value (%)	200.0	171.0	171.6
Deal Value to Tangible Book Value (%)	200.0	171.0	176.4
Deal Value to LTM Earnings (x)	20.5	17.1	18.2
Core Deposit Premium (%)	—	9.4	10.5
Deal Value to Assets (%)	19.0	16.7	17.1
1 Day Market Premium (%)	97.4	32.5	33.4
30 Day Market Premium (%)	—	36.6	36.0
Regional Group
	Fidelity/MNB Merger	Median	Average
Deal Value to Book Value (%)	200.0	168.1	150.1
Deal Value to Tangible Book Value (%)	200.0	162.7	165.0
Deal Value to LTM Earnings (x)	20.5	21.8	19.7
Core Deposit Premium (%)	—	8.3	9.3
Deal Value to Assets (%)	19.0	13.6	13.0
1 Day Market Premium (%)	97.4	40.4	40.9
30 Day Market Premium (%)	—	47.6	43.2

No company or transaction used as a comparison in the above selected transactions analysis is identical to MNB, Fidelity or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Pro Forma Financial Impact Analysis. Commonwealth Advisors performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of Fidelity and MNB. Using closing balance sheet estimates as of September 30, 2019 for Fidelity and MNB provided by Fidelity management, assumed long term earnings growth rates provided by Fidelity management, and pro forma assumptions (including, without limitation, the cost savings and related expenses expected to result from the merger) provided by Fidelity management, Commonwealth Advisors analyzed the estimated financial impact of the merger on certain projected financial results. This analysis indicated that the merger could be (i) accretive to Fidelity’s 2020 and 2021 estimated EPS, (ii) marginally accretive to Fidelity’s book value per share at closing, and (iii) marginally accretive to Fidelity’s estimated tangible book value per share at closing. Furthermore, the analysis indicated that, pro forma for the merger, Fidelity’s tangible common equity to tangible assets ratio, leverage ratio, common equity Tier 1 ratio, Tier 1 risk-based capital ratio, and total risk-based capital ratio at closing would be above “well capitalized” regulatory guidelines. For all of the above analysis, the actual results achieved by Fidelity following the merger may vary from the projected results, and the variations may be material.

Discounted Cash Flow Analysis. Commonwealth Advisors performed a discounted cash flow analysis to estimate a range for the implied equity value of MNB, taking into account the cost savings and related expenses expected to result from the merger. In this analysis, Commonwealth Advisors used estimated earnings data for MNB, assumed long term earnings and asset growth rates provided by Fidelity management, and estimated cost savings and related expenses. Commonwealth Advisors assumed discount rates ranging from 9.0% to 15.0%. The ranges of values were derived by adding (i) the present value of the estimated excess cash flows that MNB could generate over the five-year period from 2019 to 2024 and (ii) the present value of MNB’s implied terminal value at the end of such period, in each case applying estimated cost savings and related expenses. Commonwealth Advisors assumed that MNB would maintain a tangible common equity to tangible assets ratio of 8.00% and MNB would retain sufficient earnings to maintain that level. In calculating the terminal value of MNB, Commonwealth Advisors applied a range of 12.0x to 22.0x estimated 2024 earnings. This discounted cash flow analysis resulted in a range of implied values per share of MNB common stock of $58.92 per share to $117.65 per share.

The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates and discount rates. The analysis did not purport to be indicative of the actual values or expected values of MNB or the pro forma combined company.

Miscellaneous. Commonwealth Advisors acted as financial advisor to Fidelity in connection with the proposed merger and did not act as an advisor to or agent of any other person. As part of its investment banking business, Commonwealth Advisors is continually engaged in the valuation of bank and bank holding company securities in connection with mergers and acquisitions. As specialists in the securities of banking companies, Commonwealth Advisors has experience in, and knowledge of, the valuation of banking enterprises. Commonwealth Advisors’ employees and employees of Commonwealth Advisors affiliates may also from time to time maintain individual positions in Fidelity common stock and/or MNB common stock. Commonwealth Advisors and its employees and affiliates held no positions in Fidelity common stock and/or MNB common stock during the time of its engagement in the merger.

Pursuant to the Commonwealth Advisors engagement agreement, Fidelity agreed to pay Commonwealth Advisors a non-refundable cash fee equal to $320,000, $10,000 of which became payable upon retention of Commonwealth Advisors, $80,000 of which became payable upon the execution of a definitive agreement and the balance of which is contingent upon the consummation of the merger. Fidelity also agreed to reimburse Commonwealth Advisors for reasonable out-of-pocket expenses and disbursements incurred in connection with its engagement and to indemnify Commonwealth Advisors against certain liabilities relating to or arising out of Commonwealth Advisors’ engagement or Commonwealth Advisors’ role in connection therewith.

Commonwealth Advisors has not had any material investment banking relationship with MNB, or its directors, officers or shareholders during the past two years in which compensation was received or was intended to be received as a result of the relationship between Commonwealth Advisors, on the one hand, and MNB, on the other hand. Commonwealth Advisors has not had any material investment banking relationship with Fidelity during the past two years in which compensation was received or was intended to be received as a result of the relationship between Commonwealth Advisors, on the one hand, and Fidelity, on the other hand. Commonwealth Advisors may provide investment banking services to Fidelity in the future, although there is no agreement to do so. Commonwealth Advisors is indirectly owned by certain partners of Bybel Rutledge. Bybel Rutledge is serving as special counsel to Fidelity with respect to the proposed merger and is being compensated at market rates for its legal services.

MNB’s Reasons for the Merger

In reaching the conclusion that the reorganization agreement and merger are in the best interests of and advisable for MNB and its shareholders, and in approving the reorganization agreement and the merger, MNB’s board of directors considered, and reviewed with management and MNB’s financial and legal advisors a number of factors, including the following:

•	The consideration offered by Fidelity, at 1.039 shares of Fidelity common stock for each share of MNB common stock, valued at $67.90 as of the close of trading on December 6, 2019, equals or exceeds the prices paid in recent comparable transactions for institutions similar to MNB, and as of that date, the value of the merger consideration represented 204% of MNB’s September 30, 2019 tangible book value, 21.3 times MNB’s September 30, 2019 earnings for the prior twelve months, 19.4% of the value of MNB’s assets as of September 30, 2019 and an 11.9% premium to MNB’s September 30, 2019 core deposits.

•	The value of the consideration offered by Fidelity favorably compares to acquisitions of financial institutions of similar size.
•	MNB shareholders will receive Fidelity common stock for their shares of MNB common stock, enabling them to participate in any growth opportunities of the combined company.
•	Information concerning the business, financial condition, results of operations and prospects of MNB and Fidelity.
•	The relative market valuation of Fidelity common stock was reasonable compared to peer companies, offering the potential for increased value.
•	The consideration offered by Fidelity exceeds the value which MNB could reasonably expect to achieve if it maintained independent operations.
•	The estimated impact which a merger of MNB with Fidelity could have on the resulting company and its valuation, as compared to the impact a merger of MNB could have on other, larger, companies.
•	The risks to shareholder value in continued independent operations, including risks relating to the inherent uncertainties about future growth, performance and economic conditions, management and board succession, the ability of MNB to raise additional capital, and to attract qualified personnel, the impact and costs of increased regulatory compliance obligations, and the likelihood of MNB being able to successfully increase scale or profitability.
•	The illiquidity and volatile market valuation of MNB common stock, and the likelihood of any events which would result in an increase in liquidity or market valuation in the foreseeable future.
•	The condition of the capital markets for community banking companies, and the ability of MNB to raise additional capital on terms which are not highly dilutive.
•	Fidelity common stock is traded on The Nasdaq Stock Market, and has substantially greater liquidity than that of MNB common stock.
•	Fidelity’s earnings potential and current dividend payout ratio.
•	The belief of the MNB board of directors that a merger with Fidelity makes strategic sense for MNB and its customers, in light of the higher lending limits, wider array of products and services, and the increasingly competitive environment in which MNB operates.
•	The banking philosophy and community orientation of Fidelity and MNB are very similar, and the markets of the two companies are geographically adjacent.
•	Fidelity is a stable, profitable, well managed, community bank.
•	Olsen Palmer’s opinion, to the effect that, as of December 9, 2019 and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Olsen Palmer, the merger consideration, as set forth in the reorganization agreement, was fair, from a financial point of view, to MNB’s common shareholders.
•	The merger will allow most shareholders to defer recognition of taxable gain.
•	The interests of officers and directors that are different from, or in addition to, the interest of shareholders generally.
•	The likelihood of the merger being approved by regulatory authorities without burdensome conditions or delay and in accordance with the terms proposed.

The MNB board of directors also considered potential risks associated with the merger in connection with its consideration of the proposed transaction, including:

•	The challenges of combining the businesses of the two companies, which could affect the post-merger success of the combined company, and the ability to achieve anticipated cost savings and other potential synergies.

•	The interests of certain executive officers and directors of MNB with respect to the merger apart from their interest as holders of MNB common stock, and the risk that these interests might influence their decision with respect to the merger.
•	The risk that the terms of the reorganization agreement, including the provisions generally prohibiting MNB from soliciting, engaging in discussions or providing information with respect to alternative transactions, and those relating to the payment of a termination fee under specified circumstances, which were required by Fidelity as a condition to its willingness to enter into the transaction, could have the effect of discouraging other parties that might be interested in a transaction with MNB from proposing such a transaction.

The above discussion of the information and factors considered by MNB’s board of directors is not intended to be exhaustive but indicate the material matters considered by MNB’s board of directors. In reaching its determination to approve the reorganization agreement, MNB’s board of directors did not quantify, rank or assign any relative or specific weight to, the foregoing factors, and individual directors may have considered various factors differently. MNB’s board of directors did not undertake to make any specific determination as to whether any factor, or particular aspect of any factor, supported or did not support its ultimate determination. MNB’s board of directors based its determination on the totality of the information presented.

Recommendation of the MNB Board of Directors

MNB’s board of directors has unanimously approved the reorganization agreement and the merger and unanimously recommends that you vote “FOR” the reorganization agreement and the merger; and “FOR” the proposal, if necessary, to adjourn or postpone the MNB special meeting to permit the further solicitation of proxies in the event there are not sufficient votes at the MNB special meeting to approve the reorganization agreement and the merger.

Opinion of MNB’s Financial Advisor

MNB retained Olsen Palmer to render financial advisory and investment banking services and to act as the exclusive financial advisor to MNB in connection with a potential strategic combination. Olsen Palmer is an investment banking firm specializing in community bank mergers and acquisitions. MNB selected Olsen Palmer as its financial advisors on the basis of its experience and expertise in representing community banks in similar transactions and its familiarity with MNB. Olsen Palmer, as part of its investment banking services, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions.

In its capacity as financial advisor, Olsen Palmer provided a fairness opinion to the board of directors of MNB in connection with the merger. At the meeting of the MNB board on December 9, 2019, Olsen Palmer provided an oral opinion to the MNB board (which was subsequently confirmed in writing by delivery of Olsen Palmer’s written opinion dated December 9, 2019) that, based upon and subject to the various factors, assumptions and limitations set forth in such opinion, Olsen Palmer representatives’ experience as investment bankers, Olsen Palmer’s work as described in such opinion and other factors Olsen Palmer deemed relevant, as of such date, the merger consideration to be received by MNB shareholders in the proposed merger with Fidelity was fair, from a financial point of view, to MNB shareholders. The Olsen Palmer written opinion, dated December 9, 2019, is sometimes referred to as the “Olsen Palmer opinion.” The full text of the Olsen Palmer opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Olsen Palmer in rendering its opinion, is attached to this joint proxy statement/prospectus as Annex C. The summary of the Olsen Palmer opinion set forth herein is qualified in its entirety by reference to the full text of the opinion. MNB shareholders should read the full text of the opinion carefully and in its entirety.

The Olsen Palmer opinion is addressed to the MNB board, is directed only to the fairness, from a financial point of view, of the merger consideration to be received by MNB shareholders in the merger with Fidelity, and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act on any matters relating to the merger. Olsen Palmer expressed no opinion as to the fairness of the merger consideration to the creditors or other constituencies of MNB. Olsen Palmer’s opinion is directed only to the fairness, from a financial point of view, of the merger consideration to the shareholders of MNB and does not address the underlying business decision of MNB to engage in the merger or the relative merits of the merger as compared to any other alternative business strategies that might exist for MNB. Olsen Palmer did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director, or employee, or class of such persons, relative to the compensation to be received in the merger by any other shareholder. Olsen Palmer’s opinion should not be construed as creating any fiduciary duty on the part of Olsen Palmer to any party or person. Olsen Palmer’s opinion was not reviewed or issued by a fairness opinion committee. Olsen Palmer has not been requested to opine as to, and Olsen Palmer’s opinion does not express an opinion as to or otherwise address, among other things: (i) the fairness of any portion or aspect of the merger to any one class or group of MNB or any other party’s security holders or other constituents vis-à-vis any other class or group of MNB’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), or (ii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the merger, any class of such persons or any other party, relative to the merger consideration or otherwise. Olsen Palmer expressed no opinion as to the actual value of Fidelity common stock when issued in the merger or the prices at which MNB common stock or Fidelity common stock will trade following announcement of the merger or at any future time.

In performing its review, and for purposes of rendering its opinion, Olsen Palmer relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to Olsen Palmer by MNB and Fidelity or their representatives or that was otherwise reviewed by Olsen Palmer and has assumed, without independent verification, such accuracy and completeness of all such information. Olsen Palmer further relied on the assurances of the management of MNB and Fidelity that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Olsen Palmer has not been asked to and has not undertaken an independent verification of any of such information and does not assume any responsibility or liability for the accuracy or completeness thereof. With MNB’s consent, Olsen Palmer relied upon the advice MNB has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger that is contemplated by the reorganization agreement and Olsen Palmer assumed that all such advice is correct.

In connection with its opinion, Olsen Palmer made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Olsen Palmer reviewed:

•	a draft version dated December 7, 2019 of the reorganization agreement;
•	certain financial statements and other historical financial information of MNB and Fidelity that Olsen Palmer deemed relevant;
•	estimated long-term annual earnings and balance sheet growth rates for the years ending December 31, 2019, December 31, 2020, December 31, 2021, December 31, 2022, December 31, 2023, and December 31, 2024 as provided by Fidelity;
•	internal financial projections for MNB for the years ending December 31, 2019 and December 31, 2020 and estimated long-term annual earnings and balance sheet growth rates for the years ending December 31, 2021, December 31, 2022, December 31, 2023, December 31, 2024, December 31, 2025, December 31, 2026, December 31, 2027, and December 31, 2028 as provided by MNB;
•	a comparison of certain financial information for MNB with similar institutions for which publicly available information is available;
•	the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available;
•	an estimated range of the intrinsic value of MNB based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings, and future profitability;
•	the current and historical reported prices and trading activity of Fidelity common stock;
•	the pro forma financial impact of the merger on Fidelity based on certain assumptions relating to purchase accounting adjustments, cost savings, transaction expenses and the anticipated regulatory impact of the merger on Fidelity;
•	the current market environment generally and the banking industry in particular; and
•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Olsen Palmer considered relevant.

Olsen Palmer also discussed with certain members of senior management of MNB and its representatives the business, financial condition, results of operations and prospects of MNB. Olsen Palmer held similar discussions with certain members of senior management of Fidelity regarding the business, financial condition, results of operations, and prospects of Fidelity.

Olsen Palmer’s opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of December 9, 2019. Events occurring after December 9, 2019 could materially affect Olsen Palmer’s opinion. Olsen Palmer has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after December 9, 2019.

Several analytical methodologies have been employed and no one method of analysis should be regarded as critical to the overall conclusion reached by Olsen Palmer. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusions Olsen Palmer reached are based on all the analysis and factors presented, taken as a whole, and also on application of Olsen Palmer’s own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. Olsen Palmer therefore gives no opinion as to the value or merit standing alone of any one or more parts of the analyses.

The following summarizes the material financial analyses that were considered by Olsen Palmer in rendering its opinion. The summary below is not a complete description of the analyses underlying Olsen Palmer’s opinion or the presentation made by Olsen Palmer to MNB’s board of directors but is a summary of all material analyses performed and presented by Olsen Palmer. No company or transaction used in the analyses described below is identical or directly comparable MNB, Fidelity, or the contemplated merger.

Summary of Financial Terms of Reorganization Agreement. The financial terms of the reorganization agreement provide that MNB shareholders shall be entitled to receive in exchange for each share of MNB common stock, 1.039 shares of Fidelity common stock. Based on 1,132,873 common shares of MNB outstanding as of December 9, 2019 and Fidelity’s closing price on December 6, 2019 of $67.90, the implied deal value per share equaled $70.55 and the aggregate transaction value approximated $79.9 million. Olsen Palmer calculated that the aggregate transaction value of $79.9 million represented:

•	204 percent of MNB’s September 30, 2019 tangible book value;
•	21.3 times MNB’s September 30, 2019 last twelve months earnings;
•	19.4 percent of MNB’s September 30, 2019 total assets; and
•	11.9 percent premium to MNB’s September 30, 2019 core deposits.

Fidelity Selected Companies Analysis. As part of its analysis, Olsen Palmer reviewed publicly available information to compare selected financial and market trading information for Fidelity and a group of 10 financial institutions which (i) were banks with common stock listed on the NASDAQ or NYSE; (ii) were headquartered in the United States; (iii) had total assets as of September 30, 2019 between $750 million and $10 billion; (iv) had return on average assets over the twelve months ended September 30, 2019 between 1.2% and 2.0%; (v) nonperforming assets as a percentage of total assets as of September 30, 2019 of less than 1.0%; (vi) noninterest income as a percentage of total operating revenue over the twelve months ended September 30, 2019 greater than 21%; (vii) tangible common equity as a percentage of tangible total assets as of September 30, 2019 between 8% and 12%; cost of interest-bearing deposits as of September 30, 2019 between 0.75% and 1.75%; and (viii) income from fiduciary activities over the twelve months ended September 30, 2019 greater than $0. These 10 financial institutions were as follows:

•	1st Source Corporation
•	Arrow Financial Corporation
•	BancFirst Corporation
•	Bryn Mawr Bank Corporation
•	Camden National Corporation
•	First Commonwealth Financial Corporation
•	German American Bancorp, Inc.

•	Lakeland Financial Corporation
•	Nicolet Bankshares, Inc.
•	Stock Yards Bancorp, Inc.

Olsen Palmer noted the following selected financial measures, in each case as of and for the relevant period ended September 30, 2019:

	Total Assets ($billions)	Last Twelve Months Return on Average Assets	Nonperforming Assets to Total Assets
Low	$3.1	1.22%	0.09%
High	$8.4	1.90%	0.53%
Median	$4.7	1.39%	0.37%
Mean	$5.2	1.51%	0.36%
Fidelity	$1.0	1.20%	0.54%

Olsen Palmer analyzed various financial multiples for each company as calculated by S&P Global Market Intelligence, based on trading prices as of December 6, 2019 and financial metrics for the relevant period ended September 30, 2019, including trading price per share to last twelve months’ earnings per share, trading price per share to tangible common equity per share, trading price per share to total assets, and the core deposit premium implied by the market capitalization. Olsen Palmer reviewed the mean, median, high, low, 25th percentile, and 75th percentile values for each metric of the selected companies. The results of the selected companies analysis are summarized below:

	Price to Last Twelve Months Earnings per Share	Price to Tangible Common Equity per Share	Price to Total Assets	Core Deposit Premium
Low	12.3x	1.79%	14.8%	11.0%
High	15.8x	2.44%	26.3%	20.0%
Median	14.3x	2.03%	20.1%	17.6%
Mean	14.1x	2.08%	20.2%	16.2%
25th Percentile	13.5x	1.97%	17.2%	12.4%
75th Percentile	14.7x	2.23%	23.1%	19.8%
Fidelity	22.1x	2.46%	25.4%	19.5%

Selected Companies Analysis. Olsen Palmer analyzed the relative valuation multiples as calculated by S&P Global Market Intelligence of 12 publicly-traded banks (including banks traded over-the-counter) which (i) were headquartered in the U.S.; (ii) had total assets as of September 30, 2019 between $350 million and $450 million; (iii) had a return on average assets over the twelve months ended September 30, 2019 between 0.75% to 1.25%; and (iv) nonperforming assets as a percentage of total assets as of September 30, 2019 less than 0.75%. These 12 financial institutions were as follows:

•	Bank of San Francisco
•	Commercial National Financial Corporation
•	Farmers and Merchants Bancshares, Inc.
•	First Bancshares, Inc.
•	Hamlin Bank and Trust Company
•	MBT Bancshares, Inc.
•	Middlebury National Corporation
•	Peoples Limited
•	Pioneer Bankcorp, Inc.
•	River Valley Community Bancorp

•	VSB Bancorp, Inc.
•	WVS Financial Corp.

Olsen Palmer noted the following selected financial measures, in each case as of and for the relevant period ended September 30, 2019:

	Total Assets ($millions)	Twelve Months Return on Average Assets	Nonperforming Assets to Total Assets
Low	$359	0.80%	0.00%
High	$435	1.16%	0.67%
Median	$387	0.99%	0.25%
Mean	$393	1.00%	0.27%
MNB	$413	0.94%	0.53%

Olsen Palmer analyzed various financial multiples for each company as calculated by S&P Global Market Intelligence, based on trading prices as of December 6, 2019 and financial metrics for the relevant period ended September 30, 2019, including trading price per share to last twelve months’ earnings per share, trading price per share to tangible common equity per share, trading price per share to total assets, and the core deposit premium implied by the market capitalization. Olsen Palmer reviewed the mean, median, high, low, 25th percentile, and 75th percentile values for each metric of the selected companies. The results of the selected companies analysis are summarized below:

	Price to Last Twelve Months Earnings per Share	Price to Tangible Common Equity per Share	Price to Total Assets	Core Deposit Premium Implied by Market Capitalization
Low	8.8x	0.81%	8.2%	-1.6%
High	30.2x	1.34%	26.4%	4.9%
Median	11.3x	1.10%	11.3%	1.6%
Mean	12.9x	1.09%	12.5%	1.9%
25th Percentile	10.7x	1.00%	10.5%	0.3%
75th Percentile	12.5x	1.17%	12.8%	4.1%

Selected Transactions Analysis – Nationwide. Olsen Palmer analyzed publicly available information relating to 17 acquisitions of banks that satisfied the following selected search criteria: transactions which (i) were announced between June 30, 2018 and December 6, 2019; (ii) where targets were headquartered in the U.S.; (iii) where targets had total assets between $300 million and $500 million; and (iv) where targets had a return on average assets over the twelve months prior to the transaction announcement between 0.75% and 1.25%. The selected transactions consisted of the following (buyer / seller):

•	Banco de Credito e Inversiones SA/Executive Banking Corporation
•	Community First Bancshares, Inc. (MHC)/ABB Financial Group, Inc.
•	Banner Corporation/AltaPacific Bancorp
•	First Bancshares, Inc./First Florida Bancorp, Inc.
•	Nicolet Bankshares, Inc./Choice Bancorp, Inc.
•	Midland States Bancorp, Inc./HomeStar Financial Group, Inc.
•	Liberty Bank/SBT Bancorp, Inc.
•	German American Bancorp, Inc./Citizens First Corporation
•	Bank First Corporation/Partnership Community Bancshares, Inc.
•	BayCom Corp/Uniti Financial Corporation
•	First Bancshares, Inc./FPB Financial Corp.

•	Peoples Bancorp Inc./First Prestonsburg Bancshares, Inc.
•	OceanFirst Financial Corp./Capital Bank of New Jersey
•	Byline Bancorp, Inc./Oak Park River Forest Bankshares, Inc.
•	Citizens & Northern Corporation/Monument Bancorp, Inc.
•	First Bancshares, Inc./FMB Banking Corporation
•	Spirit of Texas Bancshares, Inc./Comanche National Corporation

Olsen Palmer noted the following selected financial measures of the targets, in each case as of prior to the transaction announcement and for MNB as of September 30, 2019:

	Total Assets ($millions)	Twelve Months Return on Average Assets	Nonperforming Assets to Total Assets
Low	$305	0.79%	0.06%
High	$495	1.24%	2.45%
Median	$383	1.09%	0.53%
Mean	$397	1.05%	0.84%
MNB	$412	0.91%	0.53%

Olsen Palmer analyzed various financial multiples for each transaction as calculated by S&P Global Market Intelligence including deal value to last twelve months’ earnings prior to transaction announcement, deal value to tangible common equity, deal value to total assets, and the core deposit premium implied by the deal value. Olsen Palmer reviewed the mean, median, high, low, 25th percentile, and 75th percentile values for each such metric of the acquired institution in each such transaction. The results of the selected transactions analysis are summarized below:

	Deal Value to Last Twelve Months Earnings	Deal Value to Tangible Common Equity	Deal Value to Total Assets	Core Deposit Premium Implied by the Deal Value
Low	1.0x	0.95%	2.6%	0.0%
High	12.5x	2.07%	22.6%	11.1%
Median	9.3x	1.68%	15.6%	7.5%
Mean	8.8x	1.71%	15.1%	7.3%
25th Percentile	7.9x	1.58%	12.9%	6.8%
75th Percentile	11.2x	1.96%	16.7%	8.7%

Selected Transactions Analysis – Pennsylvania. Olsen Palmer analyzed publicly available information relating to 10 acquisitions of banks that satisfied the following selected search criteria: transactions which (i) were announced between January 1, 2015 and December 6, 2019; (ii) where targets were headquartered in the state of Pennsylvania; (iii) where targets had total assets between $100 million and $1 billion; and (iv) where targets had a return on average assets over the twelve months prior to the transaction announcement between 0.5% and 1.5%. The selected transactions consisted of the following (buyer / seller):

•	Citizens & Northern Corporation/Monument Bancorp, Inc.
•	Orrstown Financial Services, Inc./Mercersburg Financial Corporation
•	Emclaire Financial Corp/Community First Bancorp, Inc.
•	Mid Penn Bancorp, Inc./First Priority Financial Corp.
•	Bryn Mawr Bank Corporation/Royal Bancshares of Pennsylvania, Inc.
•	DNB Financial Corporation/East River Bank
•	WSFS Financial Corporation/Penn Liberty Financial Corp.
•	Beneficial Bancorp, Inc./Conestoga Bank
•	NexTier Incorporated/Eureka Financial Corporation
•	WSFS Financial Corporation/Alliance Bancorp, Inc. of Pennsylvania

Olsen Palmer noted the following selected financial measures of the targets, in each case as of prior to the transaction announcement and for MNB as of September 30, 2019:

	Total Assets ($millions)	Twelve Months Return on Average Assets	Nonperforming Assets to Total Assets
Low	$129	0.50%	0.23%
High	$832	1.36%	2.24%
Median	$384	0.63%	0.90%
Mean	$436	0.75%	0.97%
MNB	$412	0.91%	0.53%

Olsen Palmer analyzed various financial multiples for each transaction as calculated by S&P Global Market Intelligence including deal value to last twelve months’ earnings prior to transaction announcement, deal value to tangible common equity, deal value to total assets, and the core deposit premium implied by the deal value. Olsen Palmer reviewed the mean, median, high, low, 25th percentile, and 75th percentile values for each such metric of the acquired institution in each such transaction. The results of the selected transactions analysis are summarized below:

	Deal Value to Last Twelve Months Earnings	Deal Value to Tangible Common Equity	Deal Value to Total Assets	Core Deposit Premium Implied by the Deal Value
Low	7.6x	1.42%	12.3%	7.9%
High	16.0x	2.44%	22.8%	10.4%
Median	10.6x	1.62%	15.4%	8.4%
Mean	11.0x	1.77%	16.4%	8.8%
25th Percentile	8.6x	1.57%	14.1%	8.1%
75th Percentile	12.4x	1.98%	17.1%	9.1%

Discounted Cash Flow Analysis. Olsen Palmer analyzed the discounted present value of MNB projected free cash flows for the years ending December 31, 2019 through December 31, 2024. Olsen Palmer estimated fair value accounting adjustments, cost savings and other acquisition adjustments based on discussions with management of MNB and Fidelity and their representatives. Olsen Palmer estimated cash flows based on dividendable common equity, defined as Tier 1 Capital in excess of a minimum Tier 1 Capital ratio of 9.0%. Olsen Palmer applied a range of price to earnings multiples of 12.0x to 14.0x, based on review of price/last twelve months earnings multiples for relevant indices of publicly traded bank stocks, to MNB estimated calendar year 2024 net income to derive a terminal value.

The projected cash flows and terminal values were discounted using an estimated cost of equity capital for MNB derived by the Duff & Phelps discount rate build-up method consisting of the sum of a risk-free rate, equity risk premium, size premium, and industry risk premium. Olsen Palmer applied a range of discount rates of 12.0% to 14.0%.

The calculations resulted in a range of implied values of $52.10 to $64.45 per MNB share.

The discounted cash flow analysis is a widely used valuation methodology that relies on numerous assumptions, including asset growth rates, earnings growth rates, discount rates, and terminal multiples, and the results of such methodology are highly dependent on these assumptions. The financial forecasts from 2019 – 2024 were provided by MNB management.

Financial Impact Analysis. Olsen Palmer performed pro forma merger analyses that combined projected income statement and balance sheet information of MNB and Fidelity. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of Fidelity. In the course of this analysis, Olsen Palmer used long-term annual earnings and balance sheet growth rates for the years ending December 31, 2019, December 31, 2020, December 31, 2021, December 31, 2022, December 31, 2023, and December 31, 2024 as provided by Fidelity, and used management’s internal financial projections for MNB for the years ending December 31, 2019 and December 31, 2020 and management’s estimated long-term annual earnings and balance sheet growth rates for MNB for the years ending December 31, 2021, December 31, 2022, December 31, 2023, December 31, 2024, December 31, 2025, December 31, 2026, December 31, 2027, and December 31, 2028 provided by MNB management. This analysis indicated that the merger is expected to be accretive to Fidelity’s estimated earnings per share beginning in 2020, after excluding non-recurring transaction-related expenses. The analysis also indicated that the merger is expected to be accretive to tangible book value per share for Fidelity and that Fidelity would maintain capital ratios in excess of those required for Fidelity to be considered well-capitalized under existing regulations. For all of the above analyses, the actual results achieved by MNB and Fidelity prior to and following the merger will vary from the projected results, and the variations may be material.

Conclusion. Based upon and subject to the foregoing, and in reliance thereon, it was Olsen Palmer’s opinion that, as of December 9, 2019, the merger consideration to be received by the shareholders of MNB for all of the shares of MNB common stock in the merger pursuant to the reorganization agreement is fair, from a financial point of view, to such holders.

Olsen Palmer’s Compensation and Other Relationships with MNB and Fidelity.

No limitations were imposed by MNB’s board of directors on Olsen Palmer with respect to the investigations made or procedures followed in rendering its opinion. Neither Olsen Palmer nor the individuals involved in providing Olsen Palmer’s opinion have any present or contemplated future ownership interest in MNB. Olsen Palmer is acting as MNB’s financial advisor in connection with the merger and will receive a fee of $150,000 for such advisory services (“advisory fee”), with such advisory fee contingent upon the closing of the merger. Olsen Palmer also received a fee of $75,000 from MNB upon rendering its opinion (“opinion fee”). MNB has also agreed to indemnify Olsen Palmer against certain claims and liabilities arising out of Olsen Palmer’s engagement and to reimburse Olsen Palmer for certain of its out-of-pocket expenses incurred in connection with Olsen Palmer’s engagement.

Olsen Palmer has not provided investment banking and financial advisory services to MNB or Fidelity during the two-year period prior to December 9, 2019, except with respect to the transaction. Olsen Palmer may provide investment banking, financial advisory and other financial services to MNB and/or Fidelity in the future, for which Olsen Palmer may receive compensation.

Terms of the Merger:

Effect of the Merger

Upon completion of the merger, MNB will merge with and into Fidelity. Fidelity and MNB will use their commercially reasonable best efforts to cause Merchants Bank of Bangor to merge with and into The Fidelity Deposit and Discount Bank. The articles of incorporation and the bylaws of Fidelity will continue to govern Fidelity.

Merger Consideration

MNB Common Stock

Shareholders of MNB will receive 1.039 of fully paid and non-assessable shares of Fidelity common stock for each share of MNB common stock they own immediately prior to the effective time of the merger. This measure is referred to on occasion in this joint proxy statement/prospectus as the exchange ratio. See “Proposal 1: The Merger—Terms of the Merger—Exchange Procedures.”

The exchange ratio will be appropriately adjusted if there is a stock dividend, stock combination, stock split, reverse stock split, or common stock reclassification event regarding Fidelity common stock before completion of the merger. By way of illustration, if Fidelity declares and pays a stock dividend of 5% on or prior to the effective time of the merger, the exchange ratio will be adjusted upward by 5%. Under this hypothetical, MNB shareholders entitled to receive Fidelity common stock pursuant to the reorganization agreement would receive 1.09095 shares of Fidelity common stock, adjusted up from 1.039 shares, for each share of MNB common stock they owned immediately prior to the effective time of the merger.

Fidelity will not issue fractional shares of its common stock in connection with the merger. Each holder of MNB common stock who otherwise would have been entitled to a fraction of a share of Fidelity common stock will receive cash in lieu of the fractional share of Fidelity common stock (without interest) in an amount calculated pursuant to the reorganization agreement. The reorganization agreement calculates the cash amount by multiplying the fractional share to which the holder would otherwise be entitled (after taking into account all shares of MNB common stock owned by the holder at the effective time of the merger) by the Fidelity determination date market share price. The “Fidelity determination date market share price” is the arithmetic average of the closing per share prices of Fidelity common stock as quoted on Nasdaq for the twenty (20) trading days for which closing prices are available preceding the seventh calendar day immediately preceding the closing date of the merger. For purposes of determining any fractional share interest, all shares of MNB common stock owned by an MNB shareholder shall be combined so as to calculate the maximum number of whole shares of Fidelity common stock issuable to such MNB shareholders.

Fidelity Common Stock

Each share of Fidelity common stock outstanding immediately prior to completion of the merger will remain outstanding after the merger.

Exchange Procedures

Fidelity shall appoint as its exchange agent, Computershare Shareholder Services, for the payment of the merger consideration or another agent experienced in providing such services that is also independent of and unaffiliated with Fidelity and MNB (the “exchange agent”).

As soon as reasonably practicable after the effective time (and in any case no later than five (5) business days thereafter), Fidelity shall cause the exchange agent to mail to each record holder of a certificate representing shares of MNB common stock (a “MNB certificate”) a letter of transmittal which shall specify that delivery of the MNB certificates shall be effected, and risk of loss and title to the MNB certificates shall pass, only upon delivery of the MNB certificates to the exchange agent, and which letter shall be in customary form and have such other provisions as Fidelity may reasonably specify and instructions for effecting the surrender of such MNB certificates in exchange for the merger consideration. Upon surrender of an MNB certificate to the exchange agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the exchange agent, the holder of such MNB certificate shall be entitled to receive in exchange therefor (a) a certificate or electronic book entry to their account representing, in the aggregate, the whole number of shares of Fidelity common stock that such holder has the right to receive and/or (b) a check in the amount equal to the aggregate amount of cash that such holder has the right to receive for cash in lieu of fractional shares. No interest will be paid or will accrue on any cash payment.

Certificates representing shares of Fidelity common stock will be dated the effective date of the merger and will entitle the holders to dividends, distributions and all other rights and privileges of a Fidelity shareholder from the effective date. Until the certificates representing MNB common stock are surrendered for exchange after completion of the merger, holders of such certificates will not receive the cash and/or stock consideration or dividends or distributions on the Fidelity common stock into which such shares have been converted. When the MNB certificates are surrendered to the exchange agent, any unpaid dividends or other distributions will be paid without interest. Fidelity has the right to withhold dividends or any other distributions on its shares until the MNB stock certificates are surrendered for exchange. Any merger consideration that is not distributed within twelve months following the effective time shall be returned by the exchange agent to Fidelity, and thereafter persons entitled to any merger consideration shall look to Fidelity.

Until surrendered, each MNB stock certificate, following the effective date of the merger, is evidence solely of the right to receive the merger consideration. In no event will Fidelity, MNB, or the exchange agent be liable to any former MNB shareholder for any amount paid to a public official or agency pursuant to any applicable abandoned property, escheat or similar law.

Because of the United States federal income tax consequences of receiving Fidelity common stock, MNB shareholders are urged to read carefully the information included under the caption “Proposal 1: The Merger—Material U.S. Federal Income Tax Consequences of the Merger” and to consult their tax advisors for a full understanding of the merger’s tax consequences to them.

Effective Time

Subject to the provisions of the reorganization agreement, the statement of merger shall be duly prepared, executed and delivered for filing with the Pennsylvania Department of State, as required, on the closing date of the merger. The merger shall become effective at such time, on such date, as the statement of merger is filed with the Pennsylvania Department of State, or at such date and time as may be specified in the statement of merger. See “Proposal 1: The Merger—Terms of the Merger—Conditions to the Merger” and “Proposal 1: The Merger—Terms of the Merger—Regulatory Approvals.”

Representations and Warranties

The reorganization agreement contains customary representations and warranties relating to, among other things, the following:

•	Organization, valid existence and good standing of Fidelity and MNB and their respective subsidiaries;
•	Capital structures of Fidelity, The Fidelity Deposit and Discount Bank, MNB and Merchants Bank of Bangor;
•	Due authorization, execution, delivery, performance, and enforceability of the reorganization agreement;
•	Receipt of consents or approvals of governmental entities or third parties necessary to complete the merger;
•	The delivery and preparation of regulatory reports consistent with regulatory accounting principles and financial statements consistent with GAAP by Fidelity and MNB;
•	Fidelity and MNB having no liabilities other than those disclosed in the regulatory reports or financial statements;
•	Filing of tax returns, payment of taxes, no action, audit, dispute or claim relating to taxes, and other tax matters;
•	Absence of a material adverse effect (as defined in the reorganization agreement) since December 31, 2016, for MNB and since December 31, 2018, for Fidelity;
•	Material contracts;
•	Quality of title to assets and properties, and validity of leases;
•	Maintenance of adequate insurance;
•	Absence of undisclosed material pending or threatened litigation involving Fidelity, MNB, or their respective subsidiaries;
•	Compliance with applicable laws and regulations;
•	Employee and director benefit plans;
•	Labor matters;
•	Brokers, finders and financial advisors;
•	Environmental matters;
•	Allowance for loan losses;
•	Absence of certain related party transactions;
•	Validity and binding nature of loans reflected as assets in the financial statements of Fidelity and MNB;
•	Deposits of The Fidelity Deposit and Discount Bank and Merchants Bank of Bangor;
•	Quality of information regarding Fidelity and MNB for the registration statement and regulatory applications;
•	The Fidelity Deposit and Discount Bank and Merchants Bank of Bangor as “well capitalized;”
•	Fidelity having sufficient financing;
•	Quality of investment securities;
•	Absence of undisclosed equity plans and agreements;
•	Receipt of a fairness opinion from Fidelity’s and MNB’s financial advisors;
•	Fidelity’s securities documents;
•	Intellectual property of Fidelity, MNB, and their respective subsidiaries;
•	Anti-takeover laws and required vote;
•	Compliance with Bank Secrecy Act, Foreign Corrupt Practices Act and USA PATRIOT Act; and
•	Quality of representations.

Conduct of Business Pending Merger

In the reorganization agreement, MNB agreed to use its commercially reasonable efforts to preserve its business organizations intact, to maintain good relationships with employees, and to preserve the goodwill of customers and others with whom they do business. In addition, MNB agreed to conduct its business and to engage in transactions only in the ordinary course of business consistent with past practice and policies, except as otherwise required by the reorganization agreement or the written consent of Fidelity.

MNB also agreed in the reorganization agreement that it will not do any of the following and will not permit any of its subsidiaries to do any of the following, except as disclosed, contemplated by the reorganization agreement or as consented to by Fidelity:

•	Amend or change any provision of its articles of incorporation or bylaws;
•	Sell or otherwise dispose of any capital stock, change the number of authorized, issued, or outstanding shares of its capital stock or issue any shares or securities;
•	Issue or grant any option, warrant, call, commitment, subscription, right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, or split, combine or reclassify any shares of capital stock;
•	Declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of its capital stock, provided however, MNB may continue to pay regular quarterly cash dividends not to exceed $0.22 per share of common stock, and Merchants Bank of Bangor shall be permitted, subject to any required regulatory approvals, to declare, set aside and pay dividends or other distributions out of funds legally available therefore to the extent required to fund the payment by MNB of its regular quarterly dividend, and interest in on other MNB debt in place on December 9, 2019 and any additional draws, rollovers or renewals not in excess of principal amounts as of December 9, 2019;
•	Except with respect to certain retention payments, raises and bonus payments, grant any severance or termination pay or benefits to, or enter into any new, renew, change, modify or amend any offer, employment, consulting, severance, “change in control,” “change in control termination” or termination agreement, retention agreement, contract or other arrangement with any present or former officer, director, employee, independent contractor, consultant, agent or other person associated with MNB, or grant or increase any employee benefit, including discretionary or other incentive or bonus payments or discretionary or matching contributions to any deferred compensation plan, make any grants of awards to newly hired employees or accelerate the vesting of any unvested stock options or stock awards, including phantom units, except as required under the terms of any MNB benefit plan;
•	Increase the compensation of any employee, officer or director or pay any bonus to any director, officer, employee, independent contractor or consultant; provided, however, that MNB may pay (A) stay bonuses for noncontract employees to such persons and in such amounts as mutually agreed to with Fidelity, (B) salary or wage increases for noncontract employees not to exceed 3.0% in the aggregate, and (C) aggregate bonus payments (including formulaic incentive bonus payments, the discretionary portion of incentive bonuses and profit sharing) not in excess of $350,000 in the aggregate;
•	Merge or consolidate any subsidiary with any other corporation;
•	Sell or lease all or any substantial portion of the assets or business;
•	Make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with the collection of any loan or credit arrangement;
•	Enter into a purchase and assumption transaction with respect to deposits and liabilities;
•	Permit the revocation or surrender by any subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office;
•	Sell, lease, license, mortgage or otherwise encumber or subject to any lien, or otherwise dispose of any of its properties or assets other than transactions (A) in the ordinary course of business consistent with past practice, (B) liens in favor of the Federal Home Loan Bank of Pittsburgh, and (C) to transactions involving investment securities, that do not exceed $100,000 in the aggregate;

•	Sell, transfer or otherwise dispose of all or any portion of interest in any loan, other than residential mortgage loans originated for the purpose of sale consistent with past practice, without first offering such loan or interest in a loan for purchase to Fidelity on the same terms it would offer such loan or interest in a loan to a third party;
•	Take any action which would result in any of its representations and warranties set forth in the reorganization agreement becoming untrue, or in any of the conditions to closing not being satisfied, except in each case as may be required by applicable law;
•	Change any method, practice or principle of accounting or tax accounting, except as may be required from time to time by any governmental entity or to comply with GAAP;
•	Waive, release, grant or transfer any rights of value or modify or change in any material respect any existing material agreement to which it or any subsidiary is a party, except for modifications to loan documents in the ordinary course of the commercial lending activity of Merchants Bank of Bangor;
•	Implement any new pension, retirement, profit sharing, bonus, incentive compensation, welfare benefit or similar plan or arrangement, except as required by applicable law, or materially amend any existing plan or arrangement, except in accordance with the reorganization agreement or applicable law;
•	Materially amend or otherwise modify the underwriting and other lending guidelines and policies or otherwise fail to conduct its lending activities in accordance with the law, rules and regulations of the applicable bank regulator and Merchants Bank of Bangor’s lending policy, except as otherwise required by the applicable bank regulator or pursuant to a regulatory agreement;
•	Enter into, renew, extend or modify any other transaction with any affiliate other than (i) deposit transactions in the ordinary course of business on terms no less favorable to Merchants Bank of Bangor than the terms offered to similarly situated non-affiliates, or (ii) loans or other extension of credit made in compliance with Federal Reserve Board Regulation O;
•	Change deposit or loan rates other than in the ordinary course of business consistent with past practice;
•	Enter into any interest rate swap, floor or cap or similar commitment, agreement or arrangement;
•	Take any action that would give rise to a right of a continuing payment to any individual under any agreement, except with respect to contracts existing as of December 9, 2019;
•	Make, change or revoke any material tax election or enter into any material agreement or arrangement with respect to taxes;
•	Enter into any non-loan or non-depository contract or agreement that the term or obligations of such contract or agreement would exceed the earlier of the effective time or June 30, 2020;
•	Enter into, grant, approve or extend any loan, credit facility, line of credit, letter of credit or other extension of credit (A) which is in excess of $2,000,000 or (B) which is not in accordance with applicable law, regulations, and Merchants Bank of Bangor’s lending policies and in the ordinary course of business consistent with past practice except that Merchants Bank may renew or make reasonable modifications to any credit facility in excess of $2,000,000 outstanding as of December 9, 2019 which is rated as “pass” or higher, following reasonable notice to Fidelity;
•	Take any action or knowingly fail to take any action, which action or failure to act could reasonably be expected to prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;
•	Incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any person, other than MNB except for (A) borrowings having a maturity of not more than one year under existing credit facilities, (B) renewals, extensions or replacements of such existing credit facilities that (1) are incurred in the ordinary course of business consistent with past practice, (2) do not increase the aggregate amount available thereunder, (3) do not provide for any termination fees or pre-payment penalties, (4) do not contain any new provisions limiting or otherwise affecting the ability of MNB or successors from terminating or pre-paying such facilities, (5) relate to the issuance of standby letters of credit in the ordinary course of Merchants Bank of Bangor’s business, and (6) do not contain financial terms materially less advantageous than existing credit facilities, (C) ordinary advances and reimbursements to employees and endorsements of banking instruments made in the ordinary course of business consistent with past practice, and (D) borrowings having maturities of less than one year from the Federal Home Loan Bank of Pittsburgh made in the ordinary course of business;

•	Make any capital contributions to, or investments in, any person other than its wholly owned subsidiaries;
•	Incur any capital expenditures in excess of $75,000 individually or $150,000 in the aggregate;
•	Pay, discharge, settle or compromise any claim, action, litigation, arbitration, suit, investigation or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in an amount payable by MNB (taking into account applicable insurance) not in excess of $75,000 individually or $200,000 in the aggregate;
•	Issue any broadly distributed communication regarding the merger to employees, including general communications relating to benefits and compensation, or customers without the prior approval of Fidelity (which approval will not be unreasonably delayed or withheld);
•	Take any action that would be reasonably likely to materially impede or delay the ability of the parties to obtain any necessary approvals of any bank regulator or other governmental entity required for the transactions the reorganization agreement contemplates;
•	Purchase any equity securities or purchase any debt securities other than in accordance with the investment policy of MNB as in effect as of December 9, 2019 consistent with past practice;
•	Convert the data processing and related information and/or accounting systems of MNB before the earlier of (i) the consummation of the merger or (ii) the termination of the reorganization agreement in accordance with its terms; or
•	Agree to do any of the foregoing.

Fidelity and MNB also agreed:

•	To provide each other with reasonable access to their properties, assets, books and records, and personnel subject to certain confidentiality provisions and limitations;
•	To promptly inform each other upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations by any federal, state or local commission, agency or board relating to the alleged liability of Fidelity or MNB under any labor or employment law, or related to any claims made by or threatened by any current or former employee or applicant;
•	That Fidelity’s and MNB’s boards of directors will recommend that their shareholders approve and adopt the reorganization agreement and the transactions contemplated thereby and not withdraw, modify or change in any manner adverse to the other party such favorable recommendation. However, MNB’s board of directors may withdraw, modify or qualify such recommendation if it determines, in good faith after consultation with its legal and financial advisers, that the failure to do so may constitute a breach of its fiduciary duties;

MNB also agreed:

•	To use its best efforts to cause each person who may be deemed to be an affiliate of MNB, to execute and deliver to Fidelity an affiliate’s letter;
•	To perform and cause its officers and employees to perform all actions necessary and appropriate to permit a timely, orderly, and cost effective conversion of computer, data processing, core operations, and platform systems at the effective time or as soon as practicable thereafter, including but not limited to undertaking and performing team meetings, data mapping, preparation of test files, and payment of any and all reasonable upfront conversion fees or expenses, in connection therewith such amount shall be mutually agreed upon with Fidelity; and
•	Immediately prior to closing establish and take such accruals and expenses as Fidelity reasonably shall request. Prior to the effective time, at the request of Fidelity, MNB shall (a) accrue and expense all expenses not previously reflected on the financial statements related to payment obligations under MNB or Merchants Bank of Bangor contractual obligations, including termination fees, deferred compensation plans, change in control plans, employment contracts and termination agreements and (b) pay any outstanding and unpaid penalties, fines, levies, or costs imposed, issued, levied, adjudicated, or pronounced against MNB or Merchants Bank of Bangor.

Fidelity also agreed in the reorganization agreement that it will not do any of the following and will not permit any of its subsidiaries to do any of the following, except as contemplated by the reorganization agreement or as consented to by MNB:

•	Take any action, or knowingly fail to take any action, which action or failure to act could reasonably be expected to prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;
•	Take any action that is intended or may reasonably be expected to result in any of the conditions to closing not being satisfied;
•	Take any action that would be reasonably expected to prevent, materially impede, materially impact or materially delay the ability of the parties to obtain any necessary approvals of any governmental entity required for the consummation of the transactions contemplated by the reorganization agreement;
•	Take any action or fail to take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in the reorganization agreement being or becoming untrue in any material respect;
•	Issue any broadly distributed communication regarding the merger to the employees of MNB, including general communications relating to benefits and compensation, or to customers of MNB without the prior approval of MNB (which approval will not be unreasonably delayed or withheld);
•	Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use its reasonable best efforts to maintain and preserve intact their business organizations, assets and employees and relationships with customers, suppliers, employees, and business associates; or
•	Agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited above.

Fidelity also agreed that:

•	As of the effective time, The Fidelity Deposit and Discount Bank shall establish a regional advisory board for the Northampton County market. All members of the board of directors of MNB in office as of the effective time, will be offered the opportunity to serve on the advisory board, and Richard M. Hotchkiss will be invited to serve as the initial chairman of the advisory board, subject to such compensation, authority, and policies established by The Fidelity Deposit and Discount Bank from time to time;
•	It shall take all commercially reasonable actions necessary for the shares of Fidelity common stock to be issued to the holders of MNB common stock upon consummation of the merger to have been authorized for listing on Nasdaq, subject to official notice of issuance, provided Fidelity shall have used its reasonable best efforts to cause such authorization of listing on Nasdaq. Fidelity shall take all steps necessary for the shareholders of Fidelity to vote on the approval of the issuance of Fidelity’s shares of common stock under the Nasdaq Listing Agreement and Listing Rules; and

Fidelity and MNB also agreed to:

•	Prepare and provide accurate information for this joint proxy statement/prospectus and various regulatory filings, including the registration statement filed with the Securities and Exchange Commission by Fidelity covering the securities to be issued in the merger;
•	Cooperate with each other and use their reasonable best efforts to promptly obtain and comply with all governmental approvals required for the merger, provided that such efforts do not require it to take any action that would reasonably be expected to have a material adverse effect, as defined in the reorganization agreement;
•	Use their reasonable best efforts to take all action necessary or desirable to permit completion of the merger as soon as practicable;
•	Not to take, or cause, or to the best of its ability permit to be taken, any action that would substantially impair the prospects of completing the merger;

•	Advise the other of any change or event having a material adverse effect on it (as defined in the reorganization agreement) or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties, or covenants set forth in the reorganization agreement;
•	Cause one or more of its designated representatives to confer on a weekly or such other basis as mutually determined, regarding their financial condition, operations and business and matters relating to the completion of the transactions contemplated by the reorganization agreement;
•	Within 90 days of the date of the reorganization agreement, permit Fidelity, at its own expense, to cause a “Phase I Environmental Audit” to be performed at any physical location owned or occupied by MNB;
•	Take all action necessary to properly call, convene and hold special meetings of their respective shareholders to consider and vote upon, in the case of MNB, a proposal to approve and adopt the reorganization agreement and the transactions contemplated thereby and, in the case of Fidelity, a proposal to approve and adopt the reorganization agreement and the transactions contemplated thereby and issue shares of Fidelity common stock in connection with the proposed merger with MNB;
•	Cooperate in the preparation and distribution of any press release related to the reorganization agreement and the transactions contemplated thereby, and any other public disclosures. However, nothing shall prohibit either party from making any disclosure which its counsel deems necessary under applicable law;
•	Maintain, and cause its subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business;
•	Maintain, and cause its subsidiaries to maintain, books of account and records in accordance with GAAP applied on a basis consistent with those principles used in preparing the financial statements heretofore delivered in accordance with the reorganization agreement;
•	Timely file all federal, state, and local tax returns required to be filed by it or its respective subsidiaries and timely pay all taxes due, and MNB shall terminate all tax sharing agreements or arrangements among it and its subsidiaries as of the effective time of the merger;
•	In the event of the imposition of any materially burdensome regulatory condition in connection with the regulatory approvals, Fidelity shall use its commercially reasonable best efforts to obtain the removal of any such condition and MNB shall use its commercially reasonable best efforts to assist Fidelity in this regard; and
•	MNB may adopt, in consultation with and approval of Fidelity, a retention plan in an amount not to exceed $200,000. MNB and Fidelity shall mutually agree with respect to the identification of such employees and the timing and amount of the payment of any such retention bonus.

Indemnification and Insurance

Subject to certain limitations and unless restricted by law, statute, or regulatory order or pronouncement, Fidelity has agreed for six years after the merger’s effective time to indemnify each person entitled to indemnification formerly from and of MNB and/or Merchants Bank of Bangor against all indemnifiable liability arising out of actions or omissions occurring at or prior to the effective time, under Fidelity’s articles of incorporation and bylaws.

Fidelity has also agreed to make an application for and purchase, to the extent a policy can be obtained, a directors’ and officers’ liability insurance policy providing coverage amounts not less than the coverage amounts provided under the MNB directors’ and officers’ liability insurance policy in effect as of December 9, 2019 and on terms generally no less favorable. Such policy shall cover persons who are currently covered by the MNB insurance policies for a period of six (6) years after the effective time of the merger. However, Fidelity shall not be obligated to make annual premium payments for such six (6) year period which exceed 200% of the annual premium payment as of December 9, 2019 (the “maximum amount”). If the amount of the premiums necessary to procure such insurance coverage exceeds the maximum amount, Fidelity shall use its reasonable best efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the maximum amount.

No Solicitations of Other Transactions

So long as the reorganization agreement remains in effect, MNB shall not and shall not authorize or permit any of its directors, officers, employees, agents or shareholders, to directly or indirectly:

1.	solicit, initiate or encourage any inquiries relating to, or the making of any proposal which relates to, an acquisition proposal;
2.	recommend or endorse an acquisition proposal;
3.	participate in any discussions or negotiations regarding an acquisition proposal;
4.	provide any third party (other than Fidelity) with any nonpublic information in connection with any inquiry or proposal relating to an acquisition proposal; or
5.	enter into an agreement with any other party with respect to an acquisition proposal.

MNB will notify Fidelity if any inquiries or proposals relating to an acquisition proposal are received or any such negotiations or discussions are sought to be initiated or continued.

Notwithstanding the foregoing, the board of directors of MNB may respond to, in a manner it deems appropriate, recommend or endorse, participate in any discussions, provide any third party with nonpublic information, or enter into an agreement regarding, unsolicited inquiries relating to an acquisition proposal, in each case, if the MNB board of directors shall have determined, in good faith after consultation with its legal and financial advisors, that the failure to do so would result in a breach of their fiduciary duties.

Under the terms of the reorganization agreement, an “acquisition proposal” means any inquiry, proposal, indication of interest, term sheet, offer, signed agreement or disclosure of an intention to do any of the foregoing from any person or group of persons, except Fidelity and its subsidiaries, whether or not in writing, relating to, contemplating or that could reasonably be expected to lead to any:

1.	merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving MNB or any of its subsidiaries, where the assets, revenue or income of such subsidiary constitutes more than 20% of the consolidated assets, net revenue or net income of MNB;
2.	sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets (including for this purpose the outstanding capital stock of any MNB subsidiary and the capital stock of any entity surviving any merger or business combination involving any MNB subsidiary) and/or liabilities where the assets being disposed of constitute 20% or more of the consolidated assets or revenue of MNB or any of its subsidiaries taken as a whole, either in a single transaction or series of transactions; or
3.	direct or indirect purchase or other acquisition or tender offer or exchange offer that, if consummated, would result in a person or group of persons acting in concert beneficially owning 20% or more (excluding any person or group of persons beneficially owning 20% on the date of the reorganization agreement, but only in connection with shares beneficially owned as of such date and not shares that may be acquired after such date, when added to shares previously held, the total shares would exceed the 20% beneficial ownership amount) of the outstanding shares of the common stock of MNB or any of its subsidiaries where the subsidiary represents more than 20% of the consolidated assets or revenue of MNB.

Dividends and Authorization to Pay Dividends

Prior to the effective time of the merger, MNB and Fidelity will coordinate the declaration, payment and record dates of any regular quarterly dividends so that holders of MNB common stock do not receive two dividends, or fail to receive one dividend, for any quarter.

Conditions to Merger

Fidelity’s and MNB’s obligations to complete the merger are subject to the satisfaction of various conditions at or prior to the closing date of the merger, including the following:

•	MNB’s shareholders must approve and adopt the reorganization agreement;
•	Fidelity’s shareholders must approve and adopt the reorganization agreement and the issuance of shares of Fidelity common stock to MNB shareholders in connection with the merger;

•	The representations and warranties of each party to the reorganization agreement must be true and correct in all material respects as of December 9, 2019, and as of the closing date of the merger;
•	All obligations required to be performed by each party under the reorganization agreement have been performed in all material respects at or prior to the closing date of the merger;
•	All requisite approvals and consents must be obtained, and any related regulatory waiting periods must have expired, and no such approval or consent shall have imposed any materially burdensome regulatory condition;
•	There must be no order, decree, or injunction in effect preventing the completion of the transactions contemplated by the reorganization agreement, and no statute, rule, regulation, order, injunction or decree which prohibits or makes illegal the completion the merger;
•	Opinions from Fidelity’s and MNB’s respective special legal counsels that the merger will be treated as a reorganization within the meaning of section 368(a) of the Code have been received. See “Proposal 1: The Merger—Terms of the Merger—Material U.S. Federal Income Tax Consequences of the Merger;”
•	The registration statement must be effective, and any required approvals of state securities agencies must have been obtained and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the registration statement;
•	The shares of Fidelity common stock to be issued in the merger shall have been approved for listing on Nasdaq and shall have received the requisite approval for issuance by the shareholders of Fidelity;
•	All requisite corporate action shall have been taken by Fidelity such that the MNB nominees can commence as directors of Fidelity immediately after the effective time of the merger;
•	All consents and authorizations of landlords and other third parties that are necessary to permit the merger to be consummated without the violation of any lease or other material agreement must have been received;
•	No penalties, fines, levies or costs shall have been imposed, levied, issued against, or pronounced by any bank regulator upon MNB, Merchants Bank of Bangor or their directors or officers that has not been paid in full and all terms and conditions thereof satisfied;
•	Fidelity shall have received affiliate letters from the MNB nominees, which letter shall be in customary form and have such other provisions as Fidelity may reasonably require;
•	Fidelity shall have received executed agreements from certain executives as delineated by the reorganization agreement;
•	The holders of no more than 5% of MNB’s issued and outstanding shares seek to perfect their dissenters’ rights; and
•	No change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent, or otherwise), operations, business prospects, liquidity, income or financial condition of Fidelity and MNB or either’s subsidiaries, which has had or would reasonably be likely to have, individually or in the aggregate, a material adverse effect must have occurred.

Under the terms of the reorganization agreement, a “material adverse effect” means with respect to a party to the reorganization agreement, any state of facts, changes, circumstances, events, effects, conditions, occurrences, actions, or omissions individually or in the aggregate with other facts, changes, circumstances, events, effects, conditions, occurrences, actions, or omissions that:

1.	has or would be reasonably expected to be material and adverse to the business, operations, assets, liabilities, financial condition, results of operations, or business prospects of such party on a consolidated basis, or
2.	would materially impair the ability of such party or its subsidiary to perform its respective obligations under the reorganization agreement or otherwise materially threaten or materially impede the consummation of the merger and other transactions contemplated hereby by the reorganization agreement, other than any change, circumstance, event, effect, condition, occurrence, action or omission relating to:
a.	changes in general economic or political conditions affecting banking institutions generally, including, but not limited to, changes in interest rates, credit availability and liquidity, and price levels or trading volumes in securities markets, but not if such changes disproportionally affect MNB or Fidelity when compared to other banking institutions;

b.	any change in GAAP or applicable law, regulation or the interpretation thereof by courts or governmental entities that does not disproportionately affect such party and its subsidiaries taken as a whole relative to other participants (including the other party hereto) in the industry;
c.	any action or omission of a party (or any of its subsidiaries) taken pursuant to the terms of the reorganization agreement or taken or omitted to be taken with the express written permission of the other party;
d.	any effect with respect to a party hereto caused, in whole or in substantial part, by the other party or as a result of compliance with the requirements of the reorganization agreement;
e.	reasonable expenses, including expenses associated with the retention of legal, financial, or other advisors, incurred by MNB or Fidelity in connection with the negotiation, execution and delivery of the reorganization agreement and the consummation of the transactions contemplated hereby; and
f.	any act of terrorism, war (whether or not declared), national disaster or any national or international calamity affecting the United States that does not disproportionately affect such party and its subsidiaries, taken as a whole, relative to other participants in the industry, in the United States (including the other party hereto), and, with respect to any party, means the imposition or consent to a formal enforcement action by or with any bank regulator, including, but not limited to, a consent order or cease and desist order, except for an enforcement action related to or resulting from either party’s management rating.

Except for the requirements of Fidelity and MNB shareholder approval, regulatory approvals, the effectiveness of the registration statement, and the absence of any order, decree, or injunction preventing the transactions contemplated by the reorganization agreement, Fidelity and MNB each may waive each of the conditions described above in the manner and to the extent described in “Proposal 1: The Merger—Terms of the Merger—Amendment; Waiver.”

Amendment; Waiver

Subject to applicable law, at any time prior to the consummation of the transactions contemplated by the reorganization agreement, Fidelity and MNB may:

1.	amend the reorganization agreement;
2.	extend the time for the performance of any of the obligations or other acts of either Fidelity or MNB;
3.	waive any inaccuracies in the representations and warranties contained in the reorganization agreement or in any document delivered pursuant to the reorganization agreement; or
4.	waive compliance with any of the agreements or conditions contained in the provisions of the reorganization agreement relating to the covenants of Fidelity and MNB.

However, any amendment, extension or waiver granted or executed after shareholders of MNB have approved the reorganization agreement shall not modify either the amount or the form of the merger consideration to be provided hereby to holders of MNB common stock upon consummation of the merger or otherwise materially adversely affect the shareholders of MNB or Fidelity without the approval of the shareholders who would be so affected.

Termination

The reorganization agreement may be terminated on or at any time prior to the closing date of the merger:

1.	by the mutual written consent of the parties to the reorganization agreement;
2.	by Fidelity or MNB:
a.	if the merger has not occurred on or before September 30, 2020, unless the failure of the merger to occur is due to the failure of the party seeking to terminate the reorganization agreement to perform its covenants and agreements required by the reorganization agreement; or
b.	if any governmental agency issues a final unappealable administrative order which would not permit satisfaction of the conditions to the merger under the reorganization agreement, unless it is due to the failure of the party seeking to terminate the reorganization agreement to perform its covenants and agreements required by the reorganization agreement;

3.	by MNB if Fidelity has, or by Fidelity if MNB has, breached (i) any covenant or undertaking contained in the reorganization agreement or (ii) any representation or warranty contained in the reorganization agreement, which would have a material adverse effect (as defined in the reorganization agreement) on the breaching party, and such breach has not been substantially cured by the earlier of 30 days after the written notice of the breach is given to the breaching party or the effective time of the merger unless the breach no longer causes a material adverse effect;
4.	by either party if MNB’s shareholders did not approve and adopt the reorganization agreement at the MNB special meeting unless prior to such shareholder vote, the board of directors of MNB withdrew, modified or changed in a manner adverse to Fidelity its approval or recommendation of the reorganization agreement, in which event only Fidelity would be able to terminate under this provision;
5.	by either party if the Fidelity shareholders did not approve and adopt the reorganization agreement and the issuance of shares pursuant in connection with the proposed merger with MNB at the Fidelity special meeting unless prior to the shareholder vote, the board of directors of Fidelity, withdrew, modified or changed in a manner adverse to MNB its approval or recommendation of the proposal to approve the issuance of shares of Fidelity common stock, in which event only MNB would be able to terminate under this provision;
6.	by either party, subject to certain conditions, if MNB’s board of directors shall have determined in good faith after consultation with its legal and financial advisers, taking into account, all relevant factors including, without limitation all legal, financial, regulatory and other aspects of an unsolicited acquisition proposal and the person making the proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, that failure to agree to or endorse the acquisition proposal and terminate the reorganization agreement would result in a breach of the fiduciary duties of MNB’s board of directors under applicable law. However, the reorganization agreement may only be terminated by MNB after giving notice to Fidelity and negotiating with Fidelity in good faith to make adjustments to the reorganization agreement so that the MNB board of directors no longer believes that it has to terminate the reorganization agreement in order to comply with its fiduciary duties; or
7.	by MNB, if at any time during the five (5) business day period commencing with the determination date (the seventh calendar day immediately preceding the closing date), if both of the following conditions are satisfied:
a.	the number obtained by dividing the average closing per share price of Fidelity’s common stock for the 20 trading days immediately preceding the determination date (the seventh calendar day immediately preceding the closing date) by $66.703 (the “Fidelity ratio”) is less than $53.362 (which is 80% of $66.703); and
b.	the Fidelity ratio is less than the number obtained by dividing (A) the average closing prices of the KBW Nasdaq Bank Index for the 20 trading days immediately preceding the determination date, by (B) 108.998, the average closing prices of the KBW Nasdaq Bank Index for the 20 trading days immediately preceding December 9, 2019 (the “index ratio”), and subtracting (C) 0.20 from the result.

However, if MNB chooses to exercise this termination right, Fidelity has the option, within five business days of receipt of notice from MNB, to adjust the merger consideration and prevent termination under this provision.

If the merger is terminated pursuant the reorganization agreement, the reorganization agreement will be void except for provisions relating to the confidentiality of information furnished to either Fidelity or MNB during the course of the merger and provisions relating to the expenses associated with the merger. There will be no further liability on the part of Fidelity or MNB to the other, except for any liability arising out of any uncured willful material breach of any covenant or other agreement contained in the reorganization agreement or any fraudulent breach of a representation or warranty.

Expenses

Except as described below, each party will bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by the reorganization agreement, including fees and expenses of its own financial consultants, accountants and counsel.

If the reorganization agreement is terminated as a result of any breach of a representation, warranty, covenant, or other agreement of Fidelity or MNB, which breach would have a material adverse effect on the breaching party, and where such breach has not been substantially cured within 30 days of notice, and on such date the breach continues to constitute a material adverse effect, the non-terminating party will be liable to the other party for actual out-of-pocket costs and expenses, including the reasonable fees and expenses of financial consultants, accountants, and legal counsel, incurred by the other party up to a maximum amount of $500,000. The payment of expenses will be the exclusive remedy and upon delivery of such payment, the non-terminating party will have no further obligations to the terminating party pursuant to the reorganization agreement.

Termination Fee

If MNB fails to complete the merger after the occurrence of one of the following events, and Fidelity is not in material breach of the reorganization agreement, MNB will pay Fidelity a fee of $3.0 million:

1.	MNB concludes in good faith, after consultation with its legal and financial advisers, that it must agree to or endorse an acquisition proposal (as defined in the reorganization agreement) and terminate the reorganization agreement in order to comply with its fiduciary responsibilities;
2.	another person, other than Fidelity, enters into an agreement, letter of intent, or memorandum of understanding with MNB which relates to an acquisition proposal;
3.	MNB authorizes, recommends or publicly proposes, or publicly announces an intention to authorize, recommend, or propose an agreement to enter into an acquisition proposal with another party;
4.	MNB’s shareholders fail to approve and adopt the reorganization agreement, or the special meeting of shareholders is cancelled, if prior to the shareholder vote or cancellation:
a.	MNB’s board of directors recommends that the MNB shareholders approve or accept an acquisition proposal with any other person other than Fidelity; or
b.	MNB’s board of directors fails to call, give notice of, convene and hold a special meeting of shareholders to vote on the merger and reorganization agreement; and

in the case of both a and b above, prior to the shareholder vote or cancellation, any person, publicly announces its intention to make an acquisition proposal of that party and has not publicly withdrawn the announcement at least twenty (20) days prior to the MNB meeting of shareholders.

Regulatory Approvals

Completion of the transaction is subject to the prior receipt of all consents or approvals of federal and state regulatory authorities required to complete the merger of Fidelity and MNB. As of the date of this joint proxy statement/prospectus, appropriate applications for approval have been or will be filed with the appropriate regulatory authorities. Fidelity and MNB have agreed to use their reasonable best efforts to obtain all regulatory approvals required to complete the transaction. Approvals must be obtained from the Federal Reserve Board; the FDIC, the primary federal regulator of state-chartered banks that are not members of the Federal Reserve System; and the Pennsylvania Department of Banking and Securities, the primary regulator of Pennsylvania-chartered deposit-taking institutions. The merger cannot proceed in the absence of the required regulatory approvals.

Management after the Merger

Following completion of the merger, the then-current directors and executive officers of Fidelity will continue in office. In connection with the closing of the merger, the reorganization agreement provides that Fidelity and The Fidelity Deposit and Discount Bank will expand the size of their respective boards of directors by two (2) members and, effective as of the effective time of the merger, will appoint Richard M. Hotchkiss, who currently serves as Chair of the boards of directors of MNB and Merchants Bank of Bangor, and HelenBeth Garofalo Vilcek to serve as directors of Fidelity and The Fidelity Deposit and Discount Bank. Mr. Hotchkiss will be appointed as a Class C director for Fidelity whose term will expire at the 2022 annual meeting of shareholders, and Ms. Vilcek will be appointed as a Class A director for Fidelity whose term will expire at the 2021 annual meeting of shareholders. Under the terms of the reorganization agreement, if either proposed nominee becomes ineligible or not available to serve on the boards of directors of Fidelity and The Fidelity Deposit and Discount Bank, then MNB and Fidelity shall mutually agree upon another person who meets the requirements of Fidelity’s articles of incorporation, bylaws, regulatory requirements, and listing standards.

For more information, see “Proposal 1: The Merger—Interests of Directors and Executive Officers in the Merger.”

Employment; Severance

Fidelity will use its best efforts to continue the employment of all current employees in positions that will contribute to the successful performance of the combined organization. Subject to execution of a customary form of release, Fidelity agrees to provide severance pay to any active employee of MNB and Merchants Bank of Bangor whose employment is terminated within twelve (12) months after the effective time as a result of the merger.

The severance payment will be made if (1) the employee’s position is eliminated or (2) such employee is not offered or retained in comparable employment. Fidelity will not pay severance pay to any employee (1) who is being paid under an existing employment, change in control agreement, severance agreement, or other agreement, (2) whose employment is terminated for cause, or (3) who voluntarily leaves employment with MNB or Merchants Bank of Bangor or The Fidelity Deposit and Discount Bank. An MNB or Merchants Bank of Bangor employee who is offered a position with The Fidelity Deposit and Discount Bank which would require such employee to relocate more than fifty-five (55) miles from 1250 Braden Boulevard, Easton, Pennsylvania, who does not accept such offer of employment, shall be deemed to have been terminated and be eligible to receive severance pay. For those employees not subject to individual change in control or employment agreements shall receive severance equal to two (2) weeks’ pay for each full year of continuous service with a minimum severance benefit of four (4) weeks’ pay and a maximum severance benefit of twenty-six (26) weeks’ pay. Terminated employees will have the right to continue coverage under COBRA. During the severance payment term or until the employee is enrolled in another health plan, whichever occurs first, Fidelity will continue to pay the employer’s share of medical benefits that it pays for its employees generally, provided that the COBRA coverage period shall run concurrently with the period that Fidelity or its subsidiaries pay the employer’s share of health coverage.

Employee Benefits

Fidelity and its subsidiaries agree to honor all vested or accrued benefit obligations to, and contractual rights of MNB’s current and former employees, including, without limitation, any benefits or rights arising as a result of the transactions contemplated by the reorganization agreement (either alone or in combination with any other event). MNB or Merchants Bank of Bangor shall amend, freeze, merge or terminate any MNB benefit plan effective before the effective time of the merger at the request of Fidelity, provided any such action shall be in compliance with applicable laws.

Except as otherwise disclosed by MNB, Fidelity agrees that all vacation time, sick leave, personal time or similar paid leave accrued by an employee of MNB which is not used by such employee prior to the effective time, shall, in the case of employees of MNB who become employees of Fidelity following the effective time, be rolled over and available for use by such employees during such employees’ service with Fidelity as paid time off (“PTO”); provided that (i) such employees shall not be authorized to use or, unless their employments are terminated by Fidelity without cause, be reimbursed for accrued PTO prior to the date on which system conversion occurs without the consent of Fidelity and (ii) Fidelity shall reimburse such employees for any accrued PTO which such employees have not used prior to any termination of their employments, to the same extent as MNB or Merchants Bank of Bangor would have reimbursed such employees had their employments ended while they were employed by MNB or Merchants Bank.

Interests of Directors and Executive Officers in the Merger

When considering the recommendations of the Fidelity and MNB boards of directors in connection with the reorganization agreement proposal, you should be aware that some of Fidelity’s and MNB’s executive officers and directors have interests that are in addition to, or different from, the interests of Fidelity’s and MNB’s shareholders generally, which are described below. The Fidelity and MNB boards of directors were aware of these factors and considered them, among other matters in approving the reorganization agreement and the transactions contemplated by the reorganization agreement. Except as described below, to the knowledge of Fidelity and MNB, the officers and directors of Fidelity and MNB do not have any material interest in the merger apart from their interests as shareholders of Fidelity and MNB. As described in more detail below, these interests include (1) the share ownership of the directors and executive officers of Fidelity and MNB in Fidelity and MNB, respectively, (2) the right of Mr. Del Vecchio to receive a cash payment aggregating approximately $273,156 when his employment is terminated upon completion of the merger, (3) Mr. Del Vecchio is expected to be retained as a consultant upon completing of the merger for at least twelve (12) months at a consulting fee of $8,333.33 per month, (4) V. Daniel Smoker, Senior Vice President, Treasurer and Chief Financial Officer of MNB, is expected to be retained as an employee upon completion of the merger through conversion and paid severance and health benefits for six (6) months after his employment is terminated, (5) Mr. Hotchkiss is expected serve as the chairman of the Northampton regional advisory board following the effective time of the merger and will receive a fee of $2,500 per month to serve as the advisory board chairman (6) Mr. Hotchkiss and Ms. Vilcek will become members of the boards of directors of Fidelity and The Fidelity Deposit and Discount Bank and receive compensation in connection with their service on such boards, and (7) provisions in the reorganization agreement relating to continued indemnification and insurance coverage by Fidelity for acts or omissions occurring prior to the merger.

None of Fidelity’s executives and employees will receive change in control related payments or benefits since the merger does not constitute a change in control for the purposes of Fidelity’s employment agreements, change in control agreements, equity incentive plans, and the variable compensation plan.

Share Ownership

As of February 28, 2020, the record date for the Fidelity and MNB special meetings:

1.	The directors and executive officers of Fidelity may be deemed to be the beneficial owners of 1,038,587 shares, representing approximately 26.95% of the outstanding shares of Fidelity common stock.
2.	The directors of MNB may be deemed to be the beneficial owners of approximately 61,852 shares, representing approximately 5.46% of the outstanding shares of MNB common stock.
3.	Fidelity and the directors and executive officers of Fidelity do not beneficially own any shares of MNB common stock.
4.	MNB and the directors and executive officers of MNB do not beneficially own any shares of Fidelity common stock.

Merger-Related Executive Compensation for MNB’s Named Executive Officers

This section sets forth the information regarding compensation for each executive officer of MNB that is based on or otherwise relates to the merger. The following table sets forth the estimated value of Mr. Del Vecchio’s change in control payment expected to be paid pursuant to his employment agreement, if terminated without cause or the executive terminates for good reason and assumes that the merger closed on December 31, 2019, the last practicable date prior to the date of these materials. This table also sets forth the maximum amount payable to Mr. Del Vecchio under his consulting agreement with Fidelity and The Fidelity Deposit and Discount Bank which will become effective upon the effective time of the merger. In addition, the table sets forth the maximum amount payable to Mr. Smoker under his retention agreement upon his termination of employment with Fidelity and The Fidelity Deposit and Discount Bank after the merger. More information about Mr. Del Vecchio’s employment agreement and consulting agreement and Mr. Smoker’s retention agreement are set forth below. This table does not include the value of benefits in which the named executive officers are vested without regard to the occurrence of a change in control. The amounts shown below are estimates based on multiple assumptions that may or may not actually occur, and as a result, the actual amounts to be received by a named executive officer may differ materially from the amounts shown below.

Name/Title	Agreement	Cash ($)(1)	Pension/ NQDC ($)	Perquisites/ Benefits ($)(2)	Tax Reimbursements ($)	Other ($)	Total ($)(3)
Rocco A. Del Vecchio President and Chief Executive Officer	Employment Agreement	$273,156	—	$10,201	—	—	$283,357
	Consulting Agreement	$100,000	—	—	—	$10,700(4)	$110,700
V. Daniel Smoker Senior Vice President, Treasurer, and Chief Financial Officer	Retention Agreement	$81,158	—	$9,846	—	—	$91,004
(1)	The estimated payment for Mr. Del Vecchio is based upon his employment agreement under which the payment is made under circumstances meeting the requirements of the employment agreement. Pursuant to his employment agreement, he is entitled to a lump sum payment equal to one (1) times his annual base salary. The estimated payment for Mr. Del Vecchio under his consulting agreement is based upon the initial term of 12 months. The estimated payment for Mr. Smoker under his retention agreement is based upon his current salary. Under the retention agreement, Mr. Smoker will receive up to six (6) months’ salary.

(2)	Amounts represent estimated COBRA premiums for Mr. Del Vecchio for 12 months following the change in control termination and COBRA premiums for Mr. Smoker and his spouse for six (6) months following his termination of employment, assuming either or both of them elect and are eligible for COBRA continuation coverage.
(3)	Amounts payable under the employment agreements are subject to reduction, if necessary, to limit the payment to the maximum amount payable under 280G of the Code without the imposition of an excise tax under section 4999 of the Code. Currently, assuming that the merger becomes effective in 2020, it is estimated that under 280G of the Code that Mr. Del Vecchio’s change in control payment would not be reduced.
(4)	Amount payable under Mr. Del Vecchio’s consulting agreement for reimbursement of his estimated country club dues for one year. If the consulting agreement is extended for an addition 12 months, his dues may be reimbursed for one (1) additional year.

Del Vecchio Employment Agreement

As referenced in the chart above, Mr. Del Vecchio is party to an employment agreement, dated as of August 4, 2016, and extended for an additional two years as of July 18, 2018 to terminate on July 30, 2020. The employment agreement provides for a lump sum payment of one (1) times his annual base salary if he is involuntarily terminated within one year of a change in control, minus applicable taxes and withholdings, payable within thirty days of his termination, subject to potential delay pursuant to Section 409A of the Code. The merger constitutes a change in control for the purposes of the employment agreement. In addition, for a period of one year from the date of termination or until he secures substantially similar benefits through other employment or is no longer eligible for COBRA, Mr. Del Vecchio will be reimbursed for his individual COBRA coverage.

Del Vecchio Consulting Agreement

Mr. Del Vecchio has entered into a consulting agreement with Fidelity and The Fidelity Deposit and Discount Bank which will become effective upon the later of the effective time of the merger or July 1, 2020 and lasting until at least 12 months after the effective time. When Mr. Del Vecchio’s consulting agreement becomes effective, his employment agreement with MNB will be terminated and Mr. Del Vecchio will be entitled to the lump sum payment described above under “Del Vecchio Employment Agreement.” The consulting agreement may be extended for an additional 12 months. In consideration of the consulting services provided by Mr. Del Vecchio, he will receive a consulting fee of $100,000 per year paid in monthly installments of $8,333.33. In addition, Fidelity will reimburse Mr. Del Vecchio for his monthly country club dues and activity fees related to reasonable business expenses in connection with business development for the calendar years 2020 and 2021. In addition, the consulting agreement provides for certain customary restrictive covenants regarding trade secrets, non-competition and non-solicitation.

Smoker Retention Agreement

It is expected that at the effective time of the merger, V. Daniel Smoker, Senior Vice President, Treasurer, and Chief Financial Officer of MNB, will enter into a retention agreement with Fidelity whereby after the effective time Mr. Smoker will be retained as an employee of Fidelity until thirty (30) days after completion of the operations and systems conversion. During that period, Mr. Smoker will continue to receive his current salary. However, provided that Mr. Smoker remains employed for the full retention period, he will receive severance compensation equal to six (6) months of his salary to be paid in one lump sum within two weeks of termination of his employment. In addition, for a period of six (6) months from the date of termination of employment, and until he secures substantially similar benefits through other employment, whichever occurs first, should he participate in COBRA, Fidelity will continue to pay the employer’s share of medical benefits that it pays for its employees generally through reimbursement to Mr. Smoker. In addition, the consulting agreement provides for certain customary restrictive covenants regarding trade secrets, non-competition and non-solicitation.

Regional Advisory Board

As of the effective time of the merger, The Fidelity Deposit and Discount Bank intends to establish a regional advisory board for the Northampton County Market in which MNB operates. All members of the of the board of directors of MNB in office at the effective time will be offered the opportunity to serve on the advisory board subject to such compensation, authority, and policies established by The Fidelity Deposit and Discount Bank from time to time. It is expected that Richard M. Hotchkiss, chairman of MNB’s and Merchants Bank of Bangor’s board of directors, will serve as the chairman of the Northampton regional advisory board following the effective time of the merger and will receive a fee of $2,500 per month to serve as the advisory board chairman.

Indemnification and Insurance of Directors and Officers

For a period of six (6) years after the effective time of the merger, Fidelity shall, to the fullest extent permitted by law or statute, (and except as may otherwise be limited by federal banking regulations), indemnify each person entitled to indemnification from and of MNB and/or Merchants Bank of Bangor against all indemnifiable liabilities arising out of actions or omissions occurring at or prior to the effective time, under Fidelity’s articles of incorporation and bylaws. Provided, however, (i) Fidelity shall not be required to indemnify such persons against civil monetary penalties, or fines, imposed or levied by any bank regulator, including but not limited to payments prohibited under federal banking regulations, or for any liabilities, costs (except for expenses, including attorney fees, which are legally permissible for Fidelity to advance in accordance with subparagraph (ii) hereof), fines, or penalties relating to or in connection with any regulatory agreement entered into prior to December 9, 2019, and (ii) if the indemnified party whose expenses are advanced provides an undertaking (in reasonably and customary form) to repay to Fidelity such advances if it is ultimately determined that such indemnified party is not entitled to indemnification, Fidelity shall advance expenses to the fullest extent permitted in accordance with its articles of incorporation and bylaws.

Fidelity shall make an application for and purchase, to the extent a policy can be obtained, a directors’ and officers’ liability insurance policy providing coverage amounts not less than the coverage amounts provided under the MNB directors’ and officers’ liability insurance policy in effect as of December 9, 2019 and on terms generally no less favorable. Such policy shall cover persons who are currently covered by the MNB directors’ and officers’ liability insurance policies for a period of six (6) years after the effective time of the merger. However, Fidelity shall not be obligated to make annual premium payments for such six (6) year period which exceed 200% of the annual premium payment as the date of the reorganization agreement (the “maximum amount”). If the amount of the premiums necessary to procure such insurance coverage exceeds the maximum amount, Fidelity shall use its reasonable best efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the maximum amount.

Voting Agreements

As a condition to entering into the reorganization agreement, each of the directors of MNB and Merchants Bank of Bangor entered into an agreement pursuant to which each such director or executive officer agreed to vote all of his shares of MNB common stock in favor of the reorganization agreement. The form of voting agreement is attached as Exhibit A to Annex A of this document. The voting agreements may have the effect of discouraging persons from making a proposal for an acquisition transaction involving MNB. The following is a brief summary of the material provisions of the voting agreements:

•	The directors agreed, among other things, to vote, or cause to be voted, (a) for approval and adoption of the reorganization agreement and the transactions contemplated thereby, and (b) against any action that is intended, or could reasonably be expected to impede, interfere with, delay, postpone, or adversely affect the transaction contemplated in the reorganization agreement, all shares over which they exercise sole or shared voting power, including those held in a voting trust jointly with other persons, to be voted in the same manner; and
•	The directors agreed not to sell, transfer, or otherwise dispose of their MNB common stock, as applicable, subject to certain exceptions.

Accounting Treatment

The accounting principles to this transaction as described in Financial Accounting Standards Board Accounting Standards Codification 805 (“ASC 805”) provide transactions that represent business combinations are to be accounted for under the acquisition method. The acquisition method requires all of the following steps: a) identifying the acquirer; b) determining the acquisition date, c) recognizing and measuring the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; and d) recognizing and measuring goodwill or a gain from a bargain purchase.

The appropriate accounting treatment for this transaction is as a business combination under the acquisition method. On the acquisition date, as defined by ASC 805, Fidelity will record at fair value the identifiable assets acquired and the liabilities assumed, any noncontrolling interest, and goodwill (or a gain from a bargain purchase). The results of operations for the combined company will be reported prospectively subsequent to the acquisition date.

Material U.S. Federal Income Tax Consequences of the Merger

Subject to the limitations, assumptions, and qualifications as discussed herein, in the opinion of each of Bybel Rutledge and Mette Evans, the following is a general discussion of the material U.S. federal income tax consequences relating to the merger to a U.S. holder (as defined below) of MNB common stock that receives Fidelity common stock pursuant to the merger.

This discussion, and the tax opinions referred to below, are based on the Code, Treasury regulations promulgated under the Code, judicial authorities, published positions of the Internal Revenue Service (the “IRS”), and other applicable authorities rulings and decisions, all as in effect on the date of this joint proxy statement/prospectus and all of which are subject to change (possibly with retroactive effect) and to differing interpretations which could affect the accuracy of the statements and conclusions set forth in this discussion. If any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.

This discussion addresses only those shareholders of MNB who are U.S. holders and who hold their shares of MNB common stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment) and exchange those shares for the merger consideration in the merger. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to U.S. holders in light of their particular circumstances and does not address aspects of U.S. federal income taxation that may be applicable to U.S. holders subject to special treatment under the federal income tax laws (including, for example, banks; financial institutions; tax-exempt organizations; insurance companies; dealers or brokers in securities or currencies; traders in securities that elect to use a mark-to-market method of accounting; S corporations, partnerships or other pass-through entities (or investors or owners in S corporations, partnerships or other pass-through entities); mutual funds; retirement plans, individual retirement accounts or other tax deferred accounts; holders of MNB common stock subject to the alternative minimum tax provisions of the Code; regulated investment companies, real estate investment trusts, controlled foreign corporations; passive foreign investment companies; persons who hold their respective shares of MNB common stock as part of a “hedge,” “straddle,” “constructive sale,” or “conversion transaction” (as such terms are used in the Code) or other integrated securities transaction; U.S. expatriates or former citizens or residents of the United States; holders of MNB common stock whose functional currency is not the U.S. dollar; persons who are not U.S. holders; persons who purchased their shares of MNB common stock as part of a wash sale; or holders required to accelerate the recognition of any item of gross income for U.S. federal income tax purposes with respect to Fidelity common stock as a result of such item being taken into account in an applicable financial statement; or persons who acquired their MNB common stock as compensation or through a tax qualified retirement plan, or who held or acquired their MNB common stock through an employee stock ownership plan or dividend reinvestment plan). In addition, this discussion does not address the tax consequences to holders of MNB common stock who exercise appraisal and/or dissenter’s rights. Further, this discussion does not consider any aspect of state, local, or foreign taxation or any aspects of U.S. federal tax law (such as the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, the alternative minimum tax, or estate or gift tax laws) other than federal income tax law.

For purposes of this discussion, an MNB shareholder is a “U.S. holder” if the shareholder beneficially owns MNB common stock and for U.S. federal income tax purposes is:

•	an individual who is a citizen or resident of the United States for federal income tax purposes;
•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any state thereof or the District of Columbia;
•	a trust, if (i) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust for U.S. federal income tax purposes has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person; or
•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If an entity or arrangement classified as a partnership for U.S. federal income tax purposes holds MNB common stock, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds MNB common stock, and any partners in such partnership, should consult their own tax advisors.

It is a condition to the closing of the merger that Fidelity receive the opinion of its special counsel, Bybel Rutledge, and that MNB receive the opinion of its special counsel, Mette Evans, substantially to the effect that, on the basis of facts, representations, and assumptions set forth or referred to in that opinion (including factual representations contained in certificates of officers of Fidelity and MNB), the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. The condition is waivable, and in such case, Fidelity and MNB will undertake to recirculate appropriate soliciting material and resolicit the votes of their respective shareholders if the condition is waived by either party and the change in the tax consequences is material. The tax opinions are not binding on the IRS or the courts, and neither Fidelity nor MNB intends to request a ruling from the IRS with respect to the U.S. federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below.

This discussion is not intended to be tax advice to any particular holder of MNB common stock. Tax matters regarding the merger are complicated, and the tax consequences of the merger to you will depend on your particular situation and on factors that are not within the control of Fidelity, The Fidelity Deposit and Discount Bank, MNB, or Merchants Bank of Bangor. MNB shareholders are urged to consult their tax advisors with respect to their particular circumstances, including the applicability and effect of the alternative minimum tax and any U.S. federal, state, local, or foreign and other tax laws and of changes in those laws and other consequences to them of the merger.

U.S. Federal Income Tax Consequences of the Merger Generally

Subject to the limitations, assumptions and qualifications described herein, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Accordingly, and as discussed in greater detail below, except with respect to cash received in lieu of a fractional share interest in Fidelity common stock, no gain or loss will be recognized by holders of MNB common stock in the merger. Fidelity has received a legal opinion from Bybel Rutledge and MNB has received a legal opinion from Mette Evans to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

These opinions are based on representations by Fidelity and MNB, as well as certain covenants and undertakings by Fidelity and MNB and customary assumptions. If any of the representations, covenants, undertakings, or assumptions is incorrect, incomplete, inaccurate or is violated, the validity of the opinions described above may be affected and the U.S. federal income tax consequences of the merger could differ materially from those described in this joint proxy statement/prospectus.

Accordingly, subject to the limitations and qualifications set forth herein and in the opinions described above, the material U.S. federal income tax consequences of the merger applicable to U.S. holders of MNB common stock who exchange their shares of MNB common stock in the merger, are as follows:

Exchange of MNB common stock for Fidelity common stock

A U.S. holder that exchanges shares of MNB common stock for shares of Fidelity common stock in the merger generally will not recognize any gain or loss except in respect of cash received in lieu of any fractional share of Fidelity common stock (as discussed below). The aggregate adjusted tax basis of the shares of Fidelity common stock received by the U.S. holder in the merger, including any fractional shares deemed received and redeemed for cash as described below, will be equal to the aggregate tax basis of the shares of MNB common stock surrendered in exchange therefor, as adjusted. The holding period of the Fidelity common stock that a U.S. holder receives in the merger (including any fractional shares deemed received and redeemed for cash as described below) will include the holding period of the shares of MNB common stock surrendered in the merger. If a U.S. holder acquired different blocks of MNB common stock at different times or at different prices, the holder should consult his or her tax advisor with regard to identifying the bases or holding periods of the particular shares of Fidelity common stock received in the merger.

Cash received in lieu of a fractional share

Cash received by a U.S. holder of MNB common stock in lieu of a fractional share of Fidelity common stock in the merger generally will be treated as having received such fractional share of Fidelity common stock pursuant to the merger and then having received cash in exchange for such fractional share of Fidelity common stock in the amount actually distributed in lieu of the fractional share. As a result, such U.S. holder will generally recognize gain or loss equal to the difference between the amount of cash received in lieu of the fractional share and the portion of the holder’s aggregate adjusted tax basis of the shares of MNB common stock surrendered that is allocable to the fractional share of Fidelity stock it is treated as receiving as set forth above. The gain or loss generally will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for the fractional share (including the holding period of the shares of MNB common stock surrendered therefor) is more than one year. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

If a U.S. holder receives cash in connection with the merger (including cash received in lieu of a fractional share), the holder may, under certain circumstances, be subject to information reporting and backup withholding. The backup withholding rate is currently 24%. Such a U.S. holder generally will not be subject to backup withholding if the U.S. holder: (1) provides an accurate taxpayer identification number, certifies that the U.S. holder is not subject to backup withholding on IRS Form W-9 (or substitute) and otherwise complies with all applicable requirements of the backup withholding rules; or (2) provides proof that the U.S. holder is otherwise exempt from backup withholding. Any amounts withheld from payments to a U.S. holder of MNB common stock under the backup withholding rules are not an additional tax and generally will be allowed as a refund or credit against such U.S. holder’s applicable U.S. federal income tax liability provided that the holder timely furnishes the required information to the IRS. U.S. holders of MNB common stock should consult their own tax advisors regarding the application of backup withholding based on their particular circumstances and the availability of, and procedure for, obtaining an exemption from backup withholding.

Certain Reporting Requirements

All MNB shareholders who receive Fidelity common stock as a result of the merger will be required to retain records pertaining to the merger and certain “significant holders” of MNB common stock who hold at least 1% of the outstanding MNB common stock (by vote or by value) immediately before the merger, or who own MNB common stock with a tax basis of $1 million or more, will be required to file with their U.S. federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger. The statement must set forth such holder’s adjusted tax basis in, and the fair market value of, the shares of MNB common stock it surrendered in the merger, the date of the merger, and the name and employer identification numbers of Fidelity and MNB, and such holder will be required to retain permanent records of these facts.

The foregoing discussion is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger and is not intended to be, and should not be construed as, tax advice. MNB shareholders are strongly urged to consult with their independent tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Resales of Fidelity Common Stock

The shares of Fidelity stock to be issued to shareholders of MNB under the reorganization agreement have been registered under the Securities Act of 1933 and may be freely traded without restriction by holders who will not be affiliates of Fidelity after the merger.

Mr. Hotchkiss and Ms. Vilcek, or any other person who is appointed to the Fidelity board of directors, will be considered affiliates of Fidelity after the merger. The appointed directors may resell shares of Fidelity common stock received in the merger only if the shares are registered for resale under the Securities Act or an exemption is available. The appointed director may resell under the safe harbor provisions of Rule 144 under the Securities Act or as otherwise permitted under the Securities Act. Each person deemed to be an affiliate will enter into an agreement with Fidelity providing that the person will not transfer any shares of Fidelity stock received in the merger, except in compliance with the Securities Act. Fidelity encourages any such person to obtain advice of securities counsel before reselling any Fidelity stock.

Dissenters’ Rights

General. Pennsylvania law provides that MNB shareholders are entitled to object to and dissent from the reorganization agreement and demand payment for the otherwise determined fair value of their shares of MNB common stock in accordance with the procedures under Subchapter D of the PBCL.

If you are a shareholder of MNB and you are considering exercising your right to dissent, you should read carefully the provisions of Subchapter D of Chapter 15 of the PBCL, which is attached to this joint proxy statement/prospectus as Annex D. A discussion of the material provisions of the statute follows here. This discussion is qualified in its entirety by reference to the applicable dissenters’ rights provisions of Pennsylvania law. The discussion describes the steps that you must take if you want to exercise your right to dissent. You should read this summary and the full text of the law. You are advised to consult legal counsel if you are considering the exercise of your dissenters’ rights. Failure to strictly comply with these procedures may result in the loss of these dissenters’ rights.

Before the day of the MNB shareholders meeting, send any written notice or demand required concerning your exercise of dissenters’ rights to:

MNB Corporation
1250 Braden Boulevard, Suite 300
Easton, PA 18040
Attention: David L. Jordan, Jr., Esquire, Corporate Secretary

Fair Value. The term “fair value” means the value of a share of MNB common stock immediately before the day of the merger, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the merger.

Notice of Intention to Dissent. If you wish to dissent, you must:

•	file a written notice with MNB of your intention to demand payment of the fair value of your shares if the merger is completed, prior to the vote of shareholders on the merger at the meeting;
•	make no change in your beneficial ownership of stock from the date you give notice through the day of completion of the merger; and
•	refrain from voting your shares to approve and adopt the reorganization agreement (a failure to vote against approval and adoption of the reorganization agreement, however, will not constitute a waiver of dissenters’ rights).

Shareholders considering exercising dissenters’ rights should recognize that the fair value could be more than, the same as or less than the merger consideration offered by Fidelity that they would be entitled to receive under the terms of the merger if they do not exercise dissenters’ rights with respect to their shares.

Opinions of investment banking firms as to the fairness from a financial point of view of consideration received in a merger do not address, and are not necessarily determinative of, fair value under the PBCL.

Only a record holder of shares of MNB stock is entitled to assert dissenters’ rights with respect to the shares registered in such holder’s name. A beneficial owner who is not a record holder and who wishes to exercise dissenters’ rights may do so only if he or she submits a written consent of the record holder with his or her demand for payment (the demand for payment is described below). Accordingly, beneficial owners are advised to consult promptly with the appropriate record holder as to the timely exercise of dissenters’ rights.

A record holder, such as a broker or depository nominee, who holds shares as a nominee for others may exercise dissenters’ rights with respect to all of the shares held for one or more beneficial owners, while not exercising such rights for other beneficial owners. The demand for payment (which is described below) must show the name and address of the person or persons on whose behalf the dissenters’ rights are being exercised. A beneficial owner may not assert dissenters’ rights with respect to some but less than all shares owned by him or her, whether or not all of the shares so owned by him or her are registered in his or her name.

Neither delivery of a proxy nor a vote against approval and adoption of the reorganization agreement satisfies the necessary written notice of intention to dissent.

Notice to Demand Payment. If the merger is approved by the required vote of shareholders, MNB will mail a notice to all dissenters who gave due notice of intention to demand payment and who did not vote for approval and adoption of the reorganization agreement. The notice will state where and when you must deliver a written demand for payment and where you must deposit certificates for stock in order to obtain payment. The notice will include a form for demanding payment and a copy of the law. The time set for receipt of the demand for payment and deposit of stock certificates will be not less than 30 days from the date of mailing of the notice.

Failure to Comply with Notice to Demand Payment, etc. You must take each step in the order above and in strict compliance with the statute to maintain your dissenters’ rights. If you fail to follow the steps, you will lose your right to dissent, and your shares of MNB common stock will be converted into the right to receive the merger consideration in accordance with the reorganization agreement.

Payment of Fair Value of Shares. Promptly after the consummation of the merger, or upon timely receipt of demand for payment if the merger already has taken place, Fidelity, as successor to MNB, will send dissenters who have deposited their stock certificates the amount that Fidelity estimates to be the fair value of the shares or give written notice that no remittance will be made. The remittance or notice will be accompanied by:

•	a closing balance sheet and statement of income of MNB for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements;
•	a statement of Fidelity’s estimate of the fair value of the MNB stock; and
•	a notice of the right of the dissenter to demand supplemental payment, accompanied by a copy of the law.

If Fidelity does not remit the amount of its estimate of the fair value of the shares as provided above, it will return all stock certificates that have been deposited. Fidelity may make a notation on any such certificate that a demand for payment has been made. If shares with respect to which notation has been so made are transferred, a transferee of such shares will not acquire by such transfer any rights other than those that the original dissenter had after making demand for payment.

Estimate by Dissenter of Fair Value of Shares. If a dissenter believes that the amount stated or remitted by Fidelity is less than the fair value of the shares, the dissenter may send his or her estimate of the fair value of the shares to Fidelity, which will be deemed a demand for payment of the amount of the deficiency. If Fidelity remits payment or sends notice to the dissenter of the estimated value of a dissenters’ shares and the dissenter does not file his or her own estimate within 30 days after the mailing by Fidelity of its remittance or notice, the dissenter will be entitled to no more than the amount stated in the notice or remitted by Fidelity.

Valuation Proceeding. If any demands for payment remain unsettled within 60 days after the latest to occur of:

•	timely receipt by Fidelity, as MNB’s successor, of any demands for payment; or
•	timely receipt by Fidelity, as MNB’s successor, of any estimates by dissenters of the fair value, then Fidelity may file an application in court requesting that the court determine the fair value of the stock. If this happens, all dissenters, no matter where they reside, whose demands have not been settled, shall be made parties to the proceeding. In addition, a copy of the application will be delivered to each dissenter.

If a shareholder is a nonresident, the copy will be served in the manner provided or prescribed by or under applicable provisions of Pennsylvania law relating to bases of jurisdiction and interstate and international procedure. The jurisdiction of the court will be plenary and exclusive. Such court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser will have such power and authority as may be specified in the order of appointment or in any amendment thereof. Each dissenter who is made a party will be entitled to recover the amount by which the fair value of his or her shares is found to exceed the amount, if any, previously remitted, plus interest.

Interest from the effective time of the merger until the date of payment will be at such rate as is fair and equitable under all of the circumstances, taking into account all relevant factors.

If Fidelity fails to file the application, then any dissenter may file an application at any time within a period of 30 days following the expiration of the 60-day period and request that the court determine the fair value of the shares. The fair value determined by the court may, but need not, equal the dissenters’ estimates of fair value and may be higher or lower than the consideration payable to MNB shareholders. If no dissenter files an application, then each dissenter entitled to do so shall be paid Fidelity’s estimate of the fair value of the shares and no more and may bring an action to recover any amount not previously remitted.

Fidelity intends to negotiate in good faith with any dissenting shareholders. If, after negotiation, a claim cannot be settled, then Fidelity intends to file an application requesting that the fair value of the stock be determined by the court.

Costs and Expenses. The costs and expenses of any valuation proceeding, including the reasonable compensation and expenses of any appraiser appointed by the court, will be determined by the court and assessed against Fidelity, except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenting shareholders who are parties and whose action in demanding the payment or supplemental payment in accordance with their estimate of the fair value of their shares, as described above, the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against Fidelity, as MNB’s successor, and in favor of any or all dissenting shareholders if MNB failed to comply substantially with the requirements of Subchapter D of Chapter 15 of the PBCL, and may be assessed against either Fidelity, as MNB’s successor, or a dissenting shareholder, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by Subchapter D.

If the court finds that the services of counsel for any dissenting shareholder were of substantial benefit to other dissenting shareholders similarly situated and should not be assessed against Fidelity, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenting shareholders who were benefited.

From and after the effective time of the merger, dissenting shareholders are not entitled to vote their shares for any purpose and are not entitled to receive payment of dividends or other distributions on their shares.

Fidelity Shareholders. Under Pennsylvania banking law, Fidelity shareholders do not have dissenters’ or appraisal rights in the merger.

The preceding is a summary of the material aspects of Subchapter D of Chapter 15 of the PBCL and is qualified by reference to the text of the statute. We urge you to read the full text of the statute which is included as Annex D to this joint proxy statement/prospectus.

Information about the MNB Designees to the Fidelity and The Fidelity Deposit and Discount Bank Boards

Information, as of December 31, 2018, about the current persons who are expected to be appointed to the boards of directors of Fidelity and The Fidelity Deposit and Discount Bank upon consummation of the merger is provided below under “Information About MNB—Information about the MNB Designees to Fidelity Board and The Fidelity Deposit and Discount Bank Board.”

INFORMATION ABOUT MNB

General

MNB Corporation is a Pennsylvania business corporation and is registered as a bank holding company under the Bank Holding Company Act. Its primary federal regulator is the Federal Reserve Board. MNB was formed in 1994 to be the holding company for Merchants Bank of Bangor, which was established in 1890. Merchants Bank of Bangor is a Pennsylvania bank, and its primary regulators are the Federal Reserve Board and the Pennsylvania Department of Banking and Securities. MNB Investment Corp. is an inactive subsidiary of Merchants Bank of Bangor.

Description of Services

MNB, through Merchants Bank of Bangor, provides a full array of banking services to business and consumer customers. For consumer customers, MNB provides an array of deposit accounts, including checking accounts, statement savings accounts, money market accounts, individual retirement accounts and certificates of deposit. MNB also makes traditional credit services available to its consumer customers, including home mortgage loans, home equity fixed loans, home equity lines of credit, personal loans and MasterCard credit cards issued by First Arkansas Bank and Trust. Several of these products and services are available via online banking.

For its commercial customers, MNB provides mobile online services which enable customers to:

•	have 24-hour access to accounts;
•	pay federal taxes electronically;
•	issue wire transfers;
•	transfer funds between accounts;
•	stop payments;
•	conduct ACH transactions;
•	directly deposit funds; and
•	pay bills.

Commercial customers of MNB also have access to deposit and credit services, including MasterCard business cards, business checking accounts, lines of credit, commercial real estate loans, construction loans, equipment financing and tax-exempt financing. Business customers which accept credit card payments can obtain merchant services from MNB.

MNB also offers wealth management services to its customers. Through an alliance with a regional financial services company, MNB’s consumer and business customers can obtain:

•	life, disability and long-term care insurance;
•	annuities;
•	estate planning advice;
•	retirement income planning;
•	nondeposit investment products, such as stocks, bonds and mutual funds;
•	trust services;
•	business succession planning;
•	strategic advice on buy/sell funding agreements;
•	counseling on employee benefit programs; and
•	advice on executive benefit programs.

Each of the direct lending activities in which Merchants Bank of Bangor engages carries the risk that the borrowers will be unable to perform on their obligations. As such, interest rate policies of the Federal Reserve Board and general economic conditions, nationally and in Merchants Bank of Bangor’s primary market area have a significant impact on its results of operations. To the extent that economic conditions deteriorate, business and consumer borrowers may be less able to meet their obligations to Merchants Bank of Bangor in full, in a timely manner, resulting in decreased earnings or losses to MNB. To the extent that loans are secured by real estate, adverse conditions in the real estate market may reduce borrowers’ abilities to generate the necessary cash flow for repayment of their loans and reduce Merchants Bank of Bangor’s ability to collect the full amount of loans upon default. To the extent Merchants Bank of Bangor makes fixed rate loans, general increases in interest rates will tend to reduce its interest rate margin as the interest rates which it must pay for deposits increase while interest income is flat. Economic conditions and interest rates may also adversely affect the value of property mortgaged or pledged as security for loans.

Merchants Bank of Bangor targets consumers and small to medium sized businesses and professionals in its market area. Such customers demand the convenience and personal service that a smaller, long-established financial institution can offer, and it relies on the convenience and personal attention it can offer as its primary business development strategy. Additionally, Merchants Bank of Bangor seeks to capitalize upon the extensive business and personal contacts and relationships of its directors and executive officers to develop its customer base, as well as relying on director referrals, officer-originated calling programs and customer and shareholder referrals.

Market Area and Competition

MNB’s market area is Northampton County, Pennsylvania, where Merchants Bank of Bangor has nine offices. The headquarters office of Merchants Bank of Bangor is in Bangor, Pennsylvania and was established in 1890. Of the eighteen commercial banks in Northampton County, Merchants Bank of Bangor had the seventh largest share of deposits as of June 30, 2019 (the most recent set of deposit share statistics published by the Federal Deposit Insurance Corporation). Four of the six banks which have larger deposit shares in Northampton County are large regional or money center banks which each have thousands of offices outside the County. Merchants Bank of Bangor’s ability to compete effectively with such institutions in the Northampton County market leads it to conclude that market and banking trends provide an opportunity for a community oriented bank to execute a focused strategy of offering personal and customized services and attract underserved and dissatisfied consumer and small business clients.

Based on 2018 Census Bureau statistics, Northampton County, Pennsylvania is a vibrant, growing market. Its population increased by approximately 2.4% between 2019 and 2018 (the date of the most recent publicly available statistics) to about 304,800 residents. Its residents have a median household income of $67,565, compared to the national median income of $60,293 and a Pennsylvania-wide median income of $59,445. Northampton County’s per capita income also compares favorably with national and Pennsylvania-wide statistics. These economic conditions are favorable for community banks such as Merchants Bank of Bangor.

In addition to the 18 commercial banks which have offices in Northampton County, Merchants Bank of Bangor completes with at least twenty credit unions located in the County for consumer and commercial financial services customers. Credit unions, being tax exempt, are very effective competitors for community banks such as Merchants Bank of Bangor, as are savings and loan associations, mortgage companies, finance companies, the online divisions of out of market institutions, and others providing financial services. Among the advantages that many of these institutions have over Merchants Bank of Bangor are their abilities to finance extensive advertising campaigns, maintain extensive branch networks and technology investments, and to directly offer certain services, such as international banking and trust services, which will not be offered directly by Merchants Bank of Bangor. Further, the greater capitalization of the larger institutions allows for substantially higher lending limits than Merchants Bank of Bangor.

Employees

As of September 30, 2019, MNB employed 86 persons on a full-time basis, of which 5 are executive officers, and 12 persons on a part-time basis. None of MNB’s employees are represented by any collective bargaining group, and MNB believes that its employee relations are good. MNB provides a benefit program, which includes health and dental insurance, a 401(k) plan, life and long-term disability insurance for substantially all full-time employees. MNB does not offer equity compensation to its employees but does pay bonuses based on individual and company performance.

Properties

The properties which MNB owns or leases, all of which are in Northampton County, Pennsylvania, are listed below:

Address		Leased or Owned	Use
1.	25 Broadway, Bangor, PA	Owned	Main office of Merchants Bank of Bangor – established in 1890
2.	303 Pennsylvania Avenue, Bangor, PA	Owned	Full service branch office
3.	2 West Broad Street, Bethlehem, PA	Leased	Full service branch office
4.	46 Center Square, Easton, PA	Leased	Full service branch office
5.	1250 Braden Boulevard, Easton, PA	Owned	Full service branch office and administrative office.
6.	6626 Main Street, Martins Creek, PA	Leased	Full service branch office
7.	2118 North Delaware Drive, Mount Bethel, PA	Owned	Full service branch office
8.	44 South Broad Street, Nazareth, PA	Leased	Full service branch office
9.	45 North Broadway, Wind Gap, PA	Owned	Full service branch office
10.	6 Broadway, Bangor, PA	Owned	Leased to an unaffiliated third party

MNB believes that its existing facilities are adequate to conduct its and Merchants Bank of Bangor’s business.

Legal Proceedings

From time to time Merchants Bank of Bangor is a participant in various legal proceedings incidental to its business. In the opinion of management, the liabilities (if any) resulting from such legal proceedings will not have a material effect on the financial position of Merchants Bank of Bangor or MNB.

Supervision and Regulation

MNB’s and Merchants Bank of Bangor’s business and operations are subject to extensive federal and state governmental regulation and supervision. The following is a brief summary of certain statutes and rules and regulations that affect or will affect MNB. This summary is not intended to be an exhaustive description of the statutes or regulations applicable to MNB’s business. Supervision, regulation, and examination by the regulatory agencies are intended primarily for the protection of depositors and the FDIC’s Deposit Insurance Fund, rather than shareholders.

MNB. MNB is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, or the BHC Act, and subject to regulation and supervision by the Federal Reserve Board. The BHC Act and other federal laws subject bank holding companies to restrictions on the types of activities in which they may engage, and to a range of supervisory requirements and activities, including regulatory enforcement actions for violations of laws and regulations and unsafe and unsound banking practices. As a bank holding company, MNB is required to file with the Federal Reserve an annual report and such other additional information as the Federal Reserve may require pursuant to the BHC Act. The Federal Reserve may also examine MNB. Because MNB is a bank holding company with less than $3 billion in assets, and which does not (i) directly or indirectly conduct significant off balance sheet activities, (ii) directly or indirectly engage in significant non-banking activities, or (iii) have securities registered with the SEC, the Economic Growth, Regulatory Relief, and Consumer Protection Act of 2018 excludes MNB from consolidated capital requirements (i.e., the requirement that it maintain the same capital levels as its subsidiary bank), but Merchants Bank of Bangor continues to be subject to minimum capital requirements, as described below.

The BHC Act requires approval of the Federal Reserve for, among other things, a bank holding company’s direct or indirect acquisition of control of more than five percent (5%) of the voting shares, or substantially all the assets, of any bank or the merger or consolidation by a bank holding company with another bank holding company. The BHC Act generally permits the acquisition by a bank holding company of control or substantially all the assets of any bank located in a state other than the home state of the bank holding company, except where the bank has not been in existence for the minimum period of time required by state law; but if the bank is at least five years old, the Federal Reserve may approve the acquisition.

With limited exceptions, a bank holding company is prohibited from acquiring control of any voting shares of any company which is not a bank or bank holding company and from engaging directly or indirectly in any activity other than banking or managing or controlling banks or furnishing services to or performing service for its authorized subsidiaries. A bank holding company may, however, engage in, or acquire an interest in, a company that engages in activities which the Federal Reserve has determined by order or regulation to be so closely related to banking or managing or controlling banks as to be properly incident thereto. In making such a determination, the Federal Reserve is required to consider whether the performance of such activities can reasonably be expected to produce benefits to the public, such as convenience, increased competition or gains in efficiency, which outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. The Federal Reserve is also empowered to differentiate between activities commenced de novo and activities commenced by the acquisition, in whole or in part, of a going concern. The Federal Reserve may order a bank holding company or its subsidiaries to terminate any of these activities or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that the bank holding company’s continued ownership, activity or control constitutes a serious risk to the financial safety, soundness, or stability of it or any of its bank subsidiaries.

Subsidiary banks of a bank holding company are subject to restrictions imposed by the Federal Reserve Act on any extensions of credit to a bank holding company or any of its subsidiaries, or investments in the stock or other securities thereof, and on the taking of such stock or securities as collateral for loans to any borrower. Further, a bank holding company and any subsidiary bank are prohibited from engaging in tie-in arrangements in connection with the extension of credit. A subsidiary bank may not extend credit, lease or sell property, or furnish any services, or fix or vary the consideration for any of the foregoing on the condition that: (i) the customer obtain or provide some additional credit, property or services from or to such bank other than a loan, discount, deposit or trust service; (ii) the customer obtain or provide some additional credit, property or service from or to MNB or any of our subsidiaries; or (iii) the customer not obtain some other credit, property or service from competitors, except for reasonable requirements to assure the soundness of credit extended.

The Gramm-Leach-Bliley Act, or GLB Act, allows a bank holding company or other company to elect to become a financial holding company, which would allow such company to engage in activities that are financial in nature, that are incidental to such activities, or are complementary to such activities. The GLB Act enumerates certain activities that are deemed financial in nature, such as underwriting insurance or acting as an insurance principal, agent or broker, underwriting, dealing in or making markets in securities, and engaging in merchant banking under certain restrictions. It also authorizes the Federal Reserve to determine by regulation what other activities are financial in nature, or incidental or complementary thereto. MNB has not elected financial holding company status.

The Federal Deposit Insurance Act, or FDIA, and Federal Reserve policy require a bank holding company to serve as a source of financial and managerial strength to its bank subsidiaries. In addition, where a bank holding company has more than one FDIC-insured bank or thrift subsidiary, each of the bank holding company’s subsidiary FDIC-insured depository institutions is responsible for any losses to the FDIC as a result of an affiliated depository institution’s failure. As a result of a bank holding company’s source of strength obligation, a bank holding company may be required to provide funds to a bank subsidiary in the form of subordinate capital or other instruments which qualify as capital under bank regulatory rules. Any loans from the holding company to such subsidiary banks likely would be unsecured and subordinated to such bank’s depositors and perhaps to other creditors of Merchants Bank of Bangor.

A bank holding company is generally required to give the Federal Reserve prior written notice of any purchase or redemption of its own then outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of the company’s consolidated net worth. The Federal Reserve may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe and unsound practice, or would violate any law, regulation, Federal Reserve order or directive, or any condition imposed by, or written agreement with, the Federal Reserve. The Federal Reserve has adopted an exception to this approval requirement for well-capitalized bank holding companies that meet certain conditions.

As a Pennsylvania corporation, MNB is subject to limitations and restrictions. For example, state law restrictions include limitations and restrictions relating to indemnification of directors, distributions to shareholders, transactions involving directors, officers or interested shareholders, maintenance of books, records, minutes, borrowing, the payment of dividends and the observance of corporate formalities.

Merchants Bank of Bangor. Merchants Bank of Bangor is a Pennsylvania chartered commercial bank which is a member of the Federal Reserve System (a “state member bank”), whose accounts are insured by the Deposit

Insurance Fund of the FDIC up to the maximum legal limits. Merchants Bank of Bangor is subject to regulation, supervision and regular examination by the Pennsylvania Department of Banking and Securities and the Federal Reserve. The regulations of these various agencies govern most aspects of Merchants Bank of Bangor’s business, including required reserves against deposits, loans, investments, mergers and acquisitions, borrowing, dividends and location and number of branch offices. The laws and regulations governing Merchants Bank of Bangor generally have been promulgated to protect depositors and the Deposit Insurance Fund, and not for the purpose of protecting shareholders. Competition among commercial banks, savings and loan associations, and credit unions has increased following enactment of legislation, which greatly expanded the ability of banks and bank holding companies to engage in interstate banking or acquisition activities.

Banking is a business that depends on interest rate margins. In general, the margin between the interest paid by a bank on its deposits and its other borrowings and the interest received by a bank on loans extended to its customers and securities held in its investment portfolio constitutes the major portion of Merchants Bank of Bangor’s earnings. Thus, the earnings and growth of Merchants Bank of Bangor will be subject to the influence of economic conditions generally, both domestic and foreign, and also to the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve, which regulates the supply of money through various means including open market dealings in United States government securities. The nature and timing of changes in such policies and their impact on Merchants Bank of Bangor cannot be predicted.

Branching and Interstate Banking. The federal banking agencies are authorized to approve interstate bank merger transactions without regard to whether such transaction is prohibited by the law of any state, unless the home state of one of the banks has opted out of the interstate bank merger provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, or the Riegle-Neal Act, by adopting a law after the date of enactment of the Riegle-Neal Act and prior to June 1, 1997 which applies equally to all out-of-state banks and expressly prohibits merger transactions involving out-of-state banks. Interstate acquisitions of branches are permitted only if the law of the state in which the branch is located permits such acquisitions. Such interstate bank mergers and branch acquisitions are also subject to the nationwide and statewide insured deposit concentration limitations described in the Riegle-Neal Act. The Dodd-Frank Act authorizes national and state banks to establish de novo branches in other states to the same extent as a bank chartered by that state would be permitted to branch.

USA Patriot Act. Under the USA Patriot Act, financial institutions are subject to prohibitions against specified financial transactions and account relationships, as well as enhanced due diligence standards intended to detect, and prevent, the use of the United States financial system for money laundering and terrorist financing activities. The Patriot Act requires financial institutions, including banks, to establish anti-money laundering programs, including employee training and independent audit requirements, meet minimum standards specified by the act, follow minimum standards for customer identification and maintenance of customer identification records, and regularly compare customer lists against lists of suspected terrorists, terrorist organizations and money launderers. The costs or other effects of the compliance burdens imposed by the Patriot Act or future anti-terrorist, homeland security or anti-money laundering legislation or regulation cannot be predicted with certainty.

Office of Foreign Assets Control. The United States has imposed economic sanctions that affect transactions with designated foreign countries, foreign nationals and others, which are administered by the U.S. Treasury Department’s Office of Foreign Assets Control, or OFAC. The OFAC-administered sanctions targeting countries take many different forms. Generally, however, they contain one or more of the following elements: (i) restrictions on trade with or investment in a sanctioned country, including prohibitions against direct or indirect imports from and exports to a sanctioned country and prohibitions on a “U.S. person” engaging in financial transactions relating to making investments in, or providing investment-related advice or assistance to, a sanctioned country; and (ii) a blocking of assets in which the government or specially designated nationals of a sanctioned country have an interest by prohibiting transfers of property subject to U.S. jurisdiction (including property in the possession or control of U.S. persons). Blocked assets (e.g. property and bank deposits) cannot be paid out, withdrawn, set off or transferred in any manner without a license from OFAC. Failure to comply with these sanctions could have serious legal and reputational consequences.

Capital Adequacy. The federal banking agencies have adopted risk-based and leverage capital adequacy requirements, pursuant to which they assess the adequacy of capital in examining and supervising banks and bank holding companies and in analyzing bank regulatory applications. Risk-based capital requirements determine the adequacy of capital based on the risk inherent in various classes of assets and off-balance sheet items. The Dodd-Frank Act additionally requires capital requirements to be countercyclical so that the required amount of capital increases in times of economic expansion and decreases in times of economic contraction, consistent with safety and soundness.

The federal banking agencies have adopted rules, referred to as the Basel III Rules, to implement the framework for strengthening international capital and liquidity regulation adopted by the Basel Committee on Banking Supervision, or Basel III. The Basel III framework, among other things, (i) introduced CET1, (ii) specified that Tier 1 capital consists of CET1 and “Additional Tier 1 capital” instruments meeting specified requirements, (iii) defined CET1 narrowly by requiring that most adjustments to regulatory capital measures be made to CET1 and not to the other components of capital and (iv) expanded the scope of the adjustments as compared to existing regulations.

Basel III requires banks to maintain: (i) a minimum ratio of CET1 to risk-weighted assets of at least 4.5%, plus a “capital conservation buffer” of 2.5%, or 7.0%; (ii) a minimum ratio of Tier 1 capital to risk-weighted assets of at least 6.0%, plus the capital conservation buffer, or 8.5%; (iii) a minimum ratio of Total (Tier 1 plus Tier 2) capital to risk-weighted assets of at least 8.0% plus the capital conservation buffer, or 10.5%; and (iv) a minimum leverage ratio of 3%, calculated as the ratio of Tier 1 capital to balance sheet exposures plus certain off-balance sheet exposures (computed as the average for each quarter of the month-end ratios for the quarter).

Basel III also provides for a “countercyclical capital buffer,” generally to be imposed when federal banking agencies determine that excess aggregate credit growth becomes associated with a buildup of systemic risk that would be a CET1 add-on to the capital conservation buffer of 2.5%. The capital conservation buffer is designed to absorb losses during periods of economic stress.

Banking institutions with a ratio of CET1 to risk-weighted assets above the minimum but below the conservation buffer (or below the combined capital conservation buffer and countercyclical capital buffer, when the latter is applied) may face constraints on its ability to pay dividends, effect equity repurchases and pay discretionary bonuses to executive officers, which constraints vary based on the amount of the shortfall.

Under the Basel III Rules, mortgage-servicing assets and deferred tax assets are subject to stricter limitations than those previously applicable under capital rules. More specifically, certain deferred tax assets arising from temporary differences, mortgage-servicing assets, and significant investments in the capital of unconsolidated financial institutions in the form of common stock are each subject to an individual limit of 10% of common equity Tier 1 capital elements and are subject to an aggregate limit of 15% of common equity Tier 1 capital elements. The amount of these items in excess of the 10% and 15% thresholds are to be deducted from common equity Tier 1 capital. Amounts of mortgage servicing assets, deferred tax assets, and significant investments in unconsolidated financial institutions that are not deducted due to the aforementioned 10% and 15% thresholds must be assigned a 250% risk weight. Finally, the rule increases the risk weights for past-due loans, certain commercial real estate loans, and some equity exposures, and makes selected other changes in risk weights and credit conversion factors. A recent rule proposal would revise the treatment of deferred tax assets and mortgage servicing rights to increase the amounts of such assets includable in capital.

The Basel III Rules also include, as part of the definition of CET1 capital, a requirement that banking institutions include the amount of additional other comprehensive income, or AOCI, which primarily consists of unrealized gains and losses on available for sale securities, which are not required to be treated as other-than-temporary impairment, net of tax in calculating regulatory capital, unless the institution makes a one-time opt-out election from this provision in connection with the filing of its first regulatory reports after applicability of the Basel III Rules to that institution. Merchants Bank of Bangor opted-out of this requirement and, as such, does not include AOCI in its regulatory capital calculation. The Basel III Rules also require a 4% minimum leverage ratio, and a 5% leverage ratio to be considered well capitalized.

The Basel III Rules also make changes to the manner of calculating risk weighted assets. New methodologies for determining risk weighted assets in the general capital rules are included, including revisions to recognition of credit risk mitigation, including a greater recognition of financial collateral and a wider range of eligible guarantors. They also include risk weighting of equity exposures and past due loans; and higher (greater than 100%) risk weighting for certain commercial real estate exposures that have higher credit risk profiles, including higher loan-to-value and equity components. In particular, loans categorized as “high-volatility commercial real estate,” or HVCRE, loans are required to be assigned a 150% risk weighting and require additional capital support. HVCRE loans are defined to include any credit facility that finances or has financed the acquisition, development or construction of real property, unless it finances: 1-4 family residential properties; certain community development investments; agricultural land used or usable for, and whose value is based on, agricultural use; or commercial real estate projects in which: (i) the loan-to-value ratio is less than the applicable maximum supervisory loan-to-value ratio established by the bank regulatory agencies; (ii) the borrower has contributed cash or unencumbered readily marketable assets, or has paid development expenses out of pocket, equal to at least 15% of the appraised “as completed” value; (iii) the borrower contributes its 15% before the bank advances any funds; and (iv) the capital contributed by the borrower, and any funds internally generated by the project, is contractually required to remain in the project until the facility is converted to permanent financing, sold or paid in full. The Economic Growth, Regulatory Relief, and Consumer Protection Act expanded the exclusion from HVCRE loans to include credit facilities financing the acquisition or refinance of, or improvements to, existing income producing property, secured by the property, if the cash flow being generated by the property is sufficient to support the debt service and expenses of the property in accordance with the institution’s loan criteria for permanent financing. The Economic Growth, Regulatory Relief, and Consumer Protection Act also provides that the value of contributed property will be its appraised value, rather than its cost and permits an institution to reclassify an HVCRE loan as a non-HVCRE loan upon substantial completion of the project, where the cash flow from the property is sufficient to support debt service and expenses, in accordance with the institution’s underwriting criteria for permanent financing.

The capital ratios described above are the minimum levels that the federal banking agencies expect. State and federal regulators have the discretion to require and institution to maintain higher capital levels based upon its concentrations of loans, the risk of its lending or other activities, the performance of its loan and investment portfolios and other factors. Failure to maintain such higher capital expectations could result in a lower composite regulatory rating, which would impact the institution’s deposit insurance premiums and could affect its ability to borrow and costs of borrowing, and could result in additional or more severe enforcement actions. In respect of institutions with high concentrations of loans in areas deemed to be higher risk, or during periods of significant economic stress, regulators may require an institution to maintain a higher level of capital, and/or to maintain more stringent risk management measures, than those required by these regulations.

In December 2017, the Basel Committee on Banking Supervision published the last version of the Basel III accord, generally referred to as “Basel IV.” The Basel Committee stated that a key objective of the revisions incorporated into the framework is to reduce excessive variability of risk-weighted assets, or RWA, which will be accomplished by enhancing the robustness and risk sensitivity of the standardized approaches for credit risk and operational risk, which will facilitate the comparability of banks’ capital ratios; constraining the use of internally modeled approaches; and complementing the risk-weighted capital ratio with a finalized leverage ratio and a revised and robust capital floor. Leadership of the federal banking agencies who are tasked with implementing Basel IV supported the revisions. Although it is uncertain at this time, it is anticipated that some, if not all, of the Basel IV accord may be incorporated into the capital requirements framework applicable to Merchants Bank of Bangor.

The Economic Growth, Regulatory Relief, and Consumer Protection Act also directed the federal bank regulatory agencies to develop a “Community Bank Leverage Ratio,” calculated by dividing tangible equity capital by average consolidated total assets, of not less than 8% and not more than 10%. The federal banking agencies, including the Federal Reserve, Merchant Bank of Bangor’s primary federal regulator, have adopted regulations establishing that a qualifying community bank which has elected to use the community bank leverage ratio framework for capital level testing has met minimum level capital requirements if it has a community bank leverage ratio in excess of 9%.

For information regarding MNB’s compliance with capital requirements, see the discussion on page 116 of “Management’s Discussion and Analysis of Financial Condition and Results of Operations of MNB Corporation.”

Prompt Corrective Action. Under Section 38 of the FDIA, each federal banking agency is required to implement a system of prompt corrective action for institutions which it regulates. The federal banking agencies have promulgated substantially similar regulations to implement the system of prompt corrective action established by Section 38 of the FDIA. The following capital requirements apply to Merchants Bank of Bangor for purposes of Section 38.

Capital Category	Total Risk-Based Capital Ratio	Tier 1 Risk-Based Capital Ratio	Common Equity Tier 1 Capital Ratio	Leverage Ratio	Tangible Equity to Assets	Supplemental Leverage Ratio
Well-capitalized	10% or greater	8% or greater	6.5% or greater	5% or greater	N/A	N/A
Adequately Capitalized	8% or greater	6% or greater	4.5% or greater	4% or greater	N/A	3% or greater
Undercapitalized	Less than 8%	Less than 6%	Less than 4.5%	Less than 4%	N/A	Less than 3%
Significantly Undercapitalized	Less than 6%	Less than 4%	Less than 3%	Less than 3%	N/A	N/A
Critically Undercapitalized	N/A	N/A	N/A	N/A	Less than 2%	N/A

An institution generally must file a written capital restoration plan which meets specified requirements with an appropriate federal banking agency within 45 days of the date the institution receives notice or is deemed to have notice that it is undercapitalized, significantly undercapitalized or critically undercapitalized. A federal banking agency must provide the institution with written notice of approval or disapproval within 60 days after receiving a capital restoration plan, subject to extensions by the applicable agency.

An institution which is required to submit a capital restoration plan must concurrently submit a performance guaranty by each company that controls the institution. Such guaranty shall be limited to the lesser of (i) an amount equal to 5.0% of the institution’s total assets at the time the institution was notified or deemed to have notice that it was undercapitalized or (ii) the amount necessary at such time to restore the relevant capital measures of the institution to the levels required for the institution to be classified as adequately capitalized. Such a guaranty shall expire after the federal banking agency notifies the institution that it has remained adequately capitalized for each of four consecutive calendar quarters. An institution which fails to submit a written capital restoration plan within the requisite period, including any required performance guaranty, or fails in any material respect to implement a capital restoration plan, shall be subject to the restrictions in Section 38 of the FDIA which are applicable to significantly undercapitalized institutions.

A “critically undercapitalized institution” is to be placed in conservatorship or receivership within 90 days unless the FDIC formally determines that forbearance from such action would better protect the Deposit Insurance Fund. Unless the FDIC or other appropriate federal banking agency makes specific further findings and certifies that the institution is viable and is not expected to fail, an institution that remains critically undercapitalized on average during the fourth calendar quarter after the date it becomes critically undercapitalized must be placed in receivership. The general rule is that the FDIC will be appointed as receiver within 90 days after a bank becomes critically undercapitalized unless extremely good cause is shown and an extension is agreed to by the federal regulators. In general, good cause is defined as capital, which has been raised and is imminently available for infusion into Merchants Bank of Bangor except for certain technical requirements, which may delay the infusion for a period of time beyond the 90 day time period.

Immediately upon becoming undercapitalized, an institution shall become subject to the provisions of Section 38 of the FDIA, which (i) restrict payment of capital distributions and management fees; (ii) require that the appropriate federal banking agency monitor the condition of the institution and its efforts to restore its capital; (iii) require submission of a capital restoration plan; (iv) restrict the growth of the institution’s assets; and (v) require prior approval of certain expansion proposals. The appropriate federal banking agency for an undercapitalized institution also may take any number of discretionary supervisory actions if the agency determines that any of these actions is necessary to resolve the problems of the institution at the least possible long-term cost to the deposit insurance fund, subject in certain cases to specified procedures. These discretionary supervisory actions include: requiring the institution to raise additional capital; restricting transactions with affiliates; requiring divestiture of the institution or the sale of the institution to a willing purchaser; and any other supervisory action that the agency deems appropriate. These and additional mandatory and permissive supervisory actions may be taken with respect to significantly undercapitalized and critically undercapitalized institutions.

Additionally, under Section 11(c)(5) of the FDIA, a conservator or receiver may be appointed for an institution where: (i) an institution’s obligations exceed its assets; (ii) there is substantial dissipation of the institution’s assets or earnings as a result of any violation of law or any unsafe or unsound practice; (iii) the institution is in an unsafe or unsound condition; (iv) there is a willful violation of a cease-and-desist order; (v) the institution is unable to pay its obligations in the ordinary course of business; (vi) losses or threatened losses deplete all or substantially all of an institution’s capital, and there is no reasonable prospect of becoming “adequately capitalized” without assistance; (vii) there is any violation of law or unsafe or unsound practice or condition that is likely to cause insolvency or substantial dissipation of assets or earnings, weaken the institution’s condition, or otherwise seriously prejudice the interests of depositors or the insurance fund; (viii) an institution ceases to be insured; (ix) the institution is undercapitalized and has no reasonable prospect that it will become adequately capitalized, fails to become adequately capitalized when required to do so, or fails to submit or materially implement a capital restoration plan; or (x) the institution is critically undercapitalized or otherwise has substantially insufficient capital.

Regulatory Enforcement Authority. Federal banking law grants substantial enforcement powers to federal banking agencies. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions against banking organizations and institution-affiliated parties. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with regulatory authorities. In addition, the FDIC could terminate the institution’s deposit insurance if it determines that the institution’s financial condition is unsafe or unsound or that the institution engaged in unsafe or unsound practices that violated an applicable rule, regulation, order or condition enacted or imposed by the institution’s regulators.

As a result of the volatility and instability in the financial system in recent years, Congress, the bank regulatory authorities and other government agencies have called for or proposed additional regulation and restrictions on the activities, practices and operations of banks and their holding companies. The Congress and the federal banking agencies have broad authority to require all banks and holding companies to adhere to more rigorous or costly operating procedures, corporate governance procedures, or to engage in activities or practices which they would not otherwise elect. Any such requirement could adversely affect our business and results of operations.

The Dodd-Frank Act. The Dodd-Frank Act made significant changes to the current bank regulatory structure, which affects the lending, deposit, investment, trading and operating activities of financial institutions and their holding companies. The Dodd-Frank Act requires a number of federal agencies to adopt a broad range of new rules and regulations, and to prepare various studies and reports for Congress. Although it is not possible to determine the ultimate impact of this statute until the extensive rulemaking is complete and becomes effective, the following provisions are considered to be of greatest significance to us:

•	Expands the authority of the Federal Reserve to examine bank holding companies and their subsidiaries, including insured depository institutions.
•	Requires a bank holding company to be well-capitalized and well managed to receive approval of an interstate bank acquisition.
•	Provides mortgage reform provisions regarding a customer’s ability to pay and making more loans subject to provisions for higher-cost loans and new disclosures.
•	Creates the CFPB, which has rulemaking authority for a wide range of consumer protection laws that apply to all banks, and has broad powers to supervise and enforce consumer protection laws.
•	Creates the Financial Stability Oversight Council with authority to identify institutions and practices that might pose a systemic risk.
•	Introduces additional corporate governance and executive compensation requirements on companies subject to the 1934 Act, as amended.
•	Permits FDIC-insured banks to pay interest on business demand deposits.
•	Codifies the requirement that holding companies and other companies that directly or indirectly control an insured depository institution to serve as a source of financial strength.
•	Makes permanent the $250 thousand limit for federal deposit insurance.
•	Permits national and state banks to establish interstate branches to the same extent as the branch host state allows establishment of in-state branches.

The 2018 Act includes provisions revising Dodd-Frank Act provisions, including provisions that, among other things: (i) exempt banks with less than $10 billion in assets from the ability-to-repay requirements for certain qualified residential mortgage loans; (ii) exempt certain transactions valued at less than $400,000 in rural areas from appraisal requirements; (iii) exempt banks and credit unions that originate fewer than 500 open-end and 500 closed-end mortgages from the expanded data disclosures required under the Home Mortgage Disclosure Act, or HMDA (the provision would not apply to nonbanks and would not exempt institutions from HMDA reporting altogether); (iv) amend the SAFE Mortgage Licensing Act by providing registered mortgage loan originators in good standing with 120 days of transitional authority to originate loans when moving from a federal depository institution to a non-depository institution or across state lines; (v) require the CFPB to clarify how TILA-RESPA Integrated Disclosure applies to mortgage assumption transactions and construction-to-permanent home loans as well as outline certain liabilities related to model disclosure use; (vi) revise treatment of HVCRE exposures; and (vii) create the simplified Community Bank Leverage Capital Ratio. The 2018 Act also exempts community banks from Section 13 of the Bank Holding Company Act, commonly referred to as the Volcker Rule, if they have less than $10 billion in total consolidated assets; and exempts banks with less than $10 billion in assets, and total trading assets and liabilities not exceeding more than five percent of their total assets from the Volcker Rule restrictions on trading with their own capital. The 2018 Act also adds certain protections for consumers, including veterans and active duty military personnel, expanded credit freezes and creation of an identity theft protection database.

In addition, other new proposals for legislation continue to be introduced in the U.S. Congress that could further substantially increase regulation of the bank and non-bank financial services industries and impose restrictions on the operations and general ability of firms within the industry to conduct business consistent with historical practices. Federal and state regulatory agencies also frequently adopt changes to their regulations or change the manner in which existing regulations are applied. Certain aspects of current or proposed regulatory or legislative changes to laws applicable to the financial industry, if enacted or adopted, may impact the profitability of MNB’s business activities, require more oversight or change certain of MNB’s business practices, including the ability to offer new products, obtain financing, attract deposits, make loans and achieve satisfactory interest spreads and could expose MNB to additional costs, including increased compliance costs. These changes also may require significant management attention and resources to make any necessary changes to operations to comply and could have an adverse effect on MNB’s business, financial condition and results of operations.

Consumer Financial Protection Bureau. The Dodd-Frank Act created the CFPB, an independent federal agency within the Federal Reserve System having broad rulemaking, supervisory and enforcement powers under various federal consumer financial protection laws, including the Equal Credit Opportunity Act, Truth in Lending Act, Real Estate Settlement Procedures Act, Fair Credit Reporting Act, Fair Debt Collection Practices Act, the consumer financial privacy provisions of the GLB Act and certain other statutes. The CFPB has examination and primary enforcement authority with respect to depository institutions with more than $10.0 billion in assets. Smaller institutions, including Merchants Bank of Bangor, are subject to rules promulgated by the CFPB but continue to be examined and supervised by federal banking agencies for compliance with federal consumer protection laws and regulations. The CFPB also has authority to prevent unfair, deceptive or abusive practices in connection with the offering of consumer financial products. The Dodd-Frank Act permits states to adopt consumer protection laws and standards that are more stringent than those adopted at the federal level and, in certain circumstances, permits state attorneys general to enforce compliance with both the state and federal laws and regulations.

The CFPB has proposed or issued a number of important rules affecting a wide range of consumer financial products. The changes resulting from the Dodd-Frank Act and CFPB rulemakings and enforcement policies may impact the profitability of our business activities, limit our ability to make, or the desirability of making, certain types of loans, require us to change our business practices, impose upon us more stringent capital, liquidity and leverage ratio requirements or otherwise adversely affect our business or profitability. The changes may also require us to dedicate significant management attention and resources to evaluate and make necessary changes to comply with the new statutory and regulatory requirements.

The CFPB has concentrated much of its rulemaking efforts on reforms related to residential mortgage transactions. The CFPB has issued rules related to a borrower’s ability to repay and qualified mortgage standards, mortgage servicing standards, loan originator compensation standards, requirements for high cost mortgages, appraisal and escrow standards and requirements for higher-priced mortgages. The CFPB has also issued rules establishing integrated disclosure requirements for lenders and settlement agents in connection with most closed end, real estate secured consumer loans; and rules which, among other things, expand the scope of information lenders must report in connection with mortgage and other housing-related loan applications under the Home Mortgage Disclosure Act. These rules include significant regulatory and compliance changes and are expected to have a broad impact on the financial services industry.

The rule implementing the Dodd-Frank Act requirement that lenders determine whether a consumer has the ability to repay a mortgage loan, established certain minimum requirements for creditors when making ability to pay determinations, and established certain protections from liability for mortgages meeting the definition of “qualified mortgages.” Generally, the rule applies to all consumer-purpose, closed-end loans secured by a dwelling including home-purchase loans, refinances and home equity loans—whether first or subordinate lien. The rule does not cover, among other things, home equity lines of credit or other open-end credit; temporary or “bridge” loans with a term of 12 months or less, such as a loan to finance the initial construction of a dwelling; a construction phase of 12 months or less of a construction-to-permanent loan; and business-purpose loans, even if secured by a dwelling. The rule afforded greater legal protections for lenders making qualified mortgages that are not “higher priced.” Qualified mortgages must generally satisfy detailed requirements related to product features, underwriting standards, and a points and fees requirement whereby the total points and fees on a mortgage loan cannot exceed specified amounts or percentages of the total loan amount. Mandatory features of a qualified mortgage include: (i) a loan term not exceeding 30 years; and (ii) regular periodic payments that do not result in negative amortization, deferral of principal repayment, or a balloon payment. Further, the rule clarified that qualified mortgages do not include “no-doc” loans and loans with negative amortization, interest-only payments, or balloon payments. The rule created special categories of qualified mortgages originated by certain smaller creditors. To the extent that Merchants Bank of Bangor seeks to make qualified mortgages, it is required to comply with these rules, subject to available exclusions. Merchants Bank of Bangor’s business strategy, product offerings, and profitability may change as the rule is interpreted by the regulators and courts.

Financial Privacy. Under the Federal Right to Privacy Act of 1978, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records, financial institutions are required to disclose their policies for collecting and protecting confidential information. Consumers generally may prevent financial institutions from sharing personal financial information with nonaffiliated third parties except for third parties that market the institutions’ own products and services. Additionally, financial institutions generally may not disclose consumer account numbers to any nonaffiliated third party for use in telemarketing, direct mail marketing or other marketing through electronic mail to consumers.

Community Reinvestment Act. The CRA requires that, in connection with examinations of financial institutions within their respective jurisdictions, the federal banking agencies will evaluate the record of each financial institution in meeting the needs of its local community, including low- and moderate-income neighborhoods. A bank’s record of performance under the CRA is publicly available. A bank’s CRA performance is also considered in evaluating applications seeking approval for mergers, acquisitions, and new offices or facilities. Failure to adequately meet these criteria could result in additional requirements and limitations being imposed on Merchants Bank of Bangor. Additionally, Merchants Bank of Bangor must publicly disclose the terms of certain CRA-related agreements. Merchants Bank of Bangor received an “Outstanding” overall rating at its last CRA exam.

Fair and Responsible Banking. Banks and other financial institutions are subject to numerous laws and regulations intended to promote fair and responsible banking and prohibit unlawful discrimination and unfair, deceptive or abusive practices in banking. These laws include, among others, the Dodd-Frank Act, Section 5 of the Federal Trade Commission Act, the Equal Credit Opportunity Act, and the Fair Housing Act.

Many states and local jurisdictions have consumer protection laws analogous, and in addition, to those listed above. These federal, state and local laws regulate the manner in which financial institutions deal with customers taking deposits, making loans or conducting other types of transactions. Failure to comply with these laws and regulations could give rise to regulatory sanctions, and actions by the U.S. Department of Justice and state attorneys general.

FDIC Insurance Premiums. FDIC-insured banks, such as Merchants Bank of Bangor, are required to pay deposit insurance assessments to the FDIC. The method by which the assessment is calculated was amended in a final rule that was adopted in April 2016, effective the third quarter of 2016. For banks with less than $10.0 billion in total consolidated assets, the assessment rate is calculated using a financial ratios method based on a statistical model estimating Merchants Bank of Bangor’s probability of failure over three years utilizing seven financial ratios (leverage ratio; net income before taxes/total assets; nonperforming loans and leases/gross assets; other real estate owned/gross assets; brokered deposit ratio; one year asset growth; and loan mix index) and a weighted average of supervisory ratings components. The final rule also eliminates the brokered deposit downward adjustment factor for such banks’ assessment rates, providing a new brokered deposit ratio applicable to all small banks, whereby brokered deposits in excess of 10% of total consolidated assets (inclusive of reciprocal deposits if a bank is not well-capitalized or has a composite supervisory rating other than a 1 or 2) as a result of which assessment rates may be increased for banks which experience rapid growth; lowers the range of assessment rates authorized to 1.5 basis points for an institution posing the least risk, to 40 basis points for an institution posing the most risk; and will further lower the range of assessment rates if the reserve ratio of the Deposit Insurance Fund increases to 2% or more. Banks with over $10.0 billion in total consolidated assets are required to pay a surcharge of 4.5 basis points on their assessment basis, subject to certain adjustments. The FDIC may also impose special assessments from time to time. Under the 2017 Tax Act, FDIC insured institutions with assets in excess of $10.0 billion will be subject to a phase out the deductibility of deposit insurance premiums.

The Dodd-Frank Act permanently increased the maximum deposit insurance amount for banks, savings institutions and credit unions to $250 thousand per depositor. The Dodd-Frank Act also broadened the base for FDIC insurance assessments. Assessments are now based on a financial institution’s average consolidated total assets less tangible equity capital. The Dodd-Frank Act requires the FDIC to increase the reserve ratio of the Deposit Insurance Fund from 1.15% to 1.35% of insured deposits by 2020 and eliminates the requirement that the FDIC pay dividends to insured depository institutions when the reserve ratio exceeds certain thresholds. The Dodd-Frank Act eliminated the statutory prohibition against the payment of interest on business checking accounts.

Concentration and Risk Guidance. The federal banking regulatory agencies promulgated joint interagency guidance regarding material direct and indirect asset and funding concentrations. The guidance defines a concentration as any of the following: (i) asset concentrations of 25% or more of Total Capital (loan related) or Tier 1 Capital (non-loan related) by individual borrower, small interrelated group of individuals, single repayment source or individual project; (ii) asset concentrations of 100% or more of Total Capital (loan related) or Tier 1 Capital (non-loan related) by industry, product line, type of collateral, or short-term obligations of one financial institution or affiliated group; (iii) funding concentrations from a single source representing 10% or more of Total Assets; or (iv) potentially volatile funding sources that when combined represent 25% or more of Total Assets (these sources may include brokered, large, high-rate, uninsured, internet-listing-service deposits, Federal funds purchased or other potentially volatile deposits or borrowings). If a concentration is present, management must employ heightened risk management practices including board and management oversight and strategic planning, development of underwriting standards, risk assessment and monitoring through market analysis and stress testing, third party review and increasing capital requirements. Merchants Bank of Bangor adheres to the practices recommended in this guidance.

Additionally, the federal bank regulatory agencies have issued guidance governing financial institutions with concentrations in commercial real estate lending. The guidance provides that institutions that have: (i) total reported loans for construction, land development, and other land which represent 100% or more of an institution’s total risk-based capital; or (ii) total reported commercial real estate loans, excluding loans secured by owner-occupied commercial real estate, representing 300% or more of the institution’s total risk-based capital and the institution’s commercial real estate loan portfolio has increased 50% or more during the prior 36 months, are identified as having potential commercial real estate concentration risk. Institutions, which are deemed to have concentrations in commercial real estate lending are expected to employ heightened levels of risk management with respect to their commercial real estate portfolios, and may be required to hold higher levels of capital.

Increased Focus on Lending to Members of the Military. The federal banking agencies and the DOJ have increased their focus on financial institution compliance with the Servicemembers Civil Relief Act, or SCRA. The SCRA requires a bank to cap the interest rate at 6% for any loan to a member of the military who goes on active duty after taking out the loan. It also limits the actions Merchants Bank of Bangor can take when a service member is in foreclosure.

Cybersecurity. In March 2015, federal regulators issued two related statements regarding cybersecurity. One statement indicates that financial institutions should design multiple layers of security controls to establish lines of defense and to ensure that their risk management processes also address the risk posed by compromised customer credentials, including security measures to reliably authenticate customers accessing internet-based services of the financial institution. The other statement indicates that a financial institution’s management is expected to maintain sufficient business continuity planning processes to ensure the rapid recovery, resumption and maintenance of the institution’s operations after a cyber-attack involving destructive malware. A financial institution is also expected to develop appropriate processes to enable recovery of data and business operations and address rebuilding network capabilities and restoring data if the institution or its critical service providers fall victim to this type of cyber-attack. If Merchants Bank of Bangor fails to observe the regulatory guidance, it could be subject to various regulatory sanctions, including financial penalties. To date, Merchants Bank of Bangor has not experienced a significant compromise, significant data loss or any material financial losses related to cybersecurity attacks, but its systems and those of its customers and third-party service providers are under constant threat and it is possible that Merchants Bank of Bangor could experience a significant event in the future. Risks and exposures related to cybersecurity attacks are expected to remain high for the foreseeable future due to the rapidly evolving nature and sophistication of these threats, as well as due to the expanding use of Internet banking, mobile banking and other technology-based products and services by Merchants Bank of Bangor and its customers.

Market for Common Stock and Dividends

Market for Common Stock. MNB’s common stock is traded in the OTC Pink over the counter market under the symbol “MNBC.” The common stock has traded only sporadically and in limited volume. Quotations in the OTC Pink market reflect inter-dealer prices, without retail markup, markdown or commission, and may not represent actual transactions, and do not necessarily reflect the intrinsic or market values of the common stock. As of February 28, 2020, there were 1,132,873 shares of MNB common stock outstanding, held by approximately 154 shareholders of record, and approximately 168 total beneficial owners.

Dividends. During 2019 and 2018, MNB paid the following quarterly dividends per share on the MNB common stock.

2018:		2019:
First Quarter:	$0.19	First Quarter:	$0.20
Second Quarter:	$0.20	Second Quarter:	$0.21
Third Quarter:	$0.20	Third Quarter:	$0.21
Fourth Quarter:	$0.20	Fourth Quarter:	$0.22

Regulations of the Federal Reserve Board and Pennsylvania law place limits on the amount of dividends Merchants Bank of Bangor may pay without prior approval. Prior approval of the Federal Reserve is required to pay dividends which exceed Merchants Bank of Bangor’s net profits for the current year plus its retained net profits for the preceding two calendar years, less required transfers to surplus.

State and federal bank regulatory agencies also have authority to prohibit a bank from paying dividends if such payment is deemed to be an unsafe or unsound practice. Compliance with minimum capital requirements, as presently in effect, or as they may be amended from time to time, could limit the amount of dividends that Merchants Bank of Bangor may pay. As a depository institution, the deposits of which are insured by the FDIC, Merchants Bank of Bangor may not pay dividends or distribute any of its capital assets while it remains in default on any assessment due the FDIC. Merchants Bank of Bangor currently is not in default under any of its obligations to the FDIC. Even if Merchants Bank of Bangor has earnings in an amount sufficient to pay cash dividends, the board of directors may determine to retain earnings for the purpose of funding the growth of Merchants Bank of Bangor.

Under Pennsylvania law, MNB may pay dividends as long as the payment of dividends would not (a) cause MNB to be unable to pay its debts as they become due in the ordinary course of business or (b) cause the total assets of MNB to be less than the sum of its total liabilities. State and federal bank regulatory agencies have authority to prohibit a bank from paying dividends if such payment is deemed to be an unsafe or unsound practice, and the Federal Reserve Board has the same authority over bank holding companies.

The Federal Reserve Board has established guidelines with respect to the maintenance of appropriate levels of capital by registered bank holding companies. Compliance with such standards, as presently in effect, or as they may be amended from time to time, could possibly limit the amount of dividends that MNB may pay in the future. In 1985, the Federal Reserve Board issued a policy statement on the payment of cash dividends by bank holding companies. In the statement, the Federal Reserve Board expressed its view that a holding company experiencing earnings weaknesses should not pay cash dividends exceeding its net income, or which could only be funded in ways that weaken the holding company’s financial health, such as by borrowing.

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information as of February 28, 2020 concerning the number and percentage of shares of MNB common stock beneficially owned by its directors and named executive officers, and by its directors and executive officers as a group. Shares shown include shares as to which the named person has or shares voting and/or investment power with respect to all such shares. Except as indicated below, MNB knows of no other person or persons, other than street name nominee owners, who, beneficially or of record, own in excess of five percent of the MNB common stock.

Name	Number of Shares Beneficially Owned(1)		Shares Subject to Stock Options(2)	Total Shares Beneficially Owned		Percentage of Class Beneficially Owned(3)
Directors
John D. Berkheimer	18,904		0	18,904		1.67%
Rocco Del Vecchio	300		0	300		N/A	(4)
Keith Heard	8,133		0	8,133		0.72%
Richard M. Hotchkiss	21,568		0	21,568		1.90%
David J. Jordan, Jr., Esq.	4,063		0	4,063		0.36%
Paul B. Oberbeck	1,400		0	1,400		0.12%
James J. Palmeri	7,484		0	7,484		0.66%
Named Executive Officers Who are Not Directors
V. Daniel Smoker	310		0	310		N/A	(4)
All directors and current executive officers as a group (8 persons)	62,162		0	62,162		5.49%
Other 5% Shareholders
HelenBeth Garofalo Vilcek 1700 Northampton St. Easton, PA 18042	101,667	(5)(7)	0	101,667	(5)(7)	8.97	%(5)(7)
Helen J. Garofalo 1700 Northampton St. Easton, PA 18042	89,554	(6)(7)	0	89,554	(6)(7)	7.91	%(6)(7)
(1)	For purposes of this table, a person is deemed to be the beneficial owner of any shares of common stock with respect to which he or she has sole or shared voting and/or investment power, including any shares which he or she has the right to acquire within 60 days. The table includes shares owned by spouses, other immediate family members, in trust, shares held in retirement accounts or retirement funds for the benefit of the named individuals, and other forms of ownership, over which shares the persons named in the table possess voting and investment power.
(2)	MNB does not have a stock option plan.
(3)	Based on 1,132,873 shares of MNB common stock outstanding as of the record date for the MNB special meeting, and all directors and officers as a group which represents percentage of shares outstanding.
(4)	Less than 0.10%.
(5)	Includes 37,110 shares of MNB common stock held individually by Ms. Vilcek and 64,557 shares of MNB common stock held jointly with her mother, Helen Garofalo. Ms. Vilcek is expected to be appointed to the boards of Fidelity and The Fidelity Deposit and Discount Bank at the effective time of the merger.
(6)	Includes 24,997 shares of MNB common stock held individually by Ms. Garofalo and 64,557 shares of MNB common stock held jointly with her daughter, HelenBeth Garofalo Vilcek.
(7)	In the aggregate, Ms. Vilcek and Ms. Garofalo own either individually or jointly a combined 126,664 shares of MNB common stock or approximately 11.18% of the outstanding shares of MNB as of the record date. Based on the exchange ratio of 1.039 shares of Fidelity common stock for each share of MNB common stock, they are expected to own a combined total of 131,603 shares of Fidelity common stock which, on a pro forma basis, is expected to be approximately 2.65% of the combined company’s total outstanding number of shares following completion of the merger.

Information about MNB Designees to Fidelity Board and The Fidelity Deposit and Discount Bank Board

The reorganization agreement provides that, from and after the effective time, the boards of directors of Fidelity and The Fidelity Deposit and Discount Bank shall consist of the boards of directors of Fidelity and The Fidelity Deposit and Discount Bank as then in office, plus Richard M. Hotchkiss and one other person to be mutually agreed upon by MNB and Fidelity, who is independent under Nasdaq listing requirements and meets any other eligibility or regulatory requirements for service on such boards. Fidelity and MNB have agreed on HelenBeth Garofalo Vilcek to be appointed to the boards of directors of Fidelity and The Fidelity Deposit and Discount Bank upon consummation of the merger.

Set forth below is certain information regarding Richard M. Hotchkiss and HelenBeth Garofalo Vilcek. The information presented includes information each person has given MNB about his or her age, all positions he or she holds, and his or her principal occupation for the past five years. The following also includes certain individual qualifications, credentials, business experience and skills of each that contribute to the board’s effectiveness as a whole and provide the reason why he or she has been selected to serve as a director of MNB. MNB believes that Mr. Hotchkiss and Ms. Vilcek have reputations for integrity, honesty, and adherence to high ethical standards. Each has demonstrated business insight and an ability to exercise sound judgement as well as a commitment to service. Mr. Hotchkiss and Ms. Vilcek are not directors of any other publicly-traded company.

Richard M. Hotchkiss, 77, is a military veteran and retired owner of four separate businesses: a lumber company, a fuel oil and coal business, a convenience and hardware store, and a sawhorse manufacturer. Following the sale of his businesses, Mr. Hotchkiss obtained his certification from the Pennsylvania Department of Labor and Industry as a residential and commercial building inspector. In that capacity, Mr. Hotchkiss inspects buildings on behalf of Merchants Bank of Bangor in connection with the Bank’s construction loans. Mr. Hotchkiss has been a director of Merchants Bank of Bangor for the past 39 years and of MNB Corporation since its inception. Mr. Hotchkiss has served as chair of the two boards for the past 22 years. As a director, Mr. Hotchkiss is a member of the loan, marketing and compensation committees. His long experience in community banking and active involvement in the Northampton market support his membership on the Fidelity and The Fidelity Deposit and Discount Bank boards of directors.

HelenBeth Garofalo Vilcek, 62, is the owner of Garofalo Real Estate, a real estate and property management company located in Easton, Pennsylvania. She has been with the company since 1979. Ms. Vilcek currently serves as a director on the board of Bank of Bird-in-Hand, a Pennsylvania state-chartered stock savings bank located in Bird-in-Hand, Pennsylvania. Ms. Vilcek was an original investor and a director with the former Premier Bank, Doylestown, Pennsylvania from 1992 until 2003 and a director of Premier Bancorp, Inc. from 1997 until 2003. She is a Past Worthy Grand Matron of the Order of the Eastern Star for Pennsylvania. Her experience and knowledge of the real estate industry, community banking board experience with other community banks, active community experience, as well as her knowledge of the Northampton market support her membership on the Fidelity and The Fidelity Deposit and Discount Bank boards of directors.

Directors’ Compensation

The following table sets forth information regarding compensation paid to, or earned by Mr. Hotchkiss, a proposed candidate for membership on Fidelity’s and The Fidelity Deposit and Discount Bank’s boards of directors, during the fiscal year ended December 31, 2018 for service as a member of the MNB and Merchants Bank of Bangor boards of directors. Ms. Vilcek, the other proposed candidate for membership on Fidelity’s and The Fidelity Deposit and Discount Bank’s boards of directors, did not serve on the boards of MNB or Merchants Bank of Bangor.

Name	Fees Earned or Paid in Cash	Option Awards(1)	Stock Awards(1)	All Other Compensation	Total
Richard M. Hotchkiss	$52,650	$-0-	$-0-	$-0-	$52,650
(1)	At December 31, 2018, Mr. Hotchkiss had no outstanding options or unvested restricted stock awards.
(2)	During 2018, Mr. Hotchkiss performed site inspections for Merchants Bank of Bangor in connection with its lending activity, for which Mr. Hotchkiss was paid by the Bank a total of $5,600. The inspection fees are not included in the above table, since the fees were not related to Mr. Hotchkiss’s service as a director of MNB or Merchants Bank of Bangor.

During 2018, Mr. Hotchkiss as a non-employee director of Merchants Bank of Bangor received board fees of $15,000, a retainer fee in the amount of $8,400, committee fess of $2,750, a chairman fee of $1,000 and officer compensation of $23,000. In addition to the fees Mr. Hotchkiss received for serving as a director of Merchants Bank of Bangor, Mr. Hotchkiss was paid $2,500 in 2018 for serving as a director of MNB. The fees paid for director board meetings and committee meetings are based on comparable amounts paid by other financial institutions in MNB’s geographic market area.

Management’s Discussion and Analysis of Financial Condition and
Results of Operations of MNB Corporation

This discussion presents the analysis of MNB and its wholly-owned subsidiary, Merchants Bank of Bangor, and its subsidiary, MNB Investment Corp. (collectively referred to as “MNB”). The analysis includes MNB’s financial condition and results of operations as of December 31, 2018 and 2017 and for the years then ended, and as of September 30, 2019 and for each of the nine-month periods ended September 30, 2019 and 2018. This discussion is designed to provide a more comprehensive review of the operating results and financial position of MNB than could be obtained from an examination of the financial statements alone. This discussion should be read in conjunction with the financial statements of MNB and the notes related thereto which appear elsewhere in this joint proxy statement/prospectus. See “Index to Consolidated Financial Statements of MNB Corporation and Subsidiary” beginning at page F-1 in this joint proxy statement/prospectus.

Statements contained in this joint proxy statement/prospectus that are not purely historical are forward-looking statements within the meaning of Section 21E of the Exchange Act, including MNB’s expectations, intentions, beliefs or strategies regarding the future. All forward-looking statements concerning economic conditions, rates of growth, rates of income or values as may be included in this joint proxy statement/prospectus are based on information available to MNB as of the date of this joint proxy statement/prospectus and MNB assumes no obligation to update any such forward-looking statements. It is important to note that MNB’s actual results could materially differ from those in such forward-looking statements. Factors that could cause actual results to differ materially from those in such forward-looking statements include fluctuations in interest rates, inflation, government regulations, economic conditions and competitive product and pricing pressures in the geographic and business areas in which MNB conducts its operations. See “A Warning About Forward-Looking Information” beginning on page 38.

Year Ended December 31, 2018

Overview

The following discussion compares the financial condition of MNB as of December 31, 2018 to the financial condition at December 31, 2017 and the results of operations for each of the years ended December 31, 2018 and December 31, 2017. This discussion should be read in conjunction with the accompanying audited Consolidated Financial Statements for the year ended December 31, 2018 and the related notes beginning at page F-1 of this joint proxy statement/prospectus, as well as the statistical information included in this discussion.

MNB earned net income of $3.62 million in 2018, an increase of $1.22 million or 50.6% compared to 2017. Basic earnings per share increased to $3.20 in 2018 from $2.12 in 2017. The most noteworthy factors impacting the 2018 results were as follows:

•	Improved net interest income of $1.28 million due to an increase in loan volume and an improved net interest margin. Net interest margin expanded 18 basis points to 3.50% on a fully tax-equivalent basis which is a non-GAAP measurement for the year ended December 31, 2018 from 3.32% for the prior year.
•	An increase in non-interest expense primarily due to a $454 thousand increase in salaries and wages.
•	An increase in non-interest income primarily due to gains on sale of mortgage loans totaling $261 thousand in 2018 compared to gains of $173 thousand in 2017.
•	A full year’s impact of the change in the federal corporate income tax rate from 34% to 21%, which contributed to a decrease in income taxes of $560 thousand compared to 2017 despite higher pretax income.

Net interest income for the year ended December 31, 2018 increased 10.9% due to growth in loans, controlling the cost of funds, and a favorable mix of core checking, savings and money market accounts. Loans increased in 2018 by 4.0%, while deposits, including securities sold under repurchase agreements, decreased 2.6% for the year. With respect to noninterest income, growth was seen in deposit service charges and ATM interchange fees. Noninterest expense increased by 5.2% with salaries and employee benefits increasing 7.9%.

Non-GAAP Financial Measures

The following are non-GAAP financial measures which provide useful insight to the reader of the consolidated financial statements but should be supplemental to GAAP used to prepare MNB’s financial statements and should not be read in isolation or relied upon as a substitute for GAAP measures. In addition, MNB’s non-GAAP measures may not be comparable to non-GAAP measures of other companies. MNB’s tax rate used to calculate the fully-taxable equivalent (FTE) adjustment was 21% at December 31, 2018 and 34% at December 31, 2017 and 2016.

The following table reconciles the non-GAAP financial measures of FTE net interest income as of December 31 of the years indicated:

(dollars in thousands)	2018	2017	2016
Interest income (GAAP)	$14,145	$12,727	$11,536
Adjustment to FTE	250	489	522
Interest income adjusted to FTE (non-GAAP)	14,395	13,216	12,058
Interest expense	1,115	975	982
Net interest income adjusted to FTE (non-GAAP)	$13,280	$12,241	$11,076

The efficiency ratio is noninterest expenses as a percentage of FTE net interest income plus noninterest income. The following table reconciles the non-GAAP financial measures of the efficiency ratio to GAAP as of December 31 of the years indicated:

(dollars in thousands)	2018	2017	2016
Efficiency ratio (non-GAAP):
Noninterest expenses (GAAP)	$9,823	$9,339	$9,944
Net interest income (GAAP)	13,030	11,752	10,554
Plus: taxable equivalent adjustment	250	489	522
Noninterest income (GAAP)	1,666	1,566	1,609
Net interest income (FTE) plus noninterest income (non-GAAP)	$14,946	$13,807	$12,685
Efficiency ratio (non-GAAP)	65.72%	67.64%	78.39%

Financial Condition

Total assets were $396.0 million at December 31, 2018, reflecting growth of $2.6 million or 0.7% from year-end 2017. Loans increased $9.2 million or 4.0% from December 31, 2017 to December 31, 2018. This net increase resulted primarily from growth in both residential 1-4 family and commercial real estate loans. The growth in loans was funded by a reduction in cash and cash-equivalents and interest-bearing deposits in banks. Deposits increased $7.6 million primarily as a result of closing all of the securities sold under agreements to repurchase in 2018 and transferring balances to deposits. As a result, short-term borrowings increased $9.2 million.

Investment Securities

The investment securities portfolio provides earnings and liquidity, as well as an effective tool in managing interest rate risk. Securities are also pledged from time to time to secure public funds deposits, repurchase agreements, borrowings from the Federal Home Loan Bank of Pittsburgh (“FHLB”), and for other purposes required or permitted by applicable law. MNB’s investment activities are governed internally by a board-approved policy. The policy is carried out by MNB’s Asset/Liability Management Committee, which meets regularly to review the economic environment and establish investment and borrowing strategies. Investment strategies are determined in consideration of the interest rate environment, balance sheet mix, actual and anticipated loan demand, funding opportunities and the overall interest rate sensitivity and liquidity position of MNB. There was no concentration in securities of any single issuer that exceeded 10% of shareholders’ equity.

Available-for-sale securities are carried at their estimated fair value. Held-to-maturity securities are carried at amortized cost. At year-end 2018, available-for-sale securities totaled $118.2 million, a net increase of $4.7 million compared to year-end 2017. Held-to-maturity securities totaled $16.4 million, a decrease of $2.6 million compared to year-end 2017. The increase in available-for-sales securities is due to purchases of U.S. Government agency securities and both tax-exempt and taxable state and municipal securities. At December 31, 2018 and 2017, respectively, $62.0 million and $91.8 million of investment securities were pledged as security.

Proceeds from maturities, calls and principal payments totaled $23.3 million and $22.8 million in 2018 and 2017, respectively. Proceeds from sales totaled $6.8 million in 2018 and $21.0 million in 2017, which resulted in net losses of $31 thousand in 2018 and net gains of $17 thousand in 2017. The investment activity in 2018 and 2017 reflected a strategy to reduce mortgage-backed securities and add call-protected securities with longer durations while continuing to meet pledging requirements.

The following table sets forth MNB’s investment securities portfolio as of December 31 of the years indicated. The available-for-sale portfolio is based on fair value and the held-to-maturity portfolio is based on amortized cost.

	2018		2017		2016
(dollars in thousands)	Amount	% of Portfolio	Amount	% of Portfolio	Amount	% of Portfolio
Available-for-sale:
U.S. Government agencies	$36,548	31%	$26,076	23%	$15,053	13%
State and municipal - tax free	12,465	10%	8,730	8%	5,611	5%
State and municipal - taxable	3,178	3%	1,635	1%	1,606	2%
Mortgage-backed securities - GSE - residential	56,390	48%	66,585	59%	77,123	68%
Corporate securities	6,917	6%	5,772	5%	9,483	8%
Corporate securities - single issue trust preferred	2,687	2%	4,686	4%	4,465	4%
Total available-for-sale securities	$118,185	100%	$113,484	100%	$113,341	100%
Held-to-maturity:
State and municipal - tax free	14,118	86%	16,681	88%	18,740	89%
State and municipal - taxable	2,306	14%	2,329	12%	2,351	11%
Total held-to-maturity securities	$16,424	100%	$19,010	100%	$21,091	100%

The carrying amount and yield of debt securities at December 31, 2018 by contractual maturity is shown in the following chart.

	1 Year or Less		Over 1-5 Years		Over 5-10 Years		Over 10 Years
(dollars in thousands)	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Available-for-sale:
U.S. government agency debt securities	$—	—	$4,979	2.81%	$9,422	2.99%	$22,147	2.94%
State and municipal - tax free	—	—	345	2.83%	—	—	12,120	3.89%
State and municipal - taxable	—	—	—	—	954	2.78%	2,224	3.59%
Mortgage-backed securities - GSE - residential	—	—	—	—	8,756	2.05%	47,634	2.48%
Corporate securities	—	—	6,917	3.34%	—	—	—	—
Corporate securities - single issue trust preferred	—	—	—	—	1,806	3.31%	881	3.94%
Total available-for-sale securities	$—	—	$12,241	3.11%	$20,938	2.61%	$85,006	2.85%
Held-to-maturity:
State and municipal - tax free	—	—	2,722	3.04%	5,128	3.71%	6,268	3.76%
State and municipal - taxable	—	—	385	2.63%	1,921	4.21%	—	—
Total held-to-maturity securities	$—	—	$3,107	2.99%	$7,049	3.85%	$6,268	3.76%

Total investment securities	$—		$15,348	3.09%	$27,987	2.93%	$91,274	2.91%

In the above table, the book yields on state and municipal tax free investment securities were adjusted to an FTE basis using the corporate federal tax rate of 21% for 2018 and 34% for 2017 and 2016. In addition, average yields on available-for-sale securities are based on amortized cost and do not reflect unrealized gains or losses.

Loan Portfolio

MNB has established policies and procedures designed to mitigate credit risk and to maintain the quality of the loan portfolio. These policies include underwriting standards for new credit as well as continuous monitoring and reporting policies for asset quality and the adequacy of the allowance for loan losses. These policies, coupled with ongoing training efforts, have provided effective checks and balances for the risks associated with the lending process. Lending authority is based on the type of loan, the loan amount requested and the experience of the lending officer.

As of December 31, 2018, MNB’s gross loan portfolio totaled $237.3 million, representing 59.9% of its total assets. Gross loans increased by $9.2 million or 4.0% from December 31, 2017. Loans held for sale totaled $220 thousand at December 31, 2018 compared to $191 thousand in 2017.

MNB’s emphasis on meeting the market’s growing demand for both residential and commercial real estate loans was reflected by an increase of $5.3 million in residential and $1.4 million in commercial real estate loans during 2018. In addition to the real estate portfolio activity, MNB provides commercial and industrial loans to local businesses. During the year ended December 31, 2018, commercial and industrial loans increased by $3.3 million from December 31, 2017.

In order to offer residential real estate customers a full range of fixed and variable-rate residential mortgage products, MNB partners with several companies that specialize in this area, selling a large portion of newly originated residential mortgages. This approach allows MNB to recognize noninterest income while mitigating interest rate risk. While MNB recognizes risks associated with some types of commercial loans, commercial borrowers’ financial condition is closely monitored by management through the analysis of financial statements and income tax returns.

The following table sets forth MNB’s loan portfolio by general categories at December 31.

(dollars in thousands)	2018	% of Total	2017	% of Total	2016	% of Total	2015	% of Total
Residential 1-4 family	$86,323	36%	$81,010	35%	$76,738	36%	$72,536	38%
Commercial real estate	93,015	39%	91,591	40%	79,678	37%	72,018	37%
Construction	11,806	5%	11,703	5%	13,071	6%	7,423	4%
Commercial and industrial	30,885	13%	27,632	12%	26,505	12%	24,850	13%
Consumer:
Junior liens	3,695	2%	3,788	2%	4,296	2%	4,675	2%
Equity lines of credit	8,088	3%	8,865	4%	10,001	5%	8,374	4%
Consumer installment loans, Personal	3,517	2%	3,556	2%	3,554	2%	3,607	2%
Total	$237,329	100%	$228,145	100%	$213,843	100%	$193,483	100%

The contractual maturity distribution and repricing range of the loan portfolio at December 31, 2018, are presented in the following tables.

	Due in
(dollars in thousands)	Less than 1 Year	1 - 5 Years	Over 5 Years	Total
Residential 1-4 family	$723	$3,265	$82,335	$86,323
Commercial real estate	1,764	1,524	89,727	93,015
Construction	1,492	729	9,585	11,806
Commercial and industrial	2,455	8,973	19,457	30,885
Consumer	303	1,523	13,474	15,300
Total	$6,737	$16,014	$214,578	$237,329

	Repricing in
(dollars in thousands)	Less than 1 Year	1 - 5 Years	Over 5 Years	Total
Residential 1-4 family	$6,175	$32,198	$47,950	$86,323
Commercial real estate	13,609	64,715	14,691	93,015
Construction	1,583	3,677	6,546	11,806
Commercial and industrial	4,778	15,251	10,856	30,885
Consumer	6,094	2,264	6,942	15,300
Total	$32,239	$118,105	$86,985	$237,329

At December 31, 2018 loans with floating or variable rates accounted for $171.6 million, or 72% of the loan portfolio, and loans with fixed or predetermined rates accounted for $65.7 million, or 28% of the loan portfolio.

Provision for Loan Losses

There was a $641 thousand provision for loan losses taken in 2018 compared to $405 thousand of expense in 2017. The increase in the provision for loan losses reflects the increase in charge-offs, along with the assessment of the related collateral values and the change in the loan portfolio outstanding balances. The provision for loan losses charged against earnings is based, in part, upon the experience of loan losses and an estimation of inherent risks in the current loan portfolio as well as industry trends and economic conditions that impact the collectability of loans. MNB places an emphasis on asset quality and performs a thorough analysis and assessment of the adequacy of the allowance for loan losses relative to the risks in the loan portfolio. See further discussion in “Allowance for Loan Losses” and Note 4 of MNB’s Consolidated Financial Statements for the year ended December 31, 2018 beginning at page F-1 in this joint proxy statement/prospectus.

Allowance for Loan Losses

MNB maintains the allowance for loan losses at a level that management believes is adequate to absorb potential losses inherent in the loan portfolio and is established through a provision for loan losses charged to earnings. Management regularly conducts an analysis of the adequacy of the allowance based on its knowledge of its loans, loss history and qualitative risk factors existing in its market. An outside firm is engaged to independently assess the methodology and perform various loan review functions.

MNB prepares the analysis of the allowance with the objective of quantifying portfolio risk into a dollar amount of inherent losses. For impaired loans, the related allowance is based on the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if repayment is expected to be provided by the collateral. The allowance associated with the remaining loan portfolio is based on the analysis of historical loan loss ratios, delinquency trends, and previous collection experience along with an assessment of the effects of external economic conditions and other qualitative factors.

Based on the above, management believes that the allowance for loan losses is adequate to absorb potential losses in the loan portfolio as of December 31, 2018. However, there can be no assurance that adjustments to the provision for loan losses will not be required in the future. Changes in the economic assumptions underlying management’s estimates and judgments, adverse developments in the economy or market area, or changes in the circumstances of particular borrowers are criteria that could change and result in adjustments to the provision for loan losses. Management closely monitors problem loans, employs intensive collection efforts for loans previously charged-off and continually attempts to improve underwriting quality.

The allowance for loan losses was $2.6 million or 1.10% of loans outstanding at December 31, 2018. This compares to an allowance for loan losses at December 31, 2017 of $2.1 million or 0.94% of loans outstanding.

The following table summarizes activity in MNB’s allowance for loan losses during the periods indicated:

(dollars in thousands)	2018	2017	2016	2015	2014
Allowance balance, beginning	$2,145	$1,839	$1,811	$2,292	$2,548
Recoveries:
Residential 1-4 family	—	—	—	—	—
Commercial real estate	35	—	4	41	—
Construction	—	—	—	—	—
Commercial and industrial	—	—	11	19	24
Consumer	3	20	3	12	4
Total gross recoveries	38	20	18	72	28
Charge-offs:
Residential 1-4 family	—	—	—	(116)	(168)
Commercial real estate	(31)	(106)	(151)	(528)	(120)
Construction	—	—	—	—	—
Commercial and industrial	(32)	—	(10)	—	(40)
Consumer	(161)	(13)	(14)	(89)	(10)
Total gross charge-offs	(224)	(119)	(175)	(733)	(338)
Net recoveries (charge-offs)	(186)	(99)	(157)	(661)	(310)
Provision for loan losses	641	405	185	180	54
Allowance balance, ending	$2,600	$2,145	$1,839	$1,811	$2,292
Ratio of net charge-offs to average loans outstanding	0.08%	0.04%	0.08%	0.34%	0.17%

Loans deemed to be uncollectible are charged against the allowance. Recoveries of previously charged-off amounts are credited to the allowance.

Net charge-offs amounted to $186 thousand for the year ended December 31, 2018 or 0.08% of average loans, as compared to net charge-offs of $99 thousand, or 0.04% of average loans in 2017. The majority of the charge-offs during the year ended December 31, 2018 related to one consumer loan charge-off in the amount of $153 thousand.

The allocation of the allowance, presented in the following table, is based primarily on the factors discussed above in evaluating the adequacy of the allowance as a whole. Since all of those factors are subject to change, the allocation is not necessarily indicative of the category of future loan losses and does not restrict the use of the allowance to absorb losses in any category.

(dollars in thousands)	2018	% of Total	2017	% of Total	2016	% of Total	2015	% of Total	2014	% of Total
Residential 1-4 family	$526	20%	$422	20%	$469	26%	$474	26%	$461	20%
Commercial real estate	867	33%	998	46%	757	41%	796	44%	1,353	59%
Construction	188	7%	187	9%	221	12%	140	8%	131	6%
Commercial and industrial	228	9%	180	8%	162	9%	164	9%	106	5%
Consumer	257	10%	67	3%	115	6%	115	6%	136	6%
Unallocated	534	21%	291	14%	115	6%	122	7%	105	4%
Total	$2,600	100%	$2,145	100%	$1,839	100%	$1,811	100%	$2,292	100%

See Note 4 to MNB’s audited Consolidated Financial Statements for the year ended December 31, 2018 beginning at page F-1 in this joint proxy statement/prospectus for additional information regarding the provision and allowance for loan losses.

Nonperforming Assets

Nonperforming assets, which consist of loans past due 90 days or more and still accruing, nonaccrual loans and other real estate owned totaled $1.58 million at December 31, 2018, compared to $2.32 million at year-end 2017. After experiencing increases in the level of nonperforming assets in previous years, reflective of general economic conditions following the recession of 2008, MNB has experienced declines every year since peaking in 2013 as a result of concerted efforts by management to work out problem loan situations. This was achieved principally by the payoff of loans through refinancing or the sale of underlying collateral, the charge-off of uncollectible amounts, the sale of other real estate owned properties acquired through foreclosure, and loans returning to performing status after a prolonged period of current payments. In addition, MNB experienced a decline in the volume of loans moving into nonperforming status in 2018.

The following table provides a summary of MNB’s nonperforming assets at December 31 of the years indicated.

	2018	2017	2016	2015	2014
Loans past due 90 days or more and still accruing	$—	$234	$—	$—	$—

Nonaccrual loans:
Residential 1-4 family	1,209	1,562	1,414	1,516	2,146
Commercial real estate	85	358	322	661	1,710
Commercial and industrial	—	10	13	116	19
Consumer	283	153	153	153	225
Total	1,577	2,083	1,902	2,446	4,100
Other real estate owned	—	—	737	1,459	1,020
Total nonperforming assets	$1,577	$2,317	$2,639	$3,905	$5,120
Nonperforming loans to total loans	0.66%	0.91%	0.89%	1.26%	2.16%
Nonperforming assets to total assets	0.40%	0.59%	0.71%	1.15%	1.45%

At December 31, 2018, $1.2 million of total nonperforming assets is due to one residential 1-4 family loan relationship.

MNB generally places loans on non-accrual when they become 90 days past due. Interest accrual may also be discontinued earlier if, in management’s opinion, collection is unlikely. Payments on nonaccrual loans are applied against the principal balance outstanding. Loans are returned to accrual status when all principal and interest amounts contractually due are brought current and future payments are reasonably assured.

The following table presents impaired loans, including troubled debt restructurings, as of December 31 of the years indicated.

(dollars in thousands)	2018	2017	2016	2015	2014
Impaired performing loans:
Residential 1-4 family	$—	$—	$—	$—	$—
Commercial real estate	—	—	—	—	—
Construction	—	—	—	—	—
Commercial and industrial	—	—	—	—	—
Consumer	—	—	—	—	—
Accruing troubled debt restructurings:
Residential 1-4 family	407	419	681	696	418
Commercial real estate	313	685	698	—	—
Construction	—	—	—	—	—
Commercial and industrial	—	—	—	—	599
Consumer	—	—	—	—	—
Total impaired performing loans	$720	$1,104	$1,379	$696	$1,017

(dollars in thousands)	2018	2017	2016	2015	2014
Impaired nonperforming loans:
Nonaccrual loans:
Residential 1-4 family	$—	$108	$186	$261	$398
Commercial real estate	85	358	284	491	922
Construction	—	—	—	—	—
Commercial and industrial	—	—	—	—	—
Consumer	283	153	153	153	159
Nonaccrual troubled debt restructurings:
Residential 1-4 family	1,209	1,454	1,228	1,254	1,749
Commercial real estate	—	—	38	45	788
Construction	—	—	—	—	—
Commercial and industrial	—	10	13	15	19
Consumer	—	—	—	—	66
Total impaired nonperforming loans	$1,577	$2,083	$1,902	$2,219	$4,101
Total impaired loans	$2,297	$3,187	$3,281	$2,915	$5,118

For further information on Nonperforming Loans, refer to Note 4 of MNB’s audited Consolidated Financial Statements for the year ended December 31, 2018, beginning at page F-1 in this joint proxy statement/prospectus.

Deposits

Customer deposits, because of their stability, are the largest source of funds used to support MNB’s growth. “Core” deposits are deposits that tend to remain with MNB despite the change in the market’s interest rate environment.

MNB offers a broad selection of deposit instruments to individuals and businesses including noninterest-bearing checking accounts, interest-bearing checking accounts, savings accounts, money market deposit accounts, certificates of deposit and individual retirement accounts. Deposit account terms vary with respect to the minimum balance required, the time period the funds must remain on deposit, and service charge schedules.

Total deposits were $338.9 million as of December 31, 2018, an increase of $7.6 million or 2.3% when compared to 2017. Noninterest-bearing demand deposits grew $2.9 million and interest-bearing deposits grew $4.7 million. During the second half of 2018, MNB closed all of its securities sold under agreements to repurchase accounts, transferring balances primarily to NOW accounts. Excluding these balance transfers, total deposits decreased by $9.2 million from 2017 to 2018.

The $19.9 million decrease in NOW accounts from 2016 to 2017 was the result of MNB reclassifying an additional $36.8 million of interest-bearing demand balances to savings accounts under a federally-approved program in order to reduce its reserve requirements. This additional transfer was offset by growth totaling $16.9 million including a deposit of $6.5 million made in December of 2017 and withdrawn in early 2018.

The $11.4 million increase in NOW accounts from 2017 to 2018 was due to the transfer of $16.8 million in securities sold under agreements to repurchase with the current balances transferred primarily to interest-bearing NOW accounts offset by the loss of the short-term deposit mentioned above.

Savings accounts increased by $40.1 million from 2016 to 2017 primarily as a result of the $36.8 million in NOW accounts reclassified to savings as described above. The remaining difference was due to growth and the reclassification of noninterest-bearing demand balances under the same reclassification program described above.

The following table presents the composition of deposits as of December 31 of the years indicated.

(dollars in thousands)	2018	% of Total	2017	% of Total	2016	% of Total
Noninterest-bearing demand	$43,239	13%	$40,382	12%	$41,094	13%
Interest-bearing demand:
NOW accounts	20,196	6%	8,802	2%	28,699	9%
Money market accounts	86,625	25%	88,845	27%	83,440	27%
Savings accounts	144,206	43%	144,842	44%	104,792	34%
Certificates of deposit	44,599	13%	48,410	15%	54,647	17%
Total deposits	$338,865	100%	$331,281	100%	$312,672	100%

The following table sets forth the average deposit balances by major category as of December 31 of the years indicated.

	2018		2017		2016
(dollars in thousands)	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
Noninterest-bearing demand	$44,113		$43,750		$31,556
Interest-bearing demand:
NOW accounts	10,614	0.59%	36,273	0.17%	22,760	0.18%
Money market accounts	86,260	0.28%	83,697	0.24%	82,318	0.24%
Savings accounts	146,839	0.04%	110,637	0.03%	110,665	0.03%
Certificates of deposit	47,963	0.91%	50,287	0.77%	55,396	0.80%
Total	$335,789	0.24%	$324,644	0.21%	$302,695	0.24%

The following table provides information regarding the scheduled maturities of time deposits of $250,000 and more as of December 31, 2018.

(dollars in thousands)
Three months or less	$—
Over three through twelve months	2,115
Over one year through three years	302
Over three years	—
Total	$2,417

Short-Term Borrowings

Short-term debt consists of amounts outstanding under an unsecured line of credit with a correspondent bank and short-term secured borrowings from the FHLB. At various times MNB utilizes short-term borrowings, in addition to core deposits, to fund its lending and investment activities, depending on fluctuations in loan demand, deposit availability and pricing. At December 31, 2018, MNB had $9.2 million in short-term borrowings and $14.1 million in long-term borrowings outstanding with the FHLB, as compared with zero short-term borrowings and $13.1 million in long-term borrowings at December 31, 2017.

MNB also maintains an unsecured $5.0 million line of credit from a correspondent bank for short-term borrowing purposes. This unsecured line of credit is tested once each year but was not used for funding purposes during the past three years.

Information relating to short-term borrowings is as follows for the years ended December 31 of the years indicated:

(dollars in thousands)	2018	2017	2016
Total outstanding at year-end	$9,200	$—	$5,600
Average amount outstanding during the year	$1,017	$737	$528
Maximum amount outstanding at any month-end	$9,200	$3,900	$5,600
Weighted-average interest rate at year-end	2.65%	—	0.77%
Weighted-average interest rate during the year	1.97%	1.22%	0.57%

Long-Term Borrowings

Long-term debt consists of secured borrowings from the FHLB. At various times MNB utilizes long-term borrowings to fund its lending and investment activities, depending on deposit availability and pricing, as well as to manage interest rate risk.

Information relating to secured long-term borrowings from the FHLB is as follows for the years ended December 31 of the years indicated.

(dollars in thousands)	2018	2017	2016
Total outstanding at year-end	$14,065	$13,065	$14,065
Average amount outstanding during the year	$14,013	$13,481	$13,312
Maximum amount outstanding at any month-end	$15,065	$14,065	$14,065
Weighted-average interest rate at year-end	1.97%	1.81%	1.74%
Weighted-average interest rate during the year	1.95%	1.80%	1.87%

MNB had additional borrowing capacity with the FHLB in the amount of $97.2 million and $90.7 million at December 31, 2018 and 2017, respectively, which is secured by a blanket lien on its 1-4 family residential mortgage loan portfolio and certain commercial real estate loans.

The following table shows the outstanding long-term borrowings under this credit facility at December 31 of the years indicated:

(dollars in thousands) Maturity Year	2018 Weighted Avg. Interest Rate	2018	2017	2016
2017	—	$—	$—	$1,000
2018	—	—	1,000	1,000
2019	1.22%	1,415	1,415	1,415
2020	1.90%	6,650	4,650	4,650
2021	1.84%	1,150	1,150	1,150
2022	2.07%	2,450	2,450	2,450
2025	2.54%	2,400	2,400	2,400
Total	1.97%	$14,065	$13,065	$14,065

Off-Balance Sheet Arrangements

Through the normal course of business, MNB enters into certain contractual obligations and other commitments. Commitments to extend credit and letters of credit are legally binding conditional agreements generally having fixed expiration or termination dates. These commitments generally require customers to maintain certain credit standards and are established based on management’s credit assessment of the customer. The commitments may expire without being drawn upon. MNB has no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on MNB’s financial condition, changes in financial condition, income or expense, results of operations, liquidity, capital expenditures or capital resources that is material to investors. For further discussion, refer to Note 13 of MNB’s audited Consolidated Financial Statements for the year ended December 31, 2018 beginning at page F-1 in this joint proxy statement/prospectus.

Capital Resources

The authorized stock of MNB consists of 200,000,000 shares of common stock with $.125 par value. There were 1,132,873 shares outstanding, net of 23,374 shares held as treasury stock, as of December 31, 2018 and December 31, 2017. Stockholders’ equity ended 2018 at $32.8 million, a net increase of $1.6 million from December 31, 2017. Net income in 2018 was $3.6 million and MNB paid $895 thousand in cash dividends in 2018 as compared to net income in 2017 of $2.4 million and $816 thousand in cash dividends. Tangible book value per share was $28.94, $27.53 and $26.10 at December 31, 2018, 2017 and 2016, respectively.

Merchants Bank of Bangor (the “Bank”) is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies. At December 31, 2018, MNB was subject to the Federal Reserve’s Small Corporation Holding Company Policy. Under the Basel III Capital Rules, bank holding companies with assets of less than $3 billion are not subject to the regulatory capital requirements on a consolidated basis, where the company is not engaged, directly or indirectly, in significant nonbanking activities; does not conduct, directly or indirectly, significant off-balance sheet activities; and does not have a significant amount of debt or equity securities registered with the SEC.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of common equity, total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and Tier 1 capital (as defined) to average assets (as defined). Management believes that the Bank meets all capital adequacy requirements to which it is subject as of December 31, 2018.

As of December 31, 2018, the most recent notification from the regulatory agencies categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum common equity risk-based, total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification which management believes have changed the Bank’s category.

For further information, refer to Note 17 to MNB’s audited Consolidated Financial Statements for the year ended December 31, 2018 beginning at page F-1 in this joint proxy statement/prospectus.

The following table presents actual and required capital ratios as of December 31, 2018 for the Bank under the Basel III Capital Rules.

	Actual		For Capital Adequacy Purposes		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
(dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital (to risk-weighted assets)	$38,569	15.41%	$20,027	8.00%	$25,034	10.00%
Common Equity Tier 1 Capital (to risk-weighted assets)	$35,961	14.37%	$11,265	4.50%	$16,272	6.50%
Tier 1 Capital (to risk-weighted assets)	$35,961	14.37%	$15,020	6.00%	$20,027	8.00%
Tier 1 Capital (to average assets)	$35,961	9.03%	$15,923	4.00%	$19,903	5.00%

Results of Operations

Net Interest Income

The primary source of MNB’s earnings is net interest income. Net interest income is the difference between interest and fees earned on interest-earning assets and the interest expense incurred on interest-bearing liabilities. Earning assets include loans, securities and interest-bearing balances in banks. Interest-bearing liabilities include deposits and borrowed funds.

Net interest income is affected by changes in interest rates, the volume of interest-bearing assets and liabilities and the composition of those assets and liabilities (mix). The “net interest spread” and “net interest margin” are two common statistics related to the evaluation of net interest income. The net interest rate spread represents the difference between the yields earned on interest-earning assets and the rates paid for interest-bearing liabilities. The net interest margin is defined as the ratio of net interest income to average earning assets. Due primarily to funding provided by noninterest-bearing deposits and stockholders’ equity, the net interest margin exceeds the net interest rate spread. Both net interest spread and net interest margin are stated as a percentage with each .01% often referred to as one basis point.

The table that follows sets forth a comparison of average balances of assets and liabilities and their related net tax equivalent yields and rates for the periods indicated. Within the table, interest income was FTE adjusted, using the corporate federal tax rate of 21% for December 31, 2018 and 34% for December 31, 2017 and 2016, to recognize the income from tax-exempt interest-earning assets as if the interest was taxable. See “Non-GAAP Financial Measures” within this management’s discussion and analysis for the FTE adjustments. This treatment allows a uniform comparison among yields on interest-earning assets. Loans include loans held-for-sale (HFS) and non-accrual loans but excludes the allowance for loan losses. Loan fee income, net of deferred loan cost amortization, of $35 thousand, $75 thousand and $186 thousand during the years ended December 31, 2018, 2017 and 2016, respectively, are included in interest income from loans. Average balances are based on amortized cost and do not reflect net unrealized gains or losses. Net interest margin is calculated by dividing net interest income-FTE by total average interest-earning assets. Cost of funds includes the effect of average noninterest-bearing deposits as a funding source:

	2018			2017			2016
	Average daily balance	Interest income/ expense	Average yield/ rate	Average daily balance	Interest income/ expense	Average yield/ rate	Average daily balance	Interest income/ expense	Average yield/ rate
(in thousands)
Assets:
Interest-earning Assets:
Interest-bearing deposits in banks	$8,374	$108	1.29%	$8,374	$64	0.76%	$9,265	$39	0.42%
Investment securities:
Available-for-sale	115,852	2,826	2.44%	115,446	2,382	2.06%	105,165	2,033	1.93%
Held-to-maturity	17,522	653	3.73%	19,805	863	4.36%	20,367	898	4.41%
Restricted equity securities	1,018	62	6.09%	944	40	4.24%	914	39	4.27%
Held for sale	334	16	4.79%	193	8	4.15%	132	6	4.55%
Loans	235,858	10,730	4.55%	224,348	9,859	4.39%	201,625	9,043	4.49%
Total interest-earning assets	378,958	14,395	3.80%	369,110	13,216	3.58%	337,468	12,058	3.57%
Non-earning assets	15,612			18,780			20,830
Total assets	$394,570			$387,890			$358,298
Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
NOW accounts	$10,614	$63	0.59%	$36,273	$62	0.17%	$22,760	$40	0.18%
Savings accounts	146,839	63	0.04%	110,637	31	0.03%	110,665	35	0.03%
Money market accounts	86,260	239	0.28%	83,697	204	0.24%	82,318	201	0.24%
Certificates of deposit	47,963	435	0.91%	50,287	388	0.77%	55,396	444	0.80%
Securities sold of agreements to repurchase	11,956	22	0.18%	16,795	38	0.23%	9,883	10	0.10%
Short-term borrowings	1,017	20	1.97%	737	9	1.22%	528	3	0.57%
FHLB advances	14,013	273	1.95%	13,481	243	1.80%	13,312	249	1.87%
Total interest-bearing liabilities	318,662	1,115	0.35%	311,907	975	0.31%	294,862	982	0.33%
Noninterest-bearing deposits	44,113			43,750			31,556
Noninterest liabilities	1,015			1,503			1,724
Total liabilities	363,790			357,160			328,142
Shareholders’ equity	30,780			30,730			30,156
Total liabilities and shareholders’ equity	$394,570			$387,890			$358,298
Net interest income		$13,280			$12,241			$11,076
Net interest spread			3.45%			3.27%			3.24%
Net interest margin			3.50%			3.32%			3.28%

FTE net interest income totaled $13.3 million in 2018, an increase of $1.0 million or 8.5% compared to 2017. The increase was a result of a 2.7% increase in the average balance of interest-earning assets while net interest margin increased by 18 basis points.

The increase in interest-earning assets of $9.8 million during the year ended December 31, 2018 included a change in the mix of earning assets that enhanced the overall yield earned. Year-over-year, average loans increased $11.5 million, or 5.1% with growth in commercial and residential real estate loans while investment securities declined $1.9 million. Average investment securities decreased due to maturities, calls and principal payments, the proceeds of which were invested in new loans.

Average deposits increased by $11.1 million or 3.4% with an increase in noninterest-bearing deposits of $363 thousand and interest-bearing deposits of $10.8 million. Due to seasonality changes, particularly in balances held by municipalities, deposits typically decline in the fourth quarter of the year and then increase in the first two quarters of the following year, thus the difference between averages and year-end balance changes.

FTE net interest margin increased by 18 basis points from 3.32% for the year ended December 31, 2017 to 3.50% for the year ended December 31, 2018 as a result of a number of factors:

•	Management succeeded in increasing the yield on earning assets by 22 basis points from 2017 to 2018, including an increase of 16 basis points in yield on loans, while limiting the rate of increase of rates paid on deposits. The increase in the yield on earning assets was primarily due to rising interest rates and a positive change in the mix of earning assets as average loan growth was funded by cash flow from average investment securities and an increase in average deposits.
•	The rate paid on interest-bearing liabilities increased by 4 basis points from 2017 to 2018. This small increase reflected growth in interest-bearing deposits as well as repricing of current deposits.

The preceding discussion on the changes in net interest margin is further supported by the following “volume / rate” table. As noted, changes in net interest income occur from year to year due to changes in both the levels of earning assets and interest-bearing liabilities, as well as the average yields received on earning assets and average rates paid on deposits and debt. Changes in the levels of earning assets and interest-bearing liabilities are referred to as volume-related variances, while changes in average yields received on earning assets and average rates paid on deposits and debt are referred to as rate-related variances.

The volume / rate analysis demonstrates changes in FTE interest income and interest expense for significant assets and liabilities. The following table summarizes those changes in interest income and interest expense due to volume and rate variances:

	2018 Compared to 2017			2017 Compared to 2016
	Due to change in		Net increase/ (decrease)	Due to change in		Net increase/ (decrease)
(dollars in thousands)	Volume	Rate		Volume	Rate
Interest income:
Interest-bearing deposits	$—	$44	$44	$(4)	$29	$25
Investment securities	(88)	344	256	175	140	315
Loans held for sale	6	2	8	3	(1)	2
Loans	505	366	871	1,019	(203)	816
Total interest income	$423	$756	$1,179	$1,193	$(35)	$1,158
Interest expense:
Interest-bearing demand deposits	$(44)	$45	$1	$24	$(2)	$22
Money market deposits	6	29	35	3	—	3
Savings deposits	10	22	32	—	(4)	(4)
Time deposits	(18)	65	47	(41)	(15)	(56)
Short-term borrowings	(8)	3	(5)	8	26	34
Long-term debt	10	20	30	3	(9)	(6)
Total interest expense	(44)	184	140	(3)	(4)	(7)
Net interest income	$467	$572	$1,039	$1,196	$(31)	$1,165

Noninterest Income

Details of noninterest income for the years ended December 31, 2018, 2017 and 2016 are as follows:

				% Change
(dollars in thousands)	2018	2017	2016	2018 vs. 2017	2017 vs. 2016
Service charges on deposit accounts	$456	$453	$440	0.66%	2.95%
Interchange income	472	436	479	8.26%	-8.98%
Earnings on bank-owned life insurance	207	207	206	0.00%	0.49%
Other fees and income	301	291	270	3.44%	7.78%
Gain (loss) on sales or disposals of:
Loans	261	173	78	50.87%	121.79%
Securities-available-for-sale	(31)	(21)	129	47.62%	-116.28%
Securities-held-to-maturity	—	38	—	—	—
Premises and equipment	—	(43)	—	—	—
Foreclosed assets	—	32	7	—	357.14%
Total noninterest income	$1,666	$1,566	$1,609	6.39%	-2.67%

During 2018, $6.8 million of investment securities classified as available-for-sale were sold resulting in a $31 thousand loss. The proceeds were used to re-invest in higher yielding securities as well as for funding loans. In 2017, $1.6 million of securities classified as held-to-maturity were sold, resulting in gains of $38 thousand. These securities had been advance-refunded by the issuer. See Note 3 to MNB’s audited Consolidated Financial Statements for the years ended December 31, 2018 and 2017 for further information beginning at page F-1.

Gains on sale of loans consists of sales of newly originated residential 1-4 family mortgage loans. Gains on sales increased $88 thousand, or 50.9%, from the year ended December 31, 2017 to the year ended December 31, 2018. This increase was largely due to efforts made to mitigate interest rate risk while generating noninterest income. From 2016 to 2017 gain on sale of loans increased by $95 thousand due to an increase in volume sold.

Bank owned life insurance (BOLI) remained stable at $207 thousand from 2017 to 2018 while increasing $1 thousand from 2016 to 2017. Service charges on deposits increased slightly to $456 thousand in 2018 compared to $453 thousand in 2017. Interchange income from debit cards increased 8.3% or $36 thousand from 2017 to 2018 due to an increase in transaction volume.

Other fees and income consists primarily of ATM fees, branch service charges such as wire transfer fees, safe deposit box rent, investment services referral fees and miscellaneous other income. Other fees and income increased 3.4% or $10 thousand from 2017 to 2018, primarily due to a $15 thousand increase in miscellaneous other income.

Noninterest Expense

Details of noninterest expense for the years ended December 31, 2018, 2017 and 2016 are as follows:

				% Change
(dollars in thousands)	2018	2017	2016	2018 vs. 2017	2017 vs. 2016
Salaries and wages	$4,694	$4,240	$4,205	10.71%	0.83%
Employee benefits	1,266	1,286	1,356	-1.56%	-5.16%
Occupancy & equipment expense	1,352	1,339	1,341	0.97%	-0.15%
Data processing fees	703	634	642	10.88%	-1.25%
FDIC insurance	132	173	205	-23.70%	-15.61%
Pennsylvania shares tax	263	262	255	0.38%	2.75%
Other general and administrative:
Advertising and marketing	41	63	104	-34.92%	-39.42%
Professional services	176	155	223	13.55%	-30.49%
Office supplies and postage	187	226	222	-17.26%	1.80%
Telecommunications	213	220	201	-3.18%	9.45%
Directors’ fees	254	243	230	4.53%	5.65%
Loan collection	32	35	30	-8.57%	16.67%
Other real estate expense	—	(25)	421	-100.00%	-105.94%
All other	510	488	509	4.51%	-4.13%
Total noninterest expense	$9,823	$9,339	$9,944	5.18%	-6.08%

Total noninterest expense increased $484 thousand, or 5.2% from the year ended December 31, 2017 to the year ended December 31, 2018. Total noninterest expense decreased 6.1% or $605 thousand from 2016 to 2017.

Salaries and employee benefits are the largest component of noninterest expense. The increase in salaries was 10.7% or $454 thousand in 2018. This increase is attributable to staff changes in commercial lending due to retirements, enhancement of MNB’s incentive compensation program, and annual merit increases for all employees as the average full-time equivalent number of employees was essentially flat at 85 for both years. Salaries increased slightly from 2016 to 2017 as a result of reductions in staffing offset by annual merit increases. Benefits expense decreased by $20 thousand and $70 thousand for the years 2018 and 2017, respectively, compared to prior periods. These reductions were the result of changes made to medical benefits programs.

Occupancy expense is primarily comprised of building depreciation and rent expense, real estate property taxes, building repairs, maintenance and utilities. Occupancy expense decreased by $19 thousand in 2018 mainly due to a $47 thousand decrease in building depreciation resulting from the 2017 write down of leasehold improvements on a building no longer leased. Equipment expense includes furniture and equipment depreciation, computer hardware depreciation and software amortization as well as maintenance contracts, equipment rental costs and equipment service and repairs. Equipment expense increased by $32 thousand primarily due to increased depreciation on equipment and software amortization.

Data processing fees increased 10.9% or $69 thousand from 2017. This increase reflects MNB’s investment in new client services as well as contract pricing changes.

FDIC insurance decreased in 2018 due to a reduction in assessments as a result of the insurance fund reaching its desired ratio to deposits at the national level.

Advertising and marketing expense pertains to costs associated with various types of advertising, sponsorships and creative services. Advertising and marketing expenses decreased from 2017 to 2018 by $22 thousand or 34.9%. This decrease was due to more targeted campaigns and sponsorships as well as decreased reliance on print advertising. Marketing costs were down 39.4% or $41 thousand from 2016 to 2017.

Professional services includes auditing, consulting and legal services. The increase of $21 thousand in 2018 was due to an increase in consulting services related to regulatory compliance.

A $354 thousand end-of-year valuation adjustment in 2016 to property acquired through foreclosure was a significant part of other real estate expense in 2016.

All other expense is comprised principally of correspondent bank fees, donations and sponsorships, business development, meals, bank insurance, dues and assessments, employee education and training, deposit/operating losses, as well as shareholder relations. The increase in 2018 reflects increases in donations/sponsorships, employee training, and operating losses on deposit accounts due to fraud.

Income Tax Expense

MNB recorded income tax expense of $609 thousand in 2018, $1.2 million in 2017 and $298 thousand in 2016. The effective tax rate for the years ended 2018, 2017 and 2016 were 14.39%, 32.71% and 14.65%, respectively. In December, 2017, MNB wrote down its net deferred tax asset by $337 thousand to the 21% tax rate in order to comply with the Tax Cuts and Jobs Act of 2017, which increased tax expense for 2017. MNB is subject to federal corporate income tax on a consolidated basis. MNB is subject to Pennsylvania shares tax for the State of Pennsylvania and corporate business tax for the state of New Jersey.

Nine Months Ended September 30, 2019 and September 30, 2018

Overview

The following discussion compares the financial condition of MNB as of September 30, 2019 to the financial condition at December 31, 2018 and the results of operations for the nine month-period ended September 30, 2019 and 2018. This discussion should be read in conjunction with the accompanying unaudited interim Consolidated Financial Statements of MNB for the nine months ended September 30, 2019 and related notes beginning on page F-34 in this joint proxy statement/prospectus, as well as statistical information appearing in this discussion.

MNB earned net income of $2.9 million in the nine months ended September 30, 2019, an increase of $137 thousand or 5.0% compared to the same period in 2018. Basic earnings per share was $2.55 in 2019 versus $2.42 in 2018. The most noteworthy factors impacting the 2019 results were as follows:

•	An increase of $519 thousand, or 5.4%, in net interest income in the nine months ended September 30, 2019 compared to the same period in 2018. The increase is primarily due to higher yields on earning assets.
•	A reduction in provision for loan losses to $165 thousand in the nine months ended September 30, 2019 compared to $370 thousand for loan losses in the same period in 2018, due to improved credit quality and reduced loan growth.
•	Total operating expenses increased from $7.3 million in 2018 to $8.0 million in the nine months ended September 30, 2019, primarily due to salaries and benefits and professional fees.

Net interest income increased 5.4% due to the $769 thousand increase in interest income on earning assets. Interest expense increased $250 thousand due to deposit growth and higher rates paid on deposits. Loans increased by 2.2%, or $5.3 million during the nine months ended September 30, 2019 as compared to the same period in 2018, while deposits increased 4.9%, or $16.8 million during that period in 2019 as compared to 2018.

Non-GAAP Financial Measures

The following are non-GAAP financial measures which provide useful insight to the reader of the consolidated financial statements but should be supplemental to GAAP used to prepare MNB’s financial statements and should not be read in isolation or relied upon as a substitute for GAAP measures. In addition, MNB’s non-GAAP measures may not be comparable to non-GAAP measures of other companies. MNB’s tax rate used to calculate the fully-taxable equivalent (FTE) adjustment was 21% at September 30, 2019 and 2018.

The following table reconciles the non-GAAP financial measures of FTE net interest income at the dates indicated:

	Nine months ended September 30,
(dollars in thousands)	2019	2018
Interest income (GAAP)	$11,205	$10,436
Adjustment to FTE	201	184
Interest income adjusted to FTE (non-GAAP)	11,406	10,620
Interest expense	1,044	794
Net interest income adjusted to FTE (non-GAAP)	$10,362	$9,826

The efficiency ratio is noninterest expenses as a percentage of FTE net interest income plus noninterest income. The following table reconciles the non-GAAP financial measures of the efficiency ratio to GAAP at the dates indicated:

	Nine months ended September 30,
	2019	2018
Efficiency ratio (non-GAAP):
Noninterest expenses (GAAP)	$8,012	$7,254

Net interest income (GAAP)	10,161	9,642
Plus: taxable equivalent adjustment	201	184
Noninterest income (GAAP)	1,387	1,252
Net interest income (FTE) plus noninterest income (non-GAAP)	$11,749	$11,078

Efficiency ratio (non-GAAP)	68.19%	65.48%

Financial Condition

Total assets were $412.8 million at September 30, 2019, reflecting growth of $16.8 million or 4.2% from year-end 2018. Loans at September 30, 2019 increased $3.5 million, or 1.5%, from December 31, 2018. Deposits at September 30, 2019 increased $19.5 million or 5.8%, from December 31, 2018 and funded the repayment of $9.2 million of short-term FHLB borrowings as well as an increase in interest-bearing deposits in banks. A right-of-use asset and related lease liability of $1.1 million was recognized upon adoption of lease accounting standards in January, 2019.

Investment Securities

Available-for-sale securities are carried at their estimated fair value. At September 30, 2019, available-for-sale securities totaled $140.6 million, a net increase of $22.4 million, compared to year-end 2018. MNB transferred all securities classified as held-to-maturity totaling $16.3 million at December 31, 2018 to available-for-sale in March 2019. The transfer was completed to allow for restructuring of investments with an objective of lengthening the duration of the portfolio. The remainder of the increase in the portfolio was primarily due to increases in market value due to declining rates. Unrealized gains were $2.6 million at September 30, 2019 compared to unrealized losses of $3.0 million at December 31, 2018. At September 30, 2019, $63.5 million of investment securities were pledged as security for public funds and FHLB borrowings.

Proceeds from maturities, calls and principal payments totaled $15.4 million and $19.0 million for the nine months ended September 30, 2019 and 2018, respectively. Sales of investment securities as of September 2019 totaled $11.6 million resulting in net gains of $7 thousand. Proceeds from sales totaled $6.8 million as of September 30, 2018 resulting in a net loss of $31 thousand. Activity reflects the strategy to re-invest proceeds into higher yielding securities and to fund loan growth while continuing to meet pledging requirements.

The following table sets forth MNB’s investment securities portfolio at the dates indicated. The available-for- sale portfolio is based on fair value and the held-to-maturity portfolio is based on amortized cost.

	September 30, 2019		December 31, 2018
(dollars in thousands)	Amount	% of Portfolio	Amount	% of Portfolio
Available-for-sale:
U.S. Government agencies	$34,042	24%	$36,548	31%
State and municipal - tax free	30,142	22%	12,465	10%
State and municipal - taxable	9,269	7%	3,178	3%
Mortgage-backed securities - GSE - residential	56,741	40%	56,390	48%
Corporate securities	7,627	5%	6,917	6%
Corporate securities - single issue trust preferred	2,774	2%	2,687	2%
Total available-for-sale securities	$140,595	100%	$118,185	100%
Held-to-maturity:
State and municipal - tax free	—	—	14,118	86%
State and municipal - taxable	—	—	2,306	14%
Total held-to-maturity securities	$—	—	$16,424	100%

Loan Portfolio

As of September 30, 2019, MNB’s gross loan portfolio totaled $240.9 million, representing 58.4% of its total assets. Gross loans increased by $3.5 million or 1.5% from December 31, 2018. The construction and land development segment increased by $1.8 million as of September 2019 as compared to December 2018 and commercial real estate increased by $1.3 million.

The following table sets forth MNB’s loan portfolio at the dates indicated, by general categories:

(dollars in thousands)	September 30, 2019	% of Total	December 31, 2018	% of Total
Residential 1-4 family	$88,901	37%	$86,323	36%
Commercial real estate	94,339	39%	93,015	39%
Construction	13,610	6%	11,806	5%
Commercial and industrial	28,781	12%	30,885	13%
Consumer	15,234	6%	15,300	7%
Total	$240,865	100%	$237,329	100%

The contractual maturity distribution and repricing range of the loan portfolio at September 30, 2019 are presented in the following tables:

	Due in
(dollars in thousands)	Less than 1 Year	1 - 5 Years	Over 5 Years	Total
Residential 1-4 family	$890	$3,002	$85,009	$88,901
Commercial real estate	1,144	1,402	91,793	94,339
Construction	575	324	12,711	13,610
Commercial and industrial	2,617	7,149	19,015	28,781
Consumer	45	1,364	13,825	15,234
Total	$5,271	$13,241	$222,353	$240,865
	Repricing in
(dollars in thousands)	Less than 1 Year	1 - 5 Years	Over 5 Years	Total
Residential 1-4 family	$4,359	$36,241	$48,301	$88,901
Commercial real estate	12,150	65,999	16,190	94,339
Construction	2,149	4,244	7,217	13,610
Commercial and industrial	3,689	13,886	11,206	28,781
Consumer	6,394	2,634	6,206	15,234
Total	$28,741	$123,004	$89,120	$240,865

At September 30, 2019 loans with floating or variable rates accounted for $176.8 million, or 73%, of the loan portfolio, and loans with fixed or predetermined rates accounted for $64.1 million, or 27% of the loan portfolio.

Provision for Loan Losses

The provision for loan losses for the nine months ended September 30, 2019 was $165 thousand compared to $370 thousand for the same period in 2018. The reduced provision for loan losses for the nine months ended September 30, 2019 generally reflects the declining volume of non-performing loans, along with the assessment of the related collateral values and the change in the loan portfolio outstanding. See further discussion in “Allowance for Loan Losses” and Note 3 to MNB’s unaudited interim Consolidated Financial Statements for the nine months ended September 30, 2019 beginning at page F-34 in this joint proxy statement/prospectus.

Allowance for Loan Losses

Management believes that the allowance for loan losses is adequate to absorb potential losses in the loan portfolio as of September 30, 2019. However, there can be no assurance that adjustments to the provision for credit losses will not be required in the future. Changes in the economic assumptions underlying management’s estimates and judgments, adverse developments in the economy or market area, or changes in the circumstances of particular borrowers are criteria that could change and result in adjustments to the provision for loan losses. Management closely monitors problem loans, employs intensive collection efforts for loans previously charged-off and continually attempts to improve underwriting quality.

The allowance for loan losses was $2.8 million or 1.14% of loans outstanding at September 30, 2019. This compares to an allowance for loan losses at December 31, 2018 of $2.6 million or 1.10% of loans then outstanding. The increase in the reserve coverage generally reflects a slowdown in loan demand and the overall improved credit quality of the portfolio and the stabilization of collateral values.

The following chart summarizes activity in MNB’s allowance for loan losses for the periods indicated:

	Nine months ended September 30,
(dollars in thousands)	2019	2018
Allowance balance, beginning	$2,600	$2,145
Recoveries:
Residential 1-4 family	—	—
Commercial real estate	1	35
Construction	—	—
Commercial and industrial	—	—
Consumer	4	2
Total gross recoveries	5	37
Charge-offs:
Residential 1-4 family	—	—
Commercial real estate	—	—
Construction	—	—
Commercial and industrial	—	(9)
Consumer	(17)	(6)
Total gross charge-offs	(17)	(15)
Net recoveries (charge-offs)	(12)	22
Provision for loan losses	165	370
Allowance balance, ending	$2,753	$2,537
Ratio of net recoveries (charge-offs) to average loans outstanding	(0.01%)	0.01%

Net charge-offs amounted to $12 thousand for the nine months ended September 30, 2019 or 0.005% of average loans, compared to net recoveries of $22 thousand or 0.009% of average loans, for the same period in 2018.

The allocation of the allowance, presented in the following table, is based primarily on the factors discussed above in evaluating the adequacy of the allowance as a whole. Since all of those factors are subject to change, the allocation is not necessarily indicative of the category of future loan losses and does not restrict the use of the allowance to absorb losses in any category.

(dollars in thousands)	September 30, 2019	% of Total	September 30, 2018	% of Total
Residential 1-4 family	$595	22%	$659	26%
Commercial real estate	922	33%	985	39%
Construction	212	8%	195	8%
Commercial and industrial	221	8%	190	7%
Consumer	240	9%	174	7%
Unallocated	563	20%	334	13%
Total	$2,753	100%	$2,537	100%

For further information on the Allowance for Loan Losses refer to Note 3 to MNB’s unaudited interim Consolidated Financial Statements for the nine months ended September 30, 2019 beginning at page F-34 in this joint proxy statement/prospectus.

Nonperforming Assets

Nonperforming assets, which consist of loans past due 90 days or more and still accruing, nonaccrual loans, other real estate owned and repossessed assets, totaled $1.5 million at September 30, 2019, compared to $1.6 million at year-end 2018.

The following table provides a summary of MNB’s nonperforming assets at the dates indicated:

(dollars in thousands)	September 30, 2019	December 31, 2018
Loans past due 90 days or more and still accruing	$51	$—
Nonaccrual loans:
Residential 1-4 family	1,209	1,209
Commercial real estate	—	85
Commercial and industrial	—	—
Consumer	271	283
Total	1,480	1,577
Other real estate owned	—	—
Total nonperforming assets	$1,531	$1,577
Nonperforming loans to total loans	0.61%	0.66%
Nonperforming assets to total assets	0.37%	0.40%

In 2019, one commercial real estate loan with a carrying value of $85 thousand was repaid. For further information on Nonperforming Loans refer to Note 3 to MNB’s unaudited interim Consolidated Financial Statements for the nine months ended September 30, 2019 beginning at page F-34 in this joint proxy statement/prospectus.

The following table presents impaired loans, including troubled debt restructurings, as of the dates indicated:

(dollars in thousands)	September 30, 2019	December 31, 2018
Impaired performing loans:
Residential 1-4 family	$—	$—
Commercial real estate	—	—
Construction	—	—
Commercial and industrial	—	—
Consumer	—	—
Accruing troubled debt restructurings:
Residential 1-4 family	385	407
Commercial real estate	306	313
Construction	—	—
Commercial and industrial	—	—
Consumer	—	—
Total impaired performing loans	$691	$720

Impaired nonperforming loans:
Nonaccrual loans:
Residential 1-4 family	$—	$—
Commercial real estate	—	85
Construction	—	—
Commercial and industrial	—	—
Consumer	271	283
Nonaccrual troubled debt restructurings:
Residential 1-4 family	1,209	1,209
Commercial real estate	—	—
Construction	—	—
Commercial and industrial	—	—
Consumer	—	—
Total impaired nonperforming loans	$1,480	$1,577
Total impaired loans	$2,171	$2,297

Deposits

Total deposits were $358.4 million as of September 30, 2019, an increase of $19.5 million or 5.8% compared to year-end 2018. Noninterest-bearing demand deposits grew $6.8 million, interest-bearing demand deposits decreased $4.9 million, certificates of deposit increased $4.9 million and savings accounts increased $12.6 million compared to December 31, 2018. This growth reflects positive results from efforts to develop new relationships and grow existing relationships, both personal and business.

The following table presents the composition of deposits at the dates indicated:

(dollars in thousands)	September 30, 2019	% of Total	December 31, 2018	% of Total
Noninterest-bearing demand	$50,005	14%	$43,239	13%
Interest-bearing demand:
NOW accounts	21,884	6%	20,196	6%
Money market accounts	80,073	22%	86,625	25%
Savings accounts	156,853	44%	144,206	43%
Certificates of deposit	49,535	14%	44,599	13%
Total deposits	$358,350	100%	$338,865	100%

The following table sets forth the average deposit balances by major category for the period indicated:

	Nine Months ended September 30,
	2019		2018
(dollars in thousands)	Average Balance	Average Rate	Average Balance	Average Rate
Noninterest-bearing demand	$44,672		$43,362
Interest-bearing demand:
NOW accounts	20,763	0.59%	8,669	0.56%
Money market accounts	78,848	0.30%	84,694	0.26%
Savings accounts	160,147	0.05%	146,805	0.04%
Certificates of deposit	47,191	1.39%	48,454	0.85%
Total	$351,621	0.31%	$331,984	0.22%

The following table provides information regarding the scheduled maturities of time deposits of $250,000 and greater as of September 30, 2019:

(dollars in thousands)
Three months or less	$605
Over three through twelve months	860
Over one year through three years	3,561
Over three years	—
Total	$5,026

Short-Term and Long-Term Borrowings

At September 30, 2019, MNB had no short-term outstanding balances and $12.7 million in long-term advances with the FHLB, as compared to $9.2 million in short-term outstanding balances and $14.1 million in long-term advances at December 31, 2018. A total of $1.4 million in long-term advances reached their maturity date in 2019 and were repaid.

For further information on Borrowings refer to Note 5 to MNB’s unaudited interim Consolidated Financial Statements for the nine months ended September 30, 2019 beginning at page F-34 in this joint proxy statement/prospectus.

Capital Resources

Shareholders’ equity was $39.3 million at September 30, 2019, a net increase of $6.5 million from December 31, 2018 reflective of an increase in retained earnings of $2.9 million, offset by dividends of $702 thousand, and an increase in the fair value of available-for-sale securities of $4.4 million from December 31, 2018.

On a per share basis, book value increased by $5.71 for 2019 to $34.65 per share at September 30, 2019 from $28.94 per share at December 31, 2018. The dividends declared per share increased to $0.62 per share for the nine month period ended September 30, 2019 as compared to $0.59 for the same period in 2018, reflecting quarterly dividends of $0.20, $0.21, and $0.21 in 2019 and $0.19, $0.20, and $0.20 in 2018.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of common equity, total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and Tier 1 capital (as defined) to average assets (as defined). Management believes that the Bank met all capital adequacy requirements to which they are subject as of September 30, 2019.

As of September 30, 2019, the most recent notification from the regulatory agencies categorized the Bank was well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum common equity risk-based, total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification which management believes have changed the Bank’s category.

	Actual		For Capital Adequacy Purposes		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
(dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital (to risk-weighted assets)	$40,901	16.06%	$20,379	8.00%	$25,473	10.00%
Common Equity Tier 1 Capital (to risk-weighted assets)	$38,141	14.97%	$11,463	4.50%	$16,558	6.50%
Tier 1 Capital (to risk-weighted assets)	$38,141	14.97%	$15,284	6.00%	$20,379	8.00%
Tier 1 Capital (to average assets)	$38,141	9.35%	$16,315	4.00%	$20,393	5.00%

Results of Operations:

Net Interest Income

The table that follows sets forth a comparison of average balances of assets and liabilities and their related net tax equivalent yields and rates for the periods indicated. Within the table, interest income was FTE adjusted, using the corporate federal tax rate of 21% for September 30, 2019 and 2018, to recognize the income from tax-exempt interest-earning assets as if the interest was taxable. See “Non-GAAP Financial Measures” within this management’s discussion and analysis for the FTE adjustments. This treatment allows a uniform comparison among yields on interest-earning assets. Loan fee income (expense), net of deferred loan cost amortization, of ($25) thousand and $18 thousand for the nine months ended September 30, 2019 and 2018, respectively, are included in interest income from loans. Average balances are based on amortized cost and do not reflect net unrealized gains or losses. Net interest margin is calculated by dividing net interest income-FTE by total average interest-earning assets. Cost of funds includes the effect of average non-interest bearing deposits as a funding source:

	Nine months ended September 30,
	2019			2018
(dollars in thousands)	Average daily balance	Interest income/ expense	Average yield/ rate	Average daily balance	Interest income/ expense	Average yield/ rate
Assets:
Interest-earning Assets:
Interest-bearing deposits in banks	$7,804	$85	1.46%	$9,151	$89	1.30%
Investment securities:
Available-for-sale	137,397	2,871	2.79%	113,664	2,024	2.38%
Held-to-maturity	—	—	—	17,872	500	3.74%
Restricted equity securities	1,040	54	6.94%	1,002	46	6.14%
Held for sale residential	288	9	4.18%	399	14	4.69%
Loans	238,414	8,387	4.70%	235,281	7,947	4.52%
Total interest-earning assets	384,943	11,406	3.96%	377,369	10,620	3.76%
Non-earning assets	18,415			16,016
Total assets	$403,358			$393,385
Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
NOW accounts	$20,763	$91	0.59%	$8,669	$36	0.56%
Savings accounts	160,147	60	0.05%	146,805	49	0.04%
Money market accounts	78,848	174	0.30%	84,694	165	0.26%
Certificates of deposit	47,191	492	1.39%	48,454	308	0.85%
Securities sold under agreements to repurchase	—	—	—	14,722	22	0.20%
Short-term borrowings	1,369	28	2.73%	973	12	1.65%
FHLB advances	12,934	199	2.06%	13,995	202	1.93%
Total interest-bearing liabilities	321,252	1,044	0.43%	318,312	794	0.33%
Noninterest-bearing deposits	44,672			43,362
Noninterest liabilities	1,865			990
Total liabilities	367,789			362,664
Shareholders’ equity	35,569			30,721
Total liabilities and shareholders’ equity	$403,358			$393,385
Net interest income		$10,362			$9,826
Net interest spread			3.54%			3.43%
Net interest margin			3.60%			3.48%

FTE net interest income totaled $10.4 million for the first nine months of 2019, an increase of $536 thousand or 5.5% compared to the same period in 2018. The increase was a result of a 20 basis point increase in the yield on earning assets, which also contributed to the net interest margin improvement of 12 basis points.

The $7.6 million growth in average earning assets for the nine months ended September 30, 2019 versus 2018 was due to growth in investment securities and loans.

The preceding discussion on the changes in FTE net interest margin is further supported by the following “volume / rate” table. As noted, changes in net interest income occur from year to year due to changes in both the levels of earning assets and interest-bearing liabilities, as well as the average rates received on earning assets and average rates paid on deposits and debt. Changes in the levels of earning assets and interest-bearing liabilities are referred to as volume-related variances, while changes in average rates received on earning assets and average rates paid on deposits and debt are referred to as rate-related variances.

	September 30, 2019 Compared to September 30, 2018
	Due to change in		Net increase/ (decrease)
(dollars in thousands)	Volume	Rate
Interest income:
Interest-bearing deposits	$(13)	$9	$(4)
Investment securities	(76)	431	355
Loans held for sale	(4)	(1)	(5)
Loans	106	334	440
Total interest income	$13	$773	$786
Interest expense:
Interest-bearing demand deposits	$50	$5	$55
Money market deposits	(11)	20	9
Savings deposits	4	7	11
Time deposits	(8)	192	184
Short-term debt	(17)	11	(6)
Long-term debt	(15)	12	(3)
Total interest expense	3	247	250
Net interest income	$10	$526	$536

Noninterest Income

Details of noninterest income are as follows:

	Nine Months ended September 30,		% change
(dollars in thousands)	2019	2018
Service charges on deposit accounts	$315	$341	-7.57%
Interchange income	350	343	2.16%
Earnings on bank-owned life insurance	334	154	116.81%
Other fees and income	201	223	-9.87%
Gain (loss) on sales or disposals of:
Loans	180	222	-19.14%
Securities-available-for-sale	7	(31)	-121.60%
Total noninterest income	$1,387	$1,252	10.76%

During 2019, $11.6 million of investment securities were sold resulting in gains of $7 thousand. The proceeds were used to invest in higher yielding securities. MNB sold $6.8 million in securities in 2018 resulting in losses of $31 thousand.

Gains on sale of loans decreased by $42 thousand primarily as a result of the reduction in the volume of loans sold. The sale of residential loans originated and sold totaled $7.2 million in 2019 versus $9.9 million in 2018, resulting in gains of $180 thousand and $222 thousand for the nine months ended September 30, 2019 and September 30, 2018 respectively.

Earnings from the investment in bank-owned life insurance reflect a net one-time death benefit of $182 thousand received in 2019.

Service charges on deposits decreased by $26 thousand primarily due to less overdraft fees and ATM withdrawal fees.

Other fees and income are primarily comprised of ATM fees, branch service charges, safe deposit box rent, investment services referral fees and miscellaneous other income. The decrease in other fees and income during the nine months September 30, 2019 from the same period in 2018 primarily resulted from decreased ATM fees and miscellaneous other income.

Noninterest Expense

Details of noninterest expense are as follows:

	Nine Months ended September 30,		% change
(dollars in thousands)	2019	2018
Salaries and wages	$3,804	$3,530	7.76%
Employee benefits	1,068	952	12.18%
Occupancy & equipment expense	1,012	1,010	0.20%
Data processing fees	545	518	5.21%
FDIC insurance	85	100	-15.00%
Pennsylvania shares tax	201	181	11.05%
Other general and administrative:
Advertising and marketing	53	26	103.85%
Professional services	323	78	314.10%
Office supplies and postage	133	143	-6.99%
Telecommunications	162	159	1.89%
Directors’ fees	178	187	-4.81%
Loan collection	5	10	-50.00%
All other	443	360	23.06%
Total noninterest income	$8,012	$7,254	10.45%

Total noninterest expense increased $758 thousand or 10.4% during the nine months ended September 30, 2019, as compared to noninterest expense during the same period in 2019.

The increase in salaries expenses for the nine months ended September 30, 2019 was $274 thousand or 7.8%, resulting primarily from new hires in compliance, as well as merit pay increases. The average number of full-time equivalent employees increased from 85 for the nine-month period ending September 30, 2018 to 88 during the same period in 2019. Employee benefits expense increased $116 thousand for the nine months ended September 30, 2019. This increase was due to an increase in medical plan premiums and pension expenses.

Occupancy expense is primarily comprised of building depreciation, real estate property taxes, building repairs, maintenance and utilities. Occupancy expense was down $16 thousand due to reductions in maintenance costs, utilities and security-related expenses. Equipment expense includes furniture and equipment depreciation, computer hardware depreciation, software amortization, maintenance and repair costs, equipment maintenance contracts and equipment rental costs. Equipment expense increased by $18 thousand due to the purchase of small non-capitalized equipment and software amortization expense.

FDIC insurance reflects a decrease in 2019 due to the application of credits provided by the FDIC against the quarterly assessment.

Advertising and marketing expense pertains to costs associated with advertising and public relations. The increase of $27 thousand from the previous year represents the cost of a targeted campaign for a specific branch location, with all other marketing expenditures flat from 2018.

Professional services includes outside auditing, consulting and legal expenses. The increase of $245 thousand for the nine months ended September 30, 2019 was the result of outsourcing the internal audit function for 2019 versus internal staffing in 2018, and increased consulting services to enhance compliance programs in 2019.

All other expense is comprised principally of correspondent bank fees, donations and sponsorships, business development, meals, bank insurance, dues and assessments, employee education and training, deposit/operating losses and other outside services including shareholder relations. The increase of $83 thousand in 2019 was primarily due to bank insurance, membership dues and outside services.

Income Tax Expense

MNB recorded income tax expense during the nine months ended September 30, 2019 of $487 thousand as compared to $523 thousand for the same period in 2018. The effective tax rate was 14.4% and 16.0% for September 30, 2019 and September 30, 2018, respectively. The reduction in the effective tax rate for 2019 was due to the tax-free BOLI death benefit and an increase in tax exempt income. MNB is subject to federal corporate income tax on a consolidated basis. MNB is subject to state Pennsylvania shares tax for the state of Pennsylvania and corporate business tax for the state of New Jersey.

DESCRIPTION OF FIDELITY CAPITAL SECURITIES

Under its articles of incorporation, Fidelity is authorized to issue 15,000,000 shares, without par value, divided into a class of 10,000,000 shares of common stock, without par value, and 5,000,000 shares of preferred stock, without par value. As of December 31, 2019, 3,781,500 shares of Fidelity common stock were issued, 3,781,500 shares of Fidelity common stock were outstanding, and no shares of Fidelity preferred stock were issued or outstanding.

Fidelity has no options, warrants or other rights authorized, issued or outstanding other than rights granted under Fidelity’s various stock compensation and benefits plans.

Description of Fidelity’s Common Stock

Dividends. The holders of Fidelity common stock share ratably in dividends when and if declared by Fidelity’s board of directors from legally available funds. Declaration and payment of cash dividends by Fidelity primarily depends upon cash dividend payments to it by The Fidelity Deposit and Discount Bank, which is Fidelity’s primary source of revenue and cash flow. Fidelity is a legal entity separate and distinct from The Fidelity Deposit and Discount Bank. Accordingly, the right of Fidelity, and consequently the right of creditors and shareholders of Fidelity, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of the subsidiary except to the extent that claims of Fidelity in its capacity as a creditor may be recognized.

Voting Rights. The holders of common stock of Fidelity have exclusive voting rights in Fidelity. They elect Fidelity’s board of directors and act on other matters as are required to be presented to them under Pennsylvania law or as are otherwise presented to them by the board of directors. Generally, each holder of common stock is entitled to one vote per share and does not have any right to cumulate votes in the election of directors. If Fidelity issues shares of preferred stock, holders of the preferred stock may also possess voting rights.

Pre-Emptive Rights, Redemption. Holders of Fidelity common stock do not have pre-emptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

Liquidation Rights. In the event of liquidation, dissolution or winding up of Fidelity, the holders of Fidelity common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Fidelity available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Description of Fidelity’s Preferred Stock.

Preferred stock may be issued with preferences and designations as the board of directors may from time to time determine. The board of directors may, without shareholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Anti-Takeover Article and Bylaw Provisions.

Fidelity’s articles of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of shareholders that might discourage future takeover attempts. As a result, shareholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions may also render the removal of the board of directors or management of Fidelity more difficult. Among other things, these provisions:

•	Require that 75% of the outstanding shares of Fidelity common stock approve a merger, consolidation, liquidation, or dissolution of Fidelity, which has not received prior board approval;
•	Empower Fidelity’s board of directors, without shareholder approval, to issue shares of Fidelity preferred stock the terms of which, including voting power, are set by Fidelity’s board of directors;
•	Divide Fidelity’s board of directors into three classes serving staggered three-year terms;
•	Require that shares with at least 75% of total voting power approve the repeal or amendment of certain provisions of Fidelity’s articles of incorporation;
•	Require advance notice of nominations for the election of directors and the presentation of shareholder proposals at meetings of shareholders;
•	Restrictions on the ability of shareholders to call special meetings;
•	Eliminate cumulative voting in the election of directors; and,
•	Permit the board to consider pertinent issues when opposing a tender, or other offer, for Fidelity’s securities.

COMPARISON OF SHAREHOLDERS’ RIGHTS

The rights of Fidelity’s shareholders are currently governed by the PBCL and Fidelity’s articles of incorporation and bylaws and will continue to be governed by the PBCL and Fidelity’s articles of incorporation and bylaws following completion of the merger. The rights of MNB’s shareholders are currently governed by the PBCL and MNB’s articles of incorporation and bylaws. Upon completion of the merger, MNB shareholders will become Fidelity shareholders, and their rights will be governed by the PBCL and Fidelity’s articles of incorporation and bylaws.

The following is a summary of material differences in the rights of Fidelity’s shareholders and MNB’s shareholders. This discussion is not a complete statement of all differences affecting the rights of shareholders. We qualify this discussion in its entirety by reference to the PBCL and their respective articles of incorporation and bylaws of Fidelity and MNB. Fidelity and MNB urge you to read those documents carefully and in their entirety.

Number of Authorized Shares of Capital Stock

Fidelity. Fidelity’s articles of incorporation authorize 15,000,000 shares of capital stock divided into 10,000,000 shares of common stock, no par value and 5,000,000 shares of preferred stock, no par value.

MNB. MNB’s articles of incorporation authorize 200,000,000 shares of capital stock all of which are classified as common stock, par value $0.125 per share.

Preferred Stock

Fidelity. Fidelity’s articles of incorporation authorize that preferred stock may be issued from time to time by the board of directors as provided in Fidelity’s articles of incorporation in one or more series. The designations, relative rights, preferences and limitations of the preferred stock, and particularly of the shares of each series thereof, may, to the extent permitted by law, be similar to or may differ from those of any other series.

MNB. MNB’s articles of incorporation do not authorize preferred stock.

Annual Meeting of Shareholders

Fidelity. Fidelity’s bylaws provide all meetings of the shareholders shall be held at the registered office of the Fidelity or at such other place as may be fixed from time to time by the board of directors, and such meetings shall be held at such time as may be fixed from time to time by the board of directors.

MNB. MNB’s bylaws provide that all meetings of the shareholders shall be held at such time and place as may be fixed from time to time by the board of directors.

Special Meeting of Shareholders

Fidelity. Fidelity’s bylaws provide that special meetings of the shareholders may be called at any time by a majority of the board of directors or by one or more shareholders entitled to cast at least twenty percent (20%) of the votes which all shareholders are entitled to cast at a particular meeting.

MNB. MNB’s bylaws provide that special meetings of the shareholders may be called at any time by the chairman of the board, the president, a majority of the board of directors or of its executive committee or by one or more shareholders entitled to cast at least twenty-five percent (25%) of the votes which all Shareholders are entitled to cast a particular meeting.

Advance Notice Requirement for New Business to be Conducted at Annual Meeting

Fidelity. The PBCL provides that if the bylaws of a corporation impose a fair and reasonable requirement of advance notice of proposals to be made by a shareholder at an annual meeting, only proposals for which advance notice has been properly given may be acted upon at the meeting. Shareholders who wish to include their proposal in the proxy materials of Fidelity must comply with the timing and information requirements of the Securities & Exchange Commission Rule 14a-8 promulgated under the Securities Exchange Act of 1934.

MNB. MNB’s bylaws do not provide an advance notice requirement for new business to be conducted at the annual meeting.

Number of Directors and Classes

Fidelity. Fidelity’s bylaws provide that the board of directors shall consist of not less than three (3) classified into three (3) classes. Within the foregoing limits, the board of directors may from time to time fix the number of directors. The board of directors shall have the sole discretion to increase the number of directors that shall constitute the whole board of directors.

MNB. MNB’s bylaws provide that the number of directors that shall constitute the whole board of directors shall be not less than five (5) nor more than twenty-five (25) classified into three (3) classes. Within the foregoing limits, the board of directors may from time to time fix the number of directors.

Fundamental Changes to Corporation

Fidelity. Article 7 of Fidelity’s articles of incorporation provide that no merger, consolidation, liquidation or dissolution of Fidelity, or any action that would result in the sale or other disposition of all or substantially all of the assets of Fidelity shall be valid unless first approved by the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of common stock of Fidelity or the holders of at least fifty-one percent (51%) of the outstanding shares of common stock of Fidelity, provided that such transaction has received the prior approval of at least eighty (80%) of the board of directors. Article 7 of Fidelity’s articles of incorporation shall not be amended unless first approved by the affirmative vote of the holders of at least seventy-five (75%) of the outstanding shares of common stock of Fidelity or the holders of at least fifty-one percent (51%) of the outstanding shares of common stock of Fidelity, provided that such transaction has received the prior approval of at least eighty (80%) of the board of directors.

MNB. Article 7 of MNB’s articles of incorporation provide that no merger, consolidation, liquidation, or dissolution of MNB, nor any action that would result in the sale or other disposition of all or substantially all of the assets of MNB shall be valid unless first approved by the affirmative vote of the holders of at least eighty percent (80%) of the outstanding shares of common stock of MNB or the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of common stock of MNB, provided that such transaction has received the prior approval of at least seventy (70%) of the board of directors. Article 7 of MNB’s articles of incorporation shall not be amended unless first approved by the affirmative vote of the holders of at least eighty (80%) of the outstanding shares of common stock of MNB or the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of common stock of MNB, provided that such transaction has received the prior approval of at least seventy (70%) of the board of directors.

Amendments to the Articles of Incorporation

Fidelity. Under the PBCL, the affirmative vote of a majority of total votes eligible to be cast at a meeting on a proposal submitted by the board of directors may amend the articles of incorporation. However, Fidelity’s articles of incorporation provide that articles 7 (related to the shareholder vote required to approve mergers, consolidations, liquidation or dissolution), 8 (related to lack of cumulative voting rights for the election of directors), 9 (related to calling of special meeting of shareholders), 10 (related to opposition of tender offers), 11 (related to vote of shareholders required to amend the specified articles) shall not be amended unless first approved by the affirmative vote of: (a) the holders of at least seventy-five (75%) of the outstanding shares of common stock of Fidelity; or (b) the holders of at least fifty-one percent (51%) of the outstanding shares of common stock of Fidelity, provided that such transaction has received the prior approval of at least eighty (80%) of all of the members of the board of directors.

MNB. Under the PBCL, the affirmative vote of a majority of total votes eligible to be cast at a meeting on a proposal submitted by the board of directors may amend the articles of incorporation. However, MNB’s articles of incorporation provide that articles 7 (related to the shareholder vote required to approve mergers, consolidations, liquidation or dissolution), 8 (related to lack of cumulative voting rights for the election of directors), 9 (related to opposition of tender offers), 10 (related to vote of shareholders required to amend the specified articles) shall not be amended unless first approved by the affirmative vote of: (a) the holders of at least eighty (80%) of the outstanding shares of common stock of MNB; or (b) the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of common stock of MNB, provided that such transaction has received the prior approval of at least seventy (70%) of all of the members of the board of directors.

Amendments to the Bylaws

Fidelity. Fidelity’s bylaws provide that the bylaws may be altered, amended or repealed by the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of common stock of Fidelity at any regular or special meeting duly convened after notice to the shareholders of that purpose, or by a majority vote of the members of the board of directors at any regular or special meeting thereof duly convened after notice to the directors of that purpose (except that the directors shall not make or alter any by-laws fixing their qualification, classification or term of office), subject always to the power of the shareholders to change such action of the board of directors by the affirmative vote of the holders of seventy-five percent (75%) of the outstanding shares of common stock of Fidelity.

MNB. MNB’s bylaws provide that the bylaws may be altered, amended or repealed by the affirmative vote of the holders of at least eighty percent (80%) of the outstanding shares of common stock of MNB at any regular or special meeting duly convened after notice to the shareholders of that purpose, or by a majority vote of the members of the board of directors at any regular or special meeting thereof duly convened after notice to the directors of that purpose, subject always to the power of the shareholders to change such action of the board of directors by the affirmative vote of the holders of eighty percent (80%) of the outstanding shares of common stock of MNB.

PROPOSAL 2:
ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETINGS

In the event that Fidelity does not have sufficient votes to approve and adopt the reorganization agreement, the merger, and the transactions contemplated by the reorganization agreement including the issuance of shares of Fidelity common stock to MNB shareholders in connection with the merger at the Fidelity special meeting or MNB does not have sufficient votes to approve and adopt the reorganization agreement and the merger at the MNB special meeting, each intends to adjourn or postpone its special meeting to permit further solicitation of proxies. Fidelity and MNB can only use proxies they receive at the time of their respective special meeting to vote for adjournment or postponement, if necessary, by submitting the question of adjournment or postponement to their respective shareholders as a separate matter for consideration.

At both the Fidelity special meeting and the MNB special meeting, approval of the adjournment or postponement proposal requires the affirmative vote of a majority of the shares of common stock represented in person or by proxy at the meeting and entitled to vote on the adjournment or postponement proposal.

The boards of directors of Fidelity and MNB recommend that their respective shareholders vote FOR the adjournment or postponement proposal so that their proxies may be used to vote for adjournment or postponement if necessary. If Fidelity or MNB adjourns or postpones its special meeting, it will not give notice of the time and place of the adjourned or postponed meeting other than by an announcement of such time and place at the special meeting.

EXPERTS

The audited consolidated financial statements of MNB, as of December 31, 2018 and 2017, and for the years then ended, appearing elsewhere in this joint proxy statement/prospectus and in the registration statement, have been included in reliance upon the report of Baker Tilly Virchow Krause, LLP, independent auditors, which is included herein upon authority of Baker Tilly Virchow Krause, LLP as experts in accounting and auditing.

The consolidated financial statements of Fidelity as of December 31, 2018 and 2017 and for each of the years in the three-year period ended December 31, 2018 and the effectiveness of internal control over financial reporting as of December 31, 2018 incorporated in this joint proxy statement/prospectus by reference from the Fidelity Annual Report on Form 10-K for the year ended December 31, 2018 have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their reports thereon, incorporated herein by reference, and have been incorporated in this joint proxy statement/prospectus and registration statement in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the Fidelity common stock to be issued in the merger and certain other legal and certain tax matters relating to the merger are being passed upon for Fidelity by Bybel Rutledge, Lemoyne, Pennsylvania. Certain tax matters relating to the merger are being passed upon for MNB by Mette Evans, Harrisburg, Pennsylvania.

WHERE YOU CAN FIND MORE INFORMATION

Fidelity files annual, quarterly or current reports, proxy and information statements, or other information with the SEC. Fidelity files these reports with the SEC under the Securities Exchange Act of 1934, as amended. You may retrieve this information at the SEC’s Internet website at http://www.sec.gov. In addition, Fidelity’s SEC filings are also available on its website at https://bankatfidelity.com under Investor Relations. The information on Fidelity’s website is not incorporated into this joint proxy statement/prospectus.

Fidelity filed a registration statement with the SEC under the Securities Act of 1933, as amended, relating to the Fidelity common stock offered to the MNB shareholders in connection with the merger. This joint proxy statement/prospectus does not contain all the information contained in the registration statement. Any additional information may be obtained from the SEC’s principal office in Washington, D.C. or through the SEC’s Internet website. Statements contained in this joint proxy statement/prospectus as to the contents of any contract or other document referred to herein are not necessarily complete and, in each instance, reference is made to the copy of that contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows Fidelity to “incorporate by reference” the information it files with the SEC. This permits Fidelity to disclose important information to you by referring to these filed documents. Any information referred to in this way is considered part of this joint proxy statement/prospectus and any information filed with the SEC by Fidelity after the date of this joint proxy/prospectus until the date of the MNB meeting which will automatically be deemed to update and supersede this information. The following documents, filed with the SEC by Fidelity, are incorporated by reference in this document:

•	Fidelity’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on March 14, 2019.
•	Fidelity’s Proxy Statement for its 2019 annual meeting of shareholders, filed with the SEC on March 27, 2019, to the extent incorporated by reference into its Annual Report on Form 10-K for the year ended December 31, 2018.
•	Fidelity’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, filed with the SEC on May 9, 2019, June 30, 2019, filed with the SEC on August 7, 2019, and September 30, 2019, filed with the SEC on November 6, 2019.
•	Fidelity’s Current Reports on Form 8-K, filed with the SEC on March 21, May 8, December 10, December 12 and December 19, 2019.

Fidelity also incorporates by reference in these materials additional documents filed by it with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this joint proxy statement/prospectus and prior to the earlier of the date of MNB’s special meeting or the termination of the reorganization agreement; provided, however, that Fidelity is not incorporating any information deemed “furnished” but not “filed.” The incorporated documents are deemed part of this joint proxy statement/prospectus as of the date of filing of each document.

Any statement contained in these materials or in a document incorporated by reference in these materials will be deemed to be modified or superseded to the extent that a statement contained herein or in any later filed document that also is incorporated by reference herein modifies or supersedes the statement. Any statement so modified or superseded should not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus. You should read all information appearing in this joint proxy statement/prospectus in conjunction with the information and financial statements, including notes thereto, appearing in the documents incorporated by reference, except to the extent stated in this paragraph. All information in this joint proxy statement/prospectus is qualified in its entirety by the information in those documents.

You may obtain copies of the information incorporated by reference in this document. (See “How to Obtain Additional Information” in this document for information on how to make a request for information.)

All information contained or incorporated by reference in these materials about Fidelity was supplied or verified by Fidelity. All information contained in these materials about MNB was supplied or verified by MNB.

You should rely only on the information contained in this joint proxy statement/prospectus when evaluating the reorganization agreement and the proposed merger. We have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [•], 2020. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this joint proxy statement/prospectus to shareholders of MNB nor the issuance of shares of Fidelity common stock as contemplated by the reorganization agreement shall create any implication to the contrary.

OTHER BUSINESS

As of the date of this document, Fidelity’s and MNB’s boards of directors know of no matters that will be presented for consideration at the special meetings other than as described in this document. However, if any other matter ancillary to the conduct of the meetings properly comes before the special meetings or any adjournments or postponements thereof and is voted upon, the form of proxy confers authority to the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters according to the recommendation of Fidelity’s or MNB’s management.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF MNB CORPORATION AND SUBSIDIARY

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Shareholders
MNB Corporation

We have audited the accompanying consolidated financial statements of MNB Corporation and its subsidiary, which comprise the consolidated balance sheet as of December 31, 2018 and 2017, and the related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows for the years then ended, and the related notes to the consolidated financial statements.

MANAGEMENT’S RESPONSIBILITY FOR THE FINANCIAL STATEMENTS

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

AUDITORS’ RESPONSIBILITY

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

OPINION

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MNB Corporation and its subsidiary as of December 31, 2018 and 2017, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Wilkes-Barre, Pennsylvania
February 25, 2019

Baker Tilly Virchow Krause, LLP trading as Baker Tilly is a member of the global network of Baker Tilly International Ltd., the members of which are separate and independent legal entities. © 2018 Baker Tilly Virchow Krause, LLP

MNB CORPORATION AND SUBSIDIARY
CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2018 AND 2017
(dollars in thousands, except per share data)

	2018	2017
ASSETS:
Cash and cash equivalents	$1,246	$4,160
Interest-bearing deposits in banks	3,615	10,141

Investments:
Securities held-to-maturity	16,424	19,010
Securities available-for-sale	118,185	113,484
Total investment securities	134,609	132,494
Restricted equity securities	1,425	883
Loans held for sale	220	191
Loans	237,329	228,145
Allowance for loan losses	(2,600)	(2,145)
Net loans	234,729	226,000
Premises and equipment, net	7,430	7,566
Accrued interest receivable	1,492	1,311
Cash surrender value of bank-owned life insurance	9,193	8,986
Other assets	1,998	1,654
TOTAL	$395,957	$393,386

LIABILITIES:
Deposits:
Interest-bearing	$295,626	$290,899
Noninterest-bearing	43,239	40,382
Total deposits	338,865	331,281
Securities sold under agreements to repurchase	—	16,760
Federal Home Loan Bank short-term borrowings	9,200	—
Federal Home Loan Bank long-term borrowings	14,065	13,065
Accrued interest payable	158	133
Other liabilities	879	954
Total liabilities	363,167	362,193

SHAREHOLDERS’ EQUITY:
Common stock, $.125 par value; 1,156,247 shares issued	145	145
Additional paid-in capital	7,596	7,596
Retained earnings	28,933	26,205
Treasury stock at cost, 23,374 shares	(682)	(682)
Accumulated other comprehensive loss	(3,202)	(2,071)
Total shareholders’ equity	32,790	31,193
TOTAL	$395,957	$393,386

See Notes to Consolidated Financial Statements

MNB CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENT OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017
(dollars in thousands, except per share data)

	2018	2017
INTEREST AND DIVIDEND INCOME:
Interest and fees on loans	$10,659	$9,700
Interest and fees on loans held for sale	16	8
Interest and dividends on investments:
Taxable	2,553	2,241
Tax-exempt	747	673
Dividends	62	41
Other	108	64
Total interest and dividend income	14,145	12,727

INTEREST EXPENSE:
Deposits	800	685
Borrowed funds	315	290
Total interest expense	1,115	975
NET INTEREST INCOME	13,030	11,752
PROVISION FOR LOAN LOSSES	641	405
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	12,389	11,347

NONINTEREST INCOME:
Service charges on deposit accounts	456	453
Interchange income	472	436
Other fees and income	301	291
Earnings on bank-owned life insurance	207	207
Gain (loss) on sales or disposals of:
Loans	261	173
Securities available-for-sale	(31)	(21)
Premises and equipment	—	(43)
Foreclosed assets	—	32
Securities held-to-maturity	—	38
Total noninterest income	1,666	1,566

NONINTEREST EXPENSE:
Salaries and wages	4,694	4,240
Employee benefits	1,266	1,286
Occupancy and equipment	1,352	1,339
Data processing	703	634
FDIC insurance	132	173
Pennsylvania shares tax	263	262
Other general and administrative	1,413	1,405
Total noninterest expense	9,823	9,339
INCOME BEFORE PROVISION FOR INCOME TAXES	4,232	3,574
PROVISION FOR INCOME TAXES	609	1,169
NET INCOME	$3,623	$2,405
EARNINGS PER SHARE	$3.20	$2.12

See Notes to Consolidated Financial Statements

MNB CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017
(dollars in thousands)

	2018	2017
NET INCOME	$3,623	$2,405

OTHER COMPREHENSIVE INCOME (LOSS):
Unrealized gains (losses) on securities:
Unrealized (loss) gain arising during the period	(1,245)	34
Less reclassification adjustment for losses (gains) realized in net income	31	(17)
Amortization of unrealized gain for securities available-for-sale transferred to securities held-to-maturity	(103)	(178)
Net unrealized loss on securities	(1,317)	(161)
Tax effect	277	55
Unrealized loss on securities, net of tax	(1,040)	(106)

Defined benefit pension plan:
Actuarial (loss) gain arising during period	(199)	112
Less amortization of net actuarial loss	84	95
Net defined benefit pension plan	(115)	207
Tax effect	24	(70)
Defined benefit pension plan, net of tax	(91)	137
Total other comprehensive (loss) income	(1,131)	31
TOTAL COMPREHENSIVE INCOME	$2,492	$2,436

See Notes to Consolidated Financial Statements

MNB CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017
(dollars in thousands, except per share data)

	OUTSTANDING COMMON SHARES*	COMMON STOCK	ADDITIONAL PAID-IN CAPITAL	RETAINED EARNINGS	TREASURY STOCK	ACCUMULATED OTHER COMPREHENSIVE LOSS	TOTAL
BALANCE AT JANUARY 1, 2017	1,132,873	$145	$7,596	$24,275	$(682)	$(1,761)	$29,573
Net income				2,405			2,405
Other comprehensive income						31	31
Reclassification due to change in federal income tax rate				341		(341)	—
Cash dividend ($0.72 per share)				(816)			(816)
BALANCE AT DECEMBER 31, 2017	1,132,873	145	7,596	26,205	(682)	(2,071)	31,193
Net income				3,623			3,623
Other comprehensive loss						(1,131)	(1,131)
Cash dividend ($0.79 per share)				(895)			(895)
BALANCE AT DECEMBER 31, 2018	1,132,873	$145	$7,596	$28,933	$(682)	$(3,202)	$32,790
*	$.125 par value each; 200,000,000 shares authorized. 1,156,247 shares issued.

See Notes to Consolidated Financial Statements

MNB CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017
(dollars in thousands)

	2018	2017

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,623	$2,405
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	641	405
Net amortization of securities	899	1,114
Loss on sale of available-for-sale securities	31	21
Gain on sale of held-to-maturity securities	—	(38)
Depreciation of premises and equipment	463	491
Loss on disposal of premises and equipment	—	43
Proceeds from sale of loans held for sale	11,295	5,956
Origination of loans held for sale	(11,063)	(5,868)
Gain on sales of loans held for sale	(261)	(173)
Provision for loss on foreclosed assets	—	2
Gain on sales of foreclosed assets	—	(32)
Deferred income tax expense	50	548
Earnings on bank-owned life insurance	(207)	(207)
Net change in:
Accrued interest receivable	(181)	(120)
Accrued interest payable	25	(27)
Other assets	(93)	(140)
Other liabilities	(191)	(234)
Net cash provided by operating activities	5,031	4,146

CASH FLOWS FROM INVESTING ACTIVITIES:
Net change in interest-bearing deposits in banks	6,526	(9,680)
Proceeds from sales of securities available-for-sale	6,772	19,344
Proceeds from sales of securities held-to-maturity	—	1,668
Proceeds from maturities/calls and principal repayments of securities available-for-sale	20,907	20,827
Proceeds from maturities/calls and principal repayments of securities held-to-maturity	2,390	1,955
Purchase of securities available-for-sale	(34,430)	(41,315)
Purchase of securities held-to-maturity	—	(1,799)
Redemption of restricted equity securities	726	1,098
Purchase of restricted equity securities	(1,268)	(807)
Net increase in loans	(9,370)	(14,401)
Proceeds from sales of foreclosed assets	—	767
Purchase of premises and equipment	(327)	(186)
Net cash used in investing activities	(8,074)	(22,529)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net change in deposits accounts and securities sold under agreements to purchase	(9,176)	26,075
Dividends paid	(895)	(816)
Net change in short-term borrowings	9,200	(5,600)
Proceeds from long-term borrowings	2,000	—
Repayment of long-term borrowings	(1,000)	(1,000)
Net cash provided by financing activities	129	18,659
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(2,914)	276
CASH AND CASH EQUIVALENTS, BEGINNING	4,160	3,884
CASH AND CASH EQUIVALENTS, ENDING	$1,246	$4,160

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$1,090	$1,002
Income taxes	$478	$556

See Notes to Consolidated Financial Statements

MNB CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of MNB Corporation (the “Holding Company”) and its wholly-owned subsidiary, Merchants Bank of Bangor (the “Bank”) and its subsidiary, MNB Investment Corp. (collectively referred to as the “Corporation”). All significant intercompany balances and transactions have been eliminated in consolidation.

NATURE OF OPERATIONS

The Bank operates under a state charter and provides a broad array of banking services through its community offices in Bangor, Pennsylvania and the surrounding communities. As a state bank, the Bank is subject to regulations by the Commonwealth of Pennsylvania and the Federal Reserve Bank of Philadelphia. The Holding Company is subject to regulation by the Federal Reserve Bank of Philadelphia.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, the valuation of investment securities, and the determination of other-than-temporary impairment of investment securities.

In connection with the determination of the allowance for loan losses, management generally obtains independent appraisals for significant properties. While management uses available information to recognize losses on loans, further reductions in the carrying amounts of loans may be necessary based on changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require the Corporation to recognize additional losses based on their examination. Because of these factors, it is reasonably possible that the estimated losses on loans may change.

The Corporation’s investment securities are comprised of a variety of financial instruments. The fair values and possible other-than-temporary impairment of these securities are subject to various risks including changes in the interest rate environment and general economic conditions. Due to the increased level of these risks and their potential impact on the fair values and the need to recognize other-than-temporary impairment of the securities, it is possible that the amounts reported in the accompanying consolidated financial statements could change.

SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

The Corporation grants real estate, commercial, industrial and consumer loans to customers primarily in Northampton County, Pennsylvania. Although the Corporation has a diversified loan portfolio, a substantial portion of its debtors’ abilities to honor their contracts is dependent on the economic conditions in the sector in which the Corporation operates.

CASH AND CASH EQUIVALENTS

For purposes of the consolidated statement of cash flows, cash and cash equivalents include, if applicable, cash and balances due from banks, federal funds sold and securities purchased under agreements to resell, all of which have original maturities of ninety days or less.

INTEREST-BEARING DEPOSITS IN BANKS

Interest-bearing deposits in banks are carried at cost which approximates fair value.

MNB CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

INVESTMENTS

Debt securities that management has the positive intent and ability to hold to maturity are classified as “held-to-maturity” and recorded at amortized cost. Securities not classified as held-to-maturity are classified as “available-for-sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive (loss) income. The Corporation has no trading securities.

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held-to-maturity and available-for-sale securities below their costs that are deemed to be credit-related are reflected in earnings as realized losses. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Declines in the fair value of available-for-sale securities that are deemed to be other-than-temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, (3) the intent and ability of the Corporation to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value, and (4) whether the Corporation intends to sell the security or if it is more likely than not that the Corporation will be required to sell the security before the recovery of its amortized cost basis. The credit-related impairment is recognized in earnings and is the difference between a security’s amortized cost basis and the present value of expected future cash flows discounted at the security’s effective interest rate. For debt securities classified as held-to-maturity, the amount of noncredit-related impairment is recognized in other comprehensive (loss) income and accreted over the remaining life of the debt security as an increase in the carrying value of the security.

RESTRICTED EQUITY SECURITIES

Restricted equity securities consist of investments in the Federal Home Loan Bank of Pittsburgh (“FHLB”), the Federal Reserve Bank of Philadelphia and the Atlantic Community Bankers Bank. Investments in these entities are restricted and carried at cost.

The Corporation, as a member of the FHLB system, is required to maintain an investment in capital stock of the FHLB. Based on redemption provisions of the FHLB, the stock has no quoted market value and is carried at cost. Management considers whether this investment is impaired based on the ultimate recoverability of the cost basis rather than by recognizing temporary declines in value. The determination of whether a decline affects the ultimate recoverability of the cost includes (1) the significance of the decline in net assets of the FHLB as compared to the capital stock amount and the length of time this situation has persisted, (2) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance of the FHLB, (3) the impact of legislative and regulatory changes on the institutions and on the customer base of the FHLB, and (4) the liquidity of the FHLB. Management believes no impairment charge is necessary related to its investment in FHLB stock.

CASH SURRENDER VALUE OF BANK OWNED LIFE INSURANCE

The Corporation is the owner and primary beneficiary of life insurance policies on certain employees. The earnings on the policies are recognized as a component of other income. The policies can be liquidated, if necessary, with tax costs associated. However, the Corporation intends to hold these policies and, accordingly, the Corporation has not provided for deferred income taxes on the earnings from the increase in cash surrender value.

LOANS HELD FOR SALE

Loans held for sale, primarily consisting of fixed-rate residential mortgages, are valued at the lower of cost or fair value, determined on an aggregate basis. The Corporation retains no interest, including servicing rights, in loans sold.

LOANS

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for unearned income, the

MNB CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

allowance for loan losses, and any unamortized deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

The loan portfolio is segmented into commercial, residential and consumer loans. Commercial loans consist of the following classes: commercial and industrial, commercial real estate (including multi-family of five or more units) and commercial construction. Residential loans include 1-4 family mortgage loans. Consumer loans include junior liens, home equity lines of credit, and personal installment loans. The segments of the Corporation’s loan portfolio are disaggregated to a level that allows management to monitor risk and performance. Common risk characteristics include loan type, collateral type and geographic location.

For all classes of loans, the accrual of interest is discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectability of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest is reversed against interest income. Interest received on nonaccrual loans, including impaired loans, generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectability of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time (generally six months) and the ultimate collectability of the total contractual principal and interest is no longer in doubt. The past due status of all classes of loans is determined based on contractual due dates for loan payments.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses represents management’s estimate of losses inherent in the loan portfolio as of the balance sheet date and is recorded as a reduction to loans. The allowance for loan losses is increased by the provision for loan losses, and decreased by charge-offs, net of recoveries. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance. All, or part, of the principal balance of loans receivable are charged off to the allowance as soon as it is determined that the repayment of all, or part, of the principal balance is highly unlikely. Consumer loans are generally charged off no later than 120 days past due on a contractual basis, earlier in the event of bankruptcy, or if there is an amount deemed uncollectible.

The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management performs a quarterly evaluation of the adequacy of the allowance. The allowance is based on the Corporation’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions, and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revision as more information becomes available.

The allowance consists of specific, general, and unallocated components.

The specific component relates to loans that are classified as impaired. For loans that are classified as impaired, a specific allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis. The Corporation does not

MNB CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

separately evaluate individual residential or consumer loans for impairment, unless such loans are part of a larger relationship that is impaired, or are classified as a troubled debt restructuring.

The estimated fair values of substantially all of the Corporation’s impaired loans are measured based on the estimated fair value of the loan’s collateral.

For loans secured by real estate, estimated fair values are determined primarily through third-party appraisals. When a real estate-secured loan becomes impaired, a decision is made regarding whether an updated certified appraisal of the real estate is necessary. This decision is based on various considerations, including the age of the most recent appraisal, the loan-to-value ratio based on the original appraisal and the condition of the property. Appraised values are discounted to arrive at the estimated selling price of the collateral, which is considered to be the estimated fair value. The discounts include estimated costs to sell the property.

For loans secured by non-real estate collateral, such as accounts receivable, inventory and equipment, estimated fair values are determined based on the borrower’s financial statements, inventory reports, accounts receivable agings, equipment appraisals or invoices. Indications of value from these sources are generally discounted based on the age of the financial information or the quality of the assets.

The general component covers pools of loans by loan class including loans not considered impaired, as well as smaller balance homogeneous loans, such as residential real estate and consumer loans. These pools of loans are evaluated for loss exposure based upon historical loss rates and expected loss given default derived from the Corporation’s internal risk rating process for each of these categories of loans, adjusted for qualitative factors. These qualitative risk factors include:

1.	Lending policies and procedures, including underwriting standards and collection, charge-off, and recovery practices.
2.	National, regional, and local economic and business conditions as well as the condition of various market segments, including the value of underlying collateral for collateral dependent loans.
3.	Nature and volume of the portfolio and terms of loans.
4.	Experience, ability, and depth of lending management and staff.
5.	Volume and severity of past due, classified and nonaccrual loans, as well as other loan modifications.
6.	Existence and effect of any concentrations of credit and changes in the level of such concentrations.

Each factor is assigned a value to reflect improving, stable or declining conditions based on management’s best judgment using relevant information available at the time of the evaluation. Adjustments to the factors are supported through documentation of changes in conditions in a narrative accompanying the allowance for loan loss calculation.

The allowance calculation methodology includes further segregation of loan classes into risk rating categories. The borrower’s overall financial condition, repayment sources, guarantors and value of collateral, if appropriate, are evaluated annually for commercial loans or when credit deficiencies arise, such as delinquent loan payments, for commercial, residential and consumer loans. Credit quality risk ratings include classifications of pass, management attention, special mention, substandard, doubtful and loss. Loans classified as management attention have above average risk evidenced by a declining earnings trend, decreasing liquidity, and/or asset quality, increasing leverage and strained cash flow. Although payments are current, future developments may adversely affect future payment ability. Loans criticized as special mention have potential weaknesses that deserve management’s close attention. If uncorrected, the potential weaknesses may result in deterioration of the repayment prospects. Loans classified substandard have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They include loans that are inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans classified doubtful have all the weaknesses inherent in loans classified substandard with the added characteristic that collection or liquidation in full, on the basis of current conditions and facts, is highly improbable. Loans classified as a loss are considered uncollectible and are charged to the allowance for loan losses. Loans not classified are rated pass. To help ensure that risk ratings are accurate and reflect the present and future capacity of borrowers to repay a

MNB CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

loan as agreed, the Corporation has a structured loan rating process encompassing both internal and external oversight. Generally, residential 1-4 family and consumer loans are included in the pass category unless on nonaccrual status at which time they are classified as substandard. The Corporation’s commercial loan officers and credit administration are responsible for the timely and accurate risk rating of the commercial loans in their portfolio at origination and on an ongoing basis. An ongoing review of commercial loans is performed by the loan review officer. The Corporation also utilizes an external loan review consultant to conduct a loan review of its portfolio each year. The external consultant generally reviews all loan relationships exceeding a specified threshold.

Loans whose terms are modified are classified as troubled debt restructurings if the Corporation grants such borrowers concessions, and it is deemed that those borrowers are experiencing financial difficulty. Concessions granted under a troubled debt restructuring generally involve a temporary reduction in interest rate or an extension of a loan’s stated maturity date. Non-accrual troubled debt restructurings are restored to accrual status if principal and interest payments, under the modified terms, are current for six consecutive months after modification. Loans classified as troubled debt restructurings are designated as impaired.

An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

In addition, federal regulatory agencies, as an integral part of their examination process, periodically review the Corporation’s allowance for loan losses and may require the Corporation to recognize additions to the allowance based on their judgments about information available to them at the time of their examination, which may not be currently available to management. Based on management’s comprehensive analysis of the loan portfolio, management believes the current level of the allowance for loan losses is adequate.

TRANSFERS OF FINANCIAL ASSETS

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Corporation - put presumptively beyond the reach of the transferor and its creditors, even in bankruptcy or other receivership, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Corporation does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.

PREMISES AND EQUIPMENT

Land is carried at cost. Buildings and equipment are carried at cost, less accumulated depreciation computed on the straight-line method over the estimated useful lives of the assets which range from three to forty years.

FORECLOSED ASSETS

Assets acquired through, or in lieu of, loan foreclosures are held for sale and are initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in noninterest expense. There were no foreclosed assets held at December 31, 2018 and 2017.

The recorded investment of consumer mortgage loans secured by residential real estate properties for which formal foreclosure proceedings are in process was $1.4 million at December 31, 2018 and $315 thousand at December 31, 2017.

REVENUE RECOGNITION

The Corporation earns income from various sources, including loans, investment securities, bank-owned life insurance, deposit accounts, and sales of assets.

MNB CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Interest income on loans is accrued on the unpaid principal balance and recorded daily. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method. Other loan fees, including late charges, are recognized as they occur.

Interest income on debt securities, including purchase premiums and discounts, is calculated using the interest method over the term of the securities. Dividends on equity securities are recorded when declared.

Service charges on deposits include maintenance fees, and overdraft fees. Revenue is recognized when the Corporation’s performance obligation is completed which is generally monthly for account maintenance services or when a transaction has been completed. Payment for service charges on deposit accounts is received immediately or in the following month through a direct charge to customers’ accounts.

Interchange income includes debit and credit card interchange fees from cardholder transactions which represent a percentage of the underlying transaction value and are recognized monthly, concurrently with the transaction processing services provided to the cardholder.

Other fees and income are transactional in nature and are recorded as they occur.

Gains or losses on sales of assets are generally recognized when the asset has been legally transferred to the buyer and the Corporation has no continuing involvement with the asset. The Corporation does not generally finance the sale.

INCOME TAXES

Income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Corporation determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

The Corporation recognizes interest and penalties on income taxes as a component of income tax expense.

EARNINGS PER SHARE

Earnings per share is based on the weighted average number of shares of common stock outstanding and adjusted for stock dividends. The Corporation’s basic and diluted earnings per share are the same since there are no dilutive shares of potential common stock outstanding. The weighted average of common shares outstanding was 1,132,873 for 2018 and 2017.

TREASURY STOCK

Treasury stock is recorded at cost. The subsequent disposition or sale of the treasury stock is recorded using the average cost method.

ADVERTISING & MARKETING

Advertising and marketing is expensed as incurred and was $41 thousand in 2018 and $63 thousand in 2017.

RECLASSIFICATIONS

Certain amounts related to 2017 have been reclassified to conform to the 2018 reporting format.

SUBSEQUENT EVENTS

The Corporation has evaluated subsequent events for recognition or disclosure through February 25, 2019 the date the consolidated financial statements were available to be issued.

MNB CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

RECENT ACCOUNTING STANDARDS

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606). ASU No. 2014-09 establishes principles for recognizing revenue upon the transfer of promised goods or services to customers, in an amount that reflects the expected consideration received in exchange for those goods or services. ASU 2014-09 was effective for the Corporation in 2018. The adoption did not have a significant effect on the Corporation’s consolidated financial statements as the recognition of interest income has been scoped out of the guidance and noninterest income recognition is similar to previous revenue recognition practices. The Corporation expanded its disclosures with respect to its noninterest income as a result of this guidance.

In January 2016, the FASB issued ASU 2016-01, Recognition and Measurement of Financial Assets and Liabilities. This makes significant changes in U.S. GAAP related to certain aspects of recognition, measurement, presentation and disclosure of financial instruments. Among other changes, the ASU (1) eliminates the requirement to disclose the methods and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet; (2) requires use of the exit price notion when measuring the fair value of financial instruments for disclosure purposes; (3) requires separate presentation of financial assets and financial liabilities by measurement category and form of financial asset (that is, securities or loans and receivables) on the balance sheet or the accompanying notes to the financial statements; and (4) clarifies that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity’s other deferred tax assets. The guidance was effective for the Corporation in 2018. The adoption did not have a significant effect on the Corporation’s consolidated financial statements, but it modified the disclosures related fair value measurement of financial instruments.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The core principle of this ASU is that a lessee should recognize the assets and liabilities that arise from leases. Specifically, a lessee should recognize on the balance sheet a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of 12 months or less, a lessee would be permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and liabilities. The ASU does not significantly change the recognition, measurement and presentation of expenses and cash flows arising from a lease by a lessee from current U.S. GAAP; however, the principal change from current GAAP is that lease assets and liabilities arising from operating leases would be recognized on the balance sheet. The ASU provides several other changes or clarifications to existing GAAP, and will require qualitative disclosures, along with quantitative disclosures, so that financial statement users can understand more about the nature of an entity’s leasing activities. Upon adoption, the Corporation will be required to recognize and measure leases at either the beginning of the earliest period presented using a modified retrospective approach or as a cumulative effect adjustment to retained earnings. The ASU will become effective for the Corporation in 2019. The Corporation is in the process of evaluating the potential impact of adopting this ASU.

In June 2016, the FASB issued ASU No. 2016-13, Measurement of Credit Losses on Financial Instruments. ASU No. 2016-13 requires financial assets measured at amortized cost to be presented at the net amount expected to be collected, through an allowance for credit losses that is deducted from the amortized cost basis. The measurement of expected credit losses is based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. ASU No. 2016-13 is effective for the Corporation in 2021. The Corporation is in the process of evaluating the potential impact of adopting this ASU.

In August 2018, the FASB issued ASU No. 2018-14, Disclosure Framework – Changes to the Disclosure Requirements for Defined Benefit Plans. ASU No. 2018-14 modifies and clarifies the required disclosures for employers that sponsor defined benefit pension or other postretirement plans. These amendments remove disclosures that are no longer considered cost beneficial, clarify the specific requirements of disclosures, and add disclosure requirements identified as relevant. ASU No. 2018-14 is effective for the Corporation in 2021. Early adoption is permitted. The Corporation is in the process of evaluating the potential impact of adopting this ASU.

MNB CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.	RESTRICTIONS ON CASH AND DUE FROM BANKS

The Corporation is required to maintain reserves, in the form of cash and balances with the Federal Reserve Bank, against its deposit liabilities. The average amount of such reserves during 2018 and 2017 was approximately $20 thousand and $282 thousand, respectively.

3.	INVESTMENTS

The amortized cost and fair value of securities available-for-sale and held-to-maturity, with gross unrealized gains and losses, is summarized as follows (in thousands):

December 31, 2018	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale:
U.S. Government agencies	$37,046	$173	$(671)	$36,548
State and municipal - tax free	12,731	40	(306)	12,465
State and municipal - taxable	3,257	29	(108)	3,178
Mortgage-backed securities - GSE - residential	58,216	8	(1,833)	56,391
Corporate securities	6,939	—	(22)	6,917
Corporate securities - single issuer trust preferred	2,979	—	(293)	2,686
Total	$121,168	$250	$(3,233)	$118,185

Held-to-maturity:
State and municipal - tax free	$14,118	$36	$(109)	$14,045
State and municipal - taxable	2,306	6	(35)	2,277
Total	$16,424	$42	$(144)	$16,322
December 31, 2017	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale:
U.S. Government agencies	$26,486	$33	$(443)	$26,076
State and municipal - tax free	8,698	45	(13)	8,730
State and municipal - taxable	1,707	—	(71)	1,636
Mortgage-backed securities - GSE - residential	67,611	44	(1,071)	66,584
Corporate securities	5,775	—	(3)	5,772
Corporate securities - single issuer trust preferred	4,977	—	(291)	4,686
Total	$115,254	$122	$(1,892)	$113,484

Held-to-maturity:
State and municipal - tax free	$16,681	$136	$(39)	$16,778
State and municipal - taxable	2,329	3	(37)	2,295
Total	$19,010	$139	$(76)	$19,073

MNB CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In 2015, securities available-for-sale with an amortized cost of $19 million and a fair value of $19.7 million were transferred to securities held-to-maturity. The unrealized gain of $747 thousand at the time of transfer continues to be reported in accumulated other comprehensive loss, a separate component of shareholders’ equity and is being amortized over the remaining life of the securities transferred. The unamortized balance of the unrealized gain on the securities transferred was $194 thousand at December 31, 2018 and $296 thousand at December 31, 2017.

Gross realized gains on the sale of investment securities available-for-sale were $0 in 2018 and $81 thousand in 2017. Gross realized losses were $31 thousand in 2018 and $102 thousand in 2017.

In 2017, the Corporation sold certain held-to-maturity securities with a carrying value of $1.6 million and recognized a gain of $38 thousand. Each of these securities had been advance-refunded by the issuer whereby funds had been placed in an irrevocable trust and invested in risk-free investments sufficient to provide for payment of principal and interest to the call date. As a result, the Corporation considered these securities to be near enough to the call date that changes in market interest rates would not have a significant effect on the security’s fair value. Accordingly, the Corporation considered the sales to be maturities as allowed under GAAP and the sales are not inconsistent with its stated intent to hold its other securities to maturity.

Assets, principally securities, carried at approximately $62 million at December 31, 2018 and $91.8 million at December 31, 2017 were pledged to secure public deposits, repurchase agreements and for other purposes required or permitted by law.

At December 31, 2018, the amortized cost and fair value of debt securities by contractual maturity were as follows (in thousands):

	Available-For-Sale		Held-To-Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Amounts maturing in:
Due in one year or less	$—	$—	$—	$—
Due from one to five years	12,220	12,241	3,108	3,087
Due from five to ten years	12,350	12,182	7,049	7,026
After ten years	38,382	37,371	6,267	6,209
Subtotal	62,952	61,794	16,424	16,322
Mortgaged-backed securities	58,216	56,391	—	—
Total	$121,168	$118,185	$16,424	$16,322

MNB CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table shows the Corporation’s investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position (in thousands):

	Less than 12 Months		12 Months or More		Total
At December 31, 2018	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available-for-sale:
U.S Government agencies	$4,504	$64	$17,843	$607	$22,347	$671
State and municipal - tax free	3,524	42	4,926	264	8,450	306
State and municipal - taxable	264	2	1,598	106	1,862	108
Mortgage-backed securities - GSE - residential	2,635	24	51,538	1,809	54,173	1,833
Corporate securities	5,931	22	—	—	5,931	22
Corporate securities - single issuer trust preferred	—	—	2,686	293	2,686	293
Total	$16,858	$154	$78,591	$3,079	$95,449	$3,233

Held-to-maturity:
State and municipal - tax free	$3,640	$20	$6,091	$89	$9,731	$109
State and municipal - taxable	—	—	1,830	35	1,830	35
Total	$3,640	$20	$7,921	$124	$11,561	$144
	Less than 12 Months		12 Months or More		Total
At December 31, 2017	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available-for-sale:
U.S Government agencies	$11,600	$163	$8,984	$280	$20,584	$443
State and municipal - tax free	2,639	13	—	—	2,639	13
State and municipal - taxable	—	—	1,635	71	1,635	71
Mortgage-backed securities - GSE - residential	31,865	257	28,415	814	60,280	1,071
Corporate securities	5,012	3	—	—	5,012	3
Corporate securities - single issuer trust preferred	—	—	4,686	291	4,686	291
Total	$51,116	$436	$43,720	$1,456	$94,836	$1,892

Held-to-maturity:
State and municipal - tax free	$4,780	$23	$1,084	$16	$5,864	$39
State and municipal - taxable	793	18	1,090	19	1,883	37
Total	$5,573	$41	$2,174	$35	$7,747	$76

The Corporation had 151 investment securities in unrealized loss positions at December 31, 2018. With the exception of the 3 corporate securities described further in the next paragraph, the unrealized losses are considered to result from changes in interest rates and not from downgrades in the creditworthiness of the issuers. In analyzing an issuer’s financial condition, management considers whether the securities are general obligation or revenue bonds, whether they are issued by the U.S. government or its agencies, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer’s financial condition. The Corporation does not intend to sell these securities nor is it more likely than not that it will be required to sell these securities prior to recovery. No declines are deemed to be other-than-temporary.

MNB CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Corporation holds three single-issuer trust preferred securities from either money center or large regional commercial banks. These securities have a variable rate of interest tied to three-month LIBOR, are paying in accordance with their contractual terms, and are investment grade as determined by the national credit rating agencies. We believe the unrealized losses result from the interest rate spread and not from credit impairment. As such, we consider the unrealized losses to be temporary. We do not intend to sell nor is it more likely than not that it will be required to sell these securities prior to recovery. While we have determined these unrealized losses to be temporary, a change in the performance of these securities or the financial condition of the issuer could cause us to reassess our determination.

4.	LOANS AND ALLOWANCE FOR LOAN LOSSES

Loans at December 31 are summarized as follows (in thousands):

	2018	2017
Mortgage loans on real estate:
Residential 1-4 family	$86,323	$81,010
Commercial	93,015	91,591
Construction	11,806	11,703
Junior liens	3,695	3,788
Equity lines of credit	8,088	8,865
Total mortgage loans on real estate	202,927	196,957
Commercial and industrial loans	30,885	27,632
Consumer installment loans, Personal	3,517	3,556
Subtotal	237,329	228,145
Allowance for loan losses	(2,600)	(2,145)
Loans, net	$234,729	$226,000

Loans includes net deferred costs of $647 thousand and $619 thousand at December 31, 2018 and 2017, respectively.

Changes in the allowance for loan losses in 2018 are as follows (in thousands):

	Residential 1-4 Family	Commercial Real Estate	Construction	Commercial and Industrial	Consumer	Unallocated	Total
Allowance for loan losses:
Beginning balance, January 1, 2018	$422	$998	$187	$180	$67	$291	$2,145
Charge-offs	—	(31)	—	(32)	(161)	—	(224)
Recoveries	—	35	—	—	3	—	38
Provision	104	(135)	1	80	348	243	641
Ending balance, December 31, 2018	$526	$867	$188	$228	$257	$534	$2,600
Ending balance individually evaluated for impairment	$18	$—	$—	$—	$79	$—	$97
Ending balance collectively evaluated for impairment	$508	$867	$188	$228	$178	$534	$2,503

Loans receivable at December 31, 2018:
Total balance	$86,323	$93,015	$11,806	$30,885	$15,300		$237,329
Ending balance individually evaluated for impairment	$1,615	$399	$—	$—	$283		$2,297
Ending balance collectively evaluated for impairment	$84,708	$92,616	$11,806	$30,885	$15,017		$235,032

MNB CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Changes in the allowance for loan losses in 2017 are as follows (in thousands):

	Residential 1-4 Family	Commercial Real Estate	Construction	Commercial and Industrial	Consumer	Unallocated	Total
Allowance for loan losses:
Beginning balance, January 1, 2017	$469	$757	$221	$162	$115	$115	$1,839
Charge-offs	—	(106)	—	—	(13)	—	(119)
Recoveries	—	—	—	—	20	—	20
Provision	(47)	347	(34)	18	(55)	176	405
Ending balance, December 31, 2017	$422	$998	$187	$180	$67	$291	$2,145
Ending balance individually evaluated for impairment	$—	$12	$—	$—	$—	$—	$12
Ending balance collectively evaluated for impairment	$422	$986	$187	$180	$67	$291	$2,133

Loans receivable at December 31, 2017:
Total balance	$81,010	$91,591	$11,703	$27,632	$16,209		$228,145
Ending balance individually evaluated for impairment	$1,981	$1,043	$—	$10	$153		$3,187
Ending balance collectively evaluated for impairment	$79,029	$90,548	$11,703	$27,622	$16,056		$224,958

The following table summarizes information on impaired loans by loan portfolio class at December 31 (in thousands):

December 31, 2018	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Residential 1-4 family	$407	$407	$—	$413	$21
Commercial real estate	399	399	—	404	17
Consumer	145	148	—	154	3

With an allowance recorded:
Residential 1-4 family	1,208	1,350	18	1,350	—
Consumer	138	138	79	139	3

Total:
Residential 1-4 family	1,615	1,757	18	1,763	21
Commercial real estate	399	399	—	404	17
Consumer	283	286	79	293	6

MNB CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Residential 1-4 family	$1,981	$2,141	$—	$2,153	$49
Commercial real estate	908	1,067	—	983	39
Commercial and industrial	10	20	—	21	1
Consumer	153	165	—	153	—

With an allowance recorded:
Commercial real estate	135	135	12	138	3

Total:
Residential 1-4 family	1,981	2,141	—	2,153	49
Commercial real estate	1,043	1,202	12	1,121	42
Commercial and industrial	10	20	—	21	1
Consumer	153	165	—	153	—

The following table presents information on nonaccrual loans by loan portfolio class at December 31 (in thousands):

	2018	2017
Residential 1-4 family	$1,209	$1,562
Commercial real estate	85	358
Commercial and industrial	—	10
Consumer	283	153
Total nonaccrual loans	$1,577	$2,083

The following tables present information on the loan portfolio classes by the Corporation’s internal risk ratings system (in thousands):

At December 31, 2018	Residential 1-4 Family	Commercial Real Estate	Construction	Commercial and Industrial	Consumer	Total
Pass	$84,708	$83,152	$8,891	$30,132	$14,863	$221,746
Management attention	—	9,778	1,924	709	—	12,411
Special mention	—	—	991	44	—	1,035
Substandard	1,615	85	—	—	437	2,137
Doubtful	—	—	—	—	—	—
Loss	—	—	—	—	—	—
Total	$86,323	$93,015	$11,806	$30,885	$15,300	$237,329
At December 31, 2017	Residential 1-4 Family	Commercial Real Estate	Construction	Commercial and Industrial	Consumer	Total
Pass	$79,029	$80,957	$8,919	$25,877	$16,040	$210,822
Management attention	—	9,914	1,768	1,701	—	13,383
Special mention	—	361	1,016	44	—	1,421
Substandard	1,981	359	—	10	169	2,519
Doubtful	—	—	—	—	—	—
Loss	—	—	—	—	—	—
Total	$81,010	$91,591	$11,703	$27,632	$16,209	$228,145

MNB CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following tables present information on the loan portfolio classes by past due status (in thousands):

At December 31, 2018	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans	Recorded Investment ≥ 90 Days and Accruing
Residential 1-4 family	$306	$162	$1,209	$1,677	$84,646	$86,323	$—
Commercial real estate	242	—	85	327	92,688	93,015	—
Construction	—	—	—	—	11,806	11,806	—
Commercial and industrial	—	—	—	—	30,885	30,885	—
Consumer	9	8	283	300	15,000	15,300	—
Total	$557	$170	$1,577	$2,304	$235,025	$237,329	$—
At December 31, 2017	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans	Recorded Investment ≥ 90 Days and Accruing
Residential 1-4 family	$685	$298	$1,448	$2,431	$78,579	$81,010	$—
Commercial real estate	295	—	434	729	90,862	91,591	74
Construction	—	—	—	—	11,703	11,703	—
Commercial and industrial	—	—	10	10	27,622	27,632	—
Consumer	67	—	313	380	15,829	16,209	160
Total	$1,047	$298	$2,205	$3,550	$224,595	$228,145	$234

The Corporation may grant a concession or modification for economic or legal reasons related to a borrower’s financial condition that it would not otherwise consider resulting in a modified loan which is then identified as a troubled debt restructuring (“TDR”). The Corporation may modify loans through rate reductions, extensions of maturity, interest only payments, or payment modifications to better match the timing of cash flows due under the modified terms with the cash flows from the borrowers’ operations. Loan modifications are intended to minimize the economic loss and to avoid foreclosure or repossession of the collateral. TDRs are considered impaired loans for purposes of calculating the Corporation’s allowance for loan losses.

The Corporation identifies loans for potential restructure primarily through direct communication with the borrower and evaluation of the borrower’s financial statements, revenue projections, tax returns, and credit reports. Even if the borrower is not presently in default, management will consider the likelihood that cash flow shortages, adverse economic conditions, and negative trends may result in a payment default in the near future.

There were no loans modified during 2018 which are considered TDRs. There were no TDRs that defaulted in 2018.

There were no loans modified during 2017 which are considered TDRs. The following table reflects TDRs which defaulted in 2017 (in thousands):

	Number of Contracts	Recorded Investment
Troubled debt restructurings that subsequently defaulted:
Residential 1-4 family	2	$267

MNB CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.	PREMISES AND EQUIPMENT

Premises and equipment at December 31 consist of the following (in thousands):

	2018	2017
Land	$1,337	$1,337
Premises	9,720	9,650
Furniture and equipment	4,731	4,473
Construction in progress	—	1
Total cost	15,788	15,461
Less accumulated depreciation	8,358	7,895
Net	$7,430	$7,566
6.	DEPOSITS

Deposits at December 31 are summarized as follows (in thousands):

	2018	2017
Noninterest-bearing	$43,239	$40,382
Interest-bearing demand	106,821	97,647
Savings deposits	144,206	144,843
Certificates of deposit	44,599	48,409
Total	$338,865	$331,281

Aggregate certificates of deposit of $250 thousand or more were $2.4 million and $3.5 million at December 31, 2018 and 2017, respectively.

The scheduled maturities of certificates of deposit are as follows (in thousands):

YEARS ENDING DECEMBER 31
2019	$23,249
2020	14,553
2021	3,694
2022	2,383
2023	720
Total	$44,599
7.	BORROWINGS

FHLB ADVANCES

Periodically, the Corporation will borrow on an overnight basis with the FHLB to meet liquidity or other needs. At December 31, 2018, these short term borrowings were $9.2 million. The Corporation did not have such short-term borrowings at December 31, 2017.

FHLB long-term borrowings consist of the following at December 31 (in thousands):

	2018	2017
Fixed Rate Advances:
Due in 2018	$—	$1,000
Due in 2019	1,415	1,415
Due in 2020	6,650	4,650
Due in 2021	1,150	1,150
Due in 2022	2,450	2,450
Due in 2023	—	—
Thereafter	2,400	2,400
Total	$14,065	$13,065

MNB CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

These advances mature through January 2025 and carry a weighted average interest rate of 1.97% and 1.81% at December 31, 2018 and 2017, respectively.

Periodically, the Corporation will also contract with the FHLB to provide letters of credit to government entities to secure deposits in accordance with the Commonwealth of Pennsylvania’s regulatory requirements for public deposits. As of December 31, 2018, these letters of credit totaled $10 million with maturity dates less than one year. The Corporation did not have any outstanding letters of credit with the FHLB as of December 31, 2017.

As of December 31, 2018 and 2017, the Corporation had an additional borrowing capacity of approximately $97.2 million and $90.7 million, respectively, with the FHLB. Borrowings from the FHLB are collateralized by qualified mortgage-related assets as defined by the FHLB.

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

The Corporation, pursuant to a designated cash management agreement, utilized securities sold under agreements to repurchase as vehicles for customers’ sweep investment products. Securitizations under these cash management agreements were in U.S. Treasury and agency securities.

These securities were held in a third-party custodian’s account, designated by the Corporation under a written custodial agreement that explicitly recognized the Corporation’s interest in the securities.

In 2018, the Corporation discontinued such agreements and transferred the remaining balances of these agreements to deposits.

The details of securities sold under agreements to repurchase at or for the year ended December 31 are as follows (in thousands):

	2018	2017
Average balance outstanding	$11,419	$17,081
Maximum amount outstanding at any month-end during the period	15,683	19,606
Balance outstanding at end of period	—	16,760
Average interest rate during the period	0.20%	0.23%
Weighted average interest rate at end of period	—	0.20%
8.	EMPLOYEE BENEFIT PLANS

DEFINED BENEFIT PENSION PLAN

The Corporation has a noncontributory defined benefit pension plan (“Plan”) covering substantially all employees meeting certain age and length of service requirements. Benefits are based primarily on years of service and the average annual compensation during the highest paid five consecutive years. The Corporation froze the benefits attributable to the Plan effective January 31, 2004. The Corporation’s policy is to annually fund the Plan’s actuarially determined normal cost.

The following table shows the funded status of the Plan at December 31 (in thousands):

	2018	2017
Change in benefit obligation:
Benefit obligation at beginning of year	$2,881	$2,880
Interest cost	104	111
Actuarial (gain) loss	(108)	96
Benefits paid	(204)	(206)
Benefit obligation at end of year	$2,673	$2,881

MNB CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	2018	2017
Change in plan assets:
Fair value of plan assets at beginning of year	$2,575	$2,185
Actual return on plan assets	(146)	348
Employer contribution	200	260
Benefits paid	(204)	(206)
Administrative expenses	(14)	(12)
Fair value of plan assets at end of year	$2,411	$2,575
Funded status at end of year	$(262)	$(306)

The measurement date for the benefit obligation and plan assets was December 31.

The Corporation has recognized the funded status of the Plan in other liabilities at December 31, 2018 and 2017.

Accumulated other comprehensive loss includes a net actuarial loss of $1.3 million at December 31, 2018 and $1.1 million at December 31, 2017. The net actuarial loss is reported net of a tax benefit of $265 thousand at December 31, 2018 and $241 thousand at December 31, 2017.

The accumulated benefit obligation of the Plan was equal to the benefit obligation of the Plan at both December 31, 2018 and 2017.

The components of net periodic benefit costs are as follows (in thousands):

	2018	2017
Interest cost	$104	$111
Expected return on plan assets	(148)	(128)
Amortization of net actuarial loss	84	95
Net periodic benefit cost	$40	$78

The estimated amount of the net actuarial loss that will be amortized from accumulated other comprehensive (loss) income into net periodic benefit cost in 2019 is $101 thousand.

The weighted-average assumptions used to determine the benefit obligation are as follows:

	2018	2017
Discount rate	4.25%	3.75%
Rate of compensation increase	0.00%	0.00%

The weighted-average assumptions used to determine the net periodic pension cost are as follows:

	2018	2017
Discount rate	3.75%	4.00%
Expected return on plan assets	6.00%	6.00%
Rate of compensation increase	0.00%	0.00%

The weighted-average asset allocations at December 31 are as follows:

	2018	2017
Equity mutual funds	58%	62%
Fixed income mutual funds	33%	30%
Money market mutual funds	9%	8%
Total	100%	100%

MNB CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table sets forth the Plan’s assets by level within the fair value hierarchy (see Note 14 for description of levels). Mutual funds are valued based on quoted market prices.

December 31, 2018	Total	Level 1	Level 2	Level 3
Equity mutual funds	$1,403	$1,403	$—	$—
Fixed income mutual funds	791	791	—	—
Money market mutual funds	217	217	—	—
Total	$2,411	$2,411	$—	$—
December 31, 2017	Total	Level 1	Level 2	Level 3
Equity mutual funds	$1,605	$1,605	$—	$—
Fixed income mutual funds	758	758	—	—
Money market mutual funds	212	212	—	—
Total	$2,575	$2,575	$—	$—

Investment objectives for the Plan assets are to:

•	Maximize the investment return with the least amount of risk through a combination of capital appreciation and income,
•	Comply with the Employee Retirement Income Security Act of 1974 (“ERISA”) by investing the funds in a manner consistent with ERISA’s fiduciary standards, and
•	Maintain a target allocation of Plan assets of 60% equity securities, 30% debt securities and 10% other (money market).

To develop the expected long-term rate of return on plan assets, management first considered the estimated investment return on the actuarial value of plan assets calculated in Form 5500, Schedule B. Management then considered the current level of expected returns on low risk investments (primarily government bonds), the historical level of the risk premium associated with the other asset classes in which the portfolio is invested, and the expected returns of each asset class. The expected return for each asset class was then weighted based on the target asset allocation to develop the expected long-term rate of return on plan assets. This process resulted in the selection of the 6% assumption, which is net of investment expenses.

The Corporation expects to make $160 thousand of contributions to the Plan in 2019.

Estimated future benefit payments based on the same assumptions used to measure the benefit obligation at December 31, 2018 are as follows (in thousands):

YEARS ENDED DECEMBER 31
2019	$203
2020	199
2021	196
2022	197
2023	193
2024-2028	887

401(K) PLAN

Substantially all employees of the Corporation, after attaining the age of 21, are eligible to participate in a 401(k) retirement plan. Following their completion of 12 months of service, the Corporation will match 50% of the first 6% of the employee contribution. In addition, the plan allows for the Corporation to make supplemental special contributions at its discretion. Contribution expense was $119 thousand in 2018 and $112 thousand in 2017.

MNB CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.	INCOME TAXES

The provision for income taxes consists of the following (in thousands):

	2018	2017
Currently payable	$559	$621
Deferred	50	548
Total	$609	$1,169

The following is a reconciliation between the expected statutory income tax rate and the Corporation’s actual income tax expense and rate (in thousands):

	2018		2017
	Amount	Percent	Amount	Percent
Provision at statutory rate	$889	21.0%	$1,215	34.0%
Tax-exempt income	(250)	(5.9)	(393)	(11.0)
Effect of tax rate change	—	—	337	9.4
Other, net	(30)	(0.7)	10	0.3
Effective income tax and rates	$609	14.4%	$1,169	32.7%

At December 31, 2017, the Corporation wrote down its net deferred tax asset by $337,000 to the 21% tax rate in order to comply with the recently passed Tax Cut & Jobs Act. This adjustment is included in the income tax provision in 2017.

The following temporary differences gave rise to the net deferred tax asset at December 31 (in thousands):

	2018	2017
Deferred tax assets:
Net unrealized loss on securities available-for-sale	$586	$310
Allowance for loan losses	488	381
Pension-AOCI	265	241
Nonaccrual interest	4	88
Contribution carryover	—	19
Other	2	1
Deferred tax assets	1,345	1,040

Deferred tax liabilities:
Pension-other	(211)	(177)
Depreciation	(203)	(189)
Net deferred loan fees	(136)	(130)
Deferred tax liabilities	(550)	(496)
Net deferred tax asset	$795	$544

The net deferred tax asset is included in other assets in the accompanying consolidated balance sheet.

The Corporation had no uncertain tax positions at December 31, 2018 and 2017. There were no interest and penalties recognized in the consolidated balance sheet and statement of income in 2018 and 2017. The Corporation does not expect any significant changes in unrecognized tax benefits during the next twelve months.

MNB CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10.	ACCUMULATED OTHER COMPREHENSIVE LOSS

The components of accumulated other comprehensive loss and related tax effects are as follows (in thousands):

	2018	2017
Unrealized losses on securities available-for-sale	$(2,984)	$(1,770)
Defined benefit pension plan	(1,263)	(1,148)
Unrealized gains on securities available-for-sale transferred to securities held-to-maturity	194	296
Net accumulated other comprehensive loss	(4,053)	(2,622)
Tax effect	851	551
Net-of-tax accumulated other comprehensive loss	$(3,202)	$(2,071)

Items reclassified out of each component of other comprehensive loss are as follows:

Other Comprehensive Income (Loss) Components	Affected Line Item in the Consolidated Statement of Income	2018	2017
Unrealized gains (losses) on securities:
Realized (losses) gains	(Loss) gain on sales of securities available-for-sale	$(31)	$17
Tax effect	Provision for income tax	7	(6)
Total		$(24)	$11

Defined benefit pension plan:
Amortization of net actuarial loss	Employee benefits	$84	$95
Tax effect	Provision for income tax	(18)	(32)
Total		$66	$63
11.	LEASES

Certain branch offices are leased under agreements which expire at varying dates through 2024. Most leases contain renewal provisions at the Corporation’s option. Total rental expense was $183 thousand and $202 thousand in 2018 and 2017, respectively. Future minimum payments under non-cancelable operating leases are as follows (in thousands):

YEARS ENDED DECEMBER 31
2019	$180
2020	159
2021	148
2022	134
2023	110
Thereafter	9
Total	$740

MNB CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12.	RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Corporation grants loans to principal officers and directors, and their affiliates. The following table presents the activity in related party loans for 2018 and 2017 (in thousands).

	2018	2017
Balance, beginning	$2,926	$1,776
Additions	82	1,377
Payments	(2,633)	(227)
Balance, ending	$375	$2,926

Deposits from related parties held by the Corporation at December 31, 2018 and 2017 amounted to $2.6 million and $3.1 million, respectively.

13.	FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

OVERVIEW

The Corporation is a party to credit-related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated statement of financial condition. The Corporation’s exposure to credit loss is represented by the contractual amount of these commitments. The Corporation follows the same credit policies in making commitments as it does for on-balance-sheet instruments.

Unless noted otherwise, the Corporation does not require collateral or other security to support financial instruments with off-balance-sheet credit risk.

COMMITMENTS TO EXTEND CREDIT

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Corporation upon extension of credit, is based on management’s credit evaluation.

Unfunded commitments under commercial lines-of-credit, revolving credit lines, and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines-of-credit may or may not be collateralized, usually contain a specified maturity date, and may not be drawn upon to the total extent to which the Corporation is committed.

Standby letters-of-credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third-party. Those letters-of-credit are primarily issued to support public and private borrowing arrangements. Essentially all letters-of-credit issued have expiration dates within one year. The credit risk involved in issuing letters-of-credit is essentially the same as that involved in extending loan facilities to customers. The Corporation generally holds collateral supporting those commitments if deemed necessary.

COLLATERAL REQUIREMENTS

To reduce credit risk related to the use of credit-related financial instruments, the Corporation might deem it necessary to obtain collateral. The amount and nature of the collateral obtained is based on the Corporation’s credit evaluation of the customer. Collateral held varies but may include cash, securities, accounts receivable, inventory, property, plant and equipment, and real estate.

The Corporation has not incurred any losses on its commitments in either 2018 or 2017.

MNB CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Financial instruments whose contract amount represents credit risk were as follows (in thousands):

	2018	2017
Commitments to extend credit	$43,119	$46,017
Standby letters of credit	$1,198	$1,133
14.	FAIR VALUE MEASUREMENTS

Fair value is defined as an exit price representing the amount that would be received to sell an asset or settle a liability in an orderly transaction between market participants. A three-level hierarchy exists for fair value measurements based upon the inputs to the valuation of an asset or liability.

Level 1 - Valuation is based on quoted prices in active markets for identical assets or liabilities.

Level 2 - Valuation is determined from quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument.

Level 3 - Valuation is derived from model-based and other techniques in which at least one significant input is unobservable and which may be based on management’s own estimates about the assumptions that market participants would use to value the asset or liability.

A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

The following tables set forth the Corporation’s financial assets and liabilities measured at fair value on a recurring basis by level within the fair value hierarchy (in thousands):

December 31, 2018	Total	Level 1	Level 2	Level 3
Securities available-for-sale:
U.S. Government agencies	$36,548	$—	$36,548	$—
State and municipal - tax free	12,465	—	12,465	—
State and municipal – taxable	3,178	—	3,178	—
Mortgage-backed securities - GSE - residential	56,391	—	56,391	—
Corporate securities	6,917	—	6,917	—
Corporate securities - single issuer trust preferred	2,686	—	2,686	—
Total	$118,185	$—	$118,185	$—
December 31, 2017	Total	Level 1	Level 2	Level 3
Securities available-for-sale:
U.S. Government agencies	$26,076	$—	$26,076	$—
State and municipal - tax free	8,730	—	8,730	—
State and municipal – taxable	1,636	—	1,636	—
Mortgage-backed securities - GSE - residential	66,584	—	66,584	—
Corporate securities	5,772	—	5,772	—
Corporate securities - single issuer trust preferred	4,686	—	4,686	—
Total	$113,484	$—	$113,484	$—

Securities available-for-sale are measured at fair value using quoted prices from an independent third party that provide valuation services, such as matrix pricing, for similar assets, with similar terms in actively traded markets.

MNB CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table sets forth the Corporation’s financial assets and liabilities subject to fair value adjustments on a nonrecurring basis by level within the fair value hierarchy (in thousands):

December 31, 2018	Total	Level 1	Level 2	Level 3
Impaired loans, net	$1,249	$—	$—	$1,249
December 31, 2017	Total	Level 1	Level 2	Level 3
Impaired loans, net	$123	$—	$—	$123

Impaired loans that are collateral dependent are written down to fair value through partial charge-offs or the establishment of specific reserves. Assets taken in foreclosure of defaulted loans are primarily comprised of commercial and residential real property and are generally measured at the lower of cost or fair value less costs to sell. In both cases, fair value is based on appraisals performed by certified appraisers. These values are generally adjusted based on management’s knowledge of changes in market conditions or other factors and include estimated liquidation expenses. Management’s assumptions include consideration of location, condition and occupancy of the property. At December 31, 2018, management adjustments to the appraisals for these factors ranged from 12% to 23%. At December 31, 2017, management adjustments to the appraisals for these factors were 27% for impaired loans. At December 31, 2018 and 2017, the Corporation did not hold any foreclosed assets. Since the adjustments may be significant, are based on management’s estimates and are generally unobservable, they have been classified as Level 3.

In addition to the disclosures of financial instruments recorded at fair value, generally accepted accounting principles require the disclosure of the estimated fair value of all the Corporation’s financial instruments. The majority of the Corporation’s assets and liabilities are considered financial instruments. However, many of these instruments lack an available market. In addition, the Corporation’s general practice and intent is to hold its financial instruments to maturity. The Corporation has considered the fair value measurement criteria as required under the accounting standard relating to fair value measurement as noted above. Fair value estimates have been determined based on the methodologies management considers most appropriate for each financial instrument.

The following are the estimated fair values of the Corporation’s financial instruments as of December 31, recorded carrying values and a general description of the methods and assumptions used to estimate such fair values (in thousands):

	2018
	Carrying Amount	Estimated Fair Value	Level 1	Level 2	Level 3
Financial assets:
Cash and cash equivalents	$1,246	$1,246	$1,246	$—	$—
Interest-bearing deposits in banks	3,615	3,615	—	3,615	—
Securities held-to-maturity	16,424	16,322	—	16,322	—
Securities available-for-sale	118,185	118,185	—	118,185	—
Restricted equity securities	1,425	1,425	—	1,425	—
Loans held for sale	220	220	—	220	—
Loans, net	234,729	232,379	—	—	232,379
Accrued interest receivable	1,492	1,492	—	1,492	—

Financial liabilities:
Deposits	338,865	338,235	—	338,235	—
Accrued interest payable	158	158	—	158	—
Federal Home Loan Bank advances	23,265	23,138	—	23,138	—

Off-balance sheet financial instruments:
Commitments to extend credit	—	—	—	—	—
Standby letters of credit	—	—	—	—	—

MNB CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	2017
	Carrying Amount	Estimated Fair Value	Level 1	Level 2	Level 3
Financial assets:
Cash and cash equivalents	$4,160	$4,160	$4,160	$—	$—
Interest-bearing deposits in banks	10,141	10,141	—	10,141	—
Securities held-to-maturity	19,010	19,073	—	19,073	—
Securities available-for-sale	113,484	113,484	—	113,484	—
Restricted equity securities	883	883	—	883	—
Loans held for sale	191	191	—	191	—
Loans, net	226,000	227,160	—	—	227,160
Accrued interest receivable	1,311	1,311	—	1,311	—

Financial liabilities:
Deposits	331,281	330,760	—	330,760	—
Securities sold under agreements to repurchase	16,760	16,760	—	16,760	—
Accrued interest payable	133	133	—	133	—
Federal Home Loan Bank advances	13,065	13,020	—	13,020	—

Off-balance sheet financial instruments:
Commitments to extend credit	—	—	—	—	—
Standby letters of credit	—	—	—	—	—

The carrying value of short-term financial instruments, as listed below, approximates their fair value. These instruments generally have limited credit exposure, no stated maturities and carry interest rates that approximate market value.

Assets	Liabilities
Cash and cash equivalents	Demand and savings deposits
Interest-bearing deposits in banks	Securities sold under agreements to repurchase
Accrued interest receivable	Accrued interest payable

The fair value methodology for securities available-for-sale is described above. The estimated fair value for securities held-to-maturity was determined using the same methodology as securities available-for-sale. The fair value of restricted equity securities is considered to approximate its carrying value as there is no market for these securities and the stock is only redeemable at par value.

For short-term loans and variable-rate loans which reprice within 90 days, the carrying value was considered to approximate fair value. For other types of loans, fair value was estimated by discounting cash flows using current market interest rates for similar loans, adjusted to reflect credit risk. Loans held for sale are valued using prices received from the third-party purchaser of the loans.

The fair value of interest-bearing time deposits was estimated by discounting contractual cash flows using the current market rates for instruments with similar maturities.

The fair value of long-term debt was estimated based on current market rates for debt with similar maturities.

The fair value of commitments to extend credit is estimated using the fees currently charged for similar agreements. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of standby letters-of-credit is based on fees currently charged for similar agreements plus the estimated cost to terminate or otherwise settle the obligations. The fair value of these instruments is considered immaterial.

MNB CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15.	LEGAL CONTINGENCIES

From time to time, the Corporation may be involved in legal proceedings relating to the conduct of its banking business. Most of such legal proceedings are a normal part of the banking business and in management’s opinion, the financial position and results of operations of the Corporation would not be affected materially by the outcome of such legal proceedings.

16.	RESTRICTIONS ON RETAINED EARNINGS

The Bank is subject to state and federal regulations which limit bank dividend amounts.

17.	MINIMUM REGULATORY CAPITAL REQUIREMENTS

The Corporation (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by federal banking agencies. The final rules implementing BASEL Committee on Banking Supervisor’s Capital Guidance for U.S. banks (BASEL III rules) became effective for the Corporation on January 1, 2015, with full compliance with all of the requirements being phased in over a multi-year schedule and fully phased in by January 1, 2019. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.

The Corporation’s and the Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), Tier I capital (as defined) to average assets (as defined), and common equity Tier 1 capital to risk-weighted assets.

As of December 31, 2018, the Bank was well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized an institution must maintain minimum total risk-based, common equity risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. The Corporation’s and the Bank’s actual capital amounts and ratios as of December 31, 2018 and 2017 are also presented in the following table (in thousands):

	Actual		For Capital Adequacy Purposes			To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio	Amount	Ratio
As of December 31, 2018:
Total Capital (to risk-weighted assets)
Corporation	$38,599	15.42%	≥$	20,028	≥8.00%	N/A	N/A
Bank	$38,569	15.41%	≥$	20,027	≥8.00%	≥$ 25,034	≥10.00%

Common Equity Tier I Capital (to risk-weighted assets)
Corporation	$35,992	14.38%	≥$	11,266	≥4.50%	N/A	N/A
Bank	$35,961	14.37%	≥$	11,265	≥4.50%	≥$ 16,272	≥6.50%

MNB CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Actual		For Capital Adequacy Purposes			To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio	Amount	Ratio
Tier I Capital (to risk-weighted assets)
Corporation	$35,992	14.38%	≥$	15,021	≥6.00%	N/A	N/A
Bank	$35,961	14.37%	≥$	15,020	≥6.00%	≥$ 20,027	≥8.00%

Tier I Capital (to average assets)
Corporation	$35,992	9.04%	≥$	15,923	≥4.00%	N/A	N/A
Bank	$35,961	9.03%	≥$	15,923	≥4.00%	≥$ 19,903	≥5.00%
	Actual		For Capital Adequacy Purposes			To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio	Amount	Ratio
As of December 31, 2017:
Total Capital (to risk-weighted assets)
Corporation	$35,414	14.79%	≥$	19,157	≥8.00%	N/A	N/A
Bank	$35,395	14.78%	≥$	19,156	≥8.00%	≥$ 23,945	≥10.00%

Common Equity Tier I Capital (to risk-weighted assets)
Corporation	$33,264	13.89%	≥$	10,776	≥4.50%	N/A	N/A
Bank	$33,245	13.88%	≥$	10,775	≥4.50%	≥$ 15,564	≥6.50%

Tier I Capital (to risk-weighted assets)
Corporation	$33,264	13.89%	≥$	14,368	≥6.00%	N/A	N/A
Bank	$33,245	13.88%	≥$	14,367	≥6.00%	≥$ 19,156	≥8.00%

Tier I Capital (to average assets)
Corporation	$33,264	8.53%	≥$	15,606	≥4.00%	N/A	N/A
Bank	$33,245	8.52%	≥$	15,606	≥4.00%	≥$ 19,506	≥5.00%

MNB CORPORATION AND SUBSIDIARY
CONSOLIDATED BALANCE SHEET
(dollars in thousands, except per share data)

	September 30, 2019 (unaudited)	December 31, 2018 (audited)
ASSETS:
Cash and cash equivalents	$1,653	$1,246
Interest-bearing deposits in banks	11,462	3,615

Investments:
Securities held-to-maturity	—	16,424
Securities available-for-sale	140,595	118,185
Total investment securities	140,595	134,609
Restricted equity securities	917	1,425
Loans held for sale	320	220
Loans	240,865	237,329
Allowance for loan losses	(2,753)	(2,600)
Net loans	238,112	234,729
Premises and equipment, net	7,191	7,430
Right-of-use assets	969	—
Accrued interest receivable	1,409	1,492
Cash surrender value of bank-owned life insurance	9,113	9,193
Other assets	901	1,998
TOTAL	$412,642	$395,957

LIABILITIES:
Deposits:
Interest-bearing	$308,345	$295,626
Noninterest-bearing	50,005	43,239
Total deposits	358,350	338,865
Federal Home Loan Bank short-term borrowings	—	9,200
Federal Home Loan Bank long-term borrowings	12,650	14,065
Accrued interest payable	224	158
Operating lease liabilities	969	—
Other liabilities	1,191	879
Total liabilities	373,384	363,167

SHAREHOLDERS' EQUITY:
Common stock, $.125 par value; 1,156,247 shares issued	145	145
Additional paid-in capital	7,596	7,596
Retained earnings	31,115	28,933
Treasury stock at cost, 23,374 shares	(682)	(682)
Accumulated other comprehensive income (loss)	1,084	(3,202)
Total shareholders' equity	39,258	32,790
TOTAL	$412,642	$395,957

See Notes to Consolidated Financial Statements

MNB CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
(dollars in thousands, except per share data)

	For the Nine Months Ended
	September 30, 2019	September 30, 2018
INTEREST AND DIVIDEND INCOME:
Interest and fees on loans	$8,336	$7,894
Interest and fees on loans held for sale	9	14
Interest and dividends on investments:
Taxable	2,090	1,849
Tax-exempt	631	544
Dividends	54	46
Other	85	89
Total interest and dividend income	11,205	10,436

INTEREST EXPENSE:
Deposits	817	558
Borrowed funds	227	236
Total interest expense	1,044	794
NET INTEREST INCOME	10,161	9,642
PROVISION FOR LOAN LOSSES	165	370
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	9,996	9,272

NONINTEREST INCOME:
Service charges on deposit accounts	315	341
Interchange income	350	343
Other fees and income	201	223
Income from bank-owned life insurance	334	154
Gain (loss) on sales or disposals of:
Loans	180	222
Securities available-for-sale	7	(31)
Total noninterest income	1,387	1,252

NONINTEREST EXPENSE:
Salaries and wages	3,804	3,530
Employee benefits	1,068	952
Occupancy and equipment	1,012	1,010
Data processing	545	518
FDIC insurance	85	100
Pennsylvania shares tax	201	181
Other general and administrative	1,297	963
Total noninterest expense	8,012	7,254
INCOME BEFORE PROVISION FOR INCOME TAXES	3,371	3,270
PROVISION FOR INCOME TAXES	487	523
NET INCOME	$2,884	$2,747
EARNINGS PER SHARE	$2.55	$2.42

See Notes to Consolidated Financial Statements

MNB CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME (UNAUDITED)
(dollars in thousands)

	For the Nine Months Ended
	September 30, 2019	September 30, 2018
NET INCOME	$2,884	$2,747

OTHER COMPREHENSIVE INCOME (LOSS):
Unrealized gains (losses) on securities:
Unrealized gains (losses) arising during the period	5,434	(3,211)
Less reclassification adjustment for (gains) losses realized in net income	(7)	31
Amortization of unrealized gain for securities available-for-sale transferred to securities held-to-maturity	(2)	(72)
Net unrealized gains (losses) on securities	5,425	(3,252)
Tax effect	(1,139)	683
Other comprehensive income (loss)	4,286	(2,569)
TOTAL COMPREHENSIVE INCOME	$7,170	$178

See Notes to Consolidated Financial Statements

MNB CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY (UNAUDITED)
(dollars in thousands, except per share data)

	OUTSTANDING COMMON SHARES*	COMMON STOCK	ADDITIONAL PAID-IN CAPITAL	RETAINED EARNINGS	TREASURY STOCK	ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)	TOTAL
BALANCE AT JANUARY 1, 2018	1,132,873	$145	$7,596	$26,205	$(682)	$(2,071)	$31,193
Net income				2,747			2,747
Other comprehensive loss						(2,569)	(2,569)
Cash dividend ($0.59 per share)				(668)			(668)
BALANCE AT SEPTEMBER 30, 2018	1,132,873	$145	$7,596	$28,284	$(682)	$(4,640)	$30,703
BALANCE AT JANUARY 1, 2019	1,132,873	$145	$7,596	$28,933	$(682)	$(3,202)	32,790
Net income				2,884			2,884
Other comprehensive income						4,286	4,286
Cash dividend ($0.62 per share)				(702)			(702)
BALANCE AT SEPTEMBER 30, 2019	1,132,873	$145	$7,596	$31,115	$(682)	$1,084	$39,258
*	$.125 par value each; 200,000,000 shares authorized. 1,156,247 shares issued.

See Notes to Consolidated Financial Statements

MNB CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
(dollars in thousands)

	For the Nine Months Ended
	September 30, 2019	September 30, 2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,884	$2,747
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	165	370
Net amortization of securities	607	692
(Gain) loss on sale of available-for-sale securities	(7)	31
Depreciation of premises and equipment	343	349
Proceeds from sale of loans held for sale	7,231	9,926
Origination of loans held for sale	(7,151)	(9,996)
Gain on sales of loans held for sale	(180)	(222)
Deferred income tax expense	(48)	(43)
Income from bank-owned life insurance	(334)	(154)
Net change in:
Accrued interest receivable	83	(45)
Accrued interest payable	66	40
Other assets	302	198
Other liabilities	18	(130)
Net cash provided by operating activities	3,979	3,763

CASH FLOWS FROM INVESTING ACTIVITIES:
Net change in interest-bearing deposits in banks	(7,847)	430
Proceeds from sales of securities available-for-sale	11,667	6,772
Proceeds from maturities/calls and principal repayments of securities available-for-sale	11,192	16,939
Proceeds from maturities/calls and principal repayments of securities held-to-maturity	1,510	2,040
Purchase of securities available-for-sale	(25,531)	(30,522)
Redemption of restricted equity securities	1,332	390
Purchase of restricted equity securities	(824)	(512)
Net increase in loans	(3,548)	(7,416)
Proceeds from bank-owned life insurance	414	—
Purchase of premises and equipment	(105)	(279)
Net cash used in investing activities	(11,740)	(12,158)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net change in deposits accounts	19,485	10,228
Dividends paid	(702)	(668)
Net change in short-term borrowings	(9,200)	(4,413)
Proceeds from long-term borrowings	—	2,000
Repayment of long-term borrowings	(1,415)	(1,000)
Net cash provided by financing activities	8,168	6,147
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	407	(2,248)
CASH AND CASH EQUIVALENTS, BEGINNING	1,246	4,160
CASH AND CASH EQUIVALENTS, ENDING	$1,653	$1,912
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Initial recognition of right-of-use asset and related lease liability	$1,068	$—
Transfer of securities held-to-maturity to securities available-for-sale	$14,912	$—
Cash paid during the year for:
Interest	$978	$754
Income taxes	$470	$475

See Notes to Consolidated Financial Statements

MNB CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The accompanying unaudited interim consolidated financial statements include the accounts of MNB Corporation (the “Holding Company”) and its wholly-owned subsidiary, Merchants Bank of Bangor (the “Bank”) and its subsidiary, MNB Investment Corp. (collectively referred to as the “Corporation”).

The accompanying unaudited interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP) for interim financial information. Accordingly, they do not include all of the information and footnote disclosures required for GAAP for complete financial statements. In the opinion of management, all normal recurring adjustments necessary for a fair presentation of the financial condition and results of operation for the periods have been included. All significant intercompany balances and transactions have been eliminated in consolidation. These unaudited consolidated financial statements should be read in conjunction with the Corporation’s audited consolidated financial statements and notes thereto for the year ended December 31, 2018.

NATURE OF OPERATIONS

The Bank operates under a state charter and provides a broad array of banking services through its community offices in Bangor, Pennsylvania and the surrounding communities. As a state bank, the Bank is subject to regulations by the Commonwealth of Pennsylvania and the Federal Reserve Bank of Philadelphia. MNB is subject to regulation by the Federal Reserve Bank of Philadelphia.

SUBSEQUENT EVENTS

The Corporation has evaluated subsequent events for recognition or disclosure through March 3, 2020, the date the unaudited interim consolidated financial statements were available to be issued.

On December 10, 2019, Fidelity D & D Bancorp, Inc. (Fidelity), the holding company for Fidelity Deposit and Discount Bank (Fidelity Bank) and the Corporation jointly announced a definitive agreement and plan of merger pursuant to which Fidelity will acquire the Corporation in a stock transaction valued at $69.30 per share or approximately $78.5 million. Upon the closing of the transaction, the Corporation will merge with and into Fidelity, and subsequently, the Bank will merge with and into Fidelity Bank. The merger has been approved by the boards of directors of both institutions, and is anticipated to be completed in the second quarter of 2020. The transactions are subject to approval by the shareholders of the Corporation, as well as regulatory approvals, and other customary closing conditions. Under the terms of the agreement, the Corporation’s shareholders will receive 1.039 shares of Fidelity common stock for each share of the Corporation’s common stock they own.

Included in the Corporation’s results for the nine-months ended September 30, 2019 are approximately $75,000 in non-recurring expenses related to the merger. The Corporation expects to incur additional non-recurring costs through the closing of the merger.

NEW ACCOUNTING STANDARD ADOPTED

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The core principle of this ASU and related guidance subsequently issued is that a lessee should recognize the assets and liabilities that arise from leases. Specifically, a lessee should recognize on the balance sheet a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of 12 months or less, a lessee would be permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and liabilities. The ASU does not significantly change the recognition, measurement and presentation of expenses and cash flows arising from a lease by a lessee from current U.S. GAAP; however, the principal change from current GAAP is that lease assets and liabilities arising from operating leases would be recognized on the balance sheet. The ASU provides several other changes or clarifications to existing GAAP, and requires qualitative disclosures, along with quantitative disclosures, so that financial statement users can understand more about the nature of an entity’s leasing activities. The Corporation adopted this guidance as of January 1, 2019 using the optional transition method under ASU 2018-11 which

MNB CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

allows the guidance to be adopted without adjusting prior periods and recognized approximately $1.1 million of right-of-use (ROU) assets and related lease liabilities. There was no effect on shareholders’ equity or net income as a result of adoption. The ROU assets and lease liabilities are calculated based on the present value of future lease payments using an estimated incremental borrowing rate. The Corporation used FHLB borrowing rates to determine the incremental borrowing rate. The guidance also provides a number of optional practical expedients in transition. The Corporation elected the “package of practical expedients,” which allows for no look-back on prior conclusions about lease identification, lease classification and initial direct costs. We elected the “use-of-hindsight” practical expedient which allows us to use hindsight in judgments that impact the lease term. In order to establish the value of the ROU and lease liability and in accordance with the guidance, management determined the term of the leases held by carefully evaluating and assessing each lease and applying economic and other relevant factors to determine whether the Corporation is reasonably certain to exercise or not to exercise a renewal option within each lease. We have also elected not to include leases less than 12 months.

Future Accounting Standards

In June 2016, the FASB issued ASU No. 2016-13, Measurement of Credit Losses on Financial Instruments (CECL). ASU No. 2016-13 requires financial assets measured at amortized cost to be presented at the net amount expected to be collected, through an allowance for credit losses that is deducted from the amortized cost basis. The measurement of expected credit losses is based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. ASU No. 2019-10 issued in November 2019 deferred the effective date for this guidance to 2023. The Corporation is in the process of evaluating the potential impact of adopting this ASU.

In August 2018, the FASB issued ASU No. 2018-14, Disclosure Framework – Changes to the Disclosure Requirements for Defined Benefit Plans. ASU No. 2018-14 modifies and clarifies the required disclosures for employers that sponsor defined benefit pension or other postretirement plans. These amendments remove disclosures that are no longer considered cost beneficial, clarify the specific requirements of disclosures, and add disclosure requirements identified as relevant. ASU No. 2018-14 is effective for MNB in 2021. Early adoption is permitted. The Corporation is in the process of evaluating the potential impact of adopting this ASU.

2.	INVESTMENTS

The amortized cost and fair value of securities available-for-sale and held-to-maturity, with gross unrealized gains and losses, is summarized as follows (in thousands):

September 30, 2019	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale:
U.S. Government agencies	$33,411	$872	$(241)	$34,042
State and municipal - tax free	28,853	1,290	—	30,143
State and municipal - taxable	8,884	384	—	9,268
Mortgage-backed securities - GSE - residential	56,337	735	(331)	56,741
Corporate securities	7,493	134	—	7,627
Corporate securities - single issuer trust preferred	2,981	—	(208)	2,773
Total	$137,959	$3,415	$(780)	$140,594

MNB CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale:
U.S. Government agencies	$37,046	$173	$(671)	$36,548
State and municipal - tax free	12,731	40	(306)	12,465
State and municipal - taxable	3,257	29	(108)	3,178
Mortgage-backed securities - GSE - residential	58,216	8	(1,833)	56,391
Corporate securities	6,939	—	(22)	6,917
Corporate securities - single issuer trust preferred	2,979	—	(293)	2,686

Total	$121,168	$250	$(3,233)	$118,185

Held-to-maturity:
State and municipal - tax free	$14,118	$36	$(109)	$14,045
State and municipal - taxable	2,306	6	(35)	2,277
Total	$16,424	$42	$(144)	$16,322

In March 2019, the Corporation elected to transfer the held-to-maturity portfolio to available-for-sale. The Corporation’s objective was to lengthen the duration of the portfolio to mitigate interest rate risk exposure to declining rates. As a result of this change, the Corporation must classify all securities as available-for-sale for a period of at least two years.

Gross realized gains on the sale of investment securities available-for-sale were $77 thousand for the nine months ended September 30, 2019 and $0 thousand for the nine months ended September 30, 2018. Gross realized losses were $70 thousand for the nine months ended September 30, 2019 and $31 thousand for the nine months ended September 30, 2018.

Assets, principally securities, carried at approximately $63 million at September 30, 2019 and $62 million at December 31, 2018 were pledged to secure public deposits, repurchase agreements and for other purposes required or permitted by law.

At September 30, 2019, the amortized cost and fair value of debt securities by contractual maturity were as follows (in thousands):

	Available-For-Sale
	Amortized Cost	Fair Value
Amounts maturing in:
Due in one year or less	$1,991	$2,000
Due from one to five years	14,169	14,584
Due from five to ten years	17,515	18,062
After ten years	47,947	49,207
Subtotal	81,622	83,853
Mortgaged-backed securities	56,337	56,741
Total	$137,959	$140,595

MNB CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table shows the Corporation’s investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position (in thousands):

	Less than 12 Months		12 Months or More		Total
At September 30, 2019	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available-for-sale:
U.S Government agencies	$4,250	$14	$11,804	$227	$16,054	$241
State and municipal - tax free	—	—	—	—	—	—
State and municipal - taxable	—	—	—	—	—	—
Mortgage-backed securities - GSE - residential	2,957	6	26,371	325	29,328	331
Corporate securities	—	—	—	—	—	—
Corporate securities - single issuer trust preferred	—	—	2,773	208	2,773	208
Total	$7,207	$20	$40,948	$760	$48,155	$780
	Less than 12 Months		12 Months or More		Total
At December 31, 2018	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available-for-sale:
U.S Government agencies	$4,504	$64	$17,843	$607	$22,347	$671
State and municipal - tax free	3,524	42	4,926	264	8,450	306
State and municipal - taxable	264	2	1,598	106	1,862	108
Mortgage-backed securities - GSE - residential	2,635	24	51,538	1,809	54,173	1,833
Corporate securities	5,931	22	—	—	5,931	22
Corporate securities - single issuer trust preferred	—	—	2,686	293	2,686	293
Total	$16,858	$154	$78,591	$3,079	$95,449	$3,233

Held-to-maturity:
State and municipal - tax free	$3,640	$20	$6,091	$89	$9,731	$109
State and municipal - taxable	—	—	1,830	35	1,830	35
Total	$3,640	$20	$7,921	$124	$11,561	$144

The Corporation had 66 investment securities in unrealized loss positions at September 30, 2019. With the exception of the 3 corporate securities described further in the next paragraph, the unrealized losses are considered to result from changes in interest rates and not from downgrades in the creditworthiness of the issuers. In analyzing an issuer’s financial condition, management considers whether the securities are general obligation or revenue bonds, whether they are issued by the U.S. government or its agencies, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer’s financial condition. The Corporation does not intend to sell these securities nor is it more likely than not that it will be required to sell these securities prior to recovery. No declines are deemed to be other-than-temporary.

The Corporation holds three single-issuer trust preferred securities from either money center or large regional commercial banks. These securities have a variable rate of interest tied to three-month LIBOR, are paying in accordance with their contractual terms, and are investment grade as determined by the national credit rating agencies. We believe the unrealized losses result from the interest rate spread and not from credit impairment.

MNB CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As such, we consider the unrealized losses to be temporary. We do not intend to sell nor is it more likely than not that it will be required to sell these securities prior to recovery. While we have determined these unrealized losses to be temporary, a change in the performance of these securities or the financial condition of the issuer could cause us to reassess our determination.

3.	LOANS AND ALLOWANCE FOR LOAN LOSSES

Loans are summarized as follows (in thousands):

	9/30/19	12/31/18
Mortgage loans on real estate:
Residential 1-4 family	$88,901	$86,323
Commercial	94,339	93,015
Construction	13,610	11,806
Junior liens	3,683	3,695
Equity lines of credit	8,317	8,088
Total mortgage loans on real estate	208,850	202,927
Commercial and industrial loans	28,781	30,885
Consumer installment loans, Personal	3,234	3,517
Subtotal	240,865	237,329
Allowance for loan losses	(2,753)	(2,600)
Loans, net	$238,112	$234,729

Loans includes net deferred costs of $616 thousand and $647 thousand at September 30, 2019 and December 31, 2018, respectively.

Changes in the allowance for loan losses for the nine months ended September 30, 2019 are as follows (in thousands):

	Residential 1-4 Family	Commercial Real Estate	Construction	Commercial and Industrial	Consumer	Unallocated	Total
Allowance for loan losses:
Beginning balance, January 1, 2019	$526	$867	$188	$228	$257	$534	$2,600
Charge-offs	—	—	—	—	(17)	—	(17)
Recoveries	—	1	—	—	4	—	5
Provision	69	54	24	(7)	(4)	29	165
Ending balance, September 30, 2019	$595	$922	$212	$221	$240	$563	$2,753
Ending balance individually evaluated for impairment	$12	$—	$—	$—	$78	$—	$90
Ending balance collectively evaluated for impairment	$583	$922	$212	$221	$162	$563	$2,663

Loans receivable at September 30, 2019:
Total balance	$88,901	$94,339	$13,610	$28,781	$15,234		$240,865
Ending balance individually evaluated for impairment	$1,594	$306	$—	$—	$271		$2,171
Ending balance collectively evaluated for impairment	$87,307	$94,033	$13,610	$28,781	$14,963		$238,694

MNB CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Changes in the allowance for loan losses for the nine months ended September 30, 2018 are as follows (in thousands):

	Residential 1-4 Family	Commercial Real Estate	Construction	Commercial and Industrial	Consumer	Unallocated	Total
Allowance for loan losses:
Beginning balance, January 1, 2018	$422	$998	$187	$180	$67	$291	$2,145
Charge-offs	—	—	—	(9)	(6)	—	(15)
Recoveries	—	35	—	—	2	—	37
Provision	237	(48)	8	19	111	43	370
Ending balance, September 30, 2018	$659	$985	$195	$190	$174	$334	$2,537
Ending balance individually evaluated for impairment	$156	$8	$—	$—	$94	$—	$258
Ending balance collectively evaluated for impairment	$503	$977	$195	$190	$80	$334	$2,279

Loans receivable at September 30, 2018:
Total balance	$85,400	$93,175	$12,540	$28,950	$15,518		$235,583
Ending balance individually evaluated for impairment	$1,618	$540	$—	$—	$442		$2,600
Ending balance collectively evaluated for impairment	$83,782	$92,635	$12,540	$28,950	$15,076		$232,983

Changes in the allowance for loan losses in 2018 are as follows (in thousands):

	Residential 1-4 Family	Commercial Real Estate	Construction	Commercial and Industrial	Consumer	Unallocated	Total
Allowance for loan losses:
Beginning balance, January 1, 2018	$422	$998	$187	$180	$67	$291	$2,145
Charge-offs	—	(31)	—	(32)	(161)	—	(224)
Recoveries	—	35	—	—	3	—	38
Provision	104	(135)	1	80	348	243	641
Ending balance, December 31, 2018	$526	$867	$188	$228	$257	$534	$2,600
Ending balance individually evaluated for impairment	$18	$—	$—	$—	$79	$—	$97
Ending balance collectively evaluated for impairment	$508	$867	$188	$228	$178	$534	$2,503

Loans receivable at December 31, 2018:
Total balance	$86,323	$93,015	$11,806	$30,885	$15,300		$237,329
Ending balance individually evaluated for impairment	$1,615	$399	$—	$—	$283		$2,297
Ending balance collectively evaluated for impairment	$84,708	$92,616	$11,806	$30,885	$15,017		$235,032

MNB CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes information on impaired loans by loan portfolio class (in thousands):

September 30, 2019	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Residential 1-4 family	$385	$385	$—	$388	$15
Commercial real estate	306	306	—	309	15
Consumer	135	140	—	143	3

With an allowance recorded:
Residential 1-4 family	1,209	1,350	12	1,209	—
Consumer	136	137	78	138	1

Total:
Residential 1-4 family	1,594	1,735	12	1,597	15
Commercial real estate	306	306	—	309	15
Consumer	271	277	78	281	4
September 30, 2018	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Residential 1-4 family	$410	$410	$—	$414	$16
Commercial real estate	401	401	—	405	13
Consumer	304	317	—	308	—

With an allowance recorded:
Residential 1-4 family	1,209	1,350	12	1,209	—
Commercial real estate	139	297	8	139	—
Consumer	138	138	94	139	3

Total:
Residential 1-4 family	1,619	1,760	156	1,623	16
Commercial real estate	540	698	8	544	13
Consumer	442	455	94	447	3
December 31, 2018	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Residential 1-4 family	$407	$407	$—	$413	$21
Commercial real estate	399	399	—	404	17
Consumer	145	148	—	154	3

With an allowance recorded:
Residential 1-4 family	1,208	1,350	18	1,208	—
Consumer	138	138	79	138	3

Total:
Residential 1-4 family	1,615	1,757	18	1,621	21
Commercial real estate	399	399	—	404	17
Consumer	283	286	79	293	6

MNB CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents information on nonaccrual loans by loan portfolio class (in thousands):

	9/30/19	12/31/18
Residential 1-4 family	$1,209	$1,209
Commercial real estate	—	85
Consumer	271	283
Total nonaccrual loans	$1,480	$1,577

The following tables present information on the loan portfolio classes by the Corporation’s internal risk ratings system (in thousands):

At September 30, 2019	Residential 1-4 Family	Commercial Real Estate	Construction	Commercial and Industrial	Consumer	Total
Pass	$87,307	$84,792	$11,011	$27,593	$14,952	$225,655
Management attention	—	9,547	1,627	1,144	—	12,318
Special mention	—	—	972	44	—	1,016
Substandard	1,594	—	—	—	282	1,876
Doubtful	—	—	—	—	—	—
Loss	—	—	—	—	—	—
Total	$88,901	$94,339	$13,610	$28,781	$15,234	$240,865
At December 31, 2018	Residential 1-4 Family	Commercial Real Estate	Construction	Commercial and Industrial	Consumer	Total
Pass	$84,708	$83,152	$8,891	$30,132	$14,863	$221,746
Management attention	—	9,778	1,924	709	—	12,411
Special mention	—	—	991	44	—	1,035
Substandard	1,615	85	—	—	437	2,137
Doubtful	—	—	—	—	—	—
Loss	—	—	—	—	—	—
Total	$86,323	$93,015	$11,806	$30,885	$15,300	$237,329

The following tables present information on the loan portfolio classes by past due status (in thousands):

At September 30, 2019	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans	Recorded Investment ≥ 90 Days and Accruing
Residential 1-4 family	$159	$118	$1,207	$1,484	$87,417	$88,901	$—
Commercial real estate	235	—	—	235	94,104	94,339	—
Construction	—	—	—	—	13,610	13,610	—
Commercial and industrial	74	—	—	74	28,707	28,781	—
Consumer	—	6	323	329	14,905	15,234	51
Total	$468	$124	$1,530	$2,122	$238,743	$240,865	$51

MNB CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2018	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans	Recorded Investment ≥ 90 Days and Accruing
Residential 1-4 family	$306	$162	$1,209	$1,677	$84,646	$86,323	$—
Commercial real estate	242	—	85	327	92,688	93,015	—
Construction	—	—	—	—	11,806	11,806	—
Commercial and industrial	—	—	—	—	30,885	30,885	—
Consumer	9	8	283	300	15,000	15,300	—
Total	$557	$170	$1,577	$2,304	$235,025	$237,329	$—

The Corporation may grant a concession or modification for economic or legal reasons related to a borrower’s financial condition that it would not otherwise consider resulting in a modified loan which is then identified as a troubled debt restructuring (“TDR”). The Corporation may modify loans through rate reductions, extensions of maturity, interest only payments, or payment modifications to better match the timing of cash flows due under the modified terms with the cash flows from the borrowers’ operations. Loan modifications are intended to minimize the economic loss and to avoid foreclosure or repossession of the collateral. TDRs are considered impaired loans for purposes of calculating the Corporation’s allowance for loan losses.

The Corporation identifies loans for potential restructure primarily through direct communication with the borrower and evaluation of the borrower’s financial statements, revenue projections, tax returns, and credit reports. Even if the borrower is not presently in default, management will consider the likelihood that cash flow shortages, adverse economic conditions, and negative trends may result in a payment default in the near future.

There were no loans modified during the nine months ended September 30, 2019 and 2018 which are considered TDRs. There were no TDRs that defaulted in the nine months ended September 30, 2019 and 2018.

There were no loans modified during 2018 which are considered TDRs. There were no TDRs that defaulted during 2018.

4.	DEPOSITS

Deposits are summarized as follows (in thousands):

	9/30/19	12/31/18
Noninterest-bearing	$50,005	$43,239
Interest-bearing demand	101,957	106,821
Savings deposits	156,853	144,206
Certificates of deposit	49,535	44,599
Total	$358,350	$338,865

Aggregate certificates of deposit of $250 thousand or more were $5 million at September 30, 2019 and $2.4 million at December 31, 2018.

The scheduled maturities of certificates of deposit are as follows (in thousands):

PERIODS ENDING SEPTEMBER 30
2020	$26,258
2021	18,683
2022	3,454
2023	713
2024 and thereafter	427
Total	$49,535

MNB CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.	BORROWINGS

FHLB ADVANCES

Periodically, the Corporation will borrow on an overnight basis with the FHLB to meet liquidity or other needs. At September 30, 2019 these short term borrowing were $0 and at December 31, 2018, these short term borrowings were $9.2 million.

FHLB long-term borrowings consist of the following (in thousands):

	9/30/19	12/31/18
Fixed Rate Advances:
Due in 2019	$—	$1,415
Due in 2020	6,650	6,650
Due in 2021	1,150	1,150
Due in 2022	2,450	2,450
Due in 2023	—	—
Due in 2024	—	—
Thereafter	2,400	2,400
Total	$12,650	$14,065

These advances mature through January 2025 and carry a weighted average interest rate of 2.05% at September 30, 2019 and 1.97% at December 31, 2018.

At September 30, 2019 and December 31, 2018, the Corporation had availability under a federal funds line of credit in the amount of $5.0 million with a correspondent bank. There were no borrowings against this line at September 30, 2019 and December 31, 2018.

Periodically, the Corporation will also contract with the FHLB to provide letters of credit to government entities to secure deposits in accordance with the Commonwealth of Pennsylvania’s regulatory requirements for public deposits. As of September 30, 2019, these letters of credit totaled $5 million and as of December 31, 2018, these letters of credit totaled $10 million with maturity dates less than one year.

As of September 30, 2019, the Corporation had an additional borrowing capacity of approximately $114.9 million and as of December 31, 2018, the Corporation had an additional borrowing capacity of approximately $97.2 million with the FHLB. Borrowings from the FHLB are collateralized by qualified mortgage-related assets as defined by the FHLB.

6.	INCOME TAXES

The following is a reconciliation between the expected statutory income tax rate and the Corporation’s actual income tax expense and rate (in thousands):

	For the Nine Months Ended
	September 30, 2019		September 30, 2018
	Amount	Percent	Amount	Percent
Provision at statutory rate	$708	21.0%	$687	21.0%
Tax-exempt income	(238)	(7.1)	(183)	(5.6)
Other, net	17	0.5	19	0.6
Effective income tax and rates	$487	14.4%	$523	16.0%

MNB CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.	ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

The components of accumulated other comprehensive income (loss) and related tax effects are as follows (in thousands):

	For the Nine Months Ended
	9/30/19	12/31/18
Unrealized gains (losses) on securities available-for-sale	$2,635	$(2,984)
Defined benefit pension plan	(1,263)	(1,263)
Unrealized gains on securities available-for-sale transferred to securities held-to-maturity	—	194
Net accumulated other comprehensive loss	1,372	(4,053)
Tax effect	(288)	851
Net-of-tax accumulated other comprehensive loss	$1,084	$(3,202)

Items reclassified out of each component of other comprehensive income (loss) are as follows:

Other Comprehensive Income (Loss) Components	Affected Line Item in the Consolidated Statement of Income	For the Nine Months Ended September 30,
		2019	2018
Unrealized gains (losses) on securities:
Realized gains (losses)	Gain (loss) on sales of securities available-for-sale	$7	$(31)
Tax effect	Provision for income tax	(1)	7
Total		$6	$(24)
8.	LEASES

ASU 2016-02 Leases (Topic 842) became effective for the Corporation on January 1, 2019. For all operating lease contracts where the Corporation is lessee, a right-of-use (ROU) asset and lease liability was recorded as of the effective date. The Corporation assumed all renewal terms will be exercised when calculating the ROU assets and liabilities. The discount rate used to calculate the present value of future payments at the transition date was the Corporation’s incremental borrowing rate. The Corporation used the FHLB fixed rate borrowing rates on January 2, 2019 as the discount rate at transition. For all classes of underlying assets, the Corporation has elected not to record short-term leases (leases with a term of 12 months or less) on the balance sheet when the Corporation is lessee.

Management determines if an arrangement is or contains a lease at contract inception. If an arrangement is determined to be or contains a lease, the Corporation recognizes a ROU asset and a lease liability when the asset is placed in service.

As of September 30, 2019, four of the Corporation’s branch properties were leased under operating leases. Total rental expense was $118 thousand for the nine months ended September 30, 2019 and $183 thousand in 2018.

Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows from operating leases	$118
Weighted average remaining lease term – operating leases	10.69 years
Weighted average discount rate – operating leases	2.88%

MNB CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The future minimum lease payments for operating leases with terms in excess of one year at September 30, 2019 are as follows:

2019 – remainder of year	$40
2020	163
2021	165
2022	128
2023	84
2024 and thereafter	548

Total minimum lease payments	1,128
Less amounts representing interest	(159)
Present value of future minimum lease payments	$969
9.	FAIR VALUE MEASUREMENTS

Fair value is defined as an exit price representing the amount that would be received to sell an asset or settle a liability in an orderly transaction between market participants. A three-level hierarchy exists for fair value measurements based upon the inputs to the valuation of an asset or liability.

Level 1 - Valuation is based on quoted prices in active markets for identical assets or liabilities.

Level 2 - Valuation is determined from quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument.

Level 3 - Valuation is derived from model-based and other techniques in which at least one significant input is unobservable, and which may be based on management’s own estimates about the assumptions that market participants would use to value the asset or liability.

A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

The following tables set forth the Corporation’s financial assets and liabilities measured at fair value on a recurring basis by level within the fair value hierarchy (in thousands):

September 30, 2019	Total	Level 1	Level 2	Level 3
Securities available-for-sale:
U.S. Government agencies	$34,042	$—	$34,042	$—
State and municipal - tax free	30,143	—	30,143	—
State and municipal – taxable	9,268	—	9,268	—
Mortgage-backed securities - GSE - residential	56,741	—	56,741	—
Corporate securities	7,627	—	7,627	—
Corporate securities - single issuer trust preferred	2,773	—	2,773	—
Total	$140,595	$—	$140,595	$—

MNB CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018	Total	Level 1	Level 2	Level 3
Securities available-for-sale:
U.S. Government agencies	$36,548	$—	$36,548	$—
State and municipal - tax free	12,465	—	12,465	—
State and municipal – taxable	3,178	—	3,178	—
Mortgage-backed securities - GSE - residential	56,391	—	56,391	—
Corporate securities	6,917	—	6,917	—
Corporate securities - single issuer trust preferred	2,686	—	2,686	—
Total	$118,185	$—	$118,185	$—

Securities available-for-sale are measured at fair value using quoted prices from an independent third party that provide valuation services, such as matrix pricing, for similar assets, with similar terms in actively traded markets.

The following table sets forth the Corporation’s financial assets and liabilities subject to fair value adjustments on a nonrecurring basis by level within the fair value hierarchy (in thousands):

September 30, 2019	Total	Level 1	Level 2	Level 3
Impaired loans, net	$1,255	$—	$—	$1,255
December 31, 2018	Total	Level 1	Level 2	Level 3
Impaired loans, net	$1,249	$—	$—	$1,249

Impaired loans that are collateral dependent are written down to fair value through partial charge-offs or the establishment of specific reserves. Assets taken in foreclosure of defaulted loans are primarily comprised of commercial and residential real property and are generally measured at the lower of cost or fair value less costs to sell. In both cases, fair value is based on appraisals performed by certified appraisers. These values are generally adjusted based on management’s knowledge of changes in market conditions or other factors and include estimated liquidation expenses. Management’s assumptions include consideration of location, condition and occupancy of the property. Management adjustments to the appraisals for these factors ranged from 12% to 23% for impaired loans at September 30, 2019 and December 31, 2018. At September 30, 2019 and December 31, 2018, the Corporation did not hold any foreclosed assets. Since the adjustments may be significant, are based on management’s estimates and are generally unobservable, they have been classified as Level 3.

In addition to the disclosures of financial instruments recorded at fair value, generally accepted accounting principles require the disclosure of the estimated fair value of all the Corporation’s financial instruments. The majority of the Corporation’s assets and liabilities are considered financial instruments. However, many of these instruments lack an available market. In addition, the Corporation’s general practice and intent is to hold its financial instruments to maturity. The Corporation has considered the fair value measurement criteria as required under the accounting standard relating to fair value measurement as noted above. Fair value estimates have been determined based on the methodologies management considers most appropriate for each financial instrument.

MNB CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following are the estimated fair values of the Corporation’s financial instruments recorded carrying values and a general description of the methods and assumptions used to estimate such fair values (in thousands):

	September 30, 2019
	Carrying Amount	Estimated Fair Value	Level 1	Level 2	Level 3
Financial assets:
Cash and cash equivalents	$1,653	$1,653	$1,653	$—	$—
Interest-bearing deposits in banks	11,462	11,462	—	11,462	—
Securities available-for-sale	140,595	140,595	—	140,595	—
Restricted equity securities	917	917	—	917	—
Loans held for sale	320	320	—	320	—
Loans, net	234,728	241,588	—	—	241,588
Accrued interest receivable	1,409	1,409	—	1,409	—

Financial liabilities:
Deposits	358,350	358,310	—	358,310	—
Accrued interest payable	224	224	—	224	—
Federal Home Loan Bank advances	12,650	12,808	—	12,808	—

Off-balance sheet financial instruments:
Commitments to extend credit	—	—	—	—	—
Standby letters of credit	—	—	—	—	—
	December 31, 2018
	Carrying Amount	Estimated Fair Value	Level 1	Level 2	Level 3
Financial assets:
Cash and cash equivalents	$1,246	$1,246	$1,246	$—	$—
Interest-bearing deposits in banks	3,615	3,615	—	3,615	—
Securities held-to-maturity	16,424	16,322	—	16,322	—
Securities available-for-sale	118,185	118,185	—	118,185	—
Restricted equity securities	1,425	1,425	—	1,425	—
Loans held for sale	220	220	—	220	—
Loans, net	234,729	232,379	—	—	232,379
Accrued interest receivable	1,492	1,492	—	1,492	—

Financial liabilities:
Deposits	338,865	338,235	—	338,235	—
Accrued interest payable	158	158	—	158	—
Federal Home Loan Bank advances	23,265	23,138	—	23,138	—

Off-balance sheet financial instruments:
Commitments to extend credit	—	—	—	—	—
Standby letters of credit	—	—	—	—	—

MNB CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The carrying value of short-term financial instruments, as listed below, approximates their fair value. These instruments generally have limited credit exposure, no stated maturities and carry interest rates that approximate market value.

Assets	Liabilities
Cash and cash equivalents	Demand and savings deposits
Interest-bearing deposits in banks	Securities sold under agreements to repurchase
Accrued interest receivable	Accrued interest payable

The fair value methodology for securities available-for-sale is described above. The estimated fair value for securities held-to-maturity was determined using the same methodology as securities available-for-sale. The fair value of restricted equity securities is considered to approximate its carrying value as there is no market for these securities and the stock is only redeemable at par value.

For short-term loans and variable-rate loans which reprice within 90 days, the carrying value was considered to approximate fair value. For other types of loans, fair value was estimated by discounting cash flows using current market interest rates for similar loans, adjusted to reflect credit risk. Loans held for sale are valued using prices received from the third-party purchaser of the loans.

The fair value of interest-bearing time deposits was estimated by discounting contractual cash flows using the current market rates for instruments with similar maturities.

The fair value of long-term debt was estimated based on current market rates for debt with similar maturities.

The fair value of commitments to extend credit is estimated using the fees currently charged for similar agreements. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of standby letters-of-credit is based on fees currently charged for similar agreements plus the estimated cost to terminate or otherwise settle the obligations. The fair value of these instruments is considered immaterial.

Annex A

AGREEMENT AND PLAN

OF REORGANIZATION

By and Among

FIDELITY D & D BANCORP, INC.,

THE FIDELITY DEPOSIT AND DISCOUNT BANK,

MNB CORPORATION

And

MERCHANTS BANK OF BANGOR

December 9, 2019

A-i

A-ii

AGREEMENT

THIS AGREEMENT AND PLAN OF REORGANIZATION, dated as of December 9, 2019, is made by and among FIDELITY D & D BANCORP, INC. (“Fidelity”), a Pennsylvania corporation, having its principal place of business in Dunmore, Pennsylvania, THE FIDELITY DEPOSIT AND DISCOUNT BANK (“Fidelity Bank”), a Pennsylvania state-chartered bank and trust company, having its principal place of business in Dunmore, Pennsylvania, MNB CORPORATION (“MNB”), a Pennsylvania corporation, having its principal place of business in Bangor, Pennsylvania, and MERCHANTS BANK OF BANGOR (“Merchants Bank”), a Pennsylvania state-chartered bank, having its principal place of business in Bangor, Pennsylvania.

BACKGROUND

1.	The board of directors of each of Fidelity, Fidelity Bank, MNB and Merchants Bank deems it advisable and in each of their respective best interests and consistent with and in furtherance of their respective business strategies and goals for MNB to merge with and into Fidelity (the “Merger”), with Fidelity surviving such Merger, in accordance with this Agreement and the applicable laws of the Commonwealth of Pennsylvania, and such boards of directors have unanimously approved this Agreement, declared it advisable, and recommended that this Agreement be adopted by the shareholders of MNB and Fidelity.
2.	Fidelity and MNB intend for federal income tax purposes that the Merger qualify as a reorganization under the provisions of Section 368(a) of the IRC (as hereafter defined) and that this Agreement be and is adopted as a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).
3.	Fidelity is the parent bank holding company and sole shareholder of Fidelity Bank. MNB is the parent bank holding company and sole shareholder of Merchants Bank.
4.	As an inducement to Fidelity’s willingness to enter into this Agreement, the directors and certain shareholders of MNB, MNB’s President & Chief Executive Officer, and certain other executive officers have executed an MNB Letter Agreement in the form attached hereto as Exhibit A (“Voting Agreement”).
5.	Subject to the terms of this Agreement, the parties’ desire to merge Merchants Bank with and into Fidelity Bank, as soon as practicable after the Effective Time (as hereinafter defined) and in accordance with the Bank Plan of Merger in the form attached hereto as Exhibit B.
6.	As a condition and inducement to the parties’ willingness to enter into this Agreement, Fidelity and Fidelity Bank, as applicable, have entered into: the Employment Agreement in the form attached hereto as Exhibit C, with the officer of Merchants Bank to be retained by Fidelity Bank as identified on Schedule 1; the Consulting Agreement in the form attached hereto as Exhibit D with the executive of Merchants Bank to be retained by Fidelity Bank as identified on Schedule 1; the Retention Agreement and General Release with the executive of Merchants Bank to be retained by Fidelity Bank identified on Schedule 1 in the form attached hereto as Exhibit E; and the Change in Control Agreement with the executive of Merchants Bank to be retained by Fidelity Bank identified on Schedule 1 in the form attached hereto as Exhibit F, all to be effective at the Effective Time (as defined herein).
7.	The respective boards of directors of the parties have determined that it is in the best interests of their respective companies and their shareholders, respectively, to consummate the Merger provided for herein.
8.	The parties desire to set forth in this Agreement the terms and conditions governing the transactions contemplated herein.

        NOW, THEREFORE, in consideration of the promises and of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I
THE MERGER

Section 1.01 Definitions.   As used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

Acquisition Proposal means any inquiry, proposal, indication of interest, term sheet, offer, signed agreement or disclosure of an intention to do any of the foregoing from any Person or group of Persons, except Fidelity, or Fidelity Bank, whether or not in writing, relating to, contemplating or that could reasonably be expected to lead to any (i) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving MNB or any MNB Subsidiaries, where the assets, revenue or income of such Subsidiary constitutes more than 20% of the consolidated assets, net revenue or net income of MNB; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets (including for this purpose the outstanding capital stock of any MNB Subsidiary and the capital stock of any entity surviving any merger or business combination involving any MNB Subsidiary) and/or liabilities where the assets being disposed of constitute 20% or more of the consolidated assets or revenue of MNB or any of its MNB Subsidiaries taken as a whole, either in a single transaction or series of transactions; or (iii) any direct or indirect purchase or other acquisition or tender offer or exchange offer that, if consummated, would result in a Person or group of Persons acting in concert beneficially owning 20% or more (excluding any Person or group of Persons beneficially owning 20% on the date of this Agreement, but only in connection with shares beneficially owned as of the date hereof and not shares that may be acquired after the date hereof which, when added to shares previously held, the total shares would exceed the 20% beneficial ownership amount) of the outstanding shares of the common stock of MNB or any MNB Subsidiary where that MNB Subsidiary represents more than 20% of the consolidated assets or revenue of MNB, in each case other than the transactions contemplated by this Agreement.

Affiliate means, with respect to any Person, any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

Applications means the applications for regulatory approval which are required by the transactions contemplated herein.

Bank Merger means the merger of Merchants Bank with and into Fidelity Bank.

Bank Regulator means any banking agency or department of any federal or state government, including without limitation, the PDB, the FDIC, and the FRB.

BCL means the Pennsylvania Business Corporation Law of 1988, as amended.

BHCA means the Bank Holding Company Act of 1956, as amended.

CERCLA means the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended.

CERCLIS means the Comprehensive Environmental Response Compensation Liabilities Information System.

Closing shall have the meaning set forth in Section 1.02(a) of this Agreement.

Closing Date shall have the meaning set forth in Section 1.02(a) of this Agreement.

Confidentiality Agreement means (i) that certain confidentiality agreement dated October 3, 2019, executed by the parties, pursuant to which Fidelity agrees, among other things, to maintain the confidentiality of certain information provided to it by MNB; and (ii) MNB agrees, among other things, to maintain the confidentiality of certain information provided to it by Fidelity.

Deposit Liabilities means all deposit liabilities (which shall include, but shall not be limited to, “deposits” as such term is defined in Section 3(l)(1) of the FDIA, as amended) of Merchants Bank including balances in money market and other accounts linked to accounts containing deposit liabilities under “sweep” or similar arrangements, together with Merchants Bank’s rights and obligations under any related customer agreement, and Individual Retirement Accounts for which Merchants Bank is custodian.

Determination Date shall mean the seventh calendar day immediately preceding the Closing Date, or if such date is not a trading day, the last trading day immediately preceding such calendar day.

Dissenting MNB Shares means shares of MNB Common Stock as to which appraisal rights are perfected under the ETL.

DP Contracts shall have the meaning set forth in Section 2.27(c) of this Agreement.

Effective Time shall have the meaning set forth in Section 1.02(c) of this Agreement.

Eligible Employee shall have the meaning set forth in Section 4.20 of this Agreement.

Environmental Law means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component. The term Environmental Law includes without limitation, (i) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. 9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. 7401, et seq.; the Federal Water Pollution Control Act, as amended 33 U.S.C. 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. 11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. 300f, et seq.; and all comparable state and local laws, and (ii) any common law (including common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any hazardous materials.

Environmental Liability means liabilities for response, remedial or investigation costs, and any other expenses, including reasonable attorney and consultant fees, laboratory costs and litigation costs, required under, or necessary to attain or maintain compliance with, applicable Environmental Law or relating to or arising from contamination or hazardous substances.

ERISA means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

ERISA Affiliate means (i) a member of any “controlled group” (as defined in Section 414(b) of the IRC) of which a party is a member, (ii) a trade or business, whether or not incorporated, under common control (within the meaning of Section 414(c) of the IRC) with a party, (iii) a member of any affiliated service group (within the meaning of Section 414(m) of the IRC) of which a party is a member, or (iv) an entity required to be aggregated with a party (as applicable pursuant to Section 414(o) of the IRC).

ETL means of the Pennsylvania Entity Transaction Law, 15 Pa. C.S. §311 et seq.

Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Exchange Agent shall have the meaning set forth in Section 1.02(i) of this Agreement.

Exchange Agent Agreement means the agreement entered into between Fidelity and the Exchange Agent in form and substance reasonably acceptable to Fidelity setting forth the terms and conditions upon which the Exchange Agent will render the exchange services in connection with the Merger.

Exchange Ratio shall have the meaning set forth in Section 1.02(h)(iii) of this Agreement.

Expenses shall have the meaning set forth in Section 7.01(b) of this Agreement.

FDIA means the Federal Deposit Insurance Act, as amended.

FDIC means the Federal Deposit Insurance Corporation.

Fidelity shall have the meaning set forth in the Introductory Recital of this Agreement.

Fidelity Bank shall have the meaning set forth in the Introductory Recital of this Agreement.

Fidelity Benefit Plans shall have the meaning set forth in Section 3.12(a) of this Agreement.

Fidelity Common Stock has the meaning given to that term in Section 3.03(a) of this Agreement.

Fidelity Determination Date Market Share Price shall be the Fidelity Market Share Price.

Fidelity Disclosure Schedule means a disclosure schedule delivered by Fidelity to MNB pursuant to Article III of this Agreement.

Fidelity Financials means (i) the audited consolidated statements of condition as of and for the fiscal years ending December 31, 2018, December 31, 2017, and December 31, 2016, and the audited consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for fiscal years ending December 31, 2018, December 31, 2017, and December 31, 2016, including the notes thereto and (ii) unaudited interim consolidated statements of condition, income, comprehensive income, changes in shareholders’ equity, and cash flows, as of the end of each calendar quarter ending on or after June 30, 2019, and for the periods then ended including the notes thereto.

Fidelity Loan Property has the meaning given to that term in Section 3.15 (c)(ii) of this Agreement.

Fidelity Market Share Price shall be the arithmetic average of the closing per share prices of Fidelity Common Stock as quoted on NASDAQ for the 20 trading days for which closing prices are available immediately preceding the Determination Date.

Fidelity Ratio means the quotient obtained by dividing Fidelity Determination Date Market Share Price by the Initial Fidelity Market Share Price.

Fidelity Regulatory Reports means the annual and quarterly reports of Fidelity filed with the SEC since December 31, 2016, through the Closing Date, and the financial reports of Fidelity Bank and accompanying schedules for each calendar quarter filed with the FDIC, as applicable, since the quarter ended December 31, 2016, through the Closing Date.

Fidelity Shareholder Approval shall have the meaning set forth in Section 3.04(a) of this Agreement.

Fidelity Subsidiaries means any corporation, limited liability company, partnership, or other entity 50% or more of the capital stock, membership interests, or partnership interests of which is owned, either directly or indirectly, by Fidelity, except any corporation, limited liability company, partnership, or other entity, the stock, membership interests, or partnership interests of which is held in the ordinary course of the lending activities of Fidelity Bank as a result of foreclosed collateral or a settlement of a debt previously contracted.

Final Index Price means the arithmetic average of the closing prices of the KBW NASDAQ Bank Index for the 20 trading days for which closing prices are available as of the Determination Date.

Five Day Period shall have the meaning set forth in Section 6.01(g).

FRB means the Board of Governors of the Federal Reserve System.

GAAP means generally accepted accounting principles in the United States as in effect at the relevant date.

Governmental Entity means any federal or state court, administrative agency or commission or self-regulatory authority or instrumentality including, inter alia, any Bank Regulator and the SEC.

Indemnified Party shall have the meaning set forth in Section 4.06(a).

Index Ratio means the quotient obtained by dividing the Final Index Price by the Initial Index Price.

Initial Fidelity Market Share Price means $66.703 per share.

Initial Index Price means the arithmetic average of the closing prices of the KBW NASDAQ Bank Index for the 20 trading days immediately preceding the Starting Date.

IRC means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

IRS means the Internal Revenue Service.

Knowledge as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should have been known by the directors and executive officers (as defined in Rule 3b-7 under the Exchange Act) of such Person, and includes any facts, matters, or circumstances set forth in any written notice or other correspondence from any Governmental Entity or any other material written notice received by that Person.

IT Assets shall have the meaning set forth in Section 2.27(b)(ii) of this Agreement.

Leased Properties shall have the meaning set forth in Section 2.11(d) of this Agreement.

Leases shall have the meaning set forth in Section 2.11(c) of this Agreement.

Loan shall have the meaning set forth in Section 4.01(b)(xxi) of this Agreement.

Material Adverse Effect means with respect to a party hereto, any state of facts, changes, circumstances, events, effects, conditions, occurrences, actions, or omissions individually or in the aggregate with other facts, changes, circumstances, events, effects, conditions, occurrences, actions, or omissions that (a) has or would be reasonably expected to be material and adverse to the business, operations, assets, liabilities, financial condition, results of operations, or business prospects of MNB on a consolidated basis (when such term is used in Article II hereof) or Fidelity on a consolidated basis (when such term is used in Article III hereof) or (b) would materially impair the ability of such party or its Subsidiary to perform its respective obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and other transactions contemplated hereby by this Agreement, other than any change, circumstance, event, effect, condition, occurrence, action or omission relating to (i) changes in general economic or political conditions affecting banking institutions generally, including, but not limited to, changes in interest rates, credit availability and liquidity, and price levels or trading volumes in securities markets, but not if such changes disproportionally affect MNB or Fidelity when compared to other banking institutions, (ii) any change in GAAP or applicable law, regulation or the interpretation thereof by courts or Governmental Entities that does not disproportionately affect such party and its Subsidiaries taken as a whole relative to other participants (including the other party hereto) in the industry, (iii) any action or omission of a party (or any of its Subsidiaries) taken pursuant to the terms of this Agreement or taken or omitted to be taken with the express written permission of the other party, (iv) any effect with respect to a party hereto caused, in whole or in substantial part, by the other party or as a result of compliance with the requirements of this Agreement, (v) reasonable expenses, including expenses associated with the retention of legal, financial, or other advisors, incurred by MNB or Fidelity in connection with the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and (vi) any act of terrorism, war (whether or not declared), national disaster or any national or international calamity affecting the United States that does not disproportionately affect such party and its subsidiaries, taken as a whole, relative to other participants in the industry, in the United States (including the other party hereto), and, with respect to any party, means the imposition or consent to a formal enforcement action by or with any Bank Regulator, including, but not limited to, a consent order or cease and desist order, except for an enforcement action related to or resulting from either party’s management rating.

Materially Burdensome Regulatory Condition shall have the meaning as Section 4.04(e) of this Agreement.

Merchants Bank shall have the meaning set forth in the Introductory Recital of this Agreement.

Merger shall have the meaning set forth in Background Recital 1 of this Agreement.

Merger Consideration shall have the meaning set for the in Section 1.02(h)(iii) of this Agreement.

MNB shall have the meaning set forth in the Introductory Recital of this Agreement.

MNB Appointed Officers means those officers of MNB who have been appointed as officers of Fidelity Bank, effective after the Effective Time.

MNB Benefit Plans shall have the meaning set forth in Section 2.14(a) of this Agreement.

MNB Common Stock means the common stock of MNB described in Section 2.03(a) of this Agreement.

MNB Disclosure Schedule means a disclosure schedule delivered by MNB to Fidelity pursuant to Article II of this Agreement.

MNB Financials means (i) the audited consolidated statements of condition, income, comprehensive income, changes in shareholders’ equity and cash flows as of and for the fiscal years ending December 31, 2018, December 31, 2017, and December 31, 2016, including the notes and schedules thereto; (ii) unaudited interim consolidated financial statements as of the end of each calendar quarter ending on or after September 30, 2019, and for the periods then ended including the notes thereto; and (iii) the MNB Regulatory Reports.

MNB Loan Property shall have the meaning set forth in Section 2.17(c) of this Agreement.

MNB Nominees shall have the meaning set forth in Section 4.18(a) of this Agreement.

MNB Regulatory Reports means the call reports of Merchants Bank and accompanying schedules, as filed with any Bank Regulator, for each calendar quarter ended after December 31, 2016, through the Effective Time and all reports filed with any Bank Regulator by MNB or Merchants Bank after December 31, 2016, through the Effective Time.

MNB Shareholder Approval shall have the meaning set forth in Section 2.04(a) of this Agreement.

MNB Subsidiaries means any corporation, limited liability company, partnership, or other entity, 50% or more of the capital stock, membership interests, or partnership interests of which is owned, either directly or indirectly, by MNB, except any corporation, limited liability company, partnership, or other entity, the stock, membership interests, or partnership interests of which is held in the ordinary course of the lending activities of Merchants Bank as a result of foreclosed collateral or a settlement of a debt previously contracted.

MNB Termination Fee shall have the meaning set forth in Section 7.01(c) of this Agreement.

NPL means the National Priority List under CERCLA.

Owned Properties shall have the meaning set forth in Section 2.11(a) of this Agreement.

PAC means the Pennsylvania Associations Code.

PDB means the Pennsylvania Department of Banking and Securities.

PDS means the Department of State of the Commonwealth of Pennsylvania.

Person means any individual, corporation, partnership, joint venture, association, organization, trust, other entity or “group” (as that term is defined in Section 13(d)(3) of the Exchange Act).

Proxy Statement/Prospectus means the joint proxy statement/prospectus together with any amendments and supplements thereto, to be transmitted to holders of MNB Common Stock and Fidelity Common Stock in connection with the transactions contemplated by this Agreement.

Registration Statement means the registration statement on Form S-4, together with all amendments and supplements thereto, as filed with the SEC under the Securities Act for the purpose of registering shares of Fidelity Common Stock to be issued in connection with the transactions contemplated by this Agreement.

Regulatory Agreement has the meanings given to that term in Sections 2.13(c) and 3.11(c) of this Agreement.

Regulatory Approval means the approval or required consent or waiver of any Bank Regulator or other similar regulatory authority that is necessary in connection with the consummation of the Merger or the Bank Merger and the related transactions contemplated by this Agreement.

Regulatory Materials shall have the meaning as set forth in Section 4.04(d) of this Agreement.

Relevant Group means any affiliated, combined, consolidated, unitary or similar group.

Rights means warrants, options, rights, convertible securities and other capital stock equivalents which obligate an entity to issue its securities.

SEC means the Securities and Exchange Commission.

Securities Act means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Securities Documents means all registration statements, schedules, statements, forms, reports, proxy materials, and other documents required to be filed under the Securities Laws.

Securities Laws means the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and in each case the rules and regulations promulgated from time to time thereunder.

Starting Date means the last trading day before the date of this Agreement.

Statement of Merger means the statement of merger and/or the articles of merger to be executed by Fidelity and MNB and to be filed with PDS, in accordance with the ETL.

Stock Consideration shall have the meaning set forth in Section 1.02(h)(iii) of this Agreement.

Subsidiary means any corporation, limited liability company, partnership, or other entity, 50% or more of the capital stock, membership interests or partnership interests of which is owned, either directly or indirectly, by another entity, except any corporation, limited liability company, partnership, or other entity, the stock, membership interests or partnership interests of which is held in the ordinary course of the lending activities of a bank as a result of foreclosed collateral or a settlement of a debt previously contracted.

Tax or Taxes means all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, thrift, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, use, occupation, severance, energy, unemployment, social security, worker’s compensation, capital, premium, unclaimed property, failure to file, private foundation or other taxes or similar assessments, customs, duties, fees, levies, or other governmental charges together with any interest, penalties, additions to tax, or additional amounts imposed by a Taxing Authority.

Tax Return means any return, declaration, report, or information return or statement relating to Taxes or otherwise, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with a Taxing Authority.

Taxing Authority means any governmental or administrative agency, board, bureau, body, department, or authority of any United States federal, state, or local jurisdiction or any foreign jurisdiction, having jurisdiction with respect to any Tax.

Third Party Leases shall have the meaning set forth in Section 2.11(e) of this Agreement.

Treasury Regulations means the regulations issued by the IRS, a bureau of the United States Department of Treasury.

USA PATRIOT Act shall have the meaning set forth in Section 2.05(b) of this Agreement.

Voting Agreement shall have the meaning set forth in Background Recital 4 of this Agreement.

Section 1.02 The Merger.

(a)	Closing. The closing of the Merger (the “Closing”) will take place immediately prior to the Effective Time at the offices of Bybel Rutledge LLP, Lemoyne, Pennsylvania, or such other time and place as mutually agreed to by the parties hereto; provided, in any case, that such date shall not be later than fifteen (15) business days after the satisfaction or waiver (subject to applicable law) of all conditions to closing set forth in Article V (other than delivery of certificates, opinions, and other instruments and documents to be delivered at the Closing) (such date, the “Closing Date”).
(b)	The Merger. Subject to the terms and conditions of this Agreement, and in accordance with Article III of the PAC, also known as the ETL, as required, at the Effective Time, MNB shall merge with and into Fidelity, the separate existence of MNB shall cease, and Fidelity shall be the surviving entity and continue to exist as a Pennsylvania business corporation and all of the assets and liabilities of MNB shall become the assets and liabilities of Fidelity.
(c)	Effective Time; Effects of the Merger. Subject to the provisions of this Agreement, the Statement of Merger shall be duly prepared, executed and delivered for filing with the PDS, as required, on the Closing Date. The Merger shall become effective at such time, on such date, as the Statement of Merger is filed with the PDS, as required, or at such date and time as may be specified in the Statement of Merger (such time being the “Effective Time”). At and after the Effective Time, the Merger shall have the effects set forth in Section 336 of the ETL and this Agreement.
(d)	Fidelity’s Articles of Incorporation and Bylaws. On and after the Effective Time, the articles of incorporation and bylaws of Fidelity, as in effect immediately prior to the Effective Time, shall automatically be and remain the articles of incorporation and bylaws of Fidelity, until thereafter altered, amended, or replaced.
(e)	Board of Directors and Executive Officers of Fidelity and Fidelity Bank. Subject to satisfaction or waiver of the conditions precedent of this Agreement, at the Effective Time, the total number of persons serving on the board of directors of Fidelity and Fidelity Bank, respectively, shall be increased by two (2). The directors of Fidelity and Fidelity Bank serving immediately prior to the Effective Time shall continue to serve and continue in their capacity as directors in accordance with the Articles and Bylaws of Fidelity and Fidelity Bank, respectively, and two (2) of the directors shall be the MNB Nominees as provided in Section 4.18 hereof.

The executive officers of Fidelity immediately prior to the Effective Time shall be the executive officers of Fidelity after the Effective Time. The executive officers of Fidelity Bank immediately prior to the Effective Time and the MNB Appointed Officers shall be the executive officers of Fidelity Bank after the Effective Time.

(f)	[Intentionally omitted]

(g)	Bank Merger.
(i)	Fidelity and MNB shall use their commercially reasonable best efforts to cause Merchants Bank to merge with and into Fidelity Bank, with Fidelity Bank surviving such merger, as soon as immediately practicable after the Effective Time. It is intended by the parties that the Bank Merger be effected immediately after the Merger. Concurrently with the execution and delivery of this Agreement, Fidelity shall cause Fidelity Bank, and MNB shall cause Merchants Bank, to execute and deliver the Bank Plan of Merger in substantially the form attached hereto as Exhibit B.
(ii)	Notwithstanding Section 1.02(g)(i), if the parties mutually agree that the Bank Merger be delayed, the parties shall cooperate to permit the Bank Merger to occur at such later time as the parties mutually agree, and any provisions of this Agreement inconsistent with such timing shall be deemed amended as appropriate to reflect such timing.
(h)	Effect on Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Fidelity, MNB or the holders of any of the following securities, the following shall occur:
(i)	Outstanding Fidelity Common Stock. Each share of Fidelity Common Stock issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding as an identical share of Fidelity Common Stock, except that shares of Fidelity Common Stock owned by MNB (other than shares held in trust, managed, custodial or nominee accounts and the like that in any such case are beneficially owned by third parties and shares acquired in respect of debts previously contracted) shall become treasury stock of Fidelity.
(ii)	Cancellation of Certain Common Stock. Each share of MNB Common Stock that is owned by Fidelity, or by any of its respective Subsidiaries (other than shares that are held in trust, managed, custodial or nominee accounts and the like and that are beneficially owned by third parties and other than shares acquired in respect of debts previously contracted) shall be canceled and cease to be issued and outstanding, and no consideration shall be delivered therefor.
(iii)	Conversion of MNB Common Stock. Each share of MNB Common Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 1.02(h)(ii) and Dissenting MNB Shares) shall be converted into the right to receive 1.039 shares of Fidelity Common Stock (the “Exchange Ratio”), subject to anti-dilution adjustment as provided in Section 1.02(j) below (the “Stock Consideration”). The Stock Consideration and cash in lieu of fractional shares in the aggregate for all MNB shareholders is referred to as the “Merger Consideration.”
(iv)	Cash in Lieu of Fractional Shares. Notwithstanding anything herein to the contrary, no fraction of a whole share of Fidelity Common Stock and no scrip or certificate therefor shall be issued in connection with the Merger. Any former MNB shareholder who would otherwise be entitled to receive a fraction of a share of Fidelity Common Stock shall receive, in lieu thereof, cash in an amount equal to the product obtained by multiplying (a) the Fidelity Determination Date Market Share Price and (b) the fractional share, calculated to the nearest ten-thousandth of the share of Fidelity Common Stock, to which the holder would otherwise be entitled. For purposes of determining any fractional share interest, all shares of MNB Common Stock owned by a MNB shareholder shall be combined so as to calculate the maximum number of whole shares of Fidelity Common Stock issuable to such MNB shareholders, to the extent permissible.
(v)	Dissenting MNB Shares. The Dissenting MNB Shares that have not effectively withdrawn or lost their dissenters’ rights under the ETL, shall not be converted into or represent a right to receive the Merger Consideration under this Agreement, and the holders thereof shall be entitled only to such rights as are granted by the ETL. If any such holder of MNB Common Stock shall have failed to perfect or shall have withdrawn or lost such right, the Dissenting MNB Shares held by such holder shall receive Merger Consideration as set forth above.
(i)	Surrender and Exchange of MNB Stock Certificates and Redemption of MNB Options.
(i)	Agent. Prior to the Effective Time, Fidelity shall appoint its transfer agent, Computershare Shareholder Services, or another agent experienced in providing such services, and which is independent of and unaffiliated with Fidelity and MNB, as an exchange and paying agent (the “Exchange Agent”) for the payment and exchange of the Merger Consideration.
(ii)	Exchange Fund. Three (3) days prior to the Effective Time, Fidelity shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of MNB Common Stock, as applicable, sufficient certificates representing shares of Fidelity Common Stock to make all payments and deliveries to shareholders of MNB and cash in lieu of fractional shares pursuant to Sections 1.02(h)(iii) and (iv). Any certificates for Fidelity Common Stock and cash in lieu of fractional shares pursuant to Sections 1.02(h)(iii) and (iv) deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.” Notwithstanding the foregoing, Fidelity may, at its election, deliver the required shares of Fidelity Common Stock in book entry form via direct registration in lieu of delivery of Fidelity Common Stock certificates.
(iii)	Exchange Procedures. As soon as reasonably practicable after the Effective Time (and in any case no later than five (5) business days thereafter), Fidelity shall cause the Exchange Agent to mail to each record holder of a certificate representing shares of MNB Common Stock (a “MNB Certificate”) a letter of transmittal which shall specify that delivery of the MNB Certificates shall be effected, and risk of loss and title to the MNB Certificates shall pass, only upon delivery of the MNB Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Fidelity may reasonably specify and instructions for effecting the surrender of such MNB Certificates in exchange for the Merger Consideration. Upon surrender of a MNB Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such MNB Certificate shall be entitled to receive in exchange therefor (A) a certificate or electronic book entry to their account representing, in the aggregate, the whole number of shares of Fidelity Common Stock that such holder has the right to receive pursuant to Section 1.02(h)(iii) and/or (B) a check in the amount equal to the aggregate amount of cash that such holder has the right to receive pursuant to Section 1.02(h)(iv). No interest will be paid or will accrue on any cash payment pursuant to Section 1.02(h)(iv). In the event of a transfer of ownership of MNB Common Stock which is not registered in the transfer records of MNB, a certificate representing, in the aggregate, the proper number of shares of Fidelity Common Stock pursuant to Section 1.02(h) and/or a check in the proper amount pursuant to Section 1.02(h)(iv) may be issued with respect to such MNB Common Stock, as the case may be, to such a transferee if the MNB Certificate formerly representing such shares of MNB Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.
(iv)	Distributions with Respect to Un-exchanged Shares. No dividends or other distributions declared or made with respect to shares of Fidelity Common Stock with a record date after the Effective Time shall be paid to the holder of any un-surrendered MNB Certificate with respect to the shares of Fidelity Common Stock that such MNB Certificate holder would be entitled to receive upon surrender of such MNB Certificate until such holder shall surrender such MNB Certificate in accordance with Section 1.02(i)(iii). Subject to the effect of applicable laws, following surrender of any such MNB Certificate, there shall be paid to such holder of shares of Fidelity Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Fidelity Common Stock and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Fidelity Common Stock.

(v)	No Further Ownership Rights. All shares of Fidelity Common Stock issued and cash paid in lieu of fractional shares upon conversion of shares of MNB Common Stock in accordance with the terms of this Agreement shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of MNB Common Stock.
(vi)	Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of MNB Certificates for twelve (12) months after the Effective Time shall be delivered to Fidelity or otherwise on the instructions of Fidelity, and any holders of the MNB Certificates who have not previously complied with this Section 1.02(i) shall thereafter look only to Fidelity for the Merger Consideration, as applicable, with respect to the shares of MNB Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 1.02(h)(iii), any cash in lieu of fractional shares of Fidelity Common Stock to which such holders are entitled pursuant to Section 1.02(h)(iv) and any dividends or distributions with respect to shares of Fidelity Common Stock to which such holders are entitled pursuant to Section 1.02(i)(iv).
(vii)	No Liability. None of Fidelity, MNB, any of their respective Subsidiaries or Affiliates or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
(viii)	Investment of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as reasonably directed by Fidelity; provided, however, that no holder of shares of MNB Common Stock shall suffer or incur any loss in connection with any such investment of the Exchange Fund. Any interest and other income resulting from such investments shall be payable to Fidelity.
(ix)	Lost Certificates. If any MNB Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such MNB Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such Person of a bond in such reasonable amount or such other agreement as Fidelity or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such MNB Certificate, the Exchange Agent will deliver in exchange for such lost, stolen, or destroyed MNB Certificate the applicable Stock Consideration with respect to the shares of MNB Common Stock formerly represented thereby, any cash in lieu of fractional shares of Fidelity Common Stock to which the holders thereof are entitled pursuant to Section 1.02(h)(iv), and any dividends or other distributions on shares of Fidelity Common Stock to which the holders thereof are entitled pursuant to Section 1.02(i)(iv).
(x)	Withholding Rights. Fidelity shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of MNB Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the IRC and the rules and regulations promulgated thereunder, or any provisions of any Taxing Authority. To the extent that amounts are so withheld by Fidelity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of MNB Common Stock in respect of which such deduction and withholding was made by Fidelity.
(xi)	Stock Transfer Books. At the Effective Time, the stock transfer books of MNB with respect to MNB Common Stock issued and outstanding prior to the Effective Time shall be closed and, thereafter, there shall be no further registration of transfers on the records of MNB of shares of MNB Common Stock issued and outstanding prior to the Effective Time. From and after the Effective Time, the holders of MNB Certificates shall cease to have any rights with respect to such shares of MNB Common Stock, formerly represented thereby, except as otherwise provided herein or by law. At or after the Effective Time, any MNB Certificates presented to the Exchange Agent or Fidelity for any reason shall be exchanged for the Stock Consideration with respect to the shares of MNB Common Stock, formerly represented thereby, any cash in lieu of fractional shares of Fidelity Common Stock to which the holders thereof are entitled pursuant to Section 1.02(h)(iv), and any dividends or other distributions on shares of Fidelity Common Stock to which the holders thereof are entitled pursuant to Section 1.02(i)(iv).
(j)	Anti-Dilution Provisions. If Fidelity shall, at any time before the Effective Time, (A) declare a dividend in shares of Fidelity Common Stock payable to shareholders of record before the Effective Time, (B) combine the outstanding shares of Fidelity Common Stock into a smaller number of shares, (C) subdivide or split the outstanding shares of Fidelity Common Stock, or (D) reclassify the shares of Fidelity Common Stock, then, in any such event, the number of shares of Fidelity Common Stock to be delivered to MNB shareholders who are entitled to receive shares of Fidelity Common Stock in exchange for shares of MNB Common Stock shall be adjusted so that each MNB shareholder shall be entitled to receive such number of shares of Fidelity Common Stock as such shareholder would have been entitled to receive if the Effective Time had occurred immediately prior to the happening of such event. In addition, in the event that, prior to the Effective Time, Fidelity enters into an agreement pursuant to which shares of Fidelity Common Stock would be converted into shares or other securities or obligations of another corporation, proper provision shall be made in such agreement so that each MNB shareholder entitled to receive shares of Fidelity Common Stock in the Merger shall be entitled to receive such number of shares or other securities or amount of obligations of such other corporation as such shareholder would be entitled to receive if the Effective Time had occurred immediately prior to the happening of such event.
(k)	Possible Alternative Structures. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, Fidelity or Fidelity Bank shall be entitled to revise the structure of the Merger and the Bank Merger, including without limitation, by merging Merchants Bank with and into another Subsidiary of Fidelity or Fidelity Bank, provided that (i) any such Subsidiary shall become party to, and shall agree to be bound by, the terms of this Agreement; (ii) there are no adverse federal or state income Tax or other adverse Tax consequences to MNB shareholders as a result of the modification; (iii) the consideration to be paid to the holders of MNB Common Stock under this Agreement is not thereby changed in kind or value or reduced in amount; and (iv) such modification will not delay or jeopardize the receipt of approvals from Governmental Entities or jeopardize the satisfaction of any condition to Closing set forth in Article VI or otherwise adversely affect MNB or the holders of MNB Common Stock. The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

ARTICLE II
REPRESENTATIONS AND WARRANTIES
OF MNB AND MERCHANTS BANK

MNB and Merchants Bank represent and warrant to Fidelity and Fidelity Bank that the statements contained in this Article II are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article II), except as set forth in the MNB Disclosure Schedule delivered by MNB and Merchants Bank to Fidelity, and Fidelity Bank on the date hereof or as amended, and except as to any representation or warranty which specifically relates to an earlier date. MNB and Merchants Bank have made a good faith effort to ensure that the disclosure on each schedule of the MNB Disclosure Schedule corresponds to the section referenced herein. However, for purposes of the MNB Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.

Section 2.01 Standard.   No representation or warranty of MNB and Merchants Bank contained in this Article II shall be deemed untrue or incorrect, and MNB and Merchants Bank shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article II, has had or is reasonably expected to have a Material Adverse Effect; disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty; provided, however, that the foregoing standard shall not apply to representations and warranties contained in Sections 2.02(a), 2.02(b), 2.03(a), 2.03(b), 2.04 and 2.09 nor shall it apply to the representations and warranties contained in 2.14, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects.

Section 2.02 Organization.

(a)	MNB is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. MNB is a bank holding company duly registered under the BHCA. MNB has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. MNB is not qualified or licensed to do business as a foreign corporation in any other jurisdiction and is not required to be so qualified or licensed as the result of the ownership or leasing of property or the conduct of its business except where the failure to be so qualified or licensed would not have a Material Adverse Effect on MNB.
(b)	Merchants Bank is a Pennsylvania state-chartered commercial bank and is regulated by the FRB and the PDS. Merchants Bank is duly organized and validly existing under the laws of the Commonwealth of Pennsylvania. Merchants Bank has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. The location of the principal office and each branch of Merchants Bank is set forth in MNB Disclosure Schedule 2.02(b).
(c)	MNB Disclosure Schedule 2.02(c) sets forth each MNB Subsidiary. Each of MNB’s Subsidiaries (i) is duly organized, (ii) is validly existing and in good standing under the laws of its jurisdiction of organization, (iii) is duly licensed or qualified to do business in, and in good standing under the laws of, all jurisdictions, whether federal, state, local or foreign, where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except as would not reasonably be expected to have a Material Adverse Effect on MNB or Merchants Bank and (iv) has all requisite corporate power and authority, and has all licenses, permits and authorizations of applicable Governmental Entities required to own or lease its properties and assets and to carry on its business as now conducted. The articles of incorporation, bylaws and similar governing documents of each MNB Subsidiary, copies of which have been delivered to Fidelity, are true and correct copies of such documents as amended, supplemented, restated and/or otherwise modified and in effect on the date of this Agreement.
(d)	The respective minute books of MNB, Merchants Bank, and each other MNB Subsidiary accurately record, in all material respects, all material corporate actions of their respective shareholders and boards of directors and trustees (including committees), in each case in accordance with the normal business practice of MNB and each such MNB Subsidiary.
(e)	Prior to the date of this Agreement, MNB and Merchants Bank have delivered to Fidelity true and correct copies of the articles of incorporation and bylaws of MNB and Merchants Bank.
(f)	Merchants Bank is a member in good standing of the Federal Home Loan Bank of Pittsburgh and owns the requisite amount of stock therein.
(g)	Merchants Bank has been operated in compliance with its policies and procedures and all applicable federal and state laws, regulations, rules, and orders, except to the extent that it is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on MNB or Merchants Bank.

Section 2.03 Capitalization.

(a)	The authorized capital stock of MNB consists of two hundred million (200,000,000) shares, all of which are classified as common stock, one hundred twenty five thousandths of one dollar ($0.125) par value (“MNB Common Stock”), of which (i) one million one hundred thirty-two thousand eight hundred seventy-three (1,132,873) shares are outstanding, validly issued, fully paid and nonassessable and (ii) twenty-three thousand three hundred seventy-four (23,374) shares are held by MNB as treasury stock as of the date of this Agreement. There are no shares classified as preferred stock issued or outstanding. Except as disclosed in MNB Disclosure Schedule 2.03(a), no trust preferred or subordinated debt securities of MNB are issued or outstanding. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which MNB’s shareholders may vote have been issued by MNB and are outstanding. Neither MNB nor any MNB Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of MNB Common Stock, or any other security of MNB or any securities representing the right to vote, purchase or otherwise receive any shares of MNB Common Stock or any other security of MNB.
(b)	The authorized capital stock of Merchants Bank consists of two hundred million (200,000,000) shares of common stock, par value of one hundred twenty five thousandths of one dollar ($0.125) per share (“Merchants Bank Common Stock”), of which one million forty-nine thousand nine hundred seventy-six (1,049,976) shares are outstanding, validly issued, fully paid, nonassessable, free of preemptive rights and owned by MNB. Neither Merchants Bank nor any MNB Subsidiary has or is bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of the capital stock of any MNB Subsidiary or any other security of any MNB Subsidiary or any securities representing the right to vote, purchase or otherwise receive any shares of the capital stock or any other security of any MNB Subsidiary. Either MNB or Merchants Bank owns all of the outstanding shares of capital stock of each MNB Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.
(c)	Except as set forth in MNB Disclosure Schedule 2.03, neither MNB nor any other MNB Subsidiary, owns any equity interest, directly or indirectly, in any other company or controls any other company, except for equity interests held in the investment portfolios of MNB and MNB Subsidiaries, and equity interests held by MNB Subsidiaries in a fiduciary capacity and equity investments held in connection with commercial loan activities of MNB’s Subsidiaries. There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding and held by MNB or Merchants Bank with respect to any other company’s capital stock or the equity of any other person.
(d)	To the Knowledge of MNB, except as disclosed in MNB Disclosure Schedule 2.03(d), no person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of any class of MNB Common Stock.

Section 2.04 Authority; No Violation.

(a)	MNB has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the approval and adoption of this Agreement and the Merger by the affirmative vote required of the shareholders of MNB pursuant to the ETL and MNB’s articles of incorporation and bylaws (the “MNB Shareholder Approval”), to consummate the transactions contemplated hereby. Merchants Bank has full corporate power and authority to execute and deliver the Bank Plan of Merger and, subject to the receipt of any required Regulatory Approvals, to consummate the Bank Merger. The execution and delivery of this Agreement by MNB and the completion by MNB of the transactions contemplated hereby have been duly and validly approved by the board of directors of MNB and, except for MNB Shareholder Approval as required under the ETL and MNB’s articles of incorporation and bylaws, no other corporate proceedings on the part of MNB are necessary to complete the transactions contemplated herein. This Agreement has been duly and validly executed and delivered by MNB and, subject to (i) MNB Shareholder Approval as required under the ETL and

MNB’s articles of incorporation and bylaws, (ii) approval and adoption by MNB as the sole shareholder of Merchants Bank, (iii) receipt of the required approvals from Bank Regulators, and (iv) the due and valid execution and delivery of this Agreement by Fidelity, constitutes the valid and binding obligation of MNB, enforceable against MNB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

The Bank Plan of Merger, upon its execution and delivery by Merchants Bank subject to the due and valid execution and delivery of the Bank Plan of Merger by Fidelity Bank, will constitute the valid and binding obligation of Merchants Bank, enforceable against Merchants Bank in accordance with its terms, subject to (i) required approvals of Bank Regulators, and (ii) approval and adoption by MNB as the sole shareholder of Merchants Bank, subject to applicable conservatorship or receivership provisions of the FDIA, bankruptcy or insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)	The execution and delivery of this Agreement by MNB, subject to (i) the execution and delivery of the Bank Plan of Merger by Merchants Bank, (ii) receipt of approvals from the Bank Regulators and MNB’s and Fidelity’s compliance with any conditions contained therein, (iii) the completion of the transactions contemplated hereby, and (iv) compliance by MNB or Merchants Bank with any of the terms or provisions hereof or of the Bank Plan of Merger, will not (A) conflict with or result in a breach of any provision of the articles of incorporation or other organizational document or bylaws of MNB or any MNB Subsidiary; (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to MNB or any MNB Subsidiary or any of their respective properties or assets; or (C) except as set forth in the MNB Disclosure Schedule 2.04, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of MNB or any MNB Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, commitment or other instrument or obligation to which MNB or any MNB Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except in the case of clause (C) above, for violations, conflicts, breaches or defaults which, either individually or in the aggregate, will not have a Material Adverse Effect on MNB or any MNB Subsidiary.

Section 2.05 Deposit Liabilities.

(a)	The Deposit Liabilities of Merchants Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due and Merchants Bank is authorized to hold the Deposit Liabilities. Except for such liens as set forth on the MNB Disclosure Schedule 2.05(a), the Deposit Liabilities of Merchants Bank are not subject to any lien, including without limitation any liens in favor of Merchants Bank and are not, as of the close of business on the Closing Date, subject to court order, legal restraint, automatic stay in bankruptcy, or other legal process.
(b)	All of the Deposit Liabilities of Merchants Bank have been administered and originated, in compliance in all material respects with the documents governing the relevant type of deposit account and all applicable laws and regulations. The Deposit Liabilities of Merchants Bank were opened, extended or made, and have been maintained, in accordance with all applicable federal and state laws, regulations, rules and orders, including the Bank Secrecy Act and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (“USA PATRIOT Act”), and has been operated in compliance with Merchants Bank’s policies and procedures. Except as set forth on the MNB Disclosure Schedule 2.05(b), no Deposit Liabilities of Merchants Bank are maintained by a “money service business” within the meaning of regulations promulgated under the USA PATRIOT Act. None of the Deposit Liabilities of Merchants Bank account holders are on the list of Specially Designated Nationals or Blocked Persons of the Office of Foreign Assets Control.
(c)	Merchants Bank has properly accrued interest on the Deposit Liabilities of Merchants Bank and the records respecting the Deposit Liabilities accounts accurately reflect such accruals of interest.
(d)	Merchants Bank has made available to Fidelity a true and complete copy of each of the documents governing the Deposit Liabilities of Merchants Bank for each of the types of Deposit Liabilities of Merchants Bank offered at Merchants Bank.
(e)	Except as set forth on the MNB Disclosure Schedule 2.05(e), none of the Deposit Liabilities of Merchants Bank are “brokered deposits” within the meaning of the rules and regulations of the FDIC; none of the Deposit Liabilities of Merchants Bank were obtained through the Certificate of Deposit Account Registry Service or similar reciprocal placement network or through an internet listing service. Except as set forth on the MNB Disclosure Schedule 2.05(e), none of the Deposit Liabilities of Merchants Bank are held by Federal, State, county or other municipal governments or governmental or quasi-governmental agencies or are subject to escheat.
(f)	With respect to the Deposit Liabilities of Merchants Bank, Merchants Bank is in material compliance with the law and Treasury Regulations relating to (i) obtaining from depositors of the Deposit Liabilities of Merchants Bank executed IRS Forms W-8 and W-9 when appropriate and (ii) reporting of interest. With respect to the Deposit Liabilities of Merchants Bank opened, Merchants Bank has either obtained a properly completed Form W-8 or W-9 when appropriate (and renewals of such forms, where required) or is back-up withholding on such account.

Section 2.06 Consents.   Except for (a) the consents, approvals, filings and registrations with any Governmental Entity, and compliance with any conditions contained therein, (b) the MNB Shareholder Approval under the ETL, MNB’s articles of incorporation and bylaws and by the MNB board of directors, (c) the approval of the Bank Plan of Merger by MNB as sole shareholder of Merchants Bank under applicable law, and by the Merchants Bank board of directors, and (d) except as disclosed in MNB Disclosure Schedule 2.06, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, or will be necessary, in connection with (i) the execution and delivery of this Agreement by MNB or the Bank Plan of Merger by Merchants Bank and (ii) the completion by MNB of the transactions contemplated hereby or by Merchants Bank of the Bank Merger. As of the date hereof, MNB has no reason to believe that (a) any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact MNB’s or Merchants Bank’s ability to complete the transactions contemplated by this Agreement or (b) any public body or authority, the consent or approval of which is not required or any filing with which is not required, will object to the completion of the transactions contemplated by this Agreement.

Section 2.07 Regulatory Reports; Financial Statements; Undisclosed Liabilities.

(a)	MNB has previously made available to Fidelity the MNB Regulatory Reports through September 30, 2019. The MNB Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices including but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators throughout the periods covered by such statements, and fairly present, or will fairly present in all material respects, the financial position, results of operations and changes in shareholders’ equity of MNB or Merchants Bank, as the case may be, as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles including but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators applied on a consistent basis.
(b)	MNB has previously delivered to Fidelity the MNB Financials as of the date hereof. The MNB Financials as of the date hereof have been, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods covered by such statements, except as noted therein, and fairly present, or will fairly present, the consolidated financial position, results of operations and cash flows of MNB as of and for the periods ending on the dates thereof in accordance with GAAP, applied on a consistent basis, except as noted therein and except as indicated in the case of unaudited statements to normal recurring audit adjustments and the absence of footnotes.

(c)	At the date of each balance sheet included in the MNB Financials or the MNB Regulatory Reports, neither MNB nor Merchants Bank (as the case may be) had, or will have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such MNB Financials or MNB Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material in the aggregate to MNB or which are incurred in the ordinary course of business, consistent with past practice, and subject, in the case of any unaudited statements, to normal recurring audit adjustments and the absence of footnotes.
(d)	Except as set forth on the MNB Disclosure Schedule 2.07, the records, systems, controls, data and information of MNB and the MNB Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of MNB or any MNB Subsidiary or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in this Section 2.07(d). MNB (i) has implemented and maintains a system of internal control over financial reporting that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes, (ii) to the extent required by applicable law, has implemented and maintains disclosure controls and procedures to ensure that material information relating to MNB, including its consolidated MNB Subsidiaries, is made known to the chief executive officer and the chief financial officer of MNB by others within those entities, and (iii) has disclosed to the MNB or Merchants Bank board of directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect MNB’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in MNB’s internal control over financial reporting. These disclosures (if any) were made in writing by management to MNB’s auditors and audit committee and a copy has previously been made available to Fidelity.
(e)	Since March 31, 2016, (i) neither MNB nor any of the MNB Subsidiaries nor, to the Knowledge of MNB or Merchants Bank, any director, officer, employee, auditor, accountant or representative of MNB or any of the MNB Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting practices, procedures, methodologies or methods of MNB or any of the MNB Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that MNB or any of the MNB Subsidiaries has engaged in illegal accounting practices, and (ii) no attorney representing MNB or any of the MNB Subsidiaries, whether or not employed by MNB or any of the MNB Subsidiaries, has reported evidence of a material violation of laws, breach of fiduciary duty or similar violation by MNB or any of its officers, directors, employees or agents to the board of directors of MNB or any committee thereof or to any director or officer of MNB.
(f)	Except as set forth in the MNB Disclosure Schedule 2.07(f), no agreement pursuant to which any loans or other assets have been or shall be sold by MNB or the MNB Subsidiaries entitle the buyer of such loans or other assets, unless there is a material breach of representation or covenant by MNB or the MNB Subsidiaries, to cause MNB or the MNB Subsidiaries to repurchase such loan or other assets or the buyer to pursue any other form of recourse against MNB or the MNB Subsidiaries, and there has been no material breach by MNB or the MNB Subsidiaries of a representation or covenant in any such agreement. The MNB Regulatory Reports have disclosed, since December 31, 2016, any cash, stock or other dividend or any other distribution with respect to the capital stock of MNB that has been declared, set aside or paid.
(g)	Except as set forth in the MNB Disclosure Schedule 2.07(g), since March 31, 2016, each of MNB and the MNB Subsidiaries have timely filed all MNB Regulatory Reports, schedules, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that any of them were required to file with any Governmental Entity, and have timely paid all fees and assessments due and payable in connection therewith. Except as set forth in MNB Disclosure Schedule 2.07(g), there is no material unresolved violation or exception by any Governmental Entity with respect to any report or statement relating to any examinations of MNB or any of the MNB Subsidiaries. MNB has made available to Fidelity the MNB Regulatory Reports and the MNB Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements.

Section 2.08 Taxes.

(a)	All income and other material or material in the aggregate Tax Returns required to have been filed by MNB and the MNB Subsidiaries have been or will be duly and timely filed (taking into account extensions of time to file), and except as set forth in MNB Disclosure Schedule 2.08 each such Tax Return is true, correct and complete in all material respects. All income and other material Taxes in respect of the periods covered by the Tax Returns pursuant to this Section 2.08 due and payable by MNB and the MNB Subsidiaries (whether or not shown on any Tax Return) have been paid.
(b)	There is no action, audit, dispute or claim now pending or proposed or threatened in writing against MNB or any of the MNB Subsidiaries in respect of Taxes. Except as set forth in MNB Disclosure Schedule 2.08, neither MNB nor any of the MNB Subsidiaries is the beneficiary of any extension of time within which to file any income or other material Tax Return which Tax Return has not been filed. No written claim has been made by a Taxing Authority in the last five (5) years in a jurisdiction where any of MNB or the MNB Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no liens on any of the assets of MNB with respect to Taxes other than for Taxes not yet due and payable.
(c)	Each of MNB and the MNB Subsidiaries has withheld and timely paid all Taxes required to have been withheld and paid and has complied with all information reporting and backup withholding requirements in all material respects.
(d)	MNB Disclosure Schedule 2.08 lists all Tax Returns filed by MNB or the MNB Subsidiaries for taxable periods ended on or after December 31, 2013 that have been or are currently the subject of audit. Except as set forth on MNB Disclosure Schedule 2.08, neither MNB nor any of the MNB Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension is still in effect.
(e)	MNB is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the IRC. None of MNB or any of the MNB Subsidiaries has been a member of a Relevant Group other than a Relevant Group of which MNB is the parent.
(f)	None of MNB or any of the MNB Subsidiaries has agreed to, nor are any required to, make any adjustment under Section 481(a) of the IRC. None of MNB or any MNB Subsidiary has been the “distributing corporation” or the “controlled corporation” with respect to a transaction described in Section 355 of the IRC within the five (5) year period ending as of the date of this Agreement. None of MNB nor any of the MNB Subsidiaries is subject to a private ruling from or agreement with any Taxing Authority. MNB has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the IRC. None of MNB or any of the MNB Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.
(g)	None of MNB or any of the MNB Subsidiaries is a party to an agreement the principal purpose of which is Tax allocation or sharing. None of MNB or any MNB Subsidiary has liability for the Taxes of any other Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or foreign law), other than as a result of being a member of a Relevant Group of which MNB is the parent, or as a transferee or successor, by contract or otherwise.
(h)	None of MNB or any of the MNB Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any installment sale or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received on or prior to the Closing Date, (iii) intercompany transactions or excess loss accounts described in the Treasury Regulations under Section 1502 of the IRC (or any similar provision of state, local, or foreign Tax law) or (iv) cancellation of indebtedness arising on or prior to the Closing Date.

(i)	No bad debt reserve of MNB or any of the MNB Subsidiaries must be recaptured for federal income Tax purposes as a result of the Merger.

Section 2.09 No Material Adverse Effect.   MNB has not suffered any Material Adverse Effect since December 31, 2016. Since December 31, 2016, MNB and the MNB Subsidiaries have, except in connection with the negotiation and execution and delivery of this Agreement, carried on their respective businesses in all material respects in the ordinary course consistent with past practice.

Section 2.10 Contracts.

(a)	Except for matters that have not had and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on MNB (i) none of MNB nor any of the MNB Subsidiaries is, with or without the lapse of time or the giving of notice, or both, in breach or default in any material respect under any material contract, lease, license or other agreement or instrument, (ii) to the Knowledge of MNB, none of the other parties to any such material contract, lease, license or other agreement or instrument (excluding instruments or agreements relating to Loans) is, with or without the lapse of time or giving of notice, or both, in breach or default in any material respect thereunder, and (iii) neither MNB nor any of the MNB Subsidiaries has received any written notice of the intention of any party to terminate or cancel any such material contract, lease, license or other agreement or instrument, whether as a termination or cancellation for convenience or for default of MNB or any of the MNB Subsidiaries.
(b)	Except as described in MNB Disclosure Schedule 2.10, neither MNB nor any MNB Subsidiary is a party to or subject to: (i) any employment, consulting, termination or severance contract or arrangement in effect as of the date of this Agreement with any past or present officer, director or employee of MNB or any MNB Subsidiary or any other Person, except for “at will” arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing, benefits, or similar arrangements for or with any past or present officers, directors or employees of MNB or any MNB Subsidiary or any other Person; (iii) any collective bargaining agreement with any labor union relating to employees of MNB or any MNB Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by MNB or any MNB Subsidiary; (v) any instrument evidencing or related to indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which MNB or any MNB Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, Federal Home Loan Bank advances, bankers acceptances and “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Fidelity; or (vi) any contract (other than this Agreement) limiting the freedom of any MNB Subsidiary to engage in any type of banking or bank-related business permissible under law.
(c)	True and correct copies of agreements, plans, arrangements and instruments referred to in Section 2.10(a) and (b) have been delivered to Fidelity on or before the date hereof, are listed on MNB Disclosure Schedule 2.10 and are in full force and effect on the date hereof and neither MNB nor any MNB Subsidiary (nor, to the Knowledge of MNB, any other party to any such contract, plan, arrangement or instrument) has breached any provision of, or is in default in any respect under any term of, any such contract, plan, arrangement or instrument which breach or default has resulted in or is reasonably likely to result in a Material Adverse Effect with respect to MNB. Except as set forth in MNB Disclosure Schedule 2.10, no party to any material contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, plan, arrangement or instrument as a result of the transactions contemplated by this Agreement. Except as set forth in MNB Disclosure Schedule 2.10, no employee (including any officer) of MNB or any MNB Subsidiary who is a party to a written employment agreement with MNB or MNB Subsidiary possesses the right to terminate such employment agreement as a result of the execution of this Agreement. Except as set forth in MNB Disclosure Schedule 2.10, no plan, employment agreement, termination agreement, or similar agreement or arrangement to which MNB or any MNB Subsidiary is a party or under which MNB or any MNB Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it and continue to accrue future benefits thereunder. Except as set forth in MNB Disclosure Schedule 2.10, no such agreement, plan or arrangement (i) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of MNB or any MNB Subsidiary; (ii) provides for benefits which may cause the disallowance of a federal income tax deduction under IRC Section 280G; or (iii) requires MNB or any MNB Subsidiary to provide a benefit in the form of MNB Common Stock or determined by reference to the value of MNB Common Stock.

Section 2.11 Ownership of Property; Insurance Coverage.

(a)	MNB and each of the MNB Subsidiaries has, or will have as to property acquired after the date hereof, good and, as to real property, marketable title to all assets and properties owned by MNB or any MNB Subsidiary in the conduct of their businesses (“Owned Properties”), whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the MNB Regulatory Reports and in the MNB Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure repurchase agreements and liabilities for borrowed money from a Federal Home Loan Bank, (ii) inter-bank credit facilities, or any transaction by a MNB Subsidiary acting in a fiduciary capacity, (iii) those reflected in the notes to the MNB Financials, (iv) statutory liens for amounts not yet delinquent or which are being contested in good faith, and (v) the items disclosed in MNB Disclosure Schedule 2.11. MNB and the MNB Subsidiaries, as lessee, have the right under valid and subsisting leases of real and personal properties used by MNB and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Except as disclosed in MNB Disclosure Schedule 2.11, such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in the notes to the MNB Financials.
(b)	With respect to all agreements pursuant to which MNB or any MNB Subsidiary has purchased securities subject to an agreement to resell, if any, MNB or such MNB Subsidiary, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.
(c)	A true and complete copy of each agreement pursuant to which MNB or any of the MNB Subsidiaries leases any real property (such agreements, together with any amendments, modifications and other supplements thereto, collectively, the “Leases”), has heretofore been delivered or made available to Fidelity and all such leases are listed on MNB Disclosure Schedule 2.11(c). Assuming due authorization, execution and delivery by each Party thereto other than MNB or an MNB Subsidiary party thereto, as the case may be, each Lease is enforceable in accordance with its terms and is in full force and effect, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies. There is not under any such Lease any material existing default by MNB or any of the MNB Subsidiaries or, to the Knowledge of MNB, any party thereto, or any event which with notice of lapse of time or both would constitute such a default. The consummation of the transactions this Agreement contemplates will not cause any default under the Leases, provided the consents and notices disclosed in MNB Disclosure Schedule 2.06 have been obtained or made, except for any such default which would not, individually or in the aggregate, have a Material Adverse Effect on MNB.

(d)	The Owned Properties and the properties leased pursuant to the Leases (the “Leased Properties”) constitute all of the real estate on which MNB and the MNB Subsidiaries maintain their facilities or conduct their business as of the date of this Agreement, except for locations the loss of which would not result in a Material Adverse Effect on MNB.
(e)	A true and complete copy of each agreement pursuant to which MNB or any of the MNB Subsidiaries leases real property to a third party (such agreements, together with any amendments, modifications and other supplements thereto, collectively, the “Third Party Leases”) has heretofore been delivered to Fidelity. Assuming the due authorization, execution and delivery by the counterparty thereto, each Third Party Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies. To the Knowledge of MNB, there are no existing defaults by the tenant under any Third Party Lease, and no event has occurred which with notice or lapse of time or both would constitute such a default or which individually or in the aggregate would have a Material Adverse Effect on MNB.
(f)	MNB and the MNB Subsidiaries currently maintain insurance considered by MNB to be reasonable for their respective operations and similar in scope and coverage to that maintained by other businesses similarly engaged. Neither MNB nor any MNB Subsidiary has received notice from any insurance carrier that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as set forth on MNB Disclosure Schedule 2.11(f), there are presently no material claims pending under such policies of insurance and no notices have been given by MNB or any MNB Subsidiary under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last five (5) years MNB has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies.

Section 2.12 Legal Proceedings.   Except as set forth in MNB Disclosure Schedule 2.12, neither MNB nor any MNB Subsidiary is a party to any, and there are no pending or, to the Knowledge of MNB, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against MNB, any MNB Subsidiary or any MNB Subsidiary employee as an agent of MNB or any MNB Subsidiary, (ii) to which MNB or any MNB Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of MNB to perform under this Agreement in any material respect. There is no judgment or order of any Governmental Entity or regulatory restriction other than those of general application that apply to similarly situated financial or bank holding companies or their Subsidiaries, that has been imposed upon MNB, any of the MNB Subsidiaries or the assets of MNB or any of the MNB Subsidiaries, that has had, or is reasonably likely to have, a Material Adverse Effect on MNB.

Section 2.13 Compliance with Applicable Law.

(a)	Except as set forth on MNB Disclosure Schedule 2.13, each of MNB and each MNB Subsidiary is, and since January 1, 2013 has been, in compliance in all material respects with all, and is not in default in any material respect under any, applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its customers and employees, and neither MNB nor any MNB Subsidiary has received any written notice to the contrary since January 1, 2014.
(b)	MNB and each of its Subsidiaries holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, including, without limitation, the Equal Credit Opportunity Act, the United States Foreign Corrupt Practices Act, the Fair Housing Act, the Community Reinvestment Act, Home Mortgage Disclosure Act, the USA PATRIOT Act, the Bank Secrecy Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, Regulation O, applicable limits on loans to one borrower, and all other applicable fair lending laws and other laws relating to discriminatory business practice, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of its businesses or otherwise have a Material Adverse Effect on MNB.
(c)	Except as set forth on MNB Disclosure Schedule 2.13, since January 1, 2016, neither MNB nor any MNB Subsidiary has received any notification or communication from any Governmental Entity: (i) asserting that MNB or any MNB Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Governmental Entity enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to MNB or any MNB Subsidiary; (iii) requiring or threatening to require MNB or any MNB Subsidiary, or indicating that MNB or any MNB Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of MNB or any MNB Subsidiary, including without limitation any restriction on the payment of dividends; (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of MNB or any MNB Subsidiary, including without limitation any restriction on the payment of dividends; or (v) imposing any civil monetary penalties on MNB , any MNB Subsidiary, or any directors of MNB (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Neither MNB nor any MNB Subsidiary is currently subject to any Regulatory Agreement.

Section 2.14 Employee and Director Benefit Plans.

(a)	MNB has previously made available to Fidelity true and complete copies of all employee or director benefit plans which MNB, Merchants Bank or any MNB Subsidiary currently maintains, including but not limited to bonus plans; employee benefit plans within the meaning of ERISA Section 3(3); profit sharing plans; stock purchase plans; stock ownership plans; stock option plans; phantom stock plans; deferred compensation; supplemental income plans; supplemental executive retirement plans; termination agreements; employment agreements; annual, long term or other incentive plans; severance plans; reimbursement arrangements; policies and agreements; group insurance plans; vacation pay; sick leave; life insurance; retiree life insurance plans; short-term disability; long-term disability; and medical plans or arrangements; and all other benefit plans, policies, agreements and arrangements, all of which are listed in MNB Disclosure Schedule 2.14, maintained or contributed to for the benefit of the employees, former employees (including retired employees), directors, or former directors of MNB, Merchants Bank or any MNB Subsidiary and any beneficiaries thereof or other person, or with respect to which MNB, Merchants Bank or any MNB Subsidiary has or may have any obligation or liability, whether actual or contingent (the “MNB Benefit Plans”), together with, as applicable, (i) the most recent actuarial (if any) and financial reports relating to those plans which constitute “qualified plans” under IRC Section 401(a), (ii) the most recent annual reports relating to such plans filed by them, respectively, with any government agency, (iii) all rulings and determination letters which pertain to any such plans, (iv) all contracts currently in force with third party administrators, actuaries, investment managers and other service providers to such plans, and (v) the non-discrimination testing results for the three (3) most recent plan years.
(b)	Neither MNB, Merchants Bank, any MNB Subsidiary nor any pension plan maintained by MNB or any MNB Subsidiary, has incurred, directly or indirectly, within the past six (6) years any liability under Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS with respect to any pension plan qualified under IRC Section 401(a) which liability has resulted in or is reasonably expected to result in a Material Adverse Effect with respect to MNB, Merchants Bank, or MNB Subsidiary, except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043 occurred with respect to any such pension plan. Except as set forth in MNB Disclosure Schedule 2.14, with respect to each of such plans that is subject to Title IV of ERISA or any MNB Benefit Plans, the fair market value of the assets under such plan exceeds the present value of the accrued benefits liability as of the end of the most recent plan year with respect to such plan calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such plan. There is not currently pending with the Pension

Benefit Guaranty Corporation any filing with respect to any reportable event under Section 4043 of ERISA nor has any reportable event occurred as to which a filing is required and has not been made (other than as might be required with respect to this Agreement and the transactions contemplated thereby) with respect to any plan subject to Title IV of ERISA and to which MNB or any of its ERISA Affiliates has any liability. MNB has not provided nor is required to provide security to any plan maintained by MNB or any of its ERISA Affiliates to which the requirements of Section 412 of the IRC apply pursuant to Section 401(a)(29) of the IRC. Neither MNB nor any of its ERISA Affiliates has incurred or is subject to any liability under ERISA Section 4201 for a complete or partial withdrawal from a multiemployer plan.

(c)	All MNB Benefit Plans that are “employee benefit plans,” as defined in ERISA Section 3(3), comply and within the past six (6) years have complied in all material respects with (i) relevant provisions of ERISA and (ii) in the case of plans intended to qualify for favorable income tax treatment, provisions of the IRC. All MNB Benefit Plans comply and have complied with and have been operated and administered in all material respects in accordance with their terms and with applicable law.
(d)	To the Knowledge of MNB, no prohibited transaction (which shall mean any transaction prohibited by ERISA Section 406 and not exempt under ERISA Section 408 or any transaction prohibited under IRC Section 4975) has occurred within the past six (6) years with respect to any employee benefit plan maintained by MNB or any of its ERISA Affiliates which would result in the imposition, directly or indirectly, of an excise tax under IRC Section 4975 or other penalty under ERISA or the IRC, which, individually or in the aggregate, has resulted in or is reasonably expected to result in a Material Adverse Effect with respect to MNB.
(e)	MNB and the MNB Subsidiaries provide continuation coverage under existing group health plans for separating employees and “qualified beneficiaries” of covered employees (as defined in IRC Section 4980B(g)) in accordance with the provisions of IRC Section 4980B(f) or 40 P.S. § 756.2 et seq.
(f)	There are no current or pending or, to the Knowledge of MNB, threatened audits or investigations by any governmental entity involving any MNB Benefit Plan, and there are no current or pending or, to the Knowledge of MNB, threatened claims (except for individual claims for benefits payable in the ordinary course of operation of the MNB Benefit Plans), suits or proceedings involving any MNB Benefit Plan and, to the Knowledge of MNB, no set of circumstances exists which may reasonably be expected to give rise to any such audits, investigations, claims, suits or proceedings.
(g)	MNB and Merchants Bank have not contributed to any “multiemployer plan” as defined in Section 3(37) of ERISA.
(h)	All contributions required to be made under the terms of any MNB Benefit Plan have been timely made and all anticipated contributions and binding obligations are accrued monthly on MNB’s consolidated financial statements to the extent required and in accordance with GAAP. MNB has expensed and accrued as a liability the present value of future benefits in accordance with applicable laws and GAAP. To MNB’s Knowledge, except as set forth in MNB Disclosure Schedule 2.14, neither any pension plan nor any single-employer plan of MNB nor an ERISA Affiliate has an “accumulated funding deficiency,” whether or not waived, within the meaning of Section 412 of the IRC or Section 302 of ERISA and neither MNB nor an ERISA Affiliate has an outstanding funding waiver.
(i)	None of the execution of this Agreement, shareholder approval of this Agreement or consummation of the Merger will, except as set forth in MNB Disclosure Schedule 2.14, (i) entitle any current or former employee, consultant or director of MNB, Merchants Bank, or MNB Subsidiary to severance pay or other payments or any increase in severance pay or other payments upon any termination of employment or otherwise after the date hereof, (ii) accelerate the time of payment or vesting or trigger any payment or funding, through a grantor trust or otherwise, of compensation or benefits under, increase the amount payable to or trigger any other material obligation pursuant to, any of the MNB Benefit Plans, (iii) result in any breach or violation of, or a default under, any of the MNB Benefit Plans or (iv) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the IRC.
(j)	All required reports and descriptions, including but not limited to Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1 and summary plan descriptions, have been filed or distributed appropriately with respect to each MNB Benefit Plan. All required Tax Returns with respect to each MNB Benefit Plan have been made, and any Taxes due in connection with such filings have been paid.
(k)	MNB does not maintain any MNB Benefit Plan or other compensation program or arrangement under which payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the IRC and the regulations issued thereunder.
(l)	Except as set forth in MNB Disclosure Schedule 2.14, to the Knowledge of MNB, each MNB Benefit Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the IRC complies or will comply in both form and operation with the requirements of Section 409A of the IRC.

Section 2.15 Labor Matters.   MNB is not a party to nor is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is MNB the subject of a proceeding asserting that it has committed an unfair labor practice within the meaning of the National Labor Relations Act or seeking to compel MNB to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it, pending or, to the Knowledge of MNB, threatened, nor is MNB aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

Section 2.16 Brokers, Finders and Financial Advisors.   Except for MNB’s engagement of Olsen Palmer LLC in connection with the transactions contemplated by this Agreement, neither MNB nor any MNB Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or, except for its commitments disclosed in MNB Disclosure Schedule 2.16, incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement, which has not been reflected in the MNB Financials. MNB Disclosure Schedule 2.16 shall contain as an exhibit the engagement letter between MNB and Olsen Palmer LLC.

Section 2.17 Environmental Matters.

(a)	Neither MNB nor any MNB Subsidiary, nor any properties owned or occupied by MNB or any MNB Subsidiary is or has been in violation of or liable under any Environmental Law which violation or liability, individually or in the aggregate, resulted in, or would reasonably be expected to result, in a Material Adverse Effect with respect to MNB. There are no actions, suits, proceedings, or demands, claims or notices, including without limitation, demand letters or requests for information from any Governmental Entity, instituted or pending, or to the Knowledge of MNB threatened or any investigation pending relating to the liability of MNB or any MNB Subsidiary with respect to any property owned or operated by MNB or any MNB Subsidiary under any Environmental Law.
(b)	(i) No property, now or, to the Knowledge of MNB, formerly owned or operated by MNB or any MNB Subsidiary or on which MNB or any MNB Subsidiary holds or, to the Knowledge of MNB, held a mortgage or other security interest or has foreclosed or taken a deed in lieu of foreclosure, has been listed or proposed for listing on the NPL, is listed on the CERCLIS, or is listed or proposed to be listed on any state list similar to the NPL or the CERCLIS, or is the subject of federal, state or local enforcement actions or other investigations; and (ii) no property, formerly owned or operated by MNB or any MNB Subsidiary or on which MNB or any MNB Subsidiary previously held a mortgage or other security interest, was, at the time MNB or Merchants Bank owned, operated or held a mortgage or security interest was listed or proposed for listing on the NPL, was listed on the CERCLIS, or is listed or proposed to be listed on any state list similar to the NPL or the CERCLIS, or is the subject of federal, state or local enforcement actions or other investigations; in the case of each of (i) and (ii) which is reasonably to be expected to lead to claims against MNB or any MNB Subsidiary for response costs, remedial work, investigation, damage to natural resources or for personal injury or property damage, including, but not limited to, claims under CERCLA, which would have a Material Adverse Effect.

(c)	(i) MNB and the MNB Subsidiaries are in compliance in all material respects with applicable Environmental Laws, (ii) no Contamination exceeding applicable cleanup standards or remediation thresholds under any Environmental Law exists at any real property, including buildings or other structures, currently or formerly owned or operated by MNB or any of the MNB Subsidiaries, or on any property in which MNB or any of the MNB Subsidiaries has held a security interest, lien or a fiduciary or management role (“MNB Loan Property”) that would reasonably be expected to result in a material Environmental Liability for MNB or the MNB Subsidiaries, (iii) to the Knowledge of MNB, no Contamination exists at any real property owned by a third party that would reasonably be expected to result in a material Environmental Liability for MNB or the MNB Subsidiaries, (iv) neither MNB nor any of the MNB Subsidiaries has received any written notice, demand letter, or claim alleging any material violation of, or liability under, any Environmental Law, (v) neither MNB nor any of the MNB Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Entity or any third party under any Environmental Law that would reasonably be expected to result in a material Environmental Liability of MNB or the MNB Subsidiaries, (vi) there are no circumstances or conditions (including the presence of un-encapsulated friable asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning or automotive services) involving MNB or any of the MNB Subsidiaries, on any currently or formerly owned or operated property, or any MNB Loan Property, that could reasonably be expected to result in any material claims, liability or investigations against MNB or any of the MNB Subsidiaries, or result in any material restrictions on the ownership, use or transfer of any property pursuant to any Environmental Law or materially and adversely affect the value of any MNB Loan Property, and (vii) MNB has listed in MNB Disclosure Schedule 2.17 and delivered to Fidelity copies of all environmental reports or studies, sampling data, correspondence and filings in its possession relating to MNB, the MNB Subsidiaries and any Owned Properties, Leased Properties or MNB Loan Property (except, in the case of any MNB Loan Property, Phase I environmental site assessments which did not recommend the performance of a Phase II assessment), which were prepared in the last five (5) years, and, solely with respect to MNB Loan Properties, are material to MNB.

Section 2.18 Allowance for Loan Losses.   The allowances for loan losses reflected, and to be reflected, in the MNB Regulatory Reports and in the MNB Financials, and shown, and to be shown, on the balance sheets contained in the MNB Financials have been, and will be, adequate as of the respective dates, in accordance with the requirements of GAAP and all applicable regulatory criteria. Neither MNB nor Merchants Bank has been notified in writing by any state or federal bank regulatory agency that MNB’s reserves are inadequate or that the practices and policies of MNB in establishing its reserves for the years ended December 31, 2018, December 31, 2017 and the nine months ended September 30, 2019, and in accounting for delinquent and classified assets, with respect to such periods, fail to comply with applicable accounting or regulatory requirements. At the date of the Agreement, MNB’s and Merchants Bank’s respective allowance for loan losses are sufficient for their reasonably anticipated loan losses, are in compliance with the standards established by applicable Governmental Entities and are adequate under GAAP.

Section 2.19 Related Party Transactions.   Neither MNB nor any MNB Subsidiary is a party to any transaction (including any loan or other credit accommodation but excluding deposits in the ordinary course of business) with any Affiliate of MNB (except any MNB Subsidiary), except transactions (a) made in the ordinary course of business, (b) made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) not involving more than the normal risk of collectability or present other unfavorable features. Except as set forth in MNB Disclosure Schedule 2.19, no loan or credit accommodation to any Affiliate of MNB is presently in default or, during the three (3) year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither MNB nor Merchants Bank has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by Merchants Bank is inappropriate.

Section 2.20 Loans.

(a)	Each loan reflected as an asset in the MNB Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, in accordance with applicable law, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on MNB.
(b)	MNB Disclosure Schedule 2.20 sets forth a listing, as of September 30, 2019, by account, of: (i) all loans (including loan participations) of Merchants Bank or any other MNB Subsidiary that have been accelerated during the past twelve months; (ii) all loan commitments or lines of credit of Merchants Bank or any other MNB Subsidiary which have been terminated by Merchants Bank or any other MNB Subsidiary during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (iii) each borrower, customer or other party which has notified Merchants Bank or any other MNB Subsidiary during the past twelve months of, or has asserted against Merchants Bank or any other MNB Subsidiary, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of Merchants Bank, each borrower, customer or other party which has given Merchants Bank or any other MNB Subsidiary any oral notification of, or orally asserted to or against Merchants Bank or any other MNB Subsidiary, any such claim; (iv) all loans (A) that are contractually past due 90 days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) that as of the date of this Agreement are classified as “Other Assets Especially Mentioned, “Substandard,” “Doubtful,” “Loss,” “Classified,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, (D) where, during the past one (1) year, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (E) where a specific reserve allocation exists in connection therewith; and (v) all assets classified by Merchants Bank or any MNB Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure. All loans of Merchants Bank have been classified in accordance with the loan policies and procedures of Merchants Bank.
(c)	All loans receivable (including discounts) and accrued interest entered on the books of MNB and the MNB Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of MNB’s or the appropriate MNB Subsidiary’s respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. The loans, discounts and the accrued interest reflected on the books of MNB and the MNB Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such loans are owned by MNB or the appropriate MNB Subsidiary free and clear of any and all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.
(d)	The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

(e)	MNB Disclosure Schedule 2.20 sets forth, as of September 30, 2019, a schedule of all executive officers and directors of MNB who have outstanding loans from MNB or Merchants Bank, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.
(f)	To the Knowledge of MNB, no shares of MNB Common Stock were purchased with the proceeds of a loan made by MNB or any MNB Subsidiary.
(g)	All loans owned by MNB or any MNB Subsidiary, or in which MNB or any MNB Subsidiary has an interest, comply in all material respects with applicable laws, including applicable usury statutes, underwriting and recordkeeping requirements and the truth in Leading Act, the Equal Credit Opportunity Act, the Real Estate Settlement Procedures, Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act.
(h)	MNB and each MNB Subsidiary hold the mortgages contained in its loan portfolio for its own benefit to the extent of its interest shown therein; such mortgages evidence liens having the priority indicated by the terms of such mortgages, including the associated loan documents, subject, as of the date of recordation or filing of applicable security instruments, only to such exceptions as are discussed in attorneys’ opinions regarding title or in title insurance policies in the mortgage files relating to the loans secured by real property or are not material as to the collectability of such loans, and all loans owned by MNB and each MNB Subsidiary are with full recourse to the borrowers, and neither MNB nor any MNB Subsidiary has taken any action which would reasonably be likely to result in a waiver or negation of any rights or remedies available against the borrower or guarantor, if any, on any loan. To the Knowledge of MNB, all applicable remedies against all borrowers and guarantors are enforceable except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights and except as may be limited by the exercise of judicial discretion in applying principles of equity.
(i)	Each outstanding loan participation sold by MNB or any MNB Subsidiary was sold with the risk of non-payment of all or any portion of that underlying loan to be shared by each participant proportionately to the share of such loan represented by such participation without any recourse of such other lender or participant to MNB or any MNB Subsidiary for payment or repurchase of the amount of such loan represented by the participation or liability under any yield maintenance or similar obligation.

Section 2.21 MNB Information.

(a)	The information relating to MNB and MNB Subsidiaries to be provided by MNB in the Proxy Statement/Prospectus, the Registration Statement, any filing by Fidelity pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, the Proxy Statement/Prospectus (except for such portions thereof as relate only to Fidelity or the Fidelity Subsidiaries) will comply with the provisions of the Securities Act and the Exchange Act and rules and regulations thereunder, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances in which they were made, not misleading.
(b)	The information, relating to MNB and MNB’s Subsidiaries to be provided by MNB for inclusion in the Applications will, at the time each such document is filed with any Bank Regulator and up to and including the dates of any required Regulatory Approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

Section 2.22 “Well Capitalized”.   Merchants Bank is “well capitalized” and to MNB’s Knowledge there has not been an event or occurrence since January 1, 2016 that could reasonably be expected to result in determination that Merchants Bank is not “well capitalized” as determined by the Bank Regulators.

Section 2.23 Investment Securities.   Except as set forth on MNB Disclosure Schedule 2.23, none of the investments reflected in the MNB Financials under the headings “Securities Available for Sale” and “Securities Held to Maturity” are subject to any restrictions, whether contractual or statutory, that materially impairs the ability of MNB to freely dispose of the investments at any time. All of the investments comply with applicable laws, rules and regulations except with respect to such violations of laws, rules and regulations as would not individually or in the aggregate have a Material Adverse Effect on MNB.

Section 2.24 Equity Plans and Agreements.   Neither MNB nor any other MNB Subsidiary, is party to any plan, agreement or arrangement under or pursuant to or in connection with which any Person is entitled to the issuance of any shares of any equity security of MNB or any MNB Subsidiary, or any option or warrant for any of the foregoing, or any other equity interest in MNB or any other MNB Subsidiary, present, contingent, vested, unvested or otherwise, other than the plans, agreements and other arrangements described in MNB Disclosure Schedule 2.24. MNB Disclosure Schedule 2.24 sets forth, itemized by grant date, the number of specific class, series or other types of shares, interests, or other applicable unit to which each participant, director, officer, employee, recipient, transferee, grantee, or other person or entity may hereinafter be entitled.

Section 2.25 Tax Matters.   At the date hereof, MNB has not taken or agreed to take any action, and does not have any reason to believe that any conditions exist, that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the IRC.

Section 2.26 Fairness Opinion.   The MNB board of directors has received a written opinion from Olsen Palmer LLC (which opinion has not been amended or rescinded as of the date of this Agreement) to the effect that, subject to the terms, conditions, and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by shareholders of MNB pursuant to this Agreement is fair, from a financial point of view, to such shareholders.

Section 2.27 Intellectual Property.

(a)	MNB and each MNB Subsidiary owns or possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade or fictitious names, service marks and trademarks, which are material to the conduct of their business as currently conducted, each without payment, except for all license agreements under which license fees or other payments are due in the ordinary course of MNB’s or each of the MNB Subsidiaries’ business, and neither MNB nor any MNB Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. MNB and each MNB Subsidiary has performed all the material obligations required to be performed, and are not in default in any material respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To MNB’s Knowledge, the conduct of the business of MNB and each MNB Subsidiary as currently conducted or proposed to be conducted does not, in any material respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.
(b)	(i) MNB and each of the MNB Subsidiaries utilize commercially reasonable actions to protect and maintain (A) all MNB intellectual property and (B) the security and integrity of their software, databases, networks, systems, equipment and hardware and protect same against unauthorized use, modification, or access thereto, or the introduction of any viruses or other unauthorized or damaging or corrupting elements, (ii) MNB’s and the MNB Subsidiaries’ computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communication lines and all other information technology equipment and all associated documents (the “IT Assets”) operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by MNB in connection with its business and have not materially malfunctioned or failed within the past two (2) years, (iii) to the MNB’s Knowledge, no Person has gained unauthorized access to the IT Assets and (iv) MNB has implemented commercially reasonable backup and disaster recovery technology consistent with industry practices.
(c)	Merchants Bank obtains its material data processing services, ATM and other information technology services exclusively through the contracts or agreements with the Persons described in MNB Disclosure Schedule 2.27(c) (“DP Contracts”). A true and correct executed copy of each DP Contract, as in effect on the date hereof, has been made available to Fidelity. Other than the DP Contracts, MNB has no agreement with any other Person for data processing, ATM or other technology services.

Section 2.28 State Takeover Statutes.   The adoption and approval by the board of MNB of this Agreement, the Merger and the other transactions contemplated in this Agreement represent all the action necessary to render, inapplicable to this Agreement, the Merger and such other transactions, the provisions of any potentially applicable anti-takeover, control share, fair price, moratorium, interested shareholder or similar Law, and, to the extent applicable, the provisions of any potentially applicable articles of MNB’s articles of incorporation.

Section 2.29 Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. PATRIOT Act.   Merchants Bank is in compliance in all material respects with the Bank Secrecy Act, the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act and all regulations promulgated thereunder. Except as would not have a Material Adverse Effect on MNB, Merchants Bank and the Merchants Bank Subsidiaries, taken as a whole, Merchants Bank (i) has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts, (ii) has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the U.S. Department of the Treasury, including the IRS, and (iii) has timely filed all Suspicious Activity Reports with the Financial Institutions – Financial Crimes Enforcement Network (U.S. Department of the Treasury) required to be filed by it pursuant to the laws and regulations referenced in this Section.

Section 2.30 Quality of Representations.   Except for the representations and warranties contained in this Article II, neither MNB, any MNB Subsidiary nor any other Person on behalf of MNB or any MNB Subsidiary makes any other express or implied representation or warranty with respect to MNB or any MNB Subsidiary or with respect to any other information provided to Fidelity or any Fidelity Subsidiary in connection with the transactions contemplated hereunder. Neither MNB, any MNB Subsidiary nor any other Person will have or be subject to any liability or indemnification obligation to Fidelity or any Fidelity Subsidiary or any other Person resulting from the distribution to them, or their use of, any such information, including any information, documents, projections, forecasts of other material made available to them in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Article II. Fidelity and Fidelity Bank acknowledge that neither MNB nor any MNB Subsidiary makes any representations or warranties except for the representations and warranties contained in this Article II, and that they have not relied on any representation or warranty other than those set forth in this Article II.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF FIDELITY AND FIDELITY BANK

Fidelity and Fidelity Bank represent and warrant to MNB and Merchants Bank that the statements contained in this Article III are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article III), except as set forth in the Fidelity Disclosure Schedule delivered by Fidelity and Fidelity Bank to MNB and Merchants Bank on the date hereof or as amended, and except as to any representation or warranty which specifically relates to an earlier date. Fidelity and Fidelity Bank have made a good faith effort to ensure that the disclosure on each schedule of the Fidelity Disclosure Schedule corresponds to the section referenced herein. However, for purposes of the Fidelity Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.

Section 3.01 Standard.   No representation or warranty of Fidelity and Fidelity Bank contained in this Article III shall be deemed untrue or incorrect, and Fidelity and Fidelity Bank shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article III, has had or is reasonably expected to have a Material Adverse Effect; disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty; provided, however, that the foregoing standard shall not apply to representations and warranties contained in Sections 3.02(a), 3.02(b), 3.03(a), 3.03(b), 3.04 and 3.09, nor shall it apply to the representations and warranties contained in 3.12, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects.

Section 3.02 Organization.

(a)	Fidelity is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Fidelity is a bank holding company duly registered under the BHCA. Fidelity has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Fidelity is not qualified or licensed to do business as a foreign corporation in any other jurisdiction and is not required to be so qualified or licensed as a result of the ownership or leasing of its property or conduct of its business, except where the failure to be so qualified would not have a Material Adverse Effect on Fidelity.
(b)	Fidelity Bank is a Pennsylvania state-chartered bank and trust company and is regulated by the FDIC and the PDS. Fidelity is duly organized and validly existing under the laws of the Commonwealth of Pennsylvania. Fidelity Bank has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.
(c)	There are no Fidelity Subsidiaries other than Fidelity Bank, and those identified on Fidelity Disclosure Schedule 3.02. Each of Fidelity’s Subsidiaries (i) was duly organized, (ii) is validly existing and in good standing under the laws of its jurisdiction of organization, (iii) is duly licensed or qualified to do business in, and in good standing under the laws of, all jurisdictions, whether federal, state, local or foreign, where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except as would not reasonably be expected to have a Material Adverse Effect on Fidelity or Fidelity Bank and (iv) has all requisite corporate power and authority, and has all licenses, permits and authorizations of applicable Governmental Entities required to own or lease its properties and assets and to carry on its business as now conducted, except for purposes of clause (iii) only, as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Fidelity. The articles of incorporation, bylaws and similar governing documents of each Subsidiary of Fidelity, copies of which have been made available to MNB, are true and correct copies of such documents as amended, supplemented, restated and/or otherwise modified and in effect on the date of this Agreement.
(d)	The respective minute books of Fidelity and Fidelity Bank and each other Fidelity Subsidiary accurately record, in all material respects, all corporate actions of their respective shareholders and boards of directors and trustees, (including committees) in each case in accordance with the normal business practice of Fidelity and each such Fidelity Subsidiary.
(e)	Prior to the date of this Agreement, Fidelity has delivered to MNB true and correct copies of the articles of incorporation and bylaws of Fidelity and the articles of incorporation and bylaws of Fidelity Bank, each as in effect on the date hereof.
(f)	Fidelity Bank is a member in good standing of the Federal Home Loan Bank of Pittsburgh and owns the requisite amount of stock therein.

Section 3.03 Capitalization.

(a)	As of the date of this Agreement, the authorized capital stock of Fidelity consists of fifteen million (15,000,000) shares of without par value divided into (i) ten million (10,000,000) shares common stock, no par value (“Fidelity Common Stock”), of which three million seven hundred eighty-one thousand five hundred (3,781,500) shares are outstanding, validly issued, fully paid and nonassessable as of the date of this Agreement and free of preemptive rights and (ii) five million (5,000,000) shares of preferred stock, no par value (“Fidelity Preferred Stock”), of which no shares are outstanding. There are no shares of Fidelity Common Stock held by Fidelity as treasury stock. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which Fidelity’s shareholders may vote has been issued by Fidelity and are outstanding. Except as disclosed in Fidelity Disclosure Schedule 3.03(a), neither Fidelity nor any Fidelity Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of Fidelity Common Stock, or any other security of Fidelity or any securities representing the right to vote, purchase or otherwise receive any shares of Fidelity Common Stock or any other security of Fidelity.

(b)	The authorized capital stock of Fidelity Bank consists of five million (5,000,000) shares of common stock, par value of $1.5625 per share (“Fidelity Bank Common Stock”), of which five million (5,000,000) shares are outstanding, validly issued, fully paid, nonassessable, and free of preemptive rights and owned by Fidelity. Except as set forth on Fidelity Disclosure Schedule 3.03, neither Fidelity Bank nor any Fidelity Subsidiary has or is bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of the capital stock of any Fidelity Subsidiary or any other security of any Fidelity Subsidiary or any securities representing the right to vote, purchase or otherwise receive any shares of the capital stock or any other security of any Fidelity Subsidiary. Except as set forth in Fidelity Disclosure Schedule 3.03, Fidelity and Fidelity Bank owns all of the outstanding shares of capital stock of each Fidelity Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.
(c)	Except as set forth in Fidelity Disclosure Schedule 3.03, neither (i) Fidelity, nor (ii) any other Fidelity Subsidiary, owns any equity interest, directly or indirectly, other than treasury stock, in any other company or controls any other company, except for equity interests held in the investment portfolios of Fidelity, Fidelity Bank and Fidelity Subsidiaries, equity interests held by Fidelity Subsidiaries in a fiduciary capacity, and equity interests held in connection with the commercial loan activities of Fidelity Subsidiaries. There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding and held by Fidelity or Fidelity Bank with respect to any other company’s capital stock or the equity of any other person.

Section 3.04 Authority; No Violation.

(a)	Fidelity has full corporate power and authority to execute and deliver this Agreement and subject to the receipt of the Regulatory Approvals, and the approval and adoption of this Agreement and the Merger by the affirmative vote required of shareholders pursuant to the PAC and Fidelity’s articles of incorporation and bylaws and NASDAQ Listing Agreement and Listing Rules (the “Fidelity Shareholder Approval”), to consummate the transactions contemplated hereby. Fidelity Bank has full corporate power and authority to execute and deliver the Bank Plan of Merger and, subject to the receipt of any required Regulatory Approvals, to consummate the Bank Merger. The execution and delivery of this Agreement by Fidelity and the completion by Fidelity of the transactions contemplated hereby have been duly and validly approved by the board of directors of Fidelity. Except for Fidelity Shareholder Approval as required under the PAC, Fidelity’s articles of incorporation and bylaws and NASDAQ Listing Agreement and Listing Rules, no other corporate proceedings on the part of Fidelity are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Fidelity and, subject to (i) Fidelity Shareholder Approval as required and under the PAC, and Fidelity’s articles of incorporation and bylaws and NASDAQ Listing Agreement and Listing Rules, (ii) approval and adoption by Fidelity as the sole shareholder of Fidelity Bank, (iii) the receipt of the required approvals of Bank Regulators described in Section 3.04 hereof, (iv) the due and valid execution and delivery of this Agreement by MNB, (v) the filing with the SEC of the Proxy Statement/Prospectus and the Registration Statement, and the declaration of effectiveness of the Registration Statement, (vi) the filing of a Statement of Merger with, and its acceptance for record by, the PDS pursuant to the ETL and the filings required by the PDB for the Bank Merger, (vii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Fidelity Common Stock pursuant to this Agreement, and (viii) approval of the listing on NASDAQ of such shares of Fidelity Common Stock issuable in the Merger, constitutes the valid and binding obligation of Fidelity enforceable against Fidelity in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

The Bank Plan of Merger, upon its execution and delivery by Fidelity Bank subject to the execution and delivery of the Bank Plan of Merger by Merchants Bank, will constitute the valid and binding obligation of Fidelity Bank, enforceable against Fidelity Bank in accordance with its terms, subject to the required approvals of Bank Regulators and subject to applicable conservatorship and receivership provisions of the FDIA, bankruptcy or insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)	The execution and delivery of this Agreement by Fidelity subject to, (i) the execution and delivery of the Bank Plan of Merger by Fidelity Bank, (ii) receipt of approvals from the Bank Regulators referred to in Section 3.04 hereof and MNB’s and Fidelity’s compliance with any conditions contained therein, (iii) the completion of the transactions contemplated hereby, (iv) compliance by Fidelity with any of the terms or provisions hereof, and (v) making the filings listed in Section 3.04(a) will not (A) conflict with or result in a material breach of any provision of the articles of incorporation or other organizational document or bylaws of Fidelity or any Fidelity Subsidiary; (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Fidelity or any Fidelity Subsidiary or any of their respective properties or assets; or (C) except as set forth on Fidelity Disclosure Schedule 3.04, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Fidelity or any Fidelity Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which Fidelity or any Fidelity Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except in the case of clause (C) above, for violations which, either individually or in the aggregate, will not have a Material Adverse Effect on Fidelity or any Fidelity Subsidiary.

Section 3.05 Consents.   Except for (a) the consents, approvals, filings and registrations with any Governmental Entity and compliance with any conditions contained therein, (b) Fidelity Shareholder Approval and approval by the Fidelity board of directors, (c) the approval and adoption of the Bank Plan of Merger by Fidelity as sole shareholder of Fidelity Bank under applicable law, and (d) except as disclosed in Fidelity Disclosure Schedule 3.05, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, or will be, in connection with (i) the execution and delivery of this Agreement by Fidelity, or the Bank Plan of Merger by Fidelity Bank, and (ii) the completion by Fidelity of the transactions contemplated hereby or by Fidelity Bank of the Bank Merger. As of the date hereof, Fidelity and Fidelity Bank have no reason to believe that (a) any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact the ability of Fidelity or Fidelity Bank to complete the transactions contemplated by this Agreement or that (b) any public body or authority, the consent or approval of which is not required or any filing with which is not required, will object to the completion of the transactions contemplated by this Agreement.

Section 3.06 Regulatory Reports; Financial Statements; Undisclosed Liabilities.

(a)	Fidelity has previously made available to MNB the Fidelity Regulatory Reports through June 30, 2019. Except as set forth on Fidelity Disclosure Schedule 3.06, the Fidelity Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices including but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators throughout the periods covered by such statements, and fairly present, or will fairly present in all material respects, the financial position, results of operations, and changes in shareholders’ equity of Fidelity or Fidelity Bank as the case may be, as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles including but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators applied on a consistent basis.

(b)	Fidelity has previously delivered to MNB the Fidelity Financials as of the date hereof and will deliver all the Fidelity Financials after the date hereof. Except as set forth on Fidelity Disclosure Schedule 3.06, the Fidelity Financials have been, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods covered by such statements, except as noted therein, and fairly present, or will fairly present, the consolidated financial position, results of operations and cash flows of Fidelity as of and for the periods ending on the dates thereof, in accordance with GAAP applied on a consistent basis, except as noted therein and except as indicated in the case of unaudited statements to normal recurring audit adjustments and the absence of footnotes.
(c)	At the date of each balance sheet included in the Fidelity Financials or Fidelity Regulatory Reports, neither Fidelity nor Fidelity Bank (as the case may be) had, or will have, any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Fidelity Financials or Fidelity Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or disclosed in a footnote thereto, except for liabilities, obligations or loss contingencies which are not material in the aggregate to Fidelity or which are incurred in the ordinary course of business, consistent with past practice, and subject, in the case of any unaudited statements, to normal recurring audit adjustments and the absence of footnotes.
(d)	Except as set forth on Fidelity Disclosure Schedule 3.06, the records, systems, controls, data and information of Fidelity and the Fidelity Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Fidelity or any Fidelity Subsidiary or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in this Section 3.06(d). Fidelity (i) has implemented and maintains a system of internal control over financial reporting that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, as consistently applied to Fidelity, (ii) to the extent required by applicable law, has implemented and maintains disclosure controls and procedures to ensure that material information relating to Fidelity, including its consolidated Fidelity Subsidiaries, is made known to the chief executive officer and the controller of Fidelity by others within those entities, and (iii) has disclosed, based on its most recent evaluation prior to the date hereof, to Fidelity’s outside auditors and the audit committee of Fidelity’s board of directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Fidelity’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Fidelity’s internal control over financial reporting. These disclosures (if any) were made in writing by management to Fidelity’s auditors and audit committee and a copy has previously been made available to MNB.
(e)	Except as set forth in the Fidelity Disclosure Schedule 3.06, since December 31, 2016, each of Fidelity and the Fidelity Subsidiaries have timely filed all Fidelity Regulatory Reports, schedules, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that any of them were required to file with any Governmental Entity, and have timely paid all fees and assessments due and payable in connection therewith. There is no material unresolved violation or exception by any Governmental Entity with respect to any report or statement relating to any examinations of Fidelity or any of the Fidelity Subsidiaries. Fidelity has made available to Merchants Bank the Fidelity Regulatory Reports and the Fidelity Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements.
(f)	Since December 31, 2016, (i) neither Fidelity nor any of the Fidelity Subsidiaries nor, to the Knowledge of Fidelity, Fidelity Bank, any director, officer, employee, auditor, accountant or representative of Fidelity or any of the Fidelity Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Fidelity or any of the Fidelity Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Fidelity or any of the Fidelity Subsidiaries has engaged in illegal accounting or auditing practices, and (ii) no attorney representing Fidelity or any of the Fidelity Subsidiaries, whether or not employed by Fidelity or any of the Fidelity Subsidiaries, has reported evidence of a material violation of law or regulation, breach of fiduciary duty or similar violation by Fidelity or Fidelity Bank, or any of their respective officers, directors, employees or agents to the boards of directors of Fidelity or Fidelity Bank or any committee thereof or to any director or officer of Fidelity or Fidelity Bank.
(g)	No agreement pursuant to which any loans or other assets have been or shall be sold by Fidelity or the Fidelity Subsidiaries entitle the buyer of such loans or other assets, unless there is a material breach of representation or covenant by Fidelity or the Fidelity Subsidiaries, to cause Fidelity or the Fidelity Subsidiaries to repurchase such loan or other assets or the buyer to pursue any other form of recourse against Fidelity or the Fidelity Subsidiaries, and there has been no agreement. The Fidelity Regulatory Reports have disclosed, since December 31, 2018, any cash, stock or other dividend or any other distribution with respect to the capital stock of Fidelity that has been declared, set aside or paid.

Section 3.07 Taxes.

(a)	All income and other material or material in the aggregate Tax Returns required to have been filed by Fidelity and the Fidelity Subsidiaries have been or will be duly and timely filed (taking into account extensions of time to file), and each such Tax Return is true, correct and complete in all material respects. All income and other material Taxes in respect of the periods covered by the Tax Returns pursuant to this Section 3.07(a) due and payable by Fidelity and the Fidelity Subsidiaries (whether or not shown on any Tax Return) have been paid.
(b)	There is no action, audit, dispute or claim now pending or proposed or threatened in writing against Fidelity or any of the Fidelity Subsidiaries in respect of Taxes. Except as set forth in Fidelity Disclosure Schedule 3.07, neither Fidelity nor any of the Fidelity Subsidiaries is the beneficiary of any extension of time within which to file any income or other material Tax Return which Tax Return has not been filed. No written claim has been made by a Taxing Authority in the last five (5) years in a jurisdiction where any of Fidelity or the Fidelity Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no liens on any of the assets of Fidelity with respect to Taxes other than for Taxes not yet due and payable.
(c)	Each of Fidelity and the Fidelity Subsidiaries has withheld and timely paid all Taxes required to have been withheld and paid and has complied with all information reporting and backup withholding requirements in all material respects.
(d)	Fidelity Disclosure Schedule 3.07 lists all Tax Returns filed by Fidelity or the Fidelity Subsidiaries for taxable periods ended on or after December 31, 2016 that have been or are currently the subject of audit. Except as set forth on Fidelity Disclosure Schedule 3.07, neither Fidelity nor any of the Fidelity Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension is still in effect.

Section 3.08 Legal Proceedings.   Except as set forth in Fidelity Disclosure Schedule 3.08, neither Fidelity nor any Fidelity Subsidiary is a party to any, and there are no pending or, to the Knowledge of Fidelity, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or un-asserted), actions or governmental investigations or inquiries of any nature (i) against Fidelity, any Fidelity Subsidiary or any Fidelity Subsidiary employee as an agent of Fidelity or any Fidelity Subsidiary, (ii) to which Fidelity or any Fidelity Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of Fidelity to perform under this Agreement in any material respect. There is no judgment or order of any Governmental Entity or regulatory restriction other than those of general application that apply to similarly situated financial or bank holding companies or their Subsidiaries, that has been imposed upon Fidelity, any of the Fidelity Subsidiaries or the assets of Fidelity or any of the Fidelity Subsidiaries, that has had, or is reasonably likely to have, a Material Adverse Effect on Fidelity.

Section 3.09 No Material Adverse Effect.   Except as set forth in Fidelity Disclosure Schedule 3.09, Fidelity has not suffered any Material Adverse Effect since December 31, 2018. Since December 31, 2018, Fidelity and the Fidelity Subsidiaries have, except in connection with the negotiation and execution and delivery of this Agreement, carried on their respective businesses in all material respects in the ordinary course consistent with past practice.

Section 3.10 Ownership of Property; Insurance Coverage.

(a)	Fidelity and each of the Fidelity Subsidiaries has, or will have as to property acquired after the date hereof, good and, as to real property, marketable title to all assets and properties owned by Fidelity or any Fidelity Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Fidelity Regulatory Reports and in the Fidelity Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure repurchase agreements and liabilities for borrowed money from a Federal Home Loan Bank, (ii) inter-bank credit facilities, or any transaction by a Fidelity Subsidiary acting in a fiduciary capacity, (iii) those reflected in the notes to the Fidelity Financials, (iv) statutory liens for amounts not yet delinquent or which are being contested in good faith, and (v) the items disclosed in Fidelity Disclosure Schedule 3.10. Fidelity and the Fidelity Subsidiaries, as lessee, have the right under valid and subsisting leases of real and personal properties used by Fidelity and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Except as disclosed in Fidelity Disclosure Schedule 3.10, such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in the notes to the Fidelity Financials.
(b)	Fidelity and the Fidelity Subsidiaries currently maintain insurance considered by Fidelity to be reasonable for their respective operations and similar in scope and coverage to that maintained by other businesses similarly engaged. Neither Fidelity nor any Fidelity Subsidiary has received notice from any insurance carrier that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by Fidelity or any Fidelity Subsidiary under such policies.

Section 3.11 Compliance with Applicable Law.

(a)	Each of Fidelity and each Fidelity Subsidiary is, and since January 1, 2016 has been, in compliance in all material respects with all, and is not in default in any material respect under any, applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its customers and employees, and neither Fidelity nor any Fidelity Subsidiary has received any written notice to the contrary since January 1, 2016.
(b)	Fidelity and each of its Subsidiaries holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, including, without limitation, the Equal Credit Opportunity Act, the United States Foreign Corrupt Practices Act, the Fair Housing Act, the Community Reinvestment Act, Home Mortgage Disclosure Act, the USA PATRIOT Act, the Bank Secrecy Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, Regulation O, applicable limits on loans to one borrower, and all other applicable fair lending laws and other laws relating to discriminatory business practice, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of its businesses or otherwise have a Material Adverse Effect on Fidelity.
(c)	Except as disclosed on Fidelity Disclosure Schedule 3.11, since January 1, 2016, neither Fidelity nor any Fidelity Subsidiary has received any notification or communication from any Governmental Entity (i) asserting that Fidelity or any Fidelity Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Governmental Entity enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Fidelity or any Fidelity Subsidiary; (iii) requiring or threatening to require Fidelity or any Fidelity Subsidiary, or indicating that Fidelity or any Fidelity Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of Fidelity or any Fidelity Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Fidelity or any Fidelity Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Neither Fidelity nor any Fidelity Subsidiary has consented to or entered into any Regulatory Agreement, except as disclosed on Fidelity Disclosure Schedule 3.11.

Section 3.12 Employee and Director Benefit Plans.

(a)	Fidelity Disclosure Schedule 3.12 sets forth all employee or director benefit plans which Fidelity, Fidelity Bank or any Fidelity Subsidiary currently maintains, including but not limited to bonus plans; employee benefit plans within the meaning of ERISA Section 3(3); profit sharing plans; stock purchase plans; stock ownership plans; stock option plans; phantom stock plans; deferred compensation; supplemental income plans; supplemental executive retirement plans; termination agreements; employment agreements; annual, long term or other incentive plans; severance plans; reimbursement arrangements; policies and agreements; group insurance plans; vacation pay; sick leave; life insurance; retiree life insurance plans; short-term disability; long-term disability; and medical plans or arrangements; and all other benefit plans, policies, agreements and arrangements, maintained or contributed to for the benefit of the employees, former employees (including retired employees), directors, or former directors of Fidelity, Fidelity Bank or any Fidelity Subsidiary and any beneficiaries thereof or other person, or with respect to which Fidelity, Fidelity Bank or any Fidelity Subsidiary has or may have any obligation or liability, whether actual or contingent (the “Fidelity Benefit Plans”).
(b)	Neither Fidelity, Fidelity Bank, any Fidelity Subsidiary nor any pension plan maintained by Fidelity or any Fidelity Subsidiary, has incurred, directly or indirectly, within the past six (6) years any liability under Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS with respect to any pension plan qualified under IRC Section 401(a) which liability has resulted in or is reasonably expected to result in a Material Adverse Effect with respect to Fidelity, Fidelity Bank, or any Fidelity Subsidiary, except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043 occurred with respect to any such pension plan. Except as set forth in Fidelity Disclosure Schedule 3.12, with respect to each of such plans that is subject to Title IV of ERISA or any Fidelity Benefit Plans, the fair market value of the assets under such plan exceeds the present value of the accrued benefits liability as of the end of the most recent plan year with respect to such plan calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such plan. There is not currently pending with the Pension Benefit Guaranty Corporation any filing with respect to any reportable event under Section 4043 of ERISA nor has any reportable event occurred as to which a filing is required and has not been made (other than as might be required with respect to this Agreement and the transactions contemplated thereby) with respect to any plan subject to Title IV of ERISA and to which Fidelity or any of its ERISA Affiliates has any liability. Fidelity has not provided nor is required to provide security to any plan maintained by Fidelity or any of its ERISA Affiliates to which the requirements of Section 412 of the IRC apply pursuant to Section 401(a)(29) of the IRC. Neither Fidelity nor any of its ERISA Affiliates has incurred or is subject to any liability under ERISA Section 4201 for a complete or partial withdrawal from a multiemployer plan.
(c)	All Fidelity Benefit Plans that are “employee benefit plans,” as defined in ERISA Section 3(3), comply and within the past six (6) years have complied in all material respects with (i) relevant provisions of ERISA and (ii) in the case of plans intended to qualify for favorable income tax treatment, provisions of the IRC. Except as set forth in Fidelity Disclosure Schedule 3.12, all Fidelity Benefit Plans comply and have complied with and have been operated and administered in all material respects in accordance with their terms and with applicable law.

(d)	To the Knowledge of Fidelity, no prohibited transaction (which shall mean any transaction prohibited by ERISA Section 406 and not exempt under ERISA Section 408 or any transaction prohibited under IRC Section 4975) has occurred within the past six (6) years with respect to any employee benefit plan maintained by Fidelity or any of its ERISA Affiliates which would result in the imposition, directly or indirectly, of an excise tax under IRC Section 4975 or other penalty under ERISA or the IRC, which, individually or in the aggregate, has resulted in or is reasonably expected to result in a Material Adverse Effect with respect to Fidelity.
(e)	Fidelity and the Fidelity Subsidiaries provide continuation coverage under existing group health plans for separating employees and “qualified beneficiaries” of covered employees (as defined in IRC Section 4980B(g)) in accordance with the provisions of IRC Section 4980B(f) or 40 P.S. § 756.2 et seq.
(f)	There are no current or pending or, to the Knowledge of Fidelity, threatened audits or investigations by any governmental entity involving any Fidelity Benefit Plan, and there are no current or pending or, to the Knowledge of Fidelity, threatened claims (except for individual claims for benefits payable in the ordinary course of operation of the Fidelity Benefit Plans), suits or proceedings involving any Fidelity Benefit Plan and, to the Knowledge of Fidelity, no set of circumstances exists which may reasonably be expected to give rise to any such audits, investigations, claims, suits or proceedings.
(g)	Fidelity has not contributed to any “multiemployer plan” as defined in Section 3(37) of ERISA.
(h)	All contributions required to be made under the terms of any Fidelity Benefit Plan have been timely made and all anticipated contributions and binding obligations are accrued monthly on Fidelity’s consolidated financial statements to the extent required and in accordance with GAAP. Fidelity has expensed and accrued as a liability the present value of future benefits in accordance with applicable laws and GAAP. To Fidelity’s Knowledge, neither any pension plan nor any single-employer plan of Fidelity nor an ERISA Affiliate has an “accumulated funding deficiency,” whether or not waived, within the meaning of Section 412 of the IRC or Section 302 of ERISA and neither Fidelity nor an ERISA Affiliate has an outstanding funding waiver.

Section 3.13 Labor Matters.   Fidelity is not a party to nor is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Fidelity the subject of a proceeding asserting that it has committed an unfair labor practice within the meaning of the National Labor Relations Act or seeking to compel Fidelity to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it, pending or, to the Knowledge of Fidelity, threatened, nor is Fidelity aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

Section 3.14 Brokers, Finders and Financial Advisors.   Except for Fidelity’s engagement of Commonwealth Advisors, Inc. in connection with the transactions contemplated by this Agreement, neither Fidelity nor any Fidelity Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or, except for its commitments disclosed in Fidelity Disclosure Schedule 3.14, incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement, which has not been reflected in the Fidelity Financials. Fidelity Disclosure Schedule 3.14 shall contain as an exhibit the engagement letters between Fidelity and Commonwealth Advisors, Inc.

Section 3.15 Environmental Matters.

(a)	Neither Fidelity nor any Fidelity Subsidiary, nor any properties owned or occupied by Fidelity or any Fidelity Subsidiary is or has been in violation of or liable under any Environmental Law which violation or liability, individually or in the aggregate, resulted in, or will result, in a Material Adverse Effect with respect to Fidelity. There are no actions, suits, proceedings, or demands, claims or notices, including without limitation, demand letters or requests for information from any Governmental Entity, instituted or pending, or to the Knowledge of Fidelity threatened or any investigation pending relating to the liability of Fidelity or any Fidelity Subsidiary with respect to any property owned or operated by Fidelity or any Fidelity Subsidiary under any Environmental Law.
(b)	No property, now or, to the Knowledge of Fidelity, formerly owned or operated by Fidelity or any Fidelity Subsidiary or on which Fidelity or any Fidelity Subsidiary holds or, to the Knowledge of Fidelity, held a mortgage or other security interest or has foreclosed or taken a deed in lieu of foreclosure, has been listed or proposed for listing on the NPL under CERCLA, is listed on the CERCLIS, or is listed or proposed to be listed on any state list similar to the NPL or the CERCLIS, or is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against Fidelity or any Fidelity Subsidiary for response costs, remedial work, investigation, damage to natural resources or for personal injury or property damage, including, but not limited to, claims under CERCLA, which would have a Material Adverse Effect.
(c)	(i) Fidelity and the Fidelity Subsidiaries are in compliance in all material respects with applicable Environmental Laws, (ii) no Contamination exceeding applicable cleanup standards or remediation thresholds under any Environmental Law exists at any real property, including buildings or other structures, currently or formerly owned or operated by Fidelity or any of the Fidelity Subsidiaries, or on any property in which Fidelity or any of the Fidelity Subsidiaries has held a security interest, lien or a fiduciary or management role (“Fidelity Loan Property”) that would reasonably be likely to result in a material Environmental Liability for Fidelity or the Fidelity Subsidiaries, (iii) no Contamination exists at any real property owned by a third party that would reasonably be likely to result in a material Environmental Liability for Fidelity or the Fidelity Subsidiaries, (iv) neither Fidelity nor any of the Fidelity Subsidiaries has received any written notice, demand letter, or claim alleging any material violation of, or liability under, any Environmental Law, (v) neither Fidelity nor any of the Fidelity Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Entity or any third party under any Environmental Law that would reasonably be expected to result in a material Environmental Liability of Fidelity or the Fidelity Subsidiaries, (vi) there are no circumstances or conditions (including the presence of un-encapsulated friable asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning or automotive services) involving Fidelity or any of the Fidelity Subsidiaries, on any currently or formerly owned or operated property, or any Fidelity Loan Property, that could reasonably be expected to result in any material claims, liability or investigations against Fidelity or any of the Fidelity Subsidiaries, or result in any material restrictions on the ownership, use or transfer of any property pursuant to any Environmental Law or materially and adversely affect the value of any Fidelity Loan Property, and (vii) Fidelity has listed in Fidelity Disclosure Schedule 3.15 and made available to MNB copies of all environmental reports or studies, sampling data, correspondence and filings in its possession relating to Fidelity, the Fidelity Subsidiaries and any owned properties, leased properties or Fidelity Loan Property, which were prepared in the last five (5) years, and, solely with respect to Fidelity Loan Properties, are material to Fidelity.

Section 3.16 Related Party Transactions.   Neither Fidelity nor any Fidelity Subsidiary is a party to any transaction (including any loan or other credit accommodation but excluding deposits in the ordinary course of business) with any Affiliate of Fidelity (except any Fidelity Subsidiary), except transactions (a) made in the ordinary course of business, (b) made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) not involving more than the normal risk of collectability or present other unfavorable features. Except as set forth in Fidelity Disclosure Schedule 3.16, no loan or credit accommodation to any Affiliate of Fidelity is presently in default or, during the three (3) year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither Fidelity nor Fidelity Bank has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by Fidelity Bank is inappropriate.

Section 3.17 Loans.

(a)	Each loan reflected as an asset in the Fidelity Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on Fidelity.
(b)	The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.
(c)	All loans owned by Fidelity or any Fidelity Subsidiary, or in which Fidelity or any Fidelity Subsidiary has an interest, comply in all material respects with applicable laws, including applicable usury statutes, underwriting and recordkeeping requirements and the truth in Leading Act, the Equal Credit Opportunity Act, the Real Estate Settlement Procedures, Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Section 3.18 Deposit Liabilities.

(a)	The Deposit Liabilities of Fidelity Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due and Fidelity Bank is authorized to hold the Deposit Liabilities. Except for such liens as set forth on the Fidelity Disclosure Schedule 3.18, the Deposit Liabilities of Fidelity Bank are not subject to any lien, including without limitation any liens in favor of Fidelity Bank and are not, as of the close of business on the Closing Date, subject to court order, legal restraint, automatic stay in bankruptcy, other legal process or stop payment orders.
(b)	All of the Deposit Liabilities of Fidelity Bank have been administered and originated, in compliance in all material respects with the documents governing the relevant type of deposit account and all applicable laws and regulations. The Deposit Liabilities of Fidelity Bank were opened, extended or made, and have been maintained, in accordance with all applicable federal and state laws, regulations, rules and orders, and has been operated in compliance with Fidelity Bank’s policies and procedures. No Deposit Liabilities of Fidelity Bank are maintained by a “money service business” within the meaning of regulations promulgated under the USA PATRIOT Act. None of the Deposit Liabilities of Fidelity Bank account holders are on the list of Specially Designated Nationals or Blocked Persons of the Office of Foreign Assets Control.
(c)	Fidelity Bank has properly accrued interest on the Deposit Liabilities of Fidelity Bank and the records respecting the Deposit Liabilities accounts accurately reflect such accruals of interest.
(d)	None of the Deposit Liabilities of Fidelity Bank are “brokered deposits” within the meaning of the rules and regulations of the FDIC; none of the Deposit Liabilities of Fidelity Bank were obtained through the Certificate of Deposit Account Registry Service or similar reciprocal placement network or through an internet listing service. None of the Deposit Liabilities of Fidelity Bank are held by Federal, State, county or other municipal governments or governmental or quasi-governmental agencies or are subject to escheat.
(e)	With respect to the Deposit Liabilities of Fidelity Bank, Fidelity Bank is in material compliance with the law and Treasury Regulations relating to (i) obtaining from depositors of the Deposit Liabilities of Merchants Bank executed IRS Forms W-8 and W-9 when appropriate and (ii) reporting of interest.

Section 3.19 Allowance for Loan Losses.    The allowances for loan losses reflected, and to be reflected, in the Fidelity Regulatory Reports and Fidelity Financials, and shown, and to be shown, on the balance sheets contained in the Fidelity Financials have been, and will be, adequate as of the respective dates, in accordance with the requirements of GAAP and all applicable regulatory criteria. Neither Fidelity nor Fidelity Bank has been notified in writing by any state or federal bank regulatory agency that Fidelity’s reserves are inadequate or that the practices and policies of Fidelity in establishing its reserves for the years ended December 31, 2018, December 31, 2017 and the nine months ended September 30, 2019, and in accounting for delinquent and classified assets, with respect to such periods, fail to comply with applicable accounting or regulatory requirements. At the date of the Agreement, Fidelity’s and Fidelity Bank’s respective allowance for loan losses are sufficient for their reasonably anticipated loan losses, are in compliance with the standards established by applicable Governmental Entities and are adequate under GAAP.

Section 3.20 Fidelity Information.

(a)	The information relating to Fidelity and Fidelity Subsidiaries to be provided by Fidelity in the Proxy Statement/Prospectus, the Registration Statement, any filing by Fidelity pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, the Proxy Statement/Prospectus (except for such portions thereof as relate only to MNB or the MNB Subsidiaries) will comply with the provisions of the Securities Act and the Exchange Act and rules and regulations thereunder, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances in which they were made, not misleading.
(b)	The information, relating to Fidelity and Fidelity’s Subsidiaries to be provided by Fidelity for inclusion in the Applications will, at the time each such document is filed with any Bank Regulator and up to and including the dates of any required Regulatory Approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

Section 3.21 “Well Capitalized”.   Fidelity Bank is “well capitalized” and to Fidelity’s Knowledge there has not been an event or occurrence since January 1, 2019 that could reasonably be expected to result in determination that Fidelity Bank is not “well capitalized” as determined by the Bank Regulators.

Section 3.22 Intellectual Property.   (a) Fidelity and each Fidelity Subsidiary owns or possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade or fictitious names, service marks and trademarks, which are material to the conduct of their business as currently conducted, each without payment, except for all license agreements under which license fees or other payments are due in the ordinary course of Fidelity’s or each of the Fidelity Subsidiaries’ business, and neither Fidelity nor any Fidelity Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. Fidelity and each Fidelity Subsidiary has performed all the material obligations required to be performed, and are not in default in any material respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To Fidelity’s Knowledge, the conduct of the business of Fidelity and each Fidelity Subsidiary as currently conducted or proposed to be conducted does not, in any material respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

(b)(i) Fidelity and each of the Fidelity Subsidiaries utilize commercially reasonable actions to protect and maintain (A) all Fidelity intellectual property and (B) the security and integrity of their software, databases, networks, systems, equipment and hardware and protect same against unauthorized use, modification, or access thereto, or the introduction of any viruses or other unauthorized or damaging or corrupting elements, (ii) Fidelity’s and the Fidelity Subsidiaries’ IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by Fidelity in connection with its business and have not materially malfunctioned or failed within the past two (2) years, (iii) to Fidelity’s Knowledge, no Person has gained unauthorized access to the IT Assets and (iv) Fidelity has implemented commercially reasonable backup and disaster recovery technology consistent with industry practices.

Section 3.23 Financing.   As required by this Agreement, three (3) days prior to the Closing Date, Fidelity will have available cash sufficient to pay the amounts required to be paid to MNB shareholders pursuant to this Agreement and shares available and reserved to pay the Stock Consideration, upon consummation of the Merger.

Section 3.24 Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. PATRIOT Act.   Fidelity Bank is in compliance in all material respects with the Bank Secrecy Act, the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act and all regulations promulgated thereunder. Except as would not be material to Fidelity Bank and the Fidelity Bank Subsidiaries, taken as a whole, Fidelity Bank (i) has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts, (ii) has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the U.S. Department of the Treasury, including the IRS, and (iii) has timely filed all Suspicious Activity Reports with the Financial Institutions – Financial Crimes Enforcement Network (U.S. Department of the Treasury) required to be filed by it pursuant to the laws and regulations referenced in this Section.

Section 3.25 Tax Matters.    At the date hereof, Fidelity has not taken or agreed to take any action, and does not have any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the IRC. Neither Fidelity, Fidelity Bank, nor any member of a Relevant Group, has any plan or intention to reacquire any of the Fidelity Common Stock issued in the Merger (except as may be reacquired in the course of Fidelity’s regular historic reacquisitions of Fidelity Common Stock). Fidelity plans to continue the historic business of MNB and Merchants Bank.

Section 3.26 Fairness Opinion.   Fidelity has received a written opinion from Commonwealth Advisors, Inc., to the effect that (subject to the terms, conditions, and qualifications set forth therein), as of the date hereof, the Exchange Ratio pursuant to the Merger is fair, from a financial point of view, to Fidelity.

Section 3.27 Securities Documents.   The Securities Documents filed and to be filed by Fidelity under the Exchange Act at any time since December 31, 2017, comply with or will comply, at the time filed with the SEC, in all material respects, with the Exchange Act and all applicable rules and regulations of the SEC. None of the Securities Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Fidelity Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC. As of the date of this Agreement, no executive officer of Fidelity has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes Oxley Act. There are no outstanding comments from or unresolved issues raised by the SEC staff with respect to the Securities Documents.

Section 3.28 Quality of Representations.   Except for the representations and warranties contained in this Article III, neither Fidelity, any Fidelity Subsidiary nor any other Person on behalf of Fidelity or any Fidelity Subsidiary makes any other express or implied representation or warranty with respect to Fidelity or any Fidelity Subsidiary or with respect to any other information provided to MNB or any MNB Subsidiary in connection with the transactions contemplated hereunder. Neither Fidelity nor any other Person will have or be subject to any liability or indemnification obligation to MNB or any MNB Subsidiary or any other Person resulting from the distribution to them, or their use of, any such information, including any information, documents, projections, forecasts or other material made available to them in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Article III. MNB and Merchants Bank acknowledge that neither Fidelity nor any Fidelity Subsidiary makes any representations or warranties except for the representations and warranties contained in this Article III, and that they have not relied on any representation or warranty other than those set forth in this Article III.

ARTICLE IV
COVENANTS OF THE PARTIES

Section 4.01 Conduct of MNB’s Business.

(a)	From the date of this Agreement to the Closing Date, MNB and its Subsidiaries will conduct their business and engage in transactions, including extensions of credit, only in the ordinary course of business consistent with past practice and policies, except as otherwise required or contemplated by this Agreement or with the written consent of Fidelity. MNB will use its commercially reasonable efforts, and will cause each of its Subsidiaries to use its commercially reasonable efforts, to (i) preserve its business organizations intact, (ii) maintain good relationships with employees, and (iii) preserve the goodwill of its customers and others with whom business relationships exist.
(b)	From the date hereof to the Closing Date, except as otherwise consented to or approved by Fidelity in writing, which consent or approval consideration shall be undertaken and communicated by Fidelity in a commercially reasonable manner, or as permitted, or required, by this Agreement, MNB will not, and will not permit any Subsidiary to:
(i)	amend or change any provision of its articles of incorporation or bylaws;
(ii)	sell or otherwise dispose of any capital stock, change the number of authorized, issued, or outstanding shares of its capital stock or issue any shares or securities;
(iii)	issue or grant any option, warrant, call, commitment, subscription, Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, or split, combine or reclassify any shares of capital stock;
(iv)	declare, set aside or pay any dividend or other distribution in respect of capital stock or redeem or otherwise acquire any shares of capital stock, except (a) in accordance with applicable law, regulation and rules, MNB’s board of directors may declare and cause MNB to pay a quarterly cash dividend not to exceed $0.22 per share of common stock and (b) Merchants Bank or any other MNB Subsidiary shall be permitted, subject to any required regulatory approvals, to declare, set aside and pay dividends or other distributions out of funds legally available therefore to the extent required to fund the payment by MNB of (x) a quarterly cash dividend to MNB’s shareholders in accordance with this Section 4.01(b)(iv); and (y) interest on MNB debt in place as of the date hereof and any additional draws, rollovers or renewals not in excess of principal amounts as of the date hereof;
(v)	except in connection with the payment of retention payments in accordance with the provisions of Section 4.24, the raises and bonus payments permissible under Section 4.01(b)(vi) or as otherwise permitted in this Agreement, grant any severance or termination pay or benefits to, or enter into any new, renew, change, modify or amend any offer, employment, consulting, severance, “change in control”, “change in control termination” or termination agreement, retention agreement, contract or other arrangement with any present or former officer, director, employee, independent contractor, consultant, agent or other Person associated with MNB or any MNB Subsidiary, or grant or increase any employee benefit, including discretionary or other incentive or bonus payments or discretionary or matching contributions to any deferred compensation plan, make any grants of awards to newly hired employees or accelerate the vesting of any unvested stock options or stock awards, including phantom units, except as required under the terms of any MNB Benefit Plan existing as of the date hereof and as disclosed on MNB Disclosure Schedule 4.01(b);
(vi)	increase the compensation of any employee, officer or director or pay any bonus to any director, officer, employee, independent contractor or consultant; provided, however, that MNB or any MNB Subsidiary may pay (w) as of or prior to the Effective Time, stay bonuses for noncontract employees to such persons as authorized in Section 4.24 or in such other amounts as mutually agreed to with Fidelity and Fidelity Bank; (x) after the date of this Agreement, salary or wage increases for noncontract employees not to exceed 3.00% of current salaries and wages in the aggregate; and (y) aggregate bonus payments (including formulaic incentive bonus payments, the discretionary portion of incentive bonuses and profit sharing, but not including 401(k) matching contributions not exceeding those made in connection with the prior year) not in excess of $350,000.00 in the aggregate.
(vii)	merge or consolidate any Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with the collection of any loan or credit arrangement; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by any Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office;

(viii)	except as disclosed on MNB Disclosure Schedule 4.01(b)(viii), sell, lease, license, mortgage or otherwise encumber or subject to any lien, or otherwise dispose of any of its properties or assets other than (A) transactions in the ordinary course of business consistent with past practice, (B) liens in favor of the Federal Home Loan Bank of Pittsburgh, and (C) transactions involving investment securities, that do not exceed $100,000.00 in the aggregate; or sell, transfer or otherwise dispose of all or any portion of interest in any Loan, other than residential mortgage loans originated for the purpose of sale consistent with past practice, without first offering such Loan or interest in a Loan for purchase to Fidelity on the same terms it would offer such Loan or interest in a Loan to a third party;
(ix)	take any action which would result in any of its representations and warranties set forth in this Agreement becoming untrue except as otherwise contemplated or permitted by this Agreement, or in any of the conditions set forth in Article VI hereof not being satisfied, except in each case as may be required by applicable law;
(x)	change any method, practice or principle of accounting or Tax accounting, except as may be required from time to time by any Governmental Entity or to comply with GAAP;
(xi)	waive, release, grant or transfer any rights of value or modify or change in any material respect any existing material agreement to which it or any Subsidiary is a party , except for modifications to loan documents in the ordinary course of the commercial lending activity of Merchants Bank;
(xii)	implement any pension, retirement, profit sharing, bonus, incentive compensation, welfare benefit or similar plan or arrangement that was not in effect on the date of this Agreement, except as may be required by law or regulation;
(xiii)	materially amend any existing MNB Benefit Plan, except in accordance with this Agreement or as required by law or regulation;
(xiv)	materially amend or otherwise modify the underwriting and other lending guidelines and policies in effect as of the date hereof or otherwise fail to conduct its lending activities in accordance with the law, rules and regulations of the applicable Bank Regulator and Merchants Bank lending policy, except as otherwise required by the applicable Bank Regulator or pursuant to a Regulatory Agreement;
(xv)	enter into, renew, extend or modify any transaction with any Affiliate, other than (i) deposit transactions in the ordinary course of business on terms no less favorable to Merchants Bank than the terms offered to similarly situated non-Affiliates, or (ii) loans or other extension of credit made in compliance with Regulation O;
(xvi)	change deposit or loan rates, other than in the ordinary course of business consistent with past practice of the Merchants Bank policies;
(xvii)	enter into any interest rate swap, floor or cap or similar commitment, agreement or arrangement;
(xviii)	except for the execution of this Agreement and contracts existing as of the date of this Agreement and disclosed on MNB Disclosure Schedule 4.01(b), take any action that would give rise to a right of a continuing payment to any individual under any agreement.
(xix)	make, change or revoke any material Tax election or enter into any material agreement or arrangement with respect to Taxes;
(xx)	enter into any non-loan or non-depository contract or agreement that the term or obligations of such contract or agreement would exceed the earlier of the Effective Time or June 30, 2020, except as in the ordinary course of MNB’s or Merchant Bank’s business;
(xxi)	enter into, grant, approve or extend any new loan, credit facility, line of credit, letter of credit or other extension of credit (“Loan”) (a) which would cause the loans to any borrower to exceed, in the aggregate, two million dollars ($2,000,000.00) or (b) which is not in accordance with applicable law, regulations, and Merchants Bank’s lending policies as in effect on the date hereof and in the ordinary course of business consistent with past practice; provided, however, that Merchants Bank shall be authorized to renew or to make reasonable modifications to any credit facility in excess of two million dollars ($2,000,000.00) which is outstanding as of the date of this Agreement which is rated as “pass” or higher, following reasonable notice to Fidelity Bank;
(xxii)	take any action or knowingly failing to take any action, which action or failure to act could reasonably be expected to prevent the Merger from qualifying as a reorganization with the meaning of Section 368(a) of IRC;
(xxiii)	incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any Person, other than MNB or any MNB Subsidiary, except for (A) borrowings having a maturity of not more than one year under existing credit facilities, (B) renewals, extensions or replacements of such existing credit facilities that (1) are incurred in the ordinary course of business consistent with past practice, (2) do not increase the aggregate amount available thereunder, (3) do not provide for any termination fees or pre-payment penalties, (4) do not contain any new provisions limiting or otherwise affecting the ability of MNB or any of the MNB Subsidiaries or successors from terminating or pre-paying such facilities, (5) relate to the issuance of standby letters of credit in the ordinary course of Merchant Bank’s business, and (6) do not contain financial terms materially less advantageous than existing credit facilities, (C) ordinary advances and reimbursements to employees and endorsements of banking instruments made in the ordinary course of business consistent with past practice and (D) borrowings having maturities of less than one year from the Federal Home Loan Bank of Pittsburgh made in the ordinary course of business.
(xxiv)	make any capital contributions to, or investments in, any Person other than its wholly owned Subsidiaries;
(xxv)	incur any capital expenditures in excess of $75,000.00 individually or $150,000.00 in the aggregate;
(xxvi)	pay, discharge, settle or compromise any claim, action, litigation, arbitration, suit, investigation or proceeding in which MNB or Merchants Bank is a defendant, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in an amount payable by MNB or the MNB Subsidiaries (taking into account applicable insurance) not in excess of $75,000.00 individually or $200,000.00 in the aggregate;
(xxvii)	issue any broadly distributed communication regarding the Merger to employees, including general communications relating to benefits and compensation, or customers without the prior approval of Fidelity (which approval will not be unreasonably delayed or withheld);
(xxviii)	take any action that would be reasonably likely to materially impede or delay the ability of the Parties to obtain any necessary approvals of any Bank Regulator or other Governmental Entity required for the transactions this Agreement contemplates;
(xxix)	purchase any equity securities or purchase any debt securities other than in accordance with the investment policy of MNB as in effect as of the date hereof consistent with past practice;
(xxx)	convert the data processing and related information and/or accounting systems of MNB or any of its Subsidiaries before the earlier of (i) the consummation of the Merger or (ii) the termination of this Agreement in accordance with its terms; or
(xxxi)	agree to do any of the foregoing.

Section 4.02 Conduct of Fidelity’s and Fidelity Bank’s Business.

Except as expressly permitted by this Agreement or with the prior approval of MNB and Merchants Bank, during the period from the date of this Agreement to the Effective Time, Fidelity shall not, and shall not permit any of its Subsidiaries to, (i) take any action, or knowingly fail to take any action, which action or failure to act could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; (ii) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article V not being satisfied; (iii) take any action that would be reasonably expected to prevent, materially impede, materially impact or materially delay the ability of the parties to obtain any necessary approvals of any Governmental Entity required for the consummation of the transactions contemplated hereby; (iv) take any action or fail to take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect; (v) issue any broadly distributed communication regarding the Merger to the employees of MNB or Merchants Bank, including general communications relating to benefits and compensation, or to customers of MNB or Merchants Bank without the prior approval of MNB (which approval will not be unreasonably delayed or withheld); (vi) conduct its business other than in the ordinary and usual course consistent with past practice or fail to use its reasonable best efforts to maintain and preserve intact their business organizations, assets and employees and relationships with customers, suppliers, employees, and business associates; or (vii) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 4.02.

Section 4.03 Access; Confidentiality.

(a)	From the date of this Agreement through the Closing Date, to the extent permitted by law, each of MNB and Fidelity shall afford to, and shall cause each of its respective Subsidiaries to afford to, the other party and its authorized agents and representatives, reasonable access to their respective properties, assets, books and records and personnel, at reasonable hours and after reasonable notice; and each of MNB and Fidelity will furnish any person making such investigation on behalf of the other party with such financial and operating data and other information with respect to the businesses, properties, assets, books and records and personnel as the person making such investigation shall from time to time reasonably request.
(b)	Each of MNB and Fidelity agrees to conduct such investigation and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and customer and employee relationships of the other party. Neither MNB nor Fidelity shall be required to provide access to or disclose information where such access or disclosure would violate or prejudice the rights of customers, jeopardize any attorney-client privilege or similar privilege with respect to such information or contravene any law, rule, regulation, decree, order, fiduciary duty or agreement entered into prior to the date hereof.
(c)	Each of MNB and Fidelity shall promptly inform the other party upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations by any federal, state or local commission, agency or board relating to the alleged liability of MNB, Fidelity, or any of their respective Subsidiaries under any labor or employment law, or related to any claims made by or threatened by any current or former employee or applicant.
(d)	Except as specifically set forth herein, MNB and Fidelity mutually agree to be bound by the terms of the Confidentiality Agreement, which Confidentiality Agreement is hereby incorporated herein by reference. The parties hereto agree that such Confidentiality Agreement shall continue in accordance with its terms, notwithstanding any termination of this Agreement.

Section 4.04 Regulatory Matters and Consents.

(a)	For the purposes of (x) registering Fidelity Common Stock to be offered to holders of MNB Common Stock in connection with the Merger with the SEC under the Securities Act and (y) soliciting proxies for use at the MNB shareholder meeting and Fidelity shareholder meeting, Fidelity shall, as promptly as reasonably practicable, prepare the Registration Statement, and Fidelity and MNB shall jointly draft and prepare a Proxy Statement/Prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act. Fidelity and MNB shall obtain MNB Financial Statements and Fidelity Financial Statements that meet the requirements of the Securities Act for use in the Registration Statement. The parties shall use their reasonable efforts to file the Registration Statement, including the Proxy Statement/Prospectus, with the SEC as soon as practicable after the date hereof. Fidelity and MNB shall use their reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and MNB and Fidelity shall thereafter promptly mail the Proxy Statement/Prospectus to their respective shareholders and shareholders. Fidelity and MNB shall use commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and each party shall furnish all information concerning itself and the holders of its common stock as may be reasonably requested in connection with any such action.
(b)	Each party shall provide the other with any information concerning itself that the other may reasonably request in connection with the drafting and preparation of the Proxy Statement/Prospectus, and each party shall notify the other promptly of the receipt of any comments of the SEC with respect to the Proxy Statement/Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to the other promptly copies of all correspondence between such party or any of their representatives and the SEC. No filing of the Registration Statement, including any amendment thereto shall be made without the parties each having the opportunity to review, comment on and revise the Registration Statement. Fidelity and MNB agree to use commercially reasonable best efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement/Prospectus and all required amendments and supplements thereto to be mailed to the holders of MNB Common Stock and Fidelity Common Stock entitled to vote at their respective shareholders and shareholders meetings at the earliest practicable time.
(c)	Fidelity and MNB shall promptly notify the other party if at any time it has Knowledge that the Proxy Statement/Prospectus or the Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, the parties shall cooperate in the preparation of a supplement or amendment to such Proxy Statement/Prospectus that corrects such misstatement or omission, and Fidelity shall file an amended Registration Statement with the SEC, and the parties shall mail an amended Proxy Statement/Prospectus to their respective shareholders.
(d)	In addition to, and not by way of limitation of, the covenants of the parties set forth in this Section 4.04, the parties shall cooperate with each other and use their respective commercially reasonable best efforts to promptly prepare and file, as soon as practicable, all necessary documentation, to effect all applications, notices, publications and filings (the “Regulatory Materials”), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Fidelity and MNB shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to Fidelity and MNB, as the case may be, that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.

(e)	Notwithstanding anything to the contrary in Section 4.04(d), in no event shall Fidelity and MNB be required to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining any necessary permits, consents, approvals and authorizations of any Governmental Entities, that would reasonably be expected to have a Material Adverse Effect on Fidelity and MNB (any of which, a “Materially Burdensome Regulatory Condition”).
(f)	Fidelity and MNB will use their commercially reasonable best efforts to ensure that the information relating to Fidelity and MNB that is provided by Fidelity and MNB, as applicable, for inclusion in the Proxy Statement/Prospectus or in any Regulatory Materials will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

Section 4.05 Taking of Necessary Action.   Fidelity and MNB shall each use its reasonable best efforts in good faith, and each of them shall cause its Subsidiaries to use their reasonable best efforts in good faith, to take or cause to be taken all action necessary or desirable on its part so as to permit completion of the Merger as soon as practicable after the date hereof, including, without limitation, (a) obtaining the consent or approval of each Person whose consent or approval is required or desirable for consummation of the transactions contemplated hereby (including assignment of leases without any change in terms), provided that neither party or its Subsidiaries shall agree to make any payments or modifications to agreements in connection therewith without the prior written consent of the other party and (b) requesting the delivery of customary opinions, consents and letters from its counsel and independent auditors. No party hereto shall take, or cause, or to the best of its ability permit to be taken, any action that would substantially impair the prospects of completing the Merger pursuant to this Agreement.

Section 4.06 Indemnification; Insurance.

(a)	Indemnification. For a period of six (6) years after the Effective Time, Fidelity shall, to the fullest extent permitted by law or statute, (and except as may otherwise be limited by 12 CFR Part 359), indemnify each person entitled to indemnification from and of MNB and/or Merchants Bank (each, an “Indemnified Party”) against all indemnifiable liabilities arising out of actions or omissions occurring at or prior to the Effective Time, under Fidelity’s articles of incorporation and bylaws. Provided, however, (i) Fidelity shall not be required to indemnify an Indemnified Party against civil monetary penalties, or fines, imposed or levied by any Bank Regulator, including but not limited to payments prohibited under 12 CFR Part 359, or for any liabilities, costs (except for expenses, including attorney fees, which are legally permissible for Fidelity to advance in accordance with subparagraph (ii) hereof), fines, or penalties relating to or in connection with any Regulatory Agreement entered into prior to the date of this Agreement, and (ii) if the Indemnified Party whose expenses are advanced provides an undertaking (in reasonably and customary form) to repay to Fidelity such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification, Fidelity shall advance expenses to the fullest extent permitted in accordance with its Articles and Bylaws.
(b)	Insurance. Fidelity shall make an application for and purchase, to the extent a policy can be obtained, a directors’ and officers’ liability insurance policy providing coverage amounts not less than the coverage amounts provided under the MNB directors’ and officers’ liability insurance policy in effect as of the date of this Agreement and on terms generally no less favorable. Such policy shall cover persons who are currently covered by the MNB insurance policies for a period of six (6) years after the Effective Time; provided, however, that Fidelity shall not be obligated to make annual premium payments for such six (6) year period which exceed 200% of the annual premium payment as the date of this Agreement (the “Maximum Amount”). If the amount of the premiums necessary to procure such insurance coverage exceeds the Maximum Amount, Fidelity shall use its reasonable best efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount.
(c)	Assumption. In the event that at or after the Effective Time, Fidelity or any of its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case the successors and assigns of such entity shall assume the obligations set forth in this Section 4.06.
(d)	Enforcement. The provisions of this Section 4.06 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

Section 4.07 No Other Bids and Related Matters.   So long as this Agreement remains in effect, MNB shall not and shall not authorize or permit any of its directors, officers, employees, agents or shareholders to directly or indirectly (a) solicit, initiate or encourage any inquiries relating to, or the making of any proposal which relates to, an Acquisition Proposal, (b) recommend or endorse an Acquisition Proposal, (c) participate in any discussions or negotiations regarding an Acquisition Proposal, (d) provide any third party (other than Fidelity or an Affiliate of Fidelity) with any nonpublic information in connection with any inquiry or proposal relating to an Acquisition Proposal, or (e) enter into an agreement with any other party with respect to an Acquisition Proposal. MNB will immediately cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than Fidelity and the Fidelity Subsidiaries with respect to any of the foregoing, and will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in this sentence of the obligations undertaken in this Section 4.07. MNB will notify Fidelity orally (within two days) and in writing (within five (5) days) if any inquiries or proposals relating to an Acquisition Proposal are received or any such negotiations or discussions are sought to be initiated or continued. Notwithstanding the foregoing, the board of directors of MNB may respond to, in a manner it deems appropriate, recommend or endorse, participate in any discussions, provide any third party with nonpublic information, or enter into an agreement regarding, unsolicited inquiries relating to an Acquisition Proposal, in each case, if the MNB Board of Directors shall have determined, in good faith after consultation with its legal and financial advisors, that the failure to do so would result in a breach of their fiduciary duties. Nothing contained in this Agreement shall prevent MNB from complying with its obligation to pay the termination fee provided in Section 7.01.

Section 4.08 Duty to Advise; Duty to Update Disclosure Schedule.   Each of Fidelity and MNB shall promptly advise the other party of any change or event having or reasonably likely to have a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a breach of any of its representations, warranties or covenants set forth herein. Fidelity and MNB shall each update its Disclosure Schedule as promptly as practicable after the occurrence of any event or fact which, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed in such Disclosure Schedule. The delivery of such updated Disclosure Schedule shall not relieve either party from liability for any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Sections 5.01(d) or 5.02(d).

Section 4.09 Current Information.   During the period from the date of this Agreement to the Effective Time, MNB and Fidelity shall, cause one or more of its designated representatives to confer on a weekly or such other basis with a representative of the other party, as mutually determined, regarding their respective representations to each other regarding their financial conditions, operations and business and matters relating to the completion of the transactions contemplated hereby.

Section 4.10 Phase I Environmental Audit.   MNB shall permit Fidelity to the extent it so elects within ninety (90) days of the date of this Agreement, at its own expense, to cause a “Phase I Environmental Audit” to be performed at any physical location owned or occupied by MNB or any of its Subsidiaries on the date hereof, provided that Fidelity or its designated contractor conducts such Phase I Environmental Audit in a manner which so as not to interfere unreasonably with normal operations and customer and employee relationships of MNB or any of its Subsidiaries.

Section 4.11 Shareholders and Shareholders Meetings.

(a)	MNB and Fidelity shall promptly take all actions necessary to properly call, convene and hold special meetings of their respective shareholders as soon as practicable after the date on which the Registration Statement containing the Proxy Statement/Prospectus is declared effective, to consider and vote upon, in the case of MNB, a proposal to approve and adopt this Agreement and the transactions contemplated hereby and, in the case of Fidelity, a proposal to approve and adopt this Agreement and the transactions contemplated hereby and a proposal to approve the issuance of Fidelity Common Stock to be issued in this transaction under the NASDAQ Listing Agreement and Listing Rules.

(b)	The MNB board of directors will recommend that the shareholders of MNB approve and adopt this Agreement and the transactions contemplated hereby and not withdraw, modify or change in any manner adverse to Fidelity hereto such favorable recommendation; provided, however, that the board of directors of MNB may withdraw, modify or qualify such recommendation if it shall have determined, in good faith after consultation with its legal and financial advisers, that the failure to do so would result in a breach of its fiduciary duties and, in such event, may communicate the basis for its withdrawn, modified or qualified recommendation to its shareholders in the Proxy Statement/Prospectus or an appropriate amendment or supplement thereto to the extent required by law.
(c)	The Fidelity board of directors will recommend that the shareholders of Fidelity approve and adopt this Agreement and the transactions contemplated hereby and approve the issuance of Fidelity Common Stock to be issued in this transaction under the NASDAQ Listing Agreement and Listing Rules, and will not withdraw, modify or change in any manner adverse to MNB hereto such favorable recommendation.
(d)	Each of MNB and Fidelity may postpone or adjourn its respective shareholders meeting to the extent it reasonably believes it is necessary to ensure that any supplement or amendment to the Proxy Statement/Prospectus is provided sufficiently in advance of a shareholder or shareholder vote on this Agreement and the Merger.

Section 4.12 Public Announcements.   Each of Fidelity and MNB shall cooperate and shall cause its respective officers, directors, employees and agents to cooperate in good faith, consistent with their respective legal obligations, in the preparation and distribution of, and agree upon the form, substance and timing of, any press release related to this Agreement and the transactions contemplated hereby, and any other public disclosures related thereto, including without limitation, communications to shareholders and internal announcements and customer disclosures, but nothing contained herein shall prohibit either party from making any disclosure which its counsel deems necessary under applicable law.

Section 4.13 Maintenance of Insurance.   From the date hereof until the Effective Time, Fidelity and MNB shall maintain, and cause its respective Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business.

Section 4.14 Maintenance of Books and Records.   From the date hereof until the Effective Time, Fidelity and MNB shall maintain, and cause its respective Subsidiaries to maintain, books of account and records in accordance with GAAP applied on a basis consistent with those principles used in preparing the financial statements heretofore delivered in accordance with this Agreement.

Section 4.15 Taxes.   Fidelity and MNB shall file, or cause to be filed, all federal, state, and local Tax Returns required to be filed by them or its respective Subsidiaries on or before the date such returns are due (including any extensions) and shall pay or cause to be paid all Taxes shown to be due on such Tax Returns on or before the date such payment is due. All agreements or arrangements the principal purpose of which is Tax sharing or allocation among MNB and its Subsidiaries, shall be terminated as of the Effective Time.

Section 4.16 Employee Benefits.

(a)	Fidelity or its Subsidiaries shall: (i) provide MNB’s and Merchants Bank’s employees who become employees of Fidelity or its Subsidiaries credit for all years of service with MNB or any of its Subsidiaries and predecessors, prior to the Effective Time for the purpose of eligibility to participate and vesting and (ii) cause to be credited any deductibles incurred by MNB and Merchants Bank employees and their beneficiaries and dependents during the portion of the calendar year prior to their participation in the benefit plans of Fidelity after the Effective Time with the objective that there be no double counting during the year in which the Effective Time occurs of such deductible. Fidelity and its Subsidiaries agree to honor, or to cause to be honored, in accordance with their terms to the extent allowed by law, all vested or accrued benefit obligations to, and contractual rights of MNB’s and Merchant Bank’s current and former employees, including, without limitation, any benefits or rights arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event). At such time as employees of MNB and the MNB Subsidiaries become eligible to participate in the benefit plans of Fidelity, Fidelity shall, to the extent available from its insurers, cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable benefit plans of Fidelity and (ii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to such employee or dependent on or after the Effective Time to the extent such employee or dependent had satisfied any similar limitation or requirement under an analogous MNB Benefit Plan prior to the Effective Time.
(b)	MNB or its Subsidiary shall fully fund, amend, freeze, merge or terminate any MNB Benefit Plan effective before the Effective Time at the request of Fidelity, provided any such action shall be in compliance with applicable laws. Fidelity agrees that if the 401(k) plan maintain by MNB or Merchants Bank (the “MNB 401(k) plan”) shall be terminated pursuant to Fidelity’s request and if permitted by law, regulation and the Fidelity 401(k) plan, and there is no material adverse financial impact to Fidelity or Fidelity 401(k) plan participants: (i) participants in the MNB 401(k) plan shall become 100% vested in all benefits thereunder; (ii) as soon as administratively practicable following the Effective Time and in accordance with ERISA and the IRC, Fidelity shall cause the account balances in the MNB 401(k) Plan to be either distributed to the participants in the MNB 401(k) Plan and/or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct, and (iii) Fidelity shall take all other actions necessary and proper in order to implement the termination of the MNB 401(k) Plan and related trust. If permitted by law, regulation, and the Fidelity 401(k) plan, Fidelity agrees to permit participants in the MNB 401(k) Plan to roll over their account balances in the MNB 401(k) Plan to the Fidelity 401(k) Plan if they become employees of Fidelity, and to the extent permitted by ERISA, the IRC and the terms of the Fidelity 401(k) plan, permit outstanding loans under the MNB 401(k) plan to remain outstanding under the Fidelity 401(k) plan and subject to current repayment schedules.
(c)	Except as provided on MNB Disclosure Schedule 4.16(c), Fidelity agrees that all vacation time, sick leave, personal time or similar paid leave accrued by an employee of MNB or any MNB Subsidiary which is not used by such employee prior to the Effective Time, shall, in the case of employees of MNB or any MNB Subsidiary who become employees of Fidelity or any Fidelity Subsidiary following the Effective Time, be rolled over and available for use by such employees during such employees’ service with Fidelity as paid time off (“PTO”); provided that (i) such employees shall not be authorized to use or, unless their employments are terminated by Fidelity without cause, be reimbursed for accrued PTO prior to the date on which system conversion occurs without the consent of Fidelity and (ii) Fidelity shall reimburse such employees for any accrued PTO which such employees have not used prior to any termination of their employments, to the same extent as MNB or Merchants Bank would have reimbursed such employees had their employments ended while they were employed by MNB or Merchants Bank.
(d)	Nothing in this Section 4.16, express or implied shall require Fidelity to maintain any specific benefit plan of MNB or to guarantee employment of any employee for any period of time after the Effective Time.

Section 4.17 System Conversion.   MNB shall perform and shall cause its officers and employees to perform all actions necessary and appropriate to permit a timely, orderly, and cost effective conversion of computer, data processing, core operations, and platform systems at the Effective Time or as soon as practicable thereafter, including but not limited to undertaking and performing team meetings, data mapping, preparation of test files, and payment of any and all reasonable upfront conversion fees or expenses, in connection therewith such amount shall be mutually agreed upon with Fidelity.

Section 4.18 Fidelity and Fidelity Bank Board.

(a)	Fidelity Board. No later than seven (7) days prior to the initial filing date of the Registration Statement by Fidelity with the SEC, Fidelity shall take all action necessary to (a) cause its board of directors to be increased by two members, effective as of the Effective Time, and (b) elect or appoint, effective as of the

Effective Time, Richard M. Hotchkiss and one additional person who is an MNB shareholder who shall be mutually agreed upon by Fidelity and MNB (collectively the “MNB Nominees”) to serve as Class C and Class A directors of Fidelity, respectively. Fidelity and MNB shall ensure that the MNB Nominees (a) are approved by Fidelity Board of Directors, such approval not to be unreasonably withheld or delayed, (b) meet the requirements of Fidelity’s Amended and Restated Articles of Incorporation and bylaws, (c) meet the eligibility requirements for a director of Fidelity or requirements of any Regulatory Authority relating to Fidelity, and (d) meet any NASDAQ listing and independence requirements. Such MNB Nominees shall have agreed to execute any consent required to be filed with the Registration Statement. On the Closing Date, the MNB Nominees shall be appointed as a directors of Fidelity, effective as of immediately following the Effective Time, to hold office until his/her successor is elected and qualified or other in accordance with applicable law and Fidelity Amended and Restated Articles of Incorporation and Bylaws. If the MNB Nominees initially named shall not be eligible to serve in accordance with this Section 4.18(a), choose not to serve or is unable to serve, then MNB and Fidelity shall mutually agree upon another person meeting the requirements of this Section 4.18(a) to be the MNB Nominees.

(b)	Fidelity Bank Board. On the Closing Date, the MNB Nominees approved by Fidelity’s Board of Directors and subject to (a) compliance with the Fidelity Bank’s Amended and Restated Articles of Incorporation and bylaws, (b) such Persons meeting the eligibility requirements for a director of Fidelity Bank or any Regulatory Authority relating to Fidelity and Fidelity Bank, (c) approval of such Persons by Fidelity (which approval will not be unreasonably withheld or delayed), and (d) such Persons meeting any NASDAQ listing and independent requirements, shall be appointed as directors of Fidelity Bank, effective as of immediately after the Effective Time, to hold office until their successors are elected and qualified or otherwise in accordance with applicable law, and Fidelity Bank’s Amended and Restated Articles of Incorporation and Bylaws.

Section 4.19 Severance.   Fidelity shall use and shall cause Fidelity Bank to use its best efforts to continue the employment of all current employees of MNB and Merchants Bank in positions that will contribute to the successful performance of the combined organization. Provided such employee executes a customary form of release, Fidelity agrees to and agrees to cause Fidelity Bank to provide severance pay, as set forth below, to any active employee of MNB or any MNB Subsidiary whose employment is terminated within twelve (12) months of the Effective Time if (i) such employee’s position is eliminated or (ii) such employee is not offered or retained in comparable employment (i.e., a position of generally similar job description, responsibilities, and pay) with Fidelity or any Fidelity Subsidiary, excluding any employee (a) who is being paid under an existing employment, change in control agreement, severance agreement, or other agreement, (b) whose employment is terminated for cause, or (c) who voluntarily leaves employment with MNB or Merchants Bank or Fidelity Bank (“Eligible Employee”). An MNB or Merchants Bank employee who is offered a position with Fidelity Bank which would require such employee to relocate such employee’s regular place of employment more than fifty-five (55) miles from 1250 Braden Boulevard, Easton, Pennsylvania, who does not accept such offer of employment, shall be deemed to have been terminated and to be an Eligible Employee. Eligible Employees not subject to MNB employment, change of control or severance plans or contracts shall receive severance pay from Fidelity equal to two (2) weeks’ pay for each full year of continuous service with a minimum severance benefit of four (4) weeks’ pay and a maximum severance benefit of twenty-six (26) weeks’ pay. Terminated Employees may participate in COBRA as provided by law. During the severance payment term or until the employee is enrolled in another health plan, whichever occurs first, Fidelity or the Fidelity Subsidiaries will continue to pay the employer’s share of medical benefits that it pays for its employees generally, provided that any coverage period required under IRC 4980B or 40 P.S. § 756.2 shall run concurrently with the period that Fidelity or Fidelity’s Subsidiaries pays the employer’s share of health coverage.

Section 4.20 Regulatory Conditions.   In the event of the imposition of any Materially Burdensome Regulatory Condition in connection with the Regulatory Approvals, Fidelity shall use its commercially reasonable best efforts to obtain the removal of any such condition and MNB shall use its commercially reasonable best efforts to assist Fidelity in this regard.

Section 4.21 Affiliate Letters.   MNB shall use its best efforts to cause each person who may be deemed to be an Affiliate of Fidelity following completion of the Merger, to execute and deliver to Fidelity as soon as practicable after the Date of this Agreement an Affiliate’s letter in the form attached hereto as Exhibit G.

Section 4.22 Dividends.   After the date of this Agreement and prior to the Effective Time, Fidelity and MNB shall coordinate with the other with respect to the declaration of any regular quarterly dividends in respect of MNB Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties that holders of MNB Common Stock shall not receive two (2) dividends, or fail to receive one (1) dividend, for any quarter with respect to their shares of MNB Common Stock and any shares of Fidelity Common Stock any such holder receives in exchange therefor in the Merger.

Section 4.23 Additional Agreements.   In the case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, including any merger between a Subsidiary of Fidelity, on the one hand, and MNB, on the other hand, or to vest Fidelity with full title to all properties, assets, rights, approvals, immunities and franchises of either party to the Merger, the proper officers and directors of each party and their respective Subsidiaries shall take all such action as may be reasonably requested by, and at the sole expense of Fidelity.

Section 4.24 Retention.    Fidelity and MNB acknowledge that it may be appropriate to provide certain employees of Merchants Bank who will not be retained as employees of Fidelity or Fidelity Bank with an incentive, in the form of a “retention” or “stay” bonus, to remain in the employ of MNB and/or Merchants Bank until the Effective Time or system conversion or such other time after the Effective Time or system conversion. MNB may adopt, in consultation with and approval of Fidelity, a retention plan in an amount not to exceed $200,000.00. MNB and Fidelity shall mutually agree with respect to the identification of such employees and the timing and amount of the payment of any such retention bonus pursuant to this Section 4.24. No such payment made or agreed to prior to the Effective Time shall be considered in determining whether there has been a Material Adverse Effect on MNB.

Section 4.25 Conforming Accounting.    Upon written confirmation from Fidelity that all conditions to closing set forth in Article V have been satisfied or waived, at the request of Fidelity, MNB and Merchants Bank, as applicable, shall immediately prior to Closing establish and take such accruals and expenses as Fidelity reasonably shall request. In addition, prior to the Effective Time, at the request of Fidelity, MNB shall (A) accrue and expense all expenses not previously reflected on the financial statements related to payment obligations under MNB or Merchants Bank contractual obligations, including termination fees, deferred compensation plans, change in control plans, employment contracts and termination agreements and (B) pay any outstanding and unpaid penalties, fines, levies, or costs imposed, issued, levied, adjudicated, or pronounced against MNB or Merchants Bank.

Section 4.26 Control of Operations.   Nothing contained in this Agreement shall give either Fidelity or MNB, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 4.27 Rule 16b-3.   Prior to the Effective Time, Fidelity and MNB shall take all steps as may be necessary or appropriate to cause the transaction contemplated by Article I and any other dispositions of equity securities of MNB (including derivative securities) or acquisitions of equity securities of Fidelity in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 4.28 Advisory Board.   As of the Effective Time, Fidelity Bank shall establish a regional advisory board for the Northampton County market in which MNB operates. All members of the Board of Directors of MNB in office as of the Effective Time will be offered the opportunity to serve on the advisory board subject to such compensation, authority, and policies established by Fidelity Bank from time to time. Mr. Richard M. Hotchkiss shall be invited to serve as the initial chairman of the Advisory Board.

Section 4.29 NASDAQ Listing and Shareholder Vote on the Issuance of Shares.   Fidelity shall take all commercially reasonable actions necessary for the shares of Fidelity Common Stock to be issued to the holders of MNB Common Stock upon consummation of the Merger to have been authorized for listing on NASDAQ, subject to official notice of issuance, provided Fidelity shall have used its reasonable best efforts to cause such authorization of listing on NASDAQ. Fidelity shall take all steps necessary for the shareholders of Fidelity to vote on the approval of the issuance of Fidelity’s shares of Common Stock under the NASDAQ Listing Agreement and Listing Rules.

Section 4.30 Control.   Nothing contained in this Agreement shall give either Fidelity or MNB, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE V
CONDITIONS

Section 5.01 Conditions to Obligations of MNB under this Agreement.   The obligations of MNB and Merchants Bank hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by MNB and Merchants Bank pursuant to Section 7.03 hereof:

(a)	Approval by Shareholders of MNB. This Agreement shall have been approved and adopted by the shareholders of MNB by such vote as is required by the ETL and MNB’s articles of incorporation and bylaws.
(b)	Approval by Shareholders of Fidelity. This Agreement shall have been approved and adopted by the shareholders of Fidelity by such vote as is required by the ETL and Fidelity’s articles of incorporation and bylaws, and by such a vote as is required by the NASDAQ Listing Agreement and Listing Rules.
(c)	Representations and Warranties. The representations and warranties of Fidelity set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement (except to the extent such representations and warranties speak as of an earlier date) and as of the Closing Date as though made on and as of the Closing Date. MNB shall have received a certificate signed on behalf of Fidelity by the Chief Executive Officer and Chief Financial Officer of Fidelity to the foregoing effect.
(d)	Performance of Obligations of Fidelity and Fidelity Bank. Fidelity shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and MNB shall have received a certificate signed on behalf of Fidelity by the Chief Executive Officer and the Chief Financial Officer of Fidelity to the foregoing effect.
(e)	Approvals of Governmental Entities. Procurement by MNB, Merchants Bank, Fidelity and Fidelity Bank of all requisite Regulatory Approvals and consents of all Governmental Entities and the expiration of the statutory waiting period or periods relating thereto for all requisite approvals and consents for the transactions contemplated hereby remain in full force and effect, and no such approval or consent shall have imposed any condition, restriction, or requirement which the board of directors of MNB determines in good faith would individually or in the aggregate materially and adversely affect the business, operations, financial conditions, property or assets projected to be operated by the combined enterprise of MNB, Fidelity, Merchants Bank, and Fidelity Bank.
(f)	No Injunction. There shall not be in effect any order, decree or injunction of a court of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal the completion of either of the transactions contemplated hereby.
(g)	No Material Adverse Change. No change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent, or otherwise), operations, business prospects, liquidity, income or financial condition of Fidelity or the Fidelity Subsidiaries shall have occurred since the date of this Agreement, which has had or would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect with respect to Fidelity.
(h)	Tax Opinion. MNB shall have received an opinion of Mette, Evans & Woodside, special tax counsel to MNB, dated as of the Closing Date to the effect that the Merger constitutes a reorganization under Section 368(a) of the IRC. In rendering its opinion, such counsel may require and rely upon customary representations contained in certificates of officers of MNB, Fidelity and their respective Subsidiaries, reasonably satisfactory in form and substance to such counsel.
(i)	Registration Statement. The Registration Statement shall be effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement and all approvals deemed necessary by MNB’s counsel from state securities or “blue sky” authorities with respect to the transactions contemplated by this Agreement shall have been obtained.
(j)	NASDAQ Listing and Approval of Issuance of Shares. The shares of Fidelity Common Stock to be issued in the Merger shall be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Time and shall have received the requisite approval for issuance by the shareholders of Fidelity under its NASDAQ Listing Agreement and the NASDAQ Listing Rules.
(k)	Agreements. Fidelity Bank and the individuals delineated on Schedule 1 shall have entered into the agreements in the forms attached as Exhibits C, D, E and F.
(l)	MNB and MNB Board Nominees. All requisite corporate action shall have been taken by Fidelity and Fidelity Bank such that the MNB Nominees can commence as a director of Fidelity and Fidelity Bank immediately after the Effective Time.

Section 5.02 Conditions to Obligations of Fidelity under this Agreement.   The obligations of Fidelity hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Fidelity pursuant to Section 7.03 hereof:

(a)	Approval by Shareholders of MNB. This Agreement shall have been approved and adopted by the shareholders of MNB by such vote as is required by the ETL and MNB’s articles of incorporation and bylaws.
(b)	Approval by Shareholders of Fidelity. This Agreement shall have been approved and adopted by the shareholders of Fidelity by such vote as is required by the ETL and Fidelity’s articles of incorporation and bylaws, and by such a vote as is required by the NASDAQ Listing Agreement and Listing Rules.
(c)	Representations and Warranties. The representations and warranties of MNB set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement (except to the extent such representations and warranties speak as of an earlier date) and as of the Closing Date as though made on and as of the Closing Date. Fidelity shall have received a certificate signed on behalf of MNB by the Chief Executive Officer and Treasurer of MNB to the foregoing effect.
(d)	Performance of Obligations of MNB. MNB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Fidelity shall have received a certificate signed on behalf of MNB by the Chief Executive Officer and Treasurer of MNB to the foregoing effect.
(e)	Approvals of Governmental Entities. Procurement by Fidelity, Fidelity Bank, MNB and Merchants Bank of all requisite Regulatory Approvals and consents of all Governmental Entities, and the expiration of the statutory waiting period or periods relating thereto for the transactions contemplated hereby; all requisite approvals and consents for the transactions contemplated hereby remain in full force and effect; and no such approval or consent shall have imposed any condition, restriction, or requirement which the board of directors of Fidelity determines in good faith would individually or in the aggregate materially and adversely affect the economic or business benefits to Fidelity of the transactions contemplated hereby, the business or financial conditions of Fidelity on a consolidated basis, or the business presently operated by or projected to be operated by or business prospects of the combined enterprise of MNB, Fidelity, Merchants Bank, Fidelity Bank, and any other Fidelity or MNB Subsidiary.

(f)	No Injunction. There shall not be in effect any order, decree or injunction of a court of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal the completion of either of the transactions contemplated hereby or individually or in the aggregate, materially and adversely affects the business, operations, financial conditions, property or assets projected to be operated by the combined enterprise of MNB, Fidelity, Merchants Bank, and Fidelity Bank.
(g)	Third Party Consents. Fidelity and Fidelity Bank shall have received all consents and authorizations of any Persons, including landlords, that are necessary to permit the Merger be consummated without the violation of any material agreement, except to the extent that the failure to receive any such consent would not have a Material Adverse Effect on Fidelity.
(h)	No Material Adverse Change. No change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent, or otherwise), operations, business prospects, liquidity, income or financial condition of MNB or the MNB Subsidiaries shall have occurred since the date of this Agreement, which has had or would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect.
(i)	Tax Opinion. Fidelity shall have received an opinion of Bybel Rutledge LLP, special counsel to Fidelity, dated as of the Closing Date, to the effect that the Merger constitutes a reorganization under Section 368(a) of the IRC. In rendering its opinion such counsel may require and rely upon customary representations contained in certificates of officers of MNB, Fidelity, and their respective Subsidiaries, reasonably satisfactory in form and substance to such counsel.
(j)	Dissenting Shares. No more than five percent (5%) of the issued and outstanding shares of MNB Common Stock shall be Dissenting Shares.
(k)	Penalties, Costs and Fines. No penalties, fines, levies or costs shall have been imposed, levied, issued against, or pronounced by any Bank Regulator upon MNB, Merchants Bank or their directors or officers that has not been paid in full and all terms and conditions thereof satisfied.
(l)	Registration Statement. The Registration Statement shall be effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement and all approvals deemed necessary by Fidelity’s counsel from state securities or “blue sky” authorities with respect to the transactions contemplated by this Agreement shall have been obtained.
(m)	Affiliate Letter. Fidelity shall have received an Affiliate letter from the MNB Nominees, which letter shall be in customary form and have such other provisions as Fidelity may reasonably require, in the form attached hereto as Exhibit G.
(n)	Agreements. Fidelity shall have received executed agreements from the individuals delineated on Schedule 1 in the forms attached as Exhibits C, D, E and F.
(o)	NASDAQ Listing and Approval of Issuance of Shares. The shares of Fidelity Common Stock to be issued in the Merger shall be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Time and shall have received the requisite approval for issuance by the shareholders of Fidelity under its NASDAQ Listing Agreement and NASDAQ Listing Rules.
(p)	MNB Nominees. All requisite corporate action shall have been taken by Fidelity such that the MNB Nominees can commence as directors of Fidelity immediately after the Effective Time.

ARTICLE VI
TERMINATION

Section 6.01 Termination.   This Agreement may be terminated on or at any time prior to the Closing Date:

(a)	By the mutual consent, in writing, of the parties hereto if the Board of Directors of each party so determines by vote of the majority of its entire Board;
(b)	By Fidelity or MNB:
(i)	If the Closing Date shall not have occurred on or before September 30, 2020, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe in any material respect its agreements set forth in this Agreement required to be performed or observed by such party on or before the Closing Date; or
(ii)	If either party has received a final un-appealable administrative order from a Governmental Entity whose approval or consent has been requested that such approval or consent will not be granted, or will not be granted absent the imposition of terms and conditions which would not permit satisfaction of the conditions set forth at Section 5.01 or 5.02 hereof, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe in any material respect its agreements set forth herein required to be performed or observed by such party on or before the Closing Date;
(c)	by MNB in writing if Fidelity has, or by Fidelity in writing if MNB has, breached (i) any covenant or undertaking contained herein or (ii) any representation or warranty contained herein, which in the case of a breach by Fidelity would have a Material Adverse Effect on Fidelity or in the case of a breach by MNB would have a Material Adverse Effect on MNB, in any case, if such breach has not been substantially cured by the earlier of thirty (30) days after the date on which written notice of such breach is given to the party committing such breach or the Effective Time unless on such date such breach no longer causes a Material Adverse Effect;
(d)	by either Fidelity or MNB if the MNB’s shareholder meeting shall have occurred and the MNB’s shareholders shall have not approved and adopted this Agreement by the requisite vote; provided, however, that no termination right shall exist hereunder if prior to such shareholder vote the board of directors of MNB shall have withdrawn, modified or changed in a manner adverse to Fidelity its approval or recommendation of this Agreement and the transactions contemplated thereby;
(e)	by either Fidelity or MNB if the Fidelity shareholder meeting shall have occurred and the Fidelity shareholders shall have not approved and adopted this Agreement by the requisite vote or shall have not approved the issuance of shares pursuant to this Agreement in accordance with the NASDAQ Listing Rules; provided, however, that no termination right shall exist for Fidelity hereunder if prior to such shareholder vote the board of directors of Fidelity shall have withdrawn, modified or changed in a manner adverse to MNB its approval or recommendation of the proposal to approve the issuance of shares of Fidelity Common Stock pursuant to this Agreement;
(f)	by either Fidelity or MNB if MNB’s Board of Directors shall have determined in good faith after consultation with its legal and financial advisers, taking into account, all relevant factors, including, without limitation all legal, financial, regulatory and other aspects of an unsolicited Acquisition Proposal and the Person making the proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, that failure to agree to or endorse the Acquisition Proposal and terminate this Agreement would result in a breach of their fiduciary duties under applicable law; provided however, that this Agreement may be terminated pursuant to this Section 6.01(f) only after the fifth business day following written notice to Fidelity (which notice shall specify the material terms and conditions of any such Acquisition Proposal, including the identity of the party making such Acquisition Proposal, and such notice shall also include a copy of the relevant proposed transaction agreements with the party making such Acquisition Proposal and other material documents) advising Fidelity that MNB is prepared to accept such Acquisition Proposal (it being agreed that the delivery of such notice shall not entitle MNB to terminate this Agreement pursuant to this Section 6.01(f) or any other provision of this Agreement) and only if (i) during such five (5) business day period, MNB has caused its financial and legal advisors to negotiate with Fidelity in good faith (to the extent Fidelity chooses to negotiate) to make such adjustments in the terms and conditions of this Agreement such that the board of directors of MNB no longer believes it has to terminate this Agreement in order to comply with their fiduciary duties, and (ii) MNB has considered such adjustments in the terms and conditions of this Agreement resulting from such negotiations and has concluded in good faith, based upon consultation with its financial and legal advisers, that it must enter into the Acquisition Proposal even after giving effect to the adjustments proposed by Fidelity and further provided that such termination shall not be effective until MNB has paid the MNB Termination Fee to Fidelity; or

(g)	by MNB, if the MNB board of directors so determines by a majority vote of its members, at any time during the five (5) business day period commencing with the Determination Date, (“Five Day Period”) if both of the following conditions are satisfied:
(i)	the Fidelity Ratio shall be less than 0.80; and
(ii)	the Fidelity Ratio shall be less than the number obtained by subtracting 0.20 from the Index Ratio;

subject to the following three sentences. If MNB elects to exercise its termination right pursuant to this Section 6.01(g), it shall give prompt written notice to Fidelity; provided that such notice of election to terminate may be withdrawn at any time within the Five Day Period. During the five business day period commencing with its receipt of such notice, Fidelity shall have the option to increase the consideration to be received by the holders of MNB Common Stock hereunder, by adjusting the Exchange Ratio (calculated to the nearest one one-thousandth) to equal the lesser of (x) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Initial Fidelity Market Share Price, 0.80 and the Exchange Ratio (as then in effect) by (B) the Fidelity Determination Date Market Share Price and (y) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (B) the Fidelity Ratio. If Fidelity so elects within such five business day period, it shall give prompt written notice to MNB of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 6.01(g) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified).

If Fidelity declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the Fidelity Common Stock shall be appropriately adjusted for the purposes of applying this Section 6.01(g).

Section 6.02 Effect of Termination.   If this Agreement is terminated pursuant to Section 6.01 hereof, this Agreement shall forthwith become void (other than Section 4.03, Section 7.01, and Section 7.10 hereof, which shall remain in full force and effect), and there shall be no further liability on the part of Fidelity or MNB to the other, except for any liability arising out of any uncured willful material breach of any covenant or other agreement contained in this Agreement or any willful or fraudulent breach of a representation or warranty.

ARTICLE VII
MISCELLANEOUS

Section 7.01 Expenses.

(a)	Except as set forth in Section 7.01(b) and (c), each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and legal counsel.
(b)	If this Agreement is terminated by either party pursuant to Section 6.01(c), then the non-terminating party shall be liable to the other for actual out-of-pocket costs and expenses, including without limitation, the reasonable fees and expenses of financial consultants, accountants, and legal counsel, incurred by the terminating party in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder (“Expenses”); provided, however, liability of the non-terminating party for Expenses pursuant to this Section 7.01(b) shall not exceed Five Hundred Thousand Dollars ($500,000.00). The payment of Expenses shall constitute an exclusive remedy and upon delivery of such payment, the non-terminating party shall have no further obligations to the terminating party pursuant to the Agreement.
(c)	If MNB fails to complete the Merger after the occurrence of one of the following events, and Fidelity shall not be in material breach of this Agreement, MNB shall within one (1) business day of the event, pay Fidelity by wire transfer of immediately available funds a fee of Three Million Dollars ($3,000,000.00) (the “MNB Termination Fee”):
(i)	MNB terminates this Agreement pursuant to Section 6.01(f) hereof;
(ii)	a Person or group (as that term is defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than Fidelity, Fidelity Bank, or an Affiliate of Fidelity, enters into an agreement, letter of intent or memorandum of understanding with MNB or any MNB Subsidiary which relates to an Acquisition Proposal;
(iii)	MNB authorizes, recommends or publicly proposes, or publicly announces an intention to authorize, recommend, or propose an agreement to enter into an Acquisition Proposal;
(iv)	the MNB shareholders vote but fail to approve and adopt this Agreement at the MNB meeting of shareholders or the MNB meeting of shareholders is cancelled, if prior to the shareholder vote or cancellation:
(A)	the MNB Board of Directors shall have recommended that the shareholders of MNB approve or accept an Acquisition Proposal with any Person other than Fidelity, Fidelity Bank or an Affiliate of Fidelity; or
(B)	MNB shall have materially breached its obligation under Section 4.11 by failing to call, give notice of, convene and hold the MNB meeting of shareholders in accordance with Section 4.11;

And in the case of both (A) and (B), prior thereto, (1) there has been an announcement of an Acquisition Proposal by a person or group (as that term is defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than Fidelity, Fidelity Bank, or an Affiliate of Fidelity, and (2) in the instance where the MNB shareholders meeting is held, such person or group shall have not withdrawn such Acquisition Proposal at least twenty (20) days prior to the MNB shareholders meeting.

Section 7.02 Non-Survival.   All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants, other than those covenants that by their terms are to be performed after the Effective Time, including without limitation the covenants set forth in Sections 1.02(c),(d),(e),(g),(h),(i),(j),(k), 4.06, 4.07, 4.16 through 4.20, 4.24 and 7.01, hereof which shall survive the Merger, shall terminate at the Effective Time.

Section 7.03 Amendment, Extension and Waiver.   Subject to applicable law, at any time prior to the consummation of the transactions contemplated by this Agreement, the parties may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of either party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained in Articles IV and V hereof or otherwise, provided that any amendment, extension or waiver granted or executed after shareholders of MNB have approved this Agreement shall not modify either the amount or the form of the Merger Consideration to be provided hereby to holders of MNB Common Stock upon consummation of the Merger or otherwise materially adversely affect the shareholders of MNB or Fidelity without the approval of the shareholders who would be so affected. This Agreement may not be amended except by an instrument in writing authorized by the respective boards of directors of Fidelity and MNB and signed, by duly authorized officers, on behalf of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 7.04 Entire Agreement.   This Agreement, including the documents and other writings referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. This Agreement supersedes all prior arrangements and understandings between the parties, both written and oral, with respect to its subject matter. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors; provided, however, that nothing in this Agreement, expressed or implied, except for Section 4.06 is intended to confer upon any party, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities.

Section 7.05 No Assignment.   Neither party hereto may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other party hereto.

Section 7.06 Notices.   All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by prepaid registered or certified mail (return receipt requested) addressed as follows:

(a)	If to Fidelity, Fidelity Bank, or an affiliate of Fidelity to:
Fidelity D & D Bancorp, Inc.
101 North Blakely Street
Dunmore, PA 18512

Attention:	Daniel J. Santaniello, President and Chief Executive Officer
Telecopy No.:
E-mail:	Dan.Santaniello@fddbank.com

With copy to:

Bybel Rutledge LLP
1017 Mumma Road, Suite 302
Lemoyne, PA 17043

Attention:	Erik Gerhard, Esquire
Telecopy No.:	717-731-8205
E-mail:	gerhard@bybelrutledge.com
(b)	If to MNB, Merchants Bank or an affiliate of MNB to:
MNB Corporation
25 Broadway
Bangor, PA 18013

Attention:	Rocco A. Del Vecchio, President and Chief Executive Officer
Telecopy No.:
E-mail:	rdelvecchio@merchantsbangor.com

With copy to:

Mette, Evans & Woodside
3401 North Front Street
Harrisburg, PA 17110-0950

Attention:	Timothy A. Hoy
Telecopy No.:	717-236-1816
E-mail:	tahoy@mette.com

Section 7.07 Captions.   The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

Section 7.08 Counterparts.   This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. This Agreement shall become binding when one or more counterparts hereof individually or taken together, shall bear the signature of all the persons reflected hereon as the signatories. A facsimile, electronic, or similar reproduction of a signature by one or any of the undersigned shall be treated as an execution in writing for purposes of the execution of this Agreement.

Section 7.09 Severability.   If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party, and shall be enforced to the greatest extent permitted by law.

Section 7.10 Governing Law; Jurisdiction and Venue.   This Agreement shall be governed by and construed in accordance with the domestic internal law (without regard to its conflicts of law principles) of the Commonwealth of Pennsylvania except to the extent that the Federal laws of the United States of America shall apply and the exclusive jurisdiction and venue for any actions relating to this Agreement shall lie in the Lackawanna Court of Common Pleas located in Scranton, Pennsylvania.

Section 7.17 Jury Trial Waiver.   EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHTS SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, ACTION, PROCEEDING OR CLAIM OF ANY NATURE, IN LAW OR IN EQUITY, DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY DOCUMENT EXECUTED IN CONNECTION WITH THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.11, AND (E) EACH PARTY HAS BEEN ADVISED THAT SUCH PARTY SHOULD SEEK THE ADVICE OF COUNSEL WITH RESPECT TO THE PROVISIONS OF THIS SECTION 7.11.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:	FIDELITY D & D BANCORP, INC.

/s/ John T. Cognetti	BY:	/s/ Daniel J. Santaniello
Daniel J. Santaniello,
President and Chief Executive Officer

ATTEST:	THE FIDELITY DEPOSIT AND DISCOUNT BANK

/s/ John T. Cognetti	BY:	/s/ Daniel J. Santaniello
Daniel J. Santaniello,
President and Chief Executive Officer

ATTEST:	MNB CORPORATION

/s/ Timothy A. Hoy	BY:	/s/ Rocco A. Del Vecchio
Rocco A. Del Vecchio,
President and Chief Executive Officer

ATTEST:	MERCHANTS BANK OF BANGOR

/s/ Timothy A. Hoy	BY:	/s/ Rocco A. Del Vecchio
Rocco A. Del Vecchio,
President and Chief Executive Officer

Signature Page to Agreement and Plan of Reorganization

Exhibit A

FORM OF MNB CORPORATION
LETTER AGREEMENT

December 9, 2019

Fidelity D & D Bancorp, Inc.
101 North Blakely Street
Dunmore, PA 18512

Ladies and Gentlemen:

Fidelity D & D Bancorp, Inc. (“Fidelity”), The Fidelity Deposit and Discount Bank, MNB Corporation (“MNB”) and Merchants Bank of Bangor (“Merchants Bank”) are entering into concurrently herewith an Agreement and Plan of Reorganization to be dated as of December 9, 2019 (the “Agreement”).

Pursuant to the proposed Agreement, whereby, among other things, and subject to the terms and conditions set forth therein, MNB will merge with and into Fidelity, with Fidelity surviving the merger (the “Merger”).

Fidelity has requested, as a condition to its willingness to enter into the Agreement, that each of the undersigned, being a director or executive officer of MNB, executes and delivers to Fidelity this Letter Agreement.

I understand that Fidelity is requiring, as an inducement to its execution and delivery to MNB of the Agreement, that I execute and deliver to Fidelity this Letter Agreement.

The undersigned, solely in his or her individual capacity as a shareholder, (and not as a fiduciary, trustee, financial advisor, or advisor, including as a director or executive officer of MNB), in order to induce Fidelity to execute and deliver to MNB the Agreement, and intending to be legally bound, hereby irrevocably agrees as follows:

1.	I agree to be present (in person or by proxy) at all meetings of shareholders of MNB called to vote for approval and adoption of the Agreement and the transactions contemplated thereby, so that all shares of MNB common stock over which I have or exercise sole or shared voting power, including those held in a voting trust, individually or, to the extent of my proportionate interest, jointly with other persons, (collectively, my “Covered Shares”) will be counted for the purpose of determining the presence of a quorum at such meetings.
2.	I agree to vote, or cause to be voted, (a) for approval and adoption of the Agreement and the transactions contemplated thereby, and (b) against any action that is intended, or could reasonably be expected to impede, interfere with, delay, postpone, or adversely affect the transaction contemplated in the Agreement, all Covered Shares over which I exercise voting power, and I will use my best efforts to cause all Covered Shares over which I share voting power, including those held in a voting trust jointly with other persons, to be voted for in the same manner.
3.	I hereby revoke any and all previous proxies granted with respect to the Covered Shares.
4.	Through the earlier of (a) the receipt of the requisite approval and adoption of the Agreement and the transactions contemplated thereby by the shareholders of MNB, or (b) termination of the Agreement in accordance with its terms, I agree not to directly or indirectly offer, sell, transfer or otherwise dispose of any Covered Shares; provided, however, that I may make a bona fide gift of shares or transfer of shares for estate planning or similar purposes prior to that date as long as the recipient agrees to vote such shares for approval and adoption of the Agreement and agrees, in writing, to be bound by all the terms hereof as if an original signatory hereto.
5.	I hereby agree that any shares of MNB common stock or other voting securities of MNB with respect to which beneficial ownership is acquired by the undersigned, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such MNB common stock or upon exercise or conversion of any securities of MNB, if any, after the date hereof shall automatically become subject to the terms of this Letter Agreement;
6.	I hereby represent that I own of record or beneficially, good and valid title to the Covered Shares free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests, voting trusts or agreements, or impositions, except as expressly disclosed herein.
7.	Fidelity recognizes that, with respect to any Covered Shares which have been pledged to a third party (as specifically identified below), I may not be able to control the voting or disposition of such shares if contrary to the terms of such pledge, and that any act or failure to act on my part which is required by such pledge shall not be deemed a violation hereof.
8.	I represent that I have the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against me in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles.
9.	Irreparable damage would occur in the event any of the provisions of this Letter Agreement are not performed in accordance with the terms hereof, and therefore Fidelity shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity to which it may be entitled.

The agreements contained in this Letter Agreement shall apply to me solely in my capacity as a shareholder of MNB, and no agreement contained in this Letter Agreement shall apply to me in my capacity as a director, officer or employee of MNB or Merchants Bank. In addition, nothing contained in this Letter Agreement shall be deemed to apply to, or limit in any manner, my obligations to comply with my fiduciary duties as an officer or director, as applicable, of MNB or Merchants Bank.

This Letter Agreement shall be effective upon acceptance by Fidelity. Nothing herein shall be deemed to vest in Fidelity any direct or indirect ownership or incidence of ownership of or with respect to any shares of common stock of MNB.

If any term or provision of this Letter Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Letter Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, Fidelity and the undersigned shall negotiate in good faith to modify this Letter Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

The undersigned agrees that, in the event of his or her breach of this Letter Agreement, Fidelity shall be entitled to such remedies and relief against the undersigned as are available at law or in equity. The undersigned acknowledges that there is not an adequate remedy at law to compensate Fidelity for a violation of this Letter Agreement, and irrevocably waives, to the extent permitted by law, any defense that he or she might have based on the adequacy of a remedy at law which might be asserted as a bar to specific performance, injunctive relief, or other equitable relief. The undersigned agrees to the granting of injunctive relief without the posting of any bond or other securities and further agrees that, if any bond or other securities shall be required, such bond or other securities shall be in a nominal amount.

This Letter Agreement shall terminate concurrently with, and be of no further force and effect concurrently with, and automatically upon the earlier to occur of (a) the consummation of the Merger, or (b) any termination of the Agreement in accordance with its terms, except that any such termination shall be without prejudice to Fidelity’s rights arising out of any willful breach of any covenant or representation contained herein.

This Letter Agreement shall be effective upon acceptance by Fidelity and may be executed in one or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Letter Agreement.

[Signature Page Follows]

The undersigned intends to be legally bound hereby.

Sincerely,

Name

Title

Number of pledged Covered Shares (if any):

Accepted:

FIDELITY D & D BANCORP, INC.

BY:
Daniel J. Santaniello President and Chief Executive Officer

Exhibit B

FORM OF
BANK PLAN OF MERGER

between

THE FIDELITY DEPOSIT AND DISCOUNT BANK

and

MERCHANTS BANK OF BANGOR

This Bank Plan of Merger (the “Bank Plan of Merger”) is made as of this           day of December, 2019, between The Fidelity Deposit and Discount Bank, a Pennsylvania state-chartered bank and trust company having its principal banking office at 101 North Blakely Street, Dunmore, Pennsylvania (“Fidelity Bank”) and Merchants Bank of Bangor, a Pennsylvania state-chartered bank having its principal banking office at 25 Broadway, Bangor, Pennsylvania (“Merchants Bank”) (the two parties sometimes collectively referred to as the “Constituent Banks”).

WHEREAS, Merchants Bank is a wholly-owned subsidiary of MNB Corporation, a Pennsylvania corporation (“MNB”) and Fidelity Bank is a wholly-owned subsidiary of Fidelity D&D Bancorp, Inc., a Pennsylvania corporation (“Fidelity”); and

WHEREAS, Fidelity, Fidelity Bank MNB, and Merchants Bank have entered into an Agreement and Plan of Reorganization, dated as of December          , 2019 (the “Agreement”), providing for, among other things, the execution of this Bank Plan of Merger and the merger of Merchants Bank with and into Fidelity Bank in accordance with the terms and conditions hereinafter set forth (the “Bank Merger”) immediately following the merger of MNB into Fidelity pursuant to the Agreement.

NOW, THEREFORE, the Constituent Banks, intending to be legally bound hereby, agree to effect the Bank Merger in accordance with the terms and conditions hereinafter set forth.

SECTION 1. GENERAL.

1.1 The Merger. At the Effective Time, as hereinafter defined, Merchants Bank shall be merged with and into Fidelity Bank under the provisions of the Pennsylvania Banking Code of 1965, as amended (the “Banking Code”); the separate existence of Merchants Bank shall cease; and Fidelity Bank shall be the surviving bank (the “Surviving Bank”), in accordance with this Bank Plan of Merger. The “Effective Time” shall be such time, on such date, as the articles of merger providing for the Bank Merger are filed with the Pennsylvania Department of State, or at such time as may be specified in such articles of merger. In no event, however, will the Bank Merger be effective until all of the following events, each of which is a condition to the Bank Merger, have taken place: (a) the merger of MNB into Fidelity shall have been consummated; (b) the sole shareholders of Fidelity Bank and Merchants Bank shall have adopted this Bank Plan of Merger; (c) the Bank Merger shall have been approved by the Pennsylvania Department of Banking and Securities and the Federal Deposit Insurance Corporation; and (d) the applicable waiting period under the Bank Merger Act shall have expired.

1.2. Name. The name of the Surviving Bank shall be “The Fidelity Deposit and Discount Bank” and the location of its principal office shall be 101 North Blakely Street, Dunmore, Pennsylvania.

1.3 Articles of Incorporation. At the Effective Time, the articles of incorporation of Fidelity Bank, as amended, shall remain in full force and effect as the articles of incorporation of the Surviving Bank, until amended in accordance with Law.

1.4 Bylaws. At the Effective Time, the bylaws of Fidelity Bank, as amended, shall remain in full force and effect as the bylaws of the Surviving Bank, until amended in accordance with Law.

1.5 Effect of Bank Merger. At the Effective Time, the Surviving Bank shall succeed, without further act or deed to all of the property, rights, powers, duties and obligations of the Constituent Banks in accordance with the Banking Code. Any claim existing or action pending by or against the Constituent Banks may be prosecuted to judgment as if the Bank Merger had not taken place, and the Surviving Bank may be substituted in its place.

1.6 Continuation in Business. The Surviving Bank shall continue in business with the assets and liabilities of each of the Constituent Banks. The Surviving Bank shall be a bank, with fiduciary and trust powers, organized and having perpetual existence under the laws of the Commonwealth of Pennsylvania. Any branch offices of the Surviving Bank shall consist of Merchants Bank’s and Fidelity Bank’s present branch offices and any other branch office or offices that the Constituent Banks may be authorized to have as of the Effective Time.

1.7 Directors. At the Effective Time the total number of persons serving on the board of directors of the Surviving Bank shall be the directors of Fidelity Bank prior to the Effective Time, plus the MNB Nominees as provided for in Section 4.18 of the Agreement, and shall be named in the Articles of Merger.

1.8 Officers. The officers of the Surviving Bank shall be:

President:	Daniel J. Santaniello
Secretary:	John T. Cognetti
Treasurer:	Salvatore R. DeFrancesco, Jr.

and shall serve as the officers of the Surviving Bank from and after the Effective Time and until such time as the Board of Directors of the Surviving Bank shall otherwise determine.

1.9 Employees. At the Effective Time, all persons who are employees of the Constituent Banks shall become employees of the Surviving Bank. Notwithstanding the foregoing, the Board of Directors of the Surviving Bank shall have the right and responsibility to reorganize the workforce at the Surviving Bank and therefore make such changes in titles, reporting responsibilities and places of work as it deems necessary to establish an efficient operation, subject to the provisions of and in accordance with the Agreement.

SECTION 2. CONVERSION OF SHARES.

The manner and basis of converting shares of common stock of the Constituent Banks shall be as follows:

2.1 Stock of Fidelity Bank. The authorized capital stock of Fidelity Bank, as the successor institution, shall be 5,000,000 shares of common stock, $1.5625 par value. Fidelity Bank, as the successor institution, shall not be authorized to issue any class of preferred stock, and shall not issue any shares of preferred stock in connection with the Bank Merger. The shares of common stock of Fidelity Bank, $1.5625 par value, issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding shares of the Surviving Bank. From and after the Effective Time, each certificate that, prior to the Effective Time, represented shares of Fidelity Bank shall evidence ownership of shares of the Surviving Bank on the basis set forth herein.

2.2 Stock of Merchants Bank. Each share of common stock, par value $0.125 per share, of Merchants Bank issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Bank Merger and without any action on the part of the holder thereof, be cancelled and have no further effect.

SECTION 3. MISCELLANEOUS.

3.1 Conditions. The obligations of Merchants Bank and Fidelity Bank to effect the Bank Merger shall be subject to all of the terms and conditions contained in the Agreement and the consummation of the merger contemplated by the Agreement.

3.2 Termination and Amendment. This Bank Plan of Merger may be terminated or amended prior to the Effective Time in the manner and upon the conditions set forth in the Agreement. If the Agreement is terminated pursuant to the terms thereof, this Bank Plan of Merger shall terminate simultaneously, and the Bank Merger shall be abandoned without further action of the parties hereto.

3.3 Notices. Any notice or other communication required or permitted under this Bank Plan of Merger shall be given, and shall be effective, in accordance with the notice provisions of the Agreement.

3.4 Captions. The captions contained in this Bank Plan of Merger are for reference purposes only and are not part of this Bank Plan of Merger.

3.5 Counterparts. This Bank Plan of Merger may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. This Bank Plan of Merger shall become binding when one or more counterparts hereof individually or taken together, shall bear the signature of all the persons reflected hereon as the signatories. A facsimile, electronic, or similar reproduction of a signature by one or any of the undersigned shall be treated as an execution in writing for purposes of the execution of this Bank Plan of Merger.

3.6 Severability. If any provision of this Bank Plan of Merger or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Bank Plan of Merger and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

3.7 Governing Law. This Bank Plan of Merger shall be governed by and construed in accordance with the domestic internal law (without regard to its conflicts of law principles) of the Commonwealth of Pennsylvania except to the extent that the Federal laws of the United States of America shall apply.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

IN WITNESS WHEREOF, this Bank Plan of Merger has been executed on the day and year first above mentioned.

ATTEST:	THE FIDELITY DEPOSIT AND DISCOUNT BANK

BY:
Daniel J. Santaniello President and Chief Executive Officer
ATTEST:	MERCHANTS BANK OF BANGOR

BY:
Rocco A. Del Vecchio President and Chief Executive Officer

Exhibit C

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made effective as of the 9th day of December, 2019, between THE FIDELITY DEPOSIT AND DISCOUNT BANK (“Bank”), a Pennsylvania state-chartered bank and trust company having a place of business in Dunmore, Pennsylvania, and                 (“Executive”), an individual currently employed by MERCHANTS BANK OF BANGOR (“Merchants Bank”).

WITNESSETH:

WHEREAS, the Bank is a subsidiary of FIDELITY D&D BANCORP, INC. (“Corporation”);

WHEREAS, Corporation, Bank, MNB CORPORATION (“MNB”) and Merchants Bank are entering into an Agreement and Plan of Reorganization (“Merger Agreement”) pursuant to which MNB will merge with and into the Corporation and Merchants Bank will merge with and into Bank with Bank surviving (“Merger”);

WHEREAS, Executive is a                          of Merchants Bank, and is not a party to an employment agreement or a change of control agreement with MNB or Merchants Bank or any other bank, company or entity;

WHEREAS, pursuant to the Merger Agreement, the Bank has agreed to offer Executive the position of                                                     of the Bank and this employment agreement;

WHEREAS, Executive has no Supplemental Executive Retirement Plan (“SERP”) with Merchants Bank;

WHEREAS, this Agreement is intended to supersede and replace in its entirety any agreements that Executive has with MNB or Merchants Bank; and

WHEREAS, Executive desires to be employed by the Bank under the terms and conditions set forth herein.

AGREEMENT:

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.	Employment. The Bank hereby employs Executive and Executive hereby accepts employment with the Bank, under the terms and conditions set forth in this Agreement to commence upon the Closing Date at the Effective Time as defined in the Merger Agreement.
2.	Duties of Executive. Executive shall serve as a of the Bank reporting to the President of the Bank or his designee (i.e. the Chief Loan Officer of the Bank or a Market President of the Bank). Executive shall have such other duties and hold such other titles as may be given to him from time to time by the Board of Directors, the President of the Bank or the President’s designee.
3.	Engagement in Other Employment. Executive shall devote all of his working time, ability and attention to the business of the Bank and/or its subsidiaries or affiliates during the term of this Agreement. The Executive shall notify the President of the Bank and the Board of Directors of the Bank in writing before the Executive engages in any other business or commercial duties or pursuits, including, but not limited to, directorships of other companies. Under no circumstances may the Executive engage in any business or commercial activities, duties or pursuits which compete with the business or commercial activities of the Corporation, the Bank and/or any of their subsidiaries or affiliates, nor may the Executive serve as a director or officer or in any other capacity in a company which competes with the Corporation, the Bank and/or any of their subsidiaries or affiliates. Executive shall not be precluded, however, from engaging in voluntary or philanthropic endeavors, from engaging in activities designed to maintain and improve his professional skills, or from engaging in activities incident or necessary to personal investments, so long as they are, in the Board’s reasonable opinion, not in conflict with or detrimental to the Executive’s rendition of services on behalf of the Corporation, the Bank and/or any of their subsidiaries or affiliates. Executive may serve on the civic, charitable, and professional associations or groups as delineated on Schedule I for three years after the Closing Date and thereafter subject to the prior written approval of the President of the Bank. Bank acknowledges that Executive is an owner or co-owner, as a passive investor, of certain business LLCs or interests specified on Schedule I and that such interests are permissible, so long as they do not compete with the Bank or any service provided by the Bank or in any manner impinge, conflict or adversely impact his performance hereunder.
4.	Term of Agreement.
(a)	This Agreement shall be for a three (3) year period (the “Employment Period”) beginning on the Closing Date at the Effective Time of the Merger as defined in the Merger Agreement, and if not previously terminated pursuant to the terms of this Agreement, the Employment Period shall end three (3) years later (the “Initial Term”). Provided, however, the Employment Period shall be extended automatically for one (1) additional year on the first anniversary date of the commencement of the Initial Term, and then on each anniversary date of this Agreement thereafter, unless the Bank or Executive gives contrary written notice to the other not less than one hundred eighty (180) days before any such anniversary date so that upon the anniversary date if notice had not been previously given as provided in this Section 4(a), the Employment Period shall be and continue for a three (3) year period thereafter. References in the Agreement to “Employment Period” shall refer to the Initial Term of this Agreement and any extensions to the Initial Term of this Agreement. It is the intention of the parties that this Agreement be “Evergreen” unless (i) either party gives written notice to the other party of his or its intention not to renew this Agreement as provided above or (ii) this Agreement is terminated pursuant to Section 4(b) hereof.

This Agreement shall terminate automatically and be null and void upon a termination of the Merger Agreement in accordance with Article VII of the Merger Agreement.

(b)	Notwithstanding the provisions of Section 4(a) of this Agreement, this Agreement shall terminate automatically for Cause (as defined herein) upon written notice from the Board of Directors or President of the Bank to Executive. As used in this Agreement, “Cause” shall mean any of the following:

(i)   Executive’s conviction of or plea of guilty or nolo contendere to a felony, a crime of falsehood or a crime involving moral turpitude, or the actual incarceration of Executive for a period of twenty (20) consecutive days or more;

(ii)   Executive’s failure to follow the good faith lawful instructions of the Board of Directors of the Bank or President of the Bank with respect to its operations, after written notice from the Bank and a failure to cure such violation within thirty (30) days of said written notice;

(iii)   Executive’s willful failure to substantially perform Executive’s duties to the Bank, other than a failure resulting from Executive’s incapacity because of physical or mental illness, as provided in subsection (d) of this Section 4, after written notice from the Bank and a failure to cure such violation within thirty (30) days of said written notice;

(iv)   Executive’s intentional violation of the provisions of this Agreement, after written notice from the Bank and a failure to cure such violation within thirty (30) days of said written notice;

(v)   dishonesty or gross negligence of Executive in the performance of his duties;

(vi)   Executive’s (1) removal or prohibition from being an institutional-affiliated party by a final order of an appropriate banking agency or (2) communication from an appropriate banking agency having jurisdiction over the Bank (a) instructing the Bank to terminate Executive’s employment, (b) objecting to or disapproving Executive’s employment by the Bank, or (c) indicating that Executive is no longer an acceptable selection to serve in the capacity of a                               of the Bank;

(vii)   intentional or willful misconduct by Executive as determined by an affirmative vote of seventy-five percent (75%) of the disinterested members of the Board of Directors of the Bank which would reasonably be expected to bring public discredit to the Corporation or the Bank or which would reasonably be expected to result in material financial or other harm to the Corporation or the Bank;

(viii)   Executive’s breach of fiduciary duty involving personal profit;

(ix)   unlawful harassment by Executive against employees, customers, business associates, contractors or vendors of the Corporation or the Bank which results or may be reasonably expected to result in material liability to the Corporation or the Bank, as determined by an affirmative vote of seventy-five percent (75%) of the disinterested independent members of the Board of Directors of the Bank, following an investigation of the claims by a third party unrelated to the Corporation or the Bank chosen by the Executive, the Corporation and the Bank. If the Executive, the Corporation and the Bank do not agree on said third party, then as chosen by an affirmative vote of seventy-five percent (75%) of the disinterested independent members of the Board of Directors of the Corporation;

(x)   the willful violation by Executive of the provisions of Sections 9, 10 or 11 hereof, after written notice from the Bank and a failure to cure such violation within thirty (30) days of said written notice;

(xi)   the willful violation of any law, rule or regulation governing banks or bank officers or any final cease and desist order issued by a bank regulatory authority;

(xii)   theft or abuse by Executive of the Corporation’s or the Bank’s property or the property of the Corporation’s or the Bank’s customers, employees, contractors, vendors or business associates;

(xiii)   any act of fraud, misappropriation or personal dishonesty;

(xiv)   insubordination as determined by an affirmative vote of seventy-five percent (75%) of the Board of Directors of the Bank, after written notice from the Bank and a failure to cure such violation within thirty (30) days of said written notice; or,

(xv)   the existence of any material conflict between the interests of the Corporation or the Bank and Executive that is not disclosed in writing by Executive to the Corporation and the Bank and approved in writing by the Boards of Directors of the Corporation and the Bank.

If this Agreement is terminated for Cause, all of Executive’s rights under this Agreement shall cease as of the effective date of such termination, except for the rights under Paragraph 22 hereof with respect to arbitration.

(c)	Notwithstanding the provisions of Section 4(a) of this Agreement, this Agreement shall terminate automatically upon Executive’s voluntary termination of employment (other than in accordance with Section 6 of this Agreement) for Good Reason. The term “Good Reason” shall mean, unless agreed to in writing by Executive, (i) the assignment of duties and responsibilities inconsistent with Executive’s status as a of the Bank, (ii) a reassignment which requires Executive to move his principal residence or his office more than thirty (30) miles from the Bank’s principal executive office immediately prior to this Agreement, (iii) any removal of Executive from office or any material adverse change in the terms and conditions of Executive’s employment, except for any termination of Executive’s employment for Cause, unless such change is applicable to all senior vice presidents, (iv) any reduction in Executive’s Annual Base Salary as in effect on the date hereof, except in the case of extraordinary under or nonperformance as determined by the Bank’s Compensation Committee, or (v) any failure of the Bank to provide Executive with benefits at least as favorable as those enjoyed by Executive during the Employment Period under any of the pension, life insurance, medical, health and accident, disability or other employee plans of the Bank, or the taking of any action that would materially reduce any of such benefits unless such reduction is part of a reduction applicable to all executives.

Executive shall, within ninety (90) days of the occurrence of any of the foregoing events, provide notice to the Bank of the existence of the condition and provide the Bank thirty (30) days in which to cure such condition. In the event that the Bank does not cure the condition within thirty (30) days of such notice, Executive may resign from employment for Good Reason by delivering written notice (“Notice of Termination”) to the Bank.

If such termination occurs for Good Reason prior to the second anniversary date of this Agreement, then the Bank shall pay Executive upon receipt of a release substantially in the form of Exhibit B an amount equal to and no greater than 2.0 times Executive’s Agreed Compensation as defined in subsection (g) of Section 4, and shall be payable in twenty-four (24) equal monthly installments and shall be subject to federal, state and local tax withholdings commencing within thirty (30) days of termination of employment. In addition, for a period of two (2) years from the date of termination of employment, or until Executive secures substantially similar benefits through other employment, whichever shall first occur, Executive shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Executive at the date of Executive’s termination of employment, or, if the Bank cannot provide such benefits because Executive is no longer an employee, the Bank shall reimburse Executive in an amount equal to the monthly premium paid by him to obtain substantially similar employee benefits which he enjoyed prior to termination, subject to Code Section 409A if applicable.

If such termination occurs for Good Reason after the second anniversary date of this Agreement, then the Bank shall pay Executive upon receipt of a release substantially in the form of Exhibit B an amount equal to and no greater than 1.0 times Executive’s Agreed Compensation as defined in subsection (g) of Section 4, and shall be payable in twelve (12) equal monthly installments and shall be subject to federal, state and local tax withholdings, commencing within thirty (30) days of termination of employment. In addition, for a period of one (1) year from the date of termination of employment, or until Executive secures substantially similar benefits through other employment, whichever shall first occur, Executive shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Executive at the date of Executive’s termination of employment, or, if the Bank cannot provide such benefits because Executive is no longer an employee, the Bank shall reimburse Executive in an amount equal to the monthly premium paid by him to obtain substantially similar employee benefits which he enjoyed prior to termination, subject to Code Section 409A if applicable.

(d)	Notwithstanding the provisions of Section 4(a) of this Agreement, this Agreement shall terminate automatically upon Executive’s Disability and Executive’s rights under this Agreement shall cease as of the date of such termination; provided, however, that Executive shall nevertheless be entitled to receive an amount equal to and no greater than sixty percent (60%) of Executive’s Agreed Compensation as defined in subsection (g) of this Section 4, less amounts payable under any disability plan of the Bank subject to the terms and limitations under the Bank Disability Plan, until the earliest of (i) Executive’s return to employment, (ii) his attainment of age sixty-five (65), (iii) his death, or (iv) the end of the then existing Employment Period. In addition, Executive shall receive for such period a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Executive at the date of his disability, or, if Bank cannot provide such benefits because Executive is no longer an employee, Bank shall reimburse Executive in an amount equal to the monthly premium paid by him to obtain substantially similar employee benefits which he enjoyed prior to termination, subject to Code Section 409A if applicable. For purposes of this Agreement, the Executive shall have a Disability if Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank.

(e)	In the event that Executive terminates his employment without Good Reason or as a result of a Disability as defined in Section 4(d), all of Executive’s rights under this Agreement shall cease as of the effective date of such termination, except for the rights under Paragraph 22 hereof with respect to arbitration.
(f)	Executive agrees that in the event his employment under this Agreement is terminated, Executive hereby resigns as a director of the Corporation or the Bank, or any affiliate or subsidiary thereof, if he is then serving as a director of any of such entities.
(g)	The term “Agreed Compensation” shall equal Executive’s Annual Base Salary under the Agreement.
5.	Employment Period Compensation.
(a)	Annual Base Salary. For services performed by Executive under this Agreement, the Bank shall pay Executive an Annual Base Salary during the Employment Period at the rate of $ per year, minus applicable withholdings and deductions, payable at the same times as salaries are payable to other executive employees of the Bank. The Bank may increase Executive’s Annual Base Salary, and any and all such increases shall be deemed to constitute amendments to this Section 5(a) to reflect the increased amounts, effective as of the date established for such increases by the Board of Directors of the Bank or any committee of such Board in the resolutions authorizing such increases.
(b)	Bonus. As additional consideration for entering this Agreement, Bank shall pay Executive the bonuses as provided on Exhibit A. In addition, Bank may, from time to time, pay a bonus or bonuses to Executive as the Bank or an affiliate thereof, in its sole discretion, deems it appropriate. The payment of any such bonuses shall not reduce or otherwise affect any other obligation of the Bank to Executive provided for in this Agreement.
(c)	Paid Time-Off. During the term of this Agreement, Executive shall be entitled to paid time-off in accordance with the manner and amount provided under the paid time-off plan currently in effect. However, Executive shall not be entitled to receive any additional compensation from the Bank for failure to take a vacation, except to the extent authorized by the Boards of Directors or President of the Corporation and the Bank.
(d)	Employee Benefit Plans. During the term of this Agreement, Executive shall be entitled to participate in or receive the benefits of any employee benefit plan currently in effect at the Bank, subject to Executive’s eligibility and the terms of said plan, until such time that the Board of Directors of the Bank authorize a change in such benefits. The Bank shall not make any changes in such plans or benefits which would adversely affect Executive’s rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of the Bank and does not result in a proportionately greater adverse change in the rights of or benefits to Executive as compared with any other executive officer of the Bank. Nothing paid to Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to Executive pursuant to Section 5(a) hereof.
(e)	Executive Life Insurance and Long Term Care. During the term of this Agreement, Executive shall be entitled to participate in or receive the benefits of the executive life insurance plan and long term care program currently in effect at the Bank, subject to the terms of said plan, until such time that the Board of Directors of the Bank authorize a change in such benefits.
(f)	Business Expenses. During the term of this Agreement, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him, which are properly accounted for, in accordance with the policies and procedures established by the Board of Directors of the Bank for its executive officers.
6.	Termination of Employment Following Change in Control.
(a)	If a Change in Control (as defined in Section 6(b) of this Agreement) shall occur and (1) Executive is involuntarily terminated without Cause within one (1) year of a Change in Control or (2) if Executive terminates employment for Good Reason as defined in Section 4(c) within one hundred eighty (180) days of the Change in Control, then the provisions of Section 7 of this Agreement shall apply.
(b)	As used in this Agreement, “Change in Control” shall mean the occurrence of any of the following, provided the event constitutes a change in control within the meaning of Code Section 409A and the rules, regulations and guidance promulgated thereunder:

(i)   any “person” (as such term is defined in Code Section 409A and any Revenue Guidance or Treasury Regulations issued thereunder), other than the Corporation or the Bank or any “person” who on the date hereof is a director or officer of the Corporation or the Bank, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation or the Bank representing thirty (30%) percent or more of the total voting power of the Corporation’s or the Bank’s then outstanding securities;

(ii)   any “person” or more than one “person” acting as a group acquires ownership of stock of the Corporation or the Bank that together with stock held by such person or group constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Corporation or the Bank; or,

(iii)   during any period of one (1) year during the term of Executive’s employment under this Agreement, individuals who at the beginning of such one (1) year period constitute the Board of Directors of the Corporation or the Bank cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds (2/3) of the directors then in office who were directors at the beginning of the period.

7.	Rights in Event of Termination Following a Change in Control. In the event that Executive terminates employment for Good Reason as defined in Section 4(c) within one hundred eighty (180) days of a Change in Control or Executive is involuntarily terminated without Cause after a Change in Control (as defined in Section 6(b) of this Agreement), Executive shall be entitled to receive the compensation and benefits set forth below:

The Bank shall pay Executive a lump sum amount equal to and no greater than 1.0 times Executive’s Agreed Compensation as defined in subsection (g) of Section 4, minus applicable taxes and withholdings, within thirty (30) days of termination of employment. In addition, for a period of one (1) year from the date of termination of employment, or until Executive secures substantially similar benefits through other employment, whichever shall first occur, Executive shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Executive at the date of Executive’s termination of employment, or, if the Bank cannot provide such benefits because Executive is no longer an employee, the Bank shall reimburse Executive in an amount equal to the monthly premium paid by him to obtain substantially similar employee benefits which he enjoyed prior to termination, subject to Code Section 409A if applicable.

However, in the event the payment described herein, when added to all other amounts or benefits provided to or on behalf of the Executive in connection with his termination of employment, would result in the imposition of an excise tax under Section 4999 of the Code, such payments shall be retroactively reduced to the extent necessary to avoid such excise tax imposition. Upon written notice to Executive, together with calculations of Corporation’s independent auditors, Executive shall remit to Corporation the amount of the reduction plus such interest as may be necessary to avoid the imposition of such excise tax. Notwithstanding the foregoing or any other provision of this contract to the contrary, if any portion of the amount herein payable to the Executive is determined to be non-deductible pursuant to the regulations promulgated under Section 280G of the Code, then Corporation shall be required only to pay to Executive the amount determined to be deductible under Section 280G.

8.	Rights in Event of Termination of Employment Absent Change in Control. In the event that Executive’s employment is involuntarily terminated by the Bank without Cause prior to the second anniversary date of this Agreement and no Change in Control shall have occurred at the date of such termination, the Bank shall pay Executive subject to Bank’s receipt of a release substantially in the form of Exhibit B an amount equal to and no greater than 2.0 times Executive’s Agreed

Compensation as defined in subsection (g) of Section 4, and shall be payable in twenty-four (24) equal monthly installments and shall be subject to federal, state and local tax withholdings commencing within thirty (30) days of termination of employment. In addition, for a period of one (1) year from the date of termination of employment, or until Executive secures substantially similar benefits through other employment, whichever shall first occur, Executive shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Executive as of the date of Executive’s termination of employment, or, if the Bank cannot provide such benefits because Executive is no longer an employee, the Bank shall reimburse Executive in an amount equal to the monthly premium paid by him to obtain substantially similar employee benefits which he enjoyed prior to termination, subject to Code Section 409A if applicable.

In the event that Executive’s employment is involuntarily terminated by the Bank without Cause after the second anniversary date of this Agreement and no Change in Control shall have occurred at the date of such termination, the Bank shall pay Executive subject to Bank’s receipt of a release substantially in the form of Exhibit B an amount equal to and no greater than 1.0 times Executive’s Agreed Compensation as defined in subsection (g) of Section 4, and shall be payable in twelve (12) equal monthly installments and shall be subject to federal, state and local tax withholdings commencing within thirty (30) days of termination of employment. In addition, for a period of one (1) year form the date of termination of employment, or until Executive secures substantially similar benefits through other employment, whichever shall first occur, Executive shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Executive as of the date of Executive’s termination of employment, or, if the Bank cannot provide such benefits because Executive is no longer an employee, the Bank shall reimburse Executive in an amount equal to the monthly premium paid by him to obtain substantially similar employee benefits which he enjoyed prior to termination, subject to Code Section 409A if applicable.

9.	Covenant Not to Compete.
(a)	Executive hereby acknowledges and recognizes the highly competitive nature of the business of the Corporation and the Bank and accordingly agrees that, during and for the applicable period set forth in Section 9(c) hereof, Executive shall not, except as otherwise permitted in writing by the Bank:

(i)   be engaged, directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise engaged in (1) the banking industry (including bank holding company), or (2) any other activity in which the Corporation or the Bank or any of their subsidiaries are engaged during the Employment Period, and remain so engaged at the end of the Employment Period, in any county in which a branch, office or other facility of the Corporation or the Bank is located during the Employment Period or in any county contiguous to such county (the “Non-Competition Area”);

(ii)   provide financial or other assistance to any person, firm, corporation or enterprise engaged in (1) the banking (including bank holding company) or financial services industry, or (2) any other activity in which the Corporation or the Bank or any of their subsidiaries are engaged during the Employment Period, and remain so engaged at the end of the Employment Period, in the Non-Competition Area;

(iii)   directly or indirectly solicit (including advertising, social media or outreach) persons or entities who were customers, prospects or referral sources of the Corporation, the Bank or their subsidiaries within one (1) year of Executive’s termination of employment, to become a customer or referral source of a person or entity other than the Corporation, the Bank or their subsidiaries, provided, however that the use of general advertising or social media posts not targeted specifically to such customers, prospects or referral sources, shall not be deemed to be direct or indirect solicitation; or,

(iv)   directly or indirectly solicit employees of the Corporation, the Bank or their subsidiaries who were employed within two (2) years of Executive’s termination of employment to work for anyone other than the Corporation, the Bank or their subsidiaries.

(b)	It is expressly understood and agreed that, although Executive and the Corporation and the Bank consider the restrictions contained in Section 9(a) hereof reasonable for the purpose of preserving for the Corporation and the Bank and their subsidiaries their goodwill and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in Section 9(a) hereof is an unreasonable or otherwise unenforceable restriction against Executive, the provisions of Section 9(a) hereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.
(c)	The provisions of this Section 9 shall be applicable, commencing on the date of this Agreement and ending on the second anniversary date of the effective date of termination of employment.
10.	Unauthorized Disclosure. During the term of his employment hereunder, or at any later time, Executive shall not, without the written consent of the Board of Directors of the Bank or a person authorized thereby, knowingly disclose to any person, other than an employee of the Corporation or the Bank or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of his duties as an executive of the Bank, any material confidential information obtained by him while in the employ of the Bank with respect to any of the Corporation’s and the Bank’s services, products, improvements, formulas, designs or styles, processes, customers, methods of business, or any business practices the disclosure of which could be or will be damaging to the Corporation or the Bank; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by Executive or any person with the assistance, consent or direction of Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Corporation and the Bank or any information that must be disclosed as required by law.
11.	Work Made for Hire. Any work performed by Executive under this Agreement should be considered a “Work Made for Hire” as the phrase is defined by the U.S. Copyright Act of 1976 and shall be owned by and for the express benefit of the Bank and its affiliates and subsidiaries. In the event it should be established that such work does not qualify as a Work Made for Hire, Executive agrees to and does hereby assign to the Bank, and its affiliates and subsidiaries, all of his rights, title, and/or interest in such work product, including, but not limited to, all copyrights, patents, trademarks, and propriety rights.
12.	Return of Company Property and Documents. Executive agrees that, at the time of termination of his employment, regardless of the reason for termination, he will deliver to the Bank and its affiliates and subsidiaries, any and all company property, including, but not limited to, keys, security codes or passes, mobile telephones, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, software programs, equipment, other documents or property, or reproductions of any of the aforementioned items developed or obtained by Executive during the course of his employment and keep no copies thereof. The Bank has the right to inspect personal computers and other electronic storage used or believed by the Bank to be used by Executive in the conduct of business hereunder or to violate or circumvent the provisions hereof.
13.	Liability Insurance. The Bank shall obtain liability insurance coverage for Executive under an insurance policy with similar terms as that which is currently covering officers and directors of the Bank against lawsuits, arbitrations or other legal or regulatory proceedings. Except for gross recklessness, willful misconduct, or commission of a criminal act, the Bank shall indemnify Executive to the fullest extent permitted by Pennsylvania law and the Bank’s bylaws, with respect to any threatened, pending or completed legal or regulatory action, suit or proceeding, brought against him by reason of the fact that he is or was an officer, executive or agent of the Bank or is or was serving at the request of the Bank or the Corporation as a director, officer, executive or agent of another person or entity. The indemnification contemplated herein shall only be provided to Executive if there is no insurance coverage for the payment of expenses incurred by Executive, in connection with any threatened, pending or completed legal or regulatory action, suit or proceeding, provided under any insurance policy in the name of or for the benefit of the Bank or Executive as the insured.
14.	Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise.

15.	Survival. The provisions, rights and obligations of Paragraphs 9, 10, 11, 12, 13 and 22 shall survive the expiration or termination of this Agreement.
16.	Section 409A.
(a)	If when Executive’s employment terminates, the Executive is a “specified employee,” as defined in Code Section 409A(a)(2)(B)(i), then despite any provision of this Agreement or other plan or agreement to the contrary, Executive will not be entitled to the payments until the earliest of: (a) the date that is at least six (6) months after Executive’s separation from service, as defined in Code Section 409A, for reasons other than Executive’s death, (b) the date of Executive’s death, or (c) any earlier date that does not result in additional tax or interest to Executive under Code Section 409A. As promptly as possible after the end of the period during which payments are delayed under this provision, the entire amount of the delayed payments shall be paid to Executive in a single lump sum with any remaining payments to commence in accordance with the terms of this Agreement or other applicable plan or agreement.
(b)	Any payments made pursuant to this Agreement, to the extent of payments made from the date of termination through March 15th of the calendar year following such date, are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) and thus payable pursuant to the “short-term deferral” rule set forth in Treas. Reg. §1.409A-1(b)(4); to the extent such payments are made following said March 15th, they are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) made upon an involuntary termination from service and payable pursuant to Treas. Reg. §1.409A-1(b)(9)(iii), to the maximum extent permitted by said provision.
(c)	The parties hereto intend that any and all post-employment compensation under this Agreement satisfy the requirements of Section 409A or an exception or exclusion therefrom to avoid the imposition of any accelerated or additional taxes pursuant to Section 409A. Any terms not specifically defined shall have the meaning as set forth in Section 409A.
(d)	Notwithstanding the foregoing, no payment shall be made pursuant to this Agreement unless such termination of employment is a “separation of service” as defined in Code Section 409A.
17.	Notices. Except as otherwise provided in this Agreement, any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to Executive’s residence, in the case of notices to Executive, and to the principal executive office of the Bank, in the case of notices to the Bank.
18.	Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and an executive officer specifically designated by the Board of Directors of the Bank. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
19.	Assignment. This Agreement shall not be assignable by any party, except by the Corporation or Bank to any successor in interest to its respective business.
20.	Entire Agreement. This Agreement supersedes any and all agreements, either oral or in writing, between the parties with respect to the employment of Executive by the Bank and/or the Corporation. This Agreement contains all the covenants and agreements between the parties with respect to employment and related matters.
21.	Successors; Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. If Executive should die after a Notice of Termination is delivered by Executive, after a Change in Control, or following termination of Executive’s employment without Cause, and any amounts would be payable to Executive under this Agreement if Executive had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or, if there is no such designee, to Executive’s estate.
22.	Arbitration. The Bank and Executive recognize that in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement, lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable period of time. Consequently, each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement (except for any enforcement sought with respect to Sections 9, 10, 11 or 12 which may be litigated in court, including an action for injunction or other relief) are to be submitted for resolution, in Gettysburg, Pennsylvania, to the American Arbitration Association (the “Association”) in accordance with the Association’s National Rules for the Resolution of Employment Disputes or other applicable rules then in effect (“Rules”). The Bank or Executive may initiate an arbitration proceeding at any time by giving notice to the other in accordance with the Rules. The Bank and Executive may, as a matter of right, mutually agree on the appointment of a particular arbitrator from the Association’s pool. The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the Commonwealth of Pennsylvania, but shall be bound by the substantive law applicable to this Agreement. The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of fact, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction. Following written notice of a request for arbitration, the Bank and Executive shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement, except as otherwise provided herein or any enforcement sought with respect to Sections 9, 10, 11 or 12 of this Agreement, including an action for injunction or other relief.
23.	Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
24.	Applicable Law. This Agreement shall be governed by and construed in accordance with the domestic, internal laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws principles. In addition, in the event that the Corporation’s or the Bank’s regulators determine that this Agreement is not a safe and sound practice or in the event that 12 C.F.R. Part 359 applies, then the Bank shall only be required to make such payments as are permitted by the applicable regulatory agency.
25.	Headings. The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:	THE FIDELITY DEPOSIT AND DISCOUNT BANK

By
Daniel J. Santaniello President and Chief Executive Officer

WITNESS:	EXECUTIVE

SCHEDULE I

EXHIBIT A

Bonus

Bank shall pay Executive a one-time Initial Sign On Bonus in the form of a                        share Restricted Stock Grant subject to a three-year vesting schedule and the Standard Terms of Grant of Bank at the Effective Time.

Executive’s annual Bonus is subject to the Bank’s performance plan – Commercial and Business Banking RM Incentive Plan (as may be in effect from time to time) and any additional discretionary bonuses as the Bank may provide from time to time at its discretion.

EXHIBIT B

Release

Exhibit D

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made as of December 9, 2019 by and among Fidelity D&D Bancorp, Inc. (“Fidelity”), The Fidelity Deposit and Discount Bank (the “Bank” or “Fidelity Bank”) and                             (the “Consultant”).

WITNESSETH

WHEREAS, the Consultant is currently the                                      of MNB Corporation (“MNB”) and Merchants Bank of Bangor (“Merchants Bank”);

WHEREAS, MNB, Merchants Bank, Fidelity, and Fidelity Bank are entering into an Agreement and Plan of Reorganization (“Merger Agreement”) pursuant to which MNB will merge with and into Fidelity with Fidelity surviving and Merchants Bank will merge with and into Fidelity Bank with Fidelity Bank surviving (“Merger”);

WHEREAS, Fidelity Bank desires to be ensured of the Consultant's continued active participation in the business of the Bank following the Merger, specifically during the transition of operations and systems conversion from Merchants Bank to Fidelity Bank and in his continuing role to develop and maintain customer relationships and promote the Bank;

WHEREAS, the Consultant is willing to serve the Bank on the terms and conditions hereinafter set forth;

WHEREAS, Fidelity, Fidelity Bank and Consultant desire to enter into this Agreement in light of the pending Merger, which Agreement shall only become effective upon the consummation of the Merger on the Closing Date at the Effective Time as provided for in the Merger Agreement;

WHEREAS, Consultant is a party to an Employment Agreement dated                                with MNB Corporation and Merchants Bank (the “Employment Agreement”) which provides certain benefits in the event of a Change in Control, which Change in Control is expected to occur at the Effective Time of the Merger;

WHEREAS, Consultant’s employment with MNB and Merchants Bank is expected to terminate at the Effective Time of the Merger;

WHEREAS, Consultant is expected to receive such Change in Control benefits pursuant to and under said Employment Agreement;

WHEREAS, this Agreement is in addition to and not in lieu of any rights, benefits, or privileges that Consultant may have under and pursuant to his current Employment Agreement dated as of                               ;

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound hereby, Consultant, Fidelity, and Fidelity Bank agree as follows:

1.   Effective Date and Contingency. This Agreement shall be effective upon the later of the Closing of the Merger at the Effective Time or July 1, 2020 provided that the Effective Time has already occurred prior to such date (“Effective Time of this Agreement”). Neither party to this Agreement shall have any rights or obligations set forth in this Agreement before it becomes effective. This Agreement shall be null and void if, and at such time as, the Merger Agreement is terminated and the Merger is abandoned for any reason prior to the Effective Time of the Merger (as defined in the Merger Agreement).

2.   Consulting Term and Services.

(a)   Subject to the provisions of Section 2(c) hereof, the parties hereto agree that, during the period immediately following the Effective Time of this Agreement through and including at least twelve (12) months thereafter, said period which may be extended on a year (12 month) to year (12 month) additional basis by a written notice provided by each party thirty days before the end of the Consulting Period in accordance with Section 9 of this Agreement (which period shall constitute the “Consulting Period”), the Consultant undertakes to provide his personal advice and counsel to Fidelity Bank and its subsidiaries and affiliates in connection with the business of the Bank and its subsidiaries and affiliates, including, but not limited to: (i) assisting in the transition of all of the employees and customers of Merchants Bank to Fidelity Bank's operations following the Merger, (ii) providing introductions to customers, (iii) providing cultural support and enhancing customer relationships and business opportunities, and (iv) performing such other services for Fidelity Bank as may be from time to time assigned to him by the President and Chief Executive Officer of Fidelity Bank or his designee, including but not limited to service on the Northampton Advisory Board (collectively the “Consulting Services”), subject to the terms and conditions which are set forth herein. The parties estimate that the Consulting Services will average approximately 95 hours per month during the Consulting Period. During the Consu1ting Period, the Consultant shall use his reasonable best efforts to promote the interests of Fidelity Bank and its subsidiaries and affiliates. Such Consulting Services may be provided in person, telephonically, electronically or by correspondence as Fidelity Bank and the Consultant may agree. The Consultant shall be available for meetings at such places as designated by Fidelity Bank at such times as shall be reasonable and appropriate.

(b)   During the Consulting Period, the Consultant shall be treated as an independent contractor and shall not be deemed to be an employee of the Bank or any subsidiary or affiliate of the Bank, including but not limited to tax purposes and tax withholding. The Consultant acknowledges and agrees that he is: (i) being engaged by the Bank solely as an independent contractor for the specific project and time period set forth herein and that none of the Consultant's services or compensation under this Agreement are intended to constitute, and shall not be deemed or construed to constitute, an employment relationship with the Bank or any of its subsidiaries or affiliates; (ii) responsible to pay, according to applicable laws, all applicable federal, state and local income taxes and al1 applicable Social Security and Medicare taxes with respect to the compensation that he will receive pursuant to this Agreement; and (iii) not eligible to participate in any of the benefit plans of the Bank or any subsidiary or affiliate of the Bank, other than his rights to COBRA benefits stemming from his employment with Merchants Bank, if applicable.

(c)   The Consultant may terminate this Agreement by providing at least thirty (30) days written notice to the Bank in accordance with Section 9 of this Agreement. In the event Consultant terminates this Agreement prior to the end of the Consulting Period, the Bank shall have no further obligation to pay the balance of the Consulting Fee (described at Section 3 hereof). During the first twelve (12) months following the Effective Time of the Merger, the Bank may terminate the Consulting Period only for Cause (as defined below) upon written notice to the Consultant in accordance with Section 9 of this Agreement. For purposes of this Agreement, termination of the Consultant's services for “Cause” shall mean termination resulting from any of the following by the Consultant: (i) willful or intentional failure to perform his obligations under this Agreement, other than any failure resulting from the Consultant’s incapacity due to physical or mental injury or illness; (ii) an act involving moral turpitude; (iii) personal dishonesty, incompetence or willful misconduct; (iv) breach of his obligations hereunder for personal profit; (v) a willful violation of any law, rule or regulation (other than traffic violations or similar offenses), regulatory agreement or final cease-and-desist order; or (vi) a material breach of any of the terms of this Agreement and failure to cure such material breach during a 15-day period following the date on which the Bank gives written notice to the Consultant of the material breach. In the event the Bank terminates the Consulting Period for Cause, the Bank shall have no further obligation to pay the balance of the Consulting Fee. After the twelve (12) months following the Effective Time of the Merger, the Bank may terminate the Agreement by providing at least thirty (30) days written notice to Consultant in accordance with Section 9 of this Agreement. In the event the Bank terminates the Agreement after the first twelve (12) months following the Effective Time of the Merger by providing written notice to the Consultant, the Bank shall have no further obligation under this Agreement.

3.   Consulting Fee. In consideration of the consulting services to be provided by the Consultant pursuant to Section 3 hereof and the covenants set forth in Section 4 of this Agreement, the Bank agrees to pay the Consultant a Consulting Fee of $                         per year. Such Consulting Fee will be paid in monthly installments of $                            during the Consulting Period, payable on the last business day of each month during the Consulting Period. During the Consulting Period, the Bank will reimburse Consultant for reasonable expenses incurred by the Consultant at the request of Fidelity Bank, subject to such documentation and prior approva1 as may be required by Fidelity Bank and presentation by the Consultant to Fidelity Bank of a monthly invoice for disbursements.

4.   Restrictive Covenants

(a)   Trade Secrets. The Consultant acknowledges that he has had, and will have, access to confidential information of the Bank (including, but not limited to, current and prospective confidential know-how, customer lists, marketing plans, business plans, financial and pricing information, and information regarding acquisitions, mergers and/or joint ventures) concerning the business, customers, contacts, prospects, and assets of the Bank that is unique, valuable and not generally known outside the Bank, and that was obtained from the Bank or which was learned as a result of the performance of services by the Consultant on behalf of the Bank (“Trade Secrets”). Trade Secrets shall not include any information that: (i) is now, or hereafter becomes, through no act or failure to act on the part of the Consultant that constitutes a breach of this Section 4, generally known or available to the public; (ii) is hereafter furnished without restriction on disclosure to the Consultant by a third party, other than an employee or agent of the Bank, who is not under any obligation of confidentiality to the Bank or any parent, subsidiary or affiliate of the Bank; (iii) is disclosed with the written approval of the Bank; or (iv) is required to be disclosed or provided by law, court order, order of any regulatory agency having jurisdiction or similar compulsion, including pursuant to or in connection with any legal proceeding involving the parties hereto; provided however, that such disclosure shall be limited to the extent so required or compelled; and provided further, however, that if the Consultant is required to disclose such confidential information, he shall give the Bank notice of such disclosure and cooperate in seeking suitable protections. Other than in the course of performing services for the Bank, the Consultant will not, at any time, directly or indirectly use, divulge, furnish or make accessible to any person any Trade Secrets, but instead will keep all Trade Secrets strictly and absolutely confidential. The Consultant will deliver promptly to the Bank, at the termination of his services or at any other time at the request of the Bank, without retaining any copies, all documents and other materials in his possession relating, directly or indirectly, to any Trade Secrets. The Consultant shall return all tangible evidence of Trade Secrets to the Bank prior to or at the termination of his services with the Bank. Nothing in this Agreement shall limit the right of the Bank to restrain, or obtain damages from the Consultant or with respect to any conduct or disclosure by the Consultant after the term of this Agreement; provided, however, the parties hereto agree that nothing contained in this Agreement limits the Consultant's ability to file a charge or complaint with the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System or any other federal, state or local governmental agency or commission that has jurisdiction over the Bank or any parent, subsidiary or affiliate of the Bank (the “Government Agencies”). The Consultant further understands that this Agreement does not limit his ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information.

(b)   Return of Confidential Information. Upon expiration of the Consulting Period, the Consultant shall promptly deliver to the Bank all copies of documents or other records (including without limitation electronic records) containing any Confidential Information that is in his possession or under his control, and shall retain no written or electronic record of any Confidential Information.

(c)   Covenant Not to Compete

(i)   Consultant hereby acknowledges and recognizes the highly competitive nature of the business of the Corporation and the Bank and accordingly agrees that, during and for the applicable period set forth in Section 4(c)(iii) hereof, Consultant shall not, except as otherwise permitted in writing by the Bank:

(A) be engaged, directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise engaged in (1) the banking (including bank holding company) or financial services industry, or (2) any other activity in which the Corporation or the Bank or any of their subsidiaries are engaged during the Consulting Period, and remain so engaged at the end of the Consulting Period, in any county in which a branch, office or other facility of the Corporation or the Bank is located during the Consulting Period or in any county contiguous to such county (the “Non-Competition Area”);

(B) provide financial or other assistance to any person, firm, corporation or enterprise engaged in (1) the banking (including bank holding company) or financial services industry, or (2) any other activity in which the Corporation or the Bank or any of their subsidiaries are engaged during the Consulting Period, and remain so engaged at the end of the Consulting Period, in the Non-Competition Area;

(C) directly or indirectly solicit (including advertising, social media or outreach) persons or entities who were customers, prospects or referral sources of the Corporation, the Bank or their subsidiaries within one (1) year of Consultant’s termination of Consulting Period, to become a customer or referral source of a person or entity other than the Corporation, the Bank or their subsidiaries, provided, however that the use of general advertising or social media posts not targeted specifically to such customers, prospects or referral sources, shall not be deemed to be direct or indirect solicitation; or,

(D) directly or indirectly solicit employees of the Corporation, the Bank or their subsidiaries who were employed within two (2) years of Consultant’s termination of Consulting Period to work for anyone other than the Corporation, the Bank or their subsidiaries.

(ii)   It is expressly understood and agreed that, although Consultant and the Corporation and the Bank consider the restrictions contained in Section 4(c)(i) hereof reasonable for the purpose of preserving for the Corporation and the Bank and their subsidiaries their goodwill and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in Section 4(c)(i) hereof is an unreasonable or otherwise unenforceable restriction against Consultant, the provisions of Section 4(c)(i) hereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

(iii)   The provisions of this Section 4(c) shall be applicable, commencing on the date of this Agreement and ending on the first anniversary date of the effective date of termination of the Consulting Period.

(d)   Irreparable Harm. The Consultant acknowledges that: (i) the Consultant's compliance with Section 4 of this Agreement is necessary to preserve and protect the proprietary rights, Trade Secrets, and the goodwill of the Bank as a going concern, and (ii) any failure by the Consultant to comply with the provisions of this Agreement will result in irreparable and continuing injury for which there will be no adequate remedy at law. In the event that the Consultant fails to comply with the terms and conditions of this Agreement, the obligations of the Bank to pay the Consulting Fee set forth in Section 3 shall cease, and the Bank will be entitled, in addition to other relief that may be proper, to all types of equitable relief (including, but not limited to, the issuance of an injunction and/or temporary restraining order) that may be necessary to cause the Consultant to comply with this Agreement, to restore to the Bank its property, and to make the Bank whole.

(d)   Survival. The provisions set forth in this Section 4 shall survive termination of this Agreement.

(e)   References to the Bank. All references to the Bank in this Section 4 shall include Fidelity and Fidelity Bank.

5.   Indemnification. Bank agrees to indemnify and hold harmless Consultant from all claims, losses, damages, expenses, fees (including but not limited to attorneys’ fees), costs, and judgments (“Claims”) that may be asserted against Consultant that result from the provision of Consulting Services hereunder except those Claims resulting from Consultant’s gross negligence or willful misconduct. Bank agrees to name Consultant as a Covered Party on Bank’s Errors & Omissions or similar policy of insurance. Provided, however, Fidelity shall not be required to indemnify Consultant against civil monetary penalties, or fines, imposed or levied by any Bank Regulator, including but not limited to payments prohibited under 12 CFR Part 359.

6.   Assumption of Employment Agreement. Separate and apart from the provision of Consulting Services hereunder, as of the Effective Time and pursuant to the operation of law, Bank agrees to assume MNB’s and Merchants Bank’s obligations as successor in interest to the rights under the Employment Agreement including, but not limited to, any obligations and payments owed to Consultant as a result of the triggering of the Change in Control provisions under Section 6 and 7 of the Employment Agreement. Bank shall not be obligated to reimburse Consultant for Consultant’s individual COBRA health insurance coverage as otherwise set for in the Employment Agreement.

7.   Tax Reporting and Withholding. The parties agree that the Consultant shall be treated as an independent contractor and shall not be deemed to be an employee of the Bank or any subsidiary or affiliate of the Bank for purposes of tax reporting and withholding; however, in the event that the Bank reasonably determines that any payment required to be made by the Bank hereunder to the Consultant is subject to tax withholding or payroll deductions pursuant to any applicable law or regulation, then the Bank shall withhold such amounts, if any, as may be required by such law or regulation.

8.   Assignment. The Bank may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation, bank or other entity with or into which the Bank may hereafter merge or consolidate or to which the Bank may transfer all or substantially all of its assets, if in any such case said corporation, bank or other entity shall by operation of law or expressly in writing assume all obligations of the Bank hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Consultant may not assign or transfer this Agreement or any rights or obligations hereunder.

9.   Notices. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Fidelity Bank, then to:	If to Consultant, then to:

Daniel J. Santaniello, President & Chief Executive Officer Fidelity Deposit & Discount Bank 101 North Blakely Street Dunmore, PA 18512

10.   Amendment; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Consultant and such officer or officers as may be specifically designated by the Board of Directors of the Bank to sign on its behalf. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

11.   Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the Commonwealth of Pennsylvania.

12.   Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

13.   Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

14.   Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together will constitute one and the same instrument.

15.   Regulatory Prohibition. Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Consultant pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDIA (12 U.S.C. §1828(k)) and 12 C.F.R. Part 359.

16.   Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the rules then in effect of the district office of the American Arbitration Association (“AAA”) nearest to the home office of the Bank, and judgment upon the award rendered may be entered in any court having jurisdiction thereof, except to the extent that the parties may otherwise reach a mutual settlement of such issue. Each party shall bear its respective cost of all fees and expenses associated with the arbitration proceedings with the AAA, whether such filing is made on behalf of the Bank or the Consultant, and the patties shall share equally the costs and administrative fees associated with employing the arbitrator and related administrative expenses assessed by the AAA, unless otherwise agreed to by the parties.

17.   Entire Agreement. This Agreement embodies the entire Agreement between the Bank and the Consultant with respect to the matters agreed to herein. All prior agreements between the Bank and the Consultant with respect to the matters agreed to herein are hereby superseded and shall have no force or effect.

18.   Termination of Merger Agreement. This Agreement shall terminate and be of no force or effect in the event of termination of the Merger Agreement in accordance with its terms. In such cases, any prior Agreement between Consultant, MNB, and Merchants Bank will remain in force and effect.

19.   Country Club. Bank acknowledges that Consultant’s continued membership at and active involvement with Northampton Country Club will assist Consultant in the providing of the Consulting Services. Accordingly, Bank agrees to reimburse Consultant for the monthly dues and activity fees related to reasonable business expenses in connection with business development at Northampton Country Club for the calendar years 2020 and 2021 provided this Agreement is still in effect.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

ATTEST:	FIDELITY D&D BANCORP, INC.

BY:
Daniel J. Santaniello President, Chief Executive Officer

ATTEST:	THE FIDELITY DEPOSIT AND DISCOUNT BANK

BY:
Daniel J. Santaniello President, Chief Executive Officer

WITNESS:	CONSULTANT

Exhibit E

RETENTION AGREEMENT AND GENERAL RELEASE

THIS RETENTION AGREEMENT AND GENERAL RELEASE (“Release”) is provided by                          (“Executive”) in favor of MNB CORPORATION (“MNB”), MERCHANTS BANK OF BANGOR (“Merchants Bank”) (the “Merchants Entities”), FIDELITY D&D BANCORP, INC. (“Fidelity”) and THE FIDELITY DEPOSIT AND DISCOUNT BANK (“Fidelity Bank”) (the “Fidelity entities”), and their respective Boards, directors, officers, affiliates, agents, contractors, consultants, attorneys, insurers, representatives, successors and assigns.

BACKGROUND

A.   In accordance with the Agreement and Plan of Reorganization dated December 9, 2019 entered into by the Merchants Entities and the Fidelity Entities (the “Merger Agreement”), MNB will merge with and into Fidelity, with Fidelity surviving such Merger.

B.   Merchants Bank and Fidelity Bank have entered into a Bank Plan of Merger with a closing date anticipated to occur in May 2020.

C.   For the period from December 9, 2019 through the Effective Date of Merger as defined in the Merger Agreement, and then from the Effective Date of the Merger through an operations and systems conversion period (the “Conversion Period”) anticipated to be 30-90 days thereafter, Merchants Bank and Fidelity Bank wish to maintain their high standards of customer service and risk avoidance.

D.   Executive has been employed by Merchants Bank on an at-will basis in a position of trust and confidence as                               . As such, he is not a party to an employment agreement or a change of control agreement with MNB or Merchants Bank or any other bank, company or entity.

E.   Upon the Effective Date of the Merger, Executive’s employment with Merchants Bank will terminate.

F.   After the Effective Date of the Merger, Fidelity Bank would like to retain Executive as an employee of Fidelity Bank for the period from the Effective Date of the Merger until thirty (30) days after the Conversion Period is complete (the “Retention Period”).

G.   During the Retention Period, Executive will continue to receive salary equivalent to his salary while employed by Merchants Bank and will be offered participation in Fidelity employee benefit programs for which he may be eligible.

H.   As an incentive to remain in employment with Fidelity Bank for the full Retention Period, Fidelity would like to provide Executive with Severance Compensation (as defined in the Letter Agreement) in return for a release satisfactory to the Merchants Entities and the Fidelity Entities. Assuming Executive remains employed for the full Retention Period, he will receive the Severance Compensation, less applicable deductions and withholdings, to be paid in one lump sum within two weeks of termination of his employment.

I.   Executive hereby acknowledges that to be eligible to receive the Severance Compensation, he must remain employed for the full Retention Period: he may not resign employment, abandon employment or retire before the end of the Retention Period; he must not be terminated for cause by Merchants Bank on or before the Effective Date of the Merger; and he must not be terminated for cause by Fidelity Bank during the Retention Period.

J.   The Severance Compensation to be paid by Fidelity will be in lieu of any other severance compensation that Executive may have been eligible to receive from Merchants Bank pursuant to the Merger Agreement, and Executive acknowledges that he will not be eligible to receive any such compensation upon termination of his employment with Merchants Bank.

K.   Executive acknowledges and agrees that he will not schedule time off during the Retention Period without advance permission from Fidelity Bank.

L.   Executive wishes to receive the Severance Compensation and is willing to execute this General Release in favor of the Merchants Entities, the Fidelity Entities, and their respective Boards, directors, officers, affiliates, agents, contractors, consultants, attorneys, insurers, representatives, successors and assigns as further described in Section 2 hereof. Executive acknowledges that he will be required to execute this Retention Agreement and General Release twice for it to be effective: once upon termination of his employment with Merchants Bank, and again upon termination of his employment with Fidelity Bank.

AGREEMENT

IN CONSIDERATION of the covenants, mutual promises and agreements contained herein, and intending to be legally bound, the parties hereto agree as follows:

1.   Incorporation of Recitals. Paragraphs E through L of the Background are incorporated herein as part of this Agreement.

2.   General Release. In consideration for the Severance Compensation extended to Executive hereunder, which consideration is in excess of anything of value to which Executive may already be entitled without this Release, the sufficiency of which is hereby acknowledged, Executive, on behalf of himself and his heirs, estates, executors, administrators, successors and assigns, does hereby irrevocably and unconditionally release, acquit and forever discharge MNB Corporation, Merchants Bank of Bangor, Fidelity D&D Bancorp, Inc. and Fidelity Deposit and Discount Bank and all of their subsidiaries, affiliates and related entities, and all of their respective Boards, directors, officers, affiliates, agents, contractors, consultants, attorneys, insurers, representatives and employees, past and present, collectively or individually, and their successors and assigns, from any and all claims, demands, losses, liabilities, and causes of action of any nature or kind whatsoever related to Executive's employment with Merchants Bank and/or Fidelity Bank or separation therefrom, known or unknown, suspected or unsuspected, which arose or accrued on or before the effective date of this Agreement (hereafter collectively referred to as “Claims”). This General Release includes all claims, without limitation, for discrimination, wrongful discharge, breach of contract (whether express or implied), interference with contract, breach of fiduciary duty, breach of implied covenant of good faith and fair dealing, emotional distress, fraud, misrepresentation, conspiracy, defamation, claims arising under the Civil Rights Acts of 1964 and 1991, as amended, the Age Discrimination in Employment Act, as amended, Older Workers Benefit Protection Act, National Labor Relations Act, Fair Labor Standards Act, Federal Equal Pay Act, Immigration Reform and Control Act, Uniformed Services Employment and Reemployment Rights Act, Genetic Information Non-Discrimination Act, Employee Retirement Income Security Act(s), Family and Medical Leave Act, Worker Adjustment Retraining and Notification Act, the Pennsylvania Human Relations Act, the Pennsylvania Wage Payment and Collection Law, the Pennsylvania Minimum Wage Act and any other state or local plant closing laws, fair employment practices acts, wage payment and collection laws, minimum wage acts, equal pay acts, and any and all other claims arising under federal, state or local law, rule, regulation, constitution, ordinance, common law or public policy, whether known or unknown, arising up to and including the date of execution of this Agreement. BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES TO GIVE UP, OR WAIVE, ANY RIGHTS OR CLAIMS EXECUTIVE MAY HAVE HAD UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, 29 U.S.C. §621 et. seq., AS AMENDED, OR ANY OTHER STATUTE OR OTHER LAW, BASED ON ACTIONS OF THE MERCHANTS ENTITIES AND/OR FIDELITY ENTITIES WHICH OCCURRED UP THROUGH THE DATE EXECUTIVE SIGNS THIS AGREEMENT.

This General Release excludes, and Executive does not waive, release, or discharge: (1) any right to file an administrative charge or complaint with, or to participate in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission or National Labor Relations Board (although Executive agrees that Executive shall not seek, accept or be entitled to any monetary relief, whether for Executive individually or as a member of a class or group arising from any such charge, complaint or investigation pursued by Executive or on Executive’s behalf, individually or as a member of a class or group); (2) claims which cannot be waived by law; and (3) any rights to vested benefits, such as pension or retirement benefits, the rights to which are governed by the terms of the applicable plan documents and/or award agreements; and further provided, that this General Release does not extend to claims that may arise after the date of execution of this Agreement.

Executive acknowledges that Executive has been fully compensated for all hours worked during Executive’s employment, up to and including the date of this Agreement.

3.   Return of Property. Upon termination of employment with each entity, Executive shall immediately return all property belonging to the Merchants or Fidelity Entities. No compensation will be provided unless and until all property required to be returned has been returned by Executive.

4.   Restrictive Covenants. To the extent Executive is bound by any restrictive covenants, Executive shall continue to be so bound, including without limitation, those covenants restricting Executive’s use of the Merchants and/or Fidelity Entities’ confidential and proprietary information and Executive’s post-employment activities, all of which covenants and related remedies for breach survive termination of Executive’s employment with Merchants Bank and Fidelity Bank.

5.   No Disparagement. Executive, the Merchants Entities and the Fidelity Entities agree not to make disparaging remarks about or engage in other disparagement of each other: the Merchants and Fidelity Entities agree not to make disparaging remarks about or engage in other disparagement of Executive; and Executive agrees not to make disparaging remarks about or engage in other disparagement of the Merchants and Fidelity Entities and their directors, officers, executives, employees, affiliates or any other aspect of their operations. Nothing contained in this General Release shall be interpreted, construed, asserted or enforced by the Merchants Entities or the Fidelity Entities to prohibit Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation, or to prohibit or disqualify Executive from being awarded, receiving and/or enjoying the benefit of, any award, reward, emolument or payment, or other relief of any kind whatsoever, from any agency, which is provided based upon Executive’s provision of information to any such agency as a whistleblower under applicable law or regulation.

6.   Non-Admission of Liability. By making this Agreement, the parties hereto are not admitting that any of them has committed any wrong. The parties agree that this Agreement is inadmissible as evidence in any proceeding, legal or otherwise, except to the extent necessary to enforce its provisions.

7.   Consideration. Executive acknowledges and confirms that the only consideration for his execution of this Agreement is set forth herein, that no other promises or agreements of any kind have been made to him by any person or entity whatsoever to cause him to sign this Agreement and that he fully understands the meaning and intent of this Agreement.

8.   No Modification. Any amendment to, modification of, or supplement to this Agreement must be in writing and signed by each party or his expressly authorized representative.

9.   Assignment; Successors and Assigns. The Merchants Entities and the Fidelity Entities shall have the right to assign their rights, duties and obligations hereunder to any direct or indirect subsidiary or affiliate of either or both of them, or any successor in interest of either or both of them, whether by merger, consolidation, purchase/sale of assets or otherwise without the prior written consent of Executive.

10.   Governing Law; Jurisdiction and Venue. This Agreement shall be construed in accordance with and be governed by the laws of the Commonwealth of Pennsylvania without regard to choice of law provisions, and exclusive jurisdiction and venue for any actions relating to this Agreement shall lie in the Lackawanna County Court of Common Pleas located in Scranton, Pennsylvania.

11.   Representations. Executive makes the following additional representations to both the Merchants and Fidelity Entities, each of which is significant and an important consideration for their willingness to enter into this Agreement:

10.1.   Executive expressly acknowledges that if he did not execute this Agreement, he would not be eligible for continued employment or the Severance Compensation provided for in this General Release.

10.2.   Executive acknowledges that he has been given a full and fair opportunity to review this Agreement. The Merchants and Fidelity Entities specifically recommend that Executive consult with an attorney before executing this Agreement, and Executive has made his own determination about whether to do so. Executive acknowledges that he has had a reasonable time, that is, up to twenty-one (21) days, within which to consider whether to accept this Agreement, and that he is free to accept this Agreement prior to expiration of the twenty-one (21) days if he so desires.

10.3.   Executive agrees that the Merchants and Fidelity Entities specifically disclaim any liability for any wrongdoing as may be alleged by Executive and that this Agreement is not and shall not be construed as an admission of any liability or violation of the rights of any individual, violation of any law, statute, duty or contract whatsoever by the Merchants and/or Fidelity Entities.

10.4.   Executive understands and acknowledges that he may revoke this Agreement at any time during the seven (7) days immediately following the date he signs the Agreement, provided such revocation is provided in writing and received by the relevant employer in which case none of the provisions of the Agreement will have any effect. Executive understands that upon termination of employment with Fidelity Bank, he will not be entitled to receive any payment under the Agreement until the seven (7) day revocation period has expired without his revoking the Agreement. Acceptance of payment shall be a further indication that Executive has accepted the terms of the Agreement and has decided not to revoke that acceptance.

10.5   Executive understands that, by signing this Agreement, Executive will lose any right he may have had to sue the Merchants and/or Fidelity Entities, and any of their employees or agents, for any violation of the Age Discrimination in Employment Act (the federal law which prohibits discrimination on the basis of age), or any other statute or other law; and

10.6   Executive hereby acknowledges that he fully and completely understands and accepts the terms of this Agreement, has the legal capacity to enter into this Agreement, has had the opportunity to seek the advice of counsel with respect to this Agreement and has signed this Agreement knowingly and voluntarily.

IN WITNESS WHEREOF, Executive, the Merchants Entities and the Fidelity Entities have finally executed this General Release on the date and year set forth below.

THIS IS A WAIVER AND RELEASE OF CLAIMS. YOU ARE ADVISED TO READ THIS DOCUMENT AND CONSULT WITH LEGAL COUNSEL PRIOR TO SIGNING.

EXECUTIVE

	(SEAL)	Date:

FOR:
MERCHANTS BANK and MNB CORPORATION		ATTEST:

By:

FOR:
FIDELITY D&D BANCORP, INC THE FIDELITY DEPOSIT AND DISCOUNT BANK	ATTEST:

By:

Exhibit F

CHANGE IN CONTROL AND SEVERANCE AGREEMENT

THIS AGREEMENT is made as of the 9th day of December, 2019, between THE FIDELITY DEPOSIT AND DISCOUNT BANK (“Bank”), a Pennsylvania state-chartered bank and trust company having a place of business in Dunmore, Pennsylvania, and                       (“Executive”), an individual currently employed by MERCHANTS BANK OF BANGOR (“Merchants Bank”) (collectively, the “Parties”; individually, a “Party”).

BACKGROUND

A.   The Bank is a subsidiary of FIDELITY D&D BANCORP, INC. (“Corporation”);

B.   Corporation, Bank, MNB CORPORATION (“MNB”) and Merchants Bank are entering into an Agreement and Plan of Reorganization (“Merger Agreement”) pursuant to which MNB will merge with and into the Corporation and Merchants Bank will merge with and into Bank with Bank surviving (“Merger”);

C.   Executive is currently employed by Merchants Bank in a position of trust and confidence and is not a party to an employment agreement or a change of control agreement with MNB or Merchants Bank or any other bank, company or entity;

D.   In furtherance of the Merger Agreement, the Bank has agreed to offer Executive employment with the Bank, a signing bonus and this Change in Control Agreement;

E.   Executive has no Supplemental Executive Retirement Plan (“SERP”) with Merchants Bank;

F.   The purpose of this Agreement is to define certain severance compensation that will be paid by the Bank in the event of a Change in Control (as defined herein) or if Executive is terminated without cause;

G.   The severance compensation to be paid hereunder will be in lieu of any other severance compensation that Executive may have been eligible to receive from Merchants Bank or Fidelity Bank pursuant to the Merger Agreement; and

H.   This Agreement is not intended to affect, nor does it affect, Executive's employment status, namely that he is an at-will employee.

AGREEMENT

IN CONSIDERATION of Executive's service to the Bank and Corporation and of the mutual covenants, undertakings and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

1.   TERM. This Agreement shall be effective, and commence, upon the Effective Date as defined in the Merger Agreement, and shall continue until either Executive, on one hand, or Corporation and/or Bank on the other hand, gives the other written notice of termination of Executive’s at-will employment, with or without cause; provided, however, that during the period of time between the execution of an agreement to effect a Change in Control (as defined herein) and the actual Date of Change in Control (as defined herein), termination of Executive's employment by Corporation and/or Bank shall only be for Cause (as defined herein).

This Agreement shall terminate automatically and be null and void upon a termination of the Merger Agreement in accordance with Article VII of the Merger Agreement.

2.   DEFINITION OF CAUSE. The term “Cause” shall be defined, for purposes of this Agreement, as the occurrence of one or more of the following:

2.1   Executive's conviction of or plea of guilty or nolo contendere to a felony, a crime of fraud, theft, embezzlement, perjury, misrepresentation, falsehood or a crime involving moral turpitude, unlawful use of alcohol, controlled substances or other drugs, or the actual incarceration of Executive;

2.2   Executive's failure to follow the good faith lawful instructions of the President/CEO of Bank or of Corporation, or their respective Boards of Directors, with respect to their operations;

2.3   Executive's malfeasance or willful failure to substantially perform any of Executive's material duties to Corporation or Bank, or, other than a failure resulting from Executive's incapacity because of physical or mental illness;

2.4   Executive’s gross misconduct or material violation of any of the provisions of this Agreement;

2.5   Dishonesty, disloyalty or gross negligence of the Executive in the performance of his/her duties;

2.6.   Executive's removal or prohibition from being an institutional-affiliated party by a final order of an appropriate federal banking agency pursuant to Section 8(e) or 8(g) of the Federal Deposit Insurance Act, by the Pennsylvania Department of Banking, or by any court or other state or federal regulatory agency with legal authority to act pursuant to law, or by correspondence from the Bank’s regulators instructing the Bank to terminate or remove the Executive;

2.7   Conduct by the Executive which brings or may be reasonably expected to bring public disrepute or discredit to Corporation or Bank and/or which results in or may be reasonably expected to result in material financial, reputational or other harm to the Corporation or Bank generally or with any of their respective customers, depositors, business associates, Executives, contractors or vendors;

2.8   Executive's unlawful or improper activities at or with Corporation or Bank for personal profit, or breach of or involving any fiduciary duty owed to Corporation or Bank or depositors or customers of Corporation/Bank or done for, or with the result of, or involving, personal profit;

2.9   Unlawful or improper harassment by Executive against any employee, customer, business associate, contractor or vendor of Corporation or Bank, or other, similar conduct violative of the law or of Corporation’s or Bank’s or Corporation’s written policies or rules;

2.10   The willful violation by the Executive of any provision of this Agreement, including but not limited to the provisions of Sections 8, 9, 10, or 11 hereof;

2.11   The violation of any law, rule or regulation governing banks or bank officers, or any Bank or Corporation policy, or receipt of any and desist order issued by a bank regulatory authority or a court which has proper jurisdiction directly or indirectly against Executive or Bank or Corporation because of some action, inaction or conduct of or by Executive;

2.12   Theft or abuse by Executive of the Corporation's or Bank's property or the property of Corporation's or Bank's customers, employees, contractors, vendors, or business associates;

2.13   any act of fraud, misappropriation or personal dishonesty;

2.14   insubordination; or

2.15   the existence of any material conflict between the interests of the Corporation or Bank and the Executive that is not immediately disclosed in writing by the Executive to the Corporation and Bank when first known to him and approved in writing by the Boards of Directors of Corporation and Bank.

3.   DEFINITION OF CHANGE IN CONTROL. For purposes of this Agreement, the term “Change in Control” (other than one occurring by reason of an acquisition of Bank or Corporation by Executive) shall be deemed to have occurred if the Board of Directors of Corporation or Bank certifies on an objective basis that one of the following has occurred:

3.1   A sale or other transfer, within a period of twelve months, of ownership of more than fifty percent (50%) of the total gross fair market value of the assets of Corporation and/or Bank to any individual, corporation, partnership, trust or other entity or organization (“Person”) or group of Persons acting in concert as a partnership or other group, other than a Person controlling, controlled by or under common control with Corporation or Bank;

3.2   Any Person or group of Persons acting in concert as a partnership or other group, other than a Person controlling, controlled by or under common control with Corporation or Bank, acquires ownership of stock in Corporation, that together with stock held by such Person or group, constitutes more than 50 percent (50%) of the total fair market value or total voting power of the stock of Corporation, provided such Person or group did not own more than 50 percent (50%) of the total fair market value or total voting power of the stock of Corporation prior to such acquisition; or

3.3   The replacement of a majority of members of Corporation's Board of Directors over any period of one year or less by directors whose appointment or election is not endorsed by a majority of the members of Corporation's Board of Directors prior to the date of the appointment or election.

4.   DEFINITION OF DATE OF CHANGE IN CONTROL. For purposes of this Agreement, the “Date of Change in Control” shall mean:

4.1   The date of the closing of an agreement resulting in the transfer of fifty percent (50%) or more of the total gross fair market value of the assets of Corporation and/or Bank, within a period of twelve months, to any individual, corporation, partnership, trust or other entity or organization (“Person”) or group of Persons acting in concert as a partnership or other group, other than a Person controlling, controlled by or under common control with Corporation or Bank;

4.2   The date on which any Person or group of Persons acting in concert as a partnership or other group, other than a Person controlling, controlled by or under common control with Corporation or Bank, acquires ownership of stock in Corporation, that together with stock held by such Person or group, constitutes more than 50 percent (50%) of the total fair market value or total voting power of the stock of Corporation, provided such Person or group did not own more than 50 percent (50%) of the total fair market value or total voting power of the stock of Corporation prior to such acquisition; or

4.3   The date on which individuals who formerly constituted a majority of the Board of Directors of the Bank and Corporation under Section 3(c) hereof and the replacement directors otherwise approved under Section 3(c) cease to be a majority within a one-year period.

5.   TERMINATION OF EMPLOYMENT FOLLOWING A CHANGE IN CONTROL. A termination of employment shall be deemed to occur if, within one hundred eighty (180) days following a Change in Control (as defined in Section 3 of this Agreement), any of the following events occur:

5.1   Any involuntary termination of Executive's employment (other than for a disability wherein Executive is unable to perform all of his essential job functions, taking into account any reasonable accommodations);

5.2   Any involuntary material reduction in Executive's title, responsibilities (including reporting responsibilities), or authority, as such existed as of the Date of Change of Control;

5.3   The assignment to Executive of substantial duties which are materially inconsistent with Executive's office on the Date of Change in Control, or as have been increased from time to time after the Change in Control, unless Executive has voluntarily consented to such assignments;

5.4   Any involuntary reassignment of Executive to a principal office location greater than fifty (50) miles from the location of Executive's principal office on the Date of the Change in Control;

5.5   Any material reduction, directly or through other Bank action, (i.e., defined for this purpose as a reduction of ten percent (10%) or more) in Executive's Annual Base Salary in effect on the Date of the Change in Control, unless Executive has voluntarily consented to such reduction; or

5.6   Any failure to provide Executive with benefits that, overall, are materially comparable to those enjoyed by Executive under Corporation's or Bank's retirement or pension, life insurance, medical, health and accident, disability and other employee benefit plans in which Executive participated at the time of the Change in Control, or the taking of any action that would, overall, materially reduce such benefits in effect as of the Date of Change in Control unless such reduction is part of a reduction applicable to all Bank employees or all Bank executives.

In the event of a Change of Control, Executive, at his option exercisable within 180 days after such Change in Control first occurred, shall provide the Corporation and Bank and/or its/their successors or assigns notice of the existence of the condition which Executive believes constitutes a breach of its/their obligation(s) and provide the Corporation and Bank and/or its/their successors or assigns thirty (30) days in which to cure such condition. In the event that the Corporation and Bank and/or its/their successors or assigns disagrees that a breach has occurred or otherwise does not cure the condition alleged to have caused the breach within thirty (30) days of such notice, Executive may resign from employment with Corporation and Bank and/or its/their successors or assigns (or, if involuntarily terminated, give notice of intention to collect benefits under this Agreement) by delivering a notice in writing (the “Notice of Termination”) to Corporation and Bank and/or its/their successors or assigns and the provisions of Section 6 of this Agreement shall apply; provided, however, that notwithstanding the foregoing, no benefits shall be payable to Executive under this Section 5 unless Executive actually terminates his/her employment within two years after the Date of Change in Control.

6.   PAYMENTS UPON TERMINATION. In the event that Executive delivers a Notice of Termination to Corporation and Bank (as defined in Section 5 of this Agreement), and the requirements of Section 5 hereof are otherwise satisfied, Executive shall be entitled to receive from the Corporation and/or the Bank and/or the Person the compensation and benefits set forth below:

Corporation and/or Bank shall pay Executive a lump sum amount within thirty (30) days following the date of Executive's termination, which shall be paid in the aggregate amount equal to and no greater than 1.0 times the Executive's Annual Base Salary, minus applicable taxes and withholdings. In addition, for a period of one (1) year from the date of termination of employment, or until Executive secures substantially similar benefits through other employment, whichever shall first occur, Executive shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Executive immediately prior to the Date of Change of Control, to the extent such benefits remain available under the terms of any applicable contracts or policies. To the extent such benefits are unavailable, Executive shall receive comparable coverage on an individual policy basis, limited to aggregate payments for such coverage not exceeding the applicable dollar limitation under Section 402(g)(1)(B) of the Internal Revenue Code of 1986, as amended, (the “Code”) for the year in which Executive terminates employment. However, in the event the payment described herein, when added to all other amounts or benefits provided to or on behalf of the Executive in connection with his termination of employment, would result in the imposition of an excise tax under Section 4999 of the Code, such payments shall be retroactively (if necessary) reduced to the extent necessary to avoid such excise tax imposition. Upon written notice to Executive, together with calculations of Corporation's independent auditors, Executive shall remit to Corporation the amount of the reduction, plus such interest, as may be necessary to avoid the imposition of such excise tax. Notwithstanding the foregoing or any other provision of this contract to the contrary, if any portion of the amount herein payable to the Executive is determined to be non-deductible pursuant to the regulations promulgated under Section 280G of the Code, the Corporation shall be required only to pay to Executive the amount determined to be deductible under Section 280G.

7.   RIGHTS IN EVENT OF TERMINATION OF EMPLOYMENT ABSENT CHANGE IN CONTROL. In the event that Executive's employment is involuntarily terminated by Corporation and/or Bank without Cause, as defined in Section 2 of this Agreement, and no Change in Control has occurred at the date of such termination, Corporation and Bank shall pay Executive an amount equal to and no greater than six months of Executive's Annual Base Salary, which shall be payable in one lump sum within thirty (30) days of such termination and shall be subject to federal, state and local tax withholdings.

In addition, for a period of six (6) months from the date of termination of employment, or until Executive secures substantially similar benefits through other employment, whichever shall first occur, Executive shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Executive during the two (2) years prior to his termination of employment to the extent such benefits remain available under the terms of any applicable contracts or policies. To the extent such benefits are unavailable, Executive shall receive comparable coverage on an individual policy basis, limited to aggregate payments for such coverage not exceeding the applicable dollar limitation under Section 402(g)(1)(B) of the Code for the year in which Executive terminates employment.

8.   NON-SOLICITATION.

8.1   Executive hereby acknowledges and recognizes the highly competitive nature of the business of Corporation and Bank and accordingly agrees that, for a period of one (1) year after the termination of employment with the Corporation or the Bank not attributable to a Change in Control, regardless of the reason therefor, Executive shall not:

(a)   directly or indirectly solicit persons or entities who were customers or referral sources of Corporation, Bank or their subsidiaries within one (1) year of Executive's termination of employment, to become a customer or referral source of a person or entity other than Corporation, Bank or their respective subsidiaries;

(b)   directly or indirectly solicit employees of Corporation, Bank or their respective subsidiaries who were employed within two (2) years of Executive's termination of employment, to work for anyone other than Corporation, Bank or their respective subsidiaries.

8.2   It is expressly understood and agreed that, although Executive and Corporation and Bank consider the restrictions contained in Section 8(a) hereof reasonable for the purpose of their respective corporate and fiduciary duties to preserve fully or as much and best as reasonably possible at any time the goodwill and proprietary rights of Corporation and Bank and their subsidiaries, if a final judicial determination is made by a court having jurisdiction that the time or any restriction contained in Section 8(a) hereof is an unreasonable or otherwise unenforceable restriction against Executive, the provisions of Section 8(a) hereof shall not be rendered void but shall be deemed amended to apply as to such conditions to such other extent as such court may judicially determine or indicate to be reasonable.

8.3   Executive’s unconditional agreement to fully comply with the restrictions set forth in this Paragraph 8(a), above, following termination of his/her employment by the Corporation and/or Bank for any reason, is in exchange for the Corporation and Bank entering into this written agreement setting forth their obligations to him as terms and conditions of his employment. Executive acknowledges that said consideration so provided to him/her by Corporation and Bank is good and sufficient for his/her acceptance of the terms of this Agreement, including, without limitation, the Non-Solicitation Restrictions set forth in this Paragraph 8(a), and is binding on him/her.

9.   UNAUTHORIZED DISCLOSURE OF CONFIDENTIAL INFORMATION. During the term of his employment hereunder, or at any later time, the Executive shall not, without the written consent of the Boards of Directors of Corporation and Bank or a person authorized thereby, knowingly disclose to any person, other than an employee of Corporation or Bank or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an executive of Corporation and Bank, any trade secrets (as defined by law) or any material confidential information obtained by him while in the employ of Corporation and Bank with respect to any of Corporation's and Bank's services, products, improvements, formulas, designs or styles, processes, customers, methods of business or any business practices the disclosure of which could be or will be damaging to Corporation or Bank; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by Executive or any person with the assistance, consent or direction of Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by Corporation and Bank or any information that must be disclosed as required by law.

10.   WORK MADE FOR HIRE. Any work performed by Executive under this Agreement should be considered a “Work Made for Hire” as the phrase is defined by the Copyright Act of 1976 and shall be owned by and for the express benefit of Corporation, Bank and/or their subsidiaries and affiliates. In the event it should be established that such work does not qualify as a Work Made for Hire, Executive agrees to and does hereby assign to Corporation, Bank, and/or their affiliates and subsidiaries, all of his rights, title, and/or interest in such work product, including, but not limited to, all copyrights, patents, trademarks, and propriety rights.

11.   RETURN OF COMPANY PROPERTY AND DOCUMENTS. Executive agrees that, at the time of termination of his employment, regardless of the reason for termination, he will deliver to Corporation, Bank and, as applicable, their subsidiaries and affiliates, any and all of its/their property, including, but not limited to, keys, security codes or passes, mobile telephones, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, software programs, equipment, other documents or property, or print or electronic reproductions of any of the aforementioned items developed or obtained by Executive during the course of his employment.

12.   NOTICES. Except as otherwise provided in this Agreement, any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to Executive's residence, in the case of notices to Executive, and to the principal executive offices of Corporation and Bank, in the case of notices to Corporation and Bank.

13.   WAIVER. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and an executive officer specifically designated by the Boards of Directors of Corporation and Bank. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

14.   ASSIGNMENT. This Agreement shall not be assignable by any party, except by Corporation and Bank to any successor in interest to their respective businesses.

15.   ENTIRE AGREEMENT. This Agreement supersedes any and all agreements, either oral or in writing, between the parties with respect to any change in control or severance benefit, or with respect to any other aspect of Executive's employment, and this Agreement contains all the covenants and agreements between the parties with respect to Executive's employment.

16.   NO EMPLOYMENT CONTRACT. This Agreement is not an employment contract. Nothing contained herein shall guarantee or assure Executive of continued employment by Corporation/Bank. Rather, Corporation's/Bank’s obligations to Executive hereunder shall arise only if Executive continues to be employed by Corporation and/or Bank in his present or in a higher capacity and, then, only in the event the conditions described herein for payment to Executive have been met.

17.   BINDING AGREEMENT. This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. If Executive should die after a Notice of Termination is delivered by Executive, or following termination of Executive's employment without Cause, and any amounts would be payable to Executive under this Agreement if Executive had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee, or other designee, or, if there is no such designee, to Executive's estate.

18.   SUCCESSORS. The Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the businesses and/or assets of Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Bank would be required to perform it if no such succession had taken place. Failure by Bank to obtain such assumption and agreement prior to the effectiveness of any such succession shall constitute a breach of this Agreement and the provisions of Section 7 of this Agreement shall apply. As used in this Agreement, “Corporation” and “Bank” shall mean Corporation and Bank, as defined previously and any successor to their respective businesses and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

19.   ARBITRATION. Corporation, Bank and Executive recognize that in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement, lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable period of time. Consequently, each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement (except for any enforcement sought with respect to Sections 8, 9, 10, or 11 which may be litigated in court, including an action for injunction or other relief) are to be submitted for resolution, in Lackawanna County, Pennsylvania, to the American Arbitration Association (the “Association”) in accordance with the Association's National Rules for the Resolution of Employment Disputes or other applicable rules then in effect (“Rules”). Corporation, Bank or Executive may initiate an arbitration proceeding at any time by giving notice to the other in accordance with the Rules. Corporation and Bank and Executive may, as a matter of right, mutually agree on the appointment of a particular arbitrator from the Association's pool. The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the Commonwealth of Pennsylvania but shall be bound by the substantive law applicable to this Agreement. The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of fact, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction. Following written notice of a request for arbitration, Corporation, Bank and Executive shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement, except as otherwise provided herein or any enforcement sought with respect to Sections 8, 9, 10, or 11 of this Agreement, including an action for injunction or other relief.

20.   VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

21.   APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the domestic, internal laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws principles.

22.   NO ATTACHMENT. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, set-off, counterclaim, charge, pledge or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary to affect such action shall be null and void, and of no effect.

23.   HEADINGS. The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

24.   ANNUAL BASE SALARY. For purposes of this Agreement, Annual Base Salary means Executive's annualized current compensation, without regard to bonuses, retirement and other cash or non-cash benefits.

25.   SECTION 409A.

25.1   If when Executive’s employment terminates, Executive is a “specified employee,” as defined in Code Section 409A(a)(2)(B)(i), then despite any provision of this Agreement or other plan or agreement to the contrary, Executive will not be entitled to the payments until the earliest of: (a) the date that is at least six months after Executive’s separation from service (within the meaning of Code Section 409A) for reasons other than Executive’s death, (b) the date of Executive’s death, or (c) any earlier date that does not result in additional tax or interest to Executive under Code Section 409A. As promptly as possible after the end of the period during which payments are delayed under this provision, the entire amount of the delayed payments shall be paid to Executive in a single lump sum with any remaining payments to commence in accordance with the terms of this Agreement or other applicable plan or agreement.

25.2   Any payments made pursuant to this Agreement, to the extent of payments made from the date of termination through March 15th of the calendar year following such date, are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) and thus payable pursuant to the “short-term deferral” rule set forth in Treas. Reg. §1.409A-1(b)(4); to the extent such payments are made following said March 15th, they are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) made upon an involuntary termination from service and payable pursuant to Treas. Reg. §1.409A-1(b)(9)(iii), to the maximum extent permitted by said provision.

25.3   The parties hereto intend that any and all post-employment compensation under this Agreement satisfy the requirements of Section 409A or an exception or exclusion therefrom to avoid the imposition of any accelerated or additional taxes pursuant to Section 409A. Any terms not specifically defined shall have the meaning as set forth in Section 409A.

25.4   Notwithstanding the foregoing, no payment shall be made pursuant to Paragraph 6 unless such termination of employment is a “separation of service” as defined in Code Section 409A.

26.   BONUS. Executive shall receive an Effective Date Bonus of US $7,500.00 payable on the Effective Date as defined in the Merger Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

The Fidelity Deposit and Discount Bank	Executive

By Daniel J. Santaniello President & Chief Executive Officer

Exhibit G

                  , 20

Fidelity D & D Bancorp, Inc.
101 North Blakely Street
Dunmore, Pennsylvania 18512

Re: Affiliate Agreement

Ladies and Gentlemen:

Pursuant to the Agreement and Plan of Reorganization (the “Agreement”) dated as of December 9, 2019 by and among Fidelity D & D Bancorp, Inc. (“Fidelity”), The Fidelity Deposit and Discount Bank, MNB Corporation (“MNB”), and Merchants Bank of Bangor (“Merchants Bank”) whereby MNB will merge with and into Fidelity (the “Merger”), and all of the outstanding common stock of MNB (the “MNB Common Stock”) will be converted into the right to receive common stock of Fidelity (the “Fidelity Common Stock”), it is anticipated that I will be appointed or elected to the boards of directors of Fidelity and The Fidelity Deposit and Discount Bank.

I have been advised that, as a director of Fidelity and The Fidelity Deposit and Discount Bank, I may be deemed an “affiliate” of Fidelity, as that term is used for purposes of Rule 144 promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”).

I hereby agree that I will not offer to sell, transfer or otherwise dispose of any of the shares of Fidelity Common Stock I own or will receive in connection with the Merger or otherwise except in compliance with the applicable provisions of SEC Rule 144.

I hereby consent to the placement of a stop transfer order with Fidelity’s stock transfer agent and registrar and the endorsement on the certificates, if any, representing any shares of Fidelity Common Stock owned by me, of a restrictive legend that will read, substantially, as follows:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE REQUIREMENTS OF RULE 144 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND THESE SHARES MAY BE SOLD OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE TERMS OF A LETTER AGREEMENT FROM THE UNDERSIGNED TO FIDELITY D & D BANCORP, INC. AND IN COMPLIANCE WITH THE LIMITATIONS OF RULE 144.”

Fidelity’s stock transfer agent and registrar shall be given an appropriate stop transfer order and will not be required to register any attempted transfer of Fidelity Common Stock owned by me, unless the proposed transfer is effected in compliance with the terms of this letter agreement.

I understand and agree that this letter agreement will terminate and be of no further force and effect and the legend set forth above will be removed, and the related stop transfer restrictions will be lifted forthwith, if:

(i)	any shares of the Fidelity Common Stock are sold within the limits, and in accordance with the applicable provisions, of SEC Rule 144 under the Securities Act or upon expiration of all restrictions set forth in SEC Rule 144 applicable to me; or
(ii)	Fidelity shall have received a “no action” letter from the staff of the SEC, or an opinion of counsel reasonably acceptable to Fidelity, to the effect that the restrictions imposed by SEC Rule 144 are no longer applicable to me.

For so long as and to the extent necessary to permit the undersigned to sell the Fidelity Common Stock that I own pursuant to SEC Rule 144, Fidelity shall, subject to the restrictions set forth in this letter agreement, use its reasonable best efforts to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended, and Rule 144(c) under the Securities Act.

Very truly yours,

Witness:	[Name]

Annex B

1017 Mumma Road, Suite 302 Lemoyne, PA 17043 Office: 717-412-0859 Fax: 717-731-8205

December 9, 2019

Board of Directors
Fidelity D & D Bancorp, Inc.
Blakely and Drinker Streets
Dunmore, PA 18512

Members of the Board:

You have requested Commonwealth Advisors, Inc.’s (“Commonwealth”) opinion as to the fairness, from a financial point of view, to Fidelity D & D Bancorp, Inc. (“Fidelity”) of the Exchange Ratio (as defined below) in the proposed merger (the “Proposed Merger”) by and among Fidelity, The Fidelity Deposit and Discount Bank (“Fidelity Bank”), MNB Corporation (“MNB”) and Merchants Bank of Bangor as set forth in the Agreement and Plan of Reorganization dated December 9, 2019 (the “Reorganization Agreement”). As detailed in the Reorganization Agreement, MNB will merge with and into Fidelity, and each MNB common share, par value $0.125 per share, (“MNB Common Stock”) issued and outstanding (other than (i) MNB Common Stock that is either issued and held in treasury by MNB or issued and held by Fidelity, other than fiduciary accounts, or (ii) MNB Common Stock as to which appraisal rights are perfected under the Pennsylvania Business Corporation Law) shall be converted into the right to receive 1.039 shares of Fidelity common stock, no par value (the “Fidelity Common Stock”) (the “Exchange Ratio”). The Exchange Ratio in the Proposed Merger is subject to financial adjustments under the terms detailed in the Reorganization Agreement.

Commonwealth is engaged as a financial advisor to Fidelity solely with respect to the Proposed Merger and will receive a fee for its service, a significant portion of which is contingent upon consummation of the Proposed Merger. A portion of the fee is payable upon rendering this opinion. Commonwealth’s fee for rendering this opinion is not contingent upon any conclusion that it may reach. Fidelity has also agreed to indemnify Commonwealth against certain liabilities arising out of its engagement.

In the course of its business as a financial advisor, Commonwealth does not purchase securities from, and sell securities to, Fidelity and MNB or their respective affiliates. Commonwealth has not had any material investment banking relationship with MNB during the past two years in which compensation was received or was intended to be received as a result of the relationship between Commonwealth, on one hand, and MNB, on the other hand. Commonwealth has not had any material investment banking relationship with Fidelity during the past two years in which compensation was received or was intended to be received as a result of the relationship between Commonwealth, on one hand, and Fidelity, on the other hand. Commonwealth may provide investment banking services to Fidelity in the future, although there is no agreement to do so.

In arriving at its opinion, Commonwealth has, among other things: (i) reviewed the historical financial performances, current financial positions and general prospects of Fidelity and MNB and reviewed certain internal financial analyses and forecasts prepared by the management of Fidelity and MNB, (ii) reviewed the Reorganization Agreement, (iii) reviewed and analyzed the stock market performance and limited trading history of Fidelity and MNB, (iv) studied and analyzed the consolidated financial and operating data of Fidelity and MNB, (v) reviewed the pro forma financial impact of the Proposed Merger on Fidelity, based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies determined by senior management of Fidelity and MNB, (vi) considered the financial terms of the Proposed Merger between Fidelity and MNB as compared with the financial terms of comparable bank and bank holding company mergers and acquisitions, (vii) met and/or communicated with certain members of Fidelity’s and MNB’s senior management to discuss their respective operations, historical financial statements and future prospects, and (viii) conducted such other financial analyses, studies and investigations as Commonwealth deemed appropriate.

Commonwealth’s opinion is given in reliance on information and representations made or given by Fidelity and MNB, and their respective officers, directors, auditors, counsel and other agents, and on filings, releases and other information issued by Fidelity and MNB including financial statements, financial projections, and stock price data as well as certain information from recognized independent sources. Commonwealth has not independently verified the information concerning Fidelity and MNB nor other data which it has considered in its review and, for purposes of the opinion set forth below, Commonwealth has assumed and relied upon the accuracy and completeness of all such information and data. Commonwealth has assumed that all forecasts and projections provided to Commonwealth has been reasonably prepared and reflect the best currently available estimates and good faith judgments of the management of Fidelity and MNB as to their most likely future financial performance. Commonwealth expresses no opinion as to the validity or accuracy of any analyses, forecasts, estimates or projections or the assumptions on which they are based. Commonwealth has assumed that the Proposed Merger contemplated by the Reorganization Agreement will qualify as a tax-free reorganization for United States federal income tax purposes and will be consummated as described in the Reorganization Agreement. Commonwealth has not conducted any valuation or appraisal of any assets or liabilities of MNB or Fidelity, nor have any such valuations or appraisals been provided to it. Additionally, Commonwealth assumes that the Proposed Merger is, in all respects, lawful under applicable law. Commonwealth is not legal, regulatory or tax experts and have relied on the assessments made by advisors to Fidelity with respect to such issues.

With respect to anticipated transaction costs, purchase accounting adjustments, expected cost savings and other synergies and financial and other information relating to the general prospects of Fidelity and MNB, Commonwealth has assumed, based on discussions with Fidelity’s management and with the consent of the Fidelity Board of Directors, that such information has been reasonably prepared and reflects the best currently available estimates and judgment of the management of Fidelity and MNB as to their most likely future performance. It is understood that the portion of the foregoing financial information of Fidelity and MNB that was provided to Commonwealth was not prepared with the expectation of public disclosure, that all of the foregoing financial information, of Fidelity and MNB referred to above, is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that accordingly, actual results could vary significantly from those set forth in such information. Commonwealth has further relied on the assurances of management of Fidelity and MNB that they are not aware of (i) any fact, circumstance or other information that would make any of the foregoing information or any information provided to it in connection with the Proposed Merger to be misleading, inaccurate or incomplete, or (ii) any omission to provide information that would be necessary in order to make any information provided under (i) above not misleading, inaccurate or incomplete. Commonwealth has not been asked to and has not undertaken an independent verification of any of such information and it does not assume any responsibility or liability for the accuracy or completeness thereof. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. Commonwealth has not reviewed or sampled any loan files of Fidelity, MNB or their respective subsidiaries and it did not make an independent evaluation or appraisal of any specific assets (including any individual loan or portfolio of loans) or their collectability or the collateral securing any assets, or the liabilities, contingent or otherwise (including without limitation any hedge, swap, foreign exchange, or other derivative or off-balance sheet items), of Fidelity or MNB or any of their respective subsidiaries, and it was not furnished with any evaluations or appraisals of any of the foregoing. Commonwealth is not an expert in evaluating investment, loan and lease portfolios for purposes of evaluating their quality or assessing the adequacy of the allowances for loan and lease losses in general or on behalf of either Fidelity or MNB. As a result, Commonwealth has not been asked to and it has not assumed any responsibility to make an independent evaluation of any asset, investment, loan or lease assets or the adequacy of the allowance for loan and lease losses of Fidelity or MNB, and it has assumed, with your consent, that the aggregate allowances for loan and lease losses indicated on the balance sheets of Fidelity are adequate to cover such losses and complied fully with applicable law and regulatory policy, including sound banking practice and policy principles of bank and trust regulatory bodies and the statutes and regulations applicable to Securities and Exchange Commission (“SEC”) filings that are required or contemplated in connection with the Proposed Merger.

Commonwealth has assumed that all of the representations and warranties contained in the Reorganization Agreement and all related agreements are true and correct, that each party under the agreements will perform all of the covenants required to be performed by such party under the agreements, and that the conditions precedent in the agreements are satisfied and not waived. Also, in rendering its opinion, Commonwealth has assumed without independent investigation, with your consent, that (i) in the course of obtaining the necessary regulatory approvals for the consummation of the Proposed Merger, no conditions will be imposed that will have a material adverse effect on the combined entity or contemplated benefits of the Proposed Merger, including the cost savings and related expenses expected to result from the Proposed Merger, (ii) no appraisal rights will be perfected under law in connection with the Proposed Merger, (iii) there is no financial adjustment to the Exchange Ratio under the terms detailed in the Reorganization Agreement and (iv) all regulatory and other approvals and third party consents required for the consummation of the Proposed Merger will be obtained.

Commonwealth’s opinion is based upon information provided to it by the management of Fidelity and MNB, as well as market, economic, financial and other conditions as they exist and can be evaluated only as of the date hereof and accordingly, it speaks to no other period of time. Commonwealth has not undertaken to reaffirm or revise in the future this opinion or otherwise comment on events occurring after the date hereof and does not have an obligation to update, revise or reaffirm its opinion. Commonwealth’s opinion does not address the relative merits of the Proposed Merger and the other business strategies that Fidelity’s Board of Directors has considered or may be considering, nor does it address the underlying business decision of Fidelity’s Board of Directors to proceed with the Proposed Merger. Commonwealth did not recommend to Fidelity or its Board of Directors or management the Exchange Ratio (or any of the terms or conditions of the Exchange Ratio), which was determined through negotiations between Fidelity and MNB. Commonwealth is expressing no opinion as to the prices at which Fidelity’s common stock may trade when issued to holders of outstanding MNB common stock pursuant to the Reorganization Agreement or the prices at which Fidelity’s common stock may trade at any time. Commonwealth’s opinion is for the information of Fidelity’s Board of Directors in connection with its evaluation of the Proposed Merger and does not constitute a recommendation to the Board of Directors or any shareholder of Fidelity concerning how to act or vote in connection with the Proposed Merger. This opinion should not be construed as creating any fiduciary duty on Commonwealth’s part to any party or person. Commonwealth’s opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purpose, without its prior written consent, except that this opinion may be referenced and included in its entirety and without alteration in any filing made by Fidelity or MNB in respect of the Proposed Merger (the “Proposed Merger SEC Filings”); provided, however, any description of or reference to its opinion or related matters or to Commonwealth Advisors, Inc. in the Proposed Merger SEC Filings shall be in a form reasonably acceptable to it and its counsel. Commonwealth shall have no responsibility for the form or content of any disclosure in the Proposed Merger SEC Filings, other than the opinion itself.

Commonwealth has not had any material investment banking relationship with Fidelity or MNB during the past two years in which compensation was received or was intended to be received as a result of the relationship between it, MNB and Fidelity. Commonwealth may provide investment banking services to Fidelity in the future, although as of the date of this opinion, there is no agreement to do so. Commonwealth is indirectly owned by certain partners of Bybel Rutledge LLP. Bybel Rutledge LLP is serving as special counsel to Fidelity with respect to the Proposed Merger.

This Opinion has been approved by Commonwealth’s fairness opinion committee. Commonwealth does not express any opinion as to the fairness of the amount or nature of the compensation to be received (i) in connection with or subsequent to the Proposed Merger by the officers, directors, or employees of any party to the Reorganization Agreement, or (ii) by any class of such persons, relative to the Exchange Ratio payable in the Proposed Merger.

Based upon and subject to the foregoing, it is Commonwealth’s opinion that, as of the date hereof, the Exchange Ratio in the Proposed Merger, is fair, from a financial point of view, to Fidelity.

Sincerely,

/s/ Commonwealth Advisors, Inc.

Commonwealth Advisors, Inc.

Annex C

December 9, 2019

Board of Directors
MNB Corporation
25 Broadway
Bangor, PA 18013

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of MNB Corporation (“MNB” or the “Company”) of the Merger Consideration (as defined below) to be received by the shareholders of the Company in the proposed merger (the “Merger”) with Fidelity D & D Bancorp, Inc. (“Fidelity”) whereby pursuant to the Agreement and Plan of Reorganization to be dated December 9, 2019 (“the Agreement”), MNB will, on the terms and subject to conditions set forth in the Agreement, merge with and into Fidelity. Capitalized terms used herein without definition have the meanings assigned to them in the Agreement.

We understand that, each share of MNB Common Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 1.02(h)(ii) of the Agreement and Dissenting MNB Shares) shall be converted into the right to receive 1.039 shares of Fidelity Common Stock (the “Exchange Ratio”), subject to anti-dilution adjustment as provided in Section 1.02U) of the Agreement (the “Stock Consideration”). The Stock Consideration and cash in lieu of fractional shares in the aggregate for all MNB shareholders is referred to as the “Merger Consideration.”

Olsen Palmer LLC is an investment banking firm that has acted as financial advisor to the Company in connection with the Merger. Olsen Palmer LLC, as part of its investment banking services, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. We will receive a fee for our services pursuant to the terms of our engagement with the Company, a substantial portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion. The Company has also agreed to indemnify us against certain liabilities arising out of our engagement.

Olsen Palmer LLC has not provided investment banking and financial advisory services to the Company or Fidelity during the two-year period prior to the date hereof, except with respect to the Merger. Olsen Palmer LLC may provide investment banking, financial advisory and other financial services to the Company and/or Fidelity in the future, for which Olsen Palmer LLC may receive compensation.

In connection with this opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have reviewed:

(i)	a draft version dated December 7, 2019 of the Agreement;
(ii)	certain financial statements and other historical financial information of the Company and Fidelity that we deemed relevant;
(iii)	internal financial projections for the Company for the years ending December 31, 2019 and December 31, 2020 and estimated long-term annual earnings and balance sheet growth rates for the years ending December 31, 2021, December 31, 2022, December 31, 2023, December 31, 2024, December 31, 2025, December 31, 2026, December 31, 2027, and December 31, 2028 as provided by the Company;
(iv)	estimated long-term annual earnings and balance sheet growth rates for the years ending December 31, 2019, December 31, 2020, December 31, 2021, December 31, 2022, December 31, 2023, and December 31, 2024 as provided by Fidelity;
(v)	a comparison of certain financial information for the Company with similar institutions for which publicly available information is available;

(vi)	the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available;
(vii)	an estimated range of the intrinsic value of the Company based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings, and future profitability;
(viii)	the current and historical reported prices and trading activity of Fidelity Common Stock;
(ix)	the pro forma financial impact of the Merger on Fidelity based on certain assumptions relating to purchase accounting adjustments, cost savings, transaction expenses and the anticipated regulatory impact of the Merger on Fidelity;
(x)	the current market environment generally and the banking industry in particular; and
(xi)	such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

We also discussed with certain members of senior management of the Company and its representatives the business, financial condition, results of operations and prospects of the Company and held similar discussions with certain members of the senior management of Fidelity regarding the business, financial condition, results of operations and prospects of Fidelity.

In performing our review, and for purposes of rendering our opinion, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company or Fidelity or their representatives or that was otherwise reviewed by us and have assumed, without independent verification, such accuracy and completeness of all such information. We have further relied on the assurances of the management of the Company that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of any assets, the collateral securing any assets or the liabilities (contingent or otherwise) of the Company or any of its subsidiaries and no such evaluation or appraisal was provided to us. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of the Company. We did not make an independent evaluation of the adequacy of the allowance for loan losses of the Company, or the combined entity after the Merger and we have not reviewed any individual credit files relating to Fidelity or the Company. We have assumed, with your consent, that the allowance for loan losses for both Fidelity and the Company is adequate to cover such losses. We are not experts in the evaluation of allowances for loan and lease losses and have not independently verified such allowances or reviewed or examined any individual loan or credit files. We assumed, with your consent, that the respective allowances for loan and lease losses set forth in the financial statements of Fidelity and the Company are adequate to cover such losses and comply fully with applicable law, regulatory policy and sound banking practices as of the date of such financial statements.

We have assumed in all respects material to our analysis that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the Agreement and all related agreements will perform, in all material respects, all of the covenants required to be performed by such party thereunder, that the conditions precedent in the Agreement are not waived and that the Merger is lawful. We have also assumed that in the course of obtaining any necessary regulatory approvals for the consummation of the Merger, no conditions will be imposed that will have a material adverse effect on the combined entity or contemplated benefits of the Merger. In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ in any respect from the version of the Agreement identified above. Finally, with your consent, we have relied upon the advice the Company has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement, and we have assumed that all such advice was correct.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect our opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof.

Our opinion is directed solely to the Board of Directors of the Company (solely in its capacity as such) in connection with its consideration of the Merger and may not be relied upon by any other person or entity (including, without limitation, security holders, creditors or other constituencies of the Company) or used for any other purpose without our prior written consent. This Opinion does not constitute a recommendation to the Board of Directors of the Company or to any shareholder of either the Company or Fidelity as to how any such member of such board or any shareholder should vote at any meeting called to consider and vote upon the Merger. We express no opinion as to the fairness of the Merger Consideration to the creditors or other constituencies of the Company. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to the shareholders of the Company and does not address the underlying business decision of the Company to engage in the Merger or the relative merits of the Merger as compared to any other alternative business strategies that might exist for the Company. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any officer, director, or employees, or class of such persons, relative to the compensation to be received in the Merger by any other shareholder. This opinion should not be construed as creating any fiduciary duty on the part of Olsen Palmer LLC to any party or person. This opinion shall not be disclosed, reproduced, disseminated, quoted, summarized or referred to at any time, in any manner or for any purpose, or used for any other purposes, except that this opinion may be reproduced in full in regulatory filings to be completed in connection with the Merger, including in any proxy statement mailed to the shareholders of the Company related to any meeting at which the shareholders of the Company are asked to approve the Agreement and the Merger, without Olsen Palmer LLC’s prior written consent. This Opinion was not reviewed or issued by a fairness opinion committee. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the fairness of any portion or aspect of the Merger to any one class or group of the Company’s or any other party’s security holders or other constituents vis-a-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), or (ii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Merger, any class of such persons or any other party, relative to the Merger Consideration or otherwise. We express no opinion as to the actual value of Fidelity Common Stock when issued in the Merger or the prices at which the Company Common Stock or Fidelity Common Stock will trade following announcement of the Merger or at any future time.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the shareholders of the Company for all of the shares of the MNB Common Stock in the Merger pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Olsen Palmer LLC

Olsen Palmer LLC

Annex D

DISSENTERS’ RIGHTS PROVISIONS

Pennsylvania Entities Transactions Law

Excerpt from Chapter 15, Subchapter C

§ 333. Approval of merger

(a)	Approval by domestic entities.—A plan of merger shall not be effective unless it has been approved in both of the following ways:
(1)	The plan is approved by a domestic entity that is a merging association in accordance with the applicable provisions of Subchapter B (relating to approval of entity transactions).
(2)	The plan is approved in record form by each interest holder, if any, of a domestic entity that is a merging association that will have interest holder liability for debts, obligations and other liabilities that arise after the merger becomes effective, unless, as to an interest holder that does not approve the plan, both of the following apply:
(i)	The organic rules of the domestic entity provide in record form for the approval of a merger in which some or all of its interest holders become subject to interest holder liability by the vote or consent of fewer than all the interest holders.
(ii)	The interest holder consented in record form to or voted for that provision of the organic rules or became an interest holder after the adoption of that provision.
(b)	Approval by foreign associations.—A merger under this subchapter in which a foreign association is a merging association is not effective unless the merger is approved by the foreign association in accordance with the laws of its jurisdiction of formation.
(c)	Approval by domestic banking institutions.—A merger under this subchapter in which a domestic banking institution that is not a domestic entity is a merging association is not effective unless the merger is approved by the domestic banking institution in accordance with the requirements in its organic laws and organic rules for approval of a merger.
(d)	Dissenters rights.—
(1)	Except as provided in paragraph (2), if a shareholder of a domestic business corporation that is to be a merging association objects to the plan of merger and complies with Subchapter D of Chapter 15 (relating to dissenters rights), 2 the shareholder shall be entitled to dissenters rights to the extent provided in that subchapter.
(2)	Except as provided under section 317 (relating to contractual dissenters rights in entity transactions), dissenters rights shall not be available to shareholders of a domestic business corporation that is a merging association in a merger described in section 321(d)(1)(i) or (4) (relating to approval by business corporation).
(3)	If a shareholder of a domestic banking institution that is to be a merging association objects to the plan of merger and complies with section 1222 of the act of November 30, 1965 (P.L. 847, No. 356), 3 known as the Banking Code of 1965, the shareholder shall be entitled to the rights provided in that section.
(4)	See section 329 (relating to special treatment of interest holders).

Pennsylvania Business Corporation Law of 1988, as Amended

Subchapter D. Dissenters Rights

§ 1571. Application and effect of subchapter

(a)	General rule.—Except as otherwise provided in subsection (b), any shareholder (as defined in section 1572 (relating to definitions)) of a business corporation shall have the rights and remedies provided in this subchapter in connection with a transaction under this title only where this title expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

Section 329(c) (relating to special treatment of interest holders).
Section 333 (relating to approval of merger).
Section 343 (relating to approval of interest exchange).
Section 353 (relating to approval of conversion).
Section 363 (relating to approval of division).
Section 1906(c) (relating to dissenters rights upon special treatment).
Section 1932(c) (relating to dissenters rights in asset transfers).
Section 2104(b) (relating to procedure).
Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).

Section 2325(b) (relating to minimum vote requirement).
Section 2704(c) (relating to dissenters rights upon election).
Section 2705(d) (relating to dissenters rights upon renewal of election).
Section 2904(b) (relating to procedure).
Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).
Section 7104(b)(3) (relating to procedure).

(b)	Exceptions.—
(1)	Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares shall not have the right to dissent and obtain payment of the fair value of the shares under this subchapter if, on the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 333, 343, 353, 363 or 1932(c) is to be voted on or on the date of the first public announcement that such a plan has been approved by the shareholders by consent without a meeting, the shares are either:
(i)	listed on a national securities exchange registered under section 6 of the Exchange Act; or
(ii)	held beneficially or of record by more than 2,000 persons.
(2)	Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:
(i)	(Repealed).
(ii)	Shares of any preferred or special class or series unless the articles, the plan or the terms of the transaction entitle all shareholders of the class or series to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class or series.
(iii)	Shares entitled to dissenters rights under section 329(d) or 1906(c) (relating to dissenters rights upon special treatment).
(3)	The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

(c)	Grant of optional dissenters rights.—The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholders to dissenters rights. See section 317 (relating to contractual dissenters rights in entity transactions).
(d)	Notice of dissenters rights.—Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:
(1)	a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and
(2)	a copy of this subchapter.
(e)	Other statutes.—The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.
(f)	Certain provisions of articles ineffective.—This subchapter may not be relaxed by any provision of the articles.
(g)	Computation of beneficial ownership.—For purposes of subsection (b)(1)(ii), shares that are held beneficially as joint tenants, tenants by the entireties, tenants in common or in trust by two or more persons, as fiduciaries or otherwise, shall be deemed to be held beneficially by one person.
(h)	Cross references.—See:

Section 315 (relating to nature of transactions).
Section 1105 (relating to restriction on equitable relief).
Section 1763(c) (relating to determination of shareholders of record).
Section 2512 (relating to dissenters rights procedure).

§ 1572. Definitions

The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

“Corporation.” The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which one or more of the resulting corporations is the successor corporation for the purposes of this subchapter. The designated successor corporation or corporations in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

“Dissenter.” A shareholder who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

“Fair value.” The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

“Interest.” Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors, including the average rate currently paid by the corporation on its principal bank loans.

“Shareholder.” A shareholder as defined in section 1103 (relating to definitions) or an ultimate beneficial owner of shares, including, without limitation, a holder of depository receipts, where the beneficial interest owned includes an interest in the assets of the corporation upon dissolution.

§ 1573. Record and beneficial holders and owners

(a)	Record holders of shares.—A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

(b)	Beneficial owners of shares.—A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

§ 1574. Notice of intention to dissent

If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

§ 1575. Notice to demand payment

(a)	General rule.—If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall deliver a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is approved by the shareholders by less than unanimous consent without a meeting or is taken without the need for approval by the shareholders, the corporation shall deliver to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:
(1)	State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.
(2)	Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.
(3)	Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.
(4)	Be accompanied by a copy of this subchapter.
(b)	Time for receipt of demand for payment.—The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the delivery of the notice.

§ 1576. Failure to comply with notice to demand payment, etc.

(a)	Effect of failure of shareholder to act.—A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.
(b)	Restriction on uncertificated shares.—If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).
(c)	Rights retained by shareholder.—The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

§ 1577. Release of restrictions or payment for shares

(a)	Failure to effectuate corporate action.—Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.
(b)	Renewal of notice to demand payment.—When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.
(c)	Payment of fair value of shares.—Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:
(1)	The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.
(2)	A statement of the corporation’s estimate of the fair value of the shares.
(3)	A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.
(d)	Failure to make payment.—If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenter had after making demand for payment of their fair value.

§ 1578. Estimate by dissenter of fair value of shares

(a)	General rule.—If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter’s shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.
(b)	Effect of failure to file estimate.—Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

§ 1579. Valuation proceedings generally

(a)	General rule.—Within 60 days after the latest of:
(1)	effectuation of the proposed corporate action;
(2)	timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or
(3)	timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);

if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

(b)	Mandatory joinder of dissenters.—All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).1
(c)	Jurisdiction of the court.—The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.
(d)	Measure of recovery.—Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.
(e)	Effect of corporation’s failure to file application.—If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation’s estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

§ 1580. Costs and expenses of valuation proceedings

(a)	General rule.—The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.
(b)	Assessment of counsel fees and expert fees where lack of good faith appears.—Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.
(c)	Award of fees for benefits to other dissenters.—If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

The Pennsylvania Business Corporation Law, referred to as the PBCL, provides that Pennsylvania corporations shall have the power, under specified circumstances, to indemnify any person who is or was a representative of the Registrant in connection with actions, suits or proceedings brought against them by third parties and in connection with actions or suits by or in the right of the Registrant, by reason of the fact that they were or are such representatives, against expenses (including attorney’s fees) and, in the case of actions, suits or proceedings brought by third parties, against judgments, fines and amounts paid in settlement actually and reasonably incurred in any such action, suit or proceedings. Further, the PBCL provides that Pennsylvania corporations must indemnify a representative of the corporation who is successful on the merits or otherwise in defense of any such action, suit or proceeding against expenses reasonably incurred.

The Bylaws of the Registrant provide indemnification or reimbursement for reasonable expenses actually incurred by directors or officers. However, indemnification or reimbursement shall be provided only when a director or officer acted in good faith and reasonably believed such actions were in the best interests of the Registrant. Directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy covering the Registrant and its subsidiaries.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant, we have been informed that, in the opinion of the SEC, any such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21.	Exhibits and Financial Statement Schedules
(a)	Exhibits
Exhibit No	Description of Exhibits
2.1
Agreement and Plan of Reorganization by and among Fidelity D & D Bancorp, Inc., The Fidelity Deposit and Discount Bank, MNB Corporation, and Merchants Bank of Bangor dated as of December 9, 2019 (included as Annex A to the joint proxy statement/prospectus). Schedules are omitted; Fidelity D & D Bancorp, Inc. and MNB Corporation agree to furnish copies of Schedules to the Securities and Exchange Commission upon request.

3.1
Amended and Restated Articles of Incorporation of Registrant. (Incorporated by reference to Annex B of the Proxy Statement/Prospectus included in Registrant’s Amendment 4 to its Registration Statement No. 333-90273 on Form S-4, filed with the SEC on April 6, 2000.)

3.2	Amended and Restated Bylaws of Registrant (Incorporated by reference to Exhibit 3(ii) to Registrant’s Form 8-K filed with the SEC on November 21, 2007.)
5.1	Opinion of Bybel Rutledge LLP re: Validity of Securities Registered (including consent)*
8.1	Tax Matters Opinion of Bybel Rutledge LLP (including consent).
8.2	Tax Matters Opinion of Mette, Evans & Woodside (including consent)
10.1
Registrant’s 2012 Dividend Reinvestment and Stock Repurchase Plan. (Incorporated by reference to Exhibit 4.1 to Registrant’s Registration Statement No. 333-183216 on Form S-3 filed with the SEC on August 10, 2012 as amended February 3, 2014.)

10.2	Registrant’s 2002 Employee Stock Purchase Plan. (Incorporated by reference to Appendix A to Definitive proxy Statement filed with the SEC on March 28, 2002.)
10.3
Amended and Restated Executive Employment Agreement between Fidelity D & D Bancorp, Inc., The Fidelity Deposit and Discount Bank and Daniel J. Santaniello, dated March 23, 2011. (Incorporated by reference to Exhibit 99.1 to Registrant’s Current Report on Form 8-K filed with the SEC on March 29, 2011.)

10.4
Amended and Restated Executive Employment Agreement between Fidelity D & D Bancorp, Inc., The Fidelity Deposit and Discount Bank and Timothy P. O’Brien, dated March 23, 2011. (Incorporated by reference to Exhibit 99.2 to Registrant’s Current Report on Form 8-K filed with the SEC on March 29, 2011.)

Exhibit No	Description of Exhibits
10.5	2012 Omnibus Stock Incentive Plan. (Incorporated by reference to Appendix A to Registrant’s Definitive Proxy Statement filed with the SEC on March 30, 2012.)
10.6	2012 Director Stock Incentive Plan. (Incorporated by reference to Appendix B to Registrant’s Definitive Proxy Statement filed with the SEC on March 30, 2012.)
10.7
Employment Agreement between Fidelity D & D Bancorp, Inc., The Fidelity Deposit and Discount Bank and Salvatore R. DeFrancesco, Jr. dated as of March 17, 2016. (Incorporated by reference to Exhibit 99.1 to Registrant’s Current Report on Form 8-K filed with the SEC on March 18, 2016.)

10.8
Employment Agreement between Fidelity D & D Bancorp, Inc., The Fidelity Deposit and Discount Bank and Eugene J. Walsh dated as of March 29, 2017. (Incorporated by reference to Exhibit 99.1 to Registrant’s Current Report on Form 8-K filed with the SEC on April 4, 2017.)

10.9
Form of Supplemental Executive Retirement Plan – Applicable to Daniel J. Santaniello and Salvatore R. DeFrancesco, Jr. (Incorporated by reference to Exhibit 99.1 to Registrant’s Current Report on Form 8-K filed with the SEC on April 4, 2017.)

10.10
Form of Supplemental Executive Retirement Plan – Applicable to Eugene J. Walsh and Timothy P. O’Brien. (Incorporated by reference to Exhibit 99.2 to Registrant’s Current Report on Form 8-K filed with the SEC on April 4, 2017.)

10.11
Form of Split Dollar Life Insurance Agreement – Applicable to Daniel J. Santaniello, Salvatore R. DeFrancesco, Jr. and Eugene J. Walsh. (Incorporated by reference to Exhibit 99.3 to Registrant’s Current Report on Form 8-K filed with the SEC on April 4, 2017.)

10.12
Form of Split Dollar Life Insurance Agreement – Applicable to Timothy P. O’Brien. (Incorporated by reference to Exhibit 99.4 to Registrant’s Current Report on Form 8-K filed with the SEC on April 4, 2017.)

10.13
Employment Agreement between Fidelity D & D Bancorp, Inc., The Fidelity Deposit and Discount Bank and Michael J. Pacyna dated as of March 20, 2019. (Incorporated by reference to Exhibit 99.1 to Registrant’s Current Report on Form 8-K filed with the SEC on March 21, 2019.)

10.14	Form of Supplemental Executive Retirement Plan for Michael J. Pacyna. (Incorporated by reference to Exhibit 99.2 to Registrant’s Current Report on Form 8-K filed with the SEC on March 21, 2019.)
10.15	Form of Split Dollar Life Insurance Agreement for Michael J. Pacyna. (Incorporated by reference to Exhibit 99.3 to Registrant’s Current Report on Form 8-K filed with the SEC on March 21, 2019.)
23.1	Consent of RSM US LLP
23.2	Consent of Baker Tilly Virchow Krause, LLP
23.3	Consent of Bybel Rutledge LLP (contained in Exhibits 5.1 and 8.1)
23.4	Consent of Mette, Evans & Woodside (contained in Exhibit 8.2)
24.1	Power of Attorney (Included as part of signature page)*
99.1	Consent of Commonwealth Advisors, Inc.
99.2	Consent of Olsen Palmer LLP
99.3	Form of Proxy for Special Meeting of Shareholders of Fidelity D & D Bancorp, Inc.
99.4	Form of Proxy for Special Meeting of Shareholders of MNB Corporation
99.5	Consent of Richard M. Hotchkiss*
99.6	Consent of HelenBeth Garofalo Vilcek*
*	Previously filed.
(b)	Financial Statement Schedules

Not applicable.

Item 22.	Undertakings
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)	(1)The undersigned registrant hereby undertakes as follows: that prior to any public re-offering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such re-offering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(2)	The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(d)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the bylaws of the registrant, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(e)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(f)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the borough of Dunmore, Commonwealth of Pennsylvania on March 3, 2020.

FIDELITY D & D BANCORP, INC.

By:	/s/ Daniel J. Santaniello
Daniel J. Santaniello
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Capacity	Date

*	Chairman of the Board and Director	March 3, 2020
Brian J. Cali

*	Vice Chairman and Director	March 3, 2020
Michael J. McDonald

/s/ Daniel J. Santaniello	President and Chief Executive Officer and Director (Principal Executive Officer)	March 3, 2020
Daniel J. Santaniello

/s/ Salvatore R. DeFrancesco, Jr.	Treasurer and Chief Financial Officer (Principal Financial Officer)	March 3, 2020
Salvatore R. DeFrancesco, Jr.

*	Director	March 3, 2020
John T. Cognetti

*	Director	March 3, 2020
Patrick J. Dempsey

*	Director	March 3, 2020
William Joyce Sr.

*	Director	March 3, 2020
Richard J. Lettieri

*	Director	March 3, 2020
Mary E. McDonald

*	Director	March 3, 2020
Kristin D. O’Donnell

Director
David L. Tressler, Sr.
*By:	/s/ Daniel J. Santaniello
Daniel J. Santaniello
Attorney-in-Fact